As filed with the U.S. Securities and Exchange Commission on June 16, 2026.

Registration No. 333-295380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XTEND AI ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3760	38-4385227
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Xtend AI Robotics, Inc.

5247 Crossroads Park Drive

Tampa, FL 33610, USA

(813) 621-8965

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aviv Shapira

Chief Executive Officer

5247 Crossroads Park Drive

Tampa, FL 33610, USA

(813) 621-8965

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Gil Savir, Esq. Steve Camahort, Esq. Paul Hastings LLP 200 Park Avenue New York, New York 10166 (212) 318-6080	Brandon J. Bortner, Esq. Ryan S. Brewer, Esq. Paul Hastings LLP 2050 M St NW Washington, D.C. 20036 (202) 551-1700	Ross Carmel, Esq. Jeffrey Wofford, Esq. Carl Kleidman, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036, USA (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the transactions described in the enclosed information statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

XTEND

AI ROBOTICS
FOR A SAFER WORLD

XTEND IS MAKING THE WORLD SAFER THROUGH AI-POWERED ROBOTICS, SUPERVISED BY HUMANS

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

ONE OPERATOR, MULTIPLE MISSIONS

XOS IS THE AUTONOMY LAYER
THAT UNIFIES DRONES, GROUND ROBOTS, AND PAYLOADS

ONE OPERATING SYSTEM FOR MULTIPLE MISSIONS

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

XOS - THE XTEND OPERATING SYSTEM

ROBOTS AND DRONES ARE BECOMING HUMANITY'S NEXT OPERATIONAL WORKFORCE
XOS IS THE EXECUTION LAYER THAT CONNECTS THEM

ENABLING HUMANS TO LEAD AN AUTONOMOUS FORCE ACROSS AIR, GROUND, AND SEA*, FROM THE EDGE AND OUT OF HARM’S WAY

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

*Maritime capabilities are under development

ENABLING HUMANS TO LEAD AN AUTONOMOUS FORCE

ROBOTS AND DRONES
ARE BECOMING HUMANITY'S
NEXT OPERATIONAL WORKFORCE
XOS IS THE EXECUTION LAYER
THAT CONNECTS THEM

ENABLING HUMANS TO LEAD AN
AUTONOMOUS FORCE ACROSS
AIR, GROUND, AND SEA*,
FROM THE EDGE AND OUT OF
HARM'S WAY

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

*Maritime capabilities are under development

MISSION-PROVEN, GLOBALLY DEPLOYED

10,000 +

SYSTEMS DELIVERED

30+

COUNTRIES

MULTIPLE

DOMAINS

SECURITY MARKETS

LAW ENFORCEMEN

HOMELAND SECUTIRY

ONE

ONE OPERATING SYSTEM

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

THE OPERATING SYSTEM FOR PHYSICAL AI

.1 ONE XOS FOR ALL SYSTEMS

XOS CONNECTS DRONES, GROUND ROBOTS, AND TACTICAL PAYLOADS UNDER A SINGLE INTELLIGENCE LAYER.
THE MORE SYSTEMS DEPLOYED, THE MORE POWERFUL THE PLATFORM BECOMES

.2 ONE XOS, EVERY DOMAIN

DEFENSE FORCES, HOMELAND SECURITY AGENCIES, BORDER PROTECTION SERVICES, PRIVATE SECURITY, ALL RUN ON THE SAME OS
THIRD-PARTY DEVELOPERS AND PARTNERS BUILD MISSION APPLICATIONS DIRECTLY ON XOS, EXPANDING MISSION CAPABILITIES

.3 COMBAT-PROVEN AND GLOBALLY DEPLOYED

THE XOS IS RUNNING ACTIVE MISSIONS ACROSS FIVE OPERATIONAL THEATERS, IN 30+ COUNTRIES, ON 10,000+ DEPLOYED SYSTEMS TODAY

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

XTEND

XTEND AT A GLANCE

Delivering mission-ready autonomy at scale, across the globe

TAMPA, FLORIDA

HEADQUARTERS

10,000+

SYSTEMS DELIVERED

30+

COUNTRIES

GLOBAL OPERATIONS

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

GLOBAL MANUFACTURING, LOCAL DELIVERY

XTEND'S XFAB NETWORK PRODUCES AND DELIVERS XOS-POWERED SYSTEMS UNDER LOCAL REQUIREMENTS
ONE TECHNOLOGY FOUNDATION, LOCAL PRODUCTION

NEST

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

The information contained in this information statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission becomes effective. The accompanying information statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION

DATED JUNE 16, 2026

INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

TO THE STOCKHOLDERS OF JFB CONSTRUCTION HOLDINGS

June 16, 2026

To Our Stockholders:

On behalf of the board of directors of JFB Construction Holdings, a Nevada corporation, or JFB, we are pleased to enclose the information statement/prospectus relating to the proposed transaction between JFB and Xtend Reality Expansion Ltd., a company organized under the laws of the State of Israel, or Xtend, pursuant to which Xtend and JFB propose to combine the businesses of JFB and Xtend, which combined business will be managed by a new publicly listed company named Xtend AI Robotics, Inc., a Delaware corporation, or New PubCo, which will be implemented through a sequence of mergers.

On February 13, 2026, JFB, Xtend, New PubCo and XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly owned subsidiary of New PubCo, or Merger Sub II, entered into an agreement and plan of merger, which, as the same may be amended from time to time, we refer to as the “merger agreement.” Subject to the terms and conditions set forth in the merger agreement, (i) XOS Robotics Ltd, an Israeli shell company formed by New PubCo under the laws of the State of Israel as a direct, wholly-owned subsidiary of New PubCo, or Merger Sub I, will merge with and into Xtend, or the Xtend Merger, with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II will merge with and into JFB, or the redomestication and together with the Xtend Merger, the mergers, with JFB surviving as a direct, wholly-owned subsidiary of New PubCo. Xtend and JFB will be owned and managed by New PubCo once the mergers are consummated. As a result of the redomestication, each outstanding share of JFB Class A common stock and JFB Class B common stock issued and outstanding immediately prior to the effective time of the redomestication, except for any cancelled JFB shares, will, in each case, be converted automatically into the right to receive one share of New PubCo common stock. Each share of JFB Series C preferred stock outstanding immediately prior to the redomestication will convert into 3.676 shares of JFB Class A common stock, which will then convert into the right to receive one share of New PubCo common stock, subject to certain limitations. As a result of the Xtend Merger, each outstanding Xtend ordinary share (including the outstanding Xtend preferred shares and Xtend Simple Agreements for Future Equity, or Xtend SAFEs (other than those owned by JFB), which will convert into Xtend ordinary shares immediately prior to the closing of the Xtend Merger), will, in each case, be converted automatically into the right to receive a number of shares of New PubCo common stock equal to an exchange ratio to be calculated in accordance with the merger agreement, or the exchange ratio; for illustrative purposes only, if the “adjustment amount” (as defined in the merger agreement) equals zero and the mergers had occurred on May 25, 2026, then the exchange ratio would have equaled approximately 1.22, or the illustrative exchange ratio.

On March 21, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into an amendment to the merger agreement, or the merger agreement amendment. The merger agreement amendment amends the merger agreement, the Xtend Support Agreements (as defined below), and Annex D-2 of the merger agreement, or the Form of SAFE 2, to take into account the effect of a forward stock split of the issued and outstanding shares of JFB common stock at a ratio of 2-for-1, or the Forward Split, which occurred on March 25, 2026, and to correct certain provisions regarding purchase price adjustments. The merger agreement amendment further provides that the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the transactions contemplated by the merger agreement will be held in no event later than ten business days following the effectiveness of this registration statement on Form S-4.

Upon consummation of the mergers, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo and stockholders of JFB are expected to own approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. The economic interest of stockholders of JFB is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to stockholders of JFB upon the closing of the mergers, or the Closing. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on the New York Stock Exchange, or NYSE, under the ticker symbol “XTND.” If the mergers are consummated, the JFB Class A common stock will be delisted from Nasdaq, JFB will deregister under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and cease to be publicly traded.

The board of directors of JFB, or the JFB Board, adopted resolutions by unanimous written consent pursuant to which the JFB Board (i) determined that the mergers and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, JFB and its stockholders; (ii) approved and declared advisable the merger agreement, the mergers and the other transactions contemplated thereby; (iii) authorized management to execute the merger agreement on behalf of JFB; and (iv) recommended that JFB stockholders adopt the merger agreement, which approval was subsequently obtained by written consent of the holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters.

The adoption of the merger agreement and, therefore, the approval of the mergers, required the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters. On February 13, 2026, Joseph F. Basile III and The Basile Family Irrevocable Trust, who, as of the date thereof, were the record holders of an aggregate of 7,230,000 shares of JFB Class A common stock, representing approximately 55.46% of the aggregate voting power of the issued and outstanding shares of JFB common stock, delivered a written consent, adopting and, therefore, approving the merger agreement and the mergers. Following delivery of the written consent, the JFB Board determined that an amendment to JFB’s bylaws relating to stockholder action by written consent was advisable. On May 18, 2026, the JFB Board adopted, by unanimous written consent, the Second Amended and Restated Bylaws of JFB, or the JFB Bylaws,

which became effective as of May 18, 2026. The JFB Bylaws enhance and clarify certain procedural mechanisms related to stockholder actions by removing language restricting JFB from accepting actions taken by written consent of its stockholders. On April 20, 2026, Basile Family Investments LLC became the holder of record of all shares previously held by The Basile Family Irrevocable Trust. On May 19, 2026, Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock, delivered a written consent, or the Written Consent, adopting and approving the merger agreement and the mergers. Accordingly, the delivery of the Written Consent was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of JFB stockholders. JFB has not solicited and is not soliciting your adoption of the merger agreement or approval of the mergers.

No further action by any JFB stockholder is required under applicable law, and JFB is not soliciting votes of its stockholders for the adoption or approval of the merger agreement or the mergers. JFB will not call a special meeting of its stockholders for purposes of voting on adoption or approval of the merger agreement or the mergers. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only.

You are not being asked for a proxy, and you are requested not to send a proxy.

At a meeting of the board of directors of Xtend, or the Xtend Board, the Xtend Board unanimously adopted resolutions (i) determining that it was advisable and in the interests of Xtend and the Xtend shareholders to enter into the merger agreement and to consummate the mergers, (ii) approving the execution, delivery and performance of the merger agreement and the consummation of the mergers and (iii) resolving to recommend that Xtend shareholders adopt the merger agreement.

Xtend gave due notice of, convened and held a special general meeting of the Xtend shareholders on June 8, 2026, in accordance with the laws of the State of Israel and the Articles of Association of Xtend, for the purpose of voting upon the approval of the merger agreement and the mergers, or the Xtend shareholders meeting. At the Xtend shareholders meeting, shareholders representing the requisite majority of each class of shares of Xtend voted to approve, adopt, and authorize, in all respects, the merger agreement and the mergers. The approval by such Xtend shareholders at the special meeting of shareholders was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of Xtend shareholders. Following approval of the mergers (and after all the other conditions set forth in the merger agreement have been satisfied) by the shareholders of Xtend and Merger Sub I in compliance with all statutory procedures and requirements, and so long as at least 30 days have elapsed after the approval of the mergers by the Xtend shareholders and at least 50 days have passed from the date of the filing of the joint merger proposal with the Israeli Registrar of Companies, the mergers will become effective upon the issuance of a certificate of merger following a request to issue such certificate by Xtend and Merger Sub I, and upon such request, the Israeli Registrar of Companies will be required to register the mergers in the companies register.

As described in this information statement/prospectus, directors, officers and certain major shareholders of Xtend, or collectively, the Xtend Supporting Shareholders, entered into support agreements with JFB whereby such shareholders agreed to, among other things, vote their Xtend ordinary shares in favor of approving the transactions contemplated by the merger agreement, or the Xtend Support Agreements. Collectively, as of February 13, 2026, these Xtend shareholders held approximately 55.39% of the outstanding Xtend ordinary shares. The Xtend Support Agreements also provide for certain restrictions on the transfer of shares of New PubCo common stock by the Xtend Supporting Shareholders for 180 days after the Closing, subject to certain exceptions set forth in the Xtend Support Agreements.

JFB and Xtend are not required to consummate the mergers, unless a number of conditions are satisfied or waived, or the closing conditions, including: (i) the registration, and the authorization of listing on NYSE, of New PubCo common stock, (ii) the effectiveness of the registration statement on Form S-4, of which the accompanying information statement/prospectus forms a part, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness, (iii) the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the absence of any order, injunction or legal requirement that restrains, enjoins or otherwise prohibits the consummation of the mergers, (v) obtaining other applicable regulatory approvals, including the approvals of the Foreign Direct Investment Regulators. The closing date of the mergers will be at least 20 calendar days after the mailing of the accompanying information statement/prospectus to JFB stockholders, in accordance with Rule 14c-2(b) promulgated under the Exchange Act.

We encourage you to read the entire accompanying information statement/prospectus carefully, in particular the risk factors set forth in the section entitled “Risk Factors” beginning on page 27 of the accompanying information statement/prospectus.

On behalf of JFB, thank you for your consideration and continued support.

Joseph F. Basile III

Chief Executive Officer

JFB Construction Holdings

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities passed upon the adequacy or accuracy of the accompanying information statement/prospectus or determined if the accompanying information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying information statement/prospectus is dated   , 2026, and is first being mailed to JFB stockholders on or about   , 2026.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

JFB files annual, quarterly and current reports, proxy statements, and other business and financial information with the Securities and Exchange Commission, or the SEC, electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from JFB at https://investors.jfbconstruction.net. The information contained on, or that may be accessed through, JFB’s website is not incorporated by reference into, and is not a part of, this information statement/prospectus.

You may obtain additional copies of this information statement/prospectus or other information concerning JFB, without charge, by telephone or written request directed to:

Attention: Investor Relations

1300 S. Dixie Highway, Suite B

Lantana, Florida 33462

(561) 582-9840

If you are a stockholder of JFB and would like to request documents, please do so by     , 2026 (five business days prior to the earliest date on which corporate action could be taken pursuant to the Written Consent).

If you request any such documents, JFB will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

i

ABOUT THIS INFORMATION STATEMENT/PROSPECTUS

This information statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-295380) filed with the SEC by Xtend AI Robotics, Inc., which is referred to as “New PubCo,” constitutes a prospectus of New PubCo under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of New PubCo common stock to be issued to JFB stockholders as part of the redomestication and to Xtend shareholders pursuant to the merger agreement (other than such shares that are expected to be beneficially owned by the stockholders of JFB that executed and delivered the Written Consent, as defined in this information statement/prospectus).

Information contained in this information statement/prospectus relating to JFB, New PubCo, Merger Sub I and Merger Sub II has been supplied by JFB. Information contained in this information statement/prospectus relating to Xtend has been supplied by Xtend. You should rely only on the information contained in this information statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in this information statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. This information statement/prospectus is dated     , 2026, and you should not assume that the information contained in this information statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information included in any annex attached to this information statement/prospectus is accurate as of any date other than the date of the document included as an annex to this information statement/prospectus. Neither the mailing of this information statement/prospectus to stockholders of JFB nor the issuance of New PubCo common stock pursuant to the merger agreement will create any implication to the contrary. Unless expressly stated otherwise, any numbers or prices contained in this information statement/prospectus referencing JFB share numbers or prices of JFB common stock take into account the Forward Split.

FREQUENTLY USED TERMS

In this information statement/prospectus, unless the context otherwise requires:

“adjustment amount” refers to the sum of (i) (x) zero (if the closing cash is greater than or equal to the sum of $110,000,000 plus the amount of aggregate proceeds paid by equity and equity-linked investors to New PubCo between the date of the merger agreement and the Closing that is not onward funded by New PubCo to JFB pursuant to the simple agreement for future equity discussed in the section “—Simple Agreement for Future Equity”), or the post-signing New PubCo funding amount, or (y) otherwise, the product of (1) 3.543, multiplied by (2) the quotient of (A) the amount by which the sum of (a) $110,000,000 plus the post-signing New PubCo funding amount exceeds (b) the closing cash divided by (B) the volume weighted average per New PubCo share sale price for post-signing New PubCo funding amount plus (ii) the product of the amount by which (x) New PubCo’s fully diluted share count at Closing exceeds (y) New PubCo’s fully diluted share count based on the information set forth in Section 4.2 of the merger agreement as increased to reflect shares issued in connection with the post-signing New PubCo funding amount.

“cancelled JFB shares” refers to certain specified shares of JFB Class A or Class B common stock owned by any direct or indirect subsidiary of JFB or owned or held in the treasury by JFB;

“cancelled Xtend shares” refers to certain specified Xtend ordinary shares owned by any direct or indirect subsidiary of Xtend or owned or held in the treasury by Xtend;

“Closing” refers to the closing of the mergers;

“closing cash” refers to balance of cash of JFB immediately prior to the Closing of at least $110,000,000;

“Code” refers to the Internal Revenue Code of 1986, as amended;

“DGCL” refers to the General Corporation Law of the State of Delaware;

“Employee Plan” refers to any compensation, employment, consulting, independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life or other insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension or retirement, change in control, transaction bonus, retention, perquisite, relocation, repatriation or expatriation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), or arrangement, whether or not subject to ERISA and whether written or unwritten;

“ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

“Foreign Direct Investment Regulators” refers to the Investment Security Unit of the United Kingdom Secretary of State, the Committee on Foreign Investment in the United States, the Consumer Protection and Technical Regulatory Authority in Estonia, the Ministry of Economics and the Investment and Development Agency in Latvia, and the Defense Export Controls Authority of the Israeli Ministry of Defense;

“fully diluted basis” refers to the total number of shares that would be outstanding if all sources which are convertible or exercisable within 60 days of the measurement date are converted or exercised;

“GAAP” refers to the United States generally accepted accounting principles;

“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“independent” refers to, in the context of New PubCo directors, (a) being qualified as an independent director under the listing standards of NYSE, or any other principal market on which the common stock is listed or quoted for trading and (b) not being (x) an affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 5% of the voting or economic interest of such person) of New PubCo or any of its respective affiliates and (y) any employee, director, officer, or an immediate member of family (as applicable) of any person described in (x). This definition only applies to use of term regarding New PubCo directors;

“IRS” refers to the Internal Revenue Service;

“JFB Class A common stock” refers to Class A common stock, par value $0.0001 per share, of JFB;

“JFB Class B common stock” refers to Class B common stock, par value $0.0001 per share, of JFB;

“JFB common stock” refers to JFB Class A common stock and JFB Class B common stock, collectively;

“JFB common stock purchase warrants” refers to JFB common stock purchase warrant A, JFB common stock purchase warrant B, and JFB common stock purchase warrant EA, collectively;

“JFB common stock purchase warrant A” refers to 16,137,866 warrants to purchase up to an aggregate of 16,137,866 shares of JFB common stock at an exercise price of $2.88 per share issued to American Ventures LLC, Series XIV JFB pursuant to that certain Securities Purchase Agreement dated September 26, 2025;

“JFB common stock purchase warrant B” refers to 16,137,866 warrants to purchase up to an aggregate of 16,137,866 shares of JFB common stock at an exercise price of $3.13 per share issued to American Ventures LLC, Series XIV JFB pursuant to that certain Securities Purchase Agreement dated September 26, 2025;

“JFB common stock purchase warrant EA” refers to 1,291,030 warrants to purchase up to an aggregate of 1,291,030 shares of JFB common stock at an exercise price of $2.72 per share issued to Dominari Securities LLC pursuant to that certain Placement Agency Agreement dated as of September 26, 2025;

“JFB Employee Plan” refers to an employee plan sponsored, maintained, contributed to, or required to be contributed to, by JFB or any of its subsidiaries;

“JFB Equity Awards” refers to stock options, stock appreciation rights, restricted stock, restricted stock units, and other-stock based awards that may be granted pursuant to the JFB Equity Plan;

“JFB Equity Plan” refers to JFB’s 2024 Equity Incentive Plan;

“JFB Series C preferred stock” refers to shares of preferred stock, par value $0.0001 per share, of JFB;

“JFB Support Agreements” refers to collectively, those certain support agreements, dated February 13, 2026, entered into between certain stockholders of JFB and shareholders of Xtend;

“merger agreement” refers to that certain agreement and plan of merger, dated February 13, 2026, by and among JFB, Xtend, New PubCo and XT Merger Sub 2, Inc., as amended by the merger agreement amendment, and as may be amended from time to time.

“merger agreement amendment” means that certain Amendment No. 1 to the Agreement and Plan of Merger, dated March 21, 2026, by and among JFB, Xtend, New PubCo and XT Merger Sub 2, Inc.

“mergers” refers to the Xtend Merger and redomestication, collectively;

“Minimum Cash Balance” refers to the condition that the closing cash must equal no less than $110,000,000;

“New PubCo Board” refers to the board of directors of New PubCo;

“New PubCo bylaws” refers to the amended and restated bylaws of New PubCo, which at the effective time will be in effect in substantially the form included as Annex C to this information statement/prospectus;

“New PubCo charter” refers to the amended and restated articles of incorporation of New PubCo, which at the effective time will be in effect in substantially the form included as Annex B to this information statement/prospectus;

“New PubCo common stock” refers to the common stock, par value $0.0001 per share, of New PubCo;

“New PubCo pre-funded warrants” refers to the pre-funded warrants to be issued to holders of JFB Series C preferred stock and JFB common stock purchase warrants to the extent that such holder would otherwise acquire more than 4.99% of New PubCo’s outstanding New PubCo common stock upon the closing of the mergers;

“NRS” refers to the Nevada Revised Statutes;

“PIPE financing” refers to the private placement financing, dated February 13, 2026, pursuant to which the PIPE investors subscribed for and purchased an aggregate of 1,604,000 shares of JFB Class A common stock at the PIPE purchase price;

“PIPE investors” refers to the investors who entered into the subscription agreement in connection with the PIPE financing;

“PIPE purchase price” refers to $6.25 per share;

“redomestication” refers to the merger of Merger Sub II with and into JFB, with JFB surviving the merger as a wholly owned subsidiary of New PubCo;

“redomestication effective time” refers to the effective time of the redomestication;

“securityholders” refers to holders of the shares of Xtend, JFB or New PubCo common stock or holders of Xtend, JFB or New PubCo restricted stock units, performance stock units, stock options, warrants, or other equity instruments, as the context requires;

“stockholders” or “holders” refers to holders of the shares of JFB common stock, Xtend ordinary shares or New PubCo common stock, as the context requires;

“securities purchase agreement” refers to those certain securities purchase agreements entered into between JFB and each of the PIPE investors on February 13, 2026;

“transaction documents” refers to the merger agreement, JFB Support Agreements, and Xtend Support Agreements;

“VWAP” means as of an applicable date, the volume weighted average price per share of the applicable security on such security’s principal trading market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source determined by New PubCo) from 9:30 a.m. (New York City time) on the relevant trading day to 4:00 p.m. (New York City time) on such date;

“Xtend Merger” refers to the merger of Merger Sub I with and into Xtend, with Xtend surviving the merger as a direct, wholly owned subsidiary of New PubCo;

“Xtend Merger effective time” or “effective time” refers to the effective time of the Xtend Merger;

“Xtend Support Agreements” refers to collectively, those certain support agreements, dated February 13, 2026, entered into between directors, officers and certain major shareholders of Xtend and stockholders of JFB.

v

Certain sections in this information statement/prospectus refer to a number of shares of New PubCo common stock immediately following the consummation of the mergers, including for the purposes of stating the beneficial ownership of certain persons and the number of shares underlying certain securities. Unless otherwise specified, such calculations are based upon the information included in this information statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGERS	1
SUMMARY	8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	25
RISK FACTORS	27
INFORMATION ABOUT JFB, XTEND, NEW PUBCO, MERGER SUB I AND MERGER SUB II	69
THE MERGERS	71
SUMMARY OF THE MERGER AGREEMENT	102
SUMMARY OF CERTAIN AGREEMENTS RELATED TO THE MERGERS	129
BUSINESS OF XTEND	134
BUSINESS OF JFB	146
MANAGEMENT DISCUSSION AND ANALYSIS OF XTEND	147
MANAGEMENT DISCUSSION AND ANALYSIS OF JFB	167
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	168
COMPENSATION PROGRAMS OF NEW PUBCO AFTER THE MERGERS	178
MANAGEMENT AND DIRECTORS OF NEW PUBCO AFTER THE MERGERS	183
NEW PUBCO EXECUTIVE AND DIRECTOR COMPENSATION	193
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	194
INTERESTS OF AFFILIATES IN THE MERGERS	195
CERTAIN BENEFICIAL OWNERS OF JFB COMMON STOCK	198
PRO FORMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW PUBCO	199
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS	201
MATERIAL ISRAELI INCOME TAX CONSEQUENCES	203
DESCRIPTION OF NEW PUBCO’S CAPITAL STOCK	204
COMPARISON OF STOCKHOLDER RIGHTS	208
NO DISSENTERS’ OR APPRAISAL RIGHTS	221
EXPERTS	222
HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS MATERIALS	223
LEGAL MATTERS	224
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A-1 - Merger Agreement	A-1-1
Annex A-2 - Merger Agreement Amendment	A-2-1
Annex B - Form of Amended and Restated Certificate of Incorporation of Xtend AI Robotics, Inc.	B-1
Annex C - Form of Amended and Restated Bylaws of Xtend AI Robotics, Inc.	C-1
Annex D - Support Agreement, dated as of February 13, 2026, by and between XTEND Reality Expansion Ltd. and American Ventures LLC, Series XIV JFB	D-1
Annex E - Support Agreement, dated as of February 13, 2026, by and among XTEND Reality Expansion Ltd., Joseph F. Basile III and The Basile Family Irrevocable Trust	E-1
Annex F - Form of Xtend Support Agreement	F-1
Annex G - Form of New PubCo 2026 Equity Incentive Plan	G-1
Annex H - Form of New PubCo 2026 Employee Stock Purchase Plan	H-1
Annex I - Form of New PubCo Pre-Funded Warrant	I-1
Annex J - Opinion of Marshall & Stevens Transaction Advisory Services LLC	J-1
Annex K-1 - Form 10-K for the Fiscal Year Ended December 31, 2025	K-1-1
Annex K-2 - Form 10-K/A for the Fiscal Year Ended December 31, 2025	K-2-1
Annex L - Form 10-Q for the Quarterly Period Ended March 31, 2026	L-1
Annex M - Form 8-K, filed on January 23, 2026	M-1
Annex N - Form 8-K, filed on January 26, 2026	N-1
Annex O - Form 8-K, filed on February 17, 2026	O-1
Annex P - Form 8-K, filed on February 17, 2026	P-1

QUESTIONS AND ANSWERS ABOUT THE MERGERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger agreement and the mergers. You are encouraged to carefully read the remainder of this information statement/prospectus, its annexes and exhibits and the documents that are referred to in this information statement/prospectus and to pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 25, respectively, of this information statement/prospectus because the information contained in this section may not provide all the information that might be important to you with respect to the merger agreement and mergers. For further information, please read the section entitled “Where You Can Find Additional Information” beginning on page i of this information statement/prospectus.

Q:	Why am I receiving this information statement/prospectus?

A:

On February 13, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into the merger agreement, pursuant to which Xtend and JFB proposed to combine the businesses of JFB and Xtend, which combined business will be owned and managed by New PubCo, a new publicly listed company, once mergers are consummated.

Pursuant to the merger agreement, (i) Merger Sub I will merge with and into Xtend with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II will merge with and into JFB with JFB surviving as a direct, wholly-owned subsidiary of New PubCo.

Upon consummation of the mergers, former holders of JFB common stock and Xtend ordinary shares will own shares of New PubCo common stock, which is expected to be listed for trading on NYSE under the ticker symbol “XTND.” The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE. For further information on the rights of such shares, please read the section entitled “Summary of the Merger Agreement— Transaction Consideration; Conversion of Equity; Exchange of Certificates” beginning on page 103 of this information statement/prospectus.

We have included in this information statement/prospectus important information about the mergers and the merger agreement (a copy of which is attached as Annex A-1), as amended by the merger agreement amendment (a copy of which is attached as Annex A-2). You should carefully read this information and the documents referred to therein in their entirety.

Please note that the delivery of the Written Consent is sufficient to adopt and approve the merger agreement and mergers on behalf of stockholders of JFB. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:	Why is JFB proposing the mergers?

A:

The JFB Board has unanimously approved the merger agreement and the mergers contemplated thereby, and determined that the merger agreement and the mergers contemplated by the merger agreement, are in the best interest of JFB and its stockholders. JFB believes that the mergers will benefit JFB stockholders. For further information, please read the section entitled “The Mergers—JFB’s Reasons for the Mergers; Recommendation of the JFB Board of Directors” beginning on page 81 of this information statement/prospectus.

Q:	Do Xtend’s shareholders need to approve the mergers?

A:

Yes. The affirmative votes of the shareholders of Xtend holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association), must approve the merger agreement and the mergers. Pursuant to the merger agreement amendment, Xtend will seek such approval at the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the mergers, and such meeting will be held no later than ten business days following the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part. Directors, officers and certain major shareholders of Xtend holding a sufficient number of the issued and outstanding share capital of Xtend required to approve the merger agreement and transactions contemplated thereby, or collectively, the Xtend Supporting Shareholders, entered into support agreements with JFB, or the Xtend Support Agreements. The Xtend Support Agreements provide, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions. The Xtend Support Agreements also provide for certain restrictions on the transfer of shares of New PubCo common stock by the Xtend Supporting Shareholders for 180 days after the Closing, subject to certain exceptions.

Q:	What will JFB stockholders receive in the mergers?

A:

At the effective time, each issued and outstanding share of JFB common stock (other than cancelled JFB shares) will be converted automatically into one validly issued, fully paid and non-assessable share of New PubCo common stock, and all such converted shares will then cease to exist and will no longer be outstanding. For further information, please read the section entitled “Summary of the Merger Agreement— Transaction Consideration; Conversion of Equity; Exchange of Certificates” beginning on page 103 of this information statement/prospectus.

Q:	What will holders of JFB equity awards receive in the mergers?

A:

At the effective time of the redomestication, each JFB option that is outstanding and unexercised immediately prior to the effective time of the redomestication and each restricted stock unit award that is outstanding immediately prior to the effective time of the redomestication will be converted into an equivalent equity award of New PubCo, on the same terms and conditions as were applicable under the JFB equity award immediately prior to the effective time of the redomestication (including status of vesting and vesting schedule), with respect to a number of shares of New PubCo common stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the effective time of the redomestication; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the JFB Compensation Committee of the JFB Board in good faith, following consultation and reasonable consideration of comments from Xtend, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the mergers.

For further information, please read the section entitled “Summary of the Merger Agreement— Transaction Consideration; Conversion of Equity; Exchange of Certificates” beginning on page 103 of this information statement/prospectus.

Q:	Should I send in my share certificates now for exchange?

A:

No, you should not send in your JFB share certificates now for exchange. At the effective time, each JFB share certificate will automatically be converted into an equivalent number of shares of New PubCo common stock. Following the Xtend Merger effective time, stockholders may request to exchange their JFB stock certificates for New PubCo stock certificates by contacting New PubCo’s transfer agent. For further information, please read the section entitled “Summary of the Merger Agreement— Transaction Consideration; Conversion of Equity; Exchange of Certificates” beginning on page 103 of this information statement/prospectus.

Q:	Who will serve on the New PubCo Board and as management?

A:	The New PubCo Board will consist of the following five members: Messrs. A. Shapira, Liani, Kash, Miller and Simha.

Following the Closing, New PubCo is expected to be led by Mr. A. Shapira as Chief Executive Officer and Chair of the New PubCo Board; Mr. Horesh as Chief Financial Officer; Mr. Basile as Executive Vice President of Construction Operations; Mr. Liani as Chief Technology Officer; Mr. Ofri as Chief Operating Officer; Mr. M. Shapira as Chief AI Officer; and Mr. Swiel as Chief Legal Counsel. For further information, please read the section entitled “Management and Directors of New PubCo After the Mergers” beginning on page 183 of this information statement/prospectus.

Q:	What equity stake will JFB stockholders and Xtend shareholders hold in New PubCo?

A:

JFB stockholders are expected to receive one share of New PubCo common stock for each share of JFB common stock that they hold and Xtend shareholders, based on the illustrative exchange ratio, are expected to receive approximately 1.22 shares of New PubCo common stock for each Xtend ordinary share, subject in each case to any adjustment amount. As of the Closing, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo, with stockholders of JFB owning approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will also receive shares of New PubCo common stock on the same basis as other JFB stockholders until their ownership exceeds 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding):

Securityholder	Voting Power of New PubCo	Economic Interests in New PubCo
Union Investments & Development Ltd	14.03%	12.12%
Entities Affiliated with Eyal Agmoni	13.64%	11.78%
Entities Affiliated with Protego Ventures Fund LP	6.99%	6.04%
Total New PubCo common stock held by Xtend directors and executive officers(1)	10.29%	8.97%
Total New PubCo common stock held by all other Xtend shareholders	49.97%	43.28%
Xtend Securityholders Total	88.79%	77.57%
American Ventures LLC, Series XIV JFB	4.99%	17.90%
Total New PubCo common stock held by JFB directors and executive officers	0.54%	0.47%
Total New PubCo common stock held by all other JFB stockholders	6.66%	5.75%

Securityholder	Voting Power of New PubCo	Economic Interests in New PubCo
JFB Securityholders Total	11.21%	22.43%
New PubCo common stock held by Xtend shareholders	88.79%	77.57%
New PubCo common stock held by JFB stockholders	11.21%	22.43%
New PubCo Securityholders Total	100.0%	100.0%

(1)	Includes shares beneficially owned by Xtend directors and executive officers, except for Eyal Agmoni, whose share ownership is included with the Entities affiliated with Eyal Agmoni.

For further information, please read the section entitled “The Mergers—Ownership of New PubCo after the Mergers” beginning on page 73 of this information statement/prospectus, and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 168 of this information statement/prospectus.

Q:	How do I calculate the value of the transaction consideration?

A:

JFB stockholders are expected to receive one share of New PubCo common stock, subject to any adjustment amount, for each share of JFB common stock that they hold. Xtend shareholders are expected to receive, based on the illustrative exchange ratio, approximately 1.22 shares of New PubCo common stock, subject to any adjustment amount, for each Xtend ordinary share that they hold. Upon completion of the mergers, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo, with stockholders of JFB owning approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The value of the transaction consideration the JFB stockholders and Xtend shareholders will receive in the mergers, will therefore depend on the combined value of Xtend and JFB at the effective time.

The value of JFB common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this information statement/prospectus until the date the mergers are completed. Because the ownership percentages described above will not be adjusted to reflect any changes in the values of JFB common stock, the value of the transaction consideration may be higher or lower than the value of the JFB common stock on earlier dates. Therefore, until the completion of the mergers, JFB stockholders will not know or be able to determine the value, on a fully diluted basis, of the New PubCo common stock that they will receive pursuant to the merger agreement.

On February 13, 2026, which was the last trading day before the public announcement of the mergers, the closing price on Nasdaq was $29.87 per share of JFB Class A common stock. On     , 2026, which was the latest practicable date before the printing of this information statement/prospectus, the closing price on Nasdaq was $     per share of JFB Class A common stock.

Changes in the market price of JFB common stock may result from a variety of factors that are beyond the control of JFB, including, but not limited to, changes in its business, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. You are encouraged to obtain up-to-date market prices for shares of JFB common stock.

Q:	What conditions must be satisfied to complete the mergers?

A:	JFB and Xtend are not required to complete the mergers, unless a number of conditions are satisfied or waived, or the closing conditions. These closing conditions include, among others:

•	the registration, and the authorization of listing on NYSE, of New PubCo common stock,

•

the effectiveness of the registration statement on Form S-4, of which the accompanying information statement/prospectus forms a part, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness,

•	the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended,

•	the absence of any order, injunction or legal requirement that restrains, enjoins or otherwise prohibits the consummation of the mergers, and

•	obtaining other applicable regulatory approvals, including the approval of the Foreign Direct Investment Regulators.

In addition, each of JFB’s and Xtend’s respective obligations to complete the mergers is subject to, among other conditions, the accuracy of the other party’s representations and warranties described in the merger agreement (subject in most cases to “materiality” and “material adverse effect” qualifications) and the other party’s compliance with its covenants and agreements in the merger agreement in all material respects.

For a more complete summary of the closing conditions that must be satisfied or waived prior to the Closing, please read the section entitled “Summary of the Merger Agreement—Conditions to the Closing” beginning on page 123 of this information statement/prospectus.

Q:	When do you expect the mergers to be completed?

A:

JFB and Xtend are working to complete the mergers as soon as possible. As described above, certain closing conditions must be satisfied or waived before JFB and Xtend can complete the mergers, including the approval of the Xtend Merger by the affirmative votes of the Xtend shareholders holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association). For further information, please read the section entitled “Summary of the Merger Agreement—Conditions to the Closing” beginning on page 123 of this information statement/prospectus.

Assuming timely satisfaction or waiver of the closing conditions, the mergers are expected to close in the third quarter of 2026; however, neither Xtend nor JFB can predict the actual date on which the mergers will be completed, nor can the parties assure that the mergers will be completed, because completion is subject in part to certain conditions beyond either Xtend’s or JFB’s control. The closing date of the mergers will be at least 20 calendar days after the mailing of this information statement/prospectus to JFB common stockholders, in accordance with Rule 14c-2(b) promulgated under the Exchange Act, at least 50 calendar days after the filing of a joint merger proposal with the Israeli Registrar of Companies, and at least 30 days after the approval of the Xtend Merger and the approval by the sole shareholder of Merger Sub I.

Q:	What happens if the mergers are not completed?

A:

If the mergers are not completed for any reason, (1) JFB stockholders will not receive the transaction consideration, (2) JFB will remain an independent public company incorporated in Nevada, (3) JFB Class A common stock will continue to be traded on Nasdaq, (4) New PubCo will not become a publicly traded corporation, (5) the JFB Series C preferred stock will not convert into JFB Class A common stock, (6) the JFB common stock purchase warrants will not be required to be exercised and (7) the JFB equity awards will not be converted into equivalent equity awards of New PubCo.

For further information, please read the section entitled “Summary of the Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 126 of this information statement/prospectus.

Q:	What is the PIPE financing?

A:

On February 13, 2026, the PIPE investors subscribed to purchase 1,604,000 shares of JFB Class A common stock, at a price equal to $6.25 per share, pursuant to their entry into securities purchase agreements. See the section entitled “Summary of the Merger Agreement – Structure of the Mergers – PIPE Financing” beginning on page 102 of this information statement/prospectus.

Q:	What approval by JFB stockholders is required to adopt the merger agreement and, therefore, approve the mergers?

A:

The adoption of the merger agreement and, therefore, the approval of the mergers, requires the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters. This condition was satisfied on May 19, 2026 upon delivery of a written consent adopting and, therefore, approving the merger agreement and the mergers by Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. Accordingly, the delivery of the Written Consent was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of JFB common stockholders. JFB has not solicited and is not soliciting your approval of the mergers. No further action by any other JFB stockholder is required under applicable law, and JFB will not solicit the vote of JFB stockholders for the adoption of the merger agreement or approval of the mergers, and will not call a special meeting of JFB stockholders for purposes of voting on the adoption of the merger agreement or approval of the mergers. For this reason, the accompanying information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

For further information, please read the section entitled “Further JFB Stockholder Approval Not Required” beginning on page 99 of this information statement/prospectus.

Q:	What are the expected U.S. federal income tax consequences of the mergers for JFB stockholders?

A:

For U.S. federal income tax purposes, the mergers are intended to qualify as a contribution governed by Section 351 of the Code. Assuming that the mergers are so treated, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of JFB common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the mergers.

For a more complete discussion of the U.S. federal income tax consequences of the mergers, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 201 of this information statement/prospectus. Tax matters can be complicated, and the tax consequences of the mergers to a particular holder of JFB common stock will depend on such holder’s particular facts and circumstances. All JFB stockholders should consult with their own tax advisors to determine the specific U.S. federal, state, or local or foreign income or other tax consequences of the mergers, to them.

Q:	What are the expected Israeli tax consequences of the mergers for Xtend’s shareholders?

A:

The exchange of Xtend ordinary shares for New PubCo common stock within the framework of the mergers is deemed a sale for Israeli income tax purposes. It therefore triggers a tax event for Xtend shareholders unless a tax ruling or a certificate for exemption from Israeli withholding tax at source is obtained from the Israel Tax Authority.

Xtend will file an application with the Israel Tax Authority on behalf of shareholders who are Israeli tax residents and have elected to be party to such an application for a tax ruling pursuant to Section 104H of the Income Tax Ordinance to confirm a deferral of the Israeli tax liability for such shareholders. In addition, Xtend will file an application with the Israel Tax Authority for the deferral of an Israeli tax event for holders of Xtend’s awards and for shares held in trust under Section 102 of the Income Tax Ordinance.

Non-Israeli Xtend shareholders are generally exempt from Israeli capital gains tax in connection with the exchange of Xtend ordinary shares under the Israeli domestic law and/or applicable double tax treaty; however, they still need to apply to the Israel Tax Authority to obtain an exemption from Israeli withholding tax at source.

For a more complete discussion of the Israeli income tax consequences of the mergers, please read the section entitled “Material Israeli Income Tax Consequences” beginning on page 203 of this information statement/prospectus. Tax matters can be complicated, and the tax consequences of the mergers to a particular holder of Xtend ordinary shares will depend on such shareholder’s particular facts and circumstances. All Xtend shareholders should consult with their own tax advisors to determine the specific Israeli or foreign income or other tax consequences of the mergers to them.

Q:	Are stockholders of JFB entitled to dissenters’ or appraisal rights in connection with the mergers?

A:

No. Under Nevada law, holders of shares of JFB common stock will not have dissenters’ rights or appraisal rights in connection with mergers. For more information, please read the section entitled “No Dissenters’ or Appraisal Rights” beginning on page 221 of this information statement/prospectus.

Q:	Are there any important risks about the mergers or JFB’s business of which I should be aware?

A:	Yes, there are risks involved. JFB encourages you to carefully read in its entirety the section entitled “Risk Factors” beginning on page 27 of this information statement/prospectus.

Q:	Did any JFB directors or executive officers have interests in the mergers that differ from those of other JFB stockholders?

A:

Yes, certain JFB directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of JFB stockholders generally, including without limitation the treatment of JFB equity awards held by such directors and executive officers in the mergers described in the section entitled “Certain Beneficial Owners of JFB Common Stock” beginning on page 198 of this information statement/prospectus, New PubCo’s agreement to indemnify Xtend directors and officers against certain claims and liabilities after the completion of the mergers, and Mr. Basile’s expected role as Executive Vice President of Construction Operations of New PubCo. In addition, Mr. Basile and Basile Family Investments LLC, a limited liability company affiliated with, but not controlled by, Mr. Basile, were among the JFB stockholders who delivered the Written Consent approving the mergers. For further information, please read the section entitled “The Mergers —JFB’s Reasons for the Mergers; Recommendation of the JFB Board of Directors” beginning on page 81 of this information statement/prospectus.

Q:	Who do I contact if I have further questions about the mergers or the merger agreement?

A:	JFB stockholders who have questions about the mergers or the merger agreement or who desire additional copies of this information statement/prospectus or other additional materials should contact:

Attention: Investor Relations

JFB Construction Holdings

1300 S. Dixie Highway, Suite B

Lantana, Florida 33462

(561) 582-9840

SUMMARY

The following summary highlights selected information contained in this information statement/prospectus and may not include all the information that may be important to you. Accordingly, you are encouraged to carefully read this information statement/prospectus in its entirety, including the attached annexes and exhibits, and the documents that are referred to in this information statement/prospectus and to pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 25, respectively, of this information statement/prospectus, because the information contained in this section may not provide all the information that might be important to you with respect to the merger agreement and the mergers. Each item in this summary includes a page reference directing you to a more complete description of that item. Additional important information, which you are urged to also read, is contained in the merger agreement and merger agreement amendment, attached as Annexes A-1 and A-2, respectively, and JFB’s periodic reports, attached as Annexes K-1, K-2, L, M, N, O, P, Q, R, S, T, and U, which are incorporated into this information statement/prospectus. See “Where You Can Find Additional Information” on page i of this information statement/prospectus.

Information About JFB, Xtend, New PubCo, Merger Sub I and Merger Sub II (Page 69)

JFB Construction Holdings

JFB Construction Holdings is a Nevada corporation. JFB Construction Holdings was incorporated on April 9, 2024 as a holding company to serve as the parent company of JFB Construction & Development, Inc.

JFB’s principal executive offices are located at 1300 S. Dixie Highway, Suite B, Lantana, Florida, 33462. JFB’s telephone number is (561) 582-9840, and its website address is https://www.jfbconstruction.net. Information contained on JFB’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus or the registration statement of which it forms a part.

Xtend AI Robotics, Inc.

New PubCo is a Delaware corporation. New PubCo was incorporated on February 5, 2026 solely for the purpose of effecting the mergers.

Pursuant to the merger agreement, (i) Merger Sub I will merge with and into Xtend, with Xtend surviving and becoming a direct, wholly owned subsidiary of New PubCo, and (ii) Merger Sub II will merge with and into JFB, with JFB surviving the merger as a direct, wholly owned subsidiary of New PubCo. New PubCo will become a publicly traded corporation and former JFB stockholders and former Xtend shareholders will own stock in New PubCo.

New PubCo has been formed solely to effect the mergers, it has no material assets and has not conducted any business operations other than such operations that are incidental to its formation and in connection with the mergers. Accordingly, no financial statements of New PubCo have been included in this information statement/prospectus. Upon completion of the mergers, New PubCo’s principal executive offices will be located at 5247 Crossroads Park Drive, Tampa, FL 33610. Upon completion of the mergers, New PubCo’s telephone number will be (813) 621-8965.

XOS Robotics Ltd

Merger Sub I is a company organized under the laws of the State of Israel and a direct, wholly owned subsidiary of New PubCo. Merger Sub I was incorporated on February 15, 2026 solely for the purpose of effecting the mergers.

As a result of the mergers, Merger Sub I will merge with and into Xtend, with Xtend surviving and becoming a direct, wholly owned subsidiary of New PubCo.

Merger Sub I has not conducted any business operations other than such operations that are incidental to its formation and in connection with the mergers. Merger Sub I’s principal executive offices are located at 7 HaBarzel Street, Tel Aviv 6971011, Israel.

XT Merger Sub 2, Inc.

Merger Sub II is a Nevada corporation and a direct, wholly owned subsidiary of New PubCo. Merger Sub II was incorporated on February 5, 2026 solely for the purpose of effecting the mergers.

As a result of the mergers, Merger Sub II will merge with and into JFB, with JFB surviving and becoming a direct, wholly owned subsidiary of New PubCo.

Merger Sub II has not conducted any business operations other than such operations that are incidental to its formation and in connection with the mergers. Merger Sub II’s principal executive offices are located at 5247 Crossroads Park Drive, Tampa, FL 33610.

Xtend Reality Expansion Ltd.

Xtend is a company organized under the laws of the State of Israel. Xtend is a leader in software systems and artificial intelligence-powered robotics, deployed in high-threat, complex operational environments where human exposure carries significant risk. Powered by its proprietary XTEND Operating System, or XOS, its integrated software and advanced robotic hardware solutions are designed to provide autonomy at the edge. Operating across defense, law enforcement and private security missions through a platform of robots, drones, and robotic subsystems, Xtend’s open architecture platform facilitates scalability across partners and third-party applications.

Xtend’s principal executive offices are located at 7 HaBarzel Street, Tel Aviv 6971011, Israel. Xtend’s telephone number is +972-52-4126080, and its website address is https://www.xtend.me/. Information contained on Xtend’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus or the registration statement of which it forms a part.

Risk Factors (Page 27)

You are encouraged to carefully read all of the information contained in this information statement/prospectus, including its annexes and exhibits and documents that are referred to in this information statement/prospectus. In particular, you should consider the factors described in the section entitled “Risk Factors” beginning on page 27 of this information statement/prospectus.

Risk Factors Summary

The following is only a summary of principal risks that are applicable to the mergers, and the businesses of Xtend, JFB and, after completion of the mergers, New PubCo. Such risks are discussed in more detail below and you should carefully read the “Risk Factors” section in its entirety.

Risks Relating to the Mergers

•

JFB stockholders cannot be certain of the value of New PubCo common stock to be paid to them as consideration for the mergers. As (x) on the one hand, the economic interest percentage and voting power percentage of stockholders of JFB in New PubCo and (y) on the other hand, the economic interest percentage and voting power percentage of shareholders of Xtend in New PubCo, will each not be adjusted to reflect any changes in the values of JFB common stock, the value of the transaction consideration may be higher or lower than the value of the JFB common stock on earlier dates.

•

Xtend and JFB must obtain certain regulatory approvals in order to complete the mergers; if such approvals are not obtained or are obtained with conditions, the mergers may be prevented or delayed or the anticipated benefits of the mergers could be reduced.

•	Xtend, JFB and New PubCo will incur significant transaction and merger-related transition costs in connection with the mergers.

•	The merger agreement limits JFB’s and Xtend’s ability to pursue alternatives to the mergers, which may discourage other companies from making a favorable alternative transaction proposal.

•	Executive officers and directors of JFB may have interests in the mergers, that are different from, or in addition to, the rights of their stockholders.

•

The mergers are subject to a number of closing conditions, including a Minimum Cash Balance, and if these conditions are not satisfied, the merger agreement may be terminated in accordance with its terms, and the mergers may not be completed.

Risks Relating to Xtend’s Business

•

We depend on the U.S. and Israeli Governments for substantially all of our business. Changes in the U.S. or Israeli Government’s priorities, strategies, spending, or other risks associated with conducting business with the U.S. and Israeli Government could have a material adverse effect on our financial position, results of operations, or cash flows.

•

Significant delays or reductions in appropriations for our products and/or changes in customer priorities could have a material adverse effect on our financial position, results of operations, or cash flows.

•

Our ability to market and sell our products is subject to existing government laws, regulations and standards, including by the Israeli Defense Export Control Agency within the Israeli Ministry of Defense and the U.S. State Department’s Directorate of Defense Trade Controls. Changes in such laws, regulations and standards (in the State of Israel and in the United States) or our failure to comply with them could materially and adversely affect our results of operations.

•	Cost growth on flexibly priced contracts that does not result in higher contract prices reduces our profit and exposes us to the potential loss of future business.

•

There are a number of additional risks related to Xtend’s business and industry. For further information, please read the section entitled “Risk Factors—Risks Relating to Xtend’s Business” beginning on page 34 of this information statement/prospectus.

Risks Relating to JFB’s Business

•

There are a number of risks related to JFB’s business. For further information, you should read the section entitled “Risk Factors” in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto, and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026, which are attached as Annexes K-1, K-2, and L, respectively, and incorporated by reference into this information statement/prospectus.

Risks Relating to the New PubCo Business

•

Combining the businesses of Xtend and JFB may be more difficult, time-consuming or costly than expected and the actual benefits of combining the businesses of Xtend and JFB may be less than expected, either or both of which may adversely affect New PubCo’s future results.

•

The financial assumptions, estimates, projections and synergies considered by the JFB Board and its advisors are significantly not in line with the recent historical operating trends of Xtend and JFB, and they may not be realized, which may adversely affect the market price of New PubCo common stock following the completion of the mergers.

Risks Relating to New PubCo Common Stock

•	No trading market currently exists for New PubCo common stock.

•	The market price for shares of New PubCo common stock may be affected by factors different from those affecting the market price for shares of JFB Class A common stock.

•	The shares of New PubCo common stock to be received by the JFB stockholders as a result of the mergers will have rights that are different from the rights of shares of JFB common stock.

•

Sales, or the perception of substantial amounts of sales, of New PubCo common stock by the JFB Supporting Stockholders, the Xtend Supporting Shareholders, or other stockholders in the public market following the mergers could cause the market price of New PubCo common stock to decline.

Risks Relating to New PubCo Tax Matters

•	If the mergers were to fail to qualify as a contribution governed by Section 351 of the Code, U.S. holders of JFB common stock may be required to pay additional U.S. federal income taxes.

•

If a ruling is not obtained from the Israel Tax Authority in connection with the exchange of Xtend ordinary shares for New PubCo common stock, Xtend’s Israeli shareholders will be subject to an immediate tax event in Israel in connection with such exchange.

The PIPE Financing (page 102)

Immediately prior to the execution of the merger agreement, the PIPE investors subscribed to purchase 1,604,000 shares of JFB Class A common stock, at a price equal to $6.25 per share, pursuant to their entry into securities purchase agreements. See the section entitled “Summary of the Merger Agreement—Structure of the Mergers—PIPE Financing” beginning on page 102.

The Mergers (Page 71)

On February 13, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into the merger agreement, pursuant to which Xtend and JFB proposed to combine the businesses of JFB and Xtend, which combined business will be managed by New PubCo, a new publicly listed company, once the mergers are consummated.

Pursuant to the merger agreement, (i) Merger Sub I will merge with and into Xtend with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II will merge with and into JFB with JFB surviving as a direct, wholly-owned subsidiary of New PubCo.

On March 21, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into the merger agreement amendment. The merger agreement amendment amends the merger agreement, the Xtend Support Agreements, and the Form of SAFE 2 to take into account the effect of the Forward Split, which occurred on March 25, 2026, and to correct certain provisions regarding purchase price adjustments. The merger agreement amendment further provides that the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the transactions contemplated by the merger agreement will be held in no event later than ten business days following the effectiveness of this registration statement on Form S-4.

Upon consummation of the mergers, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo and stockholders of JFB are expected to own approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE.

Structure of the Mergers (Page 102)

The merger agreement provides, among other things, for (i) a merger by which Merger Sub I will merge with and into Xtend, with Xtend surviving the merger as a direct, wholly owned subsidiary of New PubCo and (ii) a merger by which Merger Sub II will merge with and into JFB, with JFB surviving the merger as a direct, wholly owned subsidiary of New PubCo. As a result of the redomestication, each outstanding share of JFB Class A common stock and JFB Class B common stock issued and outstanding immediately prior to the effective time of the redomestication, except for any cancelled JFB shares, will, in each case, be converted automatically into the right to receive one share of New PubCo common stock. Each share of JFB Series C preferred stock outstanding immediately prior to the redomestication will convert into 3.676 shares of JFB Class A common stock, which will then convert into the right to receive one share of New PubCo common stock, subject to certain limitations. As a result of the Xtend Merger, each outstanding Xtend ordinary share (including the outstanding Xtend preferred shares and Xtend SAFEs, which will convert into Xtend ordinary shares immediately prior to the closing of the Xtend Merger) that is issued and outstanding immediately prior to the effective time of the Xtend Merger, but excluding any cancelled Xtend shares, will, in each case, based on the illustrative exchange ratio, be converted automatically into the right to receive approximately 1.22 shares of New PubCo common stock, subject to any adjustment amount.

Additionally, at the effective time of the redomestication, each JFB option that is outstanding and unexercised immediately prior to the effective time of the redomestication and each restricted stock unit award that is outstanding immediately prior to the effective time of the redomestication will be converted into an equivalent equity award of New PubCo, on the same terms and conditions as were applicable under the JFB equity award immediately prior to the effective time of the redomestication (including status of vesting and vesting schedule), with respect to a number of shares of New PubCo common stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the effective time of the redomestication; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the JFB Compensation Committee of the JFB Board in good faith, following consultation and reasonable consideration of comments from Xtend, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the mergers.

The following diagrams illustrate in simplified terms the current structure of Xtend and JFB and the expected structure of New PubCo as a combined company following the completion of the mergers.

After the Mergers

Former Xtend Shareholders
Former JFB Stockholders
Former Xtend shareholders to hold approximately 88.79% voting power and 77.57% economic interest in New PubCo
New PubCo
(NYSE: XTND)
Former JFB stockholders to hold approximately 11.21% voting power and 22.43% economic interest in New PubCo
XTEND
JFB
Xtend Reality Expansion Ltd.
JFB
Xtend Subsidiaries
JFB Construction & Development, Inc.

Consideration to JFB and Xtend Securityholders (Page 72)

JFB stockholders are expected to receive one share of New PubCo common stock for each share of JFB common stock that they hold and Xtend shareholders are expected to receive, based on the illustrative exchange ratio, approximately 1.22 shares of New PubCo common stock for each Xtend ordinary share, subject in each case to any adjustment amount. As of the Closing, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo, with stockholders of JFB owning approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The value of the transaction consideration the JFB stockholders and Xtend shareholders will receive in the mergers will therefore depend on the combined value of Xtend and JFB at the effective time of the mergers.

At the effective time of the redomestication, each JFB option that is outstanding and unexercised immediately prior to the effective time of the redomestication and each restricted stock unit award that is outstanding immediately prior to the effective time of the redomestication will be converted into an equivalent equity award of New PubCo, on the same terms and conditions as were applicable under the JFB equity award immediately prior to the effective time of the redomestication (including status of vesting and vesting schedule), with respect to a number of shares of New PubCo common stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the effective time of the redomestication; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the JFB Compensation Committee of the JFB Board in good faith, following consultation and reasonable consideration of comments from Xtend, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the mergers.

Upon successful completion of the mergers, for illustrative purposes, and assuming (x) the closing capitalization of each of JFB and Xtend will be unchanged from their respective capitalization as of May 25, 2026 and (y) the adjustment amount is zero: (i) each share of JFB common stock that is outstanding immediately prior to the effective time, except for certain specified shares of JFB Class A common stock or JFB Class B common stock owned by any direct or indirect subsidiary of JFB or owned or held in the treasury by JFB, or collectively, cancelled JFB shares, will be converted automatically into the right to receive one validly issued, fully paid and non-assessable share of New PubCo common stock, and (ii) each Xtend ordinary share that is outstanding immediately prior to the effective time (excluding cancelled Xtend shares, but including, for the avoidance of doubt, Xtend ordinary shares issuable upon conversion of the outstanding Xtend preferred shares and Xtend ordinary shares issued upon settlement of the simple agreements for future equity entered into between Xtend and certain investors), except for certain specified Xtend ordinary shares owned by any direct or indirect subsidiary of Xtend or owned or held in the treasury by Xtend, will be converted automatically into the right to receive validly issued, fully paid and non-assessable shares of New PubCo common stock equal to an exchange ratio, which would be approximately 1.22 shares of New PubCo common stock for each applicable Xtend ordinary share held immediately prior to the effective time.

In connection with the mergers, giving effect to the forward stock split, and assuming (x) the closing capitalization of each of JFB and Xtend will be unchanged from their respective capitalization as of May 25, 2026 and (y) the adjustment amount is zero, New PubCo is expected to issue approximately 261,631,717 million shares of New PubCo common stock, pre-funded warrants to purchase approximately 37,086,413 million shares of New PubCo common stock, and approximately 30,691,139 million shares of New PubCo common stock reserved for issuance upon conversion of New PubCo stock options (in each case, in the amounts actually issued or reserved for issuance in connection with the mergers).

JFB’s Reasons for the Mergers; Recommendations of the JFB Board of Directors (Page 81)

After careful consideration of the factors described in the section entitled “The Mergers—JFB’s Reasons for the Mergers; Recommendation of the JFB Board of Directors” beginning on page 81 of this information statement/prospectus, the JFB Board adopted resolutions by unanimous written consent dated as of February 13, 2026 (i) determining that the mergers and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, JFB and its stockholders; (ii) approving and declaring advisable the merger agreement, the mergers and the other transactions contemplated thereby; (iii) authorizing management to execute the merger agreement on behalf of JFB; and (iv) recommending that JFB stockholders adopt the merger agreement, which approval was subsequently obtained by written consent of the holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters.

Xtend’s Reasons for the Mergers; Recommendation of the Xtend Board of Directors (Page 86)

After careful consideration of the factors described in the section entitled “The Mergers—Xtend’s Reasons for the Mergers; Recommendation of the Xtend Board of Directors” beginning on page of this information statement/prospectus, the Xtend Board unanimously adopted resolutions at a meeting of the Xtend Board on February 11, 2026 (i) determining that it was advisable and in the interests of Xtend and the Xtend shareholders to enter into the merger agreement and to consummate the mergers, (ii) approving the execution, delivery and performance of the merger agreement and the consummation of the mergers and (iii) resolving to recommend that Xtend shareholders adopt the merger agreement.

Opinion of JFB’s Valuation Advisor (Page 92)

At the special meeting of the JFB Board on February 13, 2026, Marshall & Stevens Transaction Advisory Services LLC, or Marshall & Stevens, rendered its oral opinion to the JFB Board to the effect that, as of such date and taking into account the consummation of the mergers contemplated by the merger agreement, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the total transaction consideration received by all holders of JFB common stock in connection with the consummation of the mergers, or the aggregate transaction consideration, to be paid to the holders of JFB common stock (other than cancelled JFB shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Marshall & Stevens confirmed its oral opinion by delivering its written opinion to the JFB Board, dated February 13, 2026, to the effect that, as of such date and taking into account the consummation of the mergers contemplated by the merger agreement, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such written opinion, the aggregate transaction consideration to be paid to the holders of JFB common stock (other than cancelled JFB shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Marshall & Stevens, dated February 13, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex J to this information statement/prospectus. Marshall & Stevens’ opinion is limited to whether the aggregate transaction consideration to be paid by New PubCo in the mergers pursuant to the merger agreement, taking into account the consummation of the mergers contemplated by the merger agreement, is fair to the holders of JFB common stock (other than cancelled JFB shares), solely in their capacity as stockholders, from a financial point of view, and does not address any other terms or aspects of the mergers, including, without limitation, the mergers or the form or structure of the mergers or any of the mergers or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the mergers or otherwise. The opinion does not address the relative merits of any portion of the mergers as compared to any other business strategies or alternative transactions that may be available to JFB, nor does it address the underlying business decision of the JFB Board or any other person to proceed with all or any portion of the mergers or any other action. The opinion does not constitute a recommendation to the JFB Board, the holders of JFB common stock, or to any other person as to how to vote or act with respect to the mergers or any other matter. Holders of JFB common stock are encouraged to read Marshall & Stevens’ opinion carefully in its entirety.

Regulatory Approvals (Page 98)

Xtend and JFB agreed in the merger agreement to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the mergers as soon as practicable, subject to certain specified limitations in the merger agreement. The mergers are subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, which expired on April 15, 2026. The mergers are also subject to the receipt of approvals, determinations, grants and confirmations and the satisfaction of any other closing conditions, as may be applicable, with respect to certain other regulatory authorities, including the Foreign Direct Investment Regulators.

Further JFB Stockholder Approval Not Required (Page 99)

The adoption of the merger agreement and, therefore, the approval of the mergers, required the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters. This condition was satisfied on May 19, 2026 upon delivery of a written consent adopting and, therefore, approving the merger agreement and the mergers by Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. Accordingly, the delivery of the Written Consent was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of JFB stockholders. JFB has not solicited and is not soliciting your adoption of the merger agreement or approval of the mergers.

No further action by any JFB stockholder is required under applicable law, and JFB will not solicit the votes of its stockholders for the adoption or approval of the merger agreement or the mergers. JFB will not call a special meeting of its stockholders for purposes of voting on adoption or approval of the merger agreement or the mergers. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Listing of New PubCo Common Stock (Page 99)

Upon the completion of the mergers, New PubCo common stock will be listed and traded on NYSE under the ticker symbol “XTND”. The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE.

Delisting and Deregistration of JFB Class A Common Stock (Page 100)

If the mergers are completed, the JFB Class A common stock will be delisted from Nasdaq, JFB will deregister under the Exchange Act and cease to be publicly traded.

Accounting Treatment for the Mergers and Related Pro Forma Adjustments (Page 100)

The mergers will be accounted for as a reverse acquisition using the acquisition method of accounting, with JFB treated as the legal acquirer and New PubCo treated as the accounting acquirer for financial reporting purposes. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 168 of this information statement/prospectus.

Summary of the Merger Agreement (Page 102)

No Solicitation by Xtend (Page 113)

Xtend has agreed that it will not and will cause its controlled affiliates and representatives not to, directly or indirectly, from the date of the merger agreement until the earlier of the Xtend Merger effective time or the date that the merger agreement is terminated:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a Xtend acquisition proposal (as defined below);

•

participate in any negotiations regarding, or furnish to any person any non-public information relating to, Xtend or any of its subsidiaries in connection with an actual or potential Xtend acquisition proposal;

•	adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Xtend acquisition proposal;

•	withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to JFB, the Xtend board recommendation (as defined below);

•

approve, or authorize, or cause Xtend or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Xtend acquisition proposal (other than an acceptable confidentiality agreement (as further defined in the merger agreement) entered into in accordance with the terms of the merger agreement);

•	call or convene a general meeting of the Xtend shareholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the mergers; or

•	resolve or agree to do any of the foregoing (any act described in the third, fourth, fifth, and/or sixth bullet points, a “Xtend change of recommendation”).

For a more complete description of the non-solicitation obligations of Xtend, please read the section entitled “Summary of the Merger Agreement—No Solicitation by Xtend” beginning on page 113 of this information statement/prospectus.

No Solicitation by JFB

JFB has agreed that it will not and will cause its controlled affiliates and representatives not to, directly or indirectly, from the date of the merger agreement until the earlier of the redomestication effective time or the date that the merger agreement is terminated:

•	solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry,

proposal or offer, which constitutes or would reasonably be expected to lead to a JFB acquisition proposal (as defined below);

•	participate in any negotiations regarding, or furnish to any person any non-public information relating to, JFB or its subsidiary in connection with an actual or potential JFB acquisition proposal;

•	adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any JFB acquisition proposal;

•	withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to Xtend, the JFB board recommendation;

•

if a JFB acquisition proposal has been publicly disclosed, fail to publicly recommend against any such JFB acquisition proposal within 10 business days after the public disclosure of such JFB acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Xtend, such rejection of such JFB acquisition proposal) and reaffirm the JFB board recommendation (as defined below) within such 10 business day period;

•	fail to include the JFB board recommendation in this information statement/prospectus;

•

approve, or authorize, or cause JFB or its subsidiary to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any JFB acquisition proposal (other than an acceptable confidentiality agreement entered into pursuant to the terms of the merger agreement), or a JFB acquisition agreement;

•	call or convene a general meeting of the stockholders of JFB to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the mergers; or

•	resolve or agree to do any of the foregoing (any act described in the third, fourth, fifth, sixth, seventh, eight, and/or ninth bullet points, or a JFB change of recommendation).

Notwithstanding the foregoing, under the merger agreement, if JFB receives prior to the receipt of JFB stockholder approval, and subject to the conditions specified in the merger agreement, JFB may respond to an unsolicited, bona fide written JFB acquisition proposal that did not result from a breach of the merger agreement, which the board of directors of JFB determines in good faith after consultation with JFB’s outside legal counsel and other advisors (i) constitutes a JFB superior proposal or (ii) would reasonably be expected to result in a JFB superior proposal and, in each case, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada law, then JFB may take the following actions: (x) furnish nonpublic information with respect to JFB and its subsidiaries to the person making such JFB superior proposal, if, and only if, prior to so furnishing such information, JFB receives from such person an executed acceptable confidentiality agreement and JFB also provides Xtend, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Xtend (other than information that applicable laws prohibit from being provided to Xtend, in which case, to the extent permissible, JFB shall inform Xtend that such information has been made available to such person and that under applicable laws such information is prohibited from being provided to Xtend (provided, however, that JFB will use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such law)), and (y) engage in discussions or negotiations with such person with respect to such JFB superior proposal The merger agreement also permits the JFB board, in specified circumstances and subject to notice and a four business day matching-right process in favor of Xtend, to change the JFB board recommendation. The rights described in this paragraph are no longer available to JFB as a result of the delivery of the Written Consent.

For a more complete description of the non-solicitation obligations of JFB, please read the section entitled “Summary of the Merger Agreement—No Solicitation by JFB” beginning on page 115 of this information statement/prospectus.

Termination (Page 125)

The merger agreement may be terminated and the mergers may be abandoned at any time before the Closing as follows:

•	By mutual written consent of New PubCo, JFB, and Xtend.

•	By either JFB or Xtend:

•

if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers;

•

if the Closing has not occurred on or before August 13, 2026, or the outside date; provided that if as of such date the government consents closing condition or the no legal prohibition closing condition (to the extent relating to any regulatory law) has not been satisfied or waived, but all of the other closing conditions in the merger agreement have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then either JFB or Xtend may, in its sole discretion, extend the outside date for up to 3 months, by providing the other party with written notice thereof on or before the then effective outside date (and such date, as so extended, shall be the outside date), it being agreed that there shall be no more than two extension in the aggregate for all parties; provided, however, that the right to terminate the merger agreement pursuant to this section will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been the principal cause of the failure of the mergers to be consummated by the outside date (this bullet point shall be referred to as the “outside date termination section”); or

•

if the Xtend shareholder approval has not been obtained upon a vote held at a duly held Xtend shareholders meeting, or at any adjournment or postponement thereof (this bullet point shall be referred to as the “Xtend shareholder approval termination section”).

•	By Xtend:

•

in the event that (i) JFB has breached, failed to perform or violated its respective covenants or agreements under the merger agreement or (ii) any of the representations and warranties of JFB set forth in the merger agreement have become inaccurate, in either case, in a manner that would give rise to the failure of the applicable closing condition and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by JFB before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from Xtend of such breach, failure to perform, violation or inaccuracy; provided that Xtend will not have the right to terminate the merger agreement pursuant to this section if Xtend is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of the applicable closing condition (this bullet point shall be referred to as the “JFB breach termination section”);

•

if prior to obtaining the JFB stockholder approval, JFB’s board of directors has effected a JFB change of recommendation (this bullet point shall be referred to as the “JFB change of recommendation section”);

•	JFB has materially breached its no solicitation obligations under the merger agreement (this bullet point shall be referred to as the “JFB no solicit breach section”); or

•

if, within 24 hours after the execution and delivery of the merger agreement by the parties to the merger agreement, the Written Consent has not been executed and delivered to Xtend (this bullet point shall be referred to as the “JFB stockholder consent section”).

•	By JFB:

•

in the event that (i) Xtend has breached, failed to perform or violated its covenants or agreements under the merger agreement or (ii) any of the representations and warranties of Xtend set forth in the merger agreement has become inaccurate, in either case, in a manner that would give rise to the failure of the applicable closing condition and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by Xtend before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from JFB of such breach, failure to perform, violation or inaccuracy; provided that JFB will not have the right to terminate the merger agreement pursuant to this section if JFB is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of the applicable closing condition (this bullet point shall be referred to as the “Xtend breach termination section”);

•

if prior to obtaining the Xtend shareholder approval, the Xtend Board has effected a Xtend change of recommendation (this bullet point shall be referred to as the “Xtend change of recommendation section”); or

•	Xtend has materially breached its no solicitation obligations under the merger agreement (this bullet point shall be referred to as the “Xtend no solicit breach section”).

Effect of Termination; Termination Fees; Expenses (Page 126)

In the event of termination of the merger agreement, written notice of termination shall be given to the non-terminating party, specifying the provision(s) within the merger agreement pursuant to which such termination is made.

In the event of termination, the merger agreement will be of no further force or effect and the mergers will be abandoned, each as of the date of termination, and following any such termination there will be no liability under the merger agreement on the part of any party to the merger agreement, except that:

•	the confidentiality agreement between JFB and Xtend will survive the termination;

•	certain provisions of the merger agreement will survive the termination, including the provisions relating to the termination fee and expenses described in this section; and

•	termination of the merger agreement will not relieve any party to the merger agreement from any liability for fraud or willful breach.

If (i) JFB or Xtend terminates the merger agreement pursuant to the outside date termination section, JFB or Xtend terminates the merger agreement pursuant to the Xtend shareholder approval termination section, or JFB terminates the merger agreement pursuant to the Xtend breach termination section, (ii) prior to the date of such termination (or prior to the Xtend shareholders meeting in the case of termination pursuant to the Xtend shareholder approval termination), an Xtend acquisition proposal is made to the Xtend Board, Xtend’s management or the Xtend shareholders or otherwise becomes publicly known, or any person publicly proposes or announces an intention to make an Xtend acquisition proposal, and (iii) such an Xtend acquisition proposal is consummated within 9 months of such termination or a definitive agreement with respect to such an Xtend acquisition proposal is entered into within 9 months of such termination (and is subsequently consummated, regardless of when such consummation occurs), then on or prior to the date such Xtend acquisition proposal is consummated, Xtend is required to pay JFB a fee of $15,000,000 in cash, or the Xtend termination fee. Solely for purposes of this paragraph, the term “Xtend acquisition proposal” will have the meaning assigned to such term above, except that all references to “15%” and “85%” therein shall be deemed to be references to “50%.”

If (i) JFB terminates the merger agreement pursuant to the Xtend change of recommendation section or Xtend no solicit breach section, or (ii) Xtend terminates the merger agreement pursuant to the outside date termination section at a time when JFB would be permitted to terminate the merger agreement pursuant to the Xtend change of recommendation section, within 2 business days after such termination, Xtend is required to pay to JFB the Xtend termination fee.

If (i) JFB or Xtend terminates the merger agreement pursuant to the outside date termination section, or Xtend terminates pursuant to the JFB breach termination section, (ii) prior to the date of such termination, a JFB acquisition proposal is made to the JFB board of directors, JFB’s management or JFB’s stockholders or otherwise becomes publicly known, or any person publicly proposes or announces an intention to make a JFB acquisition proposal and (iii) such JFB acquisition proposal is consummated within 9 months of such termination or a definitive agreement with respect to such JFB acquisition proposal is entered into within 9 months of such termination (and is subsequently consummated, regardless of when such consummation occurs) (in each case, only if such JFB acquisition proposal is the same as the original JFB acquisition proposal), then on or prior to the date that such JFB acquisition proposal is consummated, JFB shall pay to Xtend a fee of $15,000,000 in cash, or the JFB termination fee. Solely for purposes of this paragraph, the term “JFB acquisition proposal” will have the meaning assigned to such term as above, except that all references to “15%” and “85%” will be deemed to be references to “50%.”

If (i) Xtend terminates the merger agreement pursuant to the JFB change of recommendation section, the JFB no solicit breach section, or the JFB stockholder consent section, or (ii) JFB terminates the merger agreement pursuant to outside date termination section at a time when Xtend would be permitted to terminate the merger agreement pursuant to JFB change of recommendation section, within 2 business days after such termination, JFB will pay to Xtend the JFB termination fee, which, at Xtend’s sole discretion, may be paid either by wire transfer of immediately available funds or by issuing Xtend preferred shares to JFB with an aggregate value of $15,000,000, valued at the Deemed Value (as defined in the merger agreement) and on terms consistent with the terms of the most recent issuance of Xtend preferred shares.

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the mergers will be paid by the party incurring such costs and expenses.

For further information, please read the section entitled “Summary of the Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 126 of this information statement/prospectus.

Summary of Certain Agreements Related to the Mergers (Page 129)

JFB Support Agreements

Concurrently with the execution and delivery of the merger agreement, certain stockholders of JFB, or collectively, the JFB Supporting Stockholders, entered into JFB Support Agreements, or the JFB Support Agreements, with Xtend. The JFB Support Agreements provide, among other things, the obligation of JFB Supporting Stockholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions. The JFB Support Agreements also provide for certain restrictions on the transfer of New PubCo common stock and New PubCo pre-funded warrants issued in connection with the transactions contemplated by the merger agreement or after the Closing by the JFB Supporting Stockholders for a period of 180 days after the Closing, subject to certain exceptions.

Xtend Support Agreement

Concurrently with the execution and delivery of the merger agreement, the Xtend Supporting Shareholders entered into the Xtend Support Agreements with JFB. The Xtend Support Agreements provide, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions. The Xtend Support Agreements also provide for certain restrictions on the transfer of shares of New PubCo common stock by the Xtend Supporting Shareholders for 180 days after the Closing, subject to certain exceptions.

Simple Agreement for Future Equity

Pursuant to the merger agreement, JFB was obligated to enter into a simple agreement for future equity with Xtend in a private placement in an aggregate amount of $30.22 million, consisting of proceeds from the PIPE financing and additional funds.

Indemnification Agreement

On February 13, 2026, JFB entered into an indemnification agreement with Joseph F. Basile III, or the Indemnification Agreement, that will become effective upon the Closing, pursuant to which JFB may be required, among other things, to indemnify Mr. Basile for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of or relating to JFB’s obligations under certain contractual agreements or commitments as set forth on Schedule A to the Indemnification Agreement, or the Contracts, whereby Mr. Basile has directly or indirectly guaranteed or indemnified third parties against, or agreed to pay or perform or otherwise assume liability for, certain obligations under the Contracts.

Securities Purchase Agreement

On February 13, 2026, JFB entered into securities purchase agreements with the PIPE investors pursuant to which JFB agreed to issue and sell to the PIPE investors in a private placement an aggregate of 1,604,000 shares of JFB Class A common stock at a price of $6.25 per share. For further information, please read the section entitled “Summary of Certain Agreements Related to the Mergers—Securities Purchase Agreement” beginning on page 131 of this information statement/prospectus.

Management and Directors of New PubCo after the Mergers (Page 183)

Under the terms of the merger agreement, upon the completion of the mergers, the New PubCo Board will consist of the following five members: Messrs. A. Shapira, Liani, Kash, Miller and Simha.

Following the Closing, New PubCo is expected to be led by Mr. A. Shapira as Chief Executive Officer and Chair of the New PubCo Board; Mr. Horesh as Chief Financial Officer; Mr. Basile as Executive Vice President of Construction Operations; Mr. Liani as Chief Technology Officer; Mr. Ofri as Chief Operating Officer; Mr. M. Shapira as Chief AI Officer; and Mr. Swiel as Chief Legal Counsel.

Upon the completion of the mergers, the corporate headquarters, principal executive offices and related corporate and operational functions of New PubCo will be located at 5247 Crossroads Park Drive, Tampa, Florida 33610.

Interests of Affiliates in the Mergers (Page 195)

JFB’s directors and executive officers have interests in the mergers, that may be different from, or in addition to, the interests of JFB’s stockholders generally. The JFB Board was aware of these interests and considered them, among other matters, in negotiating, evaluating and approving the merger agreement and the mergers contemplated thereby and in recommending that JFB’s stockholders approve the mergers in accordance with the terms of the merger agreement. These interests are described in more detail within this information statement/prospectus, and certain of them are quantified within the narrative disclosure and in the section entitled “Interests of Affiliates in the Mergers” beginning on page 195 of this information statement/prospectus.

Certain Beneficial Owners of JFB Common Stock (Page 198)

Information regarding certain beneficial owners of JFB common stock is contained in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026, as amended by Amendment No. 1 thereto, under the section entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” which are attached as Annexes K-1 and K-2, respectively, to this information statement/prospectus. For further information, please read the section entitled “Where You Can Find Additional Information” beginning on page i of this information statement/prospectus.

Litigation Relating to the Mergers (Page 101)

As of the date of this information statement/prospectus, there are no pending lawsuits challenging the mergers. However, potential plaintiffs may file lawsuits challenging the mergers. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the mergers and result in substantial costs to JFB, including any costs associated with the indemnification of directors and officers. One of the closing conditions is the absence of any governmental order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the mergers. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the mergers on the agreed-upon terms, then such injunction may prevent the mergers from being consummated, or from being consummated within the expected time frame.

Material U.S. Federal Income Tax Consequences of the Mergers (Page 201)

It is intended that the mergers will qualify as a contribution governed by Section 351 of the Code. Assuming the mergers are so treated, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of JFB common stock that receives shares of New PubCo common stock in the mergers will (i) not recognize any gain or loss upon the exchange of shares of JFB common stock for New PubCo common stock in the mergers, (ii) have a tax basis in the New PubCo common stock received equal to the tax basis of the JFB common stock surrendered in exchange therefor; and (iii) have a holding period for shares of New PubCo common stock received that includes its holding period for its shares of JFB common stock surrendered in exchange therefor.

It is not a condition to the parties’ obligations to complete the transactions that the mergers, taken together, be treated as a contribution governed by Section 351 of the Code. None of the parties have sought or intend to seek any ruling from the IRS regarding the qualification of the mergers as a contribution governed by Section 351 of the Code. However, in connection with the effectiveness of this information statement/prospectus, Paul Hastings LLP will provide an opinion to the effect that the mergers will be treated for U.S. federal income tax purposes as a contribution governed by Section 351 of the Code.

For further information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” on page 201 of this information statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of JFB common stock. JFB stockholders are strongly urged to consult their tax advisors as to the specific tax considerations of the mergers, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in their particular circumstances.

Description of New PubCo’s Capital Stock (Page 204)

Upon consummation of the mergers, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo and stockholders of JFB are expected to own approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The rights of JFB stockholders, who will become New PubCo stockholders in the mergers, will be governed by the DGCL, the amended and restated certificate of incorporation and the amended and restated bylaws of New PubCo, as described in the section entitled “Comparison of Stockholder Rights”. You are encouraged to carefully read in their entirety (i) the amended and restated certificate of incorporation of New PubCo included as Annex B to this information statement/prospectus, (ii) the amended and restated bylaws of New PubCo included as Annex C to this information statement/prospectus and (iii) the applicable provisions of the DGCL.

Comparison of Stockholder Rights (Page 208)

The rights of JFB stockholders are currently governed by the NRS and the amended and restated articles of incorporation of JFB and the second amended and restated bylaws of JFB. Upon the Closing, the rights of JFB stockholders, who will become New PubCo stockholders in the mergers, will be governed by the DGCL, the amended and restated certificate of incorporation and the amended and restated bylaws of New PubCo, included as Annex B and Annex C, respectively, to this information statement/prospectus. The rights of JFB stockholders under the amended and restated certificate of incorporation and the second amended and restated bylaws of New PubCo will differ in certain important respects from such JFB stockholders’ rights under the amended and restated articles of incorporation of JFB and the second amended and restated bylaws of JFB, as described in the section entitled “Comparison of Stockholder Rights.”

No Dissenters’ or Appraisal Rights (Page 221)

No dissenters’ or appraisal rights will be available to JFB stockholders with respect to the mergers pursuant to Section 92A.390 of the NRS or any other applicable laws, as described in the section entitled “No Dissenters’ or Appraisal Rights” beginning on page 221 of this information statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains forward-looking statements (including in the case of JFB, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act). When used in this information statement/prospectus, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “outlook,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Xtend’s, JFB’s or New PubCo’s control and difficult to predict, and could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements generally include statements regarding the expected timetable for completing the mergers, the ability to complete the mergers, expected cost and revenue synergies, impacts and benefits of the mergers, projected financial information, future opportunities, expected cash distributions and other statements regarding Xtend’s, JFB’s and New PubCo’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. JFB, Xtend and New PubCo management have based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect JFB’s, Xtend’s and New PubCo’s respective businesses, financial condition and results of operations.

These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to:

•	difficulties with the integration and in realizing the expected benefits of the mergers;

•	the ability to obtain regulatory approvals (and the timing of such approvals) and meet other closing conditions to the mergers;

•	the inability to complete the mergers, or the potential for delay in completing the mergers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the mergers, to fail to close;

•	the unfavorable outcome of legal proceedings that may be instituted against Xtend, JFB and their affiliates in connection with the mergers;

•	the inability to capture all or part of the anticipated cost and revenue synergies;

•	significant fees and expenses associated with negotiating and completing the mergers;

•	potential liabilities that are not known, probable or estimable at this time;

•	the inability to obtain or maintain the listing of New PubCo common stock on NYSE following the mergers;

•	the potential diversion of management and employee attention and focus during the pendency of the mergers;

•	the risk that the public announcement of the merger agreement may have negative effects on JFB’s and Xtend’s revenues, customers, employees, operating results and share price;

•	the risk of adverse tax consequences of the mergers;

•	the inability to retain Xtend or JFB management, employees or talent during the pendency of the mergers and thereafter;

•	the possibility that New PubCo, Xtend or JFB may be adversely affected by other economic, business and/or competitive factors; and

•	other risks and uncertainties indicated from time to time in this information statement/prospectus relating to the mergers.

Consequently, all of the forward-looking statements contained in this information statement/prospectus are qualified by factors, risks and uncertainties, including those set forth under the headings titled “Risk Factors” beginning on page 27 of this information statement/prospectus and those set forth under the headings “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto, and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026, which are attached as Annexes K-1, K-2 and L, respectively, and incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find Additional Information” beginning on page i of this information statement/prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the applicable document or annex attached to this information statement/prospectus. None of New PubCo, JFB or Xtend undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of New PubCo, JFB and Xtend could be materially adversely affected.

RISK FACTORS

This section describes various risks and uncertainties related to the mergers, and the businesses and results of operations of New PubCo, Xtend and JFB. In addition to the other information included in this information statement/prospectus, the annexes and exhibits attached to this information statement/prospectus, and the documents that are referred to in this information statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this information statement/prospectus, you should carefully consider the following risks related to the mergers. You should also read and consider the risk factors associated with the businesses of each of Xtend and JFB because these risk factors may affect the operations and financial results of New PubCo. In the case of JFB, these risk factors may be found in its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto, and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026, which are attached as Annexes K-1, K-2 and L, respectively, and incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find Additional Information” beginning on page i of this information statement/prospectus. Additional risks and uncertainties not presently known to Xtend or JFB or that are not currently considered to be material may also adversely affect the mergers, or the businesses or results of operations of any of Xtend, JFB or New PubCo.

Risks Relating to the Mergers

JFB stockholders cannot be certain of the value of New PubCo common stock to be paid to them as consideration for the mergers. As (x) on the one hand, the economic interest percentage and voting power percentage of stockholders of JFB in New PubCo and (y) on the other hand, the economic interest percentage and voting power percentage of shareholders of Xtend in New PubCo, will each not be adjusted to reflect any changes in the values of JFB common stock, the value of the transaction consideration may be higher or lower than the value of the JFB common stock on earlier dates.

JFB stockholders are expected to receive one share of New PubCo common stock for each share of JFB common stock that they hold and Xtend shareholders are expected to receive, based on the illustrative exchange ratio, approximately 1.22 shares of New PubCo common stock for each Xtend ordinary share, subject in each case to any adjustment amount. As of the Closing, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo, with stockholders of JFB owning approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The value of the transaction consideration the JFB stockholders and Xtend shareholders will receive in the mergers will therefore depend on the combined value of Xtend and JFB at the effective time.

The market value of the shares of New PubCo common stock to be issued upon completion of the mergers is unknown as no trading market currently exists. While there is a trading market for JFB common stock, the market price of JFB common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this information statement/prospectus until the date that the mergers are completed, which could occur a considerable amount of time after the date of this information statement/prospectus. The market value of JFB common stock at the time of the consummation of the mergers may vary significantly from its price on the date of the merger agreement or the date of this information statement/prospectus and may not be reflective of the market value of the New PubCo common stock. Because the ownership percentages described above will not be adjusted to reflect any changes in the values of JFB common stock, the value of the transaction consideration may be higher or lower than the value of the JFB common stock on earlier dates. Therefore, until the completion of the mergers, JFB stockholders will not know or be able to determine the value, on a fully diluted basis, of the New PubCo common stock that they will receive pursuant to the merger agreement.

Xtend and JFB must obtain certain regulatory approvals in order to complete the mergers; if such approvals are not obtained or are obtained with conditions, the mergers may be prevented or delayed or the anticipated benefits of the mergers could be reduced.

The Closing is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the mergers, under the HSR Act.

At any time before or after the mergers are completed, any of the Department of Justice, or the DOJ, the Federal Trade Commission, or the FTC, U.S. state attorneys general or private parties could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, conditioning completion of the mergers, upon the divestiture of assets of Xtend, JFB or their respective subsidiaries or imposing restrictions on New PubCo’s post-transaction operations.

Completion of the mergers, is also conditioned upon clearance or approval by antitrust authorities in the U.S. and the Foreign Direct Investment Regulators. At any time before or after the mergers are completed, any of the antitrust authorities or private parties could take action under the applicable antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, conditioning completion of the mergers, upon the divestiture of assets of Xtend, JFB or their respective subsidiaries or imposing restrictions on New PubCo’s post-transaction operations. The terms and conditions of the approvals, consents and clearances that are granted may also impose requirements, limitations or costs or place restrictions on the conduct of New PubCo’s business following the completion of the mergers.

Any such requirements or restrictions sought by antitrust authorities could negatively affect the results of operations and financial condition of New PubCo following completion of the mergers. Any such requirements or restrictions may prevent or delay completion of the mergers, or may reduce the anticipated benefits of the mergers, which could also have a material adverse effect on New PubCo’s business and cash flows, financial condition and results of operations.

No assurance can be given that the required regulatory approvals will be obtained or that the required closing conditions will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such approvals. For more information about the effects of a failure to complete the mergers, please read the risk factor below entitled “ —Risk Factors Summary—Risks Relating to the Mergers—Failure to complete the mergers could negatively impact the businesses or financial results of JFB and the stock price of JFB Class A common stock.” Also, please read the section entitled “Summary of the Merger Agreement—Conditions to the Closing” beginning on page 123 of this information statement/prospectus for a discussion of the closing conditions and the section entitled “The Mergers—Regulatory Approvals” beginning on page 98 of this information statement/prospectus for a discussion of the regulatory approvals required in connection with the completion of the mergers.

The mergers are subject to regulatory review and approval requirements and may be ultimately prohibited.

The obligation of the parties to the merger agreement to consummate the mergers is subject to obtaining approval by the Foreign Direct Investment Regulators. For example, the Committee on Foreign Investment in the United States, or CFIUS, has authority to review direct or indirect foreign acquisitions and certain investments in

U.S. businesses. Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect acquisitions of and certain investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an acquisition or investment presents risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on - among other factors - the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, acquisition of, and investments that result in, “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and its implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford foreign investors certain information or governance rights in certain U.S. businesses that have a nexus to “critical technologies”, “critical infrastructure” and/or “sensitive personal data”.

Xtend and JFB intend to file the requisite materials to obtain such approvals and satisfy any applicable filing requirements. As a condition to granting the necessary approvals or clearances, certain governmental agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the business of the combined company after the completion of the merger (including on access to or sharing of information between certain personnel or businesses of the combined company). Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of or reduce the anticipated benefits of the mergers.

There can be no assurance that approval by the Foreign Direct Investment Regulators will be obtained. We can provide no assurance regarding the resolution of the review process, including whether possible conditions, limitations, restrictions and prohibitions will be imposed. The policies and agency practices of the Foreign Direct Investment Regulators are rapidly evolving, and there can be no assurances that the regulators will complete its review of the voluntary notice and clear the mergers without condition or without limitations on New PubCo. Among other measures, the Foreign Direct Investment Regulators could seek to impose new conditions, limitations or restrictions that could negatively impact New PubCo’s operations, limit our ability to engage with certain third parties or to operate in certain markets, or restrict investments by certain investors (for example, impose limits on information sharing with investors), any of which could increase our estimated costs or otherwise make New PubCo’s common stock less attractive to investors. The imposition of these limitations, restrictions or requirements could change our expectations of ownership and voting control of New PubCo, put downward pressure on the trading stock price of New PubCo, or New PubCo’s ability to pursue its strategic goals following the Closing. In the most extreme case, a Foreign Direct Investment Regulator may force the parties to unwind the mergers, which could create unknown additional risks and consequences and have an adverse impact on New PubCo and limit the value of your investment. A forced unwinding could take many forms, including a forced sale, as could the related adverse consequences for New PubCo. We also cannot provide any assurance that the resulting remedy will result in a return of cash proceeds or other consideration to shareholders of New PubCo in an amount equivalent to their investment, nor when such a remedy would be completed or under what conditions.

Xtend, JFB and New PubCo will incur significant transaction and merger-related transition costs in connection with the mergers.

New PubCo, Xtend and JFB each expect that they will incur significant, non-recurring costs in connection with the completion of the mergers, and the integration of the operations of Xtend and JFB. New PubCo, Xtend and/or JFB may incur additional costs to maintain employee morale and to retain key employees. Xtend and/or JFB will also incur significant fees and expenses relating to regulatory filings, legal, accounting, financial advisory and consulting fees and other costs associated with the mergers. Some of these costs are payable regardless of whether the mergers are completed. For further information, please read the section entitled

“Summary of the Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 126 of this information statement/prospectus.

Xtend and JFB will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers, on employees, clients, customers, suppliers and vendors may have an adverse effect on the ongoing business operations of Xtend or JFB and, consequently, have an adverse impact on the business operations of New PubCo. These uncertainties may impair Xtend’s or JFB’s ability to retain and motivate key personnel and could cause customers and others that deal with Xtend or JFB, as applicable, to defer or decline entering into contracts with Xtend or JFB, as applicable, or make other decisions concerning Xtend or JFB, as applicable, or seek to change existing business relationships with Xtend or JFB, as applicable. Certain of Xtend’s contracts contain change in control restrictions that may give rise to a right of termination or cancellation in connection with the mergers. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the mergers, Xtend’s and JFB’s businesses could be harmed. Furthermore, the merger agreement contains restrictions on the ability of Xtend and JFB to undertake certain actions or business opportunities outside the ordinary course of business prior to the completion of the mergers without the consent of the other party. Please read the section entitled “Summary of the Merger Agreement—Covenants and Agreements” beginning on page 109 of this information statement/prospectus for a description of the restrictive covenants applicable to Xtend and JFB.

The merger agreement limits JFB’s and Xtend’s ability to pursue alternatives to the mergers, which may discourage other companies from making a favorable alternative transaction proposal.

The merger agreement contains provisions that make it more difficult for JFB and Xtend to enter into alternative transactions, including provisions that restrict JFB’s and Xtend’s ability to, among other things, solicit, initiate or knowingly facilitate or knowingly encourage the submission of any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, any JFB acquisition proposal or Xtend acquisition proposal from a third party. Concurrently with the execution and delivery of the merger agreement, the Xtend Supporting Shareholders entered into the Xtend Support Agreements and the JFB Supporting Stockholders entered into the JFB Support Agreements. The Xtend Support Agreements provide, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions. The JFB Support Agreements provide, among other things, the obligation of the JFB Supporting Stockholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions. For further information, please read the section entitled “Summary of Certain Agreements Related to the Mergers—Xtend Support Agreements” and “Summary of Certain Agreements Related to the Mergers—JFB Support Agreements” beginning on page 129 of this information statement/prospectus.

While Xtend and JFB believe these provisions are reasonable, customary and not preclusive of other offers, the provisions may have discouraged a third party that had an interest in acquiring all or a significant part of JFB or Xtend from considering or proposing such an acquisition, even if such party were prepared to pay consideration with a higher per share value than the currently proposed transaction consideration.

Furthermore, the requirement for JFB or Xtend to pay a termination fee under certain circumstances could have resulted in a third party proposing to pay a lower per share price to acquire JFB or Xtend than it may otherwise have proposed to pay because of the added expense of the termination fee that could have become payable by Xtend or JFB in certain circumstances. For more information, please read the section entitled “Summary of the Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 126 of this information statement/prospectus.

Executive officers and directors of JFB may have interests in the mergers, that are different from, or in addition to, the rights of their stockholders.

Executive officers of JFB negotiated the terms of the merger agreement, and the JFB Board approved the merger agreement and the mergers. These executive officers and directors may have interests in the mergers, that are different from, or in addition to, those of shareholders of JFB. These interests include the possibility of continued employment of certain executive officers of JFB by New PubCo, the appointment of certain directors of JFB as directors of New PubCo, and the indemnification of JFB executive officers and directors by New PubCo and the surviving corporations. With respect to JFB executive officers and directors, these interests may also include the conversion of outstanding JFB equity awards into equity awards of New PubCo in the merger and enhanced change in control severance benefits. For a description of the interests of JFB executive officers and directors in the mergers please read the section entitled “Interests of Affiliates in the Mergers—Interests of JFB Affiliates in the Mergers—Interests of JFB’s Directors and Executive Officers in the Mergers” beginning on page 195 of this information statement/prospectus.

The mergers are subject to a number of closing conditions, including a Minimum Cash Balance, and if these conditions are not satisfied, the merger agreement may be terminated in accordance with its terms, and the mergers may not be completed. In addition, the parties have the right to terminate the merger agreement under certain circumstances, in which case, the mergers would not be completed.

The mergers are subject to a number of closing conditions, and if these conditions are not satisfied or waived (to the extent permitted by applicable law), the mergers will not be completed. These conditions include, among others: (i) the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters (which was satisfied on May 19, 2026 upon the delivery of the Written Consent) and the affirmative votes of the Xtend shareholders holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association), approving the merger agreement and the mergers; (ii) the expiration of the waiting period under the HSR Act, as amended (which expired on April 15, 2026); (iii) obtaining other applicable regulatory approvals, including the approvals of the Foreign Direct Investment Regulators; (iv) the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the mergers; (v) the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness; (vi) the registration, and the authorization for listing on NYSE, of New PubCo common stock; (vii) delivery by each of Xtend and JFB to the other party duly executed counterparts of the applicable ancillary agreements required to be delivered at the Closing; and (viii) customary conditions regarding the accuracy of the representations and warranties and material compliance by the parties with their respective obligations under the merger agreement. With respect to the Xtend shareholder vote referred to above, the affirmative votes of the shareholders of Xtend holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association), must approve the merger agreement and the mergers. Pursuant to the merger agreement amendment, Xtend will seek such approval at the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the mergers, and such meeting will be held no later than ten business days following the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part. The Xtend Supporting Shareholders entered into the Xtend Support Agreements. The Xtend Support Agreements provide, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions.

The consummation of the mergers is not subject to a financing condition. However, JFB must satisfy the Minimum Cash Balance. JFB expects to satisfy the Minimum Cash Balance through the combination of cash and restricted cash on its balance sheet and proceeds from the exercise of the JFB common stock purchase warrants outstanding immediately prior to the closing of the mergers. American Ventures LLC, Series XIV JFB currently holds and, pursuant to the JFB Support Agreement, has committed to exercise JFB common stock purchase warrants to purchase 24,206,799 shares of JFB common stock, which would generate net proceeds of $96.8 million. JFB is also in discussions with the holder of the remaining JFB common stock purchase warrants to obtain a commitment from them to exercise their JFB common stock purchase warrants to purchase 645,515 shares of JFB common stock prior to the closing of the mergers, which would generate net proceeds of $6.3 million. In the event of a shortfall, JFB plans to raise additional equity capital from new or existing investors. However, there can be no assurance that JFB will be able to do so or, in the event JFB is unable to do so, that Xtend will waive the Minimum Cash Balance condition.

These closing conditions may not be fulfilled, and accordingly, the mergers may not be completed. In addition, if the mergers are not completed by August 13, 2026 (subject to extension to February 13, 2027 in certain circumstances), Xtend or JFB may choose not to proceed with the mergers subject to the terms of the merger agreement. Moreover, Xtend and JFB can mutually decide to terminate the merger agreement at any time prior to the Closing. In addition, each of Xtend and JFB may elect to terminate the merger agreement in certain other circumstances, as described in the section entitled “Summary of the Merger Agreement—Termination” beginning on page 125 of this information statement/prospectus. If the merger agreement is terminated in certain circumstances, JFB or Xtend may incur substantial fees and neither JFB nor Xtend would realize the anticipated benefits of the mergers. For further information, please read the section entitled “Summary of the Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 126 of this information statement/prospectus.

If JFB is unable to satisfy the Minimum Cash Balance condition, Xtend could elect to waive the condition and close the mergers resulting in New PubCo having less cash available to fund its operations and growth.

In the merger agreement, JFB has agreed to meet the Minimum Cash Balance unless such requirement is waived by Xtend. If the Minimum Cash Balance is not met, and such condition is not waived by Xtend under the terms of the merger agreement, the proposed mergers will not be consummated. In the event that Xtend waives the Minimum Cash Balance condition, (i) the exchange ratio will increase as a result of the Adjustment Amount and (ii) New PubCo will have less cash available to fund its operations and growth.

Additional financing above the Minimum Cash Balance may be required to fund the operations and growth of the post-closing business, but may not be available or may not be available on favorable terms. The failure to secure such additional financing when New PubCo wants or needs such funding would likely have a material adverse effect on the operations, prospects and financial condition of New PubCo.

Failure to complete the mergers could negatively impact the businesses or financial results of JFB and the stock price of JFB Class A common stock.

If the mergers are not completed, the ongoing business of JFB may be adversely affected, and JFB will be subject to several risks and consequences, including, but not limited to, the following:

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JFB will be required to pay certain costs relating to the mergers, whether or not the mergers are completed, such as significant fees and expenses relating to regulatory filings, legal, accounting, financial advisory, consulting and other advisory fees and expenses, employee-benefit related expenses and filing and printing fees;

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under the merger agreement, JFB is subject to certain restrictions on the conduct of its business prior to completing the mergers, which may adversely affect its ability to execute certain of its business strategies; and

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matters relating to the mergers, may require substantial commitments of time and resources by JFB management and the expenditure of significant funds in the form of fees and expenses, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to JFB as independent companies, as the case may be.

In addition, if the mergers are not completed, JFB may experience negative reactions from the financial markets and from its customers and employees. JFB also could be subject to litigation related to a failure to complete the mergers, or to enforce its respective obligations under the merger agreement. If the mergers are not completed, JFB cannot assure their respective stockholders that the risks described above will not materialize and they may materially affect the business, financial results and stock prices of JFB. For further information, please read the section entitled “Summary of the Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 126 of this information statement/prospectus.

JFB may in the future be the target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the mergers.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements in an effort to enjoin the relevant transactions or seek monetary relief. JFB may in the future be a defendant in one or more lawsuits relating to the merger agreement and the mergers, and, even if any such future lawsuits are without merit or resolved in JFB’s favor, defending against these claims can result in substantial costs and divert management time and resources from pursuing the completion of the mergers, and from other potentially beneficial business opportunities. JFB cannot predict whether such lawsuits will be brought against JFB or the outcome of such lawsuits or others, nor can JFB predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the merger agreement and the mergers could delay or prevent the completion of the mergers, which may adversely affect JFB’s, Xtend’s or, if the mergers are completed but delayed, New PubCo’s business, financial position and results of operations.

JFB may waive one or more of the closing conditions without re-obtaining stockholder approval.

JFB has the right to waive, in whole or in part, certain of the conditions to its obligation to complete the mergers, to the extent permitted by law. Any such waiver may not require re-obtaining the approval of JFB’s shareholders (which has already been provided for JFB via the Written Consent), in which case JFB will have the ability to complete the mergers, without seeking additional stockholder approval. Any determination whether to waive any condition to the mergers, whether stockholder approval would be re-obtained as a result of any such waiver or whether this information statement/prospectus would be amended as a result of any waiver will be made by JFB at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on New PubCo and the current shareholders of JFB.

Xtend, JFB and, subsequently, New PubCo, must continue to retain, motivate and recruit executives and other key employees and service providers, which may be difficult in light of uncertainty regarding the mergers, and failure to do so could negatively affect New PubCo.

Both Xtend and JFB must continue to retain, motivate and recruit executives and other key employees and service providers, during the period prior to completion of the mergers. Moreover, New PubCo must be successful at retaining and motivating key employees and service providers following the completion of the mergers. Experienced employees and talent in the industries in which Xtend and JFB operate are in high demand and competition for such employees and talent can be intense. Employees and talent of both Xtend and JFB may experience uncertainty about their future role with New PubCo until, or even after, strategies with regard to New PubCo as a combined company are announced or executed. The potential distractions of the mergers, may adversely affect the ability of Xtend, JFB or, following completion of the mergers, New PubCo, to retain, motivate and recruit executives and other key employees and service providers, and keep them focused on applicable strategies and goals. A failure by Xtend, JFB or, following the completion of the mergers, New PubCo, to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative impact on the businesses of Xtend, JFB or New PubCo. Furthermore, if key employees or talent of Xtend or JFB depart or are at risk of departing due to issues including the uncertainty and difficulty of integration, financial security or a desire not to become employees or talent of

New PubCo, Xtend, JFB and/or New PubCo may incur significant costs to retain such individuals or to identify, hire and retain replacements for departing employees and talent and may lose significant expertise and talent relating to the business of Xtend, JFB and/or New PubCo, and New PubCo’s ability to realize the anticipated benefits of the mergers, may be adversely affected.

The mergers, may trigger change in control or other provisions in certain agreements, which may allow third parties to terminate or alter existing contracts or relationships with Xtend or JFB.

Xtend and JFB have contracts with customers, licensees, vendors, landlords, lenders and other business partners which may require Xtend and JFB to obtain consents from these other parties in connection with the mergers. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Xtend or JFB currently has relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with Xtend or JFB in anticipation of the mergers, or with New PubCo following the mergers. The pursuit of such rights may result in Xtend, JFB or New PubCo suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements or losing rights that are material to its business.

Any such disruptions could adversely impact New PubCo’s ability to achieve the anticipated benefits of the mergers. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the mergers, or the termination of the merger agreement.

The opinion of Marshall & Stevens will not be updated to reflect changes in circumstances between the signing of the merger agreement on February 13, 2026 and the completion of the mergers, on the closing date.

The JFB Board has not obtained an updated opinion from Marshall & Stevens as of the date of this information statement/prospectus, and the JFB Board does not anticipate asking Marshall & Stevens to update its opinion, which was issued in connection with the signing of the merger agreement on February 13, 2026. Changes in the operations and prospects of Xtend or JFB, general market and economic conditions and other factors that may be beyond the control of Xtend or JFB, and on which the Marshall & Stevens’ opinion was based, may significantly alter the price of the shares of JFB common stock by completion of the mergers. The opinion of Marshall & Stevens does not speak as of the time the mergers or as of any date other than the date of such opinion. For a description of the opinion that the JFB Board received from Marshall & Stevens, please read the section entitled “The Mergers—Opinion of JFB’s Valuation Advisor” beginning on page 92 of this information statement/prospectus.

Risks Relating to Xtend’s Business

The following are risk factors that relate to the business of Xtend Reality Expansion Ltd. In this section, unless the context requires otherwise, references to “Xtend”,” “we,” “our,” or “us” refer to Xtend Reality Expansion Ltd. and its consolidated subsidiaries prior to the completion of the mergers and assume that the business of Xtend will be operated in substantially the same manner as it was conducted by Xtend prior to the Closing.

Industry and Economic Risk Factors

We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability.

Since our inception, we have incurred significant net losses. Our net losses were $11.6 million and $5.7 million for the three months ended March 31, 2026 and 2025, respectively. As of March 31, 2026, we had an accumulated deficit of approximately $100.7 million. To date, we have financed our operations primarily through sales of our equity securities and borrowings under our credit facilities.

We expect our operating expenses to increase significantly as we pursue our growth strategy, including expending substantial resources for research, development and marketing. The extent of our future operating losses and the timing of profitability are highly uncertain, and we expect to continue incurring significant expenses over the next several years. Any additional operating losses may have an adverse effect on our stockholders’ equity and the price of our common stock, and we cannot assure you that we will ever be able to achieve profitability.

Even if we achieve profitability, we may not be able to sustain or increase such profitability. Additionally, our costs may increase in future periods and we may expend substantial financial and other resources on, among other things, sales and marketing, the hiring of additional officers, employees, contractors and other service providers, and general administration, which may include a significant increase in legal and accounting expenses related to public company compliance, continued compliance and various regulations applicable to our business or arising from the growth and maturity of our company. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product and service offerings or continue our operations, and may cause the price of our common stock to decline.

We depend on the U.S. and Israeli Governments for substantially all of our business. Changes in the U.S. or Israeli Government’s priorities, strategies, spending, or other risks associated with conducting business with the U.S. and Israeli Government could have a material adverse effect on our financial position, results of operations, or cash flows.

We conduct most of our business with the U.S. and Israeli Governments, primarily the U.S. Department of War, or DoW, and the Israeli Defense Force. Substantially all of our revenue in 2025 was derived from products and services sold to these customers. We expect our customer base to continue to be primarily government-focused, with the majority of our future revenues generated from the United States and the remainder derived from a combination of EMEA and APAC regions. We operate in a heavily regulated environment and are overseen and routinely audited by the U.S., Israeli and Singapore Governments and their respective agencies, including the DoW, Directorate of Defense Research & Development, Ministry of Defence, Israel Aerospace Industries, and Defence Science and Technology Agency. Our U.S. and Israeli Governments contracts are subject to various risks. We cannot predict the impact on our existing or future contracts due to changes in the global geopolitical and economic environment, including inflationary pressures, defense spending levels and priorities, government efficiency and other budgetary priorities, customer procurement practices and processes, and other factors that may impact our customer’s short- and long-term plans and priorities or our ability to compete, capture, and perform successfully on such contracts. Any of these factors could materially adversely affect our business with the U.S. and Israeli Governments and our financial position, results of operations, or cash flows.

The U.S. and Israeli Governments generally have the ability to terminate contracts, in whole or in part, with little or no prior notice, for convenience or for default based upon performance. In the event of termination for convenience, a contractor generally is able to recover costs incurred and profit on costs up to the amount authorized under the contract, but not the profit that would have been earned had the contract been completed. However, the U.S. and Israeli Governments may assert that they are not required to provide additional funding for such costs if sufficient funding has not been appropriated to cover them. Any termination also could result in the cancellation of future work. A termination resulting from our default can expose us to various liabilities, including excess re-procurement costs, and could negatively affect our ability to compete for future contracts. Any contract termination (including a termination of a prime contract for which we are a subcontractor) could have a material adverse effect on our financial condition, results of operations, or cash flows.

The U.S. and Israeli Governments also can stop work under a contract for a limited period of time for their convenience. In the event of a stop work order, contracts typically are protected by provisions covering reimbursement for costs incurred to date and for costs associated with the temporary stoppage of work plus a reasonable fee. However, such temporary stoppages may result in financial or other damages for which contractors may not be able to recover fully. In some cases, they could result in termination of a contract for convenience or reduced future orders.

Significant delays or reductions in appropriations for our products and/or changes in customer priorities could have a material adverse effect on our financial position, results of operations, or cash flows.

As a government contractor, we depend on government funding for our products. Government programs are subject to budget authorization and appropriation processes even though program performance may extend over several years. These programs may be funded initially on a partial basis with additional funds committed only as further appropriations are made. If we or our subcontractors incur costs in excess of existing funding on a contract, we are generally at risk for reimbursement and may not recover those costs unless and until additional funds are appropriated. We cannot predict the extent to which total funding or funding for individual programs will be included, increased, or reduced as part of the annual budget process or through continuing resolutions or individual supplemental appropriations.

If an appropriations bill is not passed before the beginning of a fiscal year, a temporary spending measure can be enacted to provide stopgap funding for a specified period of time at a specified rate, often the prior year’s appropriations level. When a government operates under a continuing resolution, limitations can be placed on production increases, multi-year procurements, and new program starts, which may result in delays or cancellation of new contract awards. When a government fails to enact annual appropriations or a temporary spending measure, a full or partial federal government shutdown may occur, as occurred in the United States in October 2025. A federal government shutdown could, in turn, result in the delay or cancellation of government programs, or the delay of payments by our customers, which could have a negative effect on our cash flows and adversely affect our future results of operations.

In addition, pressures on, as well as laws and plans relating to, the federal budget, potential changes in the threat environment, priorities and defense spending, government efficiency efforts, the timing and substance of the annual budget process, use of temporary funding measures, and federal debt limits, have impacted and could continue to impact the amount and timing of funding for individual programs and delay purchasing or payments by our customers. Current government spending levels for defense-related or other programs may not be sustained, and future spending and program authorizations may not increase or may decrease or shift to programs in areas in which we do not provide products or services or are less likely to be awarded contracts. Such changes in spending authorizations and budgetary priorities may occur as a result of uncertainty surrounding the federal budget, increasing political pressure and legislation, shifts in spending priorities from defense, federal civilian, or other programs as a result of competing demands for federal funds and government efficiency efforts, changes in the threat environment, including the number and intensity of military conflicts, or other factors. We have experienced price adjustments and renegotiations of certain of these contracts and may in the future continue to experience such impacts which could have an adverse impact on the programs in which we participate and, ultimately, our results.

Demand for our products and services also can be affected by shifts in customer priorities resulting from changes in military strategy and planning. In response to the need for less expensive alternatives and the increasing proliferation of advanced weapons, future strategy reassessments by the DoW may result in decreased demand for our products. We cannot predict the impact of changes to customer priorities on existing, follow-on, replacement, or future programs. A shift of priorities to programs in which we do not participate and related reductions in funding for, or the termination of programs in which we do participate could have a material adverse effect on our financial position, results of operations, or cash flows.

If the unmanned systems markets do not experience significant growth, if we cannot expand our customer base or if our software and systems do not achieve broad acceptance, then we may not be able to achieve our anticipated level of growth.

We cannot accurately predict the future growth rates or sizes of the markets for our software and systems. Demand for our software and systems may not increase, or may decrease, either generally or in specific markets, for particular types of software and systems or during particular time periods. We believe the market for commercial unmanned systems is nascent and the expansion of the market for our software and systems in particular, depends on a number of factors, including the following:

•	customer satisfaction with these types of systems as solutions;

•	the cost, performance and reliability of our products and products offered by our competitors;

•	customer perceptions regarding the effectiveness and value of these types of systems;

•	obtaining timely regulatory approvals for new customer deployments; and

•	marketing efforts and publicity regarding these types of systems and services.

Even if commercial unmanned systems gain wide market acceptance, our software and systems may not adequately address market requirements and may not continue to gain market acceptance. If these types of systems generally, or our software and systems specifically, do not gain wide market acceptance, then we may not be able to achieve our anticipated level of growth and our revenue and results of operations would decline.

Our ability to market and sell our products is subject to existing government laws, regulations and standards, including by the Israeli Defense Export Control Agency within the Israeli Ministry of Defense, or DECA, and the U.S. State Department’s Directorate of Defense Trade Controls, or DDTC. Changes in such laws, regulations and standards (in the State of Israel and in the United States) or our failure to comply with them could materially and adversely affect our results of operations.

Changes in laws and regulations could reduce the demand for our products or require us to re-engineer our products, thereby creating opportunities for our competitors. Regulatory approvals for our products may be delayed or denied for a variety of reasons that are outside of our control. Additionally, market anticipation of significant new standards can cause customers to accelerate or delay buying decisions.

In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the Foreign Corrupt Practices Act, or FCPA, export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, the State Department’s Directorate of Defense Trade Controls, or DDTC, and the Bureau of Industry and Security, or BIS, of the Department of Commerce. As a result of doing business in foreign countries and with foreign customers, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.

As part of our business, we may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA’s prohibition on providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the provisions of anti-bribery and anti-corruption laws in some jurisdictions extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. Some of the international locations in which we may operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion worldwide could increase the risk of FCPA, OFAC or other similar violations in the future.

We may be subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our products, technology, operations and markets. For example, the marketing and export of defense related equipment, services, ‘know-how’ are subject to DECA’s regulation under the Defense Export Act, collectively, Israeli Trade Control Laws, which impact our operations, for example by limiting our ability to sell, export, or otherwise transfer our products or technology, or to release controlled technology to non-Israeli companies.

In the U.S., these laws include the International Traffic in Arms Regulations, or ITAR, administered by the DDTC, the Export Administration Regulations, or EAR, administered by the BIS and trade sanctions against embargoed countries and destinations administered by OFAC and collectively, American Trade Control Laws. The EAR governs products, parts, technology and software which present military or weapons proliferation concerns, so-called “dual use” items, and ITAR governs military items listed on the United States Munitions List, or USML. Prior to shipping certain items, we must obtain an export license or verify that license exemptions are available. Any failures to comply with these laws and regulations could result in fines, adverse publicity and restrictions on our ability to export our parts, and repeat failures could carry more significant penalties.

We may not be able to retain licenses and other authorizations required under the applicable American Trade Control Laws and Israeli Trade Control Laws. The failure to satisfy the requirements under the American Trade Control Laws and Israeli Trade Control Laws, including the failure or inability to obtain necessary licenses or qualify for license exceptions, could delay or prevent the development, production, export, import, and/or in-country transfer of our products and technology, which could adversely affect our revenues and profitability.

Changes to the procurement, contracting, or other processes and practices of our government customers and adversely affect our current programs and potential new awards.

Our industry has experienced, and we expect will continue to experience, changes to business practices resulting from, among other things, a greater focus on affordability, efficiencies, business systems, recovery of costs, and a reprioritization of available customer funding. Initiatives and changes to procurement practices by our government customers may change the way government contracts are solicited, negotiated, and managed, and may impact whether and how we pursue opportunities to provide our products and services to our government customers, which may have an adverse impact on our business, financial condition, results of operations, or cash flows. Changes in procurement practices favoring incentive-based fee arrangements, different award criteria, non-traditional contract provisions, and cost mandates from the government may affect our profitability and the predictability of our profit rates.

For example, the U.S. Government also is pursuing alternatives to shift additional responsibility and performance risks to contractors. The DoW in particular is accelerating the development and acquisition of new technologies through the use of rapid acquisition alternatives and procedures, including through other transaction authority agreements, or OTAs, and Commercial Solutions Openings, or CSOs. We have seen, and expect to continue to see, OTAs and CSOs used as an alternative to traditional procurement methods. These contracting methods are not subject to all of the procurement requirements that typically apply to Department contracts, including the Federal Acquisition Regulation, or FAR, and may be used, subject to certain conditions, for research, prototype development, and follow-on production for a successful prototype. OTA awards generally require a significant portion of the work to be performed by a non-traditional defense contractor or to be funded by non-governmental sources. Moreover, these solicitations typically have significantly shorter acquisition times as compared to traditional procurements. If we cannot adapt successfully to changing acquisition processes or if the Department significantly favors privately funded, non-traditional defense contractors or increases cost sharing mandates, we may lose new business opportunities, including in high-growth or strategic areas, and our future performance and results of operations could be adversely affected.

In addition changes in procurement practices, we have seen our government customers implement cost recovery/cost savings initiatives to prioritize cost recovery/savings. As a result, we may experience a higher number of audits and/or lengthened periods of time required to close audits. These audits may result in costs being challenged, debated, and in certain cases, withheld or modified, and could adversely affect our financial position, results of operations, or cash flows.

Our pipeline metrics may not be indicative of future revenue, and a significant portion of our pipeline opportunities may not result in signed contracts or recognized revenue.

We regularly track our sales pipeline consisting of opportunities at various stages of development, from early customer engagement through executed contracts. Our pipeline metrics reflect management’s estimates of the value and probability-weighted likelihood of closure of identified opportunities based on information available at the time of measurement. These metrics are subject to significant uncertainty and should not be relied upon as an indicator of future revenue or business performance.

Pipeline opportunities may fail to progress, stall, or be lost at any stage of our sales process for reasons outside our control, including changes in a prospective customer’s budget, procurement priorities, or organizational structure; the selection of a competing solution; shifts in government defense or procurement spending; geopolitical developments affecting our target markets; or the failure to satisfy technical, regulatory, or contractual requirements. The conversion of pipeline opportunities to signed contracts, and of signed contracts to recognized revenue, depends on numerous factors that are difficult to predict, and our historical conversion rates, to the extent disclosed, may not be predictive of future results.

Our pipeline stage assignments and probability weightings reflect the judgment of our management team and are not derived from a standardized industry methodology. Different companies may define pipeline stages differently, and our metrics may not be comparable to similar metrics reported by other companies. In addition, a signed contract does not constitute a purchase order and does not by itself result in revenue recognition. Contracts may be subject to conditions precedent, funding approvals, or other requirements before they give rise to a binding purchase obligation, and such conditions may not be satisfied.

Failure of our pipeline opportunities to convert into revenue at the rates or on the timelines we anticipate could materially and adversely affect our results of operations, financial condition, and prospects. Given the early stage of our commercial development, our near-term revenue trajectory is meaningfully dependent on the conversion of current pipeline opportunities, and any material shortfall in conversion could have a disproportionate impact on our business relative to more established companies.

Competition within our markets and bid protests may affect our ability to win new contracts and result in reduced revenues or market share.

We operate in a highly competitive environment and many of our competitors have more financial capacity or other resource or capabilities. The competition for our products is heightened due to changes in budgetary pressures and priorities. We expect competition for autonomous robotic systems to continue to be intense.

We compete domestically and internationally against mid to large aerospace and defense companies and non-traditional defense companies many of which have more financial resources or capabilities. The success of our business in competing depends, in part, on our ability to remain cost-competitive, respond to changes in customer acquisition strategies, accurately anticipate our customers’ needs, and differentiate our products and services offerings from other market participants.

Our competitive environment also is affected by bid protests from unsuccessful bidders on new program awards. As the competitive environment intensifies, the number of bid protests may increase. Bid protests can result in an award decision being overturned, requiring a re-bid of the contract. Even when a bid protest does not result in a re-bid, resolution of the matter typically extends the time until contract performance can begin, which can reduce our earnings in the period in which the contract would otherwise be performed.

We have classified contracts with the U.S. and Israeli Governments, which limits investor insight into portions of our business.

We derive a portion of our revenues from programs with the U.S. and Israeli Governments that are subject to security restrictions that preclude the dissemination of information, including Israeli classified programs. In general, access to classified information, technology, facilities or programs requires appropriate personnel security clearances, is subject to additional contract oversight and potential liability and may also require appropriate facility clearances and other specialized infrastructure. We are limited in our ability to provide information about these classified programs, their risks or any disputes or claims relating to such programs. As a result, investors have less insight into our classified business and our business overall. However, historically the business risks associated with our classified programs have not differed materially from those of our other government contracts.

Business and Operational Risk Factors

Our technology, software and systems have only been developed in the last several years and we have had only limited opportunities to deploy and assess their performance in the field at full scale.

The current generation of our XOS platform has only been developed in the last several years and will continue to evolve. Deploying and operating our technology is complex and, is done primarily by a small number of customers. As the number, size and complexity of our deployments grow, we may encounter unforeseen operational, technical and other challenges, some of which could cause significant delays, trigger contractual penalties, result in unanticipated expenses, and/or damage to our reputation, each of which could materially and adversely affect our business, financial condition and results of operations.

We depend on our ability to develop new products, expand the adoption of our XOS software platform and enhance and sustain the quality of existing products.

Our growth and future success will depend, in significant part, on our ability to continue to design and develop new competitive products, expand the adoption of our XOS software platform and enhance and sustain the quality and marketability of our existing products. As such, we have made, and expect to continue to make, substantial investments in technology development. In the future, we may not have the necessary capital, or access to capital on acceptable terms, to fund necessary levels of research and development. Even with adequate capital resources, we may nonetheless experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules and, even if we do, we may not develop new products fast enough to provide sufficient differentiation from our competitors’ products, which may be more successful.

We expect to incur substantial research and development costs and devote significant resources to identifying and commercializing new software and systems, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications and new environments, and introducing new software and systems that achieve market acceptance. We plan to incur substantial research and development costs as part of our efforts to design, develop and commercialize new software and systems and enhance existing products. Further, our research and development programs may not produce successful results, and our new software and systems may not achieve market acceptance, create additional revenue or become profitable, which could materially harm our business, prospects, financial results and liquidity.

If our products do not interoperate with our customers’ other systems, the purchase or deployment of our software and systems may be delayed or cancelled.

Our products are designed to interface with our customers’ other systems, each of which may have different specifications and utilize multiple protocol standards and products from other vendors. Our products will be required to interoperate with many or all of these products as well as future products in order to meet our customers’ requirements. If we find errors in the existing software or defects in the hardware used in our customers’ systems, we may need to modify our products or services to fix or overcome these errors so that our products will interoperate with the existing software and hardware, which could be costly and negatively affect our business, financial condition, and results of operations. In addition, if our software and systems do not interoperate with our customers’ systems, customers may seek to hold us liable, demand for our products could be adversely affected or orders for our products could be delayed or cancelled. This could hurt our operating results, damage our reputation or brand, and seriously harm our prospects, business, financial condition or results of operations.

Cost growth on flexibly priced contracts that does not result in higher contract prices reduces our profit and exposes us to the potential loss of future business.

Our operating income is adversely affected when we incur certain contract costs or certain increases in contract costs that cannot be billed to customers. Contract cost growth has occurred and may occur in the future when expenses to complete a contract increase and/or differ materially from our initial estimates. Factors that have caused, and may in the future cause, contract cost growth include, but are not limited to, inflation, changes in trade policy (including tariffs), technical challenges, manufacturing difficulties, delays, workforce-related issues, including labor shortages and reduced productivity, changes in the nature and complexity of the work performed, the timeliness, availability and cost of materials or equipment, subcontractor performance or product quality issues, performance delays, availability and timing of customer funding, changes in trade policy, and natural disasters. A significant increase in contract costs from our original cost estimates on one or more contracts could have a material adverse effect on our financial position, results of operations, or cash flows.

Our risk and ability to recover costs vary with the type of contract under which we are performing: firm fixed-price, fixed-price incentive, cost-type, or time and material.

Substantially all of our revenue in 2025 was generated under firm fixed-price contracts and no revenues generated under fixed-price incentive or cost-type contracts. Fixed-price contracts generally tend to have more financial risk than cost-type contracts, including as a result of inflationary pressures, wage pressures and labor shortages, and supplier challenges. These contracts increase the risk that we may not recover our costs or will generate less profit or a loss if our costs exceed initial estimates. With cost-type contracts, allowable costs are generally subject to reimbursement plus an award or incentive fee, which is uncertain and may be earned over time. Under each type of contract, our operating results could be adversely affected if we are unable to control costs, particularly if we are unable to negotiate an increase in contract price, or recover increased costs, with our customers.

U.S. Government contracts often extend for years, and unforeseen events, such as technology difficulties, fluctuations in the price of raw materials, a significant increase in or sustained period of higher inflation, new or increased tariffs, supplier issues, including equipment delays, challenging labor market conditions, unexpected rework, and cost overruns, have in the past resulted, and may in the future result, in contract prices becoming less favorable or even unprofitable to us over time. Higher interest rates resulting from inflationary pressures can also impact the fair values of our contracts. Moreover, if we fail to meet contract deadlines or specifications, we may be required to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages, or suffer major losses if the customer exercises its right to terminate.

Cost overruns have adversely impacted, and may continue to impact, our results of operations, which are dependent on our ability to maximize our earnings from our contracts. This risk would be greater if our contracts shifted toward a greater percentage of fixed-price contracts, particularly firm fixed-price contracts. Cost overruns or the failure to perform on existing programs also may adversely affect our ability to retain existing programs and win future contract awards. In addition, changes in contract financing policy for fixed-price contracts, such as changes in performance and progress payments policies, could significantly affect the timing of our cash flows.

From time to time, we may begin performance under an undefinitized contract action with a not-to-exceed price prior to completing contract negotiations, in order to support our customer’s priorities. Uncertainties relating to final contract price, specifications and terms, or loss of negotiating leverage associated with contract definitization, may negatively affect our profitability.

Our business may be adversely affected if we are unable to attract, train, and retain qualified personnel.

Our performance and growth is dependent upon our ability to identify, attract, train, and retain sufficient qualified personnel with the requisite skills in multiple areas, including: engineering, nuclear, trades and crafts, manufacturing, information technology, and cybersecurity, and who share our values and culture. We also must be able to attract and retain personnel who can obtain and maintain required security clearances. It can be difficult to replace personnel with the required skills, experience, and/or clearances if we experience unplanned attrition.

If we lose experienced personnel and are unable to hire new qualified personnel, develop and train inexperienced employees, and successfully manage the short and long-term transfer of critical knowledge and skills our business could be adversely affected. Our ability to overcome these challenges in the short and long term will have a significant impact on our results of operations, financial condition, and cash flows.

Many of our officers and employees in the State of Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called to active duty at any time, including under emergency circumstances. The absence of employees due to such military service, particularly if it involves key personnel or a significant number of employees, could disrupt our operations. Any such disruption could materially adversely affect our business, operating results and financial condition, and may impair our ability to meet our contractual obligations.

Notwithstanding the foregoing, we may be classified as an “essential enterprise” under applicable law, which in certain circumstances may allow us to require employees to continue working during periods of emergency. However, there can be no assurance that such classification or measures will fully mitigate the impact of employee absences, particularly in the event of widespread or prolonged military service.

We have experienced, and may continue to experience, significant challenges hiring and retaining personnel with relevant qualifications and experience, which has negatively impacted, and may continue to negatively impact, our results of operations, financial condition, and cash flows, and could impact our ability to perform under our contracts and compete for new contracts. Competition for talent is intense, and this has affected, and may continue to affect, our ability to successfully attract or retain personnel with the requisite skills or clearances. We continue to face increased competition for talent, both with traditional defense companies and commercial companies, and with increasing wage rates. We also compete with commercial technology companies outside of the aerospace and defense industry for qualified technical positions. These companies may be able to offer more attractive compensation and other benefits to candidates, including in the recruitment of our existing employees. In addition, we may be limited in the amount and terms of compensation we are able to offer our executive officers or other employees as a U.S. defense contractor under certain circumstances. We have also experienced higher labor, recruiting, and training costs to attract and retain such employees, which has impacted our results of operations, financial condition, and cash flows. A shortage of skilled employees has and may continue to impact our ability to perform our contracts and may impact our ability to compete for new contracts.

Our earnings and profitability depend, in part, upon subcontractor performance and raw material and component availability and pricing.

We rely on third parties to provide raw materials, major components and sub-systems, hardware elements, and sub-assemblies for our products and to perform certain services we provide to our customers, in compliance with applicable laws and regulations, including applicable Department cybersecurity requirements. For example, our U.S. Government contracts require us to procure certain materials, components, and parts from supply sources approved by the customer and/or are restricted from procuring products or services from certain sources. Disruptions and performance issues from our suppliers and subcontractors, unanticipated cost growth for the products and services they provide, or inconsistencies between our contractual obligations to our customers and our agreements with our subcontractors and suppliers, have adversely impacted and may in the future impact our ability to meet our commitments to customers. Our ability to satisfy our obligations on a timely basis are adversely affected if one or more of our suppliers or subcontractors are unable to provide agreed-upon products, materials, or services in a timely, compliant, and cost-effective manner, or they otherwise fail to satisfy contractual requirements. The inability of our suppliers or subcontractors to meet expectations could also result in our need to transition to alternate parties, if available, which could result in significant incremental cost and delay, or the need for us to provide other supplemental support to our existing suppliers and subcontractors.

Our costs to manufacture our products can increase over the terms of our contracts, including as a result of increases in material costs and wages. Although we may be protected from increases in material costs through cost escalation provisions, the difference in basis between our actual material costs and industry indices may expose us to cost recovery risk. Our bids for longer-term firm fixed-price contracts typically include assumptions for labor and other contract costs that historically have been sufficient to cover cost increases over the period of performance. Our profitability may be adversely affected if these cost assumptions are not sufficient to cover potential contract cost growth. In addition, significant delays in deliveries of key raw materials, which may occur due to material shortage or pricing, could have a material adverse effect on our financial position, results of operations, or cash flows.

In some cases, only one supplier may exist for certain components and parts required to manufacture our products. The inability of a sole source supplier to provide a necessary component or part on a timely, compliant, and cost-effective basis could increase our contract cost and affect our ability to satisfy our contract obligations.

Our procurement practices are intended to provide materials, components, parts, and services that meet contract specifications and reduce the likelihood of our procurement of unauthorized, non-compliant, or deficient goods and services. We rely on our subcontractors and suppliers to comply with applicable laws, regulations and through representations and certifications from our subcontractors and suppliers regarding such compliance. We also conduct technical assessments, inspections, and audits, as necessary, with subcontractors and suppliers. Notwithstanding the actions we take to mitigate the risk of receiving non-compliant materials, components, parts, and services, subcontractors and suppliers sometimes provide us with unauthorized, non-compliant, or deficient goods and services, which can increase our contract costs and impact our ability to satisfy our contract obligations to our customers.

Our success depends, in part, on our ability to increase our current and future manufacturing capacity. If we are unable to do so, or to do so in a cost-effective manner, our business could be materially adversely affected.

We expect that we will need to increase our manufacturing capacity to meet current and future production demands. We are utilizing and may in the future utilize one or more strategies to increase such capacity including, among others, increasing investment in our current XFABs, identifying and retaining additional qualified personnel, utilizing third parties to support production needs, and identifying efficiencies in our current production process to support increased production. We also may seek to increase our capacity through acquisitions, partnerships, or other arrangements. Our ability to increase capacity is subject to risks and uncertainties. We cannot provide any assurances that we will be able to successfully expand production capacity, or to do so on a cost-effective basis. In addition, our ability to expand our manufacturing capacity will also depend greatly on our ability to hire, train, and retain an adequate number of personnel, in particular personnel with the appropriate level of knowledge, background and skills. If we are unable to hire such personnel, our business and financial results would be negatively impacted.

Many of our contracts include performance obligations that incorporate innovative designs, state-of-the-art manufacturing expertise, or new technologies, or otherwise are dependent upon factors not wholly within our control, and failure to meet performance expectations could adversely affect our profitability and future prospects.

We design, develop, and manufacture products and perform services that often involve innovative designs, new technologies, and complex manufacturing processes. Delays and issues with product development, technology implementation, manufacturing, or subcontractor components or services can impact our contract performance.

Problems associated with development or implementation of these new technologies or design changes in the manufacturing process can lead to delays in the design and manufacturing schedule. The risks associated with new technologies or design changes during construction can both increase the cost of a ship and delay delivery.

Our products cannot always be tested and proven and are otherwise subject to unforeseen problems, including premature failure of elements that cannot be accessed for repair or replacement, substandard quality or workmanship, and unexpected degradation of product performance. These failures could result in loss of life or property and could negatively affect our results of operations as a result of unanticipated expenses that we don’t recover, diversion of management attention, loss of follow-on work, and, in the case of certain contracts, reimbursement to the customer of contract costs and fee payments previously received.

We periodically experience quality issues with respect to products and services that we sell to our customers. These issues can and have required significant resources to determine the source of the deficiencies and implement corrective actions. We may discover quality issues in the future related to our products and services that require analysis and corrective action. Such issues and our responses and corrective actions could have a material adverse effect on our financial position, results of operations, or cash flows.

We could be negatively impacted by security threats, including cybersecurity threats, and related disruptions.

As a defense contractor, we face significant cyber and other security threats. These threats include, among others, threats to our information technology infrastructure, including attempts to gain unauthorized access to classified, proprietary or other sensitive information or otherwise compromise the integrity, confidentiality and/or availability of our systems, hardware and networks or those of our suppliers and subcontractors; insider threats; ransomware; threats to the safety of our directors, officers and employees; threats to our facilities, infrastructure, products (we produce and use), and subcontractors or other suppliers; and threats from terrorist acts, espionage, civil unrest and other acts of aggression.

Our information technology infrastructure is critical to the efficient operation of our business and essential to our ability to perform day-to-day operations. We rely on this infrastructure to process, transmit, and store electronic information, including classified and other sensitive information of the U.S. and Israeli Governments. We face substantial cybersecurity threats, including threats to our and the U.S. and Israeli Governments’ proprietary and classified information from advanced nation state threat actors and non-state actors, sophisticated cybercrime syndicates, hacktivists, and insiders. These cybersecurity threats are continuously evolving and include security breaches (whether through cyber attack, cyber intrusion, or insider threat) via the internet; malicious software, including ransomware; computer viruses; attachments to emails; persons inside our organization or with access to systems inside our organization; subcontractors or suppliers; or other significant disruptions of our information technology networks and related systems or those of our suppliers or subcontractors, including through the use of new and emerging technologies like artificial intelligence. Some of these threats are zero-day attacks associated with previously unknown vulnerabilities in third party software products we utilize in our business.

We have experienced cybersecurity attacks and expect we will continue to experience additional attacks in the future. Cybersecurity attacks or other incidents can lead to the loss or misuse of sensitive information or capabilities; theft or corruption of data; harm to personnel, infrastructure or products; financial costs and liabilities; protracted interruptions of our operations and performance; significant recovery and restoration expenses; degraded performance on existing contracts; and misuse of our products. They also can harm our reputation, result in the loss of current or future contracts, including work on sensitive or classified systems for the U.S. and Israeli Governments, and cause us to incur significant costs or other potential liabilities, any of which could have a material adverse effect on our operations, financial position, results of operations, or cash flows. Given the persistence, sophistication, volume, and novelty of threats we face, we may not be successful in preventing or mitigating an attack that could have a material adverse effect on us, and the costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means.

While we use robust countermeasures to mitigate the risks posed by cybersecurity threats, external and internal threat actors continuously seek to evade our cybersecurity countermeasures to gain unauthorized and unlawful access to our information technology infrastructure, assets, and data, both on premises and in the cloud. Even the most well-protected information, networks, systems, and facilities remain potentially vulnerable because attempted security breaches, particularly cybersecurity attacks and cyber intrusions or disruptions, regularly occur and will continue to occur in the future and the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target. As a result, we are not always able to anticipate techniques or to implement adequate security barriers or other preventative measures.

Our customers, suppliers, subcontractors, and other business partners also face cyber and other security threats. Although we undertake cooperative efforts with our customers, suppliers, subcontractors, and other business partners to facilitate their understanding of cybersecurity threats they face and potential cybersecurity countermeasures to mitigate potential cyber attacks and other security threats, we rely substantially on the safeguards implemented by these organizations, which affects the security of our information. These organizations have varying levels of cybersecurity expertise and safeguards, and their relationships with government contractors increases the likelihood that they are or will be impacted by the same cybersecurity threats we face.

We are also subject to disclosure and reporting obligations related to cybersecurity events. Despite rigorous processes, we may be unable to meet existing or future disclosure obligations and risk potentially having our disclosures when made misinterpreted. National security or public safety considerations may further affect, or in some instances prevent, our public disclosure of a cybersecurity incident in certain circumstances.

We could also encounter threats to our physical security, including our facilities and personnel, and threats from workplace violence, civil unrest, acts of sabotage or terrorism, and other local security issues, any of which could disrupt our business. Our customers and suppliers face similar risks that, if realized, could also adversely impact our operations. Any such events could cause delays or disruption or otherwise impact our business, and may require us to incur greater costs for security or to shut down operations for a period of time.

The occurrence and impact of these various risks are difficult to predict, but one or more of them could have a material adverse effect on our financial position, results of operations, or cash flows.

During the preparation of Xtend’s financial statements for this information statement/prospectus, material weakness was identified in its internal control over financial reporting. Failure to establish and maintain effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and remediate this material weakness could have an adverse effect on our business and results of operation.

In connection with the preparation and audit of Xtend’s consolidated financial statements as of December 31, 2025 and 2024, our management identified certain control deficiencies in the design and implementation of its internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

The material weakness was driven by failure to design and maintain formal accounting policies, processes, and controls to analyze, and account for complex transactions as well as a need for additional accounting personnel who have the requisite experience in SEC reporting regulation. This material weakness did not result in any material misstatements to our consolidated financial statements.

Management is developing a plan to remediate the material weakness identified, including hiring additional accounting staff with the requisite background and knowledge, engaging third parties to assist in complying with the accounting and financial reporting requirements related to significant and complex transactions as well as adding personnel to assist with formalizing our business processes, accounting policies and internal control documentation, strengthening supervisory reviews by our management, and evaluating the effectiveness of our internal controls in accordance with the framework established by Internal Control - Integrated Framework (2013) published by the Committee of Sponsoring Organizations of the Treadway Commission. While our efforts are ongoing, we plan to continue to take additional steps to remediate the material weakness, improve our financial reporting systems, and implement new policies, procedures, and controls; however, we cannot guarantee those measures will prevent or detect material weakness in the future.

Neither management nor an independent registered public accounting firm has performed an evaluation of Xtend’s internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act because no such evaluation has been required. However, upon Closing, Xtend will be part of New PubCo. Management will therefore be required to certify the effectiveness of New PubCo’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act, beginning with the filing of New PubCo’s Annual Report on Form 10-K for the year ended December 31, 2026.

Management cannot assure that they will be successful in remediating the material weakness identified in the internal controls over financial reporting as of December 31, 2025. The failure to correct the material weakness or the failure to discover and address any other material weakness or deficiencies could result in inaccuracies in the financial statements and impair the ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

We utilize artificial intelligence, which could expose us to liability, as well as regulatory, competition, reputational, or other risks, or otherwise adversely affect our business.

We utilize artificial intelligence, including generative artificial intelligence, machine learning, and similar tools and technologies that collect, aggregate, analyze, or generate data or other materials or content, or collectively, AI, in connection with our business, including in our products, to enhance productivity and operational efficiency and optimize processes utilized in our business. There is inherent risk and uncertainty involved in using AI and we cannot provide assurances that our use of AI will enhance our products or services, produce the intended results, or keep pace with our competitors. If the AI that we implement in our products or the tools we use are deficient, incomplete, inaccurate, biased, controversial, or otherwise flawed, we could incur competitive harm, legal liability, brand or reputational harm, or other adverse impacts on our business and financial results. For example, generative AI has been known to produce false or “hallucinatory” inferences or output, and certain generative AI uses machine learning and predictive analytics, which can create inaccurate, incomplete, or misleading content, unintended biases, and other discriminatory or unexpected results, errors, or inadequacies, any of which may not be easily detectable by us or any of our related service providers. In addition, the degraded or flawed performance of the AI we utilize may not be easily detectable and may result from adversarial attacks that include data poisoning, malware risks, and evasion techniques which are not readily detectable. In the context of our autonomous or semi-autonomous unmanned aerial vehicle, or UAV, operations, any such inaccuracy or error or degradation in AI-driven decision-making could have severe consequences, including mission failure, property damage, or loss of life.

Our autonomous AI systems may not perform as intended, and the failure of such systems could result in serious harm, significant liability, and reputational damage.

Our products rely on AI and machine learning to enable autonomous or semi-autonomous operations. These autonomous capabilities involve complex, rapidly evolving technologies that may not perform as expected in all operating environments or conditions, particularly in dynamic, contested, or degraded environments. Autonomous systems may make decisions or take actions that produce unintended, erroneous, or harmful results. Any malfunction, error, or unintended action by our autonomous AI systems could result in property damage, bodily injury, or loss of life, and could expose us to significant legal liability, regulatory action, and reputational harm.

AI presents risks and challenges that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data.

If any of our employees, contractors, consultants, vendors, or service providers use any third-party AI-powered tools or solutions in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure or incorporation of our confidential information or the confidential or proprietary data of our customers or other third parties into publicly available training sets, which may impact our ability to realize the benefit of, or adequately maintain, protect, and enforce our intellectual property or confidential information, harming our competitive position and business. Our ability to mitigate risks associated with disclosure of our confidential information, including in connection with AI systems, will depend on our implementation, maintenance, monitoring, and enforcement of appropriate technical and administrative safeguards, policies, and procedures governing the use of AI in our business.

In addition, the use of AI has resulted in, and may in the future result in, cybersecurity breaches, incidents, or disruptions that implicate the personal information of clients of AI systems. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. AI-driven capabilities also allow threat actors to drastically increase the volume of their attacks and produce persuasive content in multiple languages, expanding the geographic reach of attacks. To the extent that we do not have sufficient rights to use the data or other material or content used in or produced by the AI tools used in our business, or if we or our contractors, consultants, vendors, or service providers experience cybersecurity incidents in connection with our use of AI, it could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, data protection and cybersecurity, publicity, contractual, or other rights.

We may be unable to enhance our existing solutions to incorporate advanced AI capabilities, which could impair our ability to compete effectively and adversely affect our business, results of operations and financial condition.

If we do not adopt and integrate AI tools as rapidly as our competitors, our ability to maintain or improve our competitive position may be adversely affected. Failure to keep pace with industry-wide advancements in AI-driven efficiency could result in operational inefficiencies and adversely impact our results of operations. AI technology may lower barriers to entry in our industry, and we may be unable to effectively compete with the products or services offered by new competitors. The effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. Some of our existing and future competitors have or will have greater financial, human, and other resources.

Concerns relating to the responsible use of AI, including ethical issues associated with autonomous systems, may result in reputational or financial harm and liability.

Concerns relating to the responsible use of AI in our solutions may also result in reputational or financial harm and liability and may cause us to incur costs to resolve such issues. If we enable or offer solutions that draw controversy due to their perceived or actual impact on society, such as AI solutions that have unintended consequences, or are controversial because of their impact on human rights, privacy, employment or other social, economic or political issues, or if we are unable to develop effective internal policies and frameworks relating to the responsible development and use of AI models and systems offered through our sales channels, we may experience brand or reputational harm, competitive harm or legal liability.

Autonomous AI systems raise significant and evolving questions regarding liability, accountability, and the allocation of responsibility for actions taken without direct human oversight. It is currently unclear, and may remain uncertain for the foreseeable future, how courts, regulators, and government procurement authorities will allocate liability among the manufacturer of an autonomous system, the operator, and other parties when autonomous AI-driven actions result in unintended harm. In addition, AI regulation is rapidly evolving worldwide as legislators and regulators increasingly focus on these powerful emerging technologies. The technologies underlying AI and its uses are subject to a variety of laws and regulations, and are expected to be subject to increased regulation and new laws or new applications of existing laws and regulations. AI is the subject of ongoing review by various U.S. governmental and regulatory agencies, and various U.S. states and other foreign jurisdictions are applying, or are considering applying, their platform moderation, data privacy, and security laws and regulations to AI or are considering general legal frameworks for AI. We may not be able to anticipate how to respond to these rapidly evolving frameworks, and we may need to expend resources to adjust our operations or offerings in certain jurisdictions if the applicable legal frameworks are inconsistent across jurisdictions. Furthermore, because AI technology itself is highly complex and rapidly developing, it is not possible to predict all of the legal, operational, or technological risks that may arise relating to the use of AI.

Regulatory and legislative developments related to the use of AI could adversely affect our use of such technologies in our solutions and business.

For example, in August 2024, the EU AI Act, or the AI Act, which establishes broad obligations for the development and use of AI-based technologies in the EU based on their potential risks and level of impact, came into force. This framework categorizes AI systems, based on the risks associated with such AI systems’ intended purposes, as creating unacceptable or high risks, with all other AI systems being considered low risk. Furthermore, the AI Act includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI, and foundation models, and provides for fines of up to the greater of €35 million or 7% of worldwide annual turnover for violations. There is a risk that our current or future AI-powered solutions may obligate us to comply with the applicable requirements of the AI Act, which may impose additional costs on us, increase our risk of liability, or adversely affect our business.

In the U.S., the federal regulatory landscape is evolving rapidly, including recent actions by the Trump Administration, such as the AI Action Plan and related executive orders. These developments may result in changes to governmental priorities, enforcement approaches, and compliance expectations applicable to the development, deployment, and use of AI technologies. Regulatory frameworks governing the use of autonomous AI in defense and other applications are still developing, and new laws, regulations, or government procurement requirements may impose constraints on the degree of autonomy permitted in our products, mandate specific human oversight or intervention requirements, or impose other conditions that could increase our development costs, delay product deployment, or limit the markets in which we can sell our solutions. As a result, we may need to develop and implement AI governance and compliance measures, which may require changes to our operations and processes, result in increased compliance costs and potential increases in enforcement claims against us, and could adversely affect our business, results of operations and financial condition.

There may be difficulty in retaining experts in artificial intelligence and other related areas.

To successfully develop and deploy AI in our products, we must attract and retain highly qualified personnel with expertise in artificial intelligence, machine learning, and data science. Competition for hiring these employees is intense, and many of the companies with which we compete for experienced employees have greater resources than we have. If we fail to attract new technical personnel or fail to retain and motivate our current employees, our business and future growth prospects could be harmed.

As the utilization of AI becomes more prevalent, we anticipate that it will continue to present new or unanticipated ethical, reputational, technical, operational, legal, competitive, and regulatory issues, among others. We expect that our incorporation of AI in our business will require additional resources, including the incurrence of additional costs, to develop and maintain our solutions to minimize potentially harmful or unintended consequences, to comply with applicable and emerging laws and regulations, to maintain or extend our competitive position and to address any ethical, reputational, technical, operational, legal, competitive, or regulatory issues which may arise as a result of any of the foregoing. As a result, the challenges presented with our use of AI could adversely affect our business, results of operations and financial condition.

Our business is subject to significant disruption from armed conflict, natural disasters, environmental disasters, and other events outside of our control that could have a material adverse effect on our financial position, results of operations, or cash flows.

We have been, and may in the future be, exposed to damaging storms and other extreme weather conditions, such as hurricanes and floods (which may be exacerbated by changing weather patterns or environmental conditions), rising sea waters, environmental disasters such as oil spills, armed conflicts, acts of terrorism, and health epidemics, pandemics, and similar outbreaks. We also may experience disruptions to electrical and other power distribution networks, information technology, and other critical infrastructure needed for normal business operations and our performance. We anticipate that our facilities and operations, particularly in regions prone to military conflict, natural disasters and extreme weather events, will continue to be at risk of unexpected work stoppages.

Natural disasters, environmental disasters, and other events outside of our control can result in significant adverse impacts to our business, including by adversely impacting our workforce and supply chain, resulting in increased costs or other financial impacts, causing schedule or production delays or temporary closures of our facilities or facilities of our customers or suppliers, or other impacts. These events also may impact our suppliers’ and subcontractors’ ability to perform and may disrupt the availability of raw materials and supplies needed for our performance.

Although we endeavor to mitigate the risk associated with these events, if insurance or other means of recovery or risk mitigation are unavailable or insufficient, or if we experience delays in such recovery, the damage and adverse impacts caused by such events may be significant, and our financial position, results of operations, or cash flows could be materially adversely affected.

In particular, as a company with substantial operations, employees, and facilities located in the State of Israel, we are exposed to risks arising from Israel’s ongoing military conflicts and regional instability, including the potential for escalation of hostilities with neighboring countries and Palestinian territories. The security situation in the State of Israel, including acts of terrorism, armed conflict, missile attacks, and civil unrest, could directly impact our Israeli facilities, personnel, and supply chain. Additionally, Israeli employees are subject to mandatory military reserve duty, which may disrupt our operations if a significant number of employees are called to active service during periods of heightened conflict. Political and economic instability in the State of Israel, or changes in the relationship between the State of Israel and other countries, could also adversely affect our business and New PubCo following the mergers.

Because Xtend has significant operations in the State of Israel, Xtend may be subject to political, economic and other conditions affecting Israel (including war and hostilities in the Middle East) that could materially affect our business.

Xtend’s principal executive offices and a significant portion of its research and development operations and personnel are located in the State of Israel. As a result, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Any major hostilities involving Israel, a full or partial mobilization of reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on Xtend’s business, financial condition and results of operations.

Since its establishment in 1948, Israel and its neighbors have engaged in a number of armed conflicts. A state of hostility, varying from time to time in intensity and degree, has led to security and economic challenges for Israel. Major hostilities between Israel and its neighbors may hinder Israel’s international trade and lead to economic downturn. This, in turn, could have a material adverse effect on Xtend’s operations and business.

In addition, Israel faces threats from more distant neighbors, in particular, Iran which attacked Israel during 2024 and 2025, and may be developing nuclear weapons and has targeted cyber-attacks against Israeli entities, and terrorist groups in Yemen, which attacked Israel and limited the movement of marine shipments to Israel through the Red Sea.

On February 28, 2026, Israel and the United States launched a joint attack on Iran, targeting key officials, military commanders and facilities, resulting in the death of Iran’s Supreme Leader and other key officials and military commanders. In retaliation, Iran launched hundreds of ballistic missiles and drones against civilian targets in Israel and against U.S. military bases, civilian aviation facilities and other civilian targets in several countries in the Persian Gulf, including Jordan, Kuwait, Bahrain, Qatar, Iraq, Saudi Arabia and United Arab Emirates. The war has also led to widespread airspace closures in the region.

Currently Xtend continues its business and operations but the intensity and duration of Israel’s current war is difficult to predict, as are such war’s economic implications on our business and operations and on Israel’s economy in general.

Furthermore, there are a number of countries that restrict or frown upon business with Israel or Israeli companies, and Xtend is precluded from marketing its products to these countries. Restrictive laws or policies directed towards Israel or Israeli companies may have an adverse impact on Xtend’s operations, Xtend’s financial results or the expansion of Xtend’s business. These events may be intertwined with wider macroeconomic indications of a deterioration of Israel’s economic standing, that may involve an additional downgrade in Israel’s credit rating by rating agencies (such as the downgrade of the credit rating of Israel by Moody’s, S&P and Fitch), which may have a material adverse effect on our company and its ability to effectively conduct its operations.

Finally, the current elected government in Israel is pursuing extensive reforms to Israel’s judicial system and has recently renewed its efforts to effect such changes. Certain financial, legal and commercial organizations and entities have claimed that such changes, if adopted, could adversely affect the macroeconomic condition in which we operate. At this stage, the proposed legislation has not become effective, and its scope has not been fully determined; we cannot assess the potential impacts of these changes and their likelihood on our business, prospects, financial condition, and results of operation.

Legal and Regulatory Risk Factors

As a government contractor, we are heavily regulated and could be adversely affected by changes in regulations or negative findings from a government audit or investigation.

As a government contractor, we are subject to significant legal regulatory requirements. Government contracting requirements increase our contract performance costs and compliance costs and risks, and change on a routine basis. New laws, regulations, or procurement requirements, or changes to existing ones (including, for example, regulations related to cybersecurity, information and data protection, environment, cost accounting, taxes, pensions, counterfeit parts, specialty metals, and use of certain foreign equipment, among others), can increase our performance costs and compliance costs and risks, and reduce our profitability. In addition, if we are found to have engaged in illegal activities, or are found to not be presently responsible we may be subject to reductions in contract values, contract modifications or terminations, penalties, fines, repayments, compensatory, treble, or other damages, or suspension or debarment.

We operate in a heavily regulated environment and are overseen and routinely audited by the U.S., Israeli and Singapore Governments and their respective agencies, including the DoW, Directorate of Defense Research & Development, Ministry of Defence, Israel Aerospace Industries, and Defence Science and Technology Agency. These agencies evaluate our performance, cost structures, and compliance, as well as the adequacy of our business systems and processes. If an audit uncovers improper or illegal activities, we may be subject to administrative, civil, or criminal proceedings, which could result in fines, penalties, repayments, sanctions, compensatory, treble, or other damages. Allegations of impropriety can also cause significant reputational damage.

Certain government customers, including the U.S. Government, also has the ability to decrease or withhold contract payments if it determines significant deficiencies exist in one or more of our business systems. In response to audits, investigations, and inquiries, we may be required to adjust our contract prices and costs allocated to our government contracts. Such audits, investigations, and inquiries may result in reductions of our contract prices, which could be substantial. Costs we incur that are determined to be unallowable or improperly allocated to a specific contract will not be recovered or must be refunded to the customer if previously reimbursed.

If we or those with whom we do business do not comply with the laws, regulations, rules, contract terms, and processes to which we are subject or if customer business practices or requirements change significantly, including with respect to allowable costs, it could affect our ability to compete, have a significant adverse impact on our reputation, and have a material adverse effect on our financial position, results of operations and/or cash flows.

We are subject to investigations, claims, litigation, disputes and other legal proceedings that could ultimately be resolved against us.

The size, nature, and complexity of our business make us highly susceptible to investigations, claims, litigation, disputes, and other legal proceedings. We are and may become subject to various legal proceedings across a broad array of matters, including but not limited to, administrative, civil, and criminal litigation, class actions, environmental claims, income tax proceedings, antitrust claims, compliance proceedings, customer claims, enforcement actions, audits, investigations and other legal proceedings, which can divert financial and management resources and result in fines, penalties, compensatory, treble, or other damages, or nonmonetary sanctions. Government regulations also provide that certain allegations against a contractor may lead to suspension or debarment from government contracts or suspension of export privileges. Suspension or debarment or criminal resolutions in particular could have a material adverse effect on our business because of our reliance on government contracts and authorizations. Any litigation, claim, dispute, audit, or investigation, even if pending or not ultimately substantiated or if fully indemnified or insured, could negatively impact our reputation among our customers and the public and make it more difficult for us to compete effectively or acquire adequate insurance in the future. The negative resolution of investigations, claims, litigation, disputes or other legal proceedings could have a material adverse effect on our financial position, results of operations, or cash flows. See Note 10: Commitments and Contingencies.

Environmental costs could have a material adverse effect on our financial position, results of operations, or cash flows.

Our operations are subject to and affected by federal, state, local, and foreign environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal, and remediation of certain materials, substances, and wastes used in our operations. Future environmental laws or regulations could also impact us. Environmental laws and regulations may require the installation of costly pollution control equipment or operational changes to limit emissions or discharges and/or to decrease the likelihood of accidental hazardous material releases. We expect to incur future capital and operating costs to comply with current and future laws and regulations for environmental protection and remediation, and such costs could be substantial, depending on the future proliferation of environmental requirements and the extent to which we discover currently unknown environmental conditions.

Certain of our manufacturing operations require the use of hazardous materials. To manage these materials, we are required to maintain above ground and underground storage tanks, which may leak and require remediation.

Various federal, state, and local environmental laws and regulations impose restrictions on the discharge of pollutants into the environment and establish standards for the transportation, storage, and disposal of toxic and hazardous wastes. Substantial fines, penalties, and criminal sanctions may be imposed for noncompliance, and certain environmental laws impose joint and several “strict liability” for remediation of spills and releases of oil and hazardous substances. Such laws and regulations impose liability upon a party for environmental cleanup and remediation costs and damage without regard to the negligence or fault of such party and could expose us to liability for the conduct of or conditions caused by third parties. Moreover, if we violate the Clean Air Act or the Clean Water Act, the facility or facilities involved in the violation could be placed by the EPA on a list of facilities that generally cannot be used in performing on U.S. Government contracts until the violation is corrected.

Our business may be affected by environmental impacts, including changing weather patterns or environmental conditions and evolving legal and regulatory requirements and stakeholder sentiment. Changes in environmental laws or regulations, including regulations on greenhouse gas emissions, carbon pricing, energy taxes, product efficiency standards, mandatory disclosure obligations, and other requirements, could increase our operational and compliance expenditures and those of our suppliers, including increased energy and raw materials costs and costs associated with manufacturing changes. We also may be impacted by evolving stockholders or other stakeholder sentiment regarding environmental matters.

The adoption of new environmental laws and regulations, stricter enforcement of existing laws and regulations, imposition of new cleanup requirements, discovery of previously unknown or more extensive contamination, litigation involving environmental matters, our inability to recover related costs under our government contracts, or the financial insolvency of other responsible parties could cause us to incur costs that could have a material adverse effect on our financial position, results of operations, or cash flows.

Our business and reputation may be adversely affected by the improper conduct of employees, agents, suppliers, subcontractors, business partners, or joint ventures in which we participate.

We may be liable for the misconduct of employees, agents, or others working with us or for us, including subcontractors and suppliers, due to their violations of applicable laws or regulations, including laws governing improper payments to government officials, the protection of export controlled or classified information, false claims, procurement integrity cost accounting and billing, antitrust and competition, information security and data privacy, and contract terms. We have implemented a compliance program that is designed to prevent and detect misconduct. However, we cannot ensure that we will prevent all such misconduct. We have been, and may in the future be, impacted by such misconduct. Any improper conduct by our employees, agents, or others with whom we do business or who are working on our behalf could subject us to administrative, civil, or criminal investigations and enforcement actions, monetary and non-monetary penalties, liabilities, and the loss of privileges or other sanctions including suspension or debarment, which could have a material adverse effect on our financial position, results of operations, or cash flows.

The risk of improper conduct may increase as we expand our operations globally, including as we pursue opportunities with new partners. We may be unable to prevent misconduct or violations of applicable laws by these joint ventures (including their officers, directors and employees) or our business partners. Moreover, actions that are inconsistent with our culture and values, including with respect to product safety or quality, legal or regulatory compliance, financial reporting, or people management, may cause us significant reputational damage.

Changes in tax laws and regulations or exposure to additional tax liabilities could adversely affect our financial results.

We are subject to income and other taxes in the U.S. (federal and state) and foreign jurisdictions. Changes in applicable tax laws and regulations or their interpretation and application, including those with retroactive effect, have affected and could affect our tax expense and profitability and cash flows. On July 4, 2025, Public Law 119-21, or the Act, was signed into law. The Act provides for significant changes to the Code that impacts corporations, including making certain business deductions permanent, such as bonus depreciation and immediate expensing of domestic research and development expenditures.

In addition to future changes in tax laws, the amount of net deferred tax liabilities will change periodically as a result of a number of factors, including the measurement of our defined benefit pension plans, actual cash contributions to our defined benefit pension plans, changes in the timing of contract taxable income, and changes in the amount and timing of depreciation and amortization deductions. We are also regularly under audit or examination by taxing authorities, including foreign tax authorities. The final determination of tax liabilities and any related litigation could similarly result in unanticipated increases in our tax expense and affect profitability and cash flows.

We may be unable to adequately protect our intellectual property rights, and certain of our intellectual property may be subject to Israeli government restrictions, which could affect our ability to compete.

We own trademarks, copyrights, and other forms of intellectual property related to our business, and we license intellectual property rights to and from third parties. Intellectual property protection in the field of artificial intelligence and machine learning is currently under development, and there is uncertainty in different jurisdictions as to the degree and extent of protection warranted for inventions involving artificial intelligence and machine learning. If we fail to obtain protection for the intellectual property rights concerning our artificial intelligence and machine learning technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products. In order to protect our proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants, and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements.

Any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, any such content. The output produced by AI tools may include information subject to certain privacy or right of publicity laws or constitute an unauthorized derivative work of the copyrighted material used in training the underlying AI model, any of which could also create a risk of liability for us, or adversely affect our business, results of operations or financial condition.

Furthermore, any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, any such content. The output produced by AI tools may include information subject to certain privacy or right of publicity laws or constitute an unauthorized derivative work of the copyrighted material used in training the underlying AI model, any of which could also create a risk of liability for us, or adversely affect our business, results of operations or financial condition. AI-related lawsuits to date have generally focused on AI service providers, which may increase our risks of liability.

To the extent any of our intellectual property has been developed with funding or grants from the Israeli Innovation Authority, or the IIA (formerly known as the Office of the Chief Scientist), such intellectual property, together with any later developments derived from, based on, or constituting improvements or modifications of such know-how, or collectively, the IIA Funded Know-How, will be subject to restrictions under the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, or the Innovation Law, including restrictions on the transfer or license of such technology inside or outside of the State of Israel without prior IIA committee approval (which is discretionary and may not be granted, or may be subject to conditions imposed by the IIA), mandatory royalty payments to the IIA on product sales (typically ranging from 3% to 6% of sales until the total grant amount plus interest is repaid), and requirements to manufacture products in the State of Israel unless IIA approval is obtained. These restrictions could limit our strategic and operational flexibility, require us to pay substantial redemption fees (potentially ranging from the amount of grants received up to six times such amount, depending on various factors including whether we retain research and development operations in the State of Israel) to obtain approval to transfer technology outside of the State of Israel, reduce the net consideration available to our shareholders in a merger or similar change of control transaction, and impose ongoing financial obligations that could adversely affect our profitability. The restrictions under the Innovation Law continue to apply even after payment of the full amount of royalties payable pursuant to the grants. In addition, any change of control or change of ownership that would make a non-Israeli citizen or resident an “interested party” as defined in the Innovation Law requires prior written notice to the IIA. Failure to comply with IIA requirements could result in the loss of benefits, penalties, the obligation to refund grants previously received together with interest and penalties, criminal charges, and financial sanctions. In addition, the government of the State of Israel may from time-to-time audit sales of products which it claims incorporate IIA Funded Know-How, which may lead to additional royalties being payable and may subject such products to additional IIA restrictions and obligations. The Israeli government does not, however, own intellectual property rights in technology developed using IIA funding.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

We may acquire or license in the future intellectual property rights that have been generated through the use of U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third-party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations, or also referred to as march-in rights. If the U.S. government exercised its march-in rights in our future intellectual property rights that are generated through the use of U.S. government funding or grants, we could be forced to license or sublicense intellectual property developed by us or that we license on terms unfavorable to us, and there can be no assurance that we would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We also rely upon proprietary technology, information, processes, and know-how that are not protected by patents. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors, and other parties, as well as through other measures. These agreements and other measures may not, however, adequately protect the trade secrets on which we depend. In addition, trade secrets may be independently developed by competitors. Competitors may hire our former employees or consultants who may misappropriate our intellectual property or proprietary technology or misuse our confidential information. Further, we cannot guarantee that we have entered into confidentiality agreements with each party that has or may have had access to our trade secrets, confidential information, software, or other proprietary technology.

Our success depends on our ability to protect our intellectual property and our proprietary technologies.

Our intellectual property may also be subject to challenge, invalidation, infringement, misappropriation, or circumvention by third parties. In the event of infringement, misappropriation, breach of a confidentiality agreement, or unauthorized disclosure of proprietary information, we may not have adequate legal remedies to protect our intellectual property. Litigation to determine the scope of our rights or to protect our rights, even if successful, could be costly and a diversion of management’s attention. If we are unable to protect our intellectual property rights adequately, our business could be adversely affected.

Third parties claiming that we infringe their intellectual property rights could cause us to incur significant legal expenses and prevent us from selling our solutions.

Companies and individuals in our industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Claims have been threatened under both U.S. and foreign laws for trademark infringement and other theories based on our use of the trade name “Xtend” and derivatives and combinations thereof. We may receive additional notices that claim we have infringed, misappropriated or otherwise violated other parties’ intellectual property rights. Any intellectual property infringement or misappropriation claims, with or without merit, could be very time consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights, or result in an injunction requiring us to stop using the challenged technology. Further, resolution of claims may require us to redesign or rebrand our products, license rights from third parties on potentially unfavorable terms, cease using certain brand names (including Xtend and derivatives thereof) or other intellectual property rights altogether, or make substantial payments for royalty or license fees, all of which could adversely affect our ability to maintain and protect our brands, increase costs, confuse customers and users, and adversely affect our growth.

In addition, the use of AI tools by us, our employees, or third parties may generate output that incorporates or is derived from third-party intellectual property in ways that are difficult to detect, potentially exposing us to infringement claims or limiting our ability to assert proprietary rights in AI-generated work product. Any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, any such content.

We also use certain intellectual property licensed to us by third parties. In the case of such licensed intellectual property, we may be unable in the future to secure the necessary licenses to use such intellectual property, or to secure the licenses on commercially reasonable terms. If we cannot license or develop around third-party intellectual property for any infringing aspect of our business, we would be forced to limit or stop sales of one or more of our solutions or features of our solutions and may be unable to compete effectively. Any of these results would harm our business, financial condition and operating results.

In addition, our agreements with customers and channel partners may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement based on our technology and solutions. We could be subject to large indemnity payments which could harm our business, financial condition and operating results.

Our reliance on open source software may impair the commercialization of our solutions and expose us to potential litigation.

Certain aspects of our solutions are built using open source software, and we expect to continue using open source software in the future. While open source software is generally freely accessible and usable, certain open source licenses may, under specific circumstances, require us to offer our solutions that incorporate the open source software at no cost, make available the source code for modifications or derivative works we create based on the open source software, and/or license such modifications or derivative works under the terms of the applicable open source license or on otherwise unfavorable terms. While we monitor our compliance with open source licenses and take steps to protect our proprietary source code, we may inadvertently use open source software in ways we did not intend, potentially exposing us to claims of breach of contract or intellectual property infringement. Moreover, the terms of certain open source licenses have not yet been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unexpected conditions or restrictions on our ability to commercialize our solutions. Additionally, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or broken code. There is typically no support available for open source software, and we cannot ensure that the authors will implement updates to address security risks or will not abandon further development and maintenance. Further, our use of any AI tools that use, incorporate, or output any open source software may heighten the foregoing risks. Any of these risks could be difficult to eliminate or manage, and if not addressed, could harm our business, financial condition and operating results.

Our insurance coverage may be inadequate to cover all of our significant risks or our insurers may deny coverage of material losses we incur, which could adversely affect our profitability and financial position.

We seek to insure our significant risks and potential liabilities that are insurable, including, among others, property loss from natural disasters, product liability, and business interruption resulting from an insured property loss. In some circumstances, we may be indemnified for losses by our government customers, subject to the availability of appropriated funds. Not every risk or liability can be protected by insurance, and, for insurable risks, the limits of coverage we can reasonably purchase may not be sufficient to cover the full amount of our actual losses or liabilities, including, for example, in the case of a catastrophic hurricane. In addition, the nature of our business can make it difficult to quantify the disruptive impact and loss resulting from such events. Limitations on the availability of insurance coverage may result in substantial uninsured losses, which could have a material adverse effect on our financial position, results of operations, or cash flows. Even in cases for which we have insurance coverage, disputes with insurance carriers over coverage may affect the timing of cash flows and cause us to incur significant expense to pursue insurance claims. In addition, an unfavorable outcome in the event of litigation with an insurance carrier may have a material adverse effect on our financial position, results of operations, or cash flows.

If we fail to manage acquisitions, joint ventures, equity investments, and other transactions successfully or if acquired businesses or equity investments fail to perform as expected, our financial results, business, and future prospects could be harmed.

As part of our business strategy, we regularly review, identify, and evaluate potential investments, acquisitions, joint ventures, strategic partnerships and teaming or other collaborative arrangements. We aim to pursue opportunities that align with and complement our business and growth objectives. When evaluating potential opportunities, we make significant judgments regarding the value of the opportunity, potential costs, and other liabilities associated with opportunity. These transactions often involve other risks and uncertainties and require substantial management resources and can divert management’s attention from our existing business. Unidentified or identified but un-indemnified or uninsured pre-closing liabilities could affect our future financial results, particularly through successor liability under procurement laws and regulations, anti-corruption, environmental, tax, import export, and technology transfer laws, which provide for civil and criminal penalties and the potential for debarment. We also may incur unanticipated costs or expenses, including post-closing asset impairment charges, expenses associated with eliminating duplicate facilities, employee retention, transaction-related or other litigation, and other liabilities. Any of the foregoing could adversely affect our business and results of operations.

Joint ventures, partnerships, and other non-controlling investments operate under shared control with other parties. These arrangements typically include many of the same risks and uncertainties, but may also expose us to additional risks not present if we retained full control. A joint venture partner may have economic or other business interests that are inconsistent with our interests, and we may be unable to prevent strategic decisions that may adversely affect our business, financial condition, and results of operations. We also could be adversely affected by, or liable for, actions taken by joint ventures that we do not control, or actions taken by members of the joint ventures, including violations of anti-corruption, import and export, taxation, and anti-boycott laws.

We are also exposed to risks associated with restrictions on currency exchange and significant currency fluctuations.

A substantial portion of our operating expenses, particularly personnel costs in Israel ($7.1 million in labor) and Singapore ($3.9 million in labor), are denominated in local currencies including NIS, the Singapore dollar, the Euro and the British pound sterling. Xtend’s functional and reporting currency is the U.S. dollar. As a result, we are exposed to the risk that such foreign currencies may appreciate relative to the dollar, or, if such currencies instead devalue relative to the dollar, that the inflation rate in the respective country may exceed such rate of devaluation of its respective currency, or that the timing of such devaluation may lag behind inflation in the respective country. In any such event, the dollar cost of Xtend’s operations outside of the U.S. would increase and our dollar-denominated results of operations would be adversely affected. We cannot predict any future trends in the rate of inflation or the rate of devaluation (if any) of foreign currencies against the dollar, and any significant inflation or devaluation could have a material adverse effect on New PubCo following the mergers.

Risks Relating to JFB’s Business

You should read and consider the risk factors specific to JFB’s business. These risks are described in the section entitled “Risk Factors” in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto, and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026, which are attached as Annexes K-1, K-2 and L, respectively, and incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find Additional Information” beginning on page i of this information statement/prospectus.

Risks Relating to New PubCo After Completion of the Mergers

In addition to the other information included in this information statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks related to the business of the combined company, New PubCo. In addition, you should read and consider the risks associated with each of the businesses of Xtend and JFB, because these risks may also affect the combined company. For more information regarding the risks associated with the businesses of JFB and Xtend, see “Risks Relating to JFB’s Business” and “Risks Relating to Xtend’s Business.”

Risks Relating to the New PubCo Business

The following are risk factors that relate to the business of the combined company, New PubCo. In this section, unless the context requires otherwise, references to “Xtend” refer to Xtend Reality Expansion Ltd. and its consolidated subsidiaries before the completion of the mergers; references to “New PubCo,” “we,” “our,” or “us” refer to New PubCo and its consolidated subsidiaries, after the completion of the mergers and assume that the business of New PubCo will be operated in substantially the same manner as each of the business of Xtend and JFB were conducted by Xtend and JFB, respectively, prior to the Closing.

Combining the businesses of Xtend and JFB may be more difficult, time-consuming or costly than expected and the actual benefits of combining the businesses of Xtend and JFB may be less than expected, either or both of which may adversely affect New PubCo’s future results.

The success of the mergers will depend, in part, on New PubCo’s ability to realize the anticipated benefits from combining the businesses of Xtend and JFB as further described in the section entitled “The Mergers—JFB’s Reasons for the Mergers; Recommendation of the JFB Board of Directors” beginning on page 81 of this information statement/prospectus.

Such anticipated benefits may not be achieved if the businesses of Xtend and JFB are not successfully combined. Xtend and JFB have been operated as independent businesses, and they will continue to be operated as such until the completion of the mergers. Upon completion of the mergers, the management of New PubCo may face significant challenges in integrating the technologies, organizations, systems, procedures, policies and operations, as well as addressing the different business cultures at Xtend and JFB, managing the increased scale and scope of the combined businesses, identifying and eliminating duplicative programs, and retaining key personnel. If New PubCo as a combined company is not successfully integrated, the anticipated benefits of the mergers, may not be realized fully or at all or may take longer to realize than expected. Actual synergies, if achieved, may be less than expected and may take longer to achieve than anticipated.

The integration of the businesses of Xtend and JFB may also be complex and time consuming and require substantial resources and effort. In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized as a result. The integration process and other disruptions resulting from the mergers, may also disrupt Xtend’s or JFB’s ongoing businesses operations and/or adversely affect Xtend’s or JFB’s relationships with employees, customers, clients, partners, regulators and others with whom Xtend and JFB have business or other dealings. Such consequences of the integration process may adversely affect New PubCo’s business and results of its operations.

The financial assumptions, estimates, projections and synergies considered by the JFB Board and its advisors are significantly not in line with the recent historical operating trends of Xtend and JFB, and they may not be realized, which may adversely affect the market price of New PubCo common stock following the completion of the mergers.

In connection with the JFB Board’s evaluation of the mergers, JFB’s management and certain of its advisors presented to the JFB Board certain unaudited prospective financial information regarding Xtend’s and JFB’s anticipated future operations as standalone companies without giving effect to the mergers, and as if the mergers, had not been contemplated. Such unaudited prospective financial information was also provided to certain of JFB’s advisors for their use and reliance in connection with their financial analyses and opinions. The unaudited prospective financial information with respect to JFB was also provided to Xtend and its financial advisor to facilitate their respective evaluations of the mergers. For further information, please read the section entitled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 88 of this information statement/prospectus.

The unaudited prospective financial information was prepared by, or directed by, the management of Xtend. Such unaudited prospective financial information is inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and is also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Xtend and New PubCo. There can be no assurance that the prospective results and synergies will be realized, that the valuations of Xtend or New PubCo stated in this information statement/prospectus will align with the actual values on the date specified in this information statement/prospectus or that actual results and synergies will not be significantly higher or lower than estimated. In particular, we note that certain of the estimates and assumptions used to prepare the projections are significantly not in line with the recent historical operating trends of Xtend and JFB. Moreover, as such unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The failure of the prospective results or synergies to be realized or any deviation of actual results may adversely affect the financial position of New PubCo and, therefore, the market price of New PubCo common stock following completion of the mergers.

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and may not be an indication of New PubCo’s financial condition or results of operations in the future.

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and are not intended to, and are not necessarily indicative of, what New PubCo’s actual financial condition or results of operations would have been had the mergers been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New PubCo’s financial condition or results of operations. Accordingly, New PubCo’s financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.

New PubCo will depend on the continued service of members of its executive management and other key employees, as well as management of acquired businesses, the loss or diminished performance of whom could adversely affect New PubCo’s business.

New PubCo’s performance will be substantially dependent on the performance of members of its executive management and other key employees, as well as management of acquired businesses. New PubCo may seek to acquire businesses that have strong management teams and may rely on these individuals to conduct day-to-day operations and pursue growth. Although New PubCo expects to enter into employment and severance protection agreements with certain members of its senior management team and expects to sign employment agreements with the management of any acquired businesses, New PubCo cannot be sure that any member of its senior management or management of any acquired businesses will remain with New PubCo or that they will not compete with it in the future. The loss of any member of New PubCo’s senior management team could impair its ability to execute its business plan and growth strategy, have a negative impact on its revenues and the effective working relationships that its executive management have developed, and cause employee morale problems and the loss of additional key employees, agents, managers, and clients.

New PubCo will share control in joint venture projects, other investments, and strategic alliances, which will limit its ability to manage third-party risks associated with these projects.

New PubCo may participate in joint ventures, other non-controlling investments, and strategic alliances in the future. In these joint ventures, investments, and strategic alliances, New PubCo may have shared control over the operation of the assets and businesses. As a result, such investments and strategic alliances may involve risks such as the possibility that a partner in an investment might become bankrupt, be unable to meet its capital contribution obligations, have economic or business interests or goals that are inconsistent with New PubCo’s business interests or goals, or take actions that are contrary to New PubCo’s instructions or to applicable laws and regulations. In addition, New PubCo may be unable to take action without the approval of its partners, or its partners could take binding actions without its consent. Consequently, actions by a partner or other third party could expose New PubCo to claims for damages, financial penalties, additional capital contributions, and reputational harm, any of which could have an adverse effect on its business, financial condition, and results of operations.

Preparing New PubCo’s financial statements will require it to have access to information regarding the results of operations, financial position, and cash flows of its joint ventures and other investments. Any deficiencies in New PubCo’s internal controls over financial reporting may affect its ability to report its financial results accurately or prevent or detect fraud. Such deficiencies also could result in restatements of, or other adjustments to, New PubCo’s previously reported or announced operating results, which could diminish investor confidence and reduce the market price for its New PubCo common stock. Additionally, if New PubCo’s joint ventures and other investments are unable to provide this information for any meaningful period or fail to meet expected deadlines, it may be unable to satisfy its financial reporting obligations or timely file its periodic reports.

Both JFB stockholders and Xtend shareholders will have a reduced ownership and voting interest after the mergers, and will exercise less influence over the management and policies of New PubCo.

After the completion of the mergers, JFB stockholders and Xtend shareholders will own a smaller percentage of New PubCo than they currently own of JFB and Xtend, respectively. It is expected that JFB stockholders will hold 11.21% and Xtend shareholders will hold approximately 88.79% of the voting power of New PubCo, in each case on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan, immediately after the completion of the mergers. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). Consequently, Xtend shareholders, as a group, and JFB stockholders, as a group, will each have reduced ownership and voting power in New PubCo as a combined company compared to their ownership and voting power in Xtend and JFB, respectively, prior to the combination. In particular, the JFB stockholders, as a group, will have less than a majority of the ownership and voting power of New PubCo and, therefore, will be able to exercise less collective influence over the management and policies of New PubCo than they currently exercise over the management and policies of JFB.

Once New PubCo is no longer an emerging growth company, a smaller reporting company or otherwise no longer qualifies for applicable exemptions, New PubCo will be subject to additional laws and regulations affecting public companies that will increase New PubCo’s costs and the demands on management and could harm New PubCo’s operating results.

New PubCo will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that New PubCo file with the SEC, annual, quarterly and current reports with respect to New PubCo’s business and financial condition as well as other disclosure and corporate governance requirements. However, as an emerging growth company, New PubCo may take advantage of exemptions from various requirements, such as an exemption from the requirement to have New PubCo’s independent auditors attest to New PubCo’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act as well as an exemption from the “say on pay” voting requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Even after New PubCo no longer qualifies as an emerging growth company, it expects to still qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, in at least the near term, which may allow New PubCo to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this information statement/prospectus and in New PubCo’s periodic reports and proxy statements. Once New PubCo is no longer an emerging growth company, a smaller reporting company or otherwise qualifies for these exemptions, New PubCo will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If New PubCo is not able to comply with the requirements in a timely manner or at all, New PubCo’s financial condition or the market price of the New PubCo common stock may be harmed. For example, if New PubCo or its independent auditor identifies deficiencies in New PubCo’s internal control over financial reporting that are deemed to be a material weakness, New PubCo could face additional costs to remedy those deficiencies, the market price of the New

PubCo common stock could decline or New PubCo could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Provisions in New PubCo’s organizational documents and certain rules imposed by regulatory authorities may delay or prevent its acquisition by a third party.

New PubCo’s amended and restated certificate of incorporation and bylaws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of New PubCo without the approval of the New PubCo Board. These provisions, which may delay, prevent, or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, will include the following:

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called and to take action by written consent; and

•

the ability of the New PubCo Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by the New PubCo Board.

These provisions of New PubCo’s certificate of incorporation and bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of New PubCo common stock in the future, which could reduce the market price of the New PubCo common stock.

The provisions of New PubCo’s amended and restated certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits and the federal district courts of the United States for the resolution of any complaint asserting a cause of action under the Securities Act may have the effect of discouraging lawsuits against New PubCo’s directors and officers.

New PubCo’s amended and restated certificate of incorporation will provide that, unless New PubCo consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware and any appellate court therefrom be the sole and exclusive forum for (1) any derivative claim or cause of action brought on behalf of New PubCo, (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New PubCo, to New PubCo or its stockholders, (3) any claim or cause of action against New PubCo or any current or former director, officer or other employee of New PubCo, arising out of or pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the amended and restated certificate of incorporation or the amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (6) any claim or cause of action against New PubCo or any current or former director, officer or other employee of New PubCo, governed by the internal-affairs doctrine or otherwise related to New PubCo’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although New PubCo believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against its directors and officers. It is possible that, in connection with any applicable action brought against New PubCo, a court could find the choice of forum provisions contained in New PubCo’s amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provisions contained in New PubCo’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, New PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect its business, financial condition, or results of operations.

As a public company, New PubCo’s costs may be significant, and the regular operations of its business may be disrupted.

New PubCo expects to in the future incur significant additional legal, accounting, reporting, and other expenses as a result of having publicly traded common stock, including, but not limited to, increased costs related to auditor fees, legal fees, directors’ fees, directors and officers insurance, investor relations, and various other costs. New PubCo also expects to incur incremental costs associated with corporate governance requirements, including requirements under the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules implemented by the SEC and the Public Company Accounting Oversight Board. Compliance with these rules and regulations will make some activities more difficult, time-consuming, or costly, and increase demand, and, as a result, may place a strain on New PubCo’s systems and resources. Moreover, the additional demands associated with being a public company may disrupt regular operations of New PubCo’s business by diverting the attention of some of New PubCo’s senior management team away from revenue producing activities.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. New PubCo will invest and intends to continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If New PubCo’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against New PubCo, which could have an adverse effect on its business, financial condition, and results of operations.

After the mergers, certain of New PubCo’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Xtend. Also, certain of Xtend’s current executive officers are expected to become New PubCo’s directors and officers, which may create conflicts of interest or the appearance of conflicts of interest.

Because of their current or former positions with Xtend, Mr. A. Shapira owns, and other New PubCo executive officers and directors may own, equity interests in Xtend. Continuing ownership of shares of Xtend capital stock and equity awards could create, or appear to create, potential conflicts of interest if New PubCo and Xtend face decisions that could have implications for both Xtend and New PubCo, after the mergers. In addition, Mr. A. Shapira and other New PubCo executive officers and directors, are expected to become New PubCo’s executive officers and directors, and this could create, or appear to create, potential conflicts of interest when New PubCo and Xtend encounter opportunities or face decisions that could have implications for both companies following the mergers or in connection with the allocation of such officers’ or directors’ time between Xtend and New PubCo.

Risks Relating to New PubCo Common Stock

No trading market currently exists for New PubCo common stock.

Prior to the completion of the mergers, there has been no market for New PubCo common stock. Upon completion of the mergers, shares of New PubCo common stock are expected to be listed for trading on NYSE. The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE. However, there can be no assurance that an active market for New PubCo common stock will develop after the mergers are completed, or that if it develops, the market will be sustained.

The market price for shares of New PubCo common stock may be affected by factors different from those affecting the market price for shares of JFB Class A common stock.

Upon completion of the mergers, (i) holders of JFB Class A common stock and JFB Class B common stock will become holders of New PubCo common stock. JFB’s business differs from that of Xtend, and accordingly the results of operations of New PubCo will be affected by factors different from those currently affecting the results of operations of JFB and Xtend when operated as independent businesses. For a discussion of the business of JFB and of certain material risk factors to consider in connection therewith, please read JFB’s periodic and current reports, which are attached to this information statement/prospectus as Annexes K-1, K-2, L, M, N, O, P, Q, R, S, T, and U and incorporated by reference into this information statement/prospectus. For a discussion of the business of Xtend and of certain material risk factors to consider in connection therewith, please read the risk factors included under the subsection entitled “Risks Relating to JFB’s Business; Risks Relating to New PubCo After the Completion of the Mergers” above.

The shares of New PubCo common stock to be received by the JFB stockholders as a result of the mergers will have rights that are different from the rights of shares of JFB common stock.

Following completion of the mergers, JFB stockholders will no longer be JFB stockholders but will instead be New PubCo stockholders whose rights as stockholders of New PubCo will be governed by Delaware law, the charter and the bylaws. There will be important differences between the current rights of a JFB stockholder and the rights of a New PubCo stockholder. For further information, please read the section entitled “Comparison of Stockholder Rights” beginning on page 208 of this information statement/prospectus.

The market price for shares of New PubCo common stock may decline as a result of the mergers and as a result of some New PubCo stockholders adjusting their portfolios.

Following the completion of the mergers, the market price of New PubCo common stock may decline if, among other things, the operating synergy estimates in connection with the integration of Xtend’s and JFB’s businesses are not realized or if the transaction costs related to the mergers are greater than expected. The market price also may decline if New PubCo does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the mergers on New PubCo’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of New PubCo common stock by securityholders of New PubCo after the completion of the mergers may cause the market price of New PubCo common stock to decrease.

Based on the number of shares of JFB common stock outstanding as of      , 2026, which was the latest practicable date before the printing of this information statement/prospectus, approximately      shares of New PubCo common stock are expected to be issued and outstanding following the completion of the mergers.

Any of these events may make it more difficult for New PubCo to sell equity or equity-related securities, dilute JFB securityholders’ ownership interest in New PubCo and/or have an adverse impact on the market price of New PubCo common stock.

The synergies attributable to the mergers may vary from expectations, which may negatively affect the market price of shares of New PubCo common stock.

JFB currently expects that the mergers will result in a number of benefits and synergies, including, but not limited to, expense synergies attributable to the use of Xtend’s AI-enabled drone technology in JFB’s large, complex real estate development projects and JFB’s commercial construction expertise in Xtend’s ongoing expansion efforts. These expectations are based on current estimates that may materially change. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. In addition, future events and conditions, including, but not limited to, adverse changes in market conditions, regulatory framework, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the mergers could decrease or delay the accretion that is currently anticipated or could result in dilution. Any dilution of, decrease in, or delay of any accretion to the New PubCo’s earnings per share could cause the price of shares of New PubCo common stock to decline or grow at a reduced rate.

Future sales of New PubCo common stock, or the perception in the public markets that these sales may occur, may depress the price of New PubCo common stock.

Additional sales of a substantial number of shares of New PubCo common stock in the public market after the completion of the mergers, or the perception that such sales may occur, could have an adverse effect on New PubCo’s stock price and could impair its ability to raise capital through the sale of additional stock. Furthermore, redemptions or exchanges of common units into New PubCo common stock will have a dilutive effect on the number of outstanding shares of New PubCo common stock. The New PubCo common stock registered herein will be freely tradable without restriction under the Securities Act, except for any New PubCo common stock that may be held or acquired by its directors, executive officers, and other affiliates (as that term is defined in the Securities Act), which will be restricted securities under the Securities Act. The shares of New PubCo common stock not being registered hereby or issuable as described above will be restricted securities. Restricted securities may not be sold in the public market unless they are registered under the Securities Act or an exemption from registration is available. As described below, shares of New PubCo common stock may be sold in the public market either in a registered offering or pursuant to an exemption from registration, such as Rule 144 promulgated under the Securities Act, or Rule 144.

Upon the completion of the mergers, New PubCo will have      shares of New PubCo common stock issued and outstanding (subject to any increase as a result of any adjustment amount). In addition,      shares of New PubCo common stock are eligible to be issued upon the exercise of the redemption rights of JFB described elsewhere herein. Of these shares:

•	shares are not subject to the resale restrictions under Rule 144; and

•

shares are issuable upon the exercise of redemption rights held by affiliates (as defined under Rule 144) and are, therefore, subject to the volume, manner of sale and other restrictions of Rule 144 to the extent these shares are sold pursuant to Rule 144.

Shares of New PubCo common stock issuable in respect of any equity awards will be registered on Form S-8 under the Securities Act. These shares will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements, compliance by affiliates with Rule 144, and other restrictions provided under the terms of the applicable plan and/or the award agreements entered into with participants. Further, New PubCo expects to adopt a 2026 Equity Incentive Plan, under which additional shares of New PubCo common stock will be reserved for future issuance. In the future, New PubCo may also issue additional securities in connection with investments, acquisitions or capital-raising activities, which could constitute a material portion of its then-outstanding shares of New PubCo common stock. Any shares of New PubCo common stock that it issues will have a dilutive effect on the number of outstanding shares of New PubCo common stock.

The price of New PubCo common stock may be volatile, and holders of New PubCo common stock may be unable to resell their Common Stock at or above their purchase price or at all.

The market price for New PubCo common stock may fluctuate significantly in response to a number of factors, most of which New PubCo cannot control, including, among others:

•	trends and changes in consumer preferences in the industries in which New PubCo operates;

•	changes in general economic or market conditions or trends in New PubCo’s industry or the economy as a whole and, in particular, in the consumer and advertising marketplaces;

•	changes in key personnel;

•	New PubCo’s entry into new markets;

•	changes in New PubCo’s operating performance;

•	investors’ perceptions of New PubCo’s prospects and the prospects of the businesses in which it participates;

•	fluctuations in quarterly revenue and operating results, as well as differences between New PubCo’s actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by New PubCo or third parties, including New PubCo’s filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that New PubCo provides to the public, any changes in such guidance or New PubCo’s failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow New PubCo common stock, New PubCo’s failure to meet such estimates or failure of those analysts to initiate or maintain coverage of the New PubCo common stock;

•	the development and sustainability of an active trading market for New PubCo common stock;

•	investor perceptions of the investment opportunity associated with New PubCo common stock relative to other investment alternatives;

•	the inclusion, exclusion, or deletion of New PubCo common stock from any trading indices;

•	future sales of New PubCo common stock by its officers, directors, and significant stockholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, pandemics, wars, acts of terrorism, other natural disasters, or responses to such events;

•

changes in financial markets or general economic conditions, including, for example, due to the effects of recession or slow economic growth in the U.S. and abroad, interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war, including the conflict involving Russia and Ukraine, acts of terrorism, and pandemics or other public health crises;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

•	changes in accounting principles.

These and other factors may lower the market price of New PubCo common stock, regardless of its actual operating performance. As a result, New PubCo common stock may trade at prices significantly below the price at which shares were purchased.

In addition, the stock markets, including NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If New PubCo were to become involved in securities litigation, it could incur substantial costs and its resources and the attention of management could be diverted from its business.

Sales, or the perception of substantial amounts of sales, of New PubCo common stock by the JFB Supporting Stockholders, the Xtend Supporting Shareholders, or other stockholders in the public market following the mergers could cause the market price of New PubCo common stock to decline.

The sale of substantial amounts of shares of New PubCo common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of New PubCo common stock.

These sales, or the possibility that these sales may occur, also might make it more difficult for New PubCo to sell equity securities in the future at a time and at a price that it deems appropriate.

It is anticipated that, upon consummation of the mergers, the Xtend Supporting Shareholders will collectively own approximately 39.44% of the outstanding New PubCo common stock and the JFB Supporting Stockholders will own approximately 4.22% of the outstanding New PubCo common stock (including shares of New PubCo common stock issuable upon exercise of New PubCo pre-funded warrants, subject to the 4.99% beneficial ownership cap).

Although the JFB Supporting Stockholders and the Xtend Supporting Shareholders are subject to restrictions on the transfer of New PubCo securities for a period of 180 days following the Closing Date, these shares may be sold after the expiration or early termination of the applicable lock-up periods under the JFB Support Agreements and the Xtend Support Agreements. In addition, certain of the lock-up arrangements permit limited transfers during the lock-up period if administered by a Lock-Up Committee, as defined by the merger agreement, designated by New PubCo and subject to volume limitations, individual trading limits, and minimum price thresholds. As restrictions on sale end, or permitted transfers occur in the 180 days following the Closing Date, the market price of New PubCo common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New PubCo to raise additional funds through future offerings of New PubCo common stock or other securities. For a description of the material terms of these lock-up arrangements, including the permitted exceptions to transfer, see the section entitled “Summary of Certain Agreements Related to the Mergers—JFB Support Agreements” and “—Xtend Support Agreements” beginning on page 130 of this information statement/prospectus.

In addition, the shares of New PubCo common stock reserved for future issuance under the New PubCo 2026 Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares initially reserved and available for future issuance under the New PubCo 2026 Equity Incentive Plan is approximately 45,000,000 shares of New PubCo common stock. New PubCo intends to file a registration statement on Form S-8 under the Securities Act to register shares of New PubCo common stock issued pursuant to the New PubCo 2026 Equity Incentive Plan. Once effective, shares registered under such Form S-8 will be available for sale in the open market, subject to applicable vesting and lock-up restrictions.

In the future, New PubCo may also issue its securities in connection with investments or acquisitions. The amount of shares of New PubCo common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of New PubCo common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New PubCo stockholders.

Risks Relating to New PubCo Tax Matters

Tax matters may cause significant variability in New PubCo’s financial results.

New PubCo’s businesses will be subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If New PubCo’s effective tax rate increases, its operating results and cash flow could be adversely affected. New PubCo’s effective income tax rate may vary significantly between periods due to a number of complex factors including, but not limited to, projected levels of taxable income, pre-tax income being lower than anticipated in countries with lower statutory rates or higher than anticipated in countries with higher statutory rates, increases or decreases to valuation allowances that need to be recorded against deferred tax assets, tax audits conducted and settled by various tax authorities, adjustments to income taxes upon finalization of income tax returns, the ability to claim foreign tax credits and changes in tax laws and their interpretations in countries in which New PubCo will be subject to taxation.

In addition, the G20, the OECD, the U.S. Congress and Treasury Department and other government agencies in jurisdictions where New PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations, including, but not limited to, transfer pricing, country-by-country reporting and base erosion. As a result, the tax laws in the United States and other countries in which New PubCo and its affiliates will do business could change on a prospective or retroactive basis, and any such changes could have an adverse effect on its worldwide tax liabilities, business, financial condition and results of operations.

If the mergers were to fail to qualify as a contribution governed by Section 351 of the Code, U.S. holders of JFB common stock may be required to pay additional U.S. federal income taxes.

The mergers are intended to qualify as a contribution governed by Section 351 of the Code. JFB and Xtend intend to report the mergers consistent with such treatment. It is not a condition to JFB or Xtend’s obligations to complete the transactions that the mergers so qualify. None of the parties to the merger agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the mergers as a contribution governed by Section 351 of the Code. Consequently, no assurance can be given that the mergers will so qualify or that the IRS will not challenge such qualification or that a court would not sustain such a challenge. If the mergers were to fail to qualify as a contribution under Section 351 of the Code, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of JFB common stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of JFB common stock for shares of New PubCo common stock. For a more complete description of the U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

If a ruling is not obtained from the Israel Tax Authority in connection with the exchange of Xtend ordinary shares for New PubCo common stock, Xtend’s Israeli shareholders will be subject to an immediate tax event in Israel in connection with such exchange.

The exchange of Xtend ordinary shares for New PubCo common stock within the framework of the mergers is deemed a sale for Israeli income tax purposes. It therefore triggers a tax event for Xtend shareholders unless a tax ruling or a certificate for exemption from Israeli withholding tax at source is obtained from the Israel Tax Authority. Xtend will file an application with the Israel Tax Authority on behalf of shareholders who are Israeli tax residents and have elected to be party to such an application for a tax ruling pursuant to Section 104H. This ruling would confirm a deferral of the Israeli tax liability for any holder of Xtend ordinary shares who is subject to Israeli tax. If such ruling is not obtained for Xtend Israeli resident shareholders, such shareholder would recognize gain or loss for Israeli income tax purposes upon the exchange of Xtend ordinary shares for shares of New PubCo common stock. For a more complete description of the Israeli tax consequences of the exchange of Xtend ordinary shares for New PubCo common stock within the framework of the mergers, see the section entitled “Material Israeli Income Tax Consequences.”

General Risk Factors Related to New PubCo

New PubCo may face labor shortages that could slow its growth.

The successful operation of New PubCo’s business depends upon its ability to attract, motivate, and retain a sufficient number of qualified employees. Shortages of labor may make it increasingly difficult and expensive to attract, train, and retain the services of a satisfactory number of qualified employees and could adversely impact New PubCo’s events and productions. Competition for qualified employees could require New PubCo to pay higher wages, which could result in higher labor costs and could have an adverse effect on its business, financial condition, and results of operations.

New PubCo also will rely on contingent workers and volunteers in order to staff its events and productions, and its failure to manage its use of such workers effectively could adversely affect its business, financial condition, and results of operations. New PubCo could potentially face various legal claims from contingent workers and volunteers in the future, including claims based on new laws or stemming from allegations that contingent workers, volunteers or employees are misclassified. New PubCo may be subject to shortages, oversupply, or fixed contractual terms relating to contingent workers. New PubCo’s ability to manage the size of, and costs associated with, the contingent workforce may be subject to additional constraints imposed by local laws.

Costs associated with, and New PubCo’s ability to, obtain insurance could adversely affect its business.

Heightened concerns and challenges regarding property, casualty, liability, business interruption, cancellation, and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents. New PubCo may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost and with reasonable deductibles. New PubCo will not be able to assure you that future increases in insurance costs and difficulties obtaining high policy limits and reasonable deductibles will not adversely impact its profitability, thereby possibly impacting its operating results and growth.

New PubCo will not be able to assure you that its insurance policy coverage limits, including insurance coverage for property, casualty, liability and business interruption losses, and acts of terrorism, would be adequate should one or multiple adverse events occur, or that its insurers would have adequate financial resources to sufficiently or fully pay its related claims or damages. New PubCo will not be able to assure you that adequate coverage limits will be available, offered at a reasonable cost, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more of New PubCo’s venues could have an adverse effect on its financial position and future results of operations if asset damage or company liability were to exceed insurance coverage limits, or if an insurer were unable to sufficiently or fully pay New PubCo’s related claims or damages.

If securities or industry analysis publish inaccurate or unfavorable research about New PubCo or its business, the price of its Common Stock and trading volume could decline.

The trading market for New PubCo common stock will depend in part on the research and reports that securities or industry analysts publish about New PubCo or its business. If one or more of the analysts who cover New PubCo downgrades New PubCo common stock or publishes inaccurate or unfavorable research about New PubCo or its business, New PubCo’s share price would likely decline. If one or more of these analysts cease coverage of New PubCo or fail to publish reports on New PubCo regularly, demand for New PubCo common stock could decrease, which could cause New PubCo’s stock price and trading volume to decline. In addition, if New PubCo’s operating results fail to meet the expectations of securities analysts, its stock price would likely decline.

INFORMATION ABOUT JFB, XTEND, NEW PUBCO, MERGER SUB I AND MERGER SUB II

JFB Construction Holdings

JFB Construction Holdings is a Nevada corporation. JFB Construction Holdings was incorporated on April 9, 2024 as a holding company to serve as the parent company of JFB Construction & Development, Inc. JFB is a commercial and residential construction company specializing in retail buildouts, multifamily developments, luxury homes and general commercial construction. JFB has strong relationships with franchisees and franchisors, which has been the foundation of driving steady growth, especially in the Southern Atlantic region. JFB’s expansion plans include vertically integrated real estate development projects and securing larger, more complex construction projects that require higher bond capacity.

The principal executive offices for JFB are located at 1300 S. Dixie Highway, Suite B, Lantana, Florida, 33462, and the telephone number is 561-582-9840. JFB’s internet address is https://www.jfbconstruction.net. Please note that JFB’s internet address is included in this information statement/prospectus as an inactive textual reference only. The information contained on JFB’s website is not incorporated by reference into this information statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus or the registration statement of which it forms a part.

For a more detailed description of the business of JFB, please see JFB’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026.

Xtend AI Robotics, Inc.

New PubCo is a Delaware corporation. New PubCo was incorporated on February 5, 2026 solely for the purpose of effecting the mergers.

Pursuant to the merger agreement, (i) Merger Sub I will merge with and into Xtend, with Xtend surviving and becoming a direct, wholly owned subsidiary of New PubCo, and (ii) Merger Sub II will merge with and into JFB, with JFB surviving the merger as a direct, wholly owned subsidiary of New PubCo. New PubCo will become a publicly traded corporation and former JFB stockholders and former Xtend shareholders will own stock in New PubCo.

New PubCo has been formed by JFB solely to effect the mergers, it has no material assets and has not conducted any business operations other than such operations that are incidental to its formation and in connection with the mergers. Accordingly, no financial statements of New PubCo have been included in this information statement/prospectus. Upon completion of the mergers, New PubCo’s principal executive offices will be located at 5247 Crossroads Park Drive, Tampa, FL 33610. Upon completion of the mergers, New PubCo’s telephone number will be (813) 621-8965.

XOS Robotics Ltd

Merger Sub I is a company organized under the laws of the State of Israel and a direct, wholly owned subsidiary of New PubCo. Merger Sub I was incorporated on February 15, 2026 solely for the purpose of effecting the mergers.

As a result of the mergers, Merger Sub I will merge with and into Xtend, with Xtend surviving and becoming a direct, wholly owned subsidiary of New PubCo.

Merger Sub I has not conducted any business operations other than such operations that are incidental to its formation and in connection with the mergers. Merger Sub I’s principal executive offices are located at 7 HaBarzel Street, Tel Aviv 6971011, Israel.

XT Merger Sub 2, Inc.

Merger Sub II is a Nevada corporation and a direct, wholly owned subsidiary of New PubCo. Merger Sub II was incorporated on February 5, 2026 solely for the purpose of effecting the mergers.

As a result of the mergers, Merger Sub II will merge with and into JFB, with JFB surviving and becoming a direct, wholly owned subsidiary of New PubCo.

Merger Sub II has not conducted any business operations other than such operations that are incidental to its formation and in connection with the mergers. Merger Sub II’s principal executive offices are located at 5247 Crossroads Park Drive, Tampa, FL 33610.

Xtend Reality Expansion Ltd.

Xtend is a company organized under the laws of the State of Israel. Xtend is a leader in software systems and artificial intelligence-powered robotics, deployed in high threat, complex operational environments where human exposure carries significant risk. Powered by its proprietary XTEND Operating System, or XOS, its integrated software and advanced robotic hardware solutions are designed to provide autonomy at the edge. Operating across defense, law enforcement and private security missions through a platform of robots, drones, and robotic subsystems, Xtend’s open architecture platform facilitates scalability across partners and third-party applications.

Xtend’s principal executive offices are located at 7 HaBarzel Street, Tel Aviv 6971011, Israel. Xtend’s telephone number is +972-52-4126080, and its website address is https://www.xtend.me/. Information contained on Xtend’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus or the registration statement of which it forms a part.

THE MERGERS

This section describes the mergers. The descriptions of the merger agreement, merger agreement amendment and the support agreements, or collectively, the transaction documents, in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the transaction documents, copies of the forms of which are attached hereto as Annexes A-1, A-2, D, E and F, respectively, and all of which are incorporated by reference into this information statement/prospectus. This summary is not intended to be complete and may not contain all of the information about the mergers that is important to you. You are encouraged to carefully read the transaction documents in their entirety. This section is not intended to provide you with any factual information about New PubCo, JFB or Xtend. Such information can be found elsewhere in this information statement/prospectus and in the public filings that JFB makes with the SEC that are attached as Annexes K-1, K-2, L, M, N, O, P, Q, R, S, T, and U and incorporated by reference into this information statement/prospectus.

General

On February 13, 2026, JFB, Xtend, New PubCo and Merger Sub II, entered into the merger agreement, pursuant to which (i) XOS Robotics Ltd, an Israeli shell company formed by New PubCo under the laws of the State of Israel as a direct, wholly-owned subsidiary of New PubCo, or Merger Sub I, will merge with and into Xtend, or the Xtend Merger, with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II will merge with and into JFB, or the redomestication and together with the Xtend Merger, the mergers, with JFB surviving as a direct, wholly-owned subsidiary of New PubCo. Xtend and JFB will be managed by New PubCo once the mergers are consummated. As a result of the redomestication, each outstanding share of JFB Class A common stock and JFB Class B common stock issued and outstanding immediately prior to the effective time of the redomestication, except for any cancelled JFB shares, will, in each case, be converted automatically into the right to receive one share of New PubCo common stock. Each share of JFB Series C preferred stock outstanding immediately prior to the redomestication will convert into 3.676 shares of JFB Class A common stock, which will then convert into the right to receive one share of New PubCo common stock, subject to certain limitations. As a result of the Xtend Merger, each outstanding Xtend ordinary share (including the outstanding Xtend preferred shares and Xtend SAFEs, which will convert into Xtend ordinary shares immediately prior to the closing of the Xtend Merger) that is issued and outstanding immediately prior to the effective time of the Xtend Merger, but excluding any cancelled Xtend shares, will, in each case, based on the illustrative exchange ratio, be converted automatically into the right to receive approximately 1.22 shares of New PubCo common stock, subject to any adjustment amount.

On March 21, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into the merger agreement amendment. The merger agreement amendment amends the merger agreement, the Xtend Support Agreements, and the Form of SAFE 2 to take into account the effect of the Forward Split, which occurred on March 25, 2026, and to correct certain provisions regarding purchase price adjustments. The merger agreement amendment further provides that the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the transactions contemplated by the merger agreement will be held in no event later than ten business days following the effectiveness of this registration statement on Form S-4.

Upon consummation of the mergers, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo and stockholders of JFB are expected to own approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). Shares of New PubCo common stock are expected to be listed for trading on NYSE. The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE. If the mergers are consummated, the JFB Class A common stock will be delisted from Nasdaq, JFB will deregister under the Exchange Act and cease to be publicly traded.

The adoption of the merger agreement and, therefore, the approval of mergers, required the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters. This condition was satisfied on May 19, 2026 upon delivery of a written consent adopting and, therefore, approving the merger agreement and the mergers by Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date, which was sufficient to approve and adopt the merger agreement and the mergers contemplated by the merger agreement on behalf of JFB stockholders. Accordingly, the delivery of the Written Consent was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of JFB stockholders. JFB has not solicited and is not soliciting your adoption of the merger agreement or approval of the mergers.

No further action by any JFB stockholder is required under applicable law, and JFB will not solicit the votes of its stockholders for the adoption or approval of the merger agreement or the mergers. JFB will not call a special meeting of its stockholders for purposes of voting on adoption or approval of the merger agreement or the mergers. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Consideration to JFB and Xtend Securityholders

JFB stockholders are expected to receive one share of New PubCo common stock for each share of JFB common stock that they hold and Xtend shareholders are expected to receive, based on the illustrative exchange ratio, approximately 1.22 shares of New PubCo common stock for each Xtend ordinary share, subject in each case to any adjustment amount. As of the Closing, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo, with stockholders of JFB owning approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding). The value of the transaction consideration the JFB stockholders and Xtend shareholders will receive in the mergers will therefore depend on the combined value of Xtend and JFB at the effective time of the mergers.

At the effective time of the redomestication, each JFB option that is outstanding and unexercised immediately prior to the effective time of the redomestication and each restricted stock unit award that is outstanding immediately prior to the effective time of the redomestication will be converted into an equivalent equity award of New PubCo, on the same terms and conditions as were applicable under the JFB equity award immediately prior to the effective time of the redomestication (including status of vesting and vesting schedule), with respect to a number of shares of New PubCo common stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the effective time of the redomestication; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the JFB Compensation Committee of the JFB Board in good faith, following consultation and reasonable consideration of comments from Xtend, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the mergers.

As of the date hereof, there are currently      shares of JFB Class A common stock underlying the outstanding JFB options and restricted stock unit awards, and, immediately following the completion of the mergers, approximately      shares of New PubCo common stock are expected to be underlying the New PubCo options and restricted stock unit awards issued in respect thereof.

Upon successful completion of the mergers, for illustrative purposes, and assuming (x) the closing capitalization of each of JFB and Xtend will be unchanged from their respective capitalization as of May 25, 2026 and (y) the adjustment amount is zero: (i) each share of JFB common stock that is outstanding immediately prior to the effective time, except for certain specified shares of JFB Class A common stock or JFB Class B common stock owned by any direct or indirect subsidiary of JFB or owned or held in the treasury by JFB, or collectively, cancelled JFB shares, will be converted automatically into the right to receive one validly issued, fully paid and non-assessable share of New PubCo common stock, and (ii) each Xtend ordinary share that is outstanding immediately prior to the effective time (excluding cancelled Xtend shares, but including, for the avoidance of doubt, Xtend ordinary shares issuable upon conversion of the outstanding Xtend preferred shares and Xtend ordinary shares issued upon settlement of the simple agreements for future equity entered into between Xtend and certain investors), except for certain specified Xtend ordinary shares owned by any direct or indirect subsidiary of Xtend or owned or held in the treasury by Xtend, will be converted automatically into the right to receive validly issued, fully paid and non-assessable shares of New PubCo common stock equal to an exchange ratio, which would be approximately 1.22 shares of New PubCo common stock for each applicable Xtend ordinary share held immediately prior to the effective time.

In connection with the mergers, giving effect to the forward stock split, and assuming (x) the closing capitalization of each of JFB and Xtend will be unchanged from their respective capitalization as of May 25, 2026 and (y) the adjustment amount is zero, New PubCo is expected to issue approximately 261,631,717 million shares of New PubCo common stock, pre-funded warrants to purchase approximately 37,086,413 million shares of New PubCo common stock, and approximately 30,691,139 million shares of New PubCo common stock reserved for issuance upon conversion of New PubCo stock options (in each case, in the amounts actually issued or reserved for issuance in connection with the mergers).

Ownership of New PubCo after the Mergers

JFB stockholders are expected to receive one share of New PubCo common stock for each share of JFB common stock that they hold and Xtend shareholders are expected to receive, based on the illustrative exchange ratio, approximately 1.22 shares of New PubCo common stock for each Xtend ordinary share, subject in each case to any adjustment amount. As of the Closing, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo, or the Xtend post-Closing ownership percentage, with stockholders of JFB owning approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, or the JFB post-Closing ownership percentage, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan; provided, however, that (i) to the extent that JFB receives additional commitments from investors to purchase JFB shares prior to the Closing or receives additional funding from investors in connection with their acquisition of JFB shares prior to the Closing, or each, a financing, such financing will dilute both the Xtend post-Closing ownership percentage and JFB post-Closing ownership percentage, excluding any financing amounts that are neither funded by JFB to Xtend nor included as closing cash (as defined below) and in such case, such financing amounts will only dilute the JFB post-Closing ownership percentage and (ii) any inaccuracies or deviations in JFB’s representation and warranty in the merger agreement relating to its fully diluted capitalization will only dilute the JFB post-Closing ownership percentage. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap. A copy of the Form of New PubCo Pre-Funded Warrant is attached as Annex I to this information statement/prospectus. The economic interest of JFB stockholders is based on the number of shares of New PubCo common stock and shares of New PubCo common stock underlying pre-funded warrants expected to be issued to JFB stockholders upon the Closing. The foregoing assumes that JFB’s and Xtend’s respective capitalization at the Closing is the same as it was on May 25, 2026, including the shares underlying options exercisable within 60 days of such date, and no adjustment amount shall apply at Closing (percentages may not sum to 100% due to rounding).

Background of the Mergers

The JFB Board, together with members of JFB’s senior management team, regularly reviews JFB’s performance, future growth prospects and overall strategic direction and evaluates various strategies and opportunities to improve JFB’s strategic position and enhance stockholder value. These reviews have included consideration of whether the continued execution of JFB’s strategy and possible strategic opportunities, including opportunities for acquisitions, dispositions, commercial partnerships or combinations with third parties, offered the best avenue to maximize stockholder value.

Beginning in July 2025 and continuing through February 2026, the JFB Board and senior management of JFB evaluated several strategic alternatives for JFB, including two potential strategic transactions, acquisitions and other business combination opportunities, in various industries, one of which was Xtend.

On October 16, 2025, Xtend engaged Stifel Financial Corp., or Stifel, as its financial advisor in connection with a planned private financing round in advance of a proposed listing on a national U.S. stock exchange. As part of this engagement, Xtend discussed with various investors the possibility of investing in Xtend as part of the pre-initial public offering round. As part of this engagement with Stifel, Xtend had multiple discussions with third party investors about their interest in Xtend.

On November 26, 2025, JFB executed a non-binding letter of intent with an AI technology company for a potential business combination, which terms included customary confidentiality provisions and a binding sixty-day exclusivity period. Following the execution of the letter of intent through the end of December 2025, the respective management of the parties met periodically to negotiate final terms and conduct preliminary diligence. In connection with these efforts, JFB engaged Sichenzia Ross Ference Carmel LLP as its special U.S. counsel on or about December 17, 2026. In late December 2025, the JFB Board determined not to proceed with the proposed transaction due to a lack of alignment between the parties on a valuation framework and the parties mutually terminated the arrangement prior to the end of the exclusivity period.

On December 19, 2025, representatives of Paul Hastings LLP, acting as U.S. special counsel to Xtend, and Aviv Shapira, who at the time served as Chairman and Chief Executive Officer of Xtend and currently serves as Director and Chairman of the Xtend Board and President and Chief Executive Officer of Xtend, Tal Horesh, Chief Financial Officer of Xtend, Mor Swiel, Chief Legal Counsel of Xtend, and the former Chief of Staff and Investor Relations of Xtend, met telephonically with representatives of Stifel regarding potential strategic transactions. The focus of the call was an option to raise a private round based on a non-binding term-sheet Xtend received for a private investment in the deal.

On December 28, 2025, a third party contacted Mr. A. Shapira regarding potential investors that might be interested in investing in Xtend and suggested facilitating an introduction. The third party subsequently connected Mr. A. Shapira with representatives of Sunset Bay Capital, LLC, a private equity investment firm and advisor to American Ventures LLC, Series XIV JFB, or American Ventures. American Ventures is a series of American Ventures LLC, a private investment fund managed by American Ventures Management LLC. American Ventures acquired 4,389,500 shares of JFB Series C preferred stock in a private placement in October 2025 and, as a JFB security holder, is expected to acquire no more than 4.99% of the outstanding shares of New PubCo common stock, as further described in the section captioned “Questions and answers about the mergers—What equity stake will JFB stockholders and Xtend shareholders hold in New PubCo?” beginning on page 3 of this information statement/prospectus. American Ventures indicated a willingness to invest in the PIPE financing, which transaction closed on February 18, 2026. In connection with the negotiations leading to the merger agreement, as described below, the JFB Board considered whether the fact that American Ventures, a previous investor and shareholder of JFB, was involved in facilitating the introduction of JFB and Xtend, and would be participating in the PIPE financing, created a conflict of interest. The JFB Board determined that it did not, as further described in the section captioned “—JFB’s Reasons for the Mergers; Recommendation of the JFB Board of Directors” beginning on page 81. Sunset Bay Capital, LLC, as advisor to American Ventures, did not participate in negotiations on behalf of JFB and did not have any advisory role with respect to the JFB Board’s evaluation of the mergers.

Further, on December 28, 2025, representatives of American Ventures, Sunset Bay Capital, LLC and Dominari Securities LLC, or Dominari, as a financial advisor to JFB, and Messrs. A. Shapira and Horesh, together with other employees of Xtend and representatives of Paul Hastings LLP participated in a call to discuss Xtend’s views on a preliminary term sheet, provided by American Ventures, that included American Ventures as an investor in a business combination that would include JFB and Xtend. The parties discussed the optional structures of the investment and the required due diligence that each party would like to conduct ahead of the next meeting.

On December 29, 2025, Xtend conducted a call with representatives of Stifel and Paul Hastings LLP to discuss the terms for the potential strategic alliance between JFB and Xtend and the terms of the investment and conducted further analysis of the alternative term sheet that Xtend received.

On or around December 29, 2025, Dominari introduced Messrs. A. Shapira and Horesh to the management team of JFB, and the parties arranged to hold an introductory meeting.

On January 2, 2026, Joseph F. Basile III, the Chief Executive Officer and Chairman of the JFB Board, Ruben Calderon, the Chief Financial Officer of JFB, and John Gulyas, a member of the JFB Board, met telephonically with Mr. A. Shapira, and informally discussed the potential for a strategic alliance between the two companies, which discussion was based on the foundation that American Ventures would back up the deal. The foregoing telephone discussion generally related to the possibility of combining the parties’ respective resources and capabilities to develop an autonomous defense and security systems platform integrating an AI-driven robotic operating system with established U.S. operating and infrastructure capabilities.

Following the January 2, 2026 telephone discussion, the JFB management team determined to conduct initial due diligence on Xtend based on publicly available information.

On January 3, 2026 and January 4, 2026, Messrs. A. Shapira, Horesh, and Swiel met telephonically with representatives of Stifel and Paul Hastings LLP to discuss the terms for the potential strategic alliance between JFB and Xtend that was discussed in the meeting between Messrs. Basile, Calderon, and Gulyas and A. Shapira on January 2, 2026. On January 4, 2026 and January 5, 2026, Messrs. A. Shapira, Horesh, and Swiel met telephonically with representatives of Stifel, Paul Hastings LLP, Sunset Bay Capital, LLC, and Dominari, to discuss the terms for a term sheet to govern the potential strategic alliance between JFB and Xtend.

On January 5, 2026, Messrs. A. Shapira and Horesh, and representatives of Paul Hastings LLP, together with Stifel, conducted multiple calls with representatives of JFB, Dominari, and American Ventures to discuss a more definitive term sheet. The parties discussed the expectation that Xtend’s existing shareholders would participate in an earnout share structure if the company met certain milestones during fiscal years 2026 and 2027, as well as the request that a portion of the investment by American Ventures be funded at signing and the remainder at closing and the desire by Xtend to engage American Ventures as a non-exclusive financial advisor post the transaction. The earnout was based on Xtend’s management’s belief that Xtend’s existing shareholders should benefit from Xtend’s future performance, and gain from Xtend’s expected accomplishments based on the existing strong foundations of Xtend. At the time, Xtend believed that, regardless of the transaction with JFB, it would be able to achieve revenue of $70 million in fiscal year 2026 and $150 million in fiscal year 2027.

On January 9, 2026, the Xtend Board held a regularly scheduled board meeting that was attended by representatives of Stifel and Paul Hastings LLP, who had advised Xtend ahead of a planned private financing round in advance of a proposed listing on a national U.S. stock exchange. In connection with that meeting, Mr. A. Shapira informally advised the Xtend Board of the ongoing discussions with JFB regarding a potential business combination. The Xtend Board discussed, among other things, the potential benefits of a business combination with JFB, which included the fact that the potential business combination would (i)(x) enable Xtend to become a publicly traded company (y) enable Xtend to become a U.S. publicly traded company rather than an Israeli publicly traded company, a result that a traditional initial public offering could not achieve without adverse tax consequences to Xtend’s shareholders; and (z) such structure, is expected to better position Xtend to conduct and expand its operations in the United States, which the Xtend Board viewed as important given the nature of Xtend’s business, as operating in the U.S. market is more readily accomplished as a U.S. public company than as an Israeli public company (ii) provide Xtend with access to U.S. capital markets which would support Xtend’s efforts to grow its business and secure its future as a company; (iii) provide Xtend access to a wider range of investors compared to the range that Xtend would otherwise have if it continued to operate as a privately-held company; (iv) provide Xtend’s shareholders with greater liquidity by owning publicly-traded stock; and (v) enable Xtend’s shareholders to retain majority ownership of the go-forward public company immediately following the consummation of the proposed mergers. The Xtend Board also discussed the potential structure (including the earn-out concept) of any such business combination, the desire of Xtend to engage American Ventures as a financial advisor and the potential post-combination organization of the combined company.

Following JFB’s initial due diligence on Xtend, JFB management determined that Xtend was a suitable business combination candidate to present to the JFB Board. In order to facilitate further discussions, on January 9, 2026, JFB and Xtend entered into a non-binding letter of intent that contained certain economic and structural terms to be included in a definitive merger agreement. The non-binding letter of intent contemplated that JFB and Xtend enter into an all-stock business combination, following which the pro forma ownership of the combined company is expected to be approximately: (i) 19.9% held by existing JFB stockholders, (ii) 70.5% held by Xtend equityholders, and (iii) 9.6% reserved for an equity incentive plan, or collectively, the combined company ownership splits. The ownership allocation was the result of Xtend, with the assistance of Stifel, targeting to raise at least $135 million, regardless of whether it will go public or not, and the negotiation between Xtend’s management and JFB management that such investment would result in existing JFB stockholders receiving 19.9% of the combined entity. In the discussions between the parties, Xtend’s management thought that the benefits of the deal with JFB, as described in the prior paragraph, along with the investment structure negotiated between the parties, is aligned with the interest of Xtend’s shareholders taking into account the cash consideration and the reasons described in the prior paragraph. Consistent with the foregoing, JFB’s management believed that given the business and industry of Xtend and its advanced technology for AI robotics, the proposed consideration reflected a reasonable relative ownership percentage based on the diligence done to date, for purposes of signing the non-binding letter of intent. In connection with the proposed business combination, the non-binding letter of intent also contemplated JFB raising additional capital through private placement of its securities, subject to customary conditions.

Following the execution of the non-binding letter of intent, JFB consulted with Sichenzia Ross Ference Carmel LLP and Dominari, its advisor, concerning various aspects of the potential business combination and the broader market environment. JFB management also consulted with representatives of Marshall & Stevens regarding the potential business combination with Xtend, and, as discussed further below, on February 4, 2026, the JFB Board formally engaged Marshall & Stevens to prepare a fairness opinion with respect to the potential business combination.

Around January 14, 2026, Xtend began supplementing additional due diligence materials to the data room hosted by Datasite, or the Xtend data room. JFB and its legal advisors received access to the Xtend data room on January 22, 2026.

Around January 10, 2026, JFB began uploading due diligence materials to the data room hosted by Box, or the JFB data room. Xtend and its legal advisors received access to the JFB data room on January 27, 2026.

On January 12, 2026, the respective management teams of Xtend and JFB, together with Stifel and Dominari, their respective advisors, and Paul Hastings LLP and Sichenzia Ross Ference Carmel LLP, their respective U.S. special counsel in connection with the transaction, held an introductory zoom meeting to further discuss the proposal for a potential business combination between JFB and Xtend.

On January 13, 2026, representatives of Sichenzia Ross Ference Carmel LLP submitted a preliminary list of written due diligence questions to Xtend. On January 25, 2026, Xtend’s initial responses to such requests were provided to representatives of Sichenzia Ross Ference Carmel LLP. From January 13, 2026 through February 12, 2026, JFB with the assistance of its advisors conducted due diligence on Xtend with respect to accounting, business, financial, legal, tax, and other matters, including through additional materials made available in the Xtend data room and telephone and zoom conference calls with members of Xtend’s management.

On January 16, 2026, representatives of Paul Hastings LLP and Sichenzia Ross Ference Carmel LLP met telephonically to discuss the corporate approvals required by both JFB and Xtend in connection with the potential business combination.

On January 18, 2026, Messrs. A. Shapira and Horesh met twice telephonically with Stifel and Paul Hastings LLP to discuss various legal and regulatory aspects of the potential business combination.

On January 19, 2026, representatives of Paul Hastings LLP submitted a preliminary list of written due diligence questions to JFB. JFB’s initial responses to such requests were provided to representatives of Paul Hastings LLP on January 1, 2026. From January 19, 2026 through February 12, 2026, Xtend, with the assistance of its advisors, conducted due diligence on JFB with respect to accounting, business, financial, legal, tax, and other matters, including through additional materials made available in the JFB data room and telephone and zoom conference calls with members of JFB’s management.

On January 19, 2026, JFB management and its counsel received an initial draft of the proposed merger agreement from Xtend management and its counsel. From January 19, 2026 through February 13, 2026, the parties exchanged drafts of the merger agreement and the other transaction documents contemplated therein, including support agreements and lock-up agreements, and had numerous discussions to address certain remaining legal aspects of these documents and to conduct diligence procedures. The negotiations and discussions focused on matters related to: (i) finalizing the transaction structure; (ii) finalizing the disclosure schedules to the merger agreement; and (iii) finalizing drafts of each of the transaction documents set forth above. In connection with these efforts, on January 20, 2026, JFB engaged Amit, Pollak, Matalon & Co. as its special Israeli counsel on matters of Israeli law related to the proposed business combination.

On January 27, 2026, representatives of Ernst & Young conducted an accounting due diligence session of JFB held by zoom meeting with the management of JFB that was attended by representatives of Sichenzia Ross Ference Carmel LLP, Paul Hastings LLP, and management of Xtend.

On January 29, 2026, the legal advisors of Xtend, including representatives of Paul Hastings LLP, H-F & Co, Israeli counsel to Xtend, and Banai Azriel Stern Law Office, Israeli counsel to Xtend, the legal advisors of JFB, including Sichenzia Ross Ference Carmel LLP and Amit, Pollak, Matalon & Co., Israeli counsel to JFB, and Mor Swiel met telephonically to discuss the preparation of legal documentation for the business combination and potential legal and regulatory requirements related to the business combination.

On January 30, 2026, representatives of Paul Hastings LLP conducted a legal due diligence session of JFB held by zoom meeting with the management of JFB that was attended by Mr. Swiel and representatives of Sichenzia Ross Ference Carmel LLP.

On February 2, 2026, Messrs. Basile and Calderon met with Mr. A. Shapira at a restaurant in West Palm Beach to discuss the state of the defense, security and autonomous systems industries, as well as the need for their respective companies to continue to invest in product development, infrastructure, commercialization and strategic growth initiatives. In addition, they discussed the complementary nature of JFB’s and Xtend’s respective businesses and the possible benefits of combining their operations, technology and market opportunities, including potential uses for Xtend’s AI-enabled drone technology in JFB’s large, complex real estate development projects and JFB’s ability to leverage its commercial construction expertise to help reduce the expenses Xtend is incurring as it expands its U.S. manufacturing capabilities. At the conclusion of the meeting, Mr. Basile and Mr. A. Shapira confirmed their mutual interest in the business combination of the two companies and the continued negotiation of the merger agreement.

On or about February 2, 2026, Messrs. Basile, Calderon, and A. Shapira reconvened with other members of their respective management teams, together with representatives of Dominari and Stifel, in West Palm Beach. Items for discussion included the capital requirements of JFB and Xtend, the proposed exchange ratio and ownership percentages that would ultimately apply to the business combination and agreed, subject to negotiation of definitive documentation containing other terms and conditions mutually acceptable to the parties and subject to approval by their respective boards of directors, on a preliminary valuation framework and ownership construct for the combined company.

During the period commencing on or about February 2, 2026 until the execution of the merger agreement on February 13, 2026, representatives of JFB and Xtend, including the executive officers and directors of their respective boards of directors, engaged in consistent, near-daily communications to discuss various aspects of the proposed business combination and the desire of Xtend to engage American Ventures as a financial advisor for Xtend. These discussions included the shared vision of the combined entity, the respective capital requirements of JFB and Xtend, anticipated synergies of the business combination, investor interest in the combined entity, potential value creation for their respective customers, a possible transaction structure, governance considerations, operational and integration considerations and a proposed timeline for more in-depth discussions. The negotiations surrounding the financial terms of the potential business combination focused primarily on the proposed exchange ratio that JFB stockholders and Xtend shareholders would receive and the implementation of combined company ownership splits for the former JFB stockholders and former Xtend shareholders. In connection with such negotiations, representatives from Paul Hastings LLP and Sichenzia Ross Ference Carmel LLP discussed the mechanics behind which the merger agreement could effect the implementation of the combined company ownership splits, including requiring certain adjustments to the transaction consideration to be issued to the JFB stockholders or Xtend shareholders to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, or other similar change to the number of JFB common stock or Xtend ordinary shares outstanding between the date of the merger agreement and the effective times and including an adjustment mechanism and procedures with respect to the calculation of the number of New PubCo common stock to be received by the Xtend shareholders at the Closing in the event that, in the period between signing and the Closing, there are equity investments in Xtend or New PubCo or changes to Xtend’s capitalization information as reflected in the merger agreement.

On February 3, 2026, representatives of Paul Hastings LLP and Sichenzia Ross Ference Carmel LLP met telephonically to discuss potential investments by a stockholder of JFB in connection with the business combination.

On February 4, 2026, representatives of Sichenzia Ross Ference Carmel LLP conducted a legal due diligence session of Xtend held by zoom meeting with the management of Xtend and their U.S. and Israeli counsel and tax advisors, including representatives of Paul Hastings LLP, H-F & Co, and Banai Azriel Stern Law Office.

On February 4, 2026, representatives of Paul Hastings LLP and Sichenzia Ross Ference Carmel LLP held a meeting to discuss the proposed private investment in public equity, including the terms of the related subscription agreement and side letters.

On February 5, 2026, representatives of Sichenzia Ross Ference Carmel LLP, Paul Hastings LLP, Stifel, Sunset Bay Capital, LLC, and Dominari met telephonically to discuss certain legal and regulatory issues related to the business combination.

On February 6, 2026, Ernst & Young conducted an accounting due diligence session of JFB held by zoom meeting with the management of JFB and Sichenzia Ross Ference Carmel LLP.

On February 10, 2026, the JFB Board held a special meeting. As part of that meeting, Mr. Basile and Mr. Gulyas updated the JFB Board on the discussions with Xtend. The JFB Board, with Mr. Basile having not participated during its deliberations and decision-making, authorized management to continue its negotiations with Xtend regarding the merger agreement and the related transaction documents.

On February 10, 2026, a due diligence call was held between Messrs. Horesh and Calderon to discuss the accounting due diligence process and JFB’s cash flow. The call was also attended by additional advisors on behalf of Xtend and a representative from EY, as auditor for Xtend, and BDO, as a financial consultant for Xtend.

On February 11, 2026, the JFB Board met with management of JFB to review and discuss corporate strategy. During that meeting, the JFB Board undertook a strategic and financial review of JFB’s standalone strategy, including organic growth opportunities underway at and under consideration by JFB. The JFB Board also considered the context of potential strategic and merger-and-acquisition opportunities that may become available and discussed the likelihood of those potential opportunities and their relative merits. At that meeting, management of JFB presented the current status of the discussions with Xtend and reviewed the strategic rationale for a potential business combination, discussing with representatives of its outside corporate counsel. The JFB Board instructed management of JFB to continue to negotiate with Xtend, as it viewed a transaction with Xtend as an attractive strategic opportunity if it could be completed on terms acceptable to JFB.

On February 11, 2026, the Xtend Board held a special meeting that was attended by representatives of Paul Hastings LLP to review the final terms of the proposed business combination and the engagement of American Ventures as a financial advisor for Xtend. At the meeting, a representative of Paul Hastings LLP explained that the purpose of the meeting was to discuss the status of the proposed business combination with Xtend and JFB; provide a summary of Paul Hasting LLP’s legal diligence on Xtend; and review the near-final drafts of the merger agreement and other transaction documents. A representative of Paul Hastings LLP described the material aspects and terms of the proposed transaction and transaction documents, discussed material findings in its due diligence, and provided a high-level timeline for the closing of the proposed business combination. After discussion and deliberation, the Xtend Board unanimously: (i) determined that it was advisable and in the interests of Xtend and the Xtend shareholders to enter into the merger agreement and to consummate the mergers, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the mergers, and (iii) resolved to recommend that Xtend shareholders adopt the merger agreement. Concurrently with the execution of the merger agreement, certain shareholders of Xtend entered into the Xtend Support Agreements in favor of JFB and New PubCo, and certain stockholders of JFB entered into the JFB Support Agreements in favor of Xtend and New PubCo, which terms are further discussed in “Summary of Certain Agreements Related to the Mergers.”

On February 11, 2026, representatives of Stifel and Paul Hastings LLP met telephonically to discuss certain transaction issues related to the business combination, and representatives of Sichenzia Ross Ference Carmel LLP and Paul Hastings LLP met telephonically to discuss certain legal and regulatory issues related to the business combination.

On February 12, 2026, the JFB Board again held a special meeting. As part of that meeting, Messrs. Basile, Calderon and Gulyas updated the JFB Board on the status of the discussions with representatives of Xtend and advised the JFB Board of the evaluation being prepared by Marshall & Stevens. During this meeting, Messrs. Basile, Calderon and Gulyas reviewed with the JFB Board, and discussed with representatives of its outside corporate counsel, an outline of the proposed material terms of the business combination, as well as the proposed corporate governance structure and other terms with respect to the combined company.

Prior to the execution of the merger agreement on February 13, 2026, representatives of JFB and Xtend and their respective counsel finalized the remaining open terms of the proposed business combination and the definitive transaction documents through a series of email correspondence, telephone calls, and zoom conferences.

At the meeting of the JFB Board held on February 13, 2026, representatives from Marshall & Stevens provided their final financial analyses of the transaction, taking into account the final proposed exchange ratio. At the meeting, Marshall & Stevens rendered its oral opinion to the JFB Board, which was subsequently confirmed by delivery of a written opinion dated February 13, 2026, to the effect that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in such opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to JFB and/or the holders of JFB common stock, as applicable. After discussion with Marshall & Stevens and internal deliberation, which discussion and internal deliberation Mr. Basile did not participate in, as well as discussion with representatives of its outside corporate counsel, the JFB Board unanimously (by means of a subsequent written consent signed by all of the directors, including Mr. Basile): (i) determined that the mergers and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, JFB and its stockholders; (ii) approved and declared advisable the merger agreement, the mergers and the other transactions contemplated thereby; (iii) authorized management to execute the merger agreement on behalf of JFB; and (iv) recommended that JFB stockholders adopt the merger agreement, which approval was subsequently obtained by written consent of the holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters.

On February 16, 2026, representatives of Sichenzia Ross Ference Carmel LLP and Paul Hastings LLP met telephonically to discuss potential amendments to the confidential disclosure schedules delivered by Xtend to JFB in connection with the execution of the merger agreement.

On February 17, 2026, prior to the opening of trading, the parties issued a joint press release announcing the execution of definitive transaction agreements.

Following the execution of the merger agreement on February 13, 2026, representatives of JFB and Xtend, including directors of their respective boards of directors, continued to engage in consistent, near-daily communications to discuss various aspects of the proposed closing, including the achievement of certain milestones necessary as a condition to close.

On February 18, 2026, Paul Hastings LLP conducted a bringdown legal due diligence session of JFB held by zoom meeting with the management of JFB and Sichenzia Ross Ference Carmel LLP.

On February 18, 2026, representatives of Sichenzia Ross Ference Carmel LLP and Paul Hastings LLP and Mr. Calderon held a meeting to discuss regulatory matters relating to the proposed business combination, including applicability of the HSR Act and the requirement to make a filing thereunder.

On February 25, 2026, representatives of Paul Hastings LLP, together with financial advisors to Xtend and JFB met telephonically to discuss JFB’s capital structure in connection with the proposed transaction, including the potential implementation of a forward stock split of its issued and outstanding shares of JFB common stock.

On February 25, 2026, JFB management and its counsel received an initial draft of the proposed merger agreement amendment from Xtend management and its counsel. From February 25, 2026 through March 21, 2026, the parties exchanged drafts of the merger agreement amendment and had numerous discussions to address certain remaining legal aspects of these documents. The negotiations and discussions focused on matters related to: (i) finalizing the transaction consideration in light of JFB’s Forward Split implemented on March 25, 2026, including a conforming amendment to the Form of SAFE 2; (ii) extending the deadline for Xtend to obtain approval of the mergers after the date of this information statement/prospectus so that such information can be provided to the Xtend shareholders; and (iii) finalizing drafts of the merger agreement amendment.

On March 10, 2026, JFB announced that its board has approved a forward stock split of its issued and outstanding shares of JFB common stock at a ratio of 2-for-1. On March 20, 2026, a Certificate of Change was filed with the Secretary of State of the State of Nevada with an effective date of March 25, 2026, or the Forward Split Effective Date. Subsequently, a Certificate of Correction was filed on March 23, 2026, to change the Forward Split Effective Date to 12:01 a.m. on March 24, 2026 to facilitate the distribution of the JFB common stock on March 25, 2026. JFB common stock began trading on a split-adjusted basis on the Nasdaq Capital Market at market open on March 25, 2026.

On March 21, 2026, the JFB Board held a special meeting to review the final terms of the proposed merger agreement amendment. After discussion and deliberation, the JFB Board unanimously approved (by means of a subsequent written consent signed by all of the directors, including Mr. Basile) the merger agreement amendment and the transactions contemplated thereby, including the amended Form of SAFE 2, and authorized the execution and delivery of the merger agreement amendment and the related transaction documents.

On March 21, 2026, JFB, Xtend, and the other parties thereto executed the merger agreement amendment.

On May 18, 2026, the JFB Board adopted, by unanimous written consent, the JFB Bylaws, which became effective as of May 18, 2026. The JFB Bylaws enhance and clarify certain procedural mechanisms related to stockholder actions by removing language restricting JFB from accepting actions taken by written consent of its stockholders. On May 19, 2026, Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date, delivered the Written Consent, adopting and approving the merger agreement, the merger agreement amendment and the mergers.

JFB’s Reasons for the Mergers; Recommendation of the JFB Board of Directors

Following JFB’s review of its strategic alternatives to maximize value for all JFB stockholders, and as discussed by the JFB Board from time to time beginning in December 2025 and through February 13, 2026, on February 13, 2026, the JFB Board adopted resolutions by unanimous written consent (signed by all of the directors, including Mr. Basile) (i) determining that the mergers and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, JFB and its stockholders; (ii) approving and declaring advisable the merger agreement, the mergers and the other transactions contemplated thereby; (iii) authorizing management to execute the merger agreement on behalf of JFB; and (iv) recommending that JFB stockholders adopt the merger agreement, which approval was subsequently obtained by written consent of the holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters.

In the course of reaching its determination and recommendation, the JFB Board consulted and received advice from its outside financial, accounting and legal advisors and from JFB’s senior management and considered a number of factors including, but not limited to, the following material factors:

Potential Positive Factors. In recommending that JFB stockholders adopt the merger agreement, the JFB Board considered a number of factors that it believes support its decision, including, among other factors, the following (not necessarily in order of relative importance):

•

Attractive Value. The JFB Board’s belief that the per share transaction consideration provides JFB’s securityholders with an attractive value for their shares of JFB common stock in light of a number of factors, including:

•

Participation in the Combined Company. The all-stock nature of the mergers, which will allow existing JFB stockholders to participate in the expected increased value of New PubCo. Specifically, among other things, the JFB Board considered:

•	The ability for JFB’s securityholders to meaningfully share in the continued successes of JFB;

•	The ability for JFB’s securityholders to participate in the Xtend business;

•

The synergies that are expected to be achieved by utilizing Xtend’s AI-enabled drone technology in JFB’s large, complex real estate development projects as well as leveraging JFB’s commercial construction expertise in Xtend’s ongoing expansion efforts among other synergies, which are more fully described in the section entitled “—Certain Unaudited Prospective Financial Information—Xtend Management Unaudited Prospective Financial Information” beginning on page 89 of this information statement/prospectus; and

•	The potential for the combined company to pursue other strategic opportunities to further bolster both companies’ strong manufacturing, supply chain, and technological capabilities.

•	Fairness Analyses. The financial analyses presented to the Board by representatives of Marshall & Stevens. The JFB Board also considered:

•

The oral opinion of Marshall & Stevens rendered to the JFB Board, subsequently confirmed in Marshall & Stevens’ written opinion dated February 13, 2026, to the effect that, as of February 13, 2026 and taking into account the consummation of the mergers contemplated by the merger agreement, the aggregate transaction consideration to be paid to the holders of JFB common stock (other than cancelled JFB shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Mergers—Opinion of JFB’s Valuation Advisor” beginning on page 92 of this information statement/prospectus;

•	Diligence. The results of the due diligence investigation of Xtend conducted by JFB’s management and outside advisors.

•

Value Relative to Standalone Prospects: The JFB Board’s belief, after discussion with JFB management and its financial and legal advisors, that the per share transaction consideration compares favorably to the potential long-term value of a share of JFB’s common stock if JFB were to remain as a standalone entity after taking into account the risks and uncertainties associated with this alternative, including Xtend’s business, competitive position and current market and financial conditions. Specifically, among other things, the JFB Board considered:

•	Its knowledge and understanding of Xtend’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects;

•	Xtend’s historical and projected financial performance, including certain forecasts for Xtend prepared by or at the direction of senior management of Xtend, which reflected various assumptions of Xtend’s senior management as further described in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 88 of this information statement/prospectus; and

•

The risks that JFB would face if it continued to operate on a standalone public company basis, including the risk factors set forth in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended by Amendment No. 1 thereto, and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026, and the possibility that the trading price of shares of JFB Class A common stock would not reach and sustain the level of the transaction consideration, or that doing so could take a considerable period of time.

•

Value Relative to Other Indications of Interest. The JFB Board’s belief, after discussion with JFB management and its financial and legal advisors, that a potential transaction with Xtend was reasonably likely to provide greater value to JFB stockholders than a transaction with any of the other parties that had provided indications of interest as part of JFB’s strategic review, as further described above in the section entitled “—Background of the Mergers”, and that, were JFB to have delayed executing the agreement with Xtend to continue to seek to negotiate with other potential bidders, this would have created a risk that the transaction with Xtend might no longer be available for JFB on the negotiated terms, in which event securityholders of JFB would lose the opportunity to obtain the proposed transaction consideration. The JFB Board also considered that:

•

JFB received written indications of interest from one potential counterparty (in addition to Xtend, one party with which JFB executed a non-binding letter of intent) and provided such potential counterparty (as well as Xtend) with access to an electronic data room containing non-public information about JFB; and

•

The potential counterparty (other than Xtend) who provided an indication of interest to JFB (1) submitted its offer at a lower implied valuation than the transaction consideration (2) had not to date demonstrated a level of interest comparable to that demonstrated by Xtend and, as such, it was possible any other potential counterparties would be unlikely to move with the pace required to reach actionable and compelling transaction terms in a timely manner, (3) would require debt and/or equity financing partners to more fully develop their potential proposals and (4) there could be no guarantee that the preliminary indications of interest provided by such counterparties would develop into bona fide offers, much less a definitive transaction.

•

Other Strategic Alternatives. The JFB Board’s belief that there had not emerged any alternatives to the potential transaction with Xtend that were executable in the near-term or that were likely to result in a more attractive proposition for JFB’s securityholders in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives. In making that assessment, the JFB Board considered that:

•

JFB and its advisors, acting on behalf of JFB, contacted and were contacted by a potential counterparty (other than Xtend) and JFB entered into a non-binding letter of intent with such potential counterparty; and

•

Likelihood and Speed of Consummation. The JFB Board’s belief that the mergers would likely be consummated in an expeditious manner (which was important due to, among other things, the then-current macro-economic uncertainty in both the mergers and acquisitions and financial markets generally) based on, among other factors:

•

The collective view of JFB’s advisors that Xtend wanted to consummate a transaction expeditiously to realize synergies across JFB’s business and that any value created by such synergies would be shared with JFB’s securityholders;

•	The support of Joseph F. Basile III and The Basile Family Irrevocable Trust, who, as of February 13, 2026, were the record holders of an aggregate of 7,230,000 shares of JFB Class A common stock, representing approximately 55.46% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date, sufficient to provide the stockholder approval required to approve the mergers; and

•

The collective view of JFB’s advisors that Xtend and its representatives had already meaningfully engaged in diligence and provided detailed transaction terms to JFB, as compared to the other participants in the strategic review process.

•

Certainty of the Completion of the Mergers. The JFB Board’s belief that the terms of the merger agreement, taken as a whole, increased the degree of certainty that the mergers will be completed, including:

•	The closing conditions and the circumstances in which Xtend may terminate the agreement being specific and limited;

•

The fact that the outside date may be extended to February 13, 2027 in certain circumstances if the mergers will not have been completed by August 13, 2026, which is anticipated to allow for sufficient time to obtain required regulatory approvals while minimizing the length of time during which JFB would be required to operate subject to the restrictions on interim operations set forth in the merger agreement;

•	The fact that the mergers are not subject to the conditionality and execution risk of any required approval by Xtend’s shareholders; and

•	JFB’s ability to specifically enforce Xtend’s obligations under the merger agreement, including Xtend’s obligations to complete the mergers.

•

Treatment of mergers as a contribution governed by Section 351 of the Code. The expectation that JFB stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the mergers.

Potential Negative Factors. In recommending that JFB stockholders adopt the merger agreement, the JFB Board also considered a variety of risks and potentially negative factors, including, among other risks and factors, the following (not necessarily in order of relative importance):

•

The possibility that, although the transaction consideration provided the JFB stockholders the possibility to participate in the combined company, the price of the JFB common stock might have increased in the future to a price greater than the price of the New PubCo common stock;

•

The fact that the Xtend shareholders cannot be certain of the value of the New PubCo common stock to be paid to them as consideration for the mergers given the all-stock nature of the mergers and the absence of an adjustment for changes in value;

•	The possibility that another party might have been willing to pay a higher purchase price for JFB than the transaction consideration;

•

The risk of not realizing all of the anticipated strategic and other benefits between Xtend and JFB, including, without limitation: the risk of not capturing all or a part of the anticipated cost and revenue synergies; the possibility that, without assuming the achievement of such synergies, New PubCo could have lower revenue and growth rates than each of Xtend and JFB experienced historically; and the risk that the integration of Xtend and JFB will subject JFB to liabilities that may arise at Xtend, including liabilities arising out of the mergers;

•	The risks and costs associated with the potential diversion of management and employee attention and focus during the pendency of the mergers;

•

The potential effect of the public announcement of the merger agreement, including effects on JFB and Xtend’s revenues, customers, employees, operating results and share price and the risk of losing key Xtend or JFB management, employees or talent during the pendency of the mergers and thereafter;

•

The risks related to the possibility that the mergers might not be completed in a timely manner or at all, including that failure to complete the mergers could cause JFB to incur significant expenses and/or lead to negative perceptions among investors;

•	The fees and expenses associated with negotiating and completing the mergers;

•	The restrictions in the merger agreement on the conduct of JFB’s business during the period between execution of the merger agreement and the completion of the mergers;

•	The risk of legal proceedings from stockholders in respect of the merger agreement or the mergers;

•

The risk of adverse outcomes of pending or threatened litigation with respect to JFB, and the possibility that an adverse judgment could have a materially adverse effect on the business or operations of JFB, or of New PubCo after the completion of the mergers;

•	The fact that JFB’s stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights with respect to the mergers;

•	The fact that American Ventures, a previous investor and shareholder of JFB, was involved in facilitating the introduction of JFB and Xtend and would be participating in the PIPE financing;

•

The fact that the Written Consent adopting the merger agreement was expected to be executed in whole or in part by Joseph F. Basile III and Basile Family Investments LLC, a limited liability company affiliated with, but not controlled by, Mr. Basile, without soliciting the vote of all other JFB stockholders; and

•

The risks of the type and nature described in the sections of this information statement/prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 25, respectively.

In addition, the JFB Board carefully considered interests of the non-majority JFB stockholders, including the fact that not all of JFB’s stockholders would be afforded the opportunity to vote on the merger agreement and the mergers. Among other things, the JFB Board considered (i) the reasons described above under the heading “Potential Positive Factors,” in particular that (a) all JFB stockholders, including Mr. Basile, will receive the same transaction consideration per share of JFB common stock and (b) JFB had completed an extensive strategic review process and that the Xtend proposal was reasonably likely to provide greater value to JFB stockholders than all other proposals received as part of such strategic process, (ii) that the non-management directors had carefully considered the merger agreement and the mergers, including in executive sessions and in individual meetings with outside advisors, and (iii) that approval of the mergers, by a majority of the minority JFB stockholders was not required under Nevada law or the federal securities laws.

Further, the JFB Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of JFB stockholders generally, including without limitation the treatment of JFB equity awards held by such directors and executive officers in the mergers described in the section entitled “Certain Beneficial Owners of JFB Common Stock” beginning on page 198 of this information statement/prospectus, New PubCo’s agreement to indemnify Xtend directors and officers against certain claims and liabilities after the completion of the mergers, and Mr. Basile’s support in providing the stockholder approval required to approve the mergers coupled with his expected role as Executive Vice President of Construction Operations of New PubCo. Specifically with regard to Mr. Basile’s potential interests in the mergers, the JFB Board considered the following factors in determining that such potential interests did not compromise the integrity of the JFB Board’s evaluation: (i) Mr. Basile’s post-closing compensation at New PubCo will be on terms substantially consistent with his existing compensation at JFB, and the mergers do not confer any incremental economic benefit on Mr. Basile that is contingent upon consummation; (ii) Basile Family Investments LLC is a limited liability company that is not controlled by Mr. Basile, and its decision to deliver the Written Consent was made independently of Mr. Basile’s direction; (iii) Marshall & Stevens’ fairness opinion was rendered based solely on the financial terms of the mergers and without regard to any post-closing employment or governance arrangements applicable to Mr. Basile or any other individual; (iv) Mr. Basile did not participate in the JFB Board’s deliberations with respect to the mergers; and (v) the economic terms of the mergers, including the exchange ratio and ownership percentages, were negotiated at arm’s length between JFB and Xtend with the involvement of each party’s independent legal and financial advisors.

Further, in evaluating the financial analyses presented by Marshall & Stevens, the JFB Board considered that the projections for both Xtend and JFB upon which Marshall & Stevens relied assumed revenue growth rates and margin profiles significantly more favorable than either of the companies’ historical performance. The JFB Board considered that the projections reflect the anticipated financial profile of the combined enterprise following the mergers. In assessing the reasonableness of the projected departure from historical trends, the JFB Board considered that (i) Xtend has a proven and operationally validated product in the autonomous defense and AI-enabled drone sector with a demonstrated ability to execute against its growth plans, (ii) the mergers provide immediate access to Xtend’s established international government relationships representing a substantial new addressable market not reflected in either company’s standalone historical results, and (iii) the compatibility of the two businesses has already been validated through JFB’s use of its institutional project relationships to introduce Xtend’s AI-enabled drone systems into the school protection sector. The JFB Board concluded that, notwithstanding the departure from historical trends, the projections represented management’s good-faith assessment of future performance in light of its expanded capabilities, market access, and operational resources. The JFB Board acknowledged that achievement of the projected results is inherently uncertain and subject to significant risks, as described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 and “Risk Factors” beginning on page 27 of this information statement/prospectus.

After taking into account all of the factors set forth above, the JFB Board concluded that the potential benefits that it expects JFB and the JFB stockholders to achieve as a result of the mergers outweigh the potentially negative factors associated therewith. In view of the large number of factors considered and their complexity, the JFB Board, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the JFB Board based its recommendation on the totality of the information presented to and considered by it, including the discussions with, and questioning of, senior management of JFB and representatives of Marshall & Stevens. In addition, individual members of the JFB Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the JFB Board is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this information statement/prospectus.

Xtend’s Reasons for the Mergers; Recommendation of the Xtend Board of Directors

In the course of reaching its decision to approve the mergers, the Xtend Board held numerous meetings, consulted with Xtend’s senior management, its legal counsel and financial advisors, and considered a wide variety of factors, including, among others, the following material factors (which factors are not necessarily presented in any order of relative importance):

•

the mergers are expected to provide Xtend’s current shareholders with greater liquidity by owning publicly-traded stock and to expand both the access to capital for Xtend and the range of investors potentially available as a public company, compared to the investors Xtend could otherwise gain access to if it continued to operate as a privately-held company;

•	the potential benefits from increased public market awareness of Xtend and its product offerings;

•	the historical and current information concerning Xtend’s business, including its financial performance and condition, operations and management;

•	the competitive nature of the industry in which Xtend operates;

•	the Xtend Board’s fiduciary duties to Xtend’s shareholders;

•

the Xtend Board’s belief that no alternatives to the mergers were reasonably likely to create greater value for Xtend’s shareholders, after reviewing the various financing and other strategic alternatives that were considered by the Xtend Board;

•

the projected financial position, operations, management structure, operating plans, and anticipated cash burn rate of the combined company, including the ability to support the combined company’s current and planned operations, as further discussed in the section entitled “Management Discussion and Analysis of Xtend” beginning on page 147 of this information statement/prospectus;

•	the business, history, operations, financial resources, assets and credibility of JFB;

•	the terms and conditions of the merger agreement, including the following:

•

the determination that the expected relative percentage ownership of JFB’s stockholders and Xtend’s shareholders in the combined company was appropriate, based on the Xtend Board’s judgment and assessment of the approximate valuations of JFB (including the value of the net cash JFB is expected to provide to the combined company) and Xtend;

•	the nature and scope of the conditions of the obligation of JFB to consummate the mergers;

•	the conclusion of the Xtend Board that the potential termination fees payable by JFB or Xtend to the other party, and the circumstances when such fee may be payable, were reasonable; and

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•

the shares of the combined company’s common stock issued to Xtend shareholders in connection with the mergers will be registered on a Form S-4 registration statement and (subject to any contractual obligations) will become freely tradable for Xtend’s shareholders who are not affiliates of Xtend and who are not parties to lock-up agreements;

•

the support agreements, pursuant to which certain directors, officers and shareholders of Xtend and stockholders of JFB, respectively, have agreed, solely in their capacity as shareholders of Xtend and stockholders of JFB, respectively, to vote all of their shares of Xtend ordinary shares and JFB common stock in favor of the adoption or approval, respectively, of the merger agreement;

•	the ability to obtain a NYSE listing upon the closing of the mergers; and

•	the likelihood that the mergers will be consummated on a timely basis.

The Xtend Board also considered a number of uncertainties and risks in its deliberations concerning the mergers and the transactions contemplated by the merger agreement, including the following:

•

the possibility that the mergers might not be completed and the potential adverse effect of the public announcement of the mergers on the reputation of Xtend and the ability of Xtend to obtain financing in the future in the event the mergers are not completed;

•

the risk that future sales of common stock by existing JFB stockholders may cause the price of the combined company’s common stock to fall, thus reducing the potential value of the combined company’s common stock received by Xtend shareholders following the mergers;

•

the termination fee payable by Xtend to JFB upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Xtend shareholders;

•	the potential reduction of JFB’s net cash prior to the closing;

•	the possibility that the mergers might not be completed in a timely manner or at all;

•

the costs involved in connection with completing the mergers, the time and effort of Xtend senior management required to complete the mergers, the related disruptions or potential disruptions to Xtend’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with Xtend, and related administrative challenges associated with combining the companies;

•

the additional expenses and obligations to which Xtend’s business will be subject following the mergers that Xtend has not previously been subject to, and the operational changes to Xtend’s business, in each case that may result from being a public company;

•	the fact that the representations and warranties in the merger agreement do not survive the closing of the mergers and the potential risk of liabilities that may arise post-closing; and

•

various other risks associated with the combined company and the mergers, including the risks described in the section entitled “Risk Factors” beginning on page 27 of this information statement/prospectus.

The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the Xtend Board in its consideration of the merger agreement and the transactions contemplated.

The Xtend Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. After considering these and other factors, the Xtend Board unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

Certain Unaudited Prospective Financial Information

The following information in this section does not give effect to the forward stock split.

The following is a summary of certain unaudited prospective financial information, collectively, the Projections, prepared by the respective managements of Xtend and JFB and provided to the JFB Board and Marshall & Stevens in connection with Marshall & Stevens’ evaluation of the fairness, from a financial point of view, of the consideration to be paid by JFB for Xtend in the mergers. Xtend prepared its projections on October 15, 2025, and JFB prepared its projections on February 5, 2026. The Projections are included in this information statement/prospectus only because (1) the Projections were made available to the JFB Board in connection with its consideration of the mergers; (2) the Projections were made available to Marshall & Stevens, JFB’s valuation advisor, and the JFB Board authorized and directed Marshall & Stevens to use and rely on the Projections for purposes of its financial analyses and fairness opinion; and (3) portions of the Projections were made available to Xtend in connection with the parties’ negotiation of the mergers. The Projections are not included in this information statement/prospectus to influence any JFB stockholder’s decision whether to vote in favor of the mergers or for any other purpose, and such information may not be appropriate for other purposes.

JFB and Xtend do not, as a matter of course, publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. The Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In particular, we note that certain of the estimates and assumptions used to prepare the Projections are not in line with the recent historical operating trends of Xtend or JFB, as further described below.

The Projections are forward-looking statements. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 and “Risk Factors” beginning on page 27 of this information statement/prospectus. Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the respective managements of Xtend and JFB with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to each company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond each company’s control. The Projections reflect assumptions as to certain business decisions that are subject to change. The Projections cover a number of years and such information by its nature becomes less reliable with each successive year. The Projections were prepared on a stand-alone basis without giving effect to the mergers. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the mergers themselves. Furthermore, the Projections do not take into account the effect of any failure of the mergers to be completed and should not be viewed as accurate or continuing in that context.

The inclusion of the Projections in this information statement/prospectus should not be regarded as an indication that JFB, Xtend, Marshall & Stevens, the JFB Board, or any other recipient of this information considered, or now considers, the Projections to be a reliable or accurate prediction of actual future results, and the Projections should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by JFB or Xtend that either company views the Projections as material information. No representation is made by JFB, Xtend or any other person regarding the ultimate performance of Xtend or JFB compared to the information contained in the Projections. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Xtend and JFB contained in this information statement/prospectus. JFB does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error, except to the extent required by applicable law. In light of the foregoing factors and the uncertainties inherent in the Projections, JFB stockholders are cautioned not to place undue, if any, reliance on the Projections.

The Projections have been prepared by, and are solely the responsibility of, the respective managements of Xtend and JFB. Neither Ernst & Young LLP, nor M&K CPAs, PLLC, nor any other independent accountants, has compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The reports of such independent accounting firms included in this information statement/prospectus relate solely to the previously issued historical financial statements of Xtend and JFB, respectively. They do not extend to the Projections and should not be read to do so.

Certain of the measures included in the Projections, including EBITDA and net free cash flow, are non-GAAP financial measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures were not provided to or relied upon by the JFB Board or Marshall & Stevens.

Xtend Management Unaudited Prospective Financial Information

Xtend is a defense-technology company specializing in AI-driven robotic systems designed to enhance safety and operational capability across defense, law enforcement, and private security sectors. Xtend does not, as a matter of course, publicly disclose long-term projections as to future financial performance. However, Xtend’s management prepared financial projections for the fiscal years ending December 31, 2026, December 31, 2027, and December 31, 2028, or the Xtend Projections, based on information available as of the beginning of the fourth quarter of fiscal year 2025. The Xtend Projections were provided to the JFB Board and to Marshall & Stevens for use in connection with the evaluation of the mergers and the preparation and delivery of Marshall & Stevens’ fairness opinion to the JFB Board.

In preparing the Xtend Projections, Xtend’s management relied on Xtend’s existing backlog and awarded contracts for which procurement orders were in progress of approximately $64.9 million for fiscal year 2026 and $8.2 million for fiscal year 2027 (totaling approximately $73.2 million), and a weighted assessment of Xtend’s active sales pipeline of approximately $402.3 million across various stages as inputs to projected revenue. The Xtend Projections assumed gross margin expansion from approximately 18.9% in fiscal year 2025 (which represented management’s estimate of Xtend’s full-year 2025 gross margin at the time the Xtend Projections were prepared, rather than the gross margin of approximately 19.7% subsequently reflected in Xtend’s results of operations for fiscal year 2025) to approximately 36.1% in fiscal year 2028, driven by economies of scale in manufacturing, increased production volumes, a shift toward higher-margin product and software offerings, ongoing product and technology maturation, the acceleration of standalone software sales (including recurring maintenance, support and system upgrade services), enhanced integration of internally developed components and expansion into markets that enable service-based business models, including private security and homeland security (HLS) applications. The Xtend Projections also assumed annual capital expenditures of approximately $500,000 and annual depreciation and amortization of approximately $500,000 across the projection period, with working capital additions increasing from approximately $2.7 million in fiscal year 2026 to approximately $16.7 million in fiscal year 2028 as revenue scales. In addition, as Xtend continues to scale globally, additional operating and investment expenses may be incurred that are not fully reflected in the Xtend Projections. Although Xtend’s management believes the use of Xtend’s AI-enabled drone technology in JFB’s large, complex real estate development projects as well as leveraging JFB’s commercial construction expertise in Xtend’s ongoing expansion efforts are expected to deliver certain expense and revenue synergies, among others, Xtend’s management was unable to reasonably estimate the value of such synergies at the time the projections were prepared and therefore did not include any amounts attributable to synergies in the Xtend Projections.

In the view of Xtend’s management, the Xtend Projections were prepared on a reasonable basis and reflect the best estimates and judgments available to Xtend’s management at the time. However, the Xtend Projections reflect a projected compound annual revenue growth rate of approximately 110.5% from fiscal year 2026 to fiscal year 2028, which is substantially above Xtend’s historical compound annual revenue growth rate of approximately 50.9% from fiscal year 2022 to fiscal year 2025 (when revenue grew from approximately $5.2 million to approximately $18.0 million, which represented management’s estimate of full-year 2025 revenue at the time the projections were prepared, rather than actual audited revenues recognized for that period), and are accordingly not in line with Xtend’s recent historical operating trends. Xtend has not achieved profitability on an EBITDA basis during its operating history through the date of the Xtend Projections. This information is not fact and should not be relied upon as being necessarily indicative of future results. There can be no assurance that the Xtend Projections will be realized or that actual results will not be significantly higher or lower than projected.

The following table presents a summary of the Xtend Projections:

($ in thousands)	Year 1 (2026E)	Year 2 (2027E)	Year 3 (2028E)	CAGR (‘26–’28E)
Revenue(1)	$85,640	$150,484	$381,811	110.5%
Gross Profit	$27,103	$52,797	$137,943
Gross Margin %	31.6%	35.1%	36.1%
EBITDA(2)	($3,822)	($1,556)	$44,170
EBITDA Margin %	(4.5%)	(1.0%)	11.6%
Net Income (Loss)	($422)	$1,844	$43,670
Depreciation & Amortization	$500	$500	$500
Capital Expenditures	($500)	($500)	($500)
Additions to Working Capital	($2,722)	($1,420)	($16,684)
Free Cash Flow(3)	($3,144)	$424	$26,986

(1)	Includes revenue from potential acquisitions of $2.0 million and $2.6 million in 2027 and 2028, respectively.
(2)

EBITDA is a non-GAAP financial measure defined as net income (loss) before interest expense (income), income tax expense (benefit), and depreciation and amortization expense. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.
(3)

Free cash flow is a non-GAAP financial measure calculated as net income (loss), plus depreciation and amortization, less capital expenditures and additions to net working capital. Free cash flow should not be considered as an alternative to operating income, net income or any other measure of financial performance prepared in accordance with GAAP, and may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

XTEND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

JFB Management Unaudited Prospective Financial Information

JFB is a commercial and residential real estate construction and development company that operates through its Commercial Construction, Residential Construction, and Real Estate Development segments. JFB does not, as a matter of course, publicly disclose long-term projections as to future financial performance. However, JFB’s management prepared financial projections for the fiscal years ending December 31, 2026, December 31, 2027, and December 31, 2028, or the JFB Projections, in connection with the evaluation of the mergers. The JFB Projections were provided to the JFB Board and to Marshall & Stevens for use in connection with the evaluation of the mergers and the preparation and delivery of Marshall & Stevens’ fairness opinion to the JFB Board.

In preparing the JFB Projections, JFB’s management projected flat annual revenue of approximately $66.0 million for each of the three projected fiscal years, reflecting management’s expectation of normalized steady-state performance. Cost of sales was projected at approximately $59.9 million per annum, representing a projected gross margin of approximately 9.2%. Operating expenses were projected at approximately $3.0 million per annum, resulting in projected EBITDA of approximately $3.1 million per annum (representing an EBITDA margin of approximately 4.7%). JFB’s management indicated that construction projects typically have a duration of six months or less, making it difficult to project revenue beyond approximately one year, and that future revenue is subject to a high degree of uncertainty due to interest rate fluctuations, government policy changes, and general conditions in the real estate market.

In the view of JFB’s management, the JFB Projections were prepared on a reasonable basis and reflect the best estimates and judgments available to JFB’s management at the time. However, the JFB Projections reflect projected annual revenue of $66.0 million, which is substantially above JFB’s expected fiscal year 2025 revenue of approximately $34.0 million and is not in line with JFB’s recent historical revenue levels. JFB’s historical revenue has fluctuated, growing from approximately $24.2 million in fiscal year 2022 to approximately $32.4 million in fiscal year 2023, declining to approximately $23.0 million in fiscal year 2024, and returning to an expected approximately $34.0 million for fiscal year 2025. The projected gross margin of approximately 9.2% is also below JFB’s historical gross margin of approximately 21.8% in fiscal year 2024 and approximately 19.7% for the twelve months ended September 30, 2025, reflecting management’s expectation of a higher-volume, lower-margin mix of work at the projected scale. JFB’s management has identified the following factors that it believes support the projected revenue increase, each of which is subject to significant uncertainty and execution risk: (i) JFB has begun leveraging its institutional construction relationships to introduce Xtend’s AI-enabled drone systems into the school protection sector, (ii) access to Xtend’s established international government relationships is expected to enable the combined company to pursue government contracts not available to either company on a standalone basis; and (iii) the deployment of Xtend’s autonomous systems across JFB’s existing customer base and the development of integrated construction-technology solutions are expected to generate incremental revenue contributions beginning in fiscal year 2026. This information is not fact and should not be relied upon as being necessarily indicative of future results. There can be no assurance that the JFB Projections will be realized or that actual results will not be significantly higher or lower than projected. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 and “Risk Factors” beginning on page 27 of this information statement/prospectus.

The following table presents a summary of the JFB Projections:

($ in thousands)	Year 1 (2026E)	Year 2 (2027E)	Year 3 (2028E)
Revenue(1)(2)	$66,000	$66,000	$66,000
Cost of Sales	($59,930)	($59,930)	($59,930)
Gross Profit	$6,070	$6,070	$6,070
Gross Margin %	9.2%	9.2%	9.2%
Operating Expenses	($3,000)	($3,000)	($3,000)
EBITDA(2)	$3,070	$3,070	$3,070
EBITDA Margin %	4.7%	4.7%	4.7%

(1)

JFB’s management projected flat annual revenue of $66.0 million across the three-year projection period. This represents an approximately 94% increase relative to JFB’s expected fiscal year 2025 revenue of approximately $34.0 million and is not in line with JFB’s recent historical revenue levels. Actual results may vary materially. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

(2)

EBITDA is a non-GAAP financial measure defined as net income (loss) before interest expense (income), income tax expense (benefit), and depreciation and amortization expense. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

JFB DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Opinion of JFB’s Valuation Advisor

Pursuant to an engagement letter dated February 4, 2026, JFB retained Marshall & Stevens to serve as its valuation advisor in connection with the mergers. In connection with this engagement, the JFB Board requested that Marshall & Stevens evaluate the fairness, from a financial point of view, to JFB of the proposed consideration to be paid by JFB for Xtend pursuant to the terms of the merger agreement. On February 13, 2026, Marshall & Stevens rendered to the JFB Board its written opinion, dated February 13, 2026, based on financial information available as of the valuation date of January 31, 2026, or the Valuation Date, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Marshall & Stevens in preparing its opinion, the proposed consideration to be paid by JFB for Xtend pursuant to the merger agreement was fair, from a financial point of view, to JFB.

Marshall & Stevens Transaction Advisory Services LLC is a transaction advisory services firm that provides valuation, fairness opinion and financial advisory services in connection with mergers and acquisitions, leveraged buyouts, restructurings and other transactions. Marshall & Stevens is a wholly owned subsidiary of Marshall & Stevens Incorporated, and regularly provides fairness opinions and valuation analyses for corporate and other purposes and has substantial experience in transactions similar to the mergers. The opinion was authorized by Marshall & Stevens’ Fairness Committee.

The JFB Board selected Marshall & Stevens as its valuation advisor in connection with the mergers based on Marshall & Stevens’ qualifications, experience and reputation in providing transaction advisory and fairness opinion services.

The full text of the written opinion, dated February 13, 2026, which sets forth, among other things, the assumptions made and the qualifications and limitations upon the review undertaken by Marshall & Stevens in preparing its opinion, is attached as Annex J to this information statement/prospectus and is incorporated herein by reference. The summary of the opinion set forth in this section is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion carefully and in its entirety. The opinion was addressed to, and provided for the information and assistance of, the JFB Board (solely in its capacity as such) in connection with the JFB Board’s consideration of the mergers. The opinion does not constitute a recommendation to the JFB Board or to any JFB stockholder or any other person as to whether or how any holder of shares of JFB common stock should vote or act with respect to the mergers or any other matter. The opinion does not address JFB’s underlying business decision to proceed with the mergers, the relative merits of the mergers as compared to any other business or financial strategies that might be available to JFB, or whether any other transactions are available to JFB or its equity holders.

In arriving at its opinion, Marshall & Stevens reviewed and/or considered, among other things:

•	the draft merger agreement between JFB and Xtend, last dated February 13, 2026, describing the terms of the mergers;

•	the historical financial statements of Xtend;

•	the historical financial statements of JFB;

•

financial projections for Xtend and JFB prepared by their respective managements, as further described in the subsection entitled “—Certain Unaudited Prospective Financial Information” beginning on page 88 of this information statement/prospectus;

•	publicly available information relating to the applicable industry and companies that Marshall & Stevens considered relevant for purposes of its analyses;

•	the PIPE purchase price of $6.25 per share, which the JFB Board directed Marshall & Stevens to use as the basis for considering the value of JFB common stock in its analysis; and

•	such other information as Marshall & Stevens determined to be useful to its analysis.

Due to the uncertainty regarding future acquisitions, Marshall & Stevens excluded the financial impact of future acquisitions in their fairness opinion analysis.

Marshall & Stevens also conducted discussions with members of JFB’s management team, corresponded with Xtend’s management team and their respective advisors regarding the business, operations, financial condition and prospects of each of JFB and Xtend, and performed such other financial studies, analyses and investigations as Marshall & Stevens deemed appropriate for purposes of its opinion.

Marshall & Stevens assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial and other information supplied to, discussed with, or reviewed by Marshall & Stevens for purposes of its opinion, and, with JFB’s consent, relied upon such information as being complete and accurate in all material respects. In that regard, Marshall & Stevens was advised by, and assumed, at the direction of the JFB Board, that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Xtend and JFB as to the matters covered thereby, and Marshall & Stevens relied on the Projections for purposes of its analyses and its opinion. Marshall & Stevens expressed no view or opinion as to the Projections or the assumptions on which the Projections were based. Marshall & Stevens was not requested to make and did not make any physical inspection of any of the assets or properties of JFB or Xtend. Marshall & Stevens did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of JFB or Xtend, nor was Marshall & Stevens furnished with any such evaluation or appraisal.

Marshall & Stevens assumed that the merger agreement, in its final executed form, would not differ in any respect material to Marshall & Stevens’ analysis or its opinion from the draft of the merger agreement reviewed by Marshall & Stevens. Marshall & Stevens also assumed that the mergers would be consummated in accordance with the terms set forth in the merger agreement and in compliance with all applicable laws and other relevant documents and requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Marshall & Stevens’ analysis or its opinion.

The opinion is limited to and addresses only the fairness, from a financial point of view, as of the Valuation Date, to JFB of the proposed consideration to be paid by JFB for Xtend pursuant to the merger agreement. Marshall & Stevens was not asked to, nor did Marshall & Stevens express any view on, and the opinion does not address: (i) any other term or aspect of the merger agreement or the mergers, including the structure or form of the mergers; (ii) the fairness of the mergers or any other term or aspect thereof to, or any consideration to be received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of JFB, Xtend or any other party; (iii) the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of JFB, Xtend or any other party, or class of such persons, in connection with the mergers; (iv) any fees, bonuses or incentive equity plans adopted or to be adopted, or any executive employment agreements entered into or to be entered into, in connection with the mergers; (v) any subsequent equity raises or other dilutive events; or (vi) whether the proposed consideration represents the best consideration available to JFB or its stockholders. Marshall & Stevens expressed no opinion as to any tax or other consequences that may result from the mergers, or any legal, tax, regulatory or accounting matters. The opinion is necessarily based on financial, economic, market and other conditions and circumstances as in effect on, and the information made available to Marshall & Stevens as of, the Valuation Date, and Marshall & Stevens has no obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after such date. Marshall & Stevens acted solely as a valuation advisor to the JFB Board and was not retained as a financial advisor, dealer, broker or fiduciary to the JFB Board, JFB or its stockholders or any other person in connection with the mergers. Marshall & Stevens has not been engaged to serve as a financial advisor or investment banker to JFB or the JFB Board, was not involved in the negotiation or structuring of the mergers or the merger agreement, and has not been involved in the raising of any financing for or with respect to the mergers.

Marshall & Stevens is independent of JFB and Xtend and has no current or prospective economic interests in JFB or Xtend. In the past two years prior to the date of the opinion, Marshall & Stevens has not provided any investment banking or financial advisory services to JFB, Xtend or their respective affiliates other than in connection with this engagement. In the ordinary course of its business, Marshall & Stevens may in the future provide advisory or other services to JFB, Xtend or their respective affiliates and would expect to receive customary compensation for the rendering of such services. JFB has agreed to reimburse certain of Marshall & Stevens’ expenses arising out of Marshall & Stevens’ engagement and to indemnify Marshall & Stevens against certain liabilities that may arise out of the engagement.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Marshall & Stevens in arriving at its opinion and reviewed with the JFB Board on February 13, 2026. The summary set forth below does not purport to be a complete description of the analyses or data presented by Marshall & Stevens, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by Marshall & Stevens. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Some of the summaries of financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ analyses.

In arriving at its opinion, Marshall & Stevens did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Marshall & Stevens made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses as a whole. Accordingly, Marshall & Stevens’ analyses must be considered as a whole and that selecting portions of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Marshall & Stevens’ analyses and opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. Marshall & Stevens performed certain analyses reviewed with the JFB Board on the assumptions on which such analyses were based and other factors, including the historical and projected financial results of JFB and Xtend.

Marshall & Stevens’ financial analyses focused on valuing Xtend and comparing that value to the proposed consideration, and separately analyzing the implied value of JFB common stock relative to the $6.25 per share PIPE purchase price used as the basis for the JFB consideration in the mergers. The following table summarizes the implied equity value ranges derived by Marshall & Stevens from its analyses:

Methodology	Implied Equity Value Range for Xtend
Discounted Cash Flow Analysis	~$1.38 billion – ~$1.59 billion
Guideline Public Company Analysis (EV/’27E Revenue)	~$1.30 billion – ~$1.59 billion

Methodology	Implied Equity Value Per JFB Share
Guideline Public Company Analysis (EV/’26E Revenue)	~$6.19 – ~$12.01

Fees Paid to Marshall & Stevens

JFB has agreed to pay Marshall & Stevens a fee of $80,000 for its services in connection with the mergers pursuant to an engagement agreement. The fee payable to Marshall & Stevens is not contingent upon the consummation of the mergers or the conclusions expressed in its opinion.

Financial Projections

In connection with its analyses, Marshall & Stevens used and relied upon the Projections described in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 88 of this information statement/prospectus, which were prepared by the respective managements of Xtend and JFB. At the direction of the JFB Board, Marshall & Stevens assumed that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Xtend’s and JFB’s respective managements. Marshall & Stevens expressed no view or opinion as to the Projections or the assumptions on which they were based and did not independently verify the Projections. See “—Certain Unaudited Prospective Financial Information” for a description of the Projections and the material assumptions underlying them.

Xtend Discounted Cash Flow Analysis

Marshall & Stevens performed a discounted cash flow analysis to estimate the present value of Xtend as a going concern. A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset or security by calculating the net present value of estimated future cash flows of the asset or security. Net present value refers to the discounted value of future cash flows available to investors and is obtained by discounting those future cash flows by a risk-adjusted discount rate that reflects systematic and unsystematic risk factors, the opportunity cost of capital, expected returns, and the timing of cash flows.

To perform this analysis, Marshall & Stevens utilized the Xtend Projections, which cover the three-year period from fiscal year 2026 through fiscal year 2028. Free cash flow was calculated as net income (loss), plus depreciation and amortization, less capital expenditures and additions to net working capital for each year of the projection period. Following the discrete forecast period, Marshall & Stevens estimated the residual value of Xtend using the H-Model, which is a dividend discount model variant designed to capture a two-stage growth pattern. The H-Model assumed a high near-term growth rate of 100.0%, a steady-state long-term growth rate of 3.0%, and a high-growth stage of 15 years. The resulting residual value implied cash flow multiples of approximately 65.91x to 71.59x.

Marshall & Stevens derived a weighted average cost of capital, or WACC, range of approximately 26.1% to 29.1% for Xtend, derived using the Capital Asset Pricing Model. The WACC range reflects, among other factors, an unsystematic risk premium of 12.0% to 15.0% applied by Marshall & Stevens to account for Xtend’s historical operating losses, concentration of contracted backlog (including the G2G Solan contract representing approximately $49.0 million of total contracted backlog of approximately $73.2 million), and the financial projection risk inherent in a high-growth, pre-profitability defense-technology company.

The free cash flow over the discrete projection period and the estimated residual value were discounted to present value using the WACC range described above. Based on this analysis, Marshall & Stevens derived an implied equity value range for Xtend of approximately $1.38 billion to approximately $1.59 billion.

Xtend Guideline Public Company Analysis

Marshall & Stevens performed a guideline public company analysis with respect to Xtend to assess how the public markets are valuing companies with operations and businesses that Marshall & Stevens considered to be sufficiently similar in certain respects to those of Xtend for purposes of this analysis. This analysis incorporated comparative measures of risk and growth observed in trading multiples of publicly traded companies in the defense-technology sector, which Marshall & Stevens applied against the Xtend Projections.

Marshall & Stevens reviewed and compared certain financial and operating data of Xtend with the following selected publicly traded defense-technology companies, or the Xtend Selected Companies:

Ticker	Company
AVAV	AeroVironment, Inc.
AXON	Axon Enterprise, Inc.
DRO	DroneShield Ltd.
KOPN	Kopin Corporation
KTOS	Kratos Defense & Security Solutions, Inc.
NXSN	NextVision Stabilized Systems Ltd.
ONDS	Ondas Holdings Inc.
PLTR	Palantir Technologies Inc.
RCAT	Red Cat Holdings, Inc.

None of the Xtend Selected Companies is identical or directly comparable to Xtend. Certain of these companies may have financial, business or operating characteristics that are materially different from those of Xtend. However, these companies were selected, among other reasons, because they are publicly traded companies with operations in the defense, security or related technology sectors that, for purposes of Marshall & Stevens’ analysis, may be considered sufficiently similar in certain respects to those of Xtend. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics and other factors that could affect the companies differently than they would affect Xtend. Accordingly, an evaluation of the results of this analysis is not entirely mathematical.

Based on its review of the trading multiples of the Xtend Selected Companies and its professional judgment and experience, Marshall & Stevens applied a range of enterprise values to fiscal year 2027 estimated revenue, or the EV/’27E Revenue, multiples of 8.50x to 10.50x to Xtend’s projected fiscal year 2027 revenue of approximately $148.5 million, as set forth in the Xtend Projections. Marshall & Stevens selected the EV/’27E

Revenue metric as the primary market approach metric given Xtend’s pre-profitability status through the end of the discrete projection period. Based on this analysis, Marshall & Stevens derived an implied equity value range for Xtend of approximately $1.30 billion to approximately $1.59 billion.

JFB Guideline Public Company Analysis

Marshall & Stevens performed a guideline public company analysis with respect to JFB to derive an implied value of JFB common stock for comparison against the $6.25 per share PIPE purchase price, which the JFB Board directed Marshall & Stevens to use as the basis for the per share value attributed to JFB in the mergers. Marshall & Stevens reviewed and compared certain financial and operating data of JFB with the following selected publicly traded commercial construction, engineering and residential homebuilding companies, or the JFB Selected Companies:

Ticker	Company
ACM	AECOM
EME	EMCOR Group, Inc.
FLR	Fluor Corporation
VATE	INNOVATE Corp.
PRIM	Primoris Services Corporation
SHIM	Shimmick Corporation
TPC	Tutor Perini Corporation
DHI	D.R. Horton, Inc.
LEN	Lennar Corporation

None of the JFB Selected Companies is identical or directly comparable to JFB. Certain of these companies may have financial, business or operating characteristics that are materially different from those of JFB. However, these companies were selected, among other reasons, because they are publicly traded companies with construction and real estate development operations that, for purposes of Marshall & Stevens’ analysis, may be considered sufficiently similar in certain respects to those of JFB. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics and other factors that could affect the companies differently than they would affect JFB.

Based on its review of the trading multiples of the JFB Selected Companies and its professional judgment and experience, Marshall & Stevens applied a range of enterprise values to fiscal year 2026 estimated revenue, or the EV/’26E Revenue, multiples of 0.88x to 1.80x to JFB’s projected fiscal year 2026 revenue of $66.0 million, as set forth in the JFB Projections. Based on this analysis, Marshall & Stevens derived an implied equity value per share for JFB of approximately $6.19 to approximately $12.01, which Marshall & Stevens compared to the $6.25 per share PIPE purchase price used as the basis for the JFB consideration in the mergers.

Monte Carlo Simulation – Earnout Consideration

In addition to the analyses described above, Marshall & Stevens performed a Monte Carlo simulation to estimate the fair value of the earnout consideration contemplated by the merger agreement. Pursuant to the merger agreement, up to 23,000,000 additional shares of New PubCo common stock may be issued to current holders of Xtend upon achievement of specified revenue thresholds for Xtend for each of fiscal years 2026 and 2027. A Monte Carlo simulation is a probabilistic valuation technique that uses repeated random sampling to model the range of possible outcomes for a variable (in this case, Xtend’s revenue in fiscal years 2026 and 2027) and calculates the probability-weighted expected payoff of a contingent consideration arrangement.

Based on this analysis, Marshall & Stevens derived an estimated fair value for the earnout consideration of approximately $102.4 million. Marshall & Stevens considered the estimated fair value of the earnout in assessing the total value of the proposed consideration.

Aggregate Proposed Consideration

In evaluating the fairness of the proposed consideration, Marshall & Stevens assessed the aggregate value of the consideration to be paid by JFB to Xtend shareholders, comprising (i) the base consideration valued at approximately $1,428,187,500 (based on the Xtend equity valuation of $1,428,187,500 on a fully diluted basis, net of certain adjustments and reflecting the PIPE purchase price of $6.25 per share) and (ii) the estimated fair value of the earnout consideration of approximately $102,400,000, for an aggregate proposed consideration of approximately $1,530,587,500. Marshall & Stevens compared this aggregate proposed consideration against the implied equity value ranges for Xtend derived from its discounted cash flow analysis (approximately $1.38 billion to approximately $1.59 billion) and its guideline public company analysis (approximately $1.30 billion to approximately $1.59 billion). Marshall & Stevens noted that the aggregate proposed consideration falls within the range of implied equity values derived from each of its analyses.

Regulatory Approvals

Xtend and JFB agreed in the merger agreement to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the mergers as soon as practicable, subject to certain specified limitations in the merger agreement. The mergers are subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, which expired on April 15, 2026. The mergers are also subject to a number of closing conditions, and if these conditions are not satisfied or waived (to the extent permitted by applicable law), the mergers will not be completed. These conditions include, among others: (i) the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters (which was satisfied on May 19, 2026 upon the delivery of the Written Consent) and the affirmative votes of the Xtend shareholders holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association), approving the merger agreement and the mergers; (ii) obtaining other applicable regulatory approvals, including the approvals of the Foreign Direct Investment Regulators; (iii) the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the mergers; (iv) the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness; (v) the registration, and the authorization for listing on NYSE, of New PubCo common stock; (vi) delivery by each of Xtend and JFB to the other party duly executed counterparts of the applicable ancillary agreements required to be delivered at the Closing; and (vii) customary conditions regarding the accuracy of the representations and warranties and material compliance by the parties with their respective obligations under the merger agreement. With respect to the Xtend shareholder vote referred to above, the affirmative votes of the shareholders of Xtend holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association), must approve the merger agreement and the mergers. Pursuant to the merger agreement amendment, Xtend will seek such approval at the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the mergers, and such meeting will be held no later than ten business days following the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part. The Xtend Supporting Shareholders entered into the Xtend Support Agreements. The Xtend Support Agreements provide, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions.

The mergers are also subject to the receipt of approvals, determinations, grants and confirmations and the satisfaction of any other closing conditions, as may be applicable, with respect to certain other regulatory authorities, including the Foreign Direct Investment Regulators.

Further JFB Stockholder Approval Not Required

The adoption of the merger agreement and, therefore, the approval of the mergers, required the affirmative vote of holders of a majority of the voting power of the shares of JFB common stock entitled to vote on such matters. On May 19, 2026, Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date, delivered the Written Consent, adopting and approving the merger agreement and the mergers. Accordingly, the delivery of the Written Consent was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of JFB stockholders. JFB has not solicited and is not soliciting your adoption of the merger agreement or approval of the mergers.

No further action by any JFB stockholder is required under applicable law, and JFB will not solicit the votes of its stockholders for the adoption or approval of the merger agreement or the mergers. JFB will not call a special meeting of its stockholders for purposes of voting on adoption or approval of the merger agreement or the mergers. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Xtend Shareholder Meeting

Xtend gave due notice of, convened and held a special general meeting of the Xtend shareholders on June 8, 2026, in accordance with the laws of the State of Israel and the Articles of Association of Xtend, for the purpose of voting upon the approval of the merger agreement and the mergers, or the Xtend shareholders meeting. At the Xtend shareholders meeting, shareholders representing the requisite majority of each class of shares of Xtend voted to approve, adopt, and authorize, in all respects, the merger agreement and the mergers. The approval by such Xtend shareholders at the special meeting of shareholders was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of Xtend shareholders. Following approval of the mergers (and after all the other conditions set forth in the merger agreement have been satisfied) by the shareholders of Xtend and Merger Sub I in compliance with all statutory procedures and requirements, and so long as at least 30 days have elapsed after the approval of the mergers by the Xtend shareholders and at least 50 days have passed from the date of the filing of the joint merger proposal with the Israeli Registrar of Companies, the mergers will become effective upon the issuance of a certificate of merger following a request to issue such certificate by Xtend and Merger Sub I, and upon such request, the Israeli Registrar of Companies will be required to register the mergers in the companies register.

In connection with the execution of the merger agreement, the Xtend Supporting Shareholders entered into Xtend Support Agreements whereby such shareholders agreed to, among other things, vote their Xtend ordinary shares in favor of approving the transactions contemplated by the merger agreement. Collectively, as of February 13, 2026, these Xtend shareholders held approximately 55.39% of the outstanding Xtend ordinary shares. The Xtend Support Agreements also provide for certain restrictions on the transfer of shares of New PubCo common stock by the Xtend Supporting Shareholders for 180 days after the Closing, subject to certain exceptions.

Listing of New PubCo Common Stock

JFB and Xtend have agreed to use its reasonable best efforts to cause the shares of New PubCo common stock to be issued in connection with the mergers to be registered pursuant to Section 12(b) of the Exchange Act and approved for listing on NYSE, subject to official notice of issuance, prior to the effective time. Additionally, the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part, is a closing condition. Upon completion of the mergers, New PubCo common stock is expected to be listed and traded on NYSE under the ticker symbol “XTND.” The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE.

Delisting and Deregistration of JFB Class A Common Stock

If the mergers are completed, the JFB Class A common stock will be delisted from Nasdaq and JFB will deregister under the Exchange Act and cease to be publicly traded.

Governance of New PubCo

The New PubCo Board will consist of the following five members: Messrs. A. Shapira, Liani, Kash, Miller and Simha.

Following the Closing, New PubCo is expected to be led by Mr. A. Shapira as Chief Executive Officer and Chair of the New PubCo Board; Mr. Horesh as Chief Financial Officer; Mr. Basile as Executive Vice President of Construction Operations; Mr. Liani as Chief Technology Officer; Mr. Ofri as Chief Operating Officer; Mr. M. Shapira as Chief AI Officer; and Mr. Swiel as Chief Legal Counsel. The corporate headquarters and related corporate functions for New PubCo will be located at 5247 Crossroads Park Drive, Tampa, Florida 33610.

Upon completion of the mergers, New PubCo common stock is expected to be listed and traded on NYSE under the ticker symbol “XTND.” The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE. The fiscal year of New PubCo ends on December 31 of each calendar year.

Material U.S. Federal Income Tax Consequences of the Mergers to JFB Stockholders

In connection with the effectiveness of this information statement/prospectus, Paul Hastings LLP will provide an opinion to the effect that the mergers will be treated for U.S. federal income tax purposes as a contribution governed by Section 351 of the Code. Provided that the mergers are so treated, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of JFB common stock that receives shares of New PubCo common stock in the mergers will (i) not recognize any gain or loss upon the exchange of shares of JFB common stock for New PubCo common stock in the mergers, (ii) have a tax basis in the New PubCo common stock received equal to the tax basis of the JFB common stock surrendered in exchange therefor; and (iii) have a holding period for shares of New PubCo common stock received that includes its holding period for its shares of JFB common stock surrendered in exchange therefor.

Notwithstanding the opinion of Paul Hastings LLP, it is not a condition to the parties’ obligations to complete the transactions that the mergers, taken together, be treated as a contribution governed by Section 351 of the Code. None of the parties have sought or intend to seek any ruling from the IRS regarding the qualification of the mergers as a contribution governed by Section 351 of the Code.

For further information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” on page 201 of this information statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of JFB common stock. JFB stockholders are strongly urged to consult their tax advisors as to the specific tax considerations of the mergers, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in their particular circumstances.

Accounting Treatment for the Mergers and Related Pro Forma Adjustments

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 168 of this information statement/prospectus.

Litigation Relating to the Mergers

As of the date of this information statement/prospectus, there are no pending lawsuits challenging the mergers. However, potential plaintiffs may file lawsuits challenging the mergers. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the mergers and result in substantial costs to JFB, including any costs associated with the indemnification of directors and officers. One of the closing conditions is the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the mergers. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the mergers on the agreed-upon terms, then such injunction may prevent the mergers from being consummated, or from being consummated within the expected time frame.

Material Contracts with Xtend / JFB

Currently, and since January 1, 2023, and in the future, Xtend, JFB and their respective subsidiaries have been, are and are expected to be, party to commercial arrangements with one another, which are not material, individually or in the aggregate to Xtend, JFB or their respective subsidiaries, other than the merger agreement and the agreements described in the section entitled “Summary of Certain Agreements Related to the Mergers” beginning on page 129 of this information statement/prospectus.

Restrictions on Sales of Shares of New PubCo Common Stock Received in the Mergers

Shares of New PubCo common stock received by JFB stockholders and Xtend shareholders in the mergers will be freely tradable for purposes of the Securities Act and the Exchange Act, except for (i) shares of New PubCo common stock held by JFB Supporting Stockholders and Xtend Supporting Shareholders and (ii) shares of New PubCo common stock received by any JFB stockholder or Xtend shareholder who becomes an “affiliate” of New PubCo after completion of the mergers (such as JFB directors or executive officers who become directors or executive officers of New PubCo after the mergers). The shares of New PubCo common stock received by Joseph F. Basile III and Basile Family Investments LLC in the mergers will not be registered under the Exchange Act.

The shares of New PubCo common stock held by JFB Supporting Stockholders are subject to certain restrictions pursuant to the JFB Support Agreements regarding the transfer of New PubCo common stock and New PubCo pre-funded warrants issued in connection with the transactions contemplated by the merger agreement or after the Closing by the JFB Supporting Stockholders for a period of 180 days after the Closing, subject to certain exceptions.

The shares of New PubCo common stock held by the Xtend Supporting Shareholders are subject to certain restrictions pursuant to the Xtend Support Agreements regarding the transfer of shares of New PubCo common stock by the Xtend Supporting Shareholders for 180 days after the Closing, subject to certain exceptions

SUMMARY OF THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The descriptions in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement and the amendment thereto, copies of which are attached as Annexes A-1 and A-2, respectively, and securities purchase agreement, a copy of which is filed as Exhibit 10.6, and is incorporated by reference into this information statement/prospectus. This summary is not intended to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety. This section is not intended to provide you with any factual information about New PubCo, Xtend, or JFB. Such information can be found elsewhere in this information statement/prospectus and in the public filings that JFB makes with the SEC that are attached as Annexes K-1, K-2, L, M, N, O, P, Q, R, S, T, and U and are incorporated by reference into this information statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about New PubCo, Xtend, and JFB contained in this information statement/prospectus or in the public reports of JFB filed with the SEC may supplement, update or modify the factual disclosures about Xtend and JFB contained in the merger agreement. The merger agreement contains representations and warranties by Xtend and JFB made solely for the benefit of the parties to the merger agreement. The representations, warranties and covenants made in the merger agreement by Xtend and JFB were qualified and subject to important limitations agreed to by Xtend and JFB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to complete the transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure letters that Xtend and JFB each delivered in connection with the merger agreement and certain documents filed with the SEC by JFB. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Xtend or JFB at the time they were made or otherwise.

Structure of the Mergers

The merger agreement provides that, subject to the terms and conditions of the merger agreement, the parties to the merger agreement will undertake the following transactions, as further described in the transaction structure chart in the section entitled “Summary—Before the Mergers; After the Mergers.”

PIPE Financing

On February 13, 2026, the PIPE investors subscribed to purchase an aggregate of 1,604,000 shares of JFB Class A common stock, at a price equal to $6.25 per share, pursuant to their entry into securities purchase agreements in favor of JFB.

Mergers

On February 13, 2026, JFB, Xtend, New PubCo and Merger Sub II, entered into the merger agreement, pursuant to which (i) Merger Sub I will merge with and into Xtend with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II will merge with and into JFB with JFB surviving as a direct, wholly-owned subsidiary of New PubCo. Xtend and JFB will be managed by New PubCo, a new publicly listed company, once the mergers are consummated.

On March 21, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into the merger agreement amendment. The merger agreement amendment amends the merger agreement, the Xtend Support Agreements, and the Form of SAFE 2 to take into account the effect of the Forward Split, which occurred on March 25, 2026, and to correct certain provisions regarding purchase price adjustments. The merger agreement amendment further provides that the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the merger agreement and the transactions contemplated by the merger agreement will be held in no event later than ten business days following the effectiveness of this registration statement on Form S-4.

The effects of the merger are further described below in the section entitled “Transaction Consideration; Conversion of Equity; Exchange of Certificates.”

Closing

Unless the merger agreement is terminated, as described in the section entitled “—Termination,” the completion of the mergers will occur on the day that is two business days after the satisfaction or waiver of the closing conditions described in the section entitled “—Conditions to the Closing” (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing), or at such other date and time as agreed to in writing by New PubCo, Xtend and JFB, or the closing date.

Effective Time of the Mergers

Subject to the terms and conditions of the merger agreement, with respect to the Xtend Merger, as soon as practicable after the determination of the date on which the Closing is to take place, Xtend and Merger Sub I will deliver to the Registrar of Companies of the State of Israel, or the companies registrar, a notice of the proposed date of the Closing, in which the parties will request that the companies registrar issue a certificate evidencing the Xtend Merger in accordance with applicable law on the date that the parties shall provide notice to the companies registrar that the Closing has occurred, and the parties will deliver such notice to the companies registrar on the closing date. The Xtend Merger shall become effective upon the issuance by the companies registrar of the certificate of merger relating to the Xtend Merger, or the Xtend Merger effective time.

Subject to the terms and conditions of the merger agreement, with respect to the redomestication, as soon as practicable on the closing date, the parties to the merger agreement will file a certificate of merger relating to the redomestication with the Secretary of State of the State of Nevada. The redomestication will become effective at the time the certificate of merger relating to the redomestication has been duly filed with, and accepted by, the Secretary of State of the State of Nevada, or at such later date or time as may be agreed by the parties to the merger agreement and specified in the certificate of merger relating to the redomestication, or the redomestication effective time and together with the Xtend Merger effective time, the effective times.

Transaction Consideration; Conversion of Equity; Exchange of Certificates

Conversion of JFB Equity

At the redomestication effective time, each share of JFB common stock that is outstanding immediately prior to the effective time, except for certain specified shares of JFB Class A or Class B common stock owned by any direct or indirect subsidiary of JFB or owned or held in the treasury by JFB, or collectively, cancelled JFB shares, will be converted automatically into the right to receive one share of New PubCo common stock (which, including the shares to be converted from Xtend ordinary shares, is referred to herein as the “transaction consideration”).

At the redomestication effective time, each share of JFB common stock issued to the holders of JFB common stock purchase warrants in connection with their exercise of such JFB common stock purchase warrants will be automatically cancelled and converted into the right to receive one share of New PubCo common stock; provided, however, that any shares of JFB common stock issuable in connection with the exercise of the JFB common stock purchase warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of New PubCo common stock will instead be cancelled and converted into the right to receive one prefunded warrant, or the New PubCo prefunded warrant, exercisable to purchase one share of New PubCo common stock.

At the redomestication effective time, each share of JFB common stock designated as Series C preferred stock issued to the holders of JFB Series C preferred stock in connection with their conversion will be automatically cancelled and converted into 3.676 shares of JFB Class A common stock, which will then convert into the right to receive one share of New PubCo common stock; provided, however, that any JFB common stock issuable in connection with the JFB common stock purchase warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of New PubCo common stock will instead be cancelled and converted into the right to receive one New PubCo prefunded warrant exercisable to purchase one share of New PubCo common stock.

New PubCo common stock is expected to be listed for trading on NYSE. The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE.

Conversion of Xtend Ordinary Shares

At the Xtend Merger effective time, each Xtend ordinary share that is outstanding immediately prior to the effective time (excluding cancelled Xtend shares, but including, for the avoidance of doubt, Xtend ordinary shares issuable upon conversion of the outstanding Xtend preferred shares and Xtend ordinary shares issued upon settlement of the simple agreements for future equity entered into between Xtend and certain investors), except for certain specified Xtend ordinary shares owned by any direct or indirect subsidiary of Xtend or owned or held in the treasury by Xtend, or collectively, cancelled Xtend shares, will, based on the illustrative exchange ratio, be converted automatically into the right to receive approximately 1.22 shares of New PubCo common stock, subject to any adjustment amount.

Conversion of Merger Sub I Common Stock

Each ordinary share of Merger Sub I issued and outstanding immediately prior to the redomestication effective time will be automatically converted into and become one validly issued, fully paid and nonassessable ordinary share, no par value, of the surviving entity, and the shares of the surviving entity will be the only shares of the surviving entity that are issued and outstanding immediately after the redomestication effective time. Following the redomestication effective time, each certificate evidencing ownership of shares of Merger Sub I shares will evidence ownership of such shares of the surviving entity.

Conversion of Merger Sub II Common Stock

Each ordinary share of Merger Sub II issued and outstanding immediately prior to the redomestication effective time will be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the surviving entity, and the shares of the surviving entity into which the shares of Merger Sub II are so converted will be the only shares of the surviving entity that are issued and outstanding immediately after the redomestication effective time. Following the redomestication effective time, each certificate evidencing ownership of shares of the Merger Sub II will evidence ownership of such shares of the surviving entity.

Exchange of Certificates

Promptly after the effective times, New PubCo will designate a bank or trust company to act as the exchange agent, or exchange agent, in connection with the mergers and cause the exchange agent to mail to each holder of record of a valid certificate or certificates which represent any shares of common stock of JFB or shares of Xtend, or a certificate, who is entitled to receive transaction consideration pursuant to the terms of the merger agreement a letter of transmittal and instructions for effecting the surrender of certificate(s) (or an affidavit of loss in lieu of the certificate(s)) in exchange for payment of the transaction consideration, and any certificate(s) (or an affidavit of loss in lieu of the certificate(s)) surrendered will be cancelled. Any holder of shares of common stock of JFB or shares of Xtend in book-entry form, or book-entry shares, will not be required to deliver a certificate(s) (or an affidavit of loss in lieu of the certificate(s)) to receive transaction consideration pursuant to the terms of the merger agreement and will automatically upon the effective times be entitled to receive the applicable transaction consideration represented by such book-entry shares, and the book-entry shares surrendered will be cancelled.

Treatment of JFB Equity Awards

At the redomestication effective time, each JFB option that is outstanding and unexercised immediately prior to the redomestication effective time and each restricted stock unit award that is outstanding immediately prior to the effective time of the redomestication will be converted into an equivalent equity award of New PubCo, on the same terms and conditions as were applicable under the JFB equity award immediately prior to the effective time of the redomestication (including status of vesting and vesting schedule), with respect to a number of shares of New PubCo common stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the effective time of the redomestication.

Treatment of Xtend Equity Awards

Immediately prior to the Xtend Merger effective time, certain options to purchase shares of Xtend granted under the XTEND 2019 Share Option Plan and the U.S. and Singapore sub-plans that is outstanding and unexercised immediately prior to the Xtend Merger effective time, or the Xtend option, will be fully accelerated, or accelerated Xtend option, and converted into a stock option of New PubCo to purchase a number of shares of New PubCo common stock equal to the number of Xtend shares underlying the Xtend option immediately prior to the Xtend Merger effective time multiplied by the exchange ratio, or exchange ratio, listed in the consideration schedule (and rounded down to the nearest whole Xtend share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Xtend option immediately prior to the Xtend Merger effective time divided by the exchange ratio (and rounded down to the nearest whole Xtend Share).

At the Xtend Merger effective time, each unvested Xtend option that is not an accelerated Xtend option and each vested Xtend option (taking into account any acceleration of vesting as a result of the consummation of the Xtend Merger) will cease to represent a right to acquire Xtend shares and will be assumed by New PubCo and will be converted into a stock option of New PubCo to purchase a number of shares of New PubCo common stock equal to the number of Xtend shares underlying the Xtend option immediately prior to the Xtend Merger effective time multiplied by the exchange ratio (rounded down to the nearest whole share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Xtend option immediately prior to the Xtend Merger effective time divided by the exchange ratio (rounded up to the nearest whole cent).

Earnout

Subject to the terms of the merger agreement, following the Closing, New PubCo will issue additional shares of New PubCo common stock to the holders of Xtend shares or Xtend options, or the Closing Xtend equityholders, on a pro rata basis as follows:

•

if Xtend and its subsidiaries achieve revenues of at least $75,000,000 for the fiscal year ending December 31, 2026, the Closing Xtend equityholders will receive their pro rata share of 10,000,000 shares of New PubCo common stock; and

•

if Xtend and its subsidiaries achieve revenues of at least $150,000,000 for the fiscal year ending December 31, 2027, the Closing Xtend equityholders will receive their pro rata share of 10,000,000 shares of shares of New PubCo common stock.

Such New PubCo common stock will be issued by New PubCo to the Closing Xtend equityholders as promptly as practicable, but in any event within 30 days after New PubCo’s calculation of the revenues achieved by Xtend and its subsidiaries for the fiscal year ending December 31, 2026 and for the fiscal year ending December 31, 2027, as applicable.

No Appraisal Rights

No dissenters’ or appraisal rights will be available with respect to the mergers pursuant to Section 92A.390 of the NRS or any other applicable laws, as described in the section entitled “No Dissenters’ or Appraisal Rights.”

Certain Adjustments for Recapitalization

The transaction consideration will be adjusted appropriately to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of JFB common stock, Xtend ordinary shares, or New PubCo common stock outstanding after the date of the merger agreement and prior to the effective times.

On March 10, 2026, JFB announced that its board approved a forward stock split of its issued and outstanding shares of JFB common stock at a ratio of 2-for-1. On March 20, 2026, a Certificate of Change was filed with the Secretary of State of the State of Nevada with an effective date of March 25, 2026, or the Forward Split Effective Date. Subsequently, a Certificate of Correction was filed on March 23, 2026, to change the Forward Split Effective Date to 12:01 a.m. on March 24, 2026 to facilitate the distribution of the JFB common stock on March 25, 2026. JFB common stock began trading on a split-adjusted basis on the Nasdaq Capital Market at market open on March 25, 2026. The number of shares of New PubCo common stock issued to shareholders of Xtend in connection with the mergers will be doubled to reflect the effect of the Forward Split. However, the Forward Split will not impact the overall percentage of economic interests held by such shareholders in New PubCo upon the consummation of the mergers (as discussed in the section “—The Mergers”).

Representations and Warranties

Xtend, New PubCo, Merger Sub I, and Merger Sub II have made representations and warranties in the merger agreement regarding, among other things:

•	Qualification and organization;

•	Capitalization of Xtend;

•	Corporate authority;

•	Governmental consents and no violation;

•	Financial statements;

•	No undisclosed liabilities;

•	Absence of certain changes or events;

•	Compliance with laws and permits;

•	Employee benefit plans;

•	Labor matters;

•	Tax matters;

•	Litigation and orders;

•	Intellectual property;

•	Privacy and data protection;

•	Real property and assets;

•	Material contracts;

•	Environmental matters;

•	Customers and vendors;

•	The accuracy of information supplied for inclusion in this information statement/prospectus;

•	Related party transactions; and

•	Finders and brokers.

JFB has made representations and warranties in the merger agreement regarding, among other things:

•	Qualification and organization;

•	Capitalization of JFB;

•	Corporate authority;

•	Governmental consents and no violation;

•	SEC reports and financial statements;

•	Internal controls and procedures;

•	No undisclosed liabilities;

•	Absence of certain changes or events;

•	Compliance with laws and permits;

•	Employee benefit plans;

•	Labor matters;

•	Tax matters;

•	Litigation;

•	Intellectual property;

•	Privacy and data protection;

•	Real property and assets;

•	Material contracts;

•	Environmental matters;

•	Customers and vendors;

•	The accuracy of information supplied for inclusion in this information statement/prospectus;

•	Opinion of Marshall & Stevens;

•	Takeover statues;

•	Related party transactions;

•	Finders and brokers; and

•	Stock ownership.

Certain of the representations and warranties made by the parties are qualified as to “materiality,” “Xtend Material Adverse Effect” or “JFB Material Adverse Effect.”

For purposes of the merger agreement, “Xtend Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence, or collectively, effect, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Xtend and its subsidiaries, taken as a whole. The definition of “Xtend Material Adverse Effect” excludes the following effects from the determination of whether a “Xtend Material Adverse Effect” exists or has occurred:

•

Any changes in the State of Israel, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

•	any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which Xtend and its subsidiaries operate;

•	any changes in political, geopolitical, regulatory or legislative conditions in the State of Israel, the United States or any other country or region of the world;

•	any changes after the date of the merger agreement in GAAP or the interpretation thereof;

•	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

•

any failure by Xtend to meet any internal or published projections, estimates or expectations of Xtend’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Xtend to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•

any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

•

the execution and delivery of the merger agreement, the identity of JFB or its subsidiary, the pendency or consummation of the merger agreement, the mergers (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of the merger agreement or the mergers, including any litigation arising out of or relating to the merger agreement or the mergers, in each case only to the extent resulting from the execution and delivery of the merger agreement, the identity of JFB or its subsidiary, the pendency or consummation of the merger agreement, the mergers, or the public announcement of the merger agreement and the mergers, as applicable; and

•

any action or failure to take any action which action or failure to act is requested in writing by Xtend or otherwise expressly required by the merger agreement (subject to exceptions listed in the merger agreement).

However, with respect to the exceptions described in the first, second, third, fourth, fifth, and seventh bullet points of the immediately preceding paragraph, if such effect has had a disproportionate adverse effect on Xtend or any of its subsidiaries relative to other companies operating in the industry in which Xtend and its subsidiaries operate, then only the incremental disproportionate adverse effect of such effect will be taken into account for the purpose of determining whether a “Xtend Material Adverse Effect” exists or has occurred.

For purposes of the merger agreement, “JFB Material Adverse Effect” means any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of JFB and its subsidiary, taken as a whole. The definition of “JFB Material

Adverse Effect” excludes the following effects from the determination of whether a “JFB Material Adverse Effect” exists or has occurred:

•

Any changes in the State of Israel, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

•	any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which JFB and its subsidiary operates;

•	any changes in political, geopolitical, regulatory or legislative conditions in the State of Israel, the United States or any other country or region of the world;

•	any changes after the date of the merger agreement in GAAP or the interpretation thereof;

•	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

•

any failure by JFB to meet any internal or published projections, estimates or expectations of JFB’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by JFB to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•

any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

•

the execution and delivery of the merger agreement, the identity of Xtend or its subsidiaries, the pendency or consummation of the merger agreement, the mergers (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of the merger agreement or the mergers, including any litigation arising out of or relating to the merger agreement or the mergers, in each case only to the extent resulting from the execution and delivery of the merger agreement, the identity of Xtend or its subsidiaries, the pendency or consummation of the merger agreement, the mergers, or the public announcement of the merger agreement and the mergers, as applicable; and

•	any action or failure to take any action which action or failure to act is requested in writing by JFB or otherwise expressly required by the merger agreement; and

•	any changes in JFB’s stock price or the trading volume of JFB’s stock or any change in the ratings or ratings outlook for JFB or any of its subsidiaries.

However, with respect to the exceptions described in the first, second, third, fourth, fifth, and seventh bullet points of the immediately preceding paragraph, if such effect has had a disproportionate adverse effect on JFB or its subsidiary relative to other companies operating in the industry in which JFB and its subsidiary operates, then only the incremental disproportionate adverse effect of such effect will be taken into account for the purpose of determining whether a “JFB Material Adverse Effect” exists or has occurred.

Covenants and Agreements

Conduct of Business by Xtend

Xtend has agreed that, from the date of the transaction agreement until the Xtend Merger effective time or the earlier termination of the merger agreement, except as set forth in confidential disclosure letter delivered to JFB concurrently with the execution of the merger agreement, as specifically permitted or required by the merger agreement, as required by applicable Law, or as consented to in writing by JFB (which consent shall not be unreasonably withheld, conditioned or delayed), Xtend (i) will, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business in all material respects, and (ii) will not, and will cause each of its subsidiaries not to, directly or indirectly:

•	amend, modify, waive, rescind, change or otherwise restate Xtend’s or any of its subsidiaries articles of association, certificate of incorporation, bylaws or equivalent organizational documents;

•

subject to certain exceptions, authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, shares or other securities of Xtend or any of its subsidiaries), or enter into any agreement or arrangement with respect to voting or registration;

•

subject to certain exceptions, split, combine, subdivide, reduce or reclassify any of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, its share capital or other equity interests;

•

subject to certain exceptions, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in Xtend or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Xtend option under any existing Xtend equity plan (except as otherwise provided by the express terms of any Xtend option);

•

subject to certain exceptions, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any person, or all or substantially all of the assets of any person, or otherwise engage in any mergers, consolidations or business combinations;

•

liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Xtend and/or any Xtend subsidiary), or adopt any plan or resolution providing for any of the foregoing;

•	subject to certain exceptions, make any loans, advances or capital contributions to, or investments in, any other person;

•

subject to certain exceptions, except in the ordinary course of business consistent with past practice, sell, lease, license (other than sales and non-exclusive licenses in the ordinary course of business), assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than permitted liens), any of its material properties, rights or assets;

•

act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material Xtend intellectual property other than in the ordinary course of business consistent with past practice;

•	assign, transfer, or dispose of any material owned Xtend intellectual property other than in the ordinary course of business consistent with past practice;

•

enter into or become bound by, or amend, modify, terminate or waive any material contract related to the acquisition or disposition or granting of any license with respect to material Xtend intellectual property or material intellectual property of any person, or otherwise encumber any material Xtend intellectual property, other than in the ordinary course of business;

•

subject to certain exceptions, (i) enter into any contract that would, if entered into prior to the date of the merger agreement, be a Xtend material contract, or (ii) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Xtend material contract or (2) waive, release or assign any rights or claims thereunder, or (iii) modify or amend, in any material respect, any employment agreement;

•	make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

•

subject to certain exceptions, commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which Xtend or any of its subsidiaries is a plaintiff, or in which any of their officers or directors in their capacities as such are parties);

•

make any material change in financial accounting policies or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•

subject to certain exceptions, make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, materially amend any material tax return, settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes;

•

subject to certain exceptions, redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

•	enter into any related party contract or collective bargaining agreement;

•

subject to the terms of the merger agreement, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the mergers on or before the outside date;

•

enter into a new line of business outside of the existing business of Xtend and its subsidiaries, taken as a whole, where such new line of business would be material to Xtend and its subsidiaries, taken as a whole; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Conduct of Business By JFB

JFB has agreed that, from the date of the transaction agreement until the redomestication effective time or the earlier termination of the merger agreement, except as set forth in confidential disclosure letter delivered to Xtend concurrently with the execution of the merger agreement, as specifically permitted or required by the merger agreement, as required by applicable law, or as consented to in writing by Xtend (which consent shall not be unreasonably withheld, conditioned or delayed), JFB (i) will, and shall cause its subsidiary to, conduct its business in the ordinary course of business in all material respects, and (ii) will not, and will cause its subsidiary not to, directly or indirectly:

•	amend, modify, waive, rescind, change or otherwise restate JFB’s or its subsidiary’s articles of association, certificate of incorporation, bylaws or equivalent organizational documents;

•

subject to certain exceptions, authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, shares or other securities of JFB or its subsidiary), or enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any of its share capital or other equity interests or securities;

•

subject to certain exceptions, split, combine, subdivide, reduce or reclassify any of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, its share capital or other equity interests;

•

subject to certain exceptions, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in JFB or its subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested JFB option or restricted stock unit under any existing JFB equity plan (except as otherwise provided by the express terms of any JFB equity award), including, for the avoidance of doubt, any preferred stock of JFB;

•

subject to certain exceptions, (i) increase the compensation or benefits payable or to become payable to current JFB service providers of the aggregate cost of such compensation and benefits in effect as of the date of the merger agreement, (ii) grant to its current or former JFB service providers any material increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation, other than sales commissions, to any of its current or former JFB service providers, (iv) establish, adopt, enter into, amend or terminate any collective bargaining agreement or JFB benefit plan, (v) take any action to materially amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any JFB benefit plan, (vi) terminate the employment of any employee at the level of vice president or above, (vii) hire any new employees, except for non-officer employees below the vice president level, other than in order to replace such employees who ceased to be employed and recruitment as part of existing expansion or growth plans, or (viii) provide any funding for any rabbi trust or similar arrangement;

•

subject to certain exceptions, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any person, or all or substantially all of the assets of any person, or otherwise engage in any mergers, consolidations or business combinations;

•

liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among JFB and/or its subsidiary), or adopt any plan or resolution providing for any of the foregoing;

•	subject to certain exceptions, make any loans, advances or capital contributions to, or investments in, any other person;

•

subject to certain exceptions, except in the ordinary course of business consistent with past practice, sell, lease, license (other than sales and non-exclusive licenses in the ordinary course of business), assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than permitted liens), any of its material properties, rights or assets;

•

act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material JFB intellectual property other than in the ordinary course of business consistent with past practice;

•	assign, transfer, or dispose of any material owned JFB intellectual property other than in the ordinary course of business consistent with past practice;

•

enter into or become bound by, or amend, modify, terminate or waive any material contract related to the acquisition or disposition or granting of any license with respect to material JFB intellectual property or material intellectual property of any person, or otherwise encumber any material JFB intellectual property, other than in the ordinary course of business;

•

subject to certain exceptions, (i) enter into any contract that would, if entered into prior to the date of the merger agreement, be a JFB material contract, or (ii) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any JFB material contract or (2) waive, release or assign any rights or claims thereunder, or (iii) modify or amend, in any material respect, any employment agreement;

•	make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

•

subject to certain exceptions, commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which JFB or any its subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties);

•

make any material change in financial accounting policies or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•

subject to certain exceptions, make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, materially amend any material tax return, settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes;

•

subject to certain exceptions, redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

•	enter into any related party contract or collective bargaining agreement;

•	adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

•

subject to the terms of the merger agreement, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the mergers on or before the outside date;

•	cancel or fail to use commercially reasonable efforts to replace or renew any material insurance policies;

•

enter into a new line of business outside of the existing business of JFB and its subsidiary, taken as a whole, where such new line of business would be material to JFB and its subsidiary, taken as a whole;

•	except pursuant to the merger agreement, acquire, own, or have any options or other rights to acquire, any shares of JFB common stock or other equity interests in JFB; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

No Solicitation by Xtend

Xtend has agreed that it will not and will cause its controlled affiliates and representatives not to, directly or indirectly, from the date of the merger agreement until the earlier of the Xtend Merger effective time or the date that the merger agreement is terminated:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a Xtend acquisition proposal (as defined below);

•

participate in any negotiations regarding, or furnish to any person any non-public information relating to, Xtend or any of its subsidiaries in connection with an actual or potential Xtend acquisition proposal;

•	adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Xtend acquisition proposal;

•	withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to JFB, the Xtend board recommendation (as defined below);

•

approve, or authorize, or cause Xtend or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Xtend acquisition proposal (other than an acceptable confidentiality agreement (as further defined in the merger agreement) entered into in accordance with the terms of the merger agreement);

•	call or convene a general meeting of the Xtend shareholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the mergers; or

•	resolve or agree to do any of the foregoing (any act described in the third, fourth, fifth, and/or sixth bullet points, a “Xtend change of recommendation”).

An “Xtend acquisition proposal” means any offer, proposal or indication of interest from a person (other than a proposal or offer by JFB or its subsidiary) at any time relating to any transaction or series of related transactions (other than the mergers) involving: (i) any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of Xtend (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than 15% of any class of outstanding voting or equity securities of Xtend (whether by voting power or number of shares); (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Xtend and a person pursuant to which the shareholders of Xtend immediately preceding such transaction hold less than 85% of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (iii) any sale, lease, exchange, transfer or other disposition to a person of more than 15% of the consolidated assets of Xtend and its subsidiaries (measured by the fair market value thereof).

An “Xtend board recommendation” means the recommendation by the board of directors of Xtend that Xtend shareholders approve and adopt this merger agreement and mergers.

The merger agreement requires Xtend to, and cause its controlled affiliates and its and their respective directors, officers and employees to, and Xtend to instruct its and its controlled affiliates’ respective other representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Xtend acquisition proposal. The merger agreement also requires Xtend to promptly (and in any event within 48 hours) notify JFB or Xtend or any of its affiliates or its or their respective representatives’ receipt of any Xtend acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an Xtend acquisition proposal, or any inquiry or request for nonpublic information relating to the Xtend or any of its subsidiaries by any person who has made or would reasonably be expected to make any Xtend acquisition proposal. Xtend is required to indicate in such notice the identity of the person making the Xtend acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by Xtend or, if such Xtend acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Xtend is also required to keep JFB reasonably informed on a prompt and timely basis (and in any event within 48 hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Xtend acquisition proposal(s) or inquiries that would reasonably be expected to lead to a Xtend acquisition proposal and keep JFB reasonably informed on a prompt and timely basis (and in any event within 48) hours) as to the nature of any information requested of Xtend with respect thereto and promptly (and in any event within 48 hours) provide to JFB copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Xtend has also agreed to promptly (and in any event within 48 hours) provide to JFB any material nonpublic information concerning Xtend provided to any other person in connection with any Xtend acquisition proposal that was not previously provided to JFB (other than information that applicable laws prohibit from being provided to JFB, in which case, to the extent permissible, Xtend will inform JFB that such information has been made available to such person and that under applicable laws such information is prohibited from being provided to JFB (provided, however, that Xtend will use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such law)).

No Solicitation by JFB

JFB has agreed that it will not and will cause its controlled affiliates and representatives not to, directly or indirectly, from the date of the merger agreement until the earlier of the redomestication effective time or the date that the merger agreement is terminated:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a JFB acquisition proposal (as defined below);

•	participate in any negotiations regarding, or furnish to any person any non-public information relating to, JFB or its subsidiary in connection with an actual or potential JFB acquisition proposal;

•	adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any JFB acquisition proposal;

•	withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to Xtend, the JFB board recommendation;

•

if a JFB acquisition proposal has been publicly disclosed, fail to publicly recommend against any such JFB acquisition proposal within 10 business days after the public disclosure of such JFB acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Xtend, such rejection of such JFB acquisition proposal) and reaffirm the JFB board recommendation (as defined below) within such 10 business day period;

•	fail to include the JFB board recommendation in this information statement/prospectus;

•

approve, or authorize, or cause JFB or its subsidiary to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any JFB acquisition proposal (other than an acceptable confidentiality agreement entered into pursuant to the terms of the merger agreement), or a JFB acquisition agreement;

•	call or convene a general meeting of the stockholders of JFB to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the mergers; or

•	resolve or agree to do any of the foregoing (any act described in the third, fourth, fifth, sixth, seventh, eight, and/or ninth bullet points, or a JFB change of recommendation).

A “JFB acquisition proposal” means any offer, proposal or indication of interest from a person at any time relating to any transaction or series of related transactions (other than the mergers) involving: (i) any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of JFB (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than 15% of any class of outstanding voting or equity securities of JFB (whether by voting power or number of shares); (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving JFB and a person pursuant to which the stockholders of JFB immediately preceding such transaction hold less than 85% of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (iii) any sale, lease, exchange, transfer or other disposition to a Person of more than 15% of the consolidated assets of JFB and its subsidiaries (measured by the fair market value thereof).

A “JFB board recommendation” means a recommendation by the board of directors of JFB to the holders of JFB common stock to approve the merger agreement, the JFB Support Agreements, and the mergers.

The merger agreement requires JFB to, and to cause its controlled affiliates and its and their respective directors, officers and employees to, and JFB to instruct its and its controlled affiliates’ respective other representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a JFB acquisition proposal. JFB has agreed not to enforce, and not waive, terminate or modify without Xtend’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement.

Despite the foregoing, under the merger agreement, if JFB receives, prior to the receipt of the affirmative vote or written consent of the holders of a majority of the outstanding shares of JFB Class A common stock and JFB Class B common stock entitled to vote to adopt the merger agreement approving the merger and the consummation of the mergers, or JFB stockholder approval, an unsolicited, bona fide, written JFB acquisition proposal that did not result from a breach of the merger agreement, which the board of directors of JFB determines in good faith after consultation with JFB’s outside legal counsel and financial advisors (i) constitutes a JFB superior proposal (as defined below) or (ii) would reasonably be expected to result in a JFB superior proposal and, in each case, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada law, then JFB may take the following actions: (x) furnish nonpublic information with respect to JFB and its subsidiaries to the person making such JFB superior proposal, if, and only if, prior to so furnishing such information, JFB receives from such person an executed acceptable confidentiality agreement and JFB also provides Xtend, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Xtend (other than information that applicable laws prohibit from being provided to Xtend, in which case, to the extent permissible, JFB shall inform Xtend that such information has been made available to such person and that under applicable laws such information is prohibited from being provided to Xtend (provided, however, that JFB will use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such law)), and (y) engage in discussions or negotiations with such person with respect to such JFB superior proposal.

“JFB superior proposal” means a bona fide, written JFB acquisition proposal (with references in the definition thereof to 15% and 85% being deemed to be replaced with references to 50%) by a third party, which the JFB board of directors determines in good faith after consultation with JFB’s outside legal counsel and other advisors to be more favorable to the stockholders of JFB from a financial point of view than the redomestication, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement (and, if applicable, any changes to the terms of the merger agreement proposed by Xtend pursuant to the terms of the merger agreement).

The merger agreement requires JFB to promptly (and in any event within 24 hours) notify Xtend of JFB’s or any of its affiliates or its or their respective representatives’ receipt of any JFB acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to a JFB acquisition proposal, or any inquiry or request for nonpublic information relating to JFB or any JFB subsidiary by any person who has made or would reasonably be expected to make any JFB acquisition proposal. Such notice provided by JFB must indicate the identity of the person making the JFB acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by JFB or, if such JFB acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. JFB is also required to keep Xtend reasonably informed on a prompt and timely basis (and in any event within 24 hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such JFB acquisition proposal or proposals or inquiries that would reasonably be expected to lead to a JFB acquisition proposal and keep Xtend reasonably informed on a prompt and timely basis (and in any event within 24 hours) as to the nature of any information requested of JFB with respect thereto and promptly (and in any event within 24 hours) provide to Xtend copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof.

The merger agreement also requires JFB to promptly (and in any event within 24 hours) provide to Xtend any material nonpublic information concerning JFB provided to any other person in connection with any JFB acquisition proposal that was not previously provided to Xtend (other than information that applicable laws prohibit from being provided to Xtend, in which case, to the extent permissible, JFB will inform Xtend that such information has been made available to such person and that under applicable laws such information is prohibited from being provided to Xtend (provided, however, that JFB will use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such law)). Without limiting the foregoing, JFB will promptly (and in any event within 24 hours after such determination) inform Xtend in writing if JFB determines to begin providing information or to engage in discussions or negotiations concerning a JFB acquisition proposal pursuant to the terms of the merger agreement. JFB has agreed that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits JFB from providing any information to Xtend in accordance with, or otherwise complying with, its obligations under the merger agreement.

Despite the foregoing, under the terms of the merger agreement, any time prior to the JFB stockholder approval being obtained, the JFB board of directors may make a JFB change of recommendation (as defined below) if the JFB board of directors determines in good faith after consultation with JFB’s outside legal counsel and other advisors that such JFB acquisition proposal constitutes a JFB superior proposal, but only if the JFB board of directors has determined in good faith after consultation with JFB’s outside legal counsel and financial advisors that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada law; provided that neither JFB nor its subsidiary is permitted to enter into any JFB acquisition agreement unless the merger agreement has been validly terminated in accordance with the terms of the merger agreement. Prior to JFB taking any action permitted under this paragraph, JFB must provide Xtend with 4 business days’ prior written notice advising Xtend that the JFB board of directors intends to effect a JFB change of recommendation and specifying, in reasonable detail, the reasons therefor, and during such 4 business day period, JFB will cause its representatives (including its executive officers) to negotiate in good faith (to the extent Xtend desires to negotiate) any proposal by Xtend to amend the terms and conditions of the merger agreement in a manner that would obviate the need to effect a JFB change of recommendation and at the end of such 4 business day period the JFB board of directors again makes the determination under this paragraph (after in good faith taking into account any amendments proposed by Xtend).

Nothing in the merger agreement prohibits JFB or the JFB board of directors from (i) disclosing to the JFB stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act,

(ii) making any “stop, look and listen” communication to JFB stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iii) making any disclosure to the JFB stockholders required by applicable law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), will not constitute or be deemed to constitute a JFB change of recommendation so long as any such disclosure (x) includes an express reaffirmation of the JFB board recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a JFB change of recommendation.

Stockholder and Board of Directors Approvals

Each of the board of directors of Xtend, JFB, New PubCo, and Merger Sub II has approved the merger agreement and the mergers.

On May 19, 2026, Joseph F. Basile III, Basile Family Investments LLC, Mark Albright, and Colin Foreman, who collectively, as of the date thereof, were the record holders of an aggregate of 7,826,164 shares of JFB Class A common stock, representing approximately 51.05% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date, delivered the Written Consent, which was sufficient to approve and adopt the merger agreement and the mergers contemplated by the merger agreement on behalf of JFB stockholders.

Xtend gave due notice of, convened and held a special general meeting of the Xtend shareholders on June 8, 2026, in accordance with the laws of the State of Israel and the Articles of Association of Xtend, for the purpose of voting upon the approval of the merger agreement and the mergers, or the Xtend shareholders meeting. At the Xtend shareholders meeting, shareholders representing the requisite majority of each class of shares of Xtend voted to approve, adopt, and authorize, in all respects, the merger agreement and the mergers. The approval by such Xtend shareholders at the special meeting of shareholders was sufficient to adopt the merger agreement and, therefore, approve the mergers, on behalf of Xtend shareholders. Following approval of the mergers (and after all the other conditions set forth in the merger agreement have been satisfied) by the shareholders of Xtend and Merger Sub I in compliance with all statutory procedures and requirements, and so long as at least 30 days have elapsed after the approval of the mergers by the Xtend shareholders and at least 50 days have passed from the date of the filing of the joint merger proposal with the Israeli Registrar of Companies, the mergers will become effective upon the issuance of a certificate of merger following a request to issue such certificate by Xtend and Merger Sub I, and upon such request, the Israeli Registrar of Companies will be required to register the mergers in the companies register.

Governmental and Regulatory Approvals

Each party to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the mergers, as soon as practicable after the date of the merger agreement, including: (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date of the merger agreement, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the mergers, and (ii) taking all steps as may be necessary, subject to the terms of the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Each party to the merger agreement has also agreed to make an appropriate filing of the notification and report forms required by the HSR Act with respect to the mergers within 20 business days after the execution of the merger agreement (unless a later date is mutually agreed in writing between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable.

Despite the foregoing, none of JFB, Xtend, Merger Sub I, or any of their respective subsidiaries will be required to, and JFB, Xtend, Merger Sub I may not and may not permit any of their respective subsidiaries to, without the prior written consent of JFB and Xtend, (i) litigate or consent to any administrative or judicial action or proceeding or any decree, judgement, injunction or other order, whether temporary, preliminary or permanent or (ii) become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (x) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the business of JFB, Xtend, Merger Sub I or any subsidiary of any of the foregoing, (y) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of JFB, Xtend, Merger Sub I or any subsidiary of any of the foregoing in any manner, or (z) impose any restriction, requirement or limitation on the operation of the business or portion of the business of JFB, Xtend, Merger Sub I or any subsidiary of any of the foregoing.

JFB and Xtend have agreed to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the mergers under regulatory law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, (ii) promptly inform the other party of any communication received by such party from, or given by such Party to, any governmental entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the mergers and (iii) subject to certain requirements, permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with any governmental entity, and to the extent permitted by such governmental entity, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with such governmental entity or other person. JFB and Xtend have agreed to consult with and cooperate in good faith to jointly devise and control the strategy for all filings, submissions, and communications in connection with any notification or filings pursuant to applicable regulatory laws, so long as such strategy complies with the terms and conditions of the merger agreement. JFB and Xtend have also agreed that JFB will withdraw and refile its HSR Act notification form if necessary to avoid the issuance of a request for additional information or documentary material pursuant to applicable law.

From the date of the merger agreement until the Closing, no party nor any of such party’s subsidiaries will acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to: (i) impose any delay in obtaining, or increase the risk of not obtaining, any waiver, permit, approval, clearance or consent under the HSR Act or any regulatory law or which is otherwise required to satisfy the applicable closing conditions in the merger agreement, (ii) materially increase the risk of a governmental entity seeking or entering an order, injunction, decree or ruling prohibiting the consummation of the mergers, (iii) materially increase the risk of not being able to remove any such order, injunction, decree or ruling on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the mergers.

Neither Xtend nor any subsidiary of Xtend is required to take or agree or commit to take any action, or agree or commit to any condition or restriction, necessary to receive the applicable approvals under CFIUS, UK National Security and Investment Act 2021, or the NSIA, and the foreign direct investment laws set forth on the confidential disclosure letter delivered by Xtend to JFB that would (i) require any action by, or would impose any condition or restriction on, Xtend or any of its subsidiaries, (ii) require Xtend or any of its subsidiaries to accept any material mitigation requirement, condition or obligation that is unacceptable to Xtend or such subsidiary in

Xtend or such subsidiary’s sole discretion, or (iii) require Xtend or any of its subsidiaries to either, by order, consent decree, hold separate order, trust, agreement, condition of approval or otherwise, sell, divest, dispose or hold separate the assets of Xtend or any of its subsidiaries, or take any action that materially limits Xtend or any of its subsidiaries’ freedom of action, ownership or control, with respect to, or its ability to retain or hold, or have access to, any of the businesses, assets, product lines, properties, services, or contracts, of Xtend or any of its subsidiaries.

The Closing is conditioned upon receiving certain approvals from, and/or making certain filings with the DOJ and certain other foreign regulators. JFB and Xtend cannot give assurance that all of the regulatory approvals described above will be obtained and, if obtained, JFB and Xtend cannot give assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

JFB and Xtend are not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above.

Directors’ and Officers’ Insurance and Indemnification

For 7 years from and after the effective times, New PubCo has agreed to, and has agreed to cause JFB and Xtend to, indemnify and hold harmless all past and present directors and officers of the JFB, Xtend and their respective subsidiaries, or collectively, the indemnified parties, against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by applicable law and the articles of association and organizational documents of JFB; provided that such indemnified party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgement that such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective times (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the mergers), whether asserted or claimed prior to, at or after the effective times, in connection with such persons serving as an officer, director, employee or other fiduciary of the JFB, Xtend, or any of their respective subsidiaries or of any other person if such service was at the request or for the benefit of JFB, Xtend, or any of their respective subsidiaries, to the fullest extent permitted by applicable law, the articles of association, the organizational documents of JFB, Xtend, or applicable subsidiary or any indemnification agreements with such persons in existence on the date of the merger agreement and provided to New PubCo prior to the date of the merger agreement.

For 7 years after the effective times, New PubCo will cause to be maintained in effect the provisions in (i) the Articles of Association and organizational documents of JFB and (ii) any indemnification agreement of the JFB, Xtend, or their respective subsidiaries with any indemnified party in existence on the date of the merger agreement and provided to New PubCo prior to the date of the merger agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of the merger agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective times (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the mergers).

At or prior to the effective times, each of JFB and Xtend have agreed, subject to certain limitations, to use its reasonable best efforts to purchase a 7-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent or no less than the policies in effect immediately prior to Closing, of directors’ and officers’ liability insurance then maintained by Xtend and its subsidiaries and JFB and its subsidiary with respect to matters arising at or prior to the effective times.

Tax Matters

The parties to the merger agreement have agreed to (i) use reasonable best efforts to cause the mergers to qualify as a contribution governed by the provisions of Section 351 of the Code, (ii) not take or knowingly fail to take any action which action or inaction would reasonably be expected to prevent or impede such intended tax treatment and (iii) report the mergers as qualifying for such intended tax treatment unless otherwise required by a “determination” within the meaning of the Code.

Each of New PubCo, JFB, Merger Sub I, Merger Sub II, Xtend and the exchange agent (or anyone on its behalf, including an Israeli sub-paying agent appointed by the parties to handle the tax withholding in Israel) shall be entitled to deduct and withhold the required taxes from the transaction consideration payable to any Xtend securityholder.

The merger agreement requires that the transaction consideration payable to Xtend securityholders (except for holders of Xtend options and holders of 102 Shares (as defined in the merger agreement)) be transferred by the exchange agent to be held in trust by the Israeli sub-paying agent for each such securityholder, for a period of 365 days from Closing, during which time the Israeli sub-paying agent shall not withhold any Israeli tax from such transaction consideration until no later than three (3) business days before the end of 365 days from Closing, and such securityholder may obtain a Valid Tax Certificate from the Israel Tax Authority.

For purposes of the merger agreement, “Valid Tax Certificate” means a ruling or any other written instruction regarding tax withholdings issued by the Israel Tax Authority in form and substance reasonably acceptable to the Israeli sub-paying agent that is applicable to the payment or other consideration to be made to an Xtend securityholder, stating that no withholding, or reduced withholding, of any Israeli tax is required with respect to such payment or other consideration or providing any other instructions regarding tax withholding.

The merger agreement requires that, to the extent that the Israeli sub-paying agent is obliged to withhold Israeli taxes, Xtend securityholders shall provide the Israeli sub-paying agent with cash in the amount due with regards to such Israeli taxes within five (5) business days from receipt of a request from the Israeli sub-paying agent to make such payment, and in any event prior to the release of the transaction consideration to such securityholder, or alternatively, such securityholder shall present to the Israeli sub-paying agent a Valid Tax Certificate, or evidence satisfactory to the Israeli sub-paying agent that the full applicable tax amount with respect to such securityholder has been withheld. In the event that such securityholder fails to provide the Israeli sub-paying agent with the full amount in cash necessary to satisfy such Israeli taxes or such Valid Tax Certificate, the Israeli sub-paying agent shall be entitled to sell such person’s shares of New PubCo common stock on the open market in order to remit the required withholding taxes to the Israel Tax Authority.

The merger agreement requires Xtend to file with the Israel Tax Authority an application for a tax ruling(s) confirming a deferral of the Israeli tax liability of any holder of Xtend ordinary shares who is subject to Israeli tax, if any, to such dates set forth in Section 104H of the Income Tax Ordinance and that the assumption of 102 Options, 3(i) Options (as defined in the merger agreement) for New PubCo stock options and the exchange of 102 Shares for shares of New PubCo common stock shall not constitute a taxable event and tax continuity shall apply to the converted New PubCo stock options. Such ruling(s), if obtained, is deemed a Valid Tax Certificate.

Ongoing Operation of Xtend as Israeli Subsidiary

Following the consummation of the mergers, Xtend will operate as a wholly-owned Israeli subsidiary of New PubCo. Xtend will continue to be subject to Israeli corporate governance requirements applicable to private companies under Israeli law, including the requirement to maintain a board of directors in accordance with the Israeli Companies Law, 5759-1999. Xtend’s board of directors will be responsible for overseeing the management and operations of Xtend in compliance with applicable Israeli legal and regulatory requirements. Any repatriation of funds from Xtend to New PubCo, including the payment of dividends or intercompany payments, will be subject to Israeli withholding tax and other applicable Israeli tax laws. Xtend and New PubCo will be required to comply with applicable transfer pricing laws and regulations, including Section 85A of the Israeli Income Tax Ordinance and Section 482 of the Code, and will maintain contemporaneous documentation substantiating the arm’s length nature of intercompany transactions. Xtend will continue to be subject to ongoing Israeli regulatory compliance obligations, including those relating to defense export controls, privacy, and employment. To the extent Xtend currently benefits from Israeli tax incentives or benefits, such as grants, reduced tax rates, or other programs, the continued availability of such incentives or benefits following the mergers will depend on compliance with the applicable requirements and the approval of the relevant Israeli authorities, and there can be no assurance that such incentives or benefits will continue to be available to Xtend post-merger.

New PubCo Board of Directors and Officers

The parties to the merger agreement have agreed to take all necessary action, including causing the existing directors of New PubCo to resign, such that effective as of the effective times, the board of directors of New PubCo will consist of Messrs. A. Shapira, Liani, Kash, Miller and Simha, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of the New PubCo and NYSE rules. Prior to the effectiveness of the registration statement, Xtend will determine the directors to be appointed to the audit, compensation, and nominating committees of New PubCo.

The parties to the merger agreement have agreed to take all action necessary such that the individuals serving as the Chief Executive Officer, Chief Financial Officer, and any other executive officer of Xtend immediately prior to the effective times will serve in the same respective offices of New PubCo immediately after the effective times.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality, access to certain information about the other parties to the transaction agreement, and delivery of certain notices during the period prior to the closing date;

•

cooperation between JFB and Xtend in the preparation of this information statement/prospectus, including delivery of certain financial statements of Xtend required under the Securities Act to be included in this information statement/prospectus by Xtend to JFB;

•	delivery of certain notices by Xtend and its subsidiary to the U.S. Department of State Directorate of Defense Trade Controls;

•	cooperation between JFB and Xtend in connection with public announcements or disclosures;

•	actions by the parties to the merger agreement with respect to any business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute;

•	actions by JFB to exempt certain acquisitions in connection with the mergers from Rule 16b-3 promulgated under the Exchange Act;

•	cooperation between JFB and Xtend in the defense and settlement of any stockholder litigation brought against JFB related to the merger agreement or mergers;

•	cooperation between the parties to the merger agreement with respect to the resignations of the directors of JFB;

•

actions by New PubCo to cause the shares of New PubCo common stock to be issued in connection with the merger to be listed on the NYSE, subject to official notice of issuance, prior to the effective times;

•	actions by Xtend to settle and terminate certain related party contracts prior to or as of the Closing;

•	actions by Xtend and JFB with respect to enforce the obligations under the Xtend Support Agreements and PubCo stockholder support agreements;

•	actions by Xtend and Merger Sub I with respect to the Xtend Merger; and

•	cooperation between Xtend and JFB with respect to preparation and finalization of the consideration schedule.

Conditions to the Closing

The respective obligations of each party to the merger agreement to consummate the mergers are subject to the satisfaction on or prior to the closing date of the following conditions, any of which may be waived in whole or in part by the parties to the merger agreement to the extent permitted by applicable law:

•

The JFB stockholder approval and the affirmative votes of the Xtend shareholders holding at least a majority of the issued and outstanding share capital of Xtend on an as-converted basis, including the Preferred Majority (as defined in Xtend’s Articles of Association), approving the merger agreement and the mergers, or Xtend shareholder approval, has been obtained.

•

The shares of New PubCo common stock to be issued in the mergers will have been approved for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

•	The registration statement will have become effective under the Securities Act and will not be the subject of any stop order or any proceedings by the SEC seeking a stop order.

•	The waiting period (or extensions thereof) under the HSR Act relating to the mergers shall have expired or been terminated, or the government consents closing condition

•

No governmental entity of competent jurisdiction will have (i) enacted, issued or promulgated any law or order that is in effect as of immediately prior to the effective times or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective times, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the mergers, or the no legal prohibition closing condition.

•	An informal pre-ruling decision will have been obtained from the Defense Export Controls Authority, and the parties to the merger agreement will be in compliance with any applicable restrictions.

•

Any required approval or security clearance from the Israeli Ministry of Defense, or IMOD, under Xtend’s IMOD security agreement(s) in connection with the mergers shall have been obtained and be in full force and effect.

•

At least 50 days will have elapsed after the filing of the merger proposal with the companies registrar and at least 30 days have elapsed after the Xtend shareholder approval and the approval by the sole shareholder of Merger Sub I.

•

(i) The receipt of a written ruling, confirmation or instruction of the Israel Tax Authority with respect to holders of Xtend shares related to certain withholding requirements under Israeli tax law and (ii) the 104H Tax Ruling and the 102 Tax Ruling, to the extent required, have been obtained.

•	At least 60 days shall have passed since the filing by Xtend of the notice to the U.S. Department of State Directorate of Defense Trade Controls regarding the mergers.

•	Approval from CFIUS of the mergers contemplated by the merger agreement has been received.

The obligations of JFB to consummate the mergers are subject to the satisfaction on or prior to the closing date of the following conditions, any of which may be waived in whole or in part by JFB to the extent permitted by applicable law:

•

Certain representations and warranties of Xtend, New PubCo, and/or Merger Sub I relating to qualification, organization, capitalization, corporate authority, and finders and brokers) (in each case, without giving effect to any qualification are true and correct in all material respects as of the date of the merger agreement and true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) certain representations and warranties of Xtend relating to absence of certain changes) are true and correct in all respects as the date of the merger agreement and are true and correct in all respects as of the Closing as though made as of the Closing; and (iii) the other representations and warranties Xtend set forth in the merger agreement are true and correct in all respects as of the of the merger agreement and are true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iii), where any failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, an Xtend material adverse effect.

•	The obligations, covenants and agreements of Xtend and/or New PubCo to be performed on or before the Closing in accordance with the merger agreement have been performed in all material respects.

•	An Xtend material adverse effect has not occurred on or after the date of the merger agreement that is continuing.

•	JFB has received a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of Xtend certifying that each of the above conditions has been satisfied.

The obligations of Xtend to consummate the mergers are subject to the satisfaction on or prior to the closing date of the following conditions, any of which may be waived in whole or in part by JFB to the extent permitted by applicable law:

•

(i) Certain representations and warranties of JFB relating to qualification, organization, corporate authority, litigation, opinion of Marshall & Stevens, takeover statues, anti-takeover laws, and finders and brokers are true and correct in all material respects as of the date of the merger agreement and are true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) certain representations and warranties of JFB relating to capitalization are true and correct other than for de minimis inaccuracies as of the date of the merger agreement and are true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) certain representations and warranties of JFB relating to absence of certain changes are true and correct in all respects as of the date of the merger agreement and are true and correct in all respects as of the Closing as though made as of the Closing; and (iv) the other representations and warranties of JFB set forth in the merger agreement are true and correct in all respects as of the date of the merger agreement and are true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a JFB material adverse effect.

•	The obligations, covenants and agreements of JFB to be performed on or before the Closing in accordance with the merger agreement have been performed in all material respects.

•	A JFB material adverse effect has not occurred on or after the date of the merger agreement that is continuing.

•

Xtend has received a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of JFB certifying that each of the conditions set forth in the first, second, and third bullet points above has been satisfied.

•	JFB has complied in all respects with its obligations in the merger agreement with respect to the appointment of the board of directors and officers of New PubCo.

•	JFB has a balance of cash immediately prior to the Closing, or closing cash, of at least $110,000,000.

•	At or prior to the Closing, New PubCo has executed and delivered an Israeli Innovation Authority undertaking to Xtend.

•	Approvals from the NSIA and pursuant to the foreign direct investment laws set forth on the confidential disclosure letter delivered by Xtend to JFB have been received.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time before the Closing as follows:

•	By mutual written consent of New PubCo, JFB, and Xtend.

•	By either JFB or Xtend:

•

if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers;

•

if the Closing has not occurred on or before August 13, 2026, or the outside date; provided that if as of such date the government consents closing condition or the no legal prohibition closing condition (to the extent relating to any regulatory law) has not been satisfied or waived, but all of the other closing conditions in the merger agreement have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then either JFB or Xtend may, in its sole discretion, extend the outside date for up to 3 months, by providing the other party with written notice thereof on or before the then effective outside date (and such date, as so extended, shall be the outside date), it being agreed that there shall be no more than two extension in the aggregate for all parties; provided, however, that the right to terminate the merger agreement pursuant to this section will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been the principal cause of the failure of the mergers to be consummated by the outside date (this bullet point shall be referred to as the “outside date termination section”); or

•

if the Xtend shareholder approval has not been obtained upon a vote held at a duly held Xtend shareholders meeting, or at any adjournment or postponement thereof (this bullet point shall be referred to as the “Xtend shareholder approval termination section”).

•	By Xtend:

•

in the event that (i) JFB has breached, failed to perform or violated its respective covenants or agreements under the merger agreement or (ii) any of the representations and warranties of JFB set forth in the merger agreement have become inaccurate, in either case, in a manner that would give rise to the failure of the applicable closing condition and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by JFB before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from Xtend of such breach, failure to perform, violation or inaccuracy; provided that Xtend will not have the right to terminate the merger agreement pursuant to this section if Xtend is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of the applicable closing condition (this bullet point shall be referred to as the “JFB breach termination section”);

•

if prior to obtaining the JFB stockholder approval, JFB’s board of directors has effected a JFB change of recommendation (this bullet point shall be referred to as the “JFB change of recommendation section”);

•	JFB has materially breached its no solicitation obligations under the merger agreement (this bullet point shall be referred to as the “JFB no solicit breach section”); or

•

if, within 24 hours after the execution and delivery of the merger agreement by the parties to the merger agreement, the Written Consent has not been executed and delivered to Xtend (this bullet point shall be referred to as the “JFB stockholder consent section”).

•	By JFB:

•

in the event that (i) Xtend has breached, failed to perform or violated its covenants or agreements under the merger agreement or (ii) any of the representations and warranties of Xtend set forth in the merger agreement has become inaccurate, in either case, in a manner that would give rise to the failure of the applicable closing condition and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by Xtend before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from JFB of such breach, failure to perform, violation or inaccuracy; provided that JFB will not have the right to terminate the merger agreement pursuant to this section if JFB is then in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of the applicable closing condition (this bullet point shall be referred to as the “Xtend breach termination section”);

•

if prior to obtaining the Xtend shareholder approval, the Xtend Board has effected a Xtend change of recommendation (this bullet point shall be referred to as the “Xtend change of recommendation section”); or

•	Xtend has materially breached its no solicitation obligations under the merger agreement (this bullet point shall be referred to as the “Xtend no solicit breach section”).

Effect of Termination; Termination Fees; Expenses

In the event of termination of the merger agreement, written notice of termination shall be given to the non-terminating party, specifying the provision(s) within the merger agreement pursuant to which such termination is made.

In the event of termination of the merger agreement as described in the section entitled “—Termination,” the merger agreement will be of no further force or effect and the mergers will be abandoned, each as of the date of termination, and following any such termination there will be no liability under the merger agreement on the part of any party to the merger agreement, except that:

•	the confidentiality agreement between JFB and Xtend will survive the termination;

•	certain provisions of the merger agreement will survive the termination, including the provisions relating to the termination fee and expenses described in this section; and

•	termination of the merger agreement will not relieve any party to the merger agreement from any liability for fraud or willful breach.

If (i) JFB or Xtend terminates the merger agreement pursuant to the outside date termination section, JFB or Xtend terminates the merger agreement pursuant to the Xtend shareholder approval termination section, or JFB terminates the merger agreement pursuant to the Xtend breach termination section, (ii) prior to the date of such termination (or prior to the Xtend shareholders meeting in the case of termination pursuant to the Xtend shareholder approval termination), an Xtend acquisition proposal is made to the Xtend Board, Xtend’s management or the Xtend shareholders or otherwise becomes publicly known, or any person publicly proposes or announces an intention to make an Xtend acquisition proposal, and (iii) such an Xtend acquisition proposal is consummated within 9 months of such termination or a definitive agreement with respect to such an Xtend acquisition proposal is entered into within 9 months of such termination (and is subsequently consummated, regardless of when such consummation occurs), then on or prior to the date such Xtend acquisition proposal is consummated, Xtend is required to pay JFB a fee of $15,000,000 in cash, or the Xtend termination fee. Solely for purposes of this paragraph, the term “Xtend acquisition proposal” will have the meaning assigned to such term above, except that all references to “15%” and “85%” therein shall be deemed to be references to “50%.”

If (i) JFB terminates the merger agreement pursuant to the Xtend change of recommendation section or Xtend no solicit breach section, or (ii) Xtend terminates the merger agreement pursuant to the outside date termination section at a time when JFB would be permitted to terminate the merger agreement pursuant to the Xtend change of recommendation section, within 2 business days after such termination, Xtend is required to pay to JFB the Xtend termination fee.

If (i) JFB or Xtend terminates the merger agreement pursuant to the outside date termination section, or Xtend terminates pursuant to the JFB breach termination section, (ii) prior to the date of such termination, a JFB acquisition proposal is made to the JFB board of directors, JFB’s management or JFB’s stockholders or otherwise becomes publicly known, or any person publicly proposes or announces an intention to make a JFB acquisition proposal and (iii) such JFB acquisition proposal is consummated within 9 months of such termination or a definitive agreement with respect to such JFB acquisition proposal is entered into within 9 months of such termination (and is subsequently consummated, regardless of when such consummation occurs) (in each case, only if such JFB acquisition proposal is the same as the original JFB acquisition proposal), then on or prior to the date that such JFB acquisition proposal is consummated, JFB shall pay to Xtend a fee of $15,000,000 in cash, or the JFB termination fee. Solely for purposes of this paragraph, the term “JFB acquisition proposal” will have the meaning assigned to such term as above, except that all references to “15%” and “85%” will be deemed to be references to “50%.”

If (i) Xtend terminates the merger agreement pursuant to the JFB change of recommendation section, the JFB no solicit breach section, or the JFB stockholder consent section, or (ii) JFB terminates the merger agreement pursuant to outside date termination section at a time when Xtend would be permitted to terminate the merger agreement pursuant to JFB change of recommendation section, within 2 business days after such termination, JFB will pay to Xtend the JFB termination fee, which, at Xtend’s sole discretion, may be paid either by wire transfer of immediately available funds or by issuing Xtend preferred shares to JFB with an aggregate value of $15,000,000, valued at the Deemed Value (as defined in the merger agreement) and on terms consistent with the terms of the most recent issuance of Xtend preferred shares.

If a party fails to promptly pay the amount due by it pursuant to this section, interest will accrue on such amount from the date such payment was required to be paid pursuant to the terms of the merger agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the other party commences a proceeding that results in judgment for such party for such amount, the defaulting party is required to pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding.

In no event will Xtend be obligated to pay the Xtend termination fee on more than one occasion nor will JFB be obligated to pay the JFB termination fee on more than one occasion.

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the mergers will be paid by the party incurring such costs and expenses.

Amendment and Modification; Waiver

Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented by written agreement of each of the parties to the merger agreement. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

At any time and from time to time prior to the effective times, either Xtend, on the one hand, or JFB, on the other hand, may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other parties to the merger agreement contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained in the merger agreement. Any agreement on the part of JFB or Xtend to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of JFB or Xtend, as applicable. No failure or delay by the JFB or Xtend in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of the merger agreement (including failing to take such actions as are required of it under the merger agreement to consummate the mergers) are not performed in accordance with their specific terms or are otherwise breached. The parties to the merger agreement have further agreed that each party to the merger agreement will be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party, a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement and any further equitable relief, in each case in accordance the terms of the merger agreement, this being in addition to any other remedy to which such party is entitled under the terms of the merger agreement at law or in equity

Third-Party Beneficiaries

Except as described in the section entitled “—Directors’ and Officers’ Liability and Indemnification,” nothing in the merger agreement or in the confidentiality agreement between JFB and Xtend, express or implied, is intended to confer upon any person (other than the parties to the merger agreement) any rights or remedies thereunder.

SUMMARY OF CERTAIN AGREEMENTS RELATED TO THE MERGERS

Explanatory Note Regarding the Transaction Documents

This section describes the material terms of the transaction documents, other than the merger agreement. The descriptions in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the transaction documents, other than the merger agreement, copies of the forms of which are attached as Annexes D, E and F and Exhibits 10.4, 10.5, and 10.6, each of which is incorporated by reference into this information statement/prospectus. These summaries are not intended to be complete and may not contain all of the information about the transaction documents that is important to you. You are encouraged to carefully read the transaction documents in their entirety. This section is not intended to provide you with any factual information about New PubCo, Xtend, or JFB. Such information can be found elsewhere in this information statement/prospectus.

The transaction documents and this summary of terms are included to provide you with information regarding the terms of the transaction documents. Factual disclosures about New PubCo, Xtend, and JFB contained in this information statement/prospectus or in the public reports of JFB filed with the SEC may supplement, update or modify the factual disclosures about Xtend and JFB contained in the transaction documents. Certain of the transaction documents contain representations and warranties by Xtend and JFB made solely for the benefit of the parties to the transaction documents. The representations, warranties and covenants made in certain transaction documents by Xtend and JFB were qualified and subject to important limitations agreed to by Xtend and JFB in connection with negotiating the terms of the transaction documents. In particular, in your review of the representations and warranties contained in certain transaction documents and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the transaction documents may have the right not to complete the transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the transaction documents, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure letters that Xtend and JFB each delivered in connection with the transaction documents and certain documents filed with the SEC by JFB. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement/prospectus, may have changed since the date of the transaction documents. Accordingly, the representations and warranties in the transaction documents should not be relied on by any persons as characterizations of the actual state of facts about Xtend or JFB at the time they were made or otherwise.

JFB Support Agreements

Concurrently with the execution and delivery of the merger agreement, Joseph F. Basile III (at the time holding 365,000 shares of JFB Class A common stock), The Basile Family Irrevocable Trust (at the time holding 3,250,000 shares of JFB Class A common stock), and American Ventures (at the time holding 4,389,500 shares of JFB Series C preferred stock), or collectively, the JFB Supporting Stockholders, entered into support agreements, or the JFB Support Agreements, with Xtend. On April 20, 2026, Basile Family Investments LLC became the holder of record of all shares previously held by The Basile Family Irrevocable Trust. Accordingly, The Basile Family Irrevocable Trust and Basile Family Investments LLC executed a joinder agreement to the JFB Support Agreement, dated June 10, 2026, pursuant to Section 2.3 thereof, which provided in part that Basile Family Investments LLC agreed to be bound by the obligations set forth in the JFB Support Agreement as if they were The Basile Family Irrevocable Trust, with Xtend named as an express third-party beneficiary of such agreement.

Pursuant to the JFB Support Agreements, each JFB Supporting Stockholder agreed to vote (or deliver a written consent with respect to) all of its Covered Shares (as defined in the JFB Support Agreements) in favor of the adoption of the merger agreement and the mergers and against any JFB acquisition proposal or any action that would reasonably be expected to materially impair, prevent, or delay the consummation of the mergers. These voting obligations remain in effect until the earlier of the Xtend Merger effective time or the valid termination of the merger agreement in accordance with its terms. Prior to the delivery of the Written Consent on May 19, 2026, each JFB Supporting Stockholder agreed not to transfer any Covered Shares, subject to customary exceptions for transfers to immediate family members, family trusts, controlled entities, and transfers by operation of law, in each case provided the transferee agreed in writing to be bound. In addition, pursuant to the JFB Support Agreement with American Ventures, American Ventures agreed to exercise its JFB common stock purchase warrants at least five business days prior to the closing of the mergers, resulting in the issuance of New PubCo common stock and New PubCo pre-funded warrants (to the extent exercise would cause American Ventures to exceed the 4.99% beneficial ownership cap).

Each JFB Supporting Stockholder has also agreed not to transfer any shares of New PubCo common stock issued in connection with the mergers or after the Closing Date, unless acquired by such stockholder in ordinary brokerage transactions on New PubCo’s primary trading market after the Closing Date or acquired in exchange for shares issued pursuant to simple agreements for future equity dated February 13, 2026, for a period of 180 days following the Closing Date. Permitted exceptions to the lock-up include transfers to immediate family members, family trusts, or controlled entities (provided the transferee agrees in writing to be bound), transfers by operation of law, by will, or under the laws of intestacy, and, with respect to American Ventures, transfers administered by a Lock-Up Committee designated by New PubCo, subject to aggregate volume limitations during each trading period, individual trading limits allocated pro rata among requesting holders, a minimum per share sale price, and the requirement that New PubCo’s transfer agent release shares only upon the Lock-Up Committee’s prior written consent. The volume limitation does not apply if the per-share sale price exceeds $16.00 (subject to adjustment for stock splits, dividends, or similar transactions). With respect to Mr. Basile and Basile Family Investments LLC, the only permitted exceptions are transfers to family members, family trusts, controlled entities, and transfers by operation of law or at death. Any involuntary transfer during the lock up period remains subject to all restrictions, and any transfer in violation of the lock-up is void to the fullest extent permitted by law.

Xtend Support Agreements

Concurrently with the execution and delivery of the merger agreement, the Xtend Supporting Shareholders entered into the Xtend Support Agreements, which provide, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the merger agreement, subject to certain terms and conditions. The Xtend Support Agreements also provide for certain restrictions on the transfer of shares of New PubCo common stock by the Xtend Supporting Shareholders for 180 days after the Closing, subject to certain exceptions.

On March 21, 2026, JFB, Xtend, New PubCo and Merger Sub II entered into the merger agreement amendment, which amended, among other things, the Xtend Support Agreements to take into account the effect of the Forward Split and to correct certain provisions regarding the share price threshold applicable to the trading restrictions in the Xtend Support Agreements.

Simple Agreement for Future Equity

Pursuant to the merger agreement, JFB was obligated to enter into a simple agreement for future equity with Xtend in a private placement in an aggregate amount of approximately $30.22 million, consisting of proceeds from the PIPE financing and additional funds.

Indemnification Agreement

On February 13, 2026, JFB entered into an indemnification agreement with Joseph F. Basile III, or the Indemnification Agreement, that will become effective upon the Closing, pursuant to which JFB may be required, among other things, to indemnify Mr. Basile for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of or relating to JFB’s obligations under certain contractual agreements or commitments as set forth on Schedule A to the Indemnification Agreement, or the Contracts, whereby Mr. Basile has directly or indirectly guaranteed or indemnified third parties against, or agreed to pay or perform or otherwise assume liability for, certain obligations under the Contracts.

Securities Purchase Agreement

On February 13, 2026, JFB entered into securities purchase agreements with the PIPE investors pursuant to which JFB agreed to issue and sell to the PIPE investors in a private placement an aggregate of 1,604,000 shares of JFB Class A common stock at a price of $6.25 per share. The PIPE financing closed on February 18, 2026 and JFB received aggregate gross proceeds of approximately $10.0 million, before deducting placement agent fees and offering expenses, and received aggregate net proceeds from the PIPE financing of approximately $9.2 million, after deducting placement agent fees and offering expenses. Dominari Securities LLC acted as placement agent for the PIPE financing.

BUSINESS OF XTEND

HUMAN-GUIDED AUTONOMY FOR THE PHYSICAL WORLD

XTEND develops human-guided autonomy software and robotic systems that enable operators to deploy, supervise and scale missions across air, ground and maritime* domains.

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

*Maritime capabilities are under development

XTEND
AT A GLANCE

Delivering mission-ready autonomy at scale, across the globe.

TAMPA, FLORIDA

HEADQUARTERS

10,000+

SYSTEMS DELIVERED

30+

COUNTRIES

GLOBAL OPERATIONS

OPERATIONS

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

BUSINESS OF XTEND

The following discussion relates to the business of Xtend Reality Expansion Ltd. In this section, unless the context requires otherwise, references to “Xtend,” “we,” “our,” or “us” refer to Xtend Reality Expansion Ltd. and its consolidated subsidiaries before the completion of the mergers.

Company Overview

We are a leader in software systems and artificial intelligence-powered robotics, deployed in high-threat, complex operational environments where human exposure carries significant risk. Powered by our proprietary XTEND Operating System, or XOS, our integrated software and advanced robotic hardware solutions are designed to provide autonomy at the edge. Operating across defense, law enforcement and private security missions through a platform of robots, drones, and robotic subsystems, our open architecture platform facilitates scalability across partners and third-party applications.

Our customers face rapidly evolving adversarial environments that require agility. Through our modular open architecture operating system and hardware design we can quickly adapt and deliver responsive product offerings to changing operational requirements and dynamic environments. The intuitive XOS interface allows our customers to certify new operators within days, significantly reducing the barrier to forward deployment of our products into their operations.

Leveraging AI to execute complex missions autonomously with remote human supervision, XOS addresses the key constraint in robotics, human operators, who are costly, vulnerable and prone to operational error. XOS enables human machine teaming, or HMT, by allowing operators to define mission parameters that are autonomously executed by robotic systems in the field.

We serve a diverse set of customers with constantly evolving operational requirements, including homeland security, military, intelligence, and critical-infrastructure protection entities. Our systems have been developed with and operationally deployed by national defense, special-mission units, and security organizations in over 30 countries.

Our Mission

Our mission is to make the world safer by rapidly integrating advanced artificial intelligence robotic platforms into high risk operational environments. We believe speed and agility are necessary to address the most complex missions and dynamic operational challenges facing our customers. We are building XOS to serve as the open architecture backbone for the next generation of mission autonomous solutions. By combining human and machine intelligence with adaptable robotic solutions, XOS aims to provide tailored solutions at scale with un-matched speed, precision, and execution.

Competitive Strengths

Our key competitive strengths include the following.

•

AI-Enabled, Modular Open Architecture Operating System: XOS serves as our unified, AI, open-architecture environment, allowing interoperability of proprietary and third-party platforms, sensors, and payloads with XOS enabled command-and-control and edge devices.

•

Rapid Capability Expansion: XOS compresses expert level skill into a single, intuitive command lowering the barrier to forward deployment, enabling rapid onboarding of new operators within hours, and unlocking advanced capabilities and missions otherwise unattainable.

•

Interactive Advanced Remote Operations: Our XOS platform enables remote operation of multi-domain robotic systems across air and ground environments through task-based autonomy and AI Pilots designed to operate reliably in latency-constrained and complex operational conditions.

•

Flexible, Modular Platform: Our platform empowers operators to efficiently configure and scale their systems to meet any mission requirement. Unlike competitors locked into rigid, proprietary form factors, our plug-and-play architecture enables seamless payload and sensor integration across our proprietary and third-party platforms, reducing deployment timelines and adapting as our customers’ requirements evolve.

•

Localized, Operating Infrastructure: Our XFAB network creates alignment with customer requirements, ensures compliant sourcing and provides localized sourcing, integration and collaboration. Our XFAB model provides regionally anchored operations with each offering local manufacturing, business development and sales capabilities in the United States, State of Israel, Singapore, United Kingdom and Latvia. We are currently planning to open XFABs in Mexico, Germany, the United Arab Emirates and Japan over the course of 2026 and 2027.

•

Battle-Proven, Combat-Refined: With over 10,000 systems deployed in over 30 countries our systems have been validated in five combat zones, not just test ranges. Each deployment drives continuous refinement, hardening capabilities and closing gaps under genuine operational stress. The result is a platform that grows more capable with every mission, giving operators technology their competitors simply cannot replicate from the sidelines.

GROWTH STRATEGY

XTEND scales through a software-defined autonomy platform, global manufacturing infrastructure and expanding robotic ecosystems

CUSTOMERS
PARTNERS
DATA
AUTONOMY
DEPLOYMENTS
SOFTWARE
AI PILOTS
AUTONOMY
MISSION SOFTWARE
ECOSYSTEM
PAYLOADS
INTEGRATIONS
PARTNERS
OS
HUMAN-GUIDED
AUTONOMY PLATFORM
PLATFORMS
AIR
GROUND
MARITIME*
XFAB
NETWORK
REGIONAL PRODUCTION
INTEGRATION
SUPPORT

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

*Maritime capabilities are under development

GROWTH STRATEGY

01

ACCELERATING XOS ADOPTION

More operators.
More missions.
More impact.

02

STRENGTHENING PARTNERSHIPS

Deeper integrations.
Stronger alliances.
Shared success.

03

ADVANCING AUTONOMY

AI pilots.
Mission automation.
Human-guided autonomy at scale.

XOS

OPERATING SYSTEM

04

PRODUCT EXPANSION

New platforms.
New capabilities.
New possibilities.

05

SECURITY MARKETS

Defense.
Homeland Security.
Commercial Security.

06

M&A

Strategic acquisitions.
Technology acceleration.
Market expansion.

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

Growth Strategy

Our growth strategy is focused on expanding the adoption of our XOS software platform through the following.

•

Accelerating XOS Platform Adoption: We plan to grow XOS integrations across our proprietary and third-party air, ground, and maritime hardware and software systems, positioning the platform as the industry’s standard operating system for mixed unmanned fleets at the edge. By delivering common interfaces and allowing third parties to seamlessly integrate with XOS, we aim to accelerate technology innovation and deployment for our customers and enable broader operator deployment across domains.

•

Strengthening Global Partnerships: We plan to deepen collaboration with defense and aerospace primes and advanced robotics companies by integrating XOS into partner platforms and autonomy programs. These partnerships are intended to position XOS as a multi-domain autonomy backbone within larger unmanned architectures and support participation in long-term enterprise and program-of-record deployments.

•

Advancing XOS for Next-Generation Autonomy: We intend to invest in autonomy enhancements, improved multi-robot coordination, and more resilient navigation and control capabilities to support complex missions in communication-restricted and GPS-denied environments.

•

Enhancing Capabilities of Our Robotic Product Lines: We plan to continue developing modular payloads, robotic subsystems, autonomy features and mission-specific applications to broaden the operational utility of our existing product families and increase addressable mission sets. These enhancements will be designed to enable XOS deployment on our hardware and third-party systems, supporting scalable adoption.

•

Expanding Dual-Use Homeland Security and Private Security Markets: We intend to expand into homeland security, law enforcement and private security markets where robotics adoption is accelerating. Leveraging operational experience in defense environments, we expect to deliver solutions for ISR, counter-UAS, border protection, and critical-infrastructure security that benefit from remote operation and scalable autonomy.

•

Targeted Mergers and Acquisitions: We plan to pursue a selective acquisitions strategy to strengthen our technology stack, expand our subsystem capabilities and accelerate the deployment of regional XFAB facilities in select markets.

•

XFAB Global Network: We intend to scale our XFAB global network in select markets to support regional manufacturing, localized integration, and regulatory alignment and enable rapid deployment of XOS-powered solutions to local defense customers and partners.

XFAB
GLOBAL NETWORK

Localized Manufacturing, Global Scale

UNITED
KINGDOM
LATVIA
TAMPA
USA
ISRAEL
SINGAPORE

ONE TECHNOLOGY FOUNDATION

LOCAL PRODUCTION | LOCAL INTEGRATION | LOCAL SUPPORT

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

XTEND'S XOS ECOSYSTEM

XOS connects and orchestrates robots, applications, payloads and systems through a single, unified operating system

PLATFORMS
AIR
GROUND
MARITIME*
PAYLOADS
EO / IR
RADAR
SIGINT / ELINT
LETHAL OPTIONS
APPLICATIONS
ISR
INSPECTION
SECURITY
LOGISTICS
OS
THE OPERATING SYSTEM FOR AUTONOMOUS ROBOTICS
AI PILOTS
NAVIGATION
DETECTION
TRACKING
AUTONOMY
COMMAND & CONTROL
MISSION SOFTWARE
OPERATOR INTERFACE
THIRD-PARTY C2 INTEGRATION
DATA & INTEGRATION
DATA MANAGEMENT
OPEN ARCHITECTURE
SYSTEM INTEGRATION

SOFTWARE DEFINED | HUMAN GUIDED | MISSION READY

*Maritime capabilities are under development

Our Software Platform

XOS is our unified operating system and a hardware-agnostic mission platform designed to transform how autonomous, unmanned systems operate. Purpose-built for complex environments, XOS is designed to transform unmanned systems from remotely piloted tools to intelligent, collaborative human machine teaming. The platform enables a single operator to supervise and direct multiple unmanned assets across multiple domains, while progressively transitioning from teleoperation to supervised autonomy and coordinated multi-platform execution.

XOS is a secure, open and extendible ecosystem. Its modular framework supports seamless integration of third-party sensors, effectors, vehicles, and proprietary autonomy modules. Governments and prime contractors can embed sovereign technologies, classified capabilities, and mission-specific payloads within our XOS while maintaining full interoperability with national C2 infrastructures. This open architecture is designed to ensure that XOS is not a closed product, but a foundational autonomy layer for next-generation defense programs. Additionally, XOS is built for lifecycle scalability, allowing rapid deployment of software updates, specialized mission apps, and user-driven feature enhancements to maintain performance parity with evolving operational requirements.

XOS is driven by our AI Pilot architecture, embedding mission-aware autonomy agent that function as cognitive copilots. These AI Pilots continuously perceive, map, reason, and adapt in real time, autonomously handling stabilization, navigation, obstacle avoidance, spatial cognition, target tracking, and task execution. Operators retain full command authority and rules-of-engagement control, while delegating cognitive and motor subtasks to machine intelligence. This human-guided autonomy model is designed to dramatically reduce cognitive load, increase mission tempo, and enable precise maneuvering and decision-making under extreme operational stress.

XOS is designed for multi-robot coordination and mission execution. The system enables distributed autonomy, collaborative sensing, shared mapping, task allocation, and synchronized maneuvering across heterogeneous fleets. Assets operating under XOS share situational awareness and can dynamically adapt to mission objectives, communications constraints, and environmental changes, delivering force multiplication through coordinated intelligence rather than merely numerical scale.

Our Robotics Platform

Our robotics platform empowers operators to efficiently configure and scale their capabilities to meet any mission requirement. Unlike our competitors whose products are based on rigid, proprietary offerings, our robotics platforms are designed to be efficiently reconfigured to match the mission. Organized into three mission-oriented capabilities, Recon, Strike and Shield, each product addresses a distinct operational need on a common XOS foundation. Our robotics platforms, payloads, sensors, and modules can be reconfigured to match the mission at hand and, as XOS advances, our robotics platforms can absorb new capabilities and be efficiently redeployed.

•

Recon—Tactical ISR Systems. Our micro—tactical UAS and all—terrain unmanned ground vehicles (UGVs) deliver immediate situational awareness in the hardest environments to access—indoors, underground, and GPS—denied settings. These platforms enable rapid room clearing and subterranean mapping from safe standoff distances with minimal training. As reconnaissance missions expand in scope, our Recon oriented platforms are capable of integrating new sensing and mapping capabilities through XOS.

•

Strike—Precision Strike and Multi—Mission Platforms. Our Strike oriented platforms execute surgical breaching and precision loitering munition missions in dense urban and indoor environments using modular payloads, including clearing improvised explosive devices without exposing personnel to the blast radius. As strike missions demand greater precision and more complex target discrimination, our Strike oriented platforms are capable of integrating advanced human machine teaming and payload capabilities through XOS to meet threats that did not exist when the platform was first fielded.

•

Shield—Defensive and Counter—UAS Systems. Our Shield oriented platforms detect, identify, and intercept hostile small drones at variable speeds. As adversary drone tactics evolve—becoming faster, more coordinated, and harder to detect—these platforms can evolve by integrating new AI—driven tracking, and intercept profiles through XOS, keeping pace with a threat landscape that moves faster than traditional hardware cycles.

The following diagram depicts our robotics platforms across Recon, Shield, and Strike mission-capabilities.

Manufacturing

We utilize a localized manufacturing strategy, operating facilities known as “XFAB” to support sovereign security, supply-chain integrity, and regulatory compliance. XFABs allow us to meet the sourcing, data-handling and component-origin restrictions mandated by our customers, including those associated with the National Defense Authorization Act, or NDAA, and ensure that sensitive hardware and software remain under compliant regional control.

Our primary production facility and headquarters are based in an approximately 13,400 square foot facility in Tampa, Florida, supported by engineering, manufacturing, and business development sites in Tel Aviv, Singapore, the United Kingdom, and Latvia. To mitigate geopolitical supply chain bottlenecks and reduce reliance on single-source vendors, we maintain a resilient procurement strategy for critical hardware. We believe our existing facilities are adequate for our current and planned near term operations.

Intellectual Property

We maintain an intellectual property portfolio consisting of 3 granted patents (2 U.S. and 1 Israeli), 11 pending U.S. patent applications, 1 registered design, and 1 pending design application. Our active patents and pending applications cover latency-compensated remote control systems, user-directed autonomous navigation, adaptive flight control algorithms, payload management architectures, computer vision-based environmental detection, and integrated drone-based security systems. These intellectual property assets protect our communication latency mitigation methods, mark-and-fly autonomous routing, velocity-adaptive control responses, dynamic payload integration, and real-time obstacle detection that enable our human-guided autonomy model.

As discussed in the section entitled “Risk Factors—Legal and Regulatory Risk Factors,” certain of our intellectual property has been developed with funding or grants provided by the IIA under the Innovation Law. Any intellectual property developed with IIA funding is subject to certain restrictions under the Innovation Law, including: (i) restrictions on the transfer of such technology outside of the State of Israel without prior IIA approval and payment of redemption fees, which may range from the amount of the grants received up to six times such amount, depending on various factors; (ii) royalty payment obligations on sales of products developed using IIA funding, typically ranging from 3% to 6% of sales until the total grant amount (plus interest) is repaid; and (iii) requirements to manufacture products developed with IIA funding in the State of Israel, unless approval is obtained from the IIA for manufacturing outside the State of Israel, which may result in increased royalty obligations. As of the date of this information statement/prospectus, we have received aggregate IIA grants in the amount of approximately $117,000 with no associated product sales or royalty revenue. These restrictions could limit our ability to transfer technology, conduct operations outside of the State of Israel, or enter into certain licensing arrangements without IIA approval and the payment of substantial fees, which could adversely affect our business and operations following the mergers. At or prior to the Closing, New PubCo will execute and deliver an IIA undertaking in the form required by the IIA, confirming New PubCo’s obligations to comply with the Innovation Law and related restrictions.

We supplement our patent protections with robust trade secret, confidentiality, and invention-assignment frameworks, ensuring that proprietary manufacturing processes, autonomy algorithms and integration techniques remain protected throughout vendor and customer ecosystems. These contractual measures are central to safeguarding sensitive data associated with defense programs and multi-national customer deployments.

Employees and Human Capital

As of June 12, 2026, we employed approximately 246 full-time employees globally, organized across our network of XFAB regional facilities and our centralized functions. Our workforce is distributed as follows: our XFAB Israel operations, headquartered in Tel Aviv, employ approximately 140 personnel across research and development, headquarters, operations, sales and support functions and XFAB Israel and ROW; our XFAB Europe operations employ approximately 57 personnel across production, quality assurance, engineering and sales functions; our XFAB Asia-Pacific operations employ approximately 34 personnel; and our XFAB United States operations, headquartered in Tampa, Florida, employ approximately 15 personnel.

While research and development capabilities are present across our regional operations, our product development activities are centrally managed and integrated under a unified global research and development organization, with no discrete financial information reviewed at a regional level for purposes of resource allocation or performance assessment.

None of our employees is covered by collective bargaining agreements or works council arrangements, and we have not experienced any work stoppages. We consider our employee relations to be good.

Competition

We compete within a rapidly evolving autonomous robotics market, characterized by both traditional aerospace and defense OEMs and emerging technology firms specializing in AI, autonomy and robotic maneuverability. Our competitive differentiation derives from our software-first, hardware-agnostic approach, enabling multi-platform interoperability; our NDAA-aligned, compliant sourcing; and our specialization in GNSS-denied, confined-space, and degraded-signal environments.

Customers increasingly require technology stacks that can integrate seamlessly with C2 systems and withstand regulatory scrutiny across international procurement frameworks. We believe our combination of software interoperability, compliant manufacturing and mission-tuned designs positions us favorably relative to our competitors relying on proprietary, non-interoperable or foreign-controlled subsystems.

Government Regulation

Our operations are subject to comprehensive regulatory frameworks across the United States and allied nations, including defense procurement standards, export controls, cybersecurity mandates, and aviation-domain requirements. Within the U.S., we must comply with the NDAA, International Traffic in Arms Regulations, and Export Administration Regulations, governing the control, transfer, storage, and disclosure of sensitive technology and technical data.

Flight-capable systems and any associated operational demonstration activity fall under Federal Aviation Administration oversight for airspace safety and integration. Additionally, as a supplier to government entities, we must comply with defense-sector cybersecurity frameworks such as the Cybersecurity Maturity Model Certification, which require documented controls for handling controlled unclassified information. Compliance obligations also influence our design, manufacturing and data-governance processes, affecting how products are configured, how technical information is transferred, and how partner networks are vetted.

Corporate Information

Xtend’s principal executive offices are located at 7 HaBarzel Street, Tel Aviv 6971011, Israel. Xtend’s telephone number is +972-52-4126080, and its website address is https://www.xtend.me/. Information contained on Xtend’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus or the registration statement of which it forms a part.

AI ROBOTICS FOR A SAFER WORLD

THE NEXT GENERATION OF ROBOTIC SYSTEMS WILL BE DEFINED BY THE ABILITY TO COMBINE AUTONOMOUS EXECUTION WITH HUMAN INTENT

BUSINESS OF JFB

JFB is a commercial and residential real estate construction and development company. JFB’s management is dedicated to delivering high-quality services to commercial and residential markets, such as retail corporate buildout, multifamily community developments and luxury residential homes, with a focus on fostering long-term relationships with clients, partners, and communities. JFB’s comprehensive suite of services encompasses everything from initial project planning and design to the final stages of construction and project management.

JFB’s principal executive offices are located at 1300 S. Dixie Highway, Suite B, Lantana, Florida 33462, and its telephone number is (561) 582-9840. JFB’s internet address is https://investors.jfbconstruction.net. Please note that JFB’s internet address is included in this information statement/prospectus as an inactive textual reference only. The information contained on JFB’s website is not incorporated by reference into this information statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus. JFB makes available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials with or to the SEC. Investors may access these filings in the “Investors” section of JFB’s website.

For a more detailed description of the business of JFB, please see JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto and JFB’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 as filed with the SEC on May 14, 2026, which are attached as Annexes K-1, K-2 and L, respectively, and incorporated by reference into this information statement/prospectus.

MANAGEMENT DISCUSSION AND ANALYSIS OF XTEND

The following discussion and analysis of Xtend’s financial condition and results of operations should be read in conjunction with Xtend’s consolidated financial statements and related notes included elsewhere in this information statement/prospectus. The historical consolidated financial data discussed below reflect Xtend’s historical results of operations and financial position and do not give effect to pro forma adjustments related to the proposed transaction. As a result, the following discussion does not reflect the significant impact such events will have on Xtend. In this section, unless the context requires otherwise, references to the “Company,” “Xtend,” “we,” “our,” or “us” refer to Xtend Reality Expansion Ltd. and its consolidated subsidiaries before the completion of the mergers.

This discussion may contain forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. Xtend’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” of this information statement/prospectus.

Overview

We are a leader in software systems and artificial intelligence-powered robotics, deployed in high-threat, complex operational environments where human exposure carries significant risk. Powered by our proprietary XTEND Operating System, or XOS, our integrated software and advanced robotic hardware solutions are designed to provide autonomy at the edge. Operating across defense, law enforcement and private security missions through a platform of robots, drones, and robotic subsystems, our open architecture platform facilitates scalability across partners and third-party applications.

Our customers face rapidly evolving adversarial environments that require agility. Through our modular open architecture operating system and hardware design we can quickly adapt and deliver responsive product offerings to changing operational requirements and dynamic environments. The intuitive XOS interface allows our customers to certify new operators within days, significantly reducing the barrier to forward deployment of our products into their operations.

Leveraging AI to execute complex missions autonomously with remote human supervision, XOS addresses the key constraint in robotics—human operators, who are costly, vulnerable and prone to operational error. XOS enables human machine teaming, or HMT, by allowing operators to define mission parameters that are autonomously executed by robotic systems in the field.

We serve a diverse set of customers with constantly evolving operational requirements, including homeland security, military, intelligence, and critical-infrastructure protection entities. Our systems have been developed with and operationally deployed by national defense, special-mission units, and security organizations in over 30 countries. We currently have over 10,000 systems operating in five active combat zones.

For the three months ended March 31, 2026, we achieved consolidated revenue of $5.8 million, compared to $1.7 million for the three months ended March 31, 2025, representing quarter-over-quarter growth of approximately 234%. This revenue growth was driven by the expansion of our customer base and increased order volume from our existing and new customers. In 2026, revenue derived from our U.S., Asia-Pacific and EMEA customers was approximately $0.1 million, $1.2 million, and $4.5 million, respectively, compared to approximately $0.5 million, $0.4 million, and $0.8 million, respectively, in 2025, representing year-over-year growth of approximately $0.8 million or 195.2% in Asia-Pacific and $3.7 million or 420.6% in EMEA, which was partially offset by a revenue decrease of $0.4 million or 82.6% from our customers in the U.S. The overall increase in our revenue was supported by strengthening demand in our markets across government contracts, direct sales to end users, strategic partnerships with leading defense primes, the contribution of our acquired operations in Asia-Pacific, as well as defense procurement programs and competitive tender processes.

In 2025, we achieved consolidated revenue of $19.7 million, compared to $16.3 million in 2024, representing year-over-year growth of 20.6%. This revenue growth was driven by the expansion of our customer base and increased order volume from our existing customers. In 2025, revenue derived from our U.S., Asia-Pacific and EMEA customers was approximately $10.3 million, $3.4 million, $6 million, respectively, compared to approximately $3.4 million, $1 million, $11.9 million, respectively, in 2024, representing year-over-year growth of approximately $6.9 million or 202.7% in the U.S. and $2.4 million or 234.6% in Asia, which was partially offset by revenue decrease of $5.9 million or 49.6% from our customers in EMEA. The overall increase in our revenue was supported by strengthening demand in our markets across government contracts, direct sales to end users, strategic partnerships with leading defense primes, the contribution of our acquired operations in Asia-Pacific, as well as defense procurement programs and competitive tender processes.

Our blended gross margin improved to approximately 19.7% in 2025 from 14.7% in 2024, driven by a more favorable product mix, including a higher proportion of integrated system and software sales, improved production efficiency and economies of scale.

Our Business Model

We generate revenue primarily through firm fixed-price contracts, or FFP, under which we agree to deliver specified systems, capabilities and services for a negotiated price. A typical customer engagement involves the delivery of an end-to-end system solution comprised of one or more of the following components: (i) robotic hardware platforms, including drones, ground robots and robotic subsystems configured for the customer’s specific operational environment; (ii) our proprietary XOS software, which provides the autonomous operating capabilities, mission planning and HMT interface that differentiate our solutions; and (iii) system integration and customization services, through which we configure our platforms and software to meet specific mission requirements, integrate third-party sensors and payloads, and ensure interoperability with existing customer systems.

Cost of revenue consists primarily of direct materials and bill of materials, or BOM, costs for our robotic systems and components, direct labor costs associated with assembly, integration and fulfillment, subcontractor costs, amortization of technologies, share-based compensation and allocated overhead. We manufacture and assemble our systems through our global XFAB production network, with facilities in US, EMEA, EUROPE AND APAC. This distributed manufacturing footprint supports in-country production requirements and enables us to serve customers with localized supply chains, while also allowing us to scale by leveraging our technology and product platforms across multiple markets. This approach aligns with increasing national priorities around self-reliance and domestic production capabilities and enables us to provide enhanced on-the-ground support to our customers. We believe this provides both a competitive and a regulatory advantage in certain defense procurement contexts.

Our go-to-market strategy leverages multiple channels, including direct sales to military end users and government agencies, sales through government-to-government, or G2G, procurement frameworks, partnerships with leading defense prime contractors who integrate our systems into larger programs of record, and sales through authorized distributors and resellers. We believe the breadth of our go-to-market approach positions us to capture demand across a wide range of customer procurement models and defense acquisition pathways.

Our customer relationships are designed to be long-term in nature and to expand over time. Initial engagements typically begin with a defined system deployment for a specific mission set, and we seek to grow these relationships through follow-on orders for additional units, upgraded configurations, enhanced software capabilities, new mission types and expanded geographic deployment. We believe this “land and expand” dynamic is a key driver of our revenue growth and provides visibility into future demand.

The timing of customer billings and cash collections varies by contract and is influenced by contractual milestones, delivery schedules, and government payment cycles. Given that a substantial portion of our revenue is derived from government customers, certain government and commercial contracts involve extended payment timelines that reflect sovereign procurement processes rather than credit risk.

Sales Pipeline

We have an active sales pipeline, which we generally assess within a five-stage structural framework: (i) Early Engagement, (ii) Qualified & Need Confirmed, (iii) Proposal Submitted, (iv) Negotiation, and (v) Contract Signed. Management uses the sales pipeline as an internal business planning tool because we believe it offers a current indication of both potential future contract awards and overall market demand for our business. While the probability of ultimately closing a contract and subsequently recognizing revenue generally increases with each successive stage, reflecting the level of customer engagement, technical validation, and commercial progress achieved, the aggregate value of opportunities in the pipeline, and the probability characterizations associated with each stage, are highly subjective determinations of third-party intent, not guarantees of future revenue and subject to the risks and uncertainties described elsewhere in this information statement/prospectus.

We define each stage of this structural framework as follows:

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Early Engagement. The “Early Engagement” stage consists of opportunities where we have identified relevant stakeholders and held an initial meeting. These meetings may include capability briefings, organizational mapping, or pre-RFP request for proposal, or RFP, discussions. Opportunities at this stage are awareness-oriented and have not progressed to a validated customer need, formal evaluation process, or commercial discussion. We assign the lowest probability of closure to Early Engagement opportunities, reflecting the early-stage nature of the relationship and the substantial steps required before an award could be made.

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Qualified & Need Confirmed. The “Qualified & Need Confirmed” stage consists of opportunities where we have validated a real operational need described by the customer in their own words and confirmed that a potential budget or procurement process has been identified. For opportunities sourced through formal tender or RFP channels, this stage corresponds to the issuance of an RFP and submission of an initial proposal. We assign a low-to-moderate probability of closure to opportunities at this stage, higher than Early Engagement given the customer’s confirmed need, but reflecting that technical fit has not yet been validated and the customer retains discretion to disengage.

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Proposal Submitted. The “Proposal Submitted” stage consists of opportunities where we have submitted a formal proposal that has been acknowledged by the prospective customer and where the customer’s technical team has confirmed technical fit. For tender or RFP-sourced opportunities, this stage corresponds to the technical evaluation phase. We assign a moderate probability of closure, higher than Qualified & Need Confirmed, but the submission and acknowledgment of a proposal does not indicate customer intent to procure or obligate a prospective customer to take any further action.

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Negotiation. The “Negotiation” stage consists of opportunities where the decision maker is directly engaged in commercial negotiations and a draft contract or written commercial terms have been exchanged. For tender or RFP-sourced opportunities, this stage corresponds to the final offer phase. We assign a moderate-to-high probability of closure, as the decision maker has demonstrated substantive intent to proceed. No assurance can be given that negotiations will result in a definitive contract, and either party may terminate discussions at any time.

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Contract Signed. The “Contract Signed” stage consists of opportunities where a fully executed contract has been received from both parties. For tender or RFP-sourced opportunities, this stage corresponds to finalization of contract negotiation. We assign a high probability of closure; however, revenue is not yet recognized pending receipt of a purchase order or official authorization to proceed. A signed contract does not constitute a purchase order and may remain subject to conditions precedent, funding approvals, or other requirements before giving rise to a binding purchase obligation.

As of the date of this information statement/prospectus, we considered our pipeline to consist of over 125 identified sales opportunities with an aggregate estimated value of over $500 million. The aggregate estimated value reflects management’s estimate of the potential contract value of the opportunities in the pipeline, based on information available as of the given date and assuming the conversion of each opportunity into a signed revenue generating contract. We will not convert our entire sales pipeline as of a given date into revenue because advancing towards contract execution requires independent action by potential customers and the aggregate estimated pipeline value is subject to constant change. At each pipeline stage following Early Engagement through Contract Signed, the potential contract counterparty must take independent action towards contract execution. For example, if we submit a proposal to a potential customer, but the customer doesn’t accept the proposal, the opportunity remains “Qualified & Need Confirmed” and does not advance to “Proposal Submitted”. Additionally, over time, opportunities may or may not progress and are added to, or are removed from, the pipeline. As of March 31, 2026, a substantial majority of our pipeline’s aggregate estimated value was attributable to opportunities categorized as Early Engagement or Qualified & Need Confirmed, which we determined as of that date to have low or low-to-moderate probability of closure because an accepted proposal has yet to be submitted.

Pipeline estimates also do not account for the timing of potential revenue recognition, contract modifications, customer cancellations, scope changes, the potential exercise of contract options, or applicable foreign government procurement restrictions. Opportunities may remain in a given stage for an extended period, progress rapidly through multiple stages, or be removed from the pipeline entirely without resulting in a contract award or revenue recognition. Accordingly, investors are cautioned that pipeline is neither a measure of nor substitute for backlog, contracted revenue, or anticipated future revenue. Additionally, “pipeline” is not defined under U.S. GAAP or any regulatory framework. The total value of our pipeline should not be relied upon as an indicator of future financial performance. Historical pipeline conversion rates, to the extent disclosed, may not be indicative of future conversion rates given changes in market conditions, customer procurement timelines, geopolitical factors affecting defense spending, and competitive dynamics. See “Risk Factors—Risks Relating to Xtend’s Business—Our pipeline metrics may not be indicative of future revenue, and a significant portion of our pipeline opportunities may not result in signed contracts or recognized revenue” and “Cautionary Statement Regarding Forward-Looking Statements.”

Key Business and Financial Performance Metrics

Backlog

Backlog is a key operational metric that we believe reflects the underlying health and momentum of our business. Because our customer arrangements often involve multi-phase, integrated defense programs — with individual contracts typically spanning 12 months from execution through final delivery — backlog provides visibility into near- and medium-term revenue generation and serves as an indicator of customer demand and the durability of our commercial relationships. We report backlog on a trailing twelve-month, or TTM, basis, which we believe provides a more stable and comparable view of our order activity by smoothing the timing effects of large, lumpy contract awards that are characteristic of defense procurement cycles.

We are focused on building strategic relationships with, and delivering significant outcomes for, our customers over the long term. Our customer arrangements often reflect this long-term orientation and may extend over multiple years, with individual contracts typically spanning 12 to 24 months from execution through final delivery. Backlog represents firm commitments received from customers for systems, products, services and projects that have yet to be delivered or completed, as applicable. Our policy is to include orders in our backlog only when specific conditions are met. Examples of these conditions may include, among others, receipt of a binding letter of commitment or contract, program funding, advances, letters of credit, guarantees and/or other commitments from customers. As a result, our backlog excludes orders which have not met these conditions.

We reduce backlog when revenue for a specific contract is recognized, such as when delivery occurs or when contract milestones or engineering progress under long-term contracts are recognized as achieved, or when revenues are recognized based on costs incurred. In the unusual event of a contract cancellation, we reduce our backlog accordingly. The method of backlog recognition used may differ depending on the particular contract. Orders in currencies other than U.S. dollars are translated periodically into U.S. dollars and recorded accordingly.

TTM backlog as of March 31, 2026 was $29 million, of which 51% was for orders outside of Israel. Approximately 100% of our backlog as of March 31, 2025 is scheduled to be performed during 2026. Our backlog as of March 31, 2026 was driven primarily by the execution of new contracts with defense customers across multiple geographies, including significant new awards from the IDF, the U.S. Navy, leading Israeli defense prime contractors, the Korean defense market, and customers in India, Singapore and other Asia-Pacific markets, as well as a new program with the U.K. Ministry of Defense. As of March 31, 2026, our backlog was concentrated across firm fixed-price contracts involving integrated system deliveries, with the largest programs relating to drone systems, counter-UAS solutions and autonomous robotic platforms. Backlog typically converts into revenue within 6 to 18 months from contract execution and is recognized over the service period of the applicable contract, which is typically 12 to 24 months. However, the timing and rate of backlog conversion can vary based on factors including customer delivery schedules, milestone achievements, government procurement cycles and the complexity of system integration requirements. There can be no assurance that our backlog will result in actual revenue in any particular period, or at all, as contracts may be modified, delayed or terminated by the customer.

Our Customers

We define a customer as an organization from which we have recognized at least $100,000 of revenue during the trailing twelve-month period. We use the $100,000 threshold because it distinguishes organizations with meaningful, program-level engagements from those involved in smaller, one-time transactions such as evaluation units, spare parts orders or demonstration projects. Customers below this threshold often represent early-stage engagements where we are in the initial phase of building a relationship, with the intention of expanding over time into larger, program-level contracts.

We believe this metric is an important indicator of the health and trajectory of our business because customers above this threshold typically represent organizations that have completed an initial deployment of our systems and are integrating our solutions into their operational workflows, which we view as a leading indicator of future expansion and follow-on procurement activity. Management uses this metric to evaluate the breadth and depth of our customer relationships, assess our progress in penetrating new markets and geographies, and track the effectiveness of our “land and expand” go-to-market strategy.

For the three months ended on March 31, 2026 and 2025, our average revenue per customer was approximately $1.0 million, compared to approximately $2.0 million per customer for 2024. This decrease reflects the deliberate expansion of our customer base from 8 to 19 customers, which prioritized establishing initial-stage relationships across new geographies and defense programs. We expect that, in the near term, customer growth will continue to outpace growth in average revenue per customer as we onboard new accounts, and that average revenue per customer will increase over time as these relationships mature into broader program-level engagements.

Key Factors Affecting Our Performance

Our results have been affected, and are expected to be affected in the future, by a variety of factors. A discussion of key factors that have had, or may have, an effect on our results is set forth below. For a further discussion of the factors affecting our results of operations, see “Risk Factors.” Certain of these factors — in particular those described under “—Contracted Backlog and Commercial Pipeline,” “—Product Mix and Impact on Gross Margin,” “—Ability to Expand and Develop Our Production Facilities” and “— Acquisitions and Vertical Integration” — are expected to drive the revenue growth and gross margin expansion reflected in the prospective financial information discussed under “The Mergers—Certain Unaudited Prospective Financial Information,” which assumes results that exceed our recent historical levels.

Defense Spending

Our results have been, and we expect will continue to be, affected by the level, timing and priorities of U.S. and foreign government expenditures in the defense, homeland security and related sectors in which we operate.

Demand for our products and solutions depends in part on our customer access to government funding, the timing of which has been in the past, and may in the future be, impacted by budget approvals, appropriations, procurement authorizations and program-level spending decisions. Changes in defense and security priorities, cost-reduction initiatives, budget constraints, delays in appropriations or shifts in funding allocations may reduce, delay or otherwise affect customer purchasing decisions and the timing and size of awards, which can make it difficult to predict when, or if, we will make sales to such customers or the size and scope of any contract awards. In addition, disruptions affecting government agencies, including government shutdowns or administrative delays, may affect procurement processes, testing schedules, deployment timelines and access to our customer facilities, which could adversely affect our revenue and results of operations.

Contracted Backlog and Commercial Pipeline

Our results have been, and we expect will continue to be, affected by the level and timing of our contracted backlog and by the conversion of our commercial pipeline into awarded programs and revenue. Our contracted backlog increased to approximately $29 million as of March 31, 2026 (the end of the first quarter of fiscal 2026), from approximately $12.4 million as of December 31, 2025 (the end of the fourth quarter of fiscal 2025), an increase of approximately 134%, substantially all of which we expect to be delivered during fiscal 2026. This increase was driven primarily by a major contract signed in EMEA and APAC. In addition, our pipeline of identified opportunities expanded to approximately $402.3 million on a weighted basis across various stages as of the date the Xtend Projections were prepared, which we believe will contribute to revenue in future periods. We have also continued to transition from prototype and pilot deliveries toward recurring serial production under awarded programs, which we expect to support increased and more predictable revenue over the periods presented. Our revenue has also become more geographically diversified, with increased contributions from the United States and Asia-Pacific markets relative to prior periods, which we believe supports more flexible pricing across customers and jurisdictions. The revenue growth reflected in the prospective financial information assumes rates of growth that exceed our recent historical levels and is principally a function of the conversion of this backlog and pipeline. The timing and conversion of pipeline opportunities into awarded programs and revenue are uncertain and depend on the factors described under “—Defense Spending” and in “Risk Factors.” Our backlog and awarded contracts for which procurement orders were in progress totaled approximately $73.2 million as of the date the Xtend Projections were prepared, of which approximately $64.9 million is expected to be delivered during fiscal 2026.

Product Mix and Impact on Gross Margin

We generate substantially all of our revenue through firm fixed-price contracts, or FFP contracts, and other customer arrangements. FFP contracts provide for a negotiated price for specified deliverables and may provide increased visibility into revenue, but they also require us to accurately estimate the costs to perform and deliver under the contract. If actual costs exceed our estimates, including as a result of increases in labor, materials, freight, manufacturing or other input costs, or due to delays, design changes, supplier issues or other execution challenges, margins on such contracts may be adversely affected. As a result, while our increased mix of FFP contracts contributed to greater revenue visibility, it also increased our exposure to the risk that actual costs incurred on such contracts may differ from our estimates, which could adversely affect our margins and results of operations.

Ability to Continue to Innovate and Expand Our Product and Service Offerings

Our future success depends in significant part on our ability to continue to innovate and expand our product and service offerings, including our XOS operating system, robotics platforms, payload integrations and related software and service capabilities. We expect to continue to make substantial investments in research and development to enhance our technology, support new and evolving customer requirements and maintain the competitiveness of our solutions. Our ability to grow revenue and expand market share depends on, among other things, our ability to anticipate customer needs, develop and introduce new products, features, integrations and enhancements on a timely and cost-effective basis, and successfully deploy such offerings across a range of operational environments and use cases. If we are unable to devote adequate resources to research and development, fail to achieve timely market acceptance of new products or enhancements, experience delays in development, testing or deployment, or otherwise fail to meet customer requirements, our competitive position could be harmed, we could lose existing or prospective programs, and our revenue, results of operations and financial condition could be adversely affected.

Public Company Expenses

We have incurred, and expect to continue to incur, certain non-recurring professional fees and other expenses as part of our transition to becoming a public company. In addition, as a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In particular, we expect our accounting, legal and personnel-related expenses and directors’ and officers’ insurance costs to increase as we establish more comprehensive compliance and governance functions, establish, maintain and review internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and prepare and distribute periodic reports in accordance with the rules of the Securities and Exchange Commission. Our financial statements following this offering will reflect the impact of these expenses. See “Risk Factors—Risks Relating to the New PubCo Business—As a public company, New PubCo’s costs may be significant, and the regular operations of its business may be disrupted.”

Ability to Expand and Develop Our Production Facilities

Our results have been, and we expect will continue to be, affected by our ability to expand, develop and efficiently operate our production facilities and broader manufacturing footprint in a manner that supports customer demand, delivery schedules and product quality. Our growth strategy contemplates localized production, including in-country final assembly and local manufacturing and integration capabilities, supported by a centralized software architecture and a customer compliant supply chain and sustainment model. As we continue to scale our production capacity at our existing sales and production hubs and through our planned expansion into additional markets, our operating results may be affected by the timing and cost of construction, the availability of qualified personnel, the efficiency with which new production lines and sites are brought online, and our ability to maintain consistent quality, regulatory compliance and operational execution across jurisdictions. Any delays, cost overruns, inefficiencies or other difficulties in expanding and ramping our production capabilities could affect our ability to fulfill customer demand on a timely basis and could adversely affect our revenue, margins and results of operations.

In addition, we expect to realize manufacturing scale efficiencies as production volumes increase across our existing and expanding production hubs, including operational improvements in Israel and expanded production capacity in the United States and APAC (including expanded manufacturing facilities in Singapore). As our revenue grows, we also expect to benefit from operating leverage to the extent revenue growth outpaces the growth of our fixed engineering, manufacturing and program-management costs. We expect these scale efficiencies and operating leverage to contribute to the gross margin expansion reflected in the prospective financial information, although the realization and timing of these benefits depend on the factors described above and in “Risk Factors.”

Acquisitions and Vertical Integration

Our results have been, and we expect will continue to be, affected by acquisitions we have completed, including Atlas, which has expanded our manufacturing capabilities, technology portfolio and degree of vertical integration. Because the results of acquired businesses are included in our results of operations only from their respective acquisition dates, comparisons of our results between periods may be affected by the timing of these acquisitions. We expect the integration of these acquisitions to generate synergies over time, including reductions in bill-of-materials costs, broader market access and a more comprehensive end-to-end product portfolio, which we expect will contribute to the revenue growth and gross margin expansion reflected in the prospective financial information. The realization and timing of these synergies are uncertain and subject to the integration and execution risks described in “Risk Factors.”

Geopolitical, Armed Conflict and Regional Security Conditions

Our results have been, and we expect will continue to be, affected by geopolitical instability, armed conflicts and changing regional security conditions in the markets in which we operate, including the Middle East, Eastern Europe and the Indo-Pacific. Because our products are designed for defense, security and public safety applications, heightened tensions and active conflicts in these regions may increase demand for autonomous systems, counter-UAS technologies and related software-enabled solutions. At the same time, the unpredictable nature, duration and geographic scope of such events may create uncertainty with respect to procurement timing, funding decisions, customer priorities and the pace at which opportunities convert into awarded programs or revenue. These conditions may also affect cross-border operations, delivery schedules, supply chain planning and strategic execution, which could cause variability in our operating results from period to period.

Global Supply Chain, Components and Procurement Conditions

Our results also have been, and may continue to be, affected by global supply chain conditions and our ability to source components, materials and services necessary for the manufacture and delivery of our products. Our business depends on the availability of semiconductors, raw materials, components and other inputs, as well as logistics, labor and supplier performance across multiple jurisdictions. Supply chain disruptions, component shortages, inflationary pressures, tariffs, changes in trade policy, transportation constraints and geopolitical or regional conflicts may increase our costs, extend lead times, delay production or delivery schedules, or otherwise affect our ability to meet customer requirements. In addition, because certain customer programs may require customer compliant or localized supply chains, our ability to establish and maintain such supply chains in relevant markets may affect the timing, scale and profitability of our growth. To the extent these conditions persist or worsen, they may adversely affect our revenue, gross margins and overall results of operations.

Components of Xtend’s Operating Results

Revenue. We derive revenue from the sale and delivery of our integrated hardware and software robotic systems, software licensing, and related services. Our revenue is generated through contracts with government entities, defense ministries, and prime contractors, including through government-to-government, or G2G, procurement frameworks, direct sales to military end user, distributors and resellers as well as direct commercial sales.

Cost of Revenue. Cost of revenue consists primarily of direct materials and bill of materials, or BOM, costs for our robotic systems and components, direct labor costs, including salaries, benefits, and share-based compensation, associated with assembly, integration and fulfillment, subcontractor costs, amortization of technologies and allocated overhead. Our strategy to create global scale through localized production closer to end customers has strengthened our supply chain positioning and vendor relationships and is designed to enable us to negotiate more favorable procurement terms and achieve meaningful improvements in gross margin on material-intensive deliveries.

Research and Development Expenses. Research and development expenses consist primarily of personnel costs for our engineering and product development teams, including salaries, benefits, share-based compensation, as well as non-labor costs such as IT services, hardware, testing equipment and development materials, and allocated overhead. Our development efforts are increasingly focused on AI-driven capabilities and autonomous mission functionality, including advanced autonomy features, sensor fusion, and real-time decision-making algorithms that can only be delivered through our proprietary platform.

Sales and Marketing Expenses. Sales and marketing expenses consist principally of personnel costs, including salaries, benefits, share-based compensation and amortization of certain intangibles, for our business development teams across each region, travel expenses for customer demonstrations and relationship management, trade show and conference participation, marketing and exposure activities, and customer relationship management costs and allocated overhead.

General and Administrative Expenses. General and administrative expenses consist of personnel costs for our finance, legal, human resources, and IT functions including salaries, benefits, and share-based compensation, professional fees (including legal, accounting, and consulting), insurance premiums, facility rent, operating costs, and IT infrastructure expenses, certain business combination transaction and allocated overhead.

Financial Expenses (Income), Net. Financial expenses (income), net, consist primarily of changes in the fair value of warrant liabilities, interest income on short-term deposits, interest expenses related to loans, foreign currency exchange gains and losses.

Results of Operations for the Years Ended December 31, 2025 and 2024

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Year Ended December 31,
(In thousands)	2025	2024	$ Change	% Change
Revenue:
Total revenue	19,714	16,347	3,367	20.6%
Cost of revenue:
Total cost of revenue	15,828	13,944	1,884	13.5%

Gross profit	3,886	2,403	1,483	61.7%

Operating expenses:
Research and development	10,097	7,789	2,308	29.6%
Sales and Marketing Expense	9,279	5,820	3,459	59.4%
General and Administrative Expense	5,842	2,776	3,066	110.4%

Total operating expenses	25,218	16,385	8,833	53.9%

Loss from operations	(21,332)	(13,982)	(7,350)	(52.6%)
Financial expense	5,362	3,114	2,248	72.2%
Loss before income taxes	(26,694)	(17,096)	(9,598)	(56.1%)
Provision for income taxes	134	144	(10)	(6.9%)

Net loss	(26,828)	(17,240)	(9,588)	(55.6%)

The following discussion presents our results of operations for the years ended December 31, 2025 and December 31, 2024.

Revenue. For 2025, we generated consolidated revenue of approximately $19.7 million, compared to approximately $16.3 million in 2024, representing growth of 20.6%. The increase was driven by the expansion of our customer base. This growth was primarily driven by geographic expansion and increased order volume from existing customers, resulting in meaningful diversification of the revenue base. U.S. revenue increased from approximately $3.4 million in fiscal year 2024 to $10.3 million in fiscal year 2025, representing growth of approximately 202.7%, while Asia-Pacific revenue increased from approximately $1.0 million to $3.4 million, representing growth of approximately 234.6%. This was partially offset by a planned reduction in EMEA revenue from approximately $11.9 million to $6 million. We expect revenue in future periods to increase at rates exceeding our recent historical growth, driven by the factors described under “Key Factors Affecting Our Performance—Contracted Backlog and Commercial Pipeline.”

Cost of Revenue and Gross Margin. Our cost of revenue for 2025 was approximately $15.8 million, compared to approximately $13.9 million in 2024. Gross profit increased to approximately $3.9 million in 2025, representing a gross margin of 19.7%, compared to a gross profit of approximately $2.4 million and a gross margin of 14.7% in 2024, representing an increase of 61.7% in gross profit year-over-year. The improvement in gross margin was primarily driven by the execution of our localization strategy, which brought production closer to end customers and strengthened our global procurement position with key vendors, enabling us to secure more favorable purchasing terms and improve cost efficiency on inventory and hardware components, as well as ongoing product optimization, continuous system development and integration, and the incorporation of technological know-how and capabilities from our acquired operations, which collectively reduced platform-level costs. While gross margin in fiscal year 2025 was 19.7%, we expect gross margin to expand in future periods for the reasons described under “Key Factors Affecting Our Performance—Product Mix and Impact on Gross Margin” and “—Ability to Expand and Develop Our Production Facilities.”

Research and Development Expense. Research and development expense for 2025 was approximately $10.1 million, compared to approximately $7.8 million in 2024, an increase of approximately 29.6%. The increase of approximately $2.3 million was driven primarily by a $0.5 million increase in hardware-related R&D costs, and approximately $0.7 million in share-based compensation expense recognized for the first time in 2025 in connection with equity awards granted to our engineering personnel. Travel expenses increased by approximately $0.2 million, and consulting costs rose by approximately $0.1 million, reflecting expanded collaboration with external development partners.

Sales and Marketing Expense. Sales and marketing expense for 2025 was approximately $9.3 million, compared to approximately $5.8 million in 2024, an increase of 59.4%. The increase was driven primarily by the expansion of our geographic footprint, which required additional business development personnel across new markets and increased travel expenditures to support customer-facing activity, demonstrations, relationship management, and participation in international defense exhibitions.

General and Administrative Expense. General and administrative expenses for 2025 were approximately $5.8 million, compared to approximately $2.8 million in 2024, an increase of 110.4%. The increase reflects the buildout of corporate infrastructure required to support our growth and expanded geographic footprint. Personnel costs increased by 63% to $2.5 million as we added management capacity across multiple jurisdictions, and rent and related facility expenses increased by 66% to $1.1 million, reflecting new office locations to support our distributed operations. Depreciation expense was broadly flat year-over-year. In addition, as we scaled our operations and established dedicated functional teams across geographies, general and admirative expenses increased to support business growth and organizational expansion. Professional services fees increased by 65% to $0.9 million. IT infrastructure, and other operating costs also increased and are expected to continue to increase as a result of our growth in headcount and operational complexity.

Financial expenses, net. Financial expenses, net, for 2025 were approximately $5.4 million, compared to approximately $3.1 million in 2024. In both years, the majority of financial expenses was attributable to the remeasurement of our warrant liabilities and our business combination holdback liability. The year-over-year increase was driven primarily by a higher remeasurement loss on warrant liabilities, approximately $4.8 million in 2025 versus $3.6 million in 2024 and a shift on the business combination holdback liability from a gain of approximately $0.1 million in 2024 to a loss of approximately $1.2 million in 2025. These were partially offset by the non-recurrence of interest expense on the credit line facility that was outstanding during 2024.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) adjusted to exclude the impact of interest income (expense), income tax provision (benefit), depreciation and amortization expense, stock-based compensation expense, and certain one-time items such as transaction costs related to the mergers. Our management uses Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe Adjusted EBITDA, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core operating results.

Adjusted EBITDA loss was $13 million and $18.9 million for the years ended December 31, 2024, and 2025, respectively.

Results of Operations for the Period Ended March 31, 2025 and 2026

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods.

	Period Ended March 31,
(In thousands, except percentages)	2026	2025	$ Change	% Change
Total revenue	5,752	1,720	4,032	234.4%
Total cost of revenue	5,282	2,699	2,583	95.7%

Gross profit (loss)	470	(979)	1,449	148.0%
Research and development	4,155	2,007	2,148	107.0%
Sales and marketing	3,061	1,674	1,387	82.9%
General and administrative	4,434	908	3,526	388.3%

Total operating expenses	11,650	4,589	7,061	153.9%
Loss from operations	(11,180)	(5,568)	(5,612)	(100.8%)
Financial expense, net	452	72	380	527.8%
Loss before income taxes	(11,632)	(5,640)	(5,992)	(106.2%)
Provision for income taxes	(39)	87	(126)	(144.8%)

Net loss	(11,593)	(5,727)	(5,886)	(102.4%)

The following discussion presents our results of operations for the period ended March 31, 2025 and 2026.

Revenue. For the three months ended March 31, 2026, we generated consolidated revenue of approximately $5.8 million, compared to approximately $1.7 million for the three months ended March 31, 2025, representing growth of 234.4%. The increase was driven by the expansion of our customer base. This growth was primarily driven by geographic expansion and increased order volume from existing customers, resulting in meaningful diversification of the revenue base. EMEA revenue increased from approximately $0.8 million for the three months ended March 31, 2025 to approximately $4.5 million for the three months ended March 31, 2026, representing growth of approximately 420%, with the increase concentrated across our operations. Asia-Pacific revenue increased from approximately $0.4 million to approximately $1.2 million, representing growth of approximately 195%. The increase in revenue was primarily driven by a strategic contract entered into with a government end-customer in India during the period, which had no comparable contribution in the prior-year period.

Cost of Revenue and Gross Margin. Our cost of revenue for the three months ended March 31, 2026 was approximately $5.3 million, compared to approximately $2.7 million for the three months ended March 31, 2025. Gross profit increased to approximately $0.5 million for the three months ended March 31, 2026, representing a gross margin of 8.2%, compared to a gross loss of approximately $1.0 million and a gross margin of negative 56.9% for the three months ended March 31, 2025, representing an improvement of approximately $1.5 million in gross profit and approximately 114% in gross margin period-over-period. The improvement in gross margin was primarily driven by the execution of our localization strategy, which brought production closer to end customers and strengthened our global procurement position with key vendors, enabling us to secure more favorable purchasing terms and improve cost efficiency on inventory and hardware components, as well as ongoing product optimization, continuous system development and integration, and the incorporation of technological know-how and capabilities from our acquired operations, which collectively reduced platform-level costs. These procurement and platform-level efficiencies more than offset incremental insurance and freight costs incurred during the period as a result of the continuing armed conflict in the State of Israel.

Research and Development Expense. Research and development expense for the three months ended March 31, 2026 was approximately $4.2 million, compared to approximately $2.0 million for the three months ended March 31, 2025, an increase of approximately 107%. The increase of approximately $2.1 million was driven primarily by a $1.1 million increase in payroll-related research and development costs reflecting the continued scaling of our research and development organization, a $0.7 million increase in hardware-related R&D costs associated with increased prototyping and development activity, and approximately $0.3 million in share-based compensation expense recognized in connection with equity awards.

Sales and Marketing Expense. Sales and marketing expense for the three months ended March 31, 2026 was approximately $3.1 million, compared to approximately $1.7 million for the three months ended March 31, 2025, an increase of 82.9%. The increase was driven primarily by the expansion of our commercial organization required to support our higher level of revenue activity, together with increased investment in brand-building and market awareness, including expanded participation in international defense conferences and exhibitions and the production of additional marketing content to support customer-facing engagement.

General and Administrative Expense. General and administrative expenses for the three months ended March 31, 2026 were approximately $4.4 million, compared to approximately $1.0 million for the three months ended March 31, 2025, an increase of 388.3%. The increase reflects the buildout of corporate infrastructure required to support our growth and expanded geographic footprint. Payroll and related expenses, which include share-based compensation, increased by approximately $1.2 million, reflecting the scaling of our corporate function to support our growing operations. Professional services fees increased materially to $1.1 million, primarily reflecting incremental advisory costs incurred in connection with the registration process and the mergers. Rent and related facility expenses increased to $0.3 million, reflecting new office locations to support our distributed operations. IT infrastructure and other operating costs also increased and are expected to continue to increase as a result of our growth in headcount and operational complexity.

Financial expenses, net. Financial expenses, net for the three months ended March 31, 2026 were approximately $0.5 million, compared to approximately $0.1 million for the three months ended March 31, 2025. In both periods, financial expenses, net were primarily attributable to the remeasurement of our warrant liabilities, SAFE Liability and our business combination holdback liability.

Adjusted EBITDA. We define Adjusted EBITDA as net loss adjusted to exclude the impact of interest income (expense), income tax provision (benefit), depreciation and amortization expense, stock-based compensation expense, and certain one-time items such as transaction costs related to the mergers. Our management uses Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe Adjusted EBITDA, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core operating results.

Adjusted EBITDA loss was approximately $8.2 million and approximately $5.2 million for the three months ended March 31, 2026 and 2025, respectively.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe certain non-GAAP financial measures, including Adjusted EBITDA, are useful in evaluating our operating performance. We define Adjusted EBITDA as net loss adjusted to exclude the impact of interest income (expense), income tax provision (benefit), depreciation and amortization expense, share-based compensation expense, and certain one-time items such as transaction costs related to the mergers. Our management uses Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe Adjusted EBITDA, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core operating results.

Non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. There are a number of limitations related to the use of non-GAAP financial measures rather than the most directly comparable GAAP measures. For example, other companies may calculate non-GAAP financial measures differently, or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We urge investors to review the reconciliation of our Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), included elsewhere in this information statement/prospectus and not to rely on any single financial measure to evaluate our business.

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•	Adjusted EBITDA does not reflect period-to-period changes in taxes, income tax expense, or the cash necessary to pay income taxes;

•

Adjusted EBITDA does not reflect the components of financial expenses, net, which primarily include changes in the fair value of our warrant liabilities and our business combination holdback liability, foreign currency exchange gains (losses), net, resulting mainly from fluctuations between the U.S. dollar and the New Israeli Shekel, or NIS, and interest expense; and

•	Adjusted EBITDA excludes other items that may not be indicative of our ongoing operating performance but that may nonetheless reduce cash available to us.

The following table provides a reconciliation of Adjusted EBITDA loss for the years ended December 31, 2024 and 2025.

	Year Ended
	December 31,
	2025	2024
Net loss	$(26,828)	$(17,240)
Add: Financial expenses, net	5,362	3,114
Add: provision for income taxes	134	144
Add: depreciation and amortization	778	637
Add: stock-based compensation	1,677	302

Adjusted EBITDA	(18,877)	(13,043)
Adjusted EBITDA margin	(95.7%)	(79.8%)

The following table provides a reconciliation of Adjusted EBITDA loss for the quarter ended March 31, 2026 and 2025.

	Three Months Ended
	March 31,
	2026	2025
Net loss	$(11,593)	$(5,727)
Add: Financial expenses, net	452	72
Add: provision for income taxes	(39)	87
Add: depreciation and amortization	401	162
Add: stock-based compensation	1,056	179
Add: Transaction-related one-time expenses	1,475	—

Adjusted EBITDA	(8,248)	(5,227)
Adjusted EBITDA margin	(143.3%)	(303.9%)

Liquidity and Capital Resources

Since our inception, we have generated negative cash flows from operations and have financed our operations primarily through the sale of our equity securities and payments received from our customers. As of March 31, 2026, our cash and cash equivalents were approximately $55 million, compared to approximately $12 million as of March 31, 2025. The significant increase was primarily driven by proceeds from equity financing activities during 2025 and 2026. We believe that our existing cash and cash equivalents, together with the proceeds expected from the proposed transactions and ongoing contract collections, will be sufficient to meet our anticipated cash requirements for at least the next twelve months and beyond such period. Our primary uses of cash include personnel compensation across our global workforce of approximately 246 employees, materials procurement for system production, R&D investment, and regional operating expenses for our XFAB global network.

Our future capital requirements will depend on many factors, including, but not limited to the rate of our growth, our ability to attract and retain customers and their willingness and ability to pay for our products and services, and the timing and extent of spending to support our efforts to market and develop our products. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. As such, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, our business, financial condition, and results of operations could be adversely affected.

The following table summarizes our cash flows for the periods indicated:

Cash Flows

	Year Ended December 31,
(In thousands)	2025	2024
Net cash used in operating activities	$(19,823)	$(15,247)
Net cash used in investing activities	(4,202)	(744)
Net cash provided by financing activities	40,630	18,063

Three Months Ended March 31, 2026 and March 31, 2025

Cash Flows

	Three Months Ended March 31,
(In thousands)	2026	2025
Net cash used in operating activities	$(14,561)	$(1,249)
Net cash used in investing activities	(137)	(513)
Net cash provided by financing activities	43,429	4,009

Three Months Ended March 31, 2026 and March 31, 2025

Operating activities. Net cash used in operating activities was $14.6 million for the three months ended March 31, 2026, compared with $1.2 million used for the three months ended March 31, 2025, an increase in cash outflow of $13.3 million. The increase was driven primarily by a wider net loss of $5.9 million (net loss of $11.6 million in the current period versus $5.7 million in the prior-year period) and a $1.1 million unfavorable remeasurement of the SAFE liability, partially offset by a $0.9 million higher share-based compensation add-back, a $0.7 million remeasurement of the business combination holdback liability, and $0.2 million higher depreciation and amortization. In addition, unfavorable working-capital movements contributed approximately $8 million to the increase in outflow, driven primarily by an approximately $10.5 million unfavorable swing in trade receivables (a $2.2 million increase in the current period versus an $8.4 million decrease in the prior-year period), a $1.0 million larger increase in other receivables and prepaid expenses, and a $0.3 million larger increase in inventory, partially offset by favorable movements in accrued expenses and other current liabilities ($1.6 million), trade payables ($0.8 million), contract assets ($0.8 million), and deferred revenues ($0.7 million).

Investing activities. Net cash used in investing activities was $0.1 million for the three months ended March 31, 2026, compared with $0.5 million for the three months ended March 31, 2025. The prior-year period included a $0.4 million increase in short-term deposits that did not recur; current-period investing activity consisted of $0.1 million of property and equipment purchases.

Financing activities. Net cash provided by financing activities was $43.4 million for the three months ended March 31, 2026, compared with $4.0 million for the three months ended March 31, 2025. The increase reflects $43.4 of net proceeds from a SAFE financing in the current period, versus $4.0 million received from shareholders in the prior-year period.

Years Ended December 31, 2025 and 2024

Operating Activities. Net cash used in operating activities was approximately $19.8 million and $15.2 million for the years ended December 31, 2025 and 2024, respectively, an increase in cash used of approximately $4.6 million. The increase was primarily driven by a higher net loss of $26.8 million in 2025 compared to $17.2 million in 2024, partially offset by larger non-cash adjustments, including $4.8 million in warrant remeasurement charges and $1.7 million in share-based compensation expense in 2025, compared to $3.6 million and $0.3 million, respectively, in 2024. Changes in working capital also contributed, with a $1.6 million increase in accrued expenses and other current liabilities and a $1.2 million favorable change in inventory, partially offset by a $1.7 million decrease in trade payables, a $1.7 million increase in Other accounts receivables and prepaid expenses, and a $1.1 million decrease in deferred revenues.

Investing Activities. Net cash used in investing activities was approximately $4.2 million and $0.7 million for the years ended December 31, 2025 and 2024, respectively, an increase in cash used of approximately $3.5 million. The increase was primarily attributable to approximately $3.7 million of cash paid in connection with acquisitions completed during 2025, for which there was no comparable activity in 2024. Purchases of property and equipment decreased slightly to $0.3 million in 2025 from $0.4 million in 2024.

Financing Activities. Net cash provided by financing activities was approximately $40.6 million and $18.1 million for the years ended December 31, 2025 and 2024, respectively, an increase of approximately $22.6 million. The increase was primarily driven by approximately $37.1 million of net proceeds from shareholders on account of shares in 2025, compared to $21.3 million from the issuance of preferred shares in 2024. Additionally, proceeds from the exercise of warrants contributed approximately $5 million in 2025. These inflows were partially offset by a $1.5 million net repayment of long-term loan in 2025, compared to $3.0 million of principal payments on a financial institution loan in 2024.

Debt

On October 9, 2024, the Company entered into a venture-lending facility with Bank Hapoalim B.M., or BHI, under which the Bank agreed to make available a credit facility of up to $8.0 million, drawable in two installments, subject to satisfaction of various conditions precedent, including completion of an equity financing of at least $14 million, delivery of U.S. subsidiary guarantees, deposit-account control agreements, registration of security interests, removal of prior SVB liens, and the provision of legal opinions. The Company may draw down the loans in U.S. Dollars or New Israeli Shekels during the Draw Period ending on the earlier of January 31, 2026, or an event of default. As of December 31, 2025, the Company did not draw any installments from the credit line and in January 2026, the credit line expired.

In February 2026, in connection with the mergers, the Company entered into Simple Agreement for Future Equity, or SAFE, arrangements with several investors for aggregate proceeds of $43,423. The SAFE instruments include a valuation cap of $1,000,000 and a 30% discount on the price per share in future qualifying equity financing. The SAFEs do not bear interest and have no maturity date. Pursuant to their terms, the SAFEs will automatically convert immediately prior to Closing into shares at a fixed price of $10.00 per share, after which the SAFEs will be terminated. Each SAFE was determined to be a freestanding financial instrument since each SAFE is legally detachable and separately exercisable. Given that the SAFE could be settled in cash or a variable number of shares, the Company concluded that the SAFE should be accounted for as a liability, measured at fair value through earnings.

On April 26, 2026, the Company entered into an Amended and Restated Facility Agreement with Bank Hapoalim B.M., or the Bank, providing aggregate credit facilities of up to $25 million. The facilities consist of (i) a term loan of up to $15 million, available in two tranches of $8 million and $7 million, drawable through January 31, 2027, bearing interest at Term SOFR plus 4.95% per annum, repayable in 36 equal monthly installments with a final maturity of January 31, 2030, and (ii) a revolving credit line of up to $10 million for purchase order and invoice financing. The facilities are secured by first-ranking floating and fixed charges over all of the Company’s assets and intellectual property, as well as guarantees and pledges from the Company’s Israeli and U.S. subsidiaries. The Amended and Restated Facility Agreement contains customary covenants, including restrictions on liens, distributions, change of control, and material changes to the Company’s business.

In connection with the Amended and Restated Facility Agreement, the Company issued to the Bank a warrant to purchase shares of the Company, or the Warrant. The Warrant has an aggregate exercise amount of $350 thousand, exercisable in two installments: $175 thousand is exercisable immediately from the issue date, and an additional $175 thousand becomes exercisable upon the first drawdown under the second tranche of the term loan. The Warrant entitles the Bank, at its sole discretion, to purchase either (i) Series B-3 Preferred Shares of the Company at an exercise price of $1.3369 per share, or (ii) shares of the most senior class issued in the Company’s next qualifying equity financing round at the lowest price per share paid in such round. The number of shares issuable upon exercise is determined by dividing the applicable exercise amount by the exercise price. The Warrant expires on the tenth anniversary of its issue date, provided that if not exercised in full prior to expiration, it will be deemed automatically exercised on a cashless basis, unless waived by the Bank. The exercise price and number of shares are subject to customary anti-dilution adjustments for stock splits, dividends, reclassifications and future down-round financings.

Contractual Obligations and Commitments

Operating Lease Commitments. The Company has entered into non-cancelable operating lease arrangements for certain offices, facilities and vehicles, with remaining lease terms extending through 2030. As of March 31, 2026, the Company’s operating leases had a weighted average remaining term of approximately 2.46 years, compared to approximately 2.17 years as of March 31, 2025. The weighted average discount rate associated with these leases was approximately 11.21% as of March 31, 2026, compared to approximately 10.29% as of March 31, 2025.Cash paid for amounts included in the measurement of operating lease liabilities was approximately $0.39 million for the period ended March 31, 2026, compared to approximately $0.21 million for the period ended March 31, 2025. The increase in lease-related cash outflows reflects the expansion of the Company’s leased facilities. The Company expects to continue to incur lease-related cash obligations in future periods.

Indebtedness and Warrants. The Company has entered into various financing arrangements, including credit facilities and a loan assumed in connection with a prior acquisition. During 2024, the Company repaid in full its outstanding borrowings under a credit facility prior to its contractual maturity. In October 2024, the Company entered into a venture lending facility providing access to additional liquidity. The facility expired in January 2026 without any amounts being drawn. In addition, the Company has a loan assumed in connection with a business combination, which bears a fixed interest rate and is repayable in a single payment upon maturity in 2025. In connection with certain financing arrangements, the Company issued warrants that are classified as liabilities and measured at fair value, with changes in fair value recognized in earnings. As a result, the Company may recognize non-cash gains or losses in its results of operations due to changes in the fair value of these instruments.

Business Combinations. On November 13, 2025, the Company completed the acquisition of 100% of the outstanding equity interests of Atlas Aerospace SIA, or Atlas, a Latvian manufacturer of unmanned aerial systems specializing in reconnaissance drones and thermal-imaging technologies for professional and military applications. The purchase consideration consisted of equity consideration, a holdback component and the settlement of a pre-existing relationship. As part of the acquisition, the Company may be required to issue additional ordinary shares and preferred B-2 shares. During May 2026, subsequent to the balance sheet date, the Company settled the holdback liability recognized in connection with the acquisition of Atlas. The Company issued ordinary shares and Series B-2 Preferred Shares of Xtend Reality Expansion Ltd. to the former shareholders of Atlas.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Revenue Recognition. We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Applying this framework to our contracts requires significant judgment, and the conclusions we reach directly affect the amount and timing of revenue recognized in each period.

Our contracts frequently bundle autonomous platforms, our proprietary XOS operating system, customer-specific configuration, and integration work. We evaluate whether each promised good or service is distinct in the context of the contract, and where multiple performance obligations exist, the transaction price is allocated based on relative standalone selling prices, which, for elements not regularly sold on a standalone basis, are estimated using an expected cost-plus-margin approach.

For sales of our platforms that do not require significant customer-specific configuration, revenue is recognized at a point in time, generally upon transfer of control as evidenced by delivery and, where applicable, customer acceptance. For customer-funded development contracts and contracts involving significant integration or customization, we evaluate whether the criteria for over-time recognition are met in particular, whether our performance creates or enhances an asset the customer controls, or whether our performance does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date. Where over-time recognition is appropriate, we measure progress using a cost-incurred input method, which requires estimating total costs at completion. Those estimates involve significant judgment, particularly for first-of-a-kind development work where technical risk, scope evolution, and engineering productivity can differ materially from initial estimates; changes are accounted for on a cumulative catch-up basis in the period identified.

Stock-Based Compensation. We measure and recognize compensation expense for all share-based awards granted to employees and non-employees based on the estimated fair value of the awards on the date of grant. We estimate the fair value of share option awards using the Black-Scholes option-pricing model. The determination of fair value requires the use of highly subjective assumptions, including expected share price volatility and expected term of the award. As a company that has not historically had publicly traded equity, we have estimated the fair value of our common stock based on contemporaneous valuations performed with the assistance of an independent third-party valuation specialist. Upon the completion of the mergers, the fair value of our common stock will be determined based on the closing price of the combined company’s common share as reported on Nasdaq.

Business Combinations. We account for business combinations under ASC 805, under which the assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date, with the excess of consideration transferred over the fair value of net assets acquired recognized as goodwill. Determining the fair value of acquired intangible assets, principally developed technology, and customer relationships, requires significant judgment. Key inputs include projected revenues attributable to each asset, customer attrition rates, technology obsolescence, and risk-adjusted discount rates, applied through income-, market-, or cost-based approaches as appropriate to the asset being measured. Contingent consideration, where present, is recognized at fair value at the acquisition date and remeasured at each reporting date through earnings until settled. Because the identification and valuation of intangibles involves forward-looking assumptions that may not be realized, changes in projected cash flows, discount rates, or the useful lives assigned to acquired assets could materially affect the allocation between identifiable intangibles and goodwill, the amount of subsequent amortization, and the outcome of future impairment assessments.

Measurement of Financial Liabilities, Warrants and Loans. The Company has issued warrants to lenders and to strategic investors in connection with a credit facility and SAFE arrangements. Each warrant and SAFE is evaluated for classification under ASC 480 and ASC 815-40. Warrants that are exercisable into the Company’s contingently redeemable preferred shares are classified as financial liabilities because they embody an obligation that is indexed to an obligation to repurchase the Company’s shares by transferring assets. SAFEs that could be settled in cash or a variable number of shares are classified as financial liabilities. Liability-classified warrants and SAFEs are measured at fair value on issuance and remeasured at each reporting date, with changes in fair value recognized in finance income or expense.

Fair value is determined using an option-pricing model principally Black-Scholes, simulation, where the warrant contains path-dependent or contingent features such as net issue (cashless) exercise, automatic exercise upon expiration if in-the-money, comprehensive antidilution protection, or an exercise price referenced to a future qualified financing round. Significant inputs include expected share price volatility, the risk-free rate, and the expected term. Because the Company’s shares are not publicly traded, expected volatility is estimated by reference to a group of publicly traded defense-technology peers, and the underlying equity value is estimated using a back-solve or hybrid method anchored to the most recent arm’s-length financing. These inputs are classified within Level 3 of the fair value hierarchy and involve significant judgment; reasonably possible changes in volatility or in estimated equity value could produce materially different fair values, with corresponding effects on finance income or expense in the period.

Where a warrant is issued in connection with a credit facility that the Company has access to but the warrant is treated as a commitment fee in exchange for access to the funds, and its initial fair value is recognized as a deferred cost and amortized on a straight-line basis over the access period. Judgment is required to determine the appropriate amortization period, to assess the probability that the facility will be drawn, and to determine whether any unamortized balance should be accelerated into finance expense prior to expiration of the access period.

The Company has elected the fair value option under ASC 825, “Financial Instruments,” for certain credit facilities. Under the fair value option, the loan is measured at fair value at each reporting date, with changes in fair value recognized in earnings, except for the portion of the change in fair value attributable to instrument-specific credit risk, which is recognized in the income statement.

For facilities not accounted for under the fair value option, loans are initially recognized at fair value, net of directly attributable transaction costs, and subsequently measured at amortized cost using the effective interest method.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of this extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, we, as an emerging growth company, may adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally related to foreign currency exchange rate fluctuations.

Foreign Currency Risk

We operate globally through our XFAB network across Israel, Singapore, Latvia, the United Kingdom and the United States. A substantial portion of our operating expenses, particularly personnel costs in Israel and Singapore, are denominated in local currencies including NIS, the Singapore dollar, the Euro and the British pound sterling. Fluctuations in exchange rates between these currencies and the U.S. dollar could materially impact our reported results of operations and financial condition. While a significant portion of our revenue is denominated in or linked to U.S. dollars through G2G contract structures, our cost base has meaningful local-currency exposure. A hypothetical 10% adverse change in foreign currency exchange rates against the U.S. dollar would have impacted our operating expenses by approximately $1.1 million for the period ended March 31, 2026. We do not currently hedge our foreign currency exposures but may consider doing so as our operations continue to scale.

Inflation Risk

We have generally experienced increases in our costs of labor, materials and services consistent with overall rates of inflation, but we do not believe that inflation has had a material effect on our business, results of operations, or financial condition. We expect the impact of such increases will be mitigated by efforts to lower costs through manufacturing efficiencies, seek alternative sourcing and reevaluate pricing, as we did in the prior periods. However, any continued cost inflation and supply chain disruptions may require similar efforts to mitigate the impact of continued cost inflation and supply chain disruptions on our results of operations. Our inability or failure to offset cost increases could adversely affect our business, results of operations, or financial condition.

MANAGEMENT DISCUSSION AND ANALYSIS OF JFB

For management’s discussion and analysis of JFB’s financial condition and results of operations, please see JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended by Amendment No. 1 thereto and Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 14, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 13, 2026, JFB Construction Holdings, a Nevada corporation, or JFB, Xtend Reality Expansion Ltd., a company organized under the laws of the State of Israel, or Xtend, Xtend AI Robotics, Inc., a Delaware corporation, or New PubCo, and XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly owned subsidiary of New PubCo, or Merger Sub II, entered into an agreement and plan of merger, which, as the same may be amended from time to time, we refer to as the “merger agreement.” Subject to the terms and conditions set forth in the merger agreement, (i) XOS Robotics Ltd, an Israeli shell company formed by New PubCo under the laws of the State of Israel as a direct, wholly-owned subsidiary of New PubCo, or Merger Sub I, will merge with and into Xtend, or the Xtend Merger, with Xtend surviving as a direct, wholly-owned subsidiary of New PubCo and (ii) immediately after the Xtend Merger, Merger Sub II will merge with and into JFB, or the redomestication and together with the Xtend Merger, the mergers, with JFB surviving as a direct, wholly-owned subsidiary of New PubCo. Xtend and JFB will be owned and managed by New PubCo once the mergers are consummated.

As a result of the redomestication, (i) each outstanding share of JFB Class A common stock and JFB Class B common stock issued and outstanding immediately prior to the effective time of the redomestication, except for any cancelled JFB shares, will, in each case, be converted automatically into the right to receive one share of New PubCo common stock; (ii) each share of JFB Series C preferred stock outstanding immediately prior to the redomestication will convert into 3.676 shares of JFB Class A common stock, which will then convert into the right to receive one share of New PubCo common stock, subject to certain limitations; and (iii) each JFB common stock purchase warrant A, JFB common stock purchase warrant B and JFB common stock purchase warrant EA, which we collectively refer to as the JFB common stock purchase warrants, will be exercised at their respective strike prices of $2.88, $3.13 and $2.72, respectively, immediately prior to the redomestication and the shares of JFB Class A common stock issuable upon exercise thereof will convert into the right to receive two shares of New PubCo common stock. Holders of JFB Series C preferred stock and JFB common stock purchase warrants will not acquire more than 4.99% of the outstanding shares of New PubCo common stock. To the extent a holder of JFB Series C preferred stock or JFB common stock purchase warrants would otherwise acquire a greater percentage of New PubCo common stock, such holder will instead receive pre-funded warrants exercisable for New PubCo common stock which shall be subject to a 4.99% beneficial ownership cap.

As a result of the Xtend Merger, each outstanding Xtend ordinary share (including the outstanding Xtend preferred shares, Xtend warrants and Xtend Simple Agreements for Future Equity, or SAFEs, which will convert into Xtend ordinary shares immediately prior to the closing of the Xtend Merger) that is issued and outstanding immediately prior to the effective time of the Xtend Merger, but excluding any cancelled Xtend shares, will, in each case, based on the illustrative exchange ratio, be converted automatically into the right to receive approximately 1.22 shares of New PubCo common stock, subject to any adjustment amount.

Upon consummation of the mergers, shareholders of Xtend are expected to collectively own approximately 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo and stockholders of JFB are expected to own approximately 11.21% of the voting power of New PubCo and 22.43% of the economic interests in New PubCo, in each case, on a fully diluted basis, excluding amounts reserved under the New PubCo equity incentive plan. For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, management assumed that JFB’s and Xtend’s respective capitalization at the Closing will be the same as it was on May 25, 2026 and no adjustment amount shall apply to the conversion ratio at Closing.

The mergers are expected to close in the third quarter of 2026, subject to certain closing conditions. See the section titled “Summary of the Merger Agreement—Conditions to the Closing” beginning on page 123 of this information statement/prospectus.

Following the Closing, New PubCo will issue additional shares of New PubCo common stock, or the earnout, to the holders of Xtend ordinary shares or Xtend options, or the Closing Xtend equityholders, on a pro rata basis as follows: (i) if Xtend and its subsidiaries achieve revenues of at least $75,000,000 for the fiscal year ending December 31, 2026, the Closing Xtend equityholders will receive their pro rata share of 10,000,000 shares of New PubCo common stock; and (ii) if Xtend and its subsidiaries achieve revenues of at least $150,000,000 for the fiscal year ending December 31, 2027, the Closing Xtend equityholders will receive their pro rata share of 10,000,000 shares of New PubCo common stock. For the purposes of this Unaudited Pro Forma Condensed Combined Financial Information, the impact of the earnout is reflected in shareholders’ equity (deficit) in the unaudited pro forma condensed combined balance sheet.

The mergers will be accounted for as a business combination in accordance with U.S. GAAP (pursuant to Accounting Standards Codification Topic 805, Business Combinations, or ASC 805), with Xtend treated as the “acquirer” and JFB treated as the “acquired” company for financial reporting purposes. Shareholders of Xtend will control New PubCo as it will beneficially own 88.79% of the voting power of New PubCo and 77.57% of the economic interests in New PubCo. As a result, Xtend will be deemed the acquirer, as it is the business contributed by and still controlled by Xtend shareholders. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed of JFB based on their respective estimated fair values with any excess purchase price allocated to goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price and the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of JFB immediately prior to the mergers for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements give effect to the mergers and other events contemplated by the merger agreement as described in this information statement/prospectus as below:

•

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical balance sheets of Xtend and JFB on a pro forma basis assuming the mergers and related transactions had been consummated on March 31, 2026.

•

The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026 and for the year ended December 31, 2025 combines the historical statements of income of Xtend and JFB, and historical statement of income for the nine month period ended September 30, 2025 of Atlas Aerospace SIA on a pro forma basis assuming the mergers and related transactions had been consummated on January 1, 2025 (i.e., the beginning of the earliest period presented).

The unaudited pro forma condensed combined financial statements have been prepared using the interim financial statements of Xtend as of and for the three months ended March 31, 2026, and the audited financial statements of Xtend as of December 31, 2025 included elsewhere within this information statement/prospectus and based on interim financial statement of Atlas Aerospace SIA for the nine month period ended September 30, 2025 included elsewhere within this information statement/prospectus and from JFB’s interim financial statements as of and for the three months ended March 31, 2026, and the consolidated audited financial statements as of December 31, 2025 included in JFB’s Quarterly Report on Form 10-Q and the Annual Report on Form 10-K for the year ended December 31, 2025, as amended by Amendment No. 1 thereto, which are attached as Annex L and Annexes K-1 and K-2, respectively, and incorporated by reference into this information statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, or Article 11 of Regulation S-X. Article 11 of Regulation S-X provides requirements to depict the accounting for the mergers, or Merger Accounting

Adjustments, and the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur, or Management’s Adjustments. New PubCo has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements. Based on management’s assessment, no autonomous entity adjustments were required for the purposes of preparing the unaudited pro forma condensed combined financial information. The results set forth in the unaudited pro forma condensed combined financial information include adjustments that give effect to events that are directly attributable to the mergers.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Xtend’s and JFB’s historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial statements, which describe the assumptions and estimates underlying the adjustments set forth therein. The pro forma adjustments, which management believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Accordingly, the actual financial condition or performance of New PubCo following completion of the mergers in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Transactions in subsequent periods may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements.

Additionally, the final determination of the merger consideration and purchase price allocation, upon the completion of the mergers, will be based on JFB share price and net assets as of the closing date of the mergers and will depend on a number of factors that cannot be predicted with certainty at this time. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of earnings that would have been realized if the mergers had been completed on the dates set forth above, nor is it indicative of future results or financial position. The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other activities, or the recognition of any cost increases or dis-synergies that might result from the mergers.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF MARCH 31, 2026

	JFB 3/31/2026 (USDk)	Xtend 3/31/2026 (USDk)	Adjusting journal entries	Consolidated 03/31/2026 (USDk)	Note
Cash and cash equivalents	3,716	55,214	—	58,930
PIPE cash	—	—	106,284	106,284	5A
Restricted cash	3,000	646	—	3,646
Trade receivables	7,059	10,738	—	17,797
Contract assets	6,759	370	—	7,129
Other receivables and prepaid expenses	104	5,013	—	5,117
Inventory	—	5,585	—	5,585
Total current assets	20,638	77,566	106,284	204,488
Property and equipment, net	926	1,222	—	2,148
ROU assets	1,921	3,585	—	5,506
Intangible assets	—	8,911	7,793	16,704	5B
Prepaid Acquisition Cost	30,223	—	(30,223)	—	5C
Goodwill	—	13,056	45,360	58,416	5D
Other assets / investments	1,000	274	—	1,274
Total non-current assets	34,070	27,048	22,930	84,048
Total assets	54,708	104,614	129,214	288,536
Trade payables	5,407	1,803	—	7,210
Accrued liabilities and other payables	156	8,498	15,200	23,854	5E
Short-term lease liabilities	1,944	1,402	—	3,346
Deferred revenues	927	2,461	—	3,388
Total current liabilities	8,434	14,164	15,200	37,798
Hold back liability	—	3,625	—	3,625
Long-term lease liabilities	—	2,100	—	2,100
Deferred Tax liability	—	1,514	827	2,341	5F
Warrants liability	—	1,193	(1,193)	—	5G
SAFE Liability	—	42,315	(42,315)	—	5H
Total non-current liabilities	—	50,747	(42,681)	8,066
Total liabilities	8,434	64,911	(27,481)	45,864
Convertible Preferred Shares	—	—	—	—
Preferred shares	—	135,551	(135,551)	—
Total Convertible Preferred Shares	—	135,551	(135,551)	—
Common stock / ordinary shares	1	48	(19)	30	5I
Additional paid-in capital	48,898	4,992	304,840	358,730	5J
Accumulated deficit	(2,625)	(100,707)	(12,575)	(115,907)	5K
Accumulated OCI	—	(181)	—	(181)
Equity	46,274	(95,848)	292,246	242,672
Total liabilities and equity	54,708	104,614	129,214	288,536

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE THREE MONTHS ENDED MARCH 31, 2026.

	JFB Q126 (USDk)	Xtend Q126 (USDk)	Adjusting journal entries	Consolidated Q126 (USDk)	Note
Revenues	12,684	5,752		18,436
Cost of revenues	11,389	5,282	354	17,025	6A
Gross profit	1,295	470	(354)	1,411
Research and development	—	4,155		4,155
Sales and marketing	1,192	3,061	—	4,253
General and administrative	3,531	4,434	15,200	23,165	6B
				—
			—	—
Total operating expenses	4,723	11,650	15,200	31,573
Operating loss	(3,428)	(11,180)	(15,554)	(30,162)
Net financial income (expense)	172	(452)		(280)
Pre-tax loss	(3,256)	(11,632)	(15,554)	(30,442)
Income tax benefit	—	39	74	113	6C
Net loss	(3,256)	(11,593)	(15,480)	(30,329)
Number of shares				296,190,334
EPS				(0.102)

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2025

	JFB FY25 (USDk)	Xtend FY25 (USDk)	Atlas* FY25 (USDk)	Adjusting journal entries	Consolidated FY25 (USDk)	Note
Revenues	30,541	19,714	857	—	51,112
Cost of revenues	27,391	15,828	1,919	3,940	49,078	7A
Gross profit	3,150	3,886	(1,062)	(3,940)	2,034
Research and development	—	10,097	955	—	11,052
Sales and marketing	1,011	9,279	587	—	10,877
General and administrative	7,794	5,842	1,893	15,200	30,729	7B
Total operating expenses	8,805	25,218	3,435	15,200	52,658
Operating loss	(5,655)	(21,332)	(4,497)	(19,140)	(50,624)
Net financial income (expense)	382	(5,362)	(2,375)	—	(7,355)
Pre-tax loss	(5,273)	(26,694)	(6,872)	(19,140)	(57,979)
Income tax expense (benefit)	—	134	(159)	(827)	(852)	7C
Net loss	(5,273)	(26,828)	(6,713)	(18,313)	(57,127)
Earnings Per Share
Number of Shares	16,968,640	12,899,982			296,190,334
Net loss per share attributable to ordinary shareholders, basic and diluted	(0.31)	(2.08)			(0.193)

*	Atlas Aerospace SIA include historical results representing amounts from January 1, 2025 to November 13, 2025, the date of the acquisition.

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X.

Certain reclassifications were made to align Xtend’s and JFB’s financial statement presentation. The accounting policies of both Xtend and JFB are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Xtend as the accounting acquirer. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their fair values as of the closing date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this registration statement, Xtend has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of JFB assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain JFB assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of JFB’s assets and liabilities will be based on JFB’s actual assets and liabilities as of the Closing Date of the mergers and, therefore, cannot be made prior to the consummation of the mergers. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the mergers could differ materially from the preliminary allocation of aggregate purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of JFB existing at the Closing Date of the mergers.

The unaudited pro forma condensed combined income statements for the three months ended March 31, 2026, and for the year ended December 31, 2025 combine the historical consolidated income statements of Xtend and JFB, giving effect to the mergers as if they had been completed on January 1, 2025. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical consolidated balance sheets of Xtend and JFB, giving effect to the mergers as if they had been completed on March 31, 2026.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the mergers or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Xtend believes are reasonable under the circumstances.

Note 2. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Xtend management performed a preliminary analysis of JFB’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Xtend. At the time of preparing the unaudited pro forma condensed combined financial information, Xtend had not identified all adjustments necessary to conform JFB’s accounting policies to Xtend’s accounting policies. Xtend had also not identified all adjustments necessary to conform JFB’s financial statement presentation classification and Xtend’s financial statement presentation classification.

Certain changes to financial statement presentation have been made to conform Xtend’s and JFB’s historical financial statement presentation. Following the completion of the mergers, or as more information becomes available, Xtend will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Additionally, certain financial statement captions have been combined for purposes of presenting in condensed form in accordance with Article 11 of Regulation S-X.

Note 3. Estimated purchase price

The estimated preliminary purchase price, which represents the consideration transferred to JFB’s security holders in this business combination is calculated based on the New PubCo common stock that JFB stockholders will own as of the Closing Date of the mergers. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately 209,886 thousand, which consists of the following (in thousands except for number of shares and per share amounts):

USD thousands	100%
Shares consideration	82,020
Warrants value	80,420
C shares	42,443
Settlement of pre-existing relationship	(30,223)
Total consideration	174,660

The preliminary value of the consideration does not purport to represent the actual value of the total consideration that will be received by the JFB shareholders when the mergers are completed. The market price of JFB on June 9, 2026 was used to estimate the consideration.

The actual value of New PubCo common stock to be issued will depend on the per share price of JFB common stock on the Closing Date of the mergers, and therefore, the actual total purchase price of the mergers and in turn goodwill will fluctuate with the market price of JFB common stock until the mergers are consummated.

Note 4. Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price with respect to the mergers is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of March 31, 2026, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the estimated fair value of the purchase consideration and the final purchase price allocation and the resulting effect on New PubCo’s financial position and results of operations may differ materially from the pro forma amounts included herein.

USD thousands	100%
Shares consideration	82,020
Warrants value	80,420
C shares	42,443
Settlement of pre-existing relationship	(30,223)
Total Consideration	174,660
Net book value	16,051
Excess to allocation	158,609
Paid in cash	106,284
Tax asset	809
Backlog	7,793
Deferred Tax Liability, net	(1,636)
Goodwill (P.N.)	45,360

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Pro Forma Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.

A. Under the terms of the merger agreement, JFB’s stockholders are required to deliver to Xtend at Closing total unencumbered cash of USD 110.0 million. As of the valuation date, JFB’s cash balance amounts to USD 3,716 thousand. Accordingly, the pro forma adjustments assume an additional cash contribution of USD 106,284 thousand to be funded by JFB’s stockholders in order to meet the minimum cash requirement at closing.

B. Reflects the adjustment of intangible assets acquired by Xtend to their estimated fair values. As part of the preliminary valuation analysis, Xtend identified backlog intangible asset. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of JFB’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, Xtend used certain assumptions based on publicly available data. The following table summarizes the estimated fair values of JFB’s identifiable intangible assets and their estimated useful lives and uses an accelerated method of amortization.

USD thousands	100%
Backlog	7,793

C. Represents adjustment of JFB’s SAFE in Xtend which will be converted into shares of New PubCo common stock at the Closing.

D. For pro forma purposes, it has been assumed that the mergers were completed on March 31, 2026. Accordingly, solely for pro forma presentation, the goodwill as reflected in the Purchase Price Allocation (PPA) performed on JFB was used. Estimated goodwill associated with the mergers is USD 45,360.

E.  Represents adjustments to the combined company’s accrued liabilities balance for (i) bonuses of $3.7 million paid or payable upon closing of the mergers, (ii) transaction costs of $11.5 million paid or payable in connection with completing the mergers.

F.  Represents the net change in deferred tax assets and liabilities associated with the fair value adjustments related to allocation of the purchase price to assets acquired and liabilities assumed. Deferred taxes were computed using the U.S. federal statutory tax rate of 21%.

G. Represents the assumed exercise of Xtend’s warrants into shares at the closing of the mergers.

H. Represents the conversion of the SAFE amount into shares of New PubCo common stock and the Closing.

I.   The adjustment reflects the number of shares of the combined company at the Closing Date of the mergers in accordance with the terms of the merger agreement and also includes the conversion of the preferred shares of both companies into ordinary shares of the combined company. The par value is USD 0.0001 per share.

J.	The additional paid in capital was calculated as follow:

Item	Value
Preferred Share Conversion	135,551
SAFE conversion	42,315
Warrants Exercise	1,193
Equity consideration transferred	174,660
Common shares par value adjustment	19
Less
JFB Additional paid in Capital	(48,898)
Total	304,840

K. Represents the elimination of the historical JFB’s retained earnings and adjustments of $15,200 transaction costs.

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the three months ended March 31, 2026

The following pro forma adjustments have been included in the Pro Forma Adjustments column to give effect as if the mergers had been completed on January 1, 2025 in the accompanying unaudited pro forma condensed combined statements of income for the quarter ended March 31, 2026.

All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.

A.

Reflects the amortization of the backlog on the accelerated method. Accordingly, assuming a backlog value of USD 7,793 thousand, the resulting annual amortization amounts to approximately USD 354 thousand.

B.	Represents the accrual of additional transaction costs incurred subsequent to March 31, 2026. The transaction costs primarily consist of fees for investment banking, legal and accounting services.

C.	Reflects the amortization of the deferred tax liability, net on the accelerated method basis.

Note 7. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2025

The following pro forma adjustments have been included in the Pro Forma Adjustments column to give effect as if the mergers had been completed on January 1, 2025 in the accompanying unaudited pro forma condensed combined statements of income for the year ended December 31, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.

A.	Reflects the amortization of the backlog on the accelerated method. Accordingly, assuming a backlog value of USD 7,793 thousand, the resulting amortization amounts to approximately USD 3,940 thousand.

B.	Represents the accrual of additional transaction costs incurred subsequent to December 31, 2025. The transaction costs primarily consist of fees for investment banking, legal and accounting services.

C.	Reflects the amortization of the deferred tax liability, net on the accelerated method basis.

COMPENSATION PROGRAMS OF NEW PUBCO AFTER THE MERGERS

2026 Plan

The New PubCo Board and stockholders of New PubCo adopted the 2026 Equity Incentive Plan, or the 2026 Plan, on February 13, 2026 with an intent that the 2026 Plan be used as the New PubCo go forward equity compensation program following the Closing. The following is a summary of certain terms and conditions of the 2026 Plan and is qualified in its entirety by reference to the complete text of the 2026 Plan, a copy of which is attached as Annex G and is incorporated by reference into this information statement/prospectus. You are encouraged to read the full 2026 Plan.

Administration. The New PubCo Board, or a duly authorized committee thereof, will administer the 2026 Plan and is referred to as the “plan administrator” herein. New PubCo’s Board may also delegate to one or more of New PubCo’s officers the authority to (i) designate employees (other than officers) to receive awards and (ii) determine the number of shares subject to such awards. Under the 2026 Plan, the New PubCo Board has the authority to determine award recipients, grant dates, the types of awards to be granted and the number of shares subject to such awards, the fair market value applicable to an award, and the other terms and provisions of each award, including the period of exercisability and the vesting schedule. The New PubCo Board also has the authority to adopt procedures and sub-plans to permit and facilitate participation in the 2026 Plan by, or take advantage of specific tax treatment for awards granted to, employees and other service providers who are non-U.S. nationals or employed outside the United States, and, pursuant to this power, the New PubCo Board has adopted an Israeli sub-plan permitting the grant of awards to Israeli tax residents that qualify for preferential tax treatment under Israeli law. The terms of any such awards granted under the Israeli sub-plan may differ from the requirements of awards granted under the 2026 Plan generally described below so as to qualify for the intended preferential tax treatment.

Eligibility. Any individual who is an employee of New PubCo or any of its affiliates, or any individual who provides service to New PubCo or its affiliates, including consultants and members of the New PubCo Board, is eligible to receive an award under the 2026 Plan at the discretion of the plan administrator.

Number of Shares Authorized. The 2026 Plan has an initial share reserve equal to 45,000,000 shares of New PubCo common stock. However, absent new stockholder approval, the maximum number of shares of New PubCo common stock issuable pursuant to the 2026 Plan will not exceed the sum of (i) 15,000,000 shares of New PubCo common stock, (ii) the number of shares of New PubCo common stock underlying the Converted Newco Stock Options (as such term is defined in the merger agreement) to be granted (if any) pursuant to Section 2.6 of the merger agreement, (iii) the number of shares of New PubCo common stock underlying the Converted Newco Stock Options and Converted Newco RSUs (as such terms are defined in the merger agreement) granted pursuant to Section 2.3 of the merger agreement, and (iv) the number of shares of New PubCo common stock equal to the product of 0.136 and the adjustment amount, which achieves the objective of maintaining the relative proportion of shares issued to Xtend shareholders and JFB stockholders and pursuant to the 2026 Plan. In addition, the number of shares of New PubCo common stock issuable pursuant to the 2026 Plan will increase on the first day of each calendar year beginning on January 1, 2027 and ending on and including January 1, 2036, in an amount equal to the lesser of (x) five percent (5%) of the number of outstanding shares of all classes of New PubCo’s common stock on the last day of the immediately preceding fiscal year, (y) 30,000,000 shares, and (z) such number of shares as approved by the New PubCo Board prior to January 1st of the applicable year.

Change in Capitalization. In the event that there is a specified type of change in the capital structure of New PubCo, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2026 Plan, (ii) the class of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of incentive stock options, ISOs, within the meaning of Section 422 of the Code and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Awards Available for Grant. The 2026 Plan provides for the grant of ISOs to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of awards to employees, directors and consultants, including employees and consultants of New PubCo’s affiliates.

Stock Options and Stock Appreciation Rights. The plan administrator determines the exercise price for stock options and the strike price for stock appreciation rights, within the terms and conditions of the 2026 Plan, provided that the exercise price of a stock option or the strike price of a stock appreciation right generally cannot be less than 100% of the fair market value of a share of New PubCo common stock on the date of grant. Options and stock appreciation rights granted under the 2026 Plan vest at the rate specified in the award agreement as determined by the plan administrator.

The plan administrator determines the term of stock options and stock appreciation rights granted under the 2026 Plan, up to a maximum of 10 years. Unless the terms of a participant’s award agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New PubCo or any of its affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options or stock appreciation rights for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option or the stock appreciation right is prohibited by applicable securities laws. Unless the terms of a participant’s award agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New PubCo or any of its affiliates ceases due to death or disability, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested options or stock appreciation rights for a period of 1 year following the date of termination. In the event of a termination for cause, options and stock appreciation rights generally terminate upon the termination date. In no event may an option or a stock appreciation right be exercised beyond the expiration of its term.

The aggregate fair market value, determined at the time of grant, of New PubCo’s common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New PubCo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New PubCo’s total combined voting power or that of any of its parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to New PubCo or its affiliates, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New PubCo ends for any reason, New PubCo may receive any or all of the shares of New PubCo common stock held by the participant that have not vested as of the date the participant terminates service with New PubCo through a forfeiture condition or a repurchase right (provided that if the unvested portion of the restricted stock award is subject to potential acceleration, such portion will remain outstanding until the time for determining whether such contingency will occur).

Restricted Stock Unit Awards. Unless otherwise determined by the New PubCo Board, restricted stock unit awards will be granted in consideration for past services to New PubCo or its affiliates. A restricted stock unit award may be settled by cash, delivery of shares of New PubCo common stock, a combination of cash and shares of New PubCo common stock, as determined by the plan administrator, or in any other form of consideration set forth in the unit award agreement. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason (provided that if the unvested portion of the restricted stock unit award is subject to potential acceleration, such portion will remain outstanding until the time for determining whether such contingency will occur).

Other Stock or Cash Based Awards; Dividend Equivalents. The plan administrator may grant other awards based in whole or in part by reference to New PubCo’s common stock. The plan administrator will determine the number of shares subject to the award (or cash equivalent) and all other terms and conditions of such awards.

Additionally, dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares subject to a restricted stock award or a restricted stock unit award, subject to the same restrictions on transferability and forfeitability as the underlying award with respect to which such dividends or dividend equivalents are granted and subject to such other terms and conditions as determined by the plan administrator and specified in the award agreement).

Performance Criteria. The 2026 Plan permits the grant of awards that are structured so that the award vests (and/or stock or cash will be only be issued or paid) based on the achievement of certain pre-established performance goals during a designated performance period.

Effect of a Change in Control. All awards outstanding on the effective date of a change in control (as defined in the 2026 Plan) will be treated in the manner described in the definitive agreement evidencing the change in control (or, in the event that the change in control is not effected pursuant to a definitive agreement to which New PubCo is party, in the manner determined by the New PubCo Board, with such determination having final and binding effect on all parties).

Unless otherwise provided in a participant’s award agreement, any awards outstanding under the 2026 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New PubCo with respect to the award may be assigned to New PubCo’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the change in control, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the change in control (contingent upon the effectiveness of the change in control), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the change in control, and any reacquisition or repurchase rights held by New PubCo with respect to such awards will lapse (contingent upon the effectiveness of the change in control), and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the change in control, except that any reacquisition or repurchase rights held by New PubCo with respect to such awards will not terminate and may continue to be exercised notwithstanding the change in control.

In the event an award will terminate if not exercised prior to the effective time of a change in control, the plan administrator may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New PubCo common stock in connection with the change in control, over (ii) any per share exercise price payable by such holder, if applicable.

Nontransferability. Awards granted under the 2026 Plan are generally not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option or stock appreciation right may be transferred pursuant to a domestic relations order.

Amendment, Suspension, or Termination. The New PubCo Board will have the authority to amend, suspend, or terminate the 2026 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. To the extent required by applicable law, certain material amendments will also require approval of New PubCo’s stockholders. No ISOs may be granted after the tenth anniversary of the date that the New PubCo Board adopts the 2026 Plan. No stock awards may be granted under the 2026 Plan while it is suspended or after it is terminated.

Clawback/Forfeiture. All awards granted under the 2026 Plan will be subject to recoupment in accordance with any clawback policy that New PubCo is required to adopt pursuant to the listing standards of any national securities exchange or association on which New PubCo’s securities are listed or as is otherwise required by applicable law and any clawback policy that New PubCo otherwise adopts, to the extent applicable and permissible under applicable law. In addition, the New PubCo Board may impose such other clawback, recovery or recoupment provisions in an award agreement as it determines necessary or appropriate.

Section 162(m). The ability of New PubCo to obtain a deduction for compensation from awards granted pursuant to the 2026 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New PubCo’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

2026 ESPP

The New PubCo Board and stockholders of New PubCo adopted the 2026 Employee Stock Purchase Plan, or 2026 ESPP, on February 13, 2026 with an intent that the 2026 ESPP be used as a means by which eligible employees of New PubCo and certain designated companies may be given an opportunity to purchase shares of New PubCo common stock following the Closing with payroll deductions accumulated during specified offering periods. The following is a summary of certain terms and conditions of the 2026 ESPP and is qualified in its entirety by reference to the complete text of the 2026 ESPP, a copy of which is attached as Annex H and is incorporated by reference into this information statement/prospectus. You are encouraged to read the full 2026 ESPP.

Administration. The New PubCo Board, or a duly authorized committee thereof, will administer the 2026 ESPP.

Share Reserve. The 2026 ESPP has an initial share reserve equal to 15,000,000 shares of New PubCo common stock. In addition, the number of shares of New PubCo common stock issuable pursuant to the 2026 ESPP will increase on the first day of each calendar year beginning on January 1, 2027 and ending on and including January 1, 2036, in an amount equal to the lesser of (x) one percent (1%) of the number of outstanding shares of all classes of New PubCo’s common stock on the last day of the immediately preceding fiscal year, (y) 6,000,000 shares, and (z) such number of shares as approved by the New PubCo Board prior to January 1st of the applicable year.

Offerings. The 2026 ESPP includes two components: a 423 Component and a Non-423 Component. New PubCo intends that rights granted pursuant to the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the 2026 ESPP or determined by New PubCo’s Board, the Non-423 Component, which is not intended to satisfy the requirements of Section 423 of the Code, will operate and be administered in the same manner as the 423 Component. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New PubCo’s common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the 2026 ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New PubCo’s common stock on any purchase date during an offering period is less than or equal to the fair market value of a share of New PubCo’s common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

Eligibility. New PubCo’s employees and the employees of any of its designated affiliates, as designated by New PubCo Board, will be eligible to participate in the 2026 ESPP, provided that they may have to satisfy one or more of the following service requirements before participating in the 2026 ESPP, as determined by the administrator: (i) customary employment with New PubCo or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (ii) continuous employment with New PubCo or one of its affiliates for a minimum period of time, not to exceed two years for the 423 Component, prior to the first date of an offering. In addition, the New PubCo Board may also exclude from participation in the 2026 ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. All employees of New PubCo and its related corporations will be eligible to participate in the 2026 ESPP following the Closing.

An employee may not be granted rights to purchase stock under the 423 Component (x) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New PubCo’s capital stock or (y) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New PubCo capital stock for each calendar year that the rights remain outstanding.

A participant may not transfer purchase rights under the 2026 ESPP other than by will, the laws of descent and distribution, or if permitted by New PubCo, by a beneficiary designation.

Payroll Deductions; Purchase Price. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of a share of New PubCo common stock on the first day of an offering or on the date of purchase.

The New PubCo Board may also: (i) revise the foregoing limit for any offering, (ii) determine a maximum aggregate number of shares that may be purchased by all participants in an offering and/or (iii) determine a maximum aggregate number of shares that may be purchased by all participants on any purchase date under an offering. If the aggregate number of shares issuable upon exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any action by the New PubCo Board otherwise, a pro rata allocation of the shares (rounded down to the nearest whole share) available, based on each participant’s accumulated contributions, will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to New PubCo and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New PubCo will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the 2026 ESPP.

Termination of Employment. A participant’s rights under any offering under the 2026 ESPP will terminate immediately if the participant either (i) is no longer employed by New PubCo or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New PubCo will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, (i) a new purchase date prior to the date of the corporate transaction will be established, the participants’ purchase rights will be exercised on the new purchase date, and such purchase rights will terminate immediately thereafter, or (ii) the New PubCo Board, in its discretion, may terminate outstanding offerings and refund accumulated contributions.

Amendment, Suspension, or Termination. The New PubCo Board has the authority to amend, suspend, or terminate the 2026 ESPP at any time and for any reason, provided that certain types of amendments will require the approval of New PubCo’s stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the 2026 ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The 2026 ESPP will remain in effect until terminated by the New PubCo Board in accordance with the terms of the 2026 ESPP.

MANAGEMENT AND DIRECTORS OF NEW PUBCO AFTER THE MERGERS

Board of Directors

Under the terms of the merger agreement, upon the completion of the mergers, the New PubCo Board will consist of five members who are expected to be the persons identified below. Upon election by the stockholders of New PubCo, the directors of New PubCo will serve one-year terms until the next annual meeting of stockholders and their successors are duly elected and qualified or until their earlier resignation or removal.

The directors of New PubCo that have been designated to take office upon the completion of the mergers, as of the date of this information statement/prospectus, and their ages as of May 25, 2026, are as follows:

Name	Age
Aviv Shapira	45
Reuven Liani	39
Peter Kash	64
General Austin Miller	65
Erez Simha	63

Aviv Shapira. Upon consummation of the mergers, Mr. A. Shapira will serve as a member of the New PubCo Board. Mr. A. Shapira is the co-founder and Chief Executive Officer of Xtend, a position he has held since July 2018. Mr. A. Shapira holds a Bachelor’s degree in Aerospace Engineering from the Technion - Israel Institute of Technology and a Master’s degree in Aerospace Engineering with a specialization in Rocket Propulsion. Prior to founding Xtend, Mr. A. Shapira co-founded Replay Technologies, which developed volumetric video technology used in major sporting events and was acquired by Intel Corporation in 2016 for approximately $200 million. Mr. A. Shapira is a two-time Emmy Award recipient (2013 and 2015) for his contributions to broadcast technology. We believe Mr. A. Shapira is qualified to serve on the New PubCo Board because of his extensive leadership experience.

Reuven Liani. Upon consummation of the mergers, Mr. Liani will serve as a member of the New PubCo Board. Mr. Liani is the co-founder of Xtend and has served as the Chief Technology Officer since August 2018. Prior to Xtend, he served as an officer in the Israeli Navy for 13 years, during which he held a range of roles, including Software Engineer, Team Leader, and Integration Officer, ultimately serving as Chief Integration Officer. He received his Bachelors in Software Engineering from Shenkar Academic Institute. We believe Mr. Liani is qualified to serve on the New PubCo Board because of his extensive experience in leadership roles and the defense sector.

Peter Kash, Ed.D., MBA. Upon consummation of the mergers, Dr. Kash will serve as a member of the New PubCo Board. He has served as Chairman of the board of directors of Xtend since December 2024. He has also served as Vice Chairman of Cellergy Therapeutics since 2025 and Healthspan Therapeutics since 2026. He has served as Cofounder & Managing Partner at Camelot BioCapital since December 2023 and Cofounder & Vice Chairman at TargImmune Therapeutics from 2015 until 2025. He was formerly a cofounder and partner and Chairman of Two River Group from 2004 to 2012 and President of Riverbank Capital Securities, specializing in helping create and finance several biotech companies including Kite Pharma, Edgemont Pharmaceuticals, and Intercept Pharmaceuticals. At Paramount Capital, from 1995 to 2024, he served as Senior Managing Director and cofounded and helped finance PolaRx Biopharmaceuticals to develop the first cancer drug from China; Trisenox was later approved by the U.S. Food and Drug Administration. His education includes a B.S. in Management Science from S.U.N.Y. Binghamton and an MBA in International Banking and Finance from the Lubin School of Business at Pace University. He holds a Doctorate in Education at The Azrieli Graduate School of Yeshiva University. We believe Dr. Kash is qualified to serve on the New PubCo Board because of his extensive experience in emerging growth companies and leadership positions.

Austin Scott Miller. Upon consummation of the mergers, Mr. Miller will serve as a member of the New PubCo Board. Mr. Miller has served as a member of the board of directors of Scott’s Miracle Gro since August

2025. Since May 2022, Mr. Miller has served as a Senior Fellow for the Combating Terrorism Center at the United States Military Academy, West Point, responsible for the leadership and character development of West Point Cadets. From May 2022 until November 2025, Mr. Miller served as a director for Workhorse LLC. He served as a senior advisor for Orbis LLC, with a primary focus on overseas consulting in the Middle East from January 2022 to March 2026 where he was responsible for Strategy Development and Business Development. From January 2023 to April 2025, Mr. Miller served as the Executive Chairman of Prairie Fire/Staccato Vegas. He developed a business model based on outdoor experiences and firearms on a 550 acre property outside of Las Vegas, Nevada. Mr. Miller is a retired Four-Star General in the United States Army. He supported, led and shaped the most challenging national security issues at the highest levels of the U.S. government. He was a former Delta Force commander, who served as the final commander of NATO’s Resolute Support Mission and as commander of the United States Forces in Afghanistan from September 2018 through July 2021. Previously, he served as commander of the Joint Special Operations Command. Mr. Miller is the recipient of the Defense Distinguished Service Medal, the Army Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit. Mr. Miller received a Bachelor of Science degree from the United States Military Academy at West Point and a Masters in Strategic Studies from the Marine Corps Senior Service College. We believe Mr. Miller is qualified to serve on the New PubCo Board because of his extensive experience in government, leadership and industry expertise.

Erez Simha. Upon consummation of the mergers, Mr. Simha will serve as a member of the New PubCo Board. Mr. Simha brings over 20 years of experience and a proven track record of scaling high-tech disruptive companies in multiple industries, including food-tech, blockchain, 3D printing, and digital assets. Mr. Simha currently serves as the Chief Financial Officer of Artlist, an AI creative technology company, is a director and the audit committee chair of Solmate (Nasdaq: SLMT) and Fold Holdings, Inc. (Nasdaq: FLD) and is a board member and treasurer of The Village LTD, a 501(c) nonprofit corporation. From 2024 through 2025, he was the Chief Financial Officer and senior financial advisor to Papaya Global, a payment processing workforce solution private company. From 2022 through 2023, Mr. Simha served as the Chief Financial Officer at Genius Group (NYSE: GNS). From 2020 through 2022, Mr. Simha served as a director and President and Chief Financial Officer at Apifiny Group (NASDAQ: MFH). From 2019 through 2020, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Kangaroo (Roo Inc.). From 2017 through 2019, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Eat-Just a Food-Tech company. From 2011 through 2017, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at STRATASYS LTD (NASDAQ: SSYS). From 2004 through 2011, Mr. Simha served in various capacities, including Vice President of Customer Support, Finance and Operations, Orbotech Pacific Vice President of Finance and Operations, Corporate Vice President of Finance and Chief Financial Officer, at Orbotech LTD. (NASDAQ: ORBK). Mr. Simha holds a Bachelors Degree in Economics and Accounting and a Masters Degree in Business Administration and Finance from Tel Aviv University. He is a Certified Public Accountant. We believe Mr. Simha is qualified to serve on the New PubCo Board because of his extensive experiences in public company reporting requirements and business and accounting background.

We are evaluating the specific terms of New PubCo’s director compensation program, but we anticipate that non-employee directors will be eligible to receive cash retainer fees and grants of equity awards for their services, in addition to reimbursement of out-of-pocket expenses.

Management

Upon the Closing, the corporate headquarters, principal executive offices and related corporate and operational functions of New PubCo will be located at 5247 Crossroads Park Drive, Tampa, Florida 33610.

The executive officers of New PubCo that have been designated to take office upon the Closing, as of the date of this information statement/prospectus, and their ages as of May 25, 2026 are as follows:

Name	Age	Title
Aviv Shapira	45	Chief Executive Officer and Chair
Tal Horesh	41	Chief Financial Officer
Joseph F. Basile III	48	Executive Vice President of Construction Operations
Reuven Liani	39	Chief Technology Officer
Amir Ofri	47	Chief Operating Officer
Matteo Shapira	46	Chief AI Officer
Mor Swiel	55	Chief Legal Counsel

Aviv Shapira will continue to be the Chief Executive Officer of New PubCo. For Mr. A. Shapira’s biography, please read the section entitled “Management and Directors of New PubCo After the Mergers—Board of Directors” beginning on page 183 of this information statement/prospectus.

Tal Horesh. Upon consummation of the mergers, Mr. Horesh will serve as the Chief Financial Officer of New PubCo. He has served as the Chief Financial Officer and Head of Corporate Development of Xtend since September 2025. In this role, he has been responsible for all financial operations, including financial planning and analysis, budgeting, accounting, financial reporting, internal controls, treasury and cash management, and compliance with applicable regulatory and public company requirements. In addition, he has been responsible for Xtend’s mergers and acquisitions activities and strategic initiatives, including capital raising, evaluation and execution of strategic transactions, and post-merger integration efforts. From December 2024 to August 2025, Mr. Horesh also served as the Vice President of Corporate Development at Xtend, where he led Xtend’s mergers and acquisitions activities and strategic initiatives, including supporting capital raising efforts and driving strategy development and execution. From March 2022 to October 2024, Mr. Horesh served as Director of Corporate Development (M&A) at Amdocs (Israel) Ltd., a provider of software and services to communications and media companies. In this role, he led end-to-end M&A execution, including sourcing and evaluating global acquisition targets, negotiation, due diligence, deal structuring and post-merger integration, and managed a team of M&A professionals while working closely with senior executive leadership. From March 2020 to March 2022, Mr. Horesh served as Director of Corporate Development and Strategic Partnerships (M&A) at Elta Systems Ltd., an aerospace and defense company, where he led M&A and strategic partnership activities and supported the company’s inorganic growth strategy. From September 2018 to January 2020, Mr. Horesh served as an Associate and Project Manager focused on sell-side transactions at Schwartz Investment House Ltd., an investment banking firm, where he focused on financial due diligence and transaction execution in connection with mergers and acquisitions. Mr. Horesh is a certified public accountant and a licensed attorney in Israel. He holds an LL.B. (Bachelor of Laws) from The College of Management Academic Studies and a certificate in accounting from Bar-Ilan University.

Joseph F. Basile III. Upon consummation of the mergers, Mr. Basile will serve as the Executive Vice President of Construction Operations of New PubCo and Chief Executive Officer of JFB. Mr. Basile is a third generation developer and general contractor with over a decade of experience in construction and development, land acquisition and other entrepreneurial ventures. He founded JFB Construction & Development Inc. in 2014 and has overseen its growth from its inception, gaining extensive experience by performing various roles within the organization. Mr. Basile has led business development initiatives and ensured operational efficiency by collaborating with specialists in accounting, legal matters, and various other trades. Mr. Basile has been a state certified general contractor in over 31 states, including Florida, Georgia, North Carolina and Tennessee. As a licensed general contractor in multiple states, he has demonstrated his capability and reliability in navigating through complex systems such as logistics, compliance, and regulatory frameworks. His leadership is characterized by a pragmatic approach and a commitment to continuous improvement.

Reuven Liani. For Mr. Liani’s biography, please read the section entitled “Management and Directors of New PubCo After the Mergers—Board of Directors” beginning on page 183 of this information statement/prospectus.

Amir Ofri. Upon consummation of the mergers, Mr. Ofri will serve as the Chief Operating Officer of New PubCo. Mr. Ofri has served as the Chief Operating Officer of Xtend since November 2025. Prior to Xtend, he served as the Global Vice President of Operations at Aquestia from August 2021 until November 2025 where he was responsible for overseeing all production facilities worldwide, establishing a new plant in India and building a global unified operational management system. From June 2017 to August 2021, he served as the Vice President of Operations & Ink Development at Dip-Tech, a digital glass printing solutions company. Prior to that, from November 2011 to June 2017, he served as Vice President Operations and Vice President Sales at Aviv Technologies. From July 2006 to November 2011, he served as the Technical Project Manager at Elbit Systems, a military technology company. Mr. Ofri received his Bachelor of Science degree at The Hebrew University of Jerusalem and his MBA at Israel College of Management.

Matteo Shapira. Upon consummation of the mergers, Mr. M. Shapira will serve as the Chief AI Officer of New PubCo. Mr. M. Shapira is a co-founder of Xtend and has served as its Chief Exploration Officer since July 2018. He has mentored numerous startups. Prior to Xtend, he served as Senior Director of Innovation & Technology for Immersive Reality and Sports at Intel Corporation from May 2016 to December 2017, following Intel’s acquisition of Replay Technologies, where he served as Co-Founder and Chief Technical and Creative Officer from 2011 to May 2016. Previously, he served as Head of CGI and CG Supervisor at Animation Lab from January 2007 to July 2011, and held various CGI, visual effects, and consulting roles since 1997. Additionally, Mr. M. Shapira served as a full staff lecturer at Bezalel. Mr. M. Shapira is a two-time Emmy Award winner for technical achievement and innovation.

Mor Swiel. Upon consummation of the mergers, Mr. Swiel will serve as the Chief Legal Counsel of New PubCo. Mr. Swiel has served as the Chief Legal Officer of Xtend since September 2025. Since 2011, he has managed his own boutique law firm, Mor Swiel Law Offices, which specializes in high-tech ventures, investments, mergers and acquisitions and financings under which role he provided, among other services, legal services to Xtend since its inception as external counsel. He received his Bachelor of Laws at Tel Aviv University and his Master of Laws at the University of Pennsylvania and is a member of the Israel Bar Association (1999) as well as the NY Bar Association (2000).

Employment Agreements

Employment Agreements of Messrs. A. Shapira, Horesh, Liani, Ofri, M. Shapira and Swiel

None of Messrs. A. Shapira, Horesh, Liani, Ofri, M. Shapira and Swiel have received any compensation for services rendered to New PubCo or its predecessors. New PubCo intends to enter into new employment agreements with each of Messrs. A. Shapira, Horesh, Liani, Ofri, M. Shapira and Swiel that will become effective immediately following the effective time, reflecting terms recommended by New PubCo’s independent compensation consultant and market practices for Israeli executive employment agreements, as further described below. A copy of each of the forms of employment agreements to be entered into with each of Messrs. A. Shapira, Horesh, Liani, Ofri, M. Shapira and Swiel is attached hereto as Exhibits 10.11, 10.12, 10.13, 10.14, 10.15 and 10.16, respectively. The summaries of the terms of these agreements included in this information statement/prospectus are not complete descriptions thereof and are qualified in their entirety by the full text thereof.

Employment Agreement with Mr. Horesh

The employment agreement Mr. Horesh is expected to execute at closing, provides him a monthly salary of $400,000 and an annual target bonus of $200,000 which shall be subject to the satisfaction of performance objectives determined by the New PubCo Board or its compensation committee. In addition to cash payment, the employment agreement provides that New PubCo will grant Mr. Horesh an initial grant of 300,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement, the form of which is filed as Exhibit 10.10 to this information statement/prospectus, and vest monthly over 36 months. Subject to Mr. Horesh’s continued employment, Mr. Horesh’s employment agreement provides that the New PubCo Board or its compensation committee will make similar grants on the first and second anniversaries of the Initial Grant, and a one-time grant of 2,000,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Mr. Horesh will also receive customary benefits including pension plan participation (which is described further below under the heading “Israeli Pension Plan and Retirement Benefits”), “Education Fund” benefits, and use of a company car with a monthly cost of up to NIS 5,000 (equal to approximately $1,682) shall be covered by New PubCo. In addition, the employment agreement provides that Mr. Horesh shall be entitled to receive his base salary for a period of three months in the event his employment is terminated not for cause (as defined in the employment agreement).

Employment Agreement with Mr. Liani

The employment agreement Mr. Liani is expected to execute at closing, provides him a monthly salary of $385,000 and an annual target bonus of $195,000 which shall be subject to the satisfaction of performance objectives determined by the New PubCo Board or its compensation committee. In addition to cash payment, the employment agreement provides that New PubCo will grant Mr. Liani an initial grant of 300,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Subject to Mr. Liani’s continued employment, Mr. Liani’s employment agreement provides that the New PubCo Board or its compensation committee will make similar grants on the first and second anniversaries of the Initial Grant, and a one-time grant of 5,000,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Mr. Liani will also receive customary benefits including pension plan participation (which is described further below under the heading “Israeli Pension Plan and Retirement Benefits”), “Education Fund” benefits, and use of a company car with a monthly cost of up to NIS 5,000 (equal to approximately $1,682) shall be covered by New PubCo. In addition, the employment agreement provides that Mr. Liani shall be entitled to receive his base salary for a period of three months in the event his employment is terminated not for cause (as defined in the employment agreement).

Employment Agreement with Mr. Ofri

The employment agreement Mr. Ofri is expected to execute at closing, provides him a monthly salary of $250,000 and an annual target bonus of $80,000 which shall be subject to the satisfaction of performance objectives determined by the New PubCo Board or its compensation committee. In addition to cash payment, the employment agreement provides that New PubCo will grant Mr. Ofri an initial grant of 160,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Subject to Mr. Ofri’s continued employment, Mr. Ofri’s employment agreement provides that the New PubCo Board or its compensation committee will make similar grants on the first and second anniversaries of the Initial Grant. Mr. Ofri will also receive customary benefits including pension plan participation (which is described further below under the heading “Israeli Pension Plan and Retirement Benefits”), “Education Fund” benefits, and use of a company car with a monthly cost of up to NIS 5,000 (equal to approximately $1,682) shall be covered by New PubCo. In addition, the employment agreement provides that Mr. Ofri shall be entitled to receive his base salary for a period of three months in the event his employment is terminated not for cause (as defined in the employment agreement).

Employment Agreement with Mr. A. Shapira

The employment agreement Mr. A. Shapira is expected to execute at closing, provides a monthly salary of $500,000 and an annual target bonus of $250,000 which shall be subject to the satisfaction of performance objectives determined by the New PubCo Board or its compensation committee. In addition to cash payment, the employment agreement provides that New PubCo will grant Mr. A. Shapira an initial grant of 450,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Subject to Mr. A. Shapira’s continued employment, Mr. A. Shapira’s employment agreement provides that the New PubCo Board or its compensation committee will make similar grants on the first and second anniversaries of the Initial Grant, and a one-time grant of 5,000,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months or, if earlier, upon termination of employment without cause or resignation for good reason (each as defined in the employment agreement). Mr. A. Shapira will also receive customary benefits including pension plan participation (which is described further below under the heading “Israeli Pension Plan and Retirement Benefits”), “Education Fund” benefits, and use of a company car with a monthly cost of up to NIS 5,000 (equal to approximately $1,682) shall be covered by New PubCo. In addition, the employment agreement provides that Mr. A. Shapira shall be entitled to receive his base salary for a period of three months in the event his employment is terminated not for cause (as defined in the employment agreement).

Employment Agreement with Mr. M. Shapira

The employment agreement Mr. M. Shapira is expected to execute at closing, provides a monthly salary of $385,000 and an annual target bonus of $195,000 which shall be subject to the satisfaction of performance objectives determined by the New PubCo Board or its compensation committee. In addition to cash payment, the employment agreement provides that New PubCo will grant Mr. M. Shapira an initial grant of 300,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Subject to Mr. M. Shapira’s continued employment, Mr. M. Shapira’s employment agreement provides that the New PubCo Board or its compensation committee will make similar grants on the first and second anniversaries of the Initial Grant, and a one-time grant of 5,000,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months or, if earlier, upon termination of employment without cause or resignation for good reason (each as defined in the employment agreement). Mr. M. Shapira will also receive customary benefits including pension plan participation (which is described further below under the heading “Israeli Pension Plan and Retirement Benefits”), “Education Fund” benefits, and use of a company car with a monthly cost of up to NIS 5,000 (equal to approximately $1,682) shall be covered by New PubCo. In addition, the employment agreement provides that Mr. M. Shapira shall be entitled to receive his base salary for a period of three months in the event his employment is terminated not for cause (as defined in the employment agreement).

Employment Agreement with Mr. Swiel

The employment agreement Mr. Swiel is expected to execute at closing, provides a monthly salary of $250,000 and an annual target bonus of $80,000 subject to the satisfaction of performance objectives determined by the New PubCo Board or its compensation committee. In addition to cash payment, the employment agreement provides that New PubCo will grant Mr. Swiel an initial grant of 180,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Subject to Mr. Swiel’s continued employment, Mr. Swiel’s employment agreement provides that the New PubCo Board or its compensation committee will make similar grants on the first and second anniversaries of the Initial Grant, and a one-time grant of 250,000 restricted stock units which shall be subject to the terms and conditions of the Restricted Stock Unit Award Agreement and vest monthly over 36 months. Mr. Swiel will also receive customary benefits including pension plan participation (which is described further below under the heading “Israeli Pension Plan and Retirement Benefits”), “Education Fund” benefits, and use of a company car with a monthly cost of up to NIS 5,000 (equal to approximately $1,682) shall be covered by New PubCo. In addition, the employment agreement provides that Mr. Swiel shall be entitled to receive his base salary for a period of three months in the event his employment is terminated not for cause (as defined in the employment agreement).

Employment Agreement with Mr. Basile

Mr. Basile’s employment is expected to continue to be governed by his existing employment agreement. Information regarding Mr. Basile’s employment agreement is contained in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026, as amended by Amendment No. 1 thereto, under the section entitled “Executive Compensation,” which are attached as Annexes K-1 and K-2, respectively, and incorporated by reference into this information statement/prospectus.

Potential Payments upon Termination of Employment or Change in Control

Severance Payments and Benefits under Employment Agreements

For a description of the severance payments and benefits that the New PubCo executive officers may be entitled to, see the section entitled “—Employment Agreements” of this information statement/prospectus. In general, severance consists of specified notice requirements (or cash in lieu) under employment agreements (expected to be no more than three (3) months base salary and, in the case of Mr. A. Shapira and Mr. M. Shapira, full accelerated vesting of an initial RSU grant covering 5,000,000 shares of New PubCo common stock otherwise scheduled to vest over three years). No payments or benefits are due and payable solely as a result of a change in control.

Israeli Pension Plan and Retirement Benefits

New PubCo’s Israeli subsidiaries participate in post-employment benefit arrangements in accordance with Israeli law and customary market practice. Employees in Israel are covered by pension and severance arrangements through approved pension funds and/or managers’ insurance policies. The pension arrangements typically provide benefits in respect of retirement, disability and death. Contributions are made by both the employer and the employees, and the funds are administered by independent third-party institutions.

Under the Israeli Severance Pay Law, 1963, employees are generally entitled to severance pay upon dismissal and, in certain circumstances, upon resignation, in an amount based on the employee’s most recent salary and years of service. For employees covered by Section 14 of the Israeli Severance Pay Law, 1963, which New PubCo’s Israeli subsidiary has applied to all its employees, New PubCo’s regular contributions to severance funds or insurance policies generally replace its severance pay obligation for those employees, and New PubCo has no additional legal or constructive obligation to make further payments in respect of such period of service.

Retirement age and entitlement to benefits are determined in accordance with applicable Israeli law and the terms of the relevant pension or insurance arrangements. Retirement benefits are generally based on the accumulated contributions, investment returns and the terms of the applicable fund or policy, rather than on a defined benefit formula. Disability and death benefits are determined in accordance with the terms of the applicable pension fund or insurance policy.

New PubCo recognizes liabilities and expenses in respect of employee benefits in accordance with applicable accounting standards. Amounts funded through pension funds, managers’ insurance policies or other defined contribution arrangements are recognized as an expense in the period to which the contributions relate. To the extent the Israeli subsidiary has an obligation for severance pay that is not fully covered by contributions made under these Section 14 of the Israeli Severance Pay Law, 1963, arrangements, such obligation is measured at each balance sheet date based on the relevant salary and years of service of the employees, net of the value of deposited amounts designated for that purpose.

Family Relationships

Matteo Shapira, who will serve as the Chief AI Officer at Closing, is the brother of Aviv Shapira, our current Chief Executive Officer. There are no other family relationships between any members or nominees of the New PubCo Board and any of New PubCo’s executive officers.

Corporate Governance

Director Independence

Under New PubCo’s bylaws, a director qualifies as “independent” if such director is qualified as an independent director under NYSE rules.

The New PubCo Board will consist of the following five directors: Messrs. A. Shapira, Liani, Kash, Miller and Simha, with Mr. A. Shapira serving as the Chair. Each of Messrs. Kash, Miller and Simha qualifies as “independent” under NYSE rules and the New PubCo bylaws.

Board Committees of New PubCo

The New PubCo Board is expected to have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The expected composition and responsibilities of each of the committees of the New PubCo Board are described below.

Audit Committee

The New PubCo Board’s Audit Committee, or the Audit Committee, is expected to consist of Messrs. Kash, Miller and Simha, each of whom satisfies the applicable independence requirements under NYSE rules, under New PubCo’s bylaws and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Simha will serve as the Audit Committee Chair. Each member of the Audit Committee is financially literate and the New PubCo Board has determined that Mr. Simha qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee will be responsible for (i) overseeing New PubCo’s accounting and financial reporting process and the systems of internal control over financial reporting of the Company and the audits, quality and integrity of the Company’s financial statements and reports; (ii) taking, or recommending that the New PubCo Board take, appropriate action to oversee the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as New PubCo’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (iii) preparing and reviewing the audit committee report or other disclosures required by the rules of the SEC to be included in each annual meeting proxy statement and periodic reports of New PubCo in accordance with applicable SEC rules and regulations; (iv) providing oversight assistance in connection with New PubCo’s legal, regulatory and ethical compliance programs pertaining to financial, accounting and tax matters as established by management and the New PubCo Board; and (v) providing oversight regarding New PubCo’s policies with respect to risk assessment and risk management, including enterprise risk and risks pertaining to the financial, accounting and tax matters of New PubCo. The Audit Committee will be responsible for, among other things:

•	appointing, compensating, retaining and overseeing the work of New PubCo’s independent auditor;

•	discussing with New PubCo’s independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to New PubCo by its independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under SEC rules);

•	reviewing and discussing New PubCo’s annual and quarterly financial statements with management and New PubCo’s independent registered public accounting firm;

•

discussing and reviewing New PubCo’s periodic assessment of New PubCo’s key risk areas and providing oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks; and

•

establishing procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by New PubCo’s employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The New PubCo Board’s Compensation Committee, or the Compensation Committee, is expected to consist of Messrs. Kash, Miller and Simha, with Dr. Kash serving as the Compensation Committee Chair. The purpose of the Compensation Committee will be to, among other things, (i) establish, oversee, review and administer New PubCo’s compensation policies, plans and programs;(ii) review, determine and approve, as appropriate, the compensation and incentive awards to be paid to New PubCo’s executive officers, directors and other senior management; (iii) review human capital management strategies, programs and policies, including, those relating to New PubCo’s workplace environment and culture; (iv) to the extent applicable, review and discuss with management and approve New PubCo’s compensation disclosures contained under the caption “Compensation Discussion and Analysis” and the related tabular presentations regarding named executive officer compensation for use in any of New PubCo’s annual reports on Form 10-K, registration statements, proxy statements or information statements filed with the SEC; and (v) to the extent applicable, prepare and review the Compensation Committee report on executive compensation included in New PubCo’s annual proxy statement in accordance with applicable rules and regulations of the SEC, as in effect from time to time. Specific responsibilities of the Compensation Committee will include, among other things:

•

reviewing and making recommendations to the New PubCo Board, regarding the cash and equity compensation, evaluation and employment agreements of New PubCo’s executive officers and other senior management, as appropriate;

•

evaluating and approving (or, if the Compensation Committee deems appropriate, making recommendations to the full New PubCo Board regarding) the compensation plans and programs advisable for New PubCo, as well as the modification or termination of existing plans and programs;

•	evaluating the efficacy of New PubCo’s compensation policy and strategy in achieving expected benefits to New PubCo and otherwise furthering the Compensation Committee’s policies; and

•

establishing policies with respect to equity compensation arrangements and the timing and pricing of equity awards for newly hired employees, promotions and annual grants for executives and non-executive employees and directors.

Nominating and Corporate Governance Committee

The New PubCo Board’s Nominating and Corporate Governance Committee, or Nominating Committee, is expected to consist of Messrs. Kash, Miller and Simha, with Dr. Kash serving as the Nominating Committee Chair. The Nominating Committee will be responsible for (i) overseeing all aspects of New PubCo’s corporate governance functions on behalf of the New PubCo board and (ii) overseeing the identification, review and evaluation of persons to be nominated to serve on the New PubCo Board. The Nominating Committee will consider persons identified by its members, directors, executive officers, shareholders and others.

Specific responsibilities of the Nominating Committee will include, among other things and subject to the provisions of New PubCo’s organizational documents:

•	making recommendations to the New PubCo Board regarding corporate governance issues, including corporate governance principles and policies applicable to New PubCo;

•

recommending to the New PubCo Board for selection candidates to the New PubCo Board to serve as nominees for director for the annual meeting of stockholders and to fill any vacancies on the New PubCo Board and any committees thereof;

•	oversee succession planning for New PubCo’s Chief Executive Officer and other executive officers; and

•	oversee the evaluation of the New PubCo Board and management and advise on New PubCo Board performance matters.

Code of Business Conduct and Ethics

New PubCo intends to adopt a Code of Business Conduct and Ethics, or New PubCo Code, applicable to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, or Covered Persons. A copy of the New PubCo Code will be posted on New PubCo’s website, and New PubCo intends to disclose any legally required amendments to or waivers of the applicable code in a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of New PubCo’s executive officers will serve as members of New PubCo’s Compensation Committee. Prior to the consummation of the mergers, compensation decisions for those who are to serve as New PubCo executive officers were made, as to Messrs. A. Shapira, Horesh, Basile, Liani, Ofri, M. Shapira, and Swiel, by the New PubCo Board. Mr. A. Shapira also serves on the Board of Directors of Xtend.

Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who made compensation decisions for those who are to serve as the New PubCo’s executive officers are set forth under “Summary of Certain Agreements Related to the Mergers” and under “Certain Relationships and Related Party Transactions.”

NEW PUBCO EXECUTIVE AND DIRECTOR COMPENSATION

New PubCo Executive Officers and Executive Compensation

Aviv Shapira and Tal Horesh are the current Chief Executive Officer and Chief Financial Officer, respectively, of New PubCo and will continue to serve in such positions following the Closing. Each of the following executive officers are expected to be appointed the positions set forth opposite their name, effective upon the Closing:

•	Aviv Shapira, Chief Executive Officer and Chair of the New PubCo Board;

•	Tal Horesh, Chief Financial Officer;

•	Joseph F. Basile III, Executive Vice President of Construction Operations;

•	Reuven Liani, Chief Technology Officer;

•	Amir Ofri, Chief Operating Officer;

•	Matteo Shapira, Chief AI Officer; and

•	Mor Swiel, Chief Legal Counsel.

New PubCo is a newly formed company, and therefore, has not paid any compensation to its executive officers to date. New PubCo plans to enter into new compensation arrangements with each of Messrs. A. Shapira, Horesh, Liani, Ofri, M. Shapira and Swiel, which shall be effective upon the Closing. The terms of these agreements are more fully described in “Management And Directors Of New PubCo After The Mergers – Employment Agreements” for additional information. A copy of each of the forms of employment agreements to be entered into with each of Messrs. A. Shapira, Horesh, Liani, Ofri, M. Shapira and Swiel is attached hereto as Exhibits 10.11-10.16, respectively. The summaries of the terms of these agreements included in this information statement/prospectus are not complete descriptions thereof and are qualified in their entirety by the full text thereof.

As officers of Xtend, the historical compensation of Messrs. A. Shapira, M. Shapira, Horesh, Liani, Ofri and Swiel has been paid by Xtend for their services to Xtend and its subsidiaries.

Joseph F. Basile III is expected to continue to serve as Chief Executive Officer of JFB following the closing of the mergers and as Executive Vice President of Construction Operations of New PubCo. As an officer of JFB, the historical compensation of Mr. Basile has been paid by JFB for his services to JFB and its subsidiaries. For information regarding JFB’s historical compensation practices, see the disclosure contained under the heading “Executive Compensation” in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026, as amended by Amendment No. 1 thereto.

New PubCo believes that, following the completion of the mergers, New PubCo will need to maintain flexibility in designing compensation programs to attract, motivate, and retain New PubCo executives, including permitting New PubCo to regularly compensate executive officers with non-cash compensation reflective of New PubCo’s stock performance in the form of publicly traded equity. Accordingly, the New PubCo Board and stockholders of New PubCo approved the adoption of the 2026 Plan. See “Compensation Programs of New PubCo after the Mergers” for additional information.

New PubCo Director Compensation

Following the completion of the mergers, the non-employee directors of New PubCo will receive cash compensation directly from New PubCo in such amounts and at such times as the New PubCo Board shall determine.

The amount and timing of any equity-based compensation to be paid to the non-employee directors of New PubCo will be determined by the New PubCo Board. Any equity incentive awards granted to non-employee directors of New PubCo will generally be granted pursuant to the 2026 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with New PubCo’s directors and executive officers, including those discussed in the sections titled “Management and Directors of New PubCo After the Mergers,” the following is a description of each transaction involving New PubCo since its inception on February 5, 2026 and each currently proposed transaction in which:

•	New PubCo has been or is to be a participant;

•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of New PubCo’s total assets at year-end for the last two completed fiscal years, as applicable; and

•

any of New PubCo’s directors, executive officers or holders of more than 5% of New PubCo’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Merger Agreements

New PubCo, Xtend and JFB or their respective affiliates, as applicable, have entered into the transaction documents before or in connection with the consummation of the mergers, which will govern various interim and on-going relationships between New PubCo, Xtend and JFB. A summary of those agreements is set forth under “Summary of Certain Agreements Related to the Mergers.”

Policies and Procedures on Mergers with Related Persons

New PubCo intends to adopt a related person transaction policy, or RPT Policy, which will set forth its policy with respect to the review and approval or ratification of related person transactions. A “related person transaction” is defined as, subject to certain exceptions as provided under Item 404(a) of Regulation S-K, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any related person (as defined in the RPT Policy) had, has or will have a direct or indirect material interest.

Indemnification Agreements

New PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that will provide them, in general, with customary indemnification in connection with their service to New PubCo or on its behalf.

A copy of each of the forms of indemnification agreements to be entered into with each of New PubCo’s officers and directors is attached hereto as Exhibits 10.17 and 10.18, respectively. The summaries of the terms of these agreements included in this information statement/prospectus are not complete descriptions thereof and are qualified in their entirety by the full text thereof.

INTERESTS OF AFFILIATES IN THE MERGERS

Interests of JFB Affiliates in the Mergers

Interests of JFB’s Directors and Executive Officers in the Mergers

JFB’s directors and executive officers have interests in the mergers, including financial interests, that may be different from, or in addition to, the interests of JFB’s stockholders generally. The JFB Board was aware of these interests and carefully considered them, among other matters, during their respective deliberations of the merits of the mergers in negotiating, evaluating and approving the merger agreement and the mergers contemplated thereby and in recommending that JFB’s stockholders approve the mergers, in accordance with the terms of the merger agreement. The JFB Board concluded that the potential benefits that it expects JFB and the JFB stockholders to achieve as a result of the mergers outweigh any potential risks that could arise from such interests. These interests are described in more detail below, and certain of them, including compensation that may become payable in connection with the mergers to named executive officers, are quantified in the section entitled “—Quantification of Potential Transaction-Related Payments to JFB Named Executive Officers” below.

For purposes of this disclosure, the named executive officers of JFB are:

•	Joseph F. Basile III, Chief Executive Officer;

•	Ruben Calderon, Chief Financial Officer; and

•	Willian F. Dyer III, Chief Operating Officer.

Joseph F. Basile III is JFB’s Chief Executive Officer and the Chairman of the JFB Board. As of May 25, 2026, Mr. Basile was the record holder of 861,800 shares of JFB common stock, representing approximately 5.6% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Basile is expected to have beneficial ownership of approximately 861,800 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo, in each case, on a fully diluted basis. Mr. Basile is not expected to receive any change in control payments in connection with the mergers.

Ruben Calderon is JFB’s Chief Financial Officer. As of May 25, 2026, Mr. Calderon was the record holder of 156,434 shares of JFB common stock, representing 1.0% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Calderon is expected to have beneficial ownership of approximately 156,434 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Calderon is not expected to receive any change in control payments in connection with the mergers.

William F. Dyer III is JFB’s Chief Operating Officer. As of May 25, 2026, Mr. Dyer was the record holder of 7,000 shares of JFB common stock, representing less than 1% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Dyer is expected to have beneficial ownership of approximately 7,000 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Dyer is not expected to receive any change in control payments in connection with the mergers.

Nelson B. Garcia is a member of the JFB Board. As of May 25, 2026, Mr. Garcia was the record holder of 40,000 shares of JFB common stock, representing less than 1% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Garcia is expected to have beneficial ownership of approximately 40,000 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Garcia is not expected to receive any change in control payments in connection with the mergers.

Miklos “John” Gulyas is a member of the JFB Board. As of May 25, 2026, Mr. Gulyas was the record holder of 40,000 shares of JFB common stock, representing less than 1% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Gulyas is expected to have beneficial ownership of approximately 40,000 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Gulyas is not expected to receive any change in control payments in connection with the mergers.

Christopher Melton is a member of the JFB Board. As of May 25, 2026, Mr. Melton was the record holder of 40,000 shares of JFB common stock, representing less than 1% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Melton is expected to have beneficial ownership of approximately 40,000 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Melton is not expected to receive any change in control payments in connection with the mergers.

Stefan Passantino is a member of the JFB Board. As of May 25, 2026, Mr. Passantino does not hold any shares of JFB common stock. Mr. Passantino is not expected to receive any change in control payments in connection with the mergers.

Jamie Zamrana, Jr. is a member of the JFB Board. As of May 25, 2026, Mr. Zamrana was the record holder of 40,000 shares of JFB common stock, representing less than 1% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Zamrana is expected to have beneficial ownership of approximately 40,000 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Zamrana is not expected to receive any change in control payments in connection with the mergers.

David Clukey is a member of the JFB Board. As of May 25, 2026, Mr. Clukey was the record holder of 40,000 shares of JFB common stock, representing less than 1% of the aggregate voting power of the issued and outstanding shares of JFB common stock on such date. As such, immediately following the completion of the mergers, Mr. Clukey is expected to have beneficial ownership of approximately 40,000 shares of New PubCo common stock representing less than 1% of the voting power of New PubCo and less than 1% of the economic interests in New PubCo on a fully diluted basis. Mr. Clukey is not expected to receive any change in control payments in connection with the mergers.

Treatment of JFB Equity Awards

At the effective time of the redomestication, each JFB option that is outstanding and unexercised immediately prior to the effective time of the redomestication and each restricted stock unit award that is outstanding immediately prior to the effective time of the redomestication will be converted into an equivalent equity award of New PubCo, on the same terms and conditions as were applicable under the JFB equity award immediately prior to the effective time of the redomestication (including status of vesting and vesting schedule), with respect to a number of shares of New PubCo common stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the effective time of the redomestication; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the JFB Compensation Committee of the JFB Board in good faith, following consultation and reasonable consideration of comments from Xtend, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the mergers.

Employment Agreements, Change in Control Letter Agreements and Severance Policy

Benefit Arrangements with JFB

New PubCo expects to adopt a 2026 Equity Incentive Plan prior to the Closing to become effective upon the Closing, under which shares of New PubCo common stock will be reserved for issuance with respect to potential awards to eligible participants in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock or cash-based awards, dividend equivalent awards or any combination of the foregoing.

Indemnification

Under the merger agreement, New PubCo has agreed to indemnify the D&O indemnified persons against, and to hold them harmless from, any and all losses, claims, damages, liabilities, fees, expenses, judgments, or fines (including reasonable and documented attorneys’ fees and investigation expenses), incurred by a D&O indemnified person in connection with any pending or threatened legal proceeding, whether asserted or claimed prior to, at or after effective time. For further information, please read the section entitled “Summary of the Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” beginning on page 120 of this information statement/prospectus.

JFB currently maintains directors’ and officers’ liability insurance to insure its directors against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, on February 13, 2026, JFB entered into an indemnification agreement with Joseph F. Basile III, or the Indemnification Agreement, that will become effective upon Closing, pursuant to which JFB may be required, among other things, to indemnify Mr. Basile for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of or relating to JFB’s obligations under certain contractual agreements or commitments whereby Mr. Basile has directly or indirectly guaranteed or indemnified third parties against, or agreed to pay or perform or otherwise assume liability for, certain obligations under such contracts. Additionally, JFB has entered into indemnification agreements with each of its directors and officers that generally require JFB, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. Applicable Nevada law also permits the indemnification of JFB’s directors, officers, employees and agents, under certain circumstances, for attorney’s fees and other expenses incurred by them in any litigation to which they become a party resulting from their association with JFB or activities on JFB’s behalf. Under the merger agreement, New PubCo agrees to assume all such obligations of JFB to the indemnified persons in respect of indemnification, advancement of expenses and exculpation of liabilities that exist prior to the effective time.

Other Interests

As of the date of this information statement/prospectus, other than the arrangements discussed herein, none of JFB’s executive officers or directors has entered into any agreement with JFB regarding employment with, or compensation from, or equity participation or reinvestment in, JFB or New PubCo (or their affiliates) on a going-forward basis following the completion of the mergers. However, JFB or New PubCo (or their respective representatives) and some or all of JFB’s executive officers and directors may from time to time have discussions with respect to, or enter into, such arrangements.

To the extent payments made or to be made to JFB’s executive officers or directors would reasonably be expected to constitute parachute payments (within the meaning under Section 280G of the Code), Xtend may take steps, in reasonable consultation with JFB, to eliminate or mitigate the potential impact of Section 280G of the Code on past or future payments to the disqualified individuals.

CERTAIN BENEFICIAL OWNERS OF JFB COMMON STOCK

Information regarding certain beneficial owners of JFB common stock is contained in JFB’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026, as amended by Amendment No. 1 thereto, under the section entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” which are attached as Annexes K-1 and K-2, respectively, and incorporated by reference into this information statement/prospectus.

PRO FORMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW PUBCO

Prior to the effective time, all of the outstanding shares of common stock of New PubCo will be owned by JFB. The following pro forma security ownership table sets forth information with respect to the estimated beneficial ownership of (i) each person or entity who is expected to beneficially own more than five percent of the outstanding shares of New PubCo common stock immediately following the effective time, to the extent known by Xtend or JFB or ascertainable from public filings, and (ii) each person who is expected (as of the date of this information statement/prospectus) to serve as a director or a named executive officer of New PubCo, as well as all expected directors and executive officers of New PubCo as a group. For illustrative purposes, the following pro forma security ownership table assumes that the effective time occurred on May 25, 2026.

The pro forma security ownership of New PubCo common stock immediately following the effective time presented in the following table has been estimated based upon the following (using information available as of May 25, 2026):

•	total outstanding shares of JFB common stock of 15,345,479; and

•	the acceleration of certain Xtend options and the conversion of such Xtend options into a stock option of New PubCo in accordance with the terms of the merger agreement.

So far as is known to JFB, each of the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Based on the foregoing assumptions, immediately following the effective time, (i) former holders of JFB’s common stock and equity awards would hold, in the aggregate, shares of common stock representing approximately 22.43% of the economic interest and 11.21% of the voting power in New PubCo (excluding shares reserved for future grants pursuant to New PubCo equity incentive plans), and (ii) former holders of Xtend ordinary shares would hold shares of common stock representing approximately 77.57% of the economic interest and 88.79% of the voting power in New PubCo (excluding shares reserved for future grants pursuant to New PubCo equity incentive plans).

Unless otherwise indicated, the address of each person or entity named in the table is 5247 Crossroads Park Drive, Tampa, Florida 33610, USA.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors
Aviv Shapira(1)	8,460,805	3.01%
Reuven Liani(2)	8,460,805	3.01%
Joseph F. Basile III(3)	861,800	*
Peter Kash(4)	1,774,197	*
Austin Scott Miller(5)	61,166	*
Erez Simha	—	—
All directors and officers as a group (10 persons)(6)	25,893,603	8.89%
Other 5% Stockholders
Union Investments & Development Ltd.(7)	31,819,296	11.55%
Entities affiliated with Eyal Agmoni(8)	30,933,494	11.23%
Entities affiliated with Protego Ventures Fund LP(9)	15,858,136	5.76%

*	Less than 1 percent.

(1)	Consists of 3,012,770 shares of New PubCo common stock and 5,448,035 shares of New PubCo common stock underlying New PubCo options that have vested or will vest within 60 days of May 25, 2026.
(2)	Consists of 3,012,770 shares of New PubCo common stock and 5,448,035 shares of New PubCo common stock underlying New PubCo options that have vested or will vest within 60 days of May 25, 2026.
(3)	Consists of 861,800 shares of New PubCo common stock held directly.
(4)	Consists of 1,774,197 shares of New PubCo common stock underlying New PubCo options that have vested or will vest within 60 days of May 25, 2026.
(5)	Consists of 61,166 shares of New PubCo common stock underlying New PubCo options that have vested or will vest within 60 days of May 25, 2026.
(6)	Consists of 10,083,629 shares of New PubCo common stock and 15,809,974 shares of New PubCo common stock issuable upon the exercise of options within 60 days of May 25, 2026.
(7)

As the shareholders of Union Investments & Development Ltd., Andrew Horesh and Roxanne Horesh may be deemed to beneficially own 31,819,296 shares of New PubCo common stock. The address for each of Andrew Horesh, Roxanne Horesh and Union Investments & Development Ltd. is 67 Yigal Alon Street, Tel Aviv 6744317, Israel.

(8)

Consists of (i) 4,907,390 shares of New PubCo common stock held by Opus Chartered Issuances S.A., or Opus, on behalf of Compartment 357; (ii) 7,008,072 shares of New PubCo common stock held by Opus on behalf of Compartment 524; (iii) 1,716,262 shares of New PubCo common stock held by Opus on behalf of Compartment 771; (iv) 4,907,432 shares of New PubCo common stock held by Japan Israel High Tech Ventures 1 LP, or JI Ventures 1, (v) 11,450,580 shares of New PubCo common stock held by Japan Israel High Tech Ventures 2 LP, or JI Ventures 2, and, collectively with JI Ventures 1, Japan Israel Ventures, and (vi) 943,758 shares of New PubCo common stock held by Chartered Holdings Limited. Each of Opus on behalf of Compartment 357, Opus on behalf of Compartment 524, and Opus on behalf of Compartment 771 is managed by Andrea Bartelloni, Nicola Melizzi, Paolo Perin, Daniel Maier, and Tobias Wenkel, the board of directors of Opus. Chartered Investment Managers Pte Ltd, or CIM, serves as an advisor to the board of directors of Opus with voting and dispositive power over the shares held by Opus pursuant to a contractual agreement. Mr. Agmoni is the sole shareholder of CIM and is the managing director of CIM. By virtue of such relationships, Mr. Agmoni may be deemed to share voting and dispositive power with respect to the shares held by Opus on behalf of Compartment 357, Opus on behalf of Compartment 524 and Opus on behalf of Compartment 771. The address for each of Opus on behalf of Compartment 357, Opus on behalf of Compartment 524, and Opus on behalf of Compartment 771 is 28 Boulevard F.W. Raiffeisen L-2411 Luxembourg, Luxembourg. Chartered Investment Managers High Tech is the sole general partner of JI Ventures 1, and Chartered General Partners Pte Ltd is the sole general partner of JI Ventures 2, or the JI Ventures GPs. Each of the JI Ventures GPs is wholly owned by Chartered Holdings Limited, and Eyal Agmoni is the sole director of Chartered Holdings Limited. By virtue of such relationships, Mr. Agmoni may be deemed to be the beneficial owner of the shares held by Japan Israel Ventures. However, Mr. Agmoni disclaims beneficial ownership of the shares of New PubCo common stock held by Japan Israel Ventures, except to the extent of his pecuniary interest therein, if any. The address for each of JI Ventures 1 and JI Ventures 2 is 1 Raffles Place, One Raffles Place Tower 1 #21-02, Singapore 048616. The address for each of Mr. Agmoni and Chartered Holdings Limited is Unit C, 17/F United Centre, 95 Queensway, Admiralty, Hong Kong.

(9)

Consists of (i) 7,806,134 shares of New PubCo common stock held by Protego Ventures Fund LP; and (ii) 7,452,002 shares of New PubCo common stock held by Protego Xtend SPV Limited Partnership. Protego Ventures Fund LP is managed by its general partner, Protego Ventures Partners, LP, who is managed by its general partner, Protego Ventures Ltd., who is managed by its directors, Lital Leshem Horn and Lee Moser. Each of Messrs. Horn and Moser may be deemed to beneficially own the shares of New PubCo common stock held by the entities affiliated with Protego Ventures Fund LP. The address for each of Protego Ventures Fund LP, Protego Xtend SPV Limited Partnership, Protego Ventures Partners, LP, Protego Ventures Ltd., and Messrs. Horn and Moser is Arik Ainshtain 3 Hertzlya.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion is a general summary of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of JFB common stock.

This discussion only addresses U.S. holders that hold JFB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address any non-income taxes or any applicable non-U.S., state or local tax consequences of the mergers, nor does it address all aspects of U.S. federal income taxation that may be relevant to JFB stockholders, in each case, in light of their particular circumstances or to JFB stockholders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, tax-deferred or other retirement accounts, financial institutions, brokers or dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, persons who hold JFB common stock as part of a hedging or conversion transactions or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, persons deemed to sell JFB common stock under the constructive sale provisions of the Code, persons who acquired JFB common stock pursuant to the exercise of options or otherwise as compensation or persons who own (or are deemed to own) five percent (5%) or more of the outstanding JFB common stock). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable United States Treasury regulations promulgated under the Code, or Treasury Regulations, administrative interpretations and court decisions, each as in effect as of the date of this information statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

As used in this discussion, a “U.S. holder” means a beneficial owner of JFB common stock who for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust that (a) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all its substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income, regardless of source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds JFB common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of such partnerships are urged to consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of JFB common stock.

JFB stockholders are strongly urged to consult their tax advisors as to the specific tax considerations of the mergers, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in their particular circumstances.

Qualification of the Mergers as a Contribution Governed by Section 351 of the Code

The parties intend for the mergers to be treated as a contribution governed by Section 351 of the Code. The obligations of JFB and Xtend to consummate the mergers are not conditioned upon the receipt of an opinion from counsel, nor have the parties applied for a ruling from the IRS, that the mergers would be so treated. However, in connection with the effectiveness of this information statement/prospectus, Paul Hastings LLP will provide an opinion to the effect that the mergers will be treated for U.S. federal income tax purposes as a contribution governed by Section 351 of the Code, or the Tax Opinion. The Tax Opinion will be rendered on the basis of customary representations and covenants, including representations and covenants regarding the absence of changes in existing facts and including representations made by JFB and Xtend in representation letters provided to Paul Hastings LLP, and customary assumptions, including that the mergers will be consummated in accordance with this information statement/prospectus and the merger agreement and that the representations made in the merger agreement or the representation letters provided to Paul Hastings LLP are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time. If any of those representations or assumptions are incorrect, incomplete or untrue or any of the covenants are breached, the conclusions contained in the Tax Opinion could be affected. JFB is not currently aware of any facts or circumstances that would cause any representations made by it in the merger agreement or the representation letter provided to Paul Hastings LLP to be incorrect, incomplete or untrue. The Tax Opinion will not be binding on the IRS or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the mergers. Accordingly, there can be no assurance that the IRS will not challenge the intended tax treatment of the mergers or that a court would not sustain such a challenge.

Provided that the mergers qualify as a contribution governed by Section 351 of the Code, the material U.S. federal income tax consequences of the mergers to U.S. holders generally are as follows:

•	the U.S. holder will not recognize any gain or loss upon the exchange of shares of JFB common stock for shares of New PubCo common stock;

•	the U.S. holder will have a tax basis in the New PubCo common stock received equal to the tax basis of the JFB common stock surrendered in exchange therefor; and

•	the U.S. Holder will have a holding period for shares of New PubCo common stock received that includes its holding period for its shares of JFB common stock surrendered in exchange therefor.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the mergers. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the transaction, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

MATERIAL ISRAELI INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material Israeli income tax consequences regarding the exchange of Xtend ordinary shares for New PubCo common stock.

This discussion addresses only those who hold Xtend ordinary shares as founders or investors. It does not cover the exchange of shares received for, or originating from, services provided to Xtend or its affiliates (such as those issued under Section 102 of the Income Tax Ordinance or resulting from the exercise or vesting of Xtend awards). Furthermore, this discussion does not address any non-income taxes, applicable non-Israeli tax consequences of the mergers, or all aspects of Israeli income taxation that may be relevant to an Xtend shareholder in light of their particular circumstances. It also does not apply to shareholders subject to special rules (for example, “Returning Residents,” “Veteran Returning Residents”, “New Immigrants,” those with a change of residency, investments made in Xtend through warrants, convertible loans, simple agreements for future equity, or a “permanent establishment” in Israel).

This discussion is based on the Income Tax Ordinance, its regulations, administrative interpretations, and court decisions, all as in effect as of the date of this information statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

The exchange of Xtend ordinary shares for New PubCo common stock within the framework of the mergers is deemed a sale for Israeli income tax purposes. It therefore triggers a tax event for Xtend shareholders unless a tax ruling under Section 104H of the Income Tax Ordinance or a certificate for exemption from Israeli withholding tax at source is obtained from the Israel Tax Authority.

Under Section 104H of the Income Tax Ordinance, the tax event for the exchange of shares (excluding Section 102 shares, whose tax treatment is addressed in a separate ruling) is deferred until the earlier of: (i) the actual sale of the received shares, or (ii) the second anniversary of the closing date of the mergers for 50% of the received shares, and the fourth anniversary for the remaining 50% of the received shares. The applicability of Section 104H is subject to the issuance of a tax ruling by the Israel Tax Authority.

Xtend will file an application pursuant to Section 104H with the Israel Tax Authority on behalf of shareholders who are Israeli tax residents on the closing date of the mergers and who have elected to be party to such an application for a tax ruling. There is no guarantee that the 104H ruling will be obtained or what its terms will be.

Non-Israeli resident Xtend shareholders are generally exempt from Israeli capital gains tax in connection with the exchange of Xtend ordinary shares under Section 97(b)(3) of the Income Tax Ordinance and/or an applicable double tax treaty; however, they must still apply to the Israel Tax Authority to obtain an exemption from Israeli withholding tax at source in order to receive their New PubCo common stock.

The preceding discussion is intended only as a general discussion of material Israeli income tax consequences of the mergers. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the transaction, including tax return reporting requirements, the applicability and effect of the Income Tax Ordinance and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF NEW PUBCO’S CAPITAL STOCK

The following is a description of New PubCo’s capital stock as will be in effect upon the completion of the mergers, and is not complete and may not contain all the information you should consider before investing in its capital stock. This description is summarized from, and qualified in its entirety by reference to, New PubCo’s certificate of incorporation, as amended, a copy of the form of which is attached as Exhibit 3.1 and is incorporated by reference into this information statement/prospectus. This section is not intended to provide you with any factual information about New PubCo, Xtend, or JFB. Such information can be found elsewhere in this information statement/prospectus.

Authorized Capitalization

New PubCo’s authorized capital stock will consist of (i) 800,000,000 shares of New PubCo common stock, par value $0.0001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Upon completion of the mergers, New PubCo will have      shares of New PubCo common stock issued and outstanding. Holders of New PubCo’s common stock will be entitled to the following rights:

Voting

Holders of New PubCo common stock will be entitled to one vote per share on all matters submitted to stockholders for their vote or approval.

Dividends

The holders of New PubCo common stock will be entitled to receive dividends when, as and if declared by the New PubCo board out of legally available funds.

Other Provisions

None of the New PubCo common stock has any pre-emptive or other subscription rights.

Preferred Stock

New PubCo will have no shares of preferred stock outstanding.

The New PubCo Board will be authorized, subject to limitations prescribed by Delaware law and New PubCo’s amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of each series. The New PubCo Board will also be authorized to designate any qualifications, limitations, or restrictions on each series of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of New PubCo and may adversely affect the voting and other rights of the holders of New PubCo common stock, which could have a negative impact on the market price of New PubCo’s common stock.

Pre-Funded Warrants

Upon completion of the mergers, New PubCo will have     New PubCo Pre-Funded Warrants outstanding.

Each New PubCo Pre-Funded Warrant entitles the registered holder to purchase one share of New PubCo common stock at an exercise price of $0.0001 per share of New PubCo common stock. The exercise price of the New PubCo Pre-Funded Warrants and the number of shares of New PubCo common stock issuable upon exercise of the New PubCo Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications. The New PubCo Pre-Funded Warrants have no expiration date and are exercisable, at the option of each holder, in whole or in part, by delivering notice and payment of the exercise price or by means of cashless exercise as further described in the New PubCo Pre-Funded Warrant, a copy of which is attached as Annex I to this information statement/prospectus.

Anti-Takeover Provisions

The provisions of New PubCo’s amended and restated certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of New PubCo common stock.

New PubCo’s amended and restated certificate of incorporation and bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of its board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of New PubCo unless such takeover or change in control is approved by its board of directors.

These provisions include:

Special Meetings of Stockholders

New PubCo’s amended and restated certificate of incorporation and bylaws will provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by the New PubCo Board, the Chairperson of the New PubCo Board, the chief executive officer of New PubCo, or the president of New PubCo. Stockholders will not be permitted to call a special meeting or require the New PubCo Board to call a special meeting.

Advance Notice Procedures

New PubCo’s amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of New PubCo’s stockholders, and for stockholder nominations of persons for election to the New PubCo Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New PubCo Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who will have given New PubCo’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although New PubCo’s bylaws will not give the New PubCo Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, New PubCo’s bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of New PubCo.

No Action By Written Consent

New PubCo’s amended and restated certificate of incorporation provides that its stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Undesignated Preferred Stock

The New PubCo Board has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of New PubCo.

Supermajority approval requirements

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. New PubCo’s amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of New PubCo entitled to vote, voting together as a single class, is required to amend, alter, change or repeal specified provisions of New PubCo’s amended and restated certificate of incorporation and amended and restated bylaws. This requirement of a supermajority vote to approve amendments to New PubCo’s amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of New PubCo’s stockholders to exercise veto power over any such amendments.

Delaware Business Combination Statute

New PubCo is subject to Section 203 of the DGCL, or Section 203, which prohibits a Delaware corporation from engaging in business combinations with an interested stockholder. An interested stockholder is generally defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 provides that an interested stockholder may not engage in business combinations with the corporation for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combinations to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Choice of Forum

New PubCo’s amended and restated certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware and any appellate court therefrom be the sole and exclusive forum for (1) any derivative claim or cause of action brought on behalf of New PubCo, (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New PubCo, to New PubCo or its stockholders, (3) any claim or cause of action against New PubCo or any current or former director, officer or other employee of New PubCo, arising out of or pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the amended and restated certificate of incorporation or the amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (6) any claim or cause of action against New PubCo or any current or former director, officer or other employee of New PubCo, governed by the internal-affairs doctrine or otherwise related to New PubCo’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. New PubCo’s amended and restated certificate of incorporation will also provide that, to the fullest extent permitted by law, any person or entity holding, owning, or otherwise acquiring any interest in any security of New PubCo shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders are not deemed to have waived New PubCo’s compliance with the federal securities laws and the rules and regulations thereunder.

Directors’ and Officers’ Liability and Indemnification

New PubCo’s amended and restated bylaws will limit the liability of its directors and executive officers to the fullest extent permitted by the DGCL and will provide that New PubCo provides them with customary indemnification and advancement of expenses. New PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that will provide them, in general, with customary indemnification in connection with their service to New PubCo or on its behalf.

A copy of each of the forms of indemnification agreements to be entered into with each of New PubCo’s officers and directors is attached hereto as Exhibits 10.17 and 10.18, respectively. The summaries of the terms of these agreements included in this information statement/prospectus are not complete descriptions thereof and are qualified in their entirety by the full text thereof.

Transfer Agent

The transfer agent and registrar for New PubCo common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Upon completion of the mergers, New PubCo common stock will be listed and traded on NYSE under the ticker symbol “XTND.” The parties have mutually agreed to cause the shares of New PubCo common stock to be issued in connection with the mergers to be approved for listing on NYSE.

COMPARISON OF STOCKHOLDER RIGHTS

This section describes the material differences between the rights of JFB stockholders and New PubCo stockholders and reflects the rights of New PubCo stockholders as will be in effect upon completion of the mergers. This section does not include a complete description of all differences among the rights of JFB stockholders and New PubCo stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences do not exist. You are encouraged to carefully read the relevant provisions of the NRS, the DGCL, as well as the amended and restated articles of incorporation and second amended and restated bylaws of JFB and the New PubCo charter and New PubCo bylaws. A copy of the JFB charter is filed as Exhibit 3.5, and is incorporated by reference into this information statement/prospectus, and a copy of the JFB bylaws is filed as Exhibit 3.6, and is incorporated by reference into this information statement/prospectus, each of which are incorporated by reference into this information statement/prospectus. This summary is qualified in its entirety by reference to (i) the amended and restated articles of incorporation and second amended and restated bylaws of JFB and (ii) the New PubCo charter and New PubCo bylaws, which will be in effect at the effective time and are included as Annex B and Annex C, respectively, to this information statement/prospectus.

Explanatory Note Regarding the Comparison of Stockholder Rights

The rights of JFB stockholders are governed by the NRS, the amended and restated articles of incorporation and the second amended and restated bylaws of JFB, which are referred to in this section as the “JFB charter” and “JFB bylaws”, respectively.

Upon the Closing, the rights of JFB stockholders, who will become New PubCo stockholders in the mergers, will be governed by the DGCL and the New PubCo charter and New PubCo bylaws.

	JFB	New PubCo
Authorized Capital Stock	JFB is authorized to issue 400,000,000 shares, consisting of (i) 372,000,000 shares of JFB Class A common stock, par value $0.0001 per share; (ii) 8,000,000 shares of JFB Class B common stock, par value $0.0001 per share and (iii) 20,000,000 shares of preferred stock, par value $0.0001 per share.

New PubCo will be authorized to issue 810,000,000 shares, consisting of 800,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Upon completion of the mergers, it is expected that there will be approximately      shares of New PubCo common stock outstanding. Following completion of the mergers, New PubCo is not expected to have any preferred stock outstanding.

Rights of Preferred Stock	JFB’s charter permits the JFB Board to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock.	The New PubCo charter will permit the New PubCo Board to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock.

Number and Qualification of Directors	The JFB charter states that the number of members of the JFB Board is fixed by resolution adopted by the affirmative vote of a majority of the directors of JFB, but may not be more than fifteen directors.	The New PubCo charter states that the number of directors that shall constitute the Board will be fixed exclusively by the Board.

	JFB	New PubCo
Classification of the Board of Directors	The JFB charter does not provide for classified directors of JFB, and thus all directors of JFB are elected each year for one-year terms.	The New PubCo charter will not provide for classified directors of New PubCo, and thus all directors of New PubCo will be elected each year for one-year terms.

Removal of Directors	The JFB charter and bylaws do not contain a provision regarding the removal of directors. Under the NRS, any director or one or more of the incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.	The New PubCo charter will provide that, subject to certain exceptions, any director or the entire board may be removed, (a) with cause by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors (b) or without cause by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors.

Voting

The JFB charter provides that each share of JFB Class A common stock entitles the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

The JFB charter provides that each share of JFB Class B common stock entitles the record holder thereof to three votes on all matters on which stockholders generally are entitled to vote.

The New PubCo charter will provide that each share of common stock entitles the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by applicable law, holders of common stock shall not be entitled to vote on any amendment to the New PubCo charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other affected series of preferred stock, to vote thereon pursuant to applicable law or the New PubCo charter (including any certificate of designation filed with respect to any series of preferred stock).

Cumulative Voting	The JFB charter does not provide for cumulative voting rights.	The New PubCo charter will not provide for cumulative voting rights.

Vacancies on the Board of Directors	Any vacancies on the JFB Board must be filled only by a majority of the directors of JFB then in office, even if less than a quorum, or by a sole remaining director.	Any vacancies on the New PubCo Board must be filled only by the affirmative vote of a majority of the directors of New PubCo then in office, even if less than a quorum, or by a sole remaining director.

Special Meeting of the Stockholders	Special meetings of stockholders of JFB may be called only by (i) the JFB Board pursuant to a resolution adopted by a majority of the total number of authorized directors, or (ii) holders of not less than	Special meetings of stockholders of New PubCo may be called only by the Chairperson of the New PubCo Board, the chief executive officer, the president or the New PubCo Board. Only such business

	JFB	New PubCo
	25% of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to JFB’s secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.	shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Stockholder Action by Written Consent	Any action required or permitted to be taken at any annual or special meeting of stockholders of JFB, may be taken without a meeting, without prior notice, if a consent or consents setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders and shares entitled to vote thereon were present and voted.	Subject to any rights of the holders of shares of any one or more series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of New PubCo must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

Amendment of the Charter	The JFB charter provides that JFB reserves the right to amend, alter, change or repeal any provision contained in the JFB charter, in the manner at the time of the adoption of the JFB charter or thereafter prescribed by statute.	The New PubCo charter will provide that New PubCo reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the New PubCo charter, in the manner now or hereafter prescribed by statute.

Amendment of the Bylaws	JFB’s bylaws provide that they may be amended, altered or repealed by the affirmative vote of at least a majority of the members of the JFB Board then in office or by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of JFB entitled to vote generally in the election of directors, in addition to at least a majority of the issued and outstanding shares of JFB Class B common stock, voting separately as its own class.	The New PubCo bylaws will provide that the New PubCo Board is expressly empowered to adopt, amend or repeal New PubCo bylaws. The stockholders of New PubCo will also have power to adopt, amend or repeal the New PubCo bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of New PubCo required by applicable law or by the New PubCo charter (including any certificate of designation relating to any series of preferred stock), such action by stockholders shall require the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of the capital stock of New PubCo entitled to vote thereon, voting together as a single class.

Quorum	JFB Board. At all meetings of the JFB Board, a majority of the directors of JFB constitutes a quorum for the transaction of business.	New PubCo Board. At all meetings of the New PubCo Board, a majority of the authorized number of directors, fixed from time to time by the New PubCo Board, will constitute a quorum for the transaction of business.

	JFB	New PubCo

Stockholders. The holders of a majority of JFB’s capital stock issued and outstanding and entitled to vote, present in person, or represented by proxy, constitutes a quorum for the transaction of business at all meetings of the JFB stockholders.

Stockholders. The holders of a majority of the voting power of the outstanding shares of stock entitled to vote, present in person, by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders.

Notice of Stockholder Meetings	The notice of any meeting of stockholders must be sent or otherwise given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.	The notice of any meeting of stockholders must be sent or otherwise given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Stockholder Proposals (Other than Nominations of Persons for Election as Directors)

JFB’s bylaws provide that, at any annual meeting of the stockholders only such business may be conducted as has been properly brought before the meeting. For business to be properly brought before the annual meeting of the stockholders by a stockholder, such stockholder must give timely notice in proper written form to the JFB secretary. To be timely, a stockholder’s notice to the JFB secretary must be delivered to or be mailed and received at the principal executive offices of JFB not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Each such notice must set forth: (i) a brief description of each item of business desired to be brought before the meeting and the reasons for conducting such business at the

The New PubCo bylaws will provide that, at any annual meeting of the stockholders only such business may be conducted as is a proper matter for stockholder action under the DGCL, the New PubCo charter and the New PubCo bylaws. For business to be properly brought before the annual meeting of the stockholders by a stockholder, such stockholder must give timely notice in proper written form to the New PubCo secretary. To be timely, the written notice must be received by the secretary at the principal executive offices of New PubCo not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by New PubCo. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has been given, or for which a public announcement of the date of the meeting has been made by New PubCo, commence

JFB	New PubCo
meeting; (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (a) the name and address of such person, (b) (A) the class or series and number of all shares of JFB stock which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all JFB stock owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of JFB stock held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to JFB stock, and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of JFB stock has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to JFB stock; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall include: (i) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the New PubCo bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to the stockholder giving notice or beneficial owner on whose behalf the proposal is being made, other than solely as a result of its ownership of New PubCo’s capital stock), that is material individually, or in the aggregate, in such business; and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (A) the name and address of such person, including, if applicable, such name and address as they appear on New PubCo’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of New PubCo that are, directly or indirectly, owned of record or beneficially by such person; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such proposal (and/or the voting of shares of any class or series of capital stock of New PubCo) between or among any such person and any of its affiliates or associates, and/or any other persons (including their names); (D) a representation that the stockholder is a holder of record of shares of New PubCo at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to propose the business that is specified in the notice; (E) a representation whether any such person or

JFB	New PubCo
to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.	any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether such persons intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of New PubCo’s voting shares required to approve or adopt the proposal or elect the nominee and/or (y) to otherwise solicit proxies or votes from stockholders in support of such proposal; (F) to the extent known by any such person, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined in the New PubCo charter) by each such person during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding whether each such person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of New PubCo and/or such person’s acts or omissions as a stockholder or beneficial owner of New PubCo; and (I) any other information relating to each such persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

	JFB	New PubCo

Stockholder Nominations of Persons for Election as Directors	Nominations for the election of directors to be elected by the holders of the outstanding shares of capital stock of JFB entitled to vote generally for the election of directors may be made by the JFB Board or by any stockholder entitled to vote generally for the election of directors, provided, however, that a stockholder may nominate a person for election as a director of JFB at a meeting only if timely notice of such stockholder’s intent to make such nomination has been given to the secretary of JFB. To be timely, a stockholder’s notice must be received by the secretary at the JFB principal executive offices (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Nominations of persons for election to the New PubCo Board by stockholders may be made at an annual meeting of stockholders: (i) pursuant to New PubCo’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the New PubCo Board or a duly authorized committee thereof; or (iii) by any stockholder of New PubCo who was a stockholder of record at the time of giving the stockholder’s notice and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures.

For nominations for the election to the New PubCo Board to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the secretary at the principal executive offices of New PubCo on a timely basis and must update and supplement the information contained in such written notice on a timely basis. Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of New PubCo that are owned of record and beneficially by such nominee and a list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e) of the New PubCo bylaws, completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to New PubCo pursuant to Section 14 of the Exchange Act (including

	JFB	New PubCo
such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(4) of the New PubCo charter.

Limitation of Liability of Directors and Officers	The JFB charter provides that, a director or officer is not individually liable to JFB or its shareholders or creditors for any damages as a result of any act or failure to act in his individual capacity as a director or officer, as applicable, unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of JFB shall be eliminated or limited to the fullest extent permitted by the NRS as so amended from time to time.	The New PubCo charter will provide that no director or officer of New PubCo shall be liable to New PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of New PubCo hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification of Directors, Officers	The JFB charter provides that JFB shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the NRS, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent,	The New PubCo bylaws will provide that New PubCo shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits New PubCo to provide broader indemnification rights than such law permitted New PubCo to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding (as defined in the New PubCo charter), by reason of the fact that such person is or was a director or executive officer (as defined in Rule 3b —7 promulgated under the Exchange Act) of New PubCo, or while serving as a director or executive officer of New PubCo, is or was serving at the request of New PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official

	JFB	New PubCo
and shall inure to the benefit of the heirs and personal representatives of such a person; provided that indemnification is sought for matters related to such a person’s actions while they were a director, officer, employee or agent of JFB. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that New PubCo will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the New PubCo Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses or is a compulsory counterclaim brought by such person.

The indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, provision of the New PubCo charter, New PubCo bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such person.

Dividends

Subject to applicable law, dividends upon the stock of JFB may be declared by the JFB Board at any regular or special meeting of the JFB Board and any such dividend may be paid in cash, property, or shares of the JFB’s capital stock.

When and as dividends are declared, whether payable in cash, property or securities of JFB, the holders of JFB Class A common stock and the holders of JFB Class B common stock are entitled to share equally, share for share, in such dividends, provided that if dividends are declared which are payable in shares of JFB Class A common stock or JFB Class B common stock, dividends are declared which are payable at the same rate on each

Subject to the provisions of the New PubCo charter and applicable law, dividends upon the capital stock of New PubCo, if any, may be declared by the New PubCo Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of New PubCo, subject to the provisions of the New PubCo charter and applicable law.

	JFB	New PubCo
class of stock, and the dividends payable in shares of JFB Class A common stock are payable to holders of JFB Class A common stock, and the dividends payable in shares of JFB Class B common stock are payable to holders of JFB Class B common stock.

Liquidation	The JFB charter provides that, except as otherwise required by any series of preferred stock designated by the JFB Board, in the event of any voluntary or involuntary liquidation, dissolution or winding up of JFB, after distribution in full of the preferential amounts to be distributed to the holders of any series of preferred stock, the remaining assets of JFB must be distributed ratably among the holders of the JFB Class A common stock and the holders of the JFB Class B common stock in proportion to the number of shares of JFB Class A common stock and JFB Class B common stock held by each holder.	The New PubCo charter and bylaws do not contain a liquidation or similar provision. Under Delaware law, in the event of liquidation, after payment or provisions of the debts and other liabilities, any remaining assets shall be distributed to the stockholders of the dissolved corporation subject to obligations provided therein.

Supermajority Voting Provisions	There are no supermajority voting provisions in either the JFB charter or JFB’s bylaws.	There will be no supermajority voting provisions in either the New PubCo charter or bylaws.

Anti-Takeover Provisions and Other Stockholder Protections	Under Nevada law, director and officer actions taken in response to a change or potential change in control are generally protected by the statutory business judgment rule. In exercising their powers, including in response to a change or potential change in control, directors and officers of a corporation may consider all relevant facts, circumstances, contingencies or constituencies, which may include, without limitation, the effect of the decision on several corporate constituencies in addition to the stockholders, including the corporation’s employees, suppliers, creditors and customers, the economy of the state and nation, the interests of the community and society in general, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The NRS specifically states that such directors and officers are not required to consider the effect of a proposed corporate action upon any	See the section entitled “Description of New PubCo’s Capital Stock—Anti-Takeover Provisions” for more information regarding the anti-takeover provisions related thereto.

	JFB	New PubCo
constituent as a dominant factor. Further, a director may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change in control is opposed to or not in the best interest of the corporation, upon consideration of any relevant facts, circumstances, contingencies or constituencies, including that there are reasonable grounds to believe that, within a reasonable time the corporation or any successor would be or become insolvent and subjected to bankruptcy proceedings. However, in the case of an action to resist a change or potential change in control that impedes the rights of stockholders to vote for or remove directors, directors will only be given the benefit of the presumption of the business judgment rule if the directors have reasonable grounds to believe a threat to corporate policy and effectiveness exists, and if the action taken that impedes the exercise of the stockholders’ rights is reasonable in relation to such threat.

Preemptive Rights	There are no preemptive rights relating to shares of JFB capital stock.	There will be no preemptive rights relating to shares of New PubCo capital stock.

Fiduciary Duties of Directors	Under Nevada law, fiduciary duties of directors and officers are codified. As a matter of statute, directors and officers, in exercising their respective powers, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Reliance may also be based upon: (i) advice or information provided by legal counsel, public accountants, advisers, bankers or other persons reasonably believed to be competent; and (ii) the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of a board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions

	JFB	New PubCo
designated authority and relates to matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.
made based on such records and other information.

Inspection of Books and Records	Under the NRS, any stockholder may inspect a corporation’s books and records for any purpose not related to his or her interest as a stockholder.	Under the DGCL, any stockholder may inspect a corporation’s books and records for a proper purpose.

Choice of Forum	The JFB charter and JFB bylaws do not contain exclusive forum provisions.	The New PubCo charter will provide that, unless New PubCo consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (A) any derivative claim or cause of action brought on behalf of New PubCo; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New PubCo, to New PubCo or its stockholders; (C) any claim or cause of action against New PubCo or any current or former director, officer or other employee of New PubCo, arising out of or pursuant to any provision of the DGCL, the New PubCo charter or bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the New PubCo charter or bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against New PubCo or any current or former director, officer or other employee of New PubCo, governed by the internal-affairs doctrine or otherwise related to New PubCo’s internal affairs, in

JFB	New PubCo
all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

NO DISSENTERS’ OR APPRAISAL RIGHTS

Pursuant to Nevada law, shareholders have the right to dissent from certain corporate actions and obtain payment for their shares.

Unless the articles of incorporation of the corporation or the resolution of the board of directors approving the corporate action expressly provide otherwise, a shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

•	listed on a national securities exchange,

•

held of record by not less than 2,000 holders with a market value of at least $20,000,000 (excluding the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial stockholders owning more than 10 percent of the shares), or

•	issued by an open-end management investment company registered with the SEC under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value.

Therefore, because the shares of JFB common stock are currently listed on Nasdaq, a national securities exchange, and the JFB charter and JFB bylaws do not provide for dissenters’ rights, holders of JFB common stock will not have rights under the NRS to dissent from, or demand payment for, their shares in connection with the mergers.

EXPERTS

The consolidated financial statements of Xtend Reality Expansion Ltd. at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this Registration Statement have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements, proxy statements and annual reports with respect to two or more holders sharing the same address by delivering a single information statement/prospectus or annual report, as applicable, addressed to those holders. As permitted by the Exchange Act, only one copy of this information statement/prospectus is being delivered to holders residing at the same address, unless such holders have notified JFB of its desire to receive multiple copies of this information statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for holders and cost savings for JFB.

If you want to receive separate copies of this information statement/prospectus, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact JFB.

You may also request a copy of this information statement/prospectus or other information concerning JFB, without charge, by telephone or written request directed to:

Attention: Joseph F. Basile III

1300 S. Dixie Highway, Suite B

Lantana, Florida 33462

(561) 582-9840

LEGAL MATTERS

The validity of the securities registered under the registration statement of which this information statement/prospectus forms a part will be passed upon by Paul Hastings LLP.

XTEND REALITY EXPANSION LTD.

INDEX TO FINANCIAL STATEMENTS

XTEND REALITY EXPANSION LTD.

Report of Independent Registered Public Accounting Firm (PCAOB ID No. 1281)	F-2
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-3-F-4
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2025 and 2024	F-5
Consolidated Statements of Convertible Preferred Shares and Shareholders’ Deficit for the Years Ended December 31, 2025 and 2024	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2025 and 2024	F-7-F-8
Notes to the Consolidated Financial Statements	F-9-F44

Unaudited Interim Condensed Consolidated Balance Sheets as of March 31, 2026 and December 31, 2025	F-45-F-46
Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss for the Three Months Ended March 31, 2026 and 2025	F-47
Unaudited Interim Condensed Consolidated Statements of Convertible Preferred Shares and Shareholders’ Deficit for the Three Months Ended March 31, 2026 and 2025	F-48
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2026 and 2025	F-49-F-50
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-51-F-70

ATLAS AEROSPACE SIA.

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Xtend Reality Expansion Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Xtend Reality Expansion Ltd. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive loss, convertible preferred shares and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member of EY Global

We have served as the Company’s auditor since 2019.

Tel-Aviv, Israel

April 28, 2026

XTEND REALITY EXPANSION LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$26,496	$9,717
Short-term restricted deposit	642	491
Trade receivables	8,573	9,169
Contract assets	384	9
Other accounts receivable and prepaid expenses	2,402	458
Inventory	4,621	4,449

Total current assets	43,118	24,293

Non-current assets:
Other long-term assets	176	128
Operating lease right-of-use assets	4,420	2,150
Property and equipment, net	1,250	1,083
Intangible assets, net	9,340	1,665
Goodwill	13,311	1,472

Total non-current assets	28,497	6,498

Total assets	$71,615	$30,791

The accompanying notes are an integral part of the consolidated financial statements.

XTEND REALITY EXPANSION LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31,
	2025	2024
Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$1,387	$2,157
Accrued liabilities and other payables	8,048	2,830
Short-term operating lease liabilities	1,548	606
Current portion of long-term loan	—	1,405
Deferred revenues	1,940	3,032

Total current liabilities	12,923	10,030

Non-current liabilities:
Holdback liability	2,973	—
Long-term operating lease liabilities	2,775	1,249
Deferred tax liability	1,587	—
Warrants liability	1,057	5,941

Total non-current liabilities	8,392	7,190

Total liabilities	21,315	17,220

Commitments and contingencies
Convertible Preferred Shares
Preferred shares of NIS 0.01 par value, Authorized: 117,720,975 on December 31, 2025, and 71,245,072 on December 31, 2024, respectively. Issued and outstanding: 117,720,975 on December 31, 2025, and 71,245,072 on December 31, 2024, respectively.	135,309	75,823

Total Convertible Preferred Shares	135,309	75,823

Shareholders’ Deficit:
Ordinary shares of NIS 0.01 par value, Authorized: 78,354,454 on December 31, 2025 and 2024. Issued and outstanding 16,784,374 on December 31, 2025, and 12,183,971 on December 31, 2024, respectively.	48	34
Additional paid in capital	3,932	—
Accumulated other comprehensive income	125	—
Accumulated deficit	(89,114)	(62,286)

Total shareholders’ deficit	(85,009)	(62,252)

Total liabilities and shareholders’ deficit	$71,615	$30,791

The accompanying notes are an integral part of the consolidated financial statements.

XTEND REALITY EXPANSION LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

	Year ended December 31,
	2025	2024
Revenues	$19,714	$16,347
Cost of revenues	15,828	13,944

Gross profit	3,886	2,403
Operating expenses:
Research and development	10,097	7,789
Sales and marketing	9,279	5,820
General and administrative	5,842	2,776

Total operating expenses	25,218	16,385
Total operating loss	(21,332)	(13,982)
Financial expenses, net	5,362	3,114

Loss before income tax expense	$(26,694)	$(17,096)

Income tax expense	134	144
Net loss	(26,828)	(17,240)
Other comprehensive income (loss):
Adjustments arising from translating financial statements of foreign operations	125	—

Other comprehensive income	125	—
Total comprehensive loss	$(26,703)	$(17,240)

Net loss per share, basic and diluted	(2.16)	(1.53)

The accompanying notes are an integral part of the consolidated financial statements.

XTEND REALITY EXPANSION LTD.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except share and per share data)

	Convertible Preferred shares		Ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ Deficiency
	Number	Amount	Number	Amount
Balance as of January 1, 2024	21,419,220	$34,370	11,809,619	$33	—	—	$(44,347)	$(44,314)
Issuance of series B-2 preferred shares, net of issuance costs	25,737,303	21,002	—	—	283			283
Issuance of series B-1 preferred shares in connection with SAFE conversion, net of issuance costs	24,088,549	19,236	—	—	—	—	—	—
Issuance of Holdback Ordinary share in connection with business combination	—	—	374,352	1	171	—	—	172
Extinguishment of Preferred Seed and Preferred A shares	(21,419,220)	(34,775)	—	—	34,775	—	—	34,775
Issuance of Preferred Seed and Preferred A shares in connection with extinguishment	21,419,220	35,010	—	—	(34,824)	—	(186)	(35,010)
Share based compensation	—	—	—	—	302	—	—	302
Non-recourse loans to shareholders	—	—	—	—	(240)	—	—	(240)
Deemed dividend preferred A shares	—	980	—	—	(467)	—	(513)	(980)
Net loss	—	—	—	—	—	—	(17,240)	(17,240)

Balance as of December 31, 2024,	71,245,072	$75,823	12,183,971	$34	$—	$—	$(62,286)	$(62,252)
Issuance of series B-2 preferred shares, net of issuance costs	4,675,967	4,000	—	—	—	—	—	—
Issuance of series B-3 preferred shares, net of issuance costs	25,139,699	33,006	—	—	54	—	—	54
Exercise of Warrants to B-1 preferred shares	10,874,323	14,719	—	—	—	—	—	—
Shares issued in connection with a business combination	5,785,914	6,781	4,418,335	13	3,158	—	—	3,171
Exercise of options	—	—	182,068	1	23	—	—	24
Deemed dividend preferred A shares		980	—	—	(980)	—	—	(980)
Share based compensation	—	—	—	—	1,677	—	—	1,677
Foreign currency translation adjustments	—	—	—	—	—	125	—	125
Net loss	—	—	—	—	—	—	(26,828)	(26,828)

Balance as of December 31, 2025	117,720,975	$135,309	16,784,374	$48	$3,932	$125	$(89,114)	$(85,009)

The accompanying notes are an integral part of the consolidated financial statements.

XTEND REALITY EXPANSION LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(26,828)	$(17,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash financial expenses	(245)	(7)
Depreciation and amortization	778	637
Share based compensation	1,677	302
Remeasurement of warrants liabilities	4,835	3,634
Remeasurement of business combination holdback liability	1,177	(109)
Remeasurement of SAFE liability	—	(652)
Decrease (increase) in trade receivable	676	(2,568)
Increase in contract assets	(375)	(9)
Increase in other accounts receivables and prepaid expenses	(1,709)	(156)
Increase in long term assets	(48)	—
Increase (decrease) in Inventory	1,190	(1,667)
Increase (decrease) in trade payables	(1,701)	459
Decrease (increase) in Accrued expenses and other current liabilities	1,624	(870)
Change in operating lease right-of-use assets	910	213
Change in operating lease liabilities	(719)	(300)
Change in Deferred taxes, net	(21)	—
Interest paid	48	54
Increase (decrease) in Deferred revenues	(1,092)	3,032

Net cash used in operating activities	(19,823)	(15,247)

Cash flows from investing activities:
Investment in short-term restricted deposits	(4,543)	(686)
Proceeds from short-term restricted deposits	4,392	382
Loan investment	(3,857)
Cash acquired in a business combination	138	—
Purchase of property and equipment	(332)	(440)

Net cash used in investing activities	(4,202)	(744)

Cash flows from financing activities:
Payment of the Loan from a financial institution	—	(2,982)
Non-recourse loan to related parties	—	(240)
Issuance of Preferred Shares, net	37,060	21,285
Exercise of options	24	—
Exercise of Warrants	5,000	—
Repayment of long-term loan	(1,454)	—

Net cash provided by financing activities	40,630	18,063

Effect of exchange rate changes on cash and cash equivalents	174	5
Increase in cash, cash equivalents	16,779	2,077
Cash and cash equivalents at the beginning of the year	9,717	7,640

Cash and cash equivalents at the end of the year	$26,496	$9,717

The accompanying notes are an integral part of the consolidated financial statements.

XTEND REALITY EXPANSION LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2025	2024
Supplemental disclosure of non-cash activities:
Issuance of series B-1 preferred shares in connection with SAFE	$—	$19,236
Issuance of Series B-1 preferred shares in connection with exercise of Warrants	9,719	—
Issuance of Series B-2 preferred shares in connection with business combination	6,781	—
Issuance of ordinary shares in connection with business combination	3,171
Settlement of holdback liability in connection with business combination		172
Right-of-use assets obtained in exchange for operating lease liabilities	2,959

Supplemental disclosure of cash flow activities:
Interest paid	108	227
Taxes paid	357	430

The accompanying notes are an integral part of the consolidated financial statements.

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1 – OVERVIEW

a.

Xtend Reality Expansion Ltd. (together with its subsidiaries, the “Company” or “Xtend”) was incorporated in July 2018 under the laws of the State of Israel. The Company is a leader in software systems and artificial intelligence-powered robotics, deployed in high-threat, complex operational environments where human exposure carries significant risk. The Company develops integrated solutions that enable operators to interact with drones and other unmanned systems with precision in dynamic and complex physical environments.

b.

Powered by its proprietary XTEND Operating System (“XOS”), the Company’s integrated software and advanced robotic hardware solutions are designed to provide autonomy at the edge. The Company operates across defense, law enforcement and private security missions through a platform of robots, drones and robotic subsystems. Its open architecture platform facilitates scalability and interoperability across partners and third-party applications, supporting a wide range of operational use cases and deployment environments.

c.

As of December 31, 2025, the Company operates through wholly owned subsidiaries located in Israel, the United States, Singapore, Malaysia, Latvia and the United Kingdom. These subsidiaries support the Company’s global operations, including research and development, manufacturing, sales and business development activities.

d.

For the year ended December 31, 2025, the Company incurred a net loss of $26,828 and had an accumulated deficit of $89,114. Net cash used in operating activities for the year was $19,823. As of December 31, 2025, the Company’s cash and cash equivalents totaled $26,496. Based on its current operating plan, existing cash resources, and contracted customer demand, the Company believes it has sufficient funds to support its operations for at least twelve months following the issuance of its consolidated financial statements for the year ended December 31, 2025. The Company has generated revenue to date and maintains an order backlog and customer pipeline that supports continued revenue growth. However, the Company expects to incur net losses in the near term, and the achievement of profitability is dependent on various factors, including continued growth in revenues, expansion of distribution channels, and the Company’s ability to manage its cost structure. Until the Company achieves sustained profitability or positive cash flows from operations, it may continue to require additional funding. The Company intends to finance its future operations through a combination of cash on hand, offerings of equity or debt securities, and adjustments to operating expenses to align with available cash resources.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation of the financial statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require management’s subjective judgments include, but are not limited to, those related to: (1) estimates used in applying the Company’s revenue recognition policies, (2) allowances for credit losses, (3) operating lease assets and liabilities, including the incremental borrowing rate, (4) the useful lives of long-lived assets, (5) acquired intangible assets and goodwill (6) income taxes, including valuation allowance (7) assumptions used in the option pricing models to determine the fair value of share-based compensation (8) the fair value of financial assets and liabilities (9) Impairment of

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

long-lived assets and goodwill. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates.

Financial statements in U.S. dollars

The Company’s and some of its subsidiaries’ functional currency is the U.S. dollars (“dollars”), as majority of the revenues and costs of revenues are denominated in dollars.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the consolidated statements of comprehensive loss as financial income or expenses, as appropriate.

The financial statements of a foreign subsidiary, whose functional currency has been determined to be its local currency, have been translated into dollars. Assets and liabilities of this subsidiary have been translated using the exchange rates in effect at the consolidated balance sheets date. Consolidated statements of comprehensive loss amounts have been translated using average rates. The resulting translation adjustments are reported as a component of shareholders’ deficit in accumulated other comprehensive income (loss).

Segments Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the CODM, which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. There is no expense or asset information that is supplemental to those disclosed in these consolidated financial statements, that are regularly provided to the CODM. The allocation of resources and assessment of performance of the operating segment is based on consolidated net loss as shown in the Company’s consolidated statements of comprehensive loss. The CODM considers net loss in the annual forecasting process and reviews actual results when making decisions about allocating resources. Since the Company operates as one operating segment, financial segment information, including profit or loss and asset information, can be found in the consolidated financial statements.

Cash and cash equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

Short-term restricted deposit

The Company’s short term restricted deposits are collateral related to the Company’s lease contracts and credit cards.

Trade receivables

Trade Receivables are recorded when the right to consideration becomes unconditional. Trade receivables are recorded net of credit losses allowance for any potential uncollectible amounts. The allowance for credit

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

losses is based on the Company’s assessment of the collectability of accounts. The Company regularly assessed collectability based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer and other factors that may affect its ability to collect from customers. As of December 31, 2025, and 2024, the allowance for credit losses was immaterial.

Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventory write-offs are provided to cover risks arising from slow-moving items, excess inventories, discontinued products, new products introduction and for market prices lower than cost. Any write-off is recognized in the consolidated statements of comprehensive loss as cost of revenues.

Cost is determined as follows:

Raw materials—at cost of purchase using the “first-in, first-out” method.

Work in progress and assembling raw materials—represent the cost of manufacturing, using the weighted average cost method

Finished goods—using the weighted average cost method

Fair value of financial instruments:

In accordance with ASC 820, “Fair Value Measurements and Disclosures”, fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, contract assets, other current assets, trade payables, accrued expenses and other current liabilities approximate their fair value due to the short-term maturity of such instruments.

The Company’s current portion of long-term loan, warrant liability, holdback liability and SAFE liability were measured at fair value using Level 3 unobservable inputs (see note 14). The Company utilized a Black and sholes model for the initial and subsequent valuations of the SAFE liability and the warrant’s liability.

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The Company used the discounted cash flow method to subsequent valuations of Loan from a financial institution. The Company utilized the fair value of ordinary shares and preferred shares in the subsequent valuation of the holdback liability.

Leases

The Company accounts for its leases in accordance with ASC Topic 842, Leases (“ASC 842”). The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term; the lease contains an option to purchase the asset that is reasonably certain to be exercised; the lease term is for a major part of the remaining useful life of the asset; the present value of the lease payments equals or exceeds substantially all of the fair value of the asset; or the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of lease term. A lease is classified as an operating lease if it does not meet any one of these criteria. During the periods presented, all of the Company’s leases are accounted for as operating leases.

The Company chose the practical expedient to not separate lease and non-lease components for its leases. Certain lease agreements contain variable payments, which are excluded from the measurement of the operating lease assets and lease liabilities, and are expenses as incurred.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets are then adjusted for any prepaid or deferred lease payments and lease incentives.

As the Company’s leases do not generally provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease. These options are included in the lease terms when it is reasonably certain they will be exercised. The Company has made an accounting policy election not to recognize ROU assets and lease liabilities for leases with an initial term of 12 months or less.

The Company leases mainly consist of office space and storage facilities, which are classified as operating leases.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets as follows:

%
Computers and software	33
Furniture and equipment	7-20
Leasehold improvements	Over the shorter of their useful life or term of the lease

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Leasehold improvements are amortized utilizing the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

Business combination

The Company accounts for business combination in accordance with ASC 805, Business Combinations (“ASC 805”). Under ASC 805, the Company accounts for acquisitions based on the fair value of the consideration transferred and then allocates the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values as of the acquisition date.

The excess of the value of consideration transferred over the aggregate fair value of those net assets is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable.

During the measurement period, which may be up to one year from the acquisition date, adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed may be recorded, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to earnings.

Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as an expense in the period in which the costs are incurred.

Intangible assets

Intangible assets mainly consist of identifiable intangible assets that the Company has acquired from previous business combinations. Intangible assets are recorded at fair value, net of accumulated amortization. The Company amortizes its intangible assets reflecting the pattern in which the economic benefits of the intangible assets are consumed. The company’s intangible assets are amortized on a straight-line basis over the estimated useful life of the respective asset. Each period the Company evaluates the estimated remaining useful lives of its intangible assets and whether events or changes in circumstances require a revision to the remaining period of amortization.

The estimated useful lives of the Company’s intangible assets are as follows:

Years
Technology	6 - 10.1
Customer relationships	10.6

Impairment of long-lived assets

The Company assesses the recoverability of its long-lived assets, including finite-lived intangible assets and ROU assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable, in accordance with ASC 360, “Property, Plant and Equipment”. The determination of whether any

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U.S. dollars in thousands

impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying amount. If such assets or asset group are impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. During the years ending December 31, 2025, and 2024, no impairment losses were recorded.

Goodwill

Goodwill has been recorded in the Company’s financial statements as a result of acquisitions.

Goodwill represents the excess of the purchase price over the estimated fair value of net assets of a business acquired in a business combination. Under ASC Topic 350, Intangibles—Goodwill and Other (“ASC 350”), goodwill is not amortized but rather is subject to impairment test at least annually. The Company elected to perform an annual impairment test of goodwill as of December 31, each year, or more frequently if events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at the reporting unit level, by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than it carrying amount. If the reporting unit does not pass the qualitative assessment, the Company carries out a quantitative test for impairment of goodwill, by comparing the fair value of the reporting unit with the carrying amount of the reporting unit that includes goodwill. The Company may bypass the qualitative assessment and proceed directly to performing the quantitative goodwill impairment test. The Company has determined that it has one operating segment and one reporting unit. The Company did not record goodwill impairment charges during any of the periods presented.

Contingencies

The Company is currently involved in various claims and legal proceedings. The Company reviews the status of each matter and assesses its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues liability for the estimated loss.

Revenue recognition

The Company sells its products and services primarily to defense organizations, government agencies, and enterprise customers, typically under contracts that may include design, manufacturing, customization, and deployment.

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these products or services. Revenue is recognized as net of any taxes collected from customers, which are subsequently remitted to government authorities.

The Company recognizes revenue by applying the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

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The Company generates revenues primarily from long-term project-based arrangements involving the design, development, integration, customization and manufacturing of its drone systems. Project-based arrangements generally include a single performance obligation due to the highly interdependent and interrelated nature of the underlying goods and/or services and the significant integration service that the Company provides. For most of the Company’s long-term contracts, where the Company’s performance does not create an asset with an alternative use and the Company has right to payment for performance completed to date, the Company recognizes revenue over time as it performs because of continuous transfer of control to the customer. For Israeli, U.S. and some other government contracts, this continuous transfer of control to the customer is supported by the governing law or clauses in the contract that typically allow the customer to unilaterally terminate the contract for convenience, pay the Company for costs incurred plus a reasonable profit and take control of any work-in-process. For these performance obligations that are satisfied over time, the Company generally recognizes revenue using an input method with revenue amounts being recognized proportionately as costs are incurred relative to the total expected costs to satisfy the performance obligation. The Company believes that costs incurred as a portion of total estimated costs is an appropriate measure of progress towards satisfaction of the performance obligation since this measure reasonably depicts the progress of the work effort.

Due to the nature of the work required to be performed on many of the Company’s performance obligations, the estimation of cost at completion is complex, subject to many inputs, and requires significant judgment by management on a contract-by-contract basis. As part of this process, management reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, and the related changes in estimates of revenues and costs.

Changes to performance costs estimates under a contract may occur in a situation where: (a) identified contract risks cannot be resolved within the cost estimates included in a contract’s estimated at completion (“EAC”); or (b) new or unforeseen risks or changes in the performance cost estimates must be incorporated into the contract’s EAC. Changes in estimated costs which are related to a single existing performance obligation are recorded in the period the change is reasonably determinable, on a “cumulative catch-up” basis. Significant judgment is required when estimating total labor effort and progress to completion on these arrangements, as well as whether a loss is expected to be incurred on the project. If any of the above factors or assumptions were to change, it is possible that materially different amounts would be reported in the Company’s consolidated financial statements.

Contract estimated profits reflect the difference between the estimated transaction price and the expected performance costs of the contract. Loss provisions on contracts are recognized to the extent that estimated contract costs exceed the estimated consideration from the products or services contemplated under the contractual arrangement.

Billing terms and conditions generally vary by contract category. Amounts are typically billed as work progresses in accordance with agreed-upon contractual terms, generally upon achievement of contractual milestones. These payments are typically not considered as significant financing components. The Company has elected to apply the practical expedient for the financing component for transactions in which the difference between the payment date and the revenue recognition timing is up to 12 months.

Depending on the timing of payments relative to revenue recognition, amounts are presented as either “contract assets” (when revenue recognized in excess of billings) or “deferred revenue” (when payments received in advance).

Amounts recognized as revenue and which the Company has unconditional right to receive payments are classified as trade receivables in the consolidated balance sheets.

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The Company also generates revenues from the sale of the Company’s proprietary drone systems and related services. The Company’s proprietary drone systems and related services arrangements generally include the delivery of the Company’s proprietary drone systems and implementation services, training and other related services, each of which is generally considered separate performance obligations as the promises are capable of being distinct and are distinct in the context of the contract. Revenues related to the delivery of the Company’s proprietary drone systems are generally recognized at a point in time when the customer obtains control over the drones, typically upon delivery. Revenues related to implementation, training and other related services are generally recognized over time, based on the method the best depicts the transfer of services to the customer, generally using an input method, based on labor hours consumed.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation. Stand-alone selling prices of the Company’s proprietary drone systems are typically estimated based on observable transactions when these drones are sold on a standalone basis. Standalone selling prices for services are typically estimated based on expected cost-plus normal profit margin approach. The Company’s contracts generally include only fixed consideration.

Deferred revenues are recorded when the Company receives payments from customers before performance obligations have been performed. Deferred revenues are recognized as revenues as (or when) the Company performs the performance obligation under the contract. A contract asset is recorded when revenues are recognized in advance of the Company’s right to receive consideration.

Deferred revenues as of December 31, 2025, and 2024 amounted to $1,940 and $3,032. Approximately $2,952 of the balance as of December 31, 2024, was recognized as revenues during the year ended December 31, 2025.

Remaining Performance Obligations (“RPO”) represents the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied at year’s end. Total RPO was $12,391 as of December 31, 2025. Of the total RPO as of December 31, 2025, we expect 100% will be recognized as revenue over the next 12 months.

Shipping and handling costs are not considered performance obligations and are included in cost of sales as incurred.

Warranty costs

The Company maintains reserves to cover the expected costs that could result from its assurance type warranty. The warranty liability is in the form of product replacement and associated costs. Warranty reserves are based on the Company’s best estimate of such costs and are included in cost of revenues. The reserve for the related warranty expenses is based on various factors including assumptions about the frequency of warranty claims on product failures, derived from results of field monitoring and analysis of the history of product field failures, and the Company’s reliability estimates.

Warranty provision requires management to estimate expected product failure rates, the cost of replacement units, and associated remediation costs over the warranty period. These estimates are based on historical field return data, internal quality assurance testing, and reliability analyses. Due to the nature of the Company’s

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U.S. dollars in thousands

products and the environment in which they operate, actual warranty costs may differ from the amounts estimated.

The provision rate is reviewed periodically and adjusted as additional field performance data becomes available.

Warranty provisions amounted to $182 and $120 as of December 31, 2025, and 2024, respectively.

Research and development expenses

Research and development costs are charged to the consolidated statements of comprehensive loss as incurred and are presented net of government grants. ASC 985, “Software”, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release have been insignificant. Therefore, all research and development costs have been expensed as incurred.

Selling and marketing expenses

Selling and marketing expenses consist primarily from payroll and related expenses for personnel that support the Company’s selling and marketing activities. Selling and marketing costs are charged to the consolidated statements of comprehensive loss as incurred.

Equity linked instruments

The Company accounts for equity-linked instruments (i.e., Warrants and SAFEs) as either equity-classified or liability-classified instruments based on an assessment of the instrument’s specific terms and applicable authoritative guidance. The assessment considers whether the instruments are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the instruments are indexed to the Company’s own ordinary share and whether the conditions for equity classification are met. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent reporting period end date while the instruments are outstanding.

Instruments that meet all the criteria for equity classification are required to be recorded as a component of additional paid-in capital. Instruments that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. Changes in the estimated fair value are recognized in financial income (expenses) in the consolidated statements of comprehensive loss.

Accounting for share-based compensation

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award is recognized as

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an expense over the requisite service period in the Company’s consolidated statements of income (loss). The Company accounts for forfeitures as they occur.

The Company recognizes compensation expenses for the value of its awards, based on the straight-line method over the requisite service period of each of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions

For share options awards which are subject to service conditions, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the fair value of the options.

The determination of the fair value of the Company’s share option awards is based on a variety of factors including Company’s ordinary share price, risk-free interest rate, expected volatility, expected life of awards and dividend yield.

The fair value of each option award is estimated using the following assumptions:

	Year ended December 31,
	2025	2024
Volatility	68.07%-72.4%	68.07%
Risk-free interest rate	3.7%-4.6%	4.6%
Dividend yield	0%	0%
Expected term (in years)	5.77-6.08	5.77-6.08

These assumptions and estimates were determined as follows:

Fair Value of Ordinary Shares. As the Company’s ordinary shares are not publicly traded, the fair value was determined based on contemporaneous valuations and other factors deemed relevant by management.

Risk-Free Interest Rate. The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.

Expected Term. The expected term represents the period that options are expected to be outstanding. As the Company has limited option exercise history, the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility. Since the Company has no trading history of its ordinary shares, the expected volatility is derived from the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the option’s expected term.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

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U.S. dollars in thousands

Taxes on income

The Company accounts for taxes on income in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be reversed. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that a portion or all of the deferred tax assets will not be realized.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

The Company classifies interest and penalties on uncertain tax positions as taxes on income.

As of December 31, 2025, and 2024, the Company’s provision for uncertain tax positions was immaterial.

Concentrations of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and short-term restricted deposit, trade receivables and contract assets.

As of December 31, 2025, and 2024, the majority of the Company’s cash and cash equivalents are invested in dollars with major banks in Israel and the United States. Generally, these cash and cash equivalents may be redeemed upon demand and therefore, management believes that they bear low risk.

Trade receivables and contract assets of the Company are mainly derived from sales to major customers located in North, South and Central America, Israel, Europe and Asia. The Company performs ongoing credit evaluations of its customers and obtains letters of credit and bank guarantees for certain receivables.

The Company estimates expected credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, the credit quality of its customers, current and future economic conditions and other factors that may affect the Company’s ability to collect from customers.

As of December 31, 2025 and 2024, three major customers accounted for approximately 70% and 98%, respectively, of the Company’s trade receivables balance.

Major customer (above 10%) data as a percentage of total trade receivables:

	Year ended December 31,
	2025	2024
Customer A	39%	86%
Customer B	17%	12%
Customer C	14%	—

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U.S. dollars in thousands

Employee related benefits

Severance pay:

Under Israeli law and labor agreements, the Company is required to make severance payments to retired or terminated employees and to employees leaving employment in certain other circumstances.

The liability of the Company to pay severance pay to its employees is covered by the provision and by the payment of premiums for insurance policies. The Company makes payments into a general provident fund. The amounts deposited in the provident fund and the amounts paid for insurance policies in the names of the companies include accrued profits and may be withdrawn subject to restrictions determined by law.

According to Section 14 to the Severance Pay Law (“Section 14”) in Israel the payment of monthly deposits by a company into recognized severance and pension funds or insurance policies releases it from any additional severance obligation to the employees that have entered into agreements with the company pursuant to such Section 14.

Therefore, the payment of monthly deposits by the Company into recognized severance and pension funds or insurance policies releases it from any additional severance obligation to those employees that have entered into such agreements and therefore the Company incurs no additional liability since that date with respect to such employees. Amounts accumulated in the pension funds or insurance policies pursuant to Section 14 are not supervised or administrated by the Company and therefore neither such amounts nor the corresponding accrual are reflected in the Company’s Consolidated Financial Statements.

Severance pay expenses for the years ended December 31, 2025, and 2024 amounted to $832 and $601, respectively.

401(k) profit sharing plans:

The Company maintains a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code for its U.S. employees. Eligible employees may participate in the plan subject to certain eligibility requirements. The plan includes a safe harbor matching contribution, under which the Company matches 100% of employee contributions up to 4% of eligible compensation. Contributions are fully vested upon contribution. The contribution costs for all the plans were immaterial for the years ended December 31, 2025, and 2024, respectively.

Earnings per share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to common shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its preferred shares to be participating securities as the holders of the preferred shares could be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all preferred shares into ordinary shares.

These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

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U.S. dollars in thousands

The Company’s basic net loss per share is calculated by dividing net loss attributable to common shareholders and by the weighted average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive ordinary shares are anti-dilutive.

Comprehensive income (loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, “Comprehensive Income”. Other comprehensive income (loss) generally represents all changes in shareholders’ equity during the period except those resulting from investments by, or distributions to, shareholders, issuance of ordinary shares and stock-based compensation. The Company’s items of other comprehensive income (loss) relate to and foreign currency translation adjustments.

The following tables show the components of accumulated other comprehensive income (loss), as of December 31, 2025:

	December 31, 2025
	Foreign currency translation adjustments	Total
Beginning balance	$—	$—

Other comprehensive income before reclassifications	125	125

Ending balance	$125	$125

Recently issued accounting pronouncement not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact on its consolidated financial statements. In July 2025, the FASB issued ASU 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The amendments in this update provide a practical expedient permitting an entity to assume that conditions at the balance sheet date remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date. Early adoption is permitted. The Company is currently evaluating the impact on its consolidated financial statements. In September 2025, the FASB issued ASU 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software”. The ASU simplifies the capitalization guidance by removing all references to prescriptive and sequential software development stages (referred to as “project stages”) throughout ASC 350-40. The ASU is effective for annual periods beginning after December 15, 2027, and interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date; or follow a modified transition approach that is based on the status of the respective projects and whether software costs

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were capitalized before the date of adoption; or retrospectively to any or all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. The update provides recognition, measurement, presentation, and disclosure requirements for government grants, including guidance for grants related to an asset and grants related to income. The amendments introduced two permitted approaches for asset-related grants: a deferred income approach or a cost accumulation approach. The guidance is effective for the Company beginning January 1, 2029, with early adoption permitted. The Company is currently evaluating the impact on its consolidated financial statements.

Recently adopted accounting pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures. The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation, as well as provide additional information for reconciling items that meet a quantitative threshold. Further, the ASU requires certain disclosures of state versus federal income tax expense and taxes paid. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2024. The Company adopted this standard for its annual period beginning January 1, 2025, on a prospective basis, which resulted in updated income tax disclosures. See Note 18 for further information.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. In addition, it provides new segment disclosure requirements for entities with a single reportable segment. This ASU is effective for the Company’s fiscal year 2024. The Company adopted this standard for its annual period beginning January 1, 2024. The adoption of ASU 2023-07 did not result in a material impact on the consolidated financial statements.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

a.	Other accounts receivable and prepaid expenses is comprised of the following:

	December 31
	2025	2024
Government institutions	$353	$152
Advances to suppliers	1,325	14
Prepaid expenses	515	79
Other current asset	209	213

	2,402	458

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U.S. dollars in thousands

NOTE 4 – INVENTORIES

a.	Inventories are comprised of the following:

	December 31,
	2025	2024
Raw materials	2,908	3,945
Work in Process	113	—
Finished products	1,600	504

	4,621	4,449

b.	Inventory net write-offs were immaterial for the years ended December 31, 2024, and 2025.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

a.	Property and equipment, net is comprised of the following:

	December 31
	2025	2024
Cost:
Furniture and equipment	$1,632	$1,174
Computers and software	1,322	886
Leasehold Improvements	394	76

	3,348	2,136

Less:
Accumulated depreciation	(2,098)	(1,053)

Property and Equipment, net	$1,250	$1,083

b.	Depreciation expenses amounted to $412 and $376 for the years ended December 31, 2025, and 2024, respectively.

NOTE 6 – BUSINESS COMBINATIONS

On November 13, 2025, the Company consummated the acquisition of 100% of the outstanding equity interests of Atlas Aerospace SIA (“Atlas”), a Latvian manufacturer of unmanned aerial systems (UAS) specializing in reconnaissance drones and thermal-imaging technologies for professional and military applications.

The acquisition was executed as part of the Company’s strategic objective to enter and expand its presence in the European market, leveraging Atlas’s established regional operations, technological capabilities. The Company believes the acquisition will enhance its product portfolio and strengthen its competitive position in Europe.

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U.S. dollars in thousands

The acquisition date fair value of the consideration transferred for Atlas was approximately $15,605, which consisted of the following (in thousands):

Fair Value
Preferred B-2 shares (5,785,914shares)	$6,781
Ordinary shares (4,418,335 shares)	3,171
Holdback liability (1)	1,796
Settlement of pre-existing relationship (2)	3,857

Total purchase consideration transferred	$15,605

(1)

As part of the acquisition, the Company will be obligated to issue up to 835,400 ordinary shares and up to 1,021,044 preferred B-2 shares in April 2026. The aggregate number of shares to be issued shall be determined based on all claims asserted against Atlas. The Company concluded that the holdback consideration should be classified as a liability, measured at fair value through earnings.

(2)	The pre-existing relationships included the settlement of a note receivable including accrued interest issued by Atlas to the Company prior to acquisition.

In addition, the acquisition agreement contains earn-out provisions that may entitle the sellers to additional consideration contingent on the achievement of certain post-acquisition performance targets. As of the date of transaction, the Company concluded that meeting the earn-out target was remote. Therefore, the fair value of the contingent consideration as of the acquisition date was immaterial.

The Company incurred transaction costs $165 during the year ended December 31, 2025, which were included in general and administrative expenses in the consolidated statements of comprehensive loss.

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the acquisition date:

Cash and Cash Equivalents	138
Trade Receivables	100
Inventories	1,362
Receivables and prepaid expenses	215
ROU asset	194
Property, Plant and Equipment	247

Total Assets	2,256

Trade Payables	(205)
Short term liability	(3,345)
Other Payables	(947)
Lease Liabilities	(228)

Total Liabilities	(4,725)

Fair value of net assets acquired	(2,469)
Goodwill	11,710
Technology	7,955
Deferred Tax Liability	(1,591)

Total purchase consideration	15,605

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U.S. dollars in thousands

Goodwill represents the purchase price paid in excess of the fair value of net tangible and intangible assets acquired, and is attributable primarily to expected synergies, and the assembled workforce of Atlas. Goodwill is not deductible for income tax purposes

The following table summarizes the preliminary estimate of the intangible assets and their estimated useful lives as of the acquisition date:

	Fair Value	Useful life (In years)
Technology (1)	$7,955	10.1

Total	$7,955	10.1

(1)	Technology – Fair value determined by using the income approach specifically, the multi-period excess earnings method.

The results of operations of Atlas have been included in the consolidated financial statements since the acquisition date of November 13, 2025. Atlas revenue and net loss included in the Company’s consolidated statements of comprehensive loss from November 13, 2025, through December 31, 2025 was $814 and $782, respectively.

Supplemental Unaudited Pro Forma Information

The following unaudited pro forma combined financial information table presents the results of operations of the Company and Atlas as if the acquisition of Atlas has been completed on January 1, 2024. The unaudited pro forma financial information includes adjustments primarily related to amortization of the acquired intangible assets, recognition of transaction costs and bonuses, recognition of share-based compensation associated with grants to Atlas employees and the holdback consideration, as noted above.

The unaudited pro forma results have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations of the Company and Atlas, combined, would have been due to any synergies, economies of scale and the assembled workforce of Atlas.

	Year Ended December 31,
	(Unaudited)
	2025	2024
Revenues	$20,375	$20,142
Net loss	$27,448	$21,268

NOTE 7 – INTANGIBLE ASSETS, NET

Definite-lived intangible assets, net consist of the following:

December 31, 2025	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted average remaining useful life (in years)
Technology	$8,846	$402	$8,444	9.57
Customer relationship	1,186	290	896	8

Total	10,032	$692	$9,340

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U.S. dollars in thousands

December 31, 2024	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted average remaining useful life (in years)
Technology	$892	$236	$656	4.42
Customer relationship	1,186	177	1,009	9

Total	$2,078	$413	$1,665

Amortization expenses for intangible assets were $366 and $261 and for the years ended December 31, 2025, and 2024, respectively.

The estimated future amortization expense of definite-lived intangible assets as of December 31, 2025, is as follows:

Year Ending December 31,
2026	$1,048
2027	1,048
2028	1.048
2029	962
2030	900
Thereafter	4,334

Total	$9,340

NOTE 8 – GOODWILL

The following table represents the changes in goodwill:

Goodwill
Balance as of December 31, 2024	$1,472
Goodwill related to Atlas Acquisition	11,710
Foreign currency translation adjustments	129

Balance as of December 31, 2025	$13,311

NOTE 9 – ACCRUED LIABILITIES AND OTHER PAYABLE

a.	Accrued liabilities and other payables are comprised of the following:

	December 31
	2025	2024
Employees and related benefits	$2,878	$1,633
Claim payable	2,518	—
Government institutions	960	216
Warranty liability	182	120
Accrued expenses	1,422	843
Other current liabilities	88	18

	8,048	2,830

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 10 – COMMITMENTS AND CONTINGENCIES

a.	Royalty commitments:

In 2019, the Company received an approval for a research and development participation grant from the IIA. Since 2019, the Company obtained grants from the IIA in an aggregating amount of $ 540 (the “Total Grant”) and in return undertook to pay royalties at a rate of 3% plus interest at TLBOR, out of any income generated through the technology developed as part of the project supported by such grant. During 2024, the Company finished to repay the Total Grant amount plus the interest.

Under the Israeli Innovation Law, the transfer of know-how or other intellectual property rights developed with IIA funding outside of Israel requires the prior approval of the IIA. Approval may be granted only if the recipient assumes all obligations under the Innovation Law, including restrictions on the transfer of IIA-funded know-how and limitations on transferring manufacturing outside of Israel, as well as compliance with the applicable royalty payment obligations. In the event the Company transfers IIA-funded know-how, the Company would be required to pay royalties to the IIA from the consideration received in such transaction. There can be no assurance that the IIA would approve any such transfer, if requested.

b.	Litigation:

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and record a provision, as necessary. Provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, it believes would individually, or in the aggregate, have a material adverse effect on its business, financial position, results of operations, or cash flow.

In July 2023, the Ministry of Defense of Ukraine (“MoD”) issued a formal penalty notice against Atlas Aerospace SIA (“Atlas”), a subsidiary of the Company, in connection with delayed delivery of goods under a supply contract. Following partial payments made by Atlas, the outstanding balance subject to debt recovery proceedings as of the reporting date is EUR 625 thousand (approximately $734). As of the reporting date, the Company is in discussions with the counterparty and expects to settle the remaining balance by the end of 2026. The provision is presented within accrued expenses and other current liabilities in the Company’s consolidated balance sheets, with the corresponding expense recognized within operating expenses.

c.	Claim payable

In 2022, the Ukrainian charitable organization “Come Back Alive” has asserted a claim against Atlas in connection with advance payments made for products that were not fully delivered within the agreed timeframe. The claimed amount is approximately EUR 2,000 thousand (approximately $2,518). On May 8, 2023, the parties entered into a First Agreement on Mutual Settlement of Obligations in relation to this dispute; however, due to financial constraints on the part of Atlas, that agreement was only partially fulfilled. As of the reporting date, the Company has recorded a liability of $2,518, representing the amount payable under the agreement. The liability is presented within accrued liabilities and other payables in the Company’s consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 11 – LEASES

The Company entered into various non-cancelable operating lease agreements for certain of their offices, facilities and vehicles, expiring between 2027 and 2030. Components of operating lease expense were as follows:

	December 31,
	2025	2024
Operating lease expenses	$1,059	$691
Short-term lease expenses	61	97
Variable lease expenses	21	48

	$1,141	$836

As of December 31, 2025 and 2024, the Company’s operating leases had a weighted average remaining lease term of 2.66 and 2.41 years, respectively, and a weighted average discount rate of 10.91% and 10.26%, respectively.

For 2025 and 2024, cash paid for amounts included in the measurement of operating lease liabilities was $1,038 and $644, respectively

Future lease payments under operating leases as of December 31, 2025 are as follows:

2026	$1,927
2027	1,671
2028	812
2029	353
2030	154

Total future lease payments	4,916
Imputed interest	(593)

Total lease liability balance	$4,323

NOTE 12 – WARRANTS LIABILITY

The following warrants were issued in connection with the Company’s equity financing activities and certain loan arrangements:

a.	SVB Warrants

On January 21, 2021, the Company entered into a series of agreements establishing a credit facility with a financial institution, Silicon Valley Bank (“SVB”). In connection with the credit facility, the Company granted the lender a warrant to purchase the Company’s preferred shares, subject to the terms and conditions set forth in the related warrant agreement. As of December 31, 2025, the warrants are exercisable into 226,326, class A-2 preferred shares with an exercise price of $0.7479 per share.

b.	Union Warrants

On July 6, 2022, in connection with a $10 million SAFE agreement (see note 15), the Company issued a warrant to Union Investments & Development Ltd. (“Union”). The warrants are exercisable into B-1 preferred shares and include net-issue exercise, automatic exercise if in-the-money at expiration, comprehensive anti-dilution protections, and alignment with rights of other preferred shareholders upon conversion. In June 2025, Union warrants were exercised into an aggregate of approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

10,874,323 Series B-1 preferred shares, consisting of (i) 7,306,207 Series B-1 preferred shares issued for aggregate cash proceeds of $5,000, and (ii) 3,568,116 Series B-1 preferred shares issued on a cashless basis.

c.	Bank Hapoalim Warrant

On October 9, 2024, the Company issued a warrant to Bank Hapoalim B.M. (“Hapoalim” or “BHI”) in connection with a financing facility agreement executed on the same date (see note 13). The warrant entitles Hapoalim to purchase shares having the rights and preferences of the Company’s Preferred B-2 shares or, if applicable, the securities issued in the Company’s subsequent Qualified Financing. The warrants are exercisable into 561,116, class B-2 preferred shares with an exercise price of $0.855 per share.

Each warrant was determined to be a freestanding financial instrument since each warrant is legally detachable and separately exercisable.

The warrants were classified as liabilities, as they are exercisable into the Company’s contingently redeemable preferred shares and therefore embody an obligation that is indexed to an obligation to repurchase the Company’s shares by transferring assets.

As the Company’s warrants were classified as liabilities, the warrants were initially and subsequently measured at fair value, with changes in fair value recognized in earnings.

NOTE 13 – LONG TERM LOANS

a.	SVB Credit line:

On January 21, 2021, the Company signed on a set of agreements (the “Agreements”) for a credit facility (the “Loan”) with a financial institution, Silicon Valley Bank (the “Lender”) in a total amount of up to $ 5,000, according to the terms in the loan agreements the Loan shall bear an annual interest equal to the grater of: (A) two percent and one quarter (2.25%) above the Prime Rate, and (B) five percent and a half (5.5%). The loan will be repaid in 36 equal payments of principal and interest starting in October 2022.

In connection with the execution of the loan agreement, the Company issued to SVB a warrant to purchase Company shares (the “SVB Warrant”). (see note 12).

In October 2024, the Company effected an early repayment of its outstanding loan amount for $1,657. The repayment was made in advance of the contractual maturity date.

The Company elected to account for the Loan under the fair value option in accordance with ASC 825, “Financial Instruments.” Under the fair value option, changes in fair value are recorded in earnings except for fair value adjustments related to instrument specific credit risk, which are recorded as other comprehensive income or loss. The Company financial expenses related to the loan amounted to $303 during the year ended on December 31,2024.

b.	Poalim Credit line:

On October 9, 2024, the Company entered into a venture-lending facility with Bank Hapoalim B.M. (“BHI”), under which the Bank agreed to make available a credit facility of up to $8,000, drawable in two installments, subject to satisfaction of various conditions precedent, including completion of an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

equity financing of at least $14 million, delivery of U.S. subsidiary guarantees, deposit-account control agreements, registration of security interests, and the provision of legal opinions. The Company may draw down the loans in U.S. Dollars or New Israeli Shekels during the access period ending on the earlier of January 31, 2026, or an event of default.

As part of the facility, the Company issued a warrant to Bank Hapoalim (the “BHI Warrant”) (see note 12).

The Company concluded that the warrant issued to BHI was effectively a commitment fee to BHI in exchange for access to the funds without current intention to draw down the funds, therefore, the Company amortized the deferred cost on a straight-line basis over the access period. The credit line expired undrawn in January 2026.

c.	Vopak Ventures Loan

On May 30, 2023, in connection with a business combination, the Company assumed a loan liability. As of December 31, 2024, the outstanding balance of the loan amounted to $ 1,405. The loan bears fixed interest at a rate of 3% and is repayable in a single bullet payment, including accrued interest, on October 31, 2025. The Company interest expenses related to the loan amounted to $ 156 and $76 during 2025 and 2024, respectively. The loan was repaid on October 31, 2025.

NOTE	14 – FAIR VALUE MEASUREMENTS

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. The Company did not have any transfers between fair value measurements levels in the years ended December 31, 2025 and 2024 respectively.

The Company measures the fair value of the Warrants liability, the holdback liability, SAFE, and the loan from a financial institution using valuation techniques that are classified as Level 3 due to the use of unobservable inputs. Specifically, the Company applies a Black-Scholes simulation model for the Warrants liability and SAFE, a discounted cash flow method for the valuation of loan from a financial institution and utilizes the fair value of ordinary shares and preferred shares expected to be issue in the valuation of the holdback liability.

	December 31, 2025
	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants liability	—	—	1,057	1,057
Hold-back liability	—	—	2,973	2,973

Total financial liabilities	$—	$—	$4,030	$4,030

	December 31, 2024
	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants liability			5,941	5,941

Total financial liabilities	$	$	$5,941	$5,941

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The following table presents the changes in the fair value of warrants liability:

Warrants liability
Fair value as of December 31, 2023	2,307
Change in fair value	3,394
Issuance of BHI warrants	240
Fair value as of December 31, 2024	$5,941

Change in fair value	4,835
Exercise of Warrants	(9,719)

Fair value as of December 31, 2025	$1,057

The key inputs into the Black-Scholes model for the warrants liability as of December 31, 2025 and 2024, were as follows:

Input	December 31, 2025	June 27, 2025 (Exercise date)	December 31, 2024	October 9, 2024 (Issuance date)	December 31, 2023
Risk-free interest rate	3.47%	3.7%	4.32%	3.93%	4,09%
Expected term (years)	3	3	3	3	3
Expected volatility	79.2%	72.4%	68.69%	65.07%	69.5%

The Company’s use of a Black-Scholes model required the use of subjective assumptions:

•	The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the Warrants.

•	The expected term was based on the maturity of the Warrants following the inception date.

•	The expected share volatility assumption was based on the implied volatility from a set of comparable publicly- traded companies as determined based on size and proximity.

The following table presents the changes in the fair value of SAFE:

SAFE
Fair value as of December 31, 2023	$19,888
Change in fair value	(652)
Conversion to preferred shares	(19,236)

Fair value as of December 31, 2024	$—

The key inputs into the Black-Scholes model for the SAFE as of December 31, 2023, were as follows:

December 31,
Input	2023
Risk-free interest rate	3.47%
Expected term (years)	3
Expected volatility	79.2%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The following table presents the changes in the fair value of Hold-back liabilities:

Hold-back
Fair value as of December 31, 2023	281
Change in fair value	(109)
Settlement	(172)
Fair value as of December 31, 2024	$—

Holdback liability recognized upon acquisition	1,796
Change in fair value	1,177

Fair value as of December 31, 2025	$2,973

The following table presents the changes in the fair value of long-term loan:

Loan
Fair value as of December 31, 2023	$3,005
Change in fair value	51
Repayment of the loan	(3,056)
Fair value as of December 31, 2024	$—

The discount rate used in the valuation of the fair value of the long-term loan was 11.69%.

NOTE	15 – SAFE

During 2022, the Company entered into several Simple Agreements for Future Equity (“SAFE”) with multiple investors, for total proceeds of $11,095. Under the terms of these instruments, the SAFEs are convertible into the Company’s preferred shares upon the occurrence of the next qualified equity financing, at a conversion price reflecting a 20% discount to the price per share established in that financing round, as specified in the respective agreements.

In connection with one of the 2022 SAFE investments, the Company also granted Union a warrant to purchase preferred shares of the Company (see in note 12), subject to the terms and conditions set forth in the applicable warrant agreement.

During 2023, the Company entered into additional SAFE with several investors for total proceeds of $5,390. These SAFEs included substantially similar conversion features, including a 20% discount to the price per share in the next qualified equity financing.

The SAFEs contain certain conversion triggers which provide for the conversion of the investment into preferred shares in the event of: (i) an Equity Financing or (ii) either a change of control transaction, direct listing, or an initial public offering, which in each case is referred to as a Liquidity Event. In the event of a conversion, the number of shares is calculated as either:

(i) in the case of an Equity Financing, the purchase amount divided by the lower of (x) the price per share equal to the Pre-Money Valuation Cap divided by the Company Capitalization; and (y) the lowest price per share sold in the equity financing multiplied by 80%.

(ii) in the case of a Liquidity Event, each SAFE holder be entitled to receive (immediately prior to or concurrent with the consummation of such Liquidity Event), a portion of the Proceeds equal to the greater of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

(x) the SAFE purchase amount or (y) the amount payable on the number of Ordinary Shares equal to the purchase amount divided by the lower of (a) the price per share equal to the Pre-Money Valuation Cap divided by the fully diluted capitalization; and (b) 80%.

Each SAFE was determined to be a freestanding financial instrument since each SAFE is legally detachable and separately exercisable. Given that the SAFE could be settled in cash or a variable number of shares, the Company concluded that the SAFE should be accounted for as a liability, measured at fair value through earnings.

In May 2024, in connection with the closing of the Company’s Series B Preferred Share Purchase Agreement (“SPA B”), all outstanding SAFE balances were converted into an aggregate of 24,088,549 Series B-1 Preferred Shares, par value NIS 0.01 per share, in accordance with the terms of the SAFE agreements. Following the conversion, no SAFE instruments remained outstanding. SAFE remeasurement income in the amount of $652 were recognized as finance income in the statements of comprehensive loss for the year ended December 31, 2024.

NOTE	16 – CONVERTIBLE PREFERRED SHARES

a. Convertible preferred shares consisted of the following:

	Authorized		Issued and outstanding
	Number of shares				Carrying amount As of December 31,		Liquidation Preference As of December 31,
	As of December 31,		As of December 31,
	2025	2024	2025	2024	2024	2025	2024	2025
Share no par value:
Series Seed 1	3,328,245	3,328,245	3,328,245	3,328,245	2,916	2,916	2,180	2,180
Series Seed 2	2,081,110	2,081,110	2,081,110	2,081,110	1,811	1,811	975	975
Series Seed 3	1,851,147	1,851,147	1,851,147	1,851,147	1,614	1,614	970	970
Series A-1	8,144,594	8,144,594	8,144,594	8,144,594	20,051	20,724	18,927	19,599
Series A-2	4,073,867	4,073,867	4,073,867	4,073,867	5,371	5,551	5,094	5,274
Series A-3	1,940,257	1,940,257	1,940,257	1,940,257	3,822	3,949	3,624	3,752
Series B-1	34,962,872	24,088,549	34,962,872	24,088,549	18,977	33,696	26,759	26,759
Series B-2	36,199,184	25,737,303	36,199,184	25,737,303	21,261	32,041	26,015	26,015
Series B-3	25,139,699	—	25,139,699	—	—	33,007	33,663	33,663

	117,720,975	71,245,072	117,720,975	71,245,072	75,823	135,309	118,207	119,187

The holders of the preferred shares have the following rights, preferences and privileges:

a.

Voting Rights—Each holder of convertible preferred shares is entitled to the number of votes equal to the number of ordinary shares into which such shares of convertible preferred shares could be converted at the record date.

b.	Redemption—The convertible preferred shares do not contain any date-certain redemption features.

c.

Conversion Rights—Each Preferred Share is convertible, at the option of the holder, into Ordinary Shares at any time after issuance. The number of Ordinary Shares into which each Preferred Share is convertible is determined based on the applicable original issue price and the conversion price of such Preferred Share, as adjusted from time to time for customary anti-dilution and capital adjustments, including share splits, combinations, recapitalizations and similar events.

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

All Preferred Shares are automatically convertible into Ordinary Shares upon the earlier of (i) the closing of a qualified initial public offering (“Qualified IPO”), or (ii) the written consent of the holders of a majority of the Preferred Shares (Preferred Majority).

d.

Liquidation Preference and dividend distribution—In the event of any liquidation, deemed liquidation (including certain change of control transactions) and/or any distribution of dividends by the Company any and all assets and funds available for distribution to the Shareholders or being received by or payable to the Shareholders in the framework of a Deemed Liquidation and/or a Distribution shall be distributed to the Shareholders in the following order and preference:

1.	Preferred B and A Shares (First Distribution):

Holders of Preferred B and A Shares are entitled to receive an amount equal to the greater of:

their Original Issue Price plus any unpaid dividends, or the amount they would have received if their shares were converted into Ordinary Shares. If the assets available are insufficient, the distribution is made pro rata among these shareholders. Pari-passu between Series B and A alike,

2.	Preferred A Shares Coupon (Second Distribution):

After the first distribution, holders of Preferred A Shares receive an additional 4% per annum (up to 5 years) on their Original Issue Price as a coupon, if applicable. If assets are insufficient, they are distributed pro rata among these shareholders. Pari-passu between Series A holders.

3.	Series Seed Preferred Shares (Third Distribution):

After payments to Preferred A shareholders (Second distribution), holders of Series Seed Preferred Shares receive either: 1x their Original Issue Price plus unpaid dividends, or the amount they would have received if their shares were converted into Ordinary Shares. If assets are insufficient, this amount is distributed pro rata among these shareholders. Pari-passu between Series Seed holders.

4.	Ordinary Shares (Fourth Distribution):

After all preferences are satisfied, any remaining assets are distributed to holders of Ordinary Shares on a pro rata basis, excluding holders of Preferred B, A, and Series Seed shares who have already received their full entitlements

e.

Classification and measurement of Convertible Preferred Shares—The deemed liquidation preference provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. As of December 31, 2025, and 2024, the Company did not adjust the carrying values of the shares to the redemption values of such shares since a redemption was not probable.

As class A Preferred shareholders are entitled to a paid in-kind dividend that increases the liquidation preference by 4% per annum, for the years ended December 31, 2025 and 2024, the Company recorded deemed dividend equal to the increase in the liquidation preference. As there are no retained earnings, the 2025 dividend was charged against additional paid in capital. The 2024 adjustment was charged against additional paid in capital and accumulated deficit, since the Company does not believe additional paid in capital can be recorded as a negative amount.

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

f.

On May 8, 2024, the Company entered into a Series B Preferred Shares Purchase Agreement (the “SPA B”) with certain investors, pursuant to which the Company issued 25,737,303 series B-2 preferred shares of NIS 0.01 value per share, at a total consideration of $ 22,017 net of $755 of issuance expenses. Furthermore, during 2024 the Company converted the SAFE (see also Note 15) into 24,088,549 series B-1 preferred shares of NIS 0.01 value per share.

g.

In May 2024, the Company modified the terms of its existing Preferred A and Preferred Seed shares. The modification reduced the conversion price for each Preferred A and Preferred Seed shares, increased the seniority of Preferred A shares upon liquidation and placed a limit of 5 years (20%) on the paid in-kind dividends for Preferred A shares.

The Company concluded that the modification of Preferred A and Preferred Seed shares should be accounted for as an extinguishment. As a result, the carrying amount of the Preferred A and Preferred Seed shares was derecognized, and the fair value of the modified Preferred A and Preferred Seed shares as of the modification date was recognized. As there are no retained earnings, the adjustment was charged against additional paid in capital and accumulated deficit, since the Company does not believe additional paid in capital can be recorded as a negative amount.

h.

On June 27, 2025, the Company entered into a Series B-3 Preferred Shares Purchase Agreement (the “SPA B-3”) with certain investors, according to which the Company issued 25,050,843 series B-3 preferred shares of NIS 0.01 value per share, at a total consideration of $32,888 (net of issuance expenses). In addition, Union warrants were exercised into an aggregate of approximately 10,874,323 Series B 1 preferred shares, consisting of (i) 7,306,207 Series B 1 preferred shares issued for aggregate cash proceeds of $5,000, and (ii) 3,568,116 Series B 1 preferred shares issued on a cashless basis. The warrant fair value at the exercise date was $9,719. Additionally, warrants were exercised into 88,862 series B-3 preferred shares of NIS 0.01 per share for a cash consideration of $118. In addition, during 2025, the Company also issued 4,675,967 series B-2 preferred shares for cash consideration of $4,000.

NOTE 17 – SHAREHOLDERS’ DEFICIT

a.	Share capital:

Ordinary shares shall confer on their shareholders all rights in the Company, including the right to vote on any matter at any general meeting, with each ordinary share having voting power of one vote for one ordinary share, the right to receive notice of any General Meeting, the right to receive dividends and to participate in any distribution of surplus assets and funds in the Company.

b.	Dividends:

1.

In the event that cash dividends are declared by the Company, such dividends will be declared and paid in Israeli currency. Under current Israeli regulations, any cash dividend paid in Israeli currency in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency, may be freely repatriated in such non-Israeli currency, at the exchange rate prevailing at the time of repatriation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

2.	The Company has not adopted a policy regarding the distribution of dividends.

3.	Pursuant to the terms of the BHI loan, the Company is restricted from paying cash dividends to its shareholders without initial approval from the bank.

c.

In May 2024, the Company issued 374,352 ordinary shares, pursuant to holdback arrangement related to business combination with MKM in 2023. The holdback arrangement was classified as a liability measured at fair value as the number of shares to be issued varies in response to changes in inputs other than those used in the pricing of a fixed-for-fixed forward or option on equity shares.

d.	Stock option plans:

Description of plans:

The Company has adopted employee share incentive bonus plan named the “XTEND 2019 Share Option Plan” (the “Plan”) in 2019. Under the Plan, employees, directors, and consultants of the Company may be granted options to acquire Ordinary Shares of the Company.

The vesting schedule is usually 4 years with one year cliff. Each option granted under the Plan is exercisable until the earlier of the 10th anniversary from the date of the vesting start date of such option or the expiration dates of the respective option, subject to the terms of the Plan and each applicable option agreement.

Valuation assumptions:

The Company selected the Black-Scholes-Merton option-pricing model as the most appropriate fair value method for its stock options awards. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term.

A summary of employees’ and directors’ option balances under the 2019 Plan as of December 31, 2025 and changes during the year then ended are as follows:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding as of January 1, 2025	9,019,681	$0.44	8.8	$0.44
Granted	16,439,602	$0.49	8.7	$0.21
Exercised	(182,068)	$0.13	5.3	$0.57
Forfeited and cancelled	(196,056)	$0.47	7	$0.23
Outstanding as of December 31, 2025	25,081,159	$0.44	7.2	$0.22

Exercisable as of December 31, 2025	5,499,975	$0.44	7.7	$0.26

The weighted-average grant-date fair value of options granted during the years ended December 31, 2025, 2024 were $0.5, $0.3, respectively.

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on that date. These amounts changed based on the fair market value of the Company’s stock. Total intrinsic value of options exercised for the years ended December 31, 2025, 2024 was $104, $0, respectively.

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

Share base compensation expenses for the years ended December 31, 2025, and 2024 amounted to $1,677 and $302, respectively.

The total share base compensation expense recognized for the years ended December 31, 2025 and 2024, was as follows:

	Year ended December 31,
	2025	2024
Cost of revenues	$135	$51
Research and development	667	111
Sales and marketing	71	36
General and administrative	804	104

Total share-based compensation expense	$1,677	$302

Repricing:

In September 2024, the Board of Directors approved the repricing of the exercise price of an aggregate of 983,369 outstanding incentive share options with exercise prices ranging from $0.66 and $0.7 per ordinary share to $ 0.47 per ordinary share. The modification resulted in $73 of incremental compensation costs to be recognized, out of which $19 and $52 were recognized during the years ended December 31, 2025 and 2024, respectively.

Warrants to service providers

As part of the Company’s Class B financing rounds, the Company issued warrants as issuance costs. In 2024, the Company issued 756,771 warrants to service providers in connection with the B-1 and B-2 financing rounds with an aggregate fair value of $283. In 2025, the Company issued an additional 110,928 warrants in connection with the B3 financing rounds with an aggregate fair value of $54.

NOTE 18 – RELATED PARTIES

In 2024, the Company entered into loan agreements with two of its founders, under which the founders received an aggregate loan amount of $240 from the Company. The loans bear interest at the rate prescribed under Section 3(i) of the Israeli Tax Authority, which amounted to 6.69% and 6.91% in 2024 and 2025, respectively.

The loans are secured by all outstanding ordinary shares held by the founders. The loans mature in 36 months and can be repaid by cash or by variable number of shares (up to all the outstanding shares held by the founders) such that the aggregate fair value of the shares will equal the outstanding principal amount and accrued interest. The Company concluded that the compensatory component within the loans was immaterial. The loans were recorded as a reduction to the Company’s shareholders equity.

In February 2026, the Company’s board of directors approved a full forgiveness of the loans.

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 19 – TAXES ON INCOME

a.	Israeli taxation:

1.	Corporate tax rates:

Generally, income of Israeli companies is subject to corporate tax. The corporate tax rate in Israel was 23% in 2025 and 2024.

b.	Taxes on income on non-Israeli subsidiaries:

As of December 31, 2025, certain foreign subsidiaries of the Company had undistributed earnings of $299, which were designated as indefinitely reinvested. If these earnings were repatriated to Israel, it would be subject to income taxes and to an adjustment for foreign tax credits and foreign withholding taxes. The Company has estimated the amount of unrecognized deferred tax liability related to these earnings to be approximately $37.

The Company’s subsidiaries incorporated in the US, Latvia, Malaysia and Singapore are taxed according to tax laws in the countries of their residence. The Company’s effective tax rate depends on the geographical mix of where its profits are earned. As of 2025 and 2024, the Company’s U.S. subsidiary federal income taxes is 21% and the subsidiaries in Lativa, Malaysia and Singapore are subject to corporation tax at a rate of approximately 20%, 24% and 17% respectively.

c.	Carryforward tax losses:

As of December 31, 2025, the Company had net operating loss carryforwards in Israel of approximately $52,242, which can be carried forward indefinitely.

As of December 31, 2025, the Company had net operating loss carryforwards in Singapore of approximately $8,131, which can be carried forward indefinitely.

d.	The components of the income (loss) before taxes were as follows:

	Year ended December 31,
	2025	2024
Domestic (Israel)	$(24,111)	$(14,655)
Foreign	(2,583)	(2,442)

Total loss before taxes	$(26,694)	$(17,097)

e.	Taxes on income (tax benefit) are comprised as follows:

	Year ended December 31,
	2025	2024
Current:
Domestic (Israel)	$59	$104
Foreign	96	40

Total current income tax expense	155	144

Deferred:
Foreign	(21)	—

Total deferred income tax benefit	(21)	—

Total tax on income	$134	$144

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

f.

Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, as described in Note 2, Summary of Significant Accounting Policies, the reconciliation of taxes at the federal statutory rate to our provision for (benefit from) income taxes are as follows:

	Year Ended December 31, 2025
	Amount	Percent
Israeli Statutory Corporate Tax Rate	$(6,140)	23.0%
Foreign Tax Effects	669	(3%	)
Changes in Valuation Allowances	$4,435	(17%	)
Non-taxable or Non-deductible items:
Share based compensation	$369	(1%	)
Warrant remeasurement	$1,311	(5%	)
Foreign exchange differences	$(989)	3%
Other	$44	0%
Other Adjustments:
Intercompany interest	$413	(2%	)
Other	$22	0%

Effective Tax Rate	$134	(1%	)

The following table presents the reconciliation between Company’s statutory tax and effective income taxes the year ended December 31, 2024 prior to the adoption of ASU 2023-09:

Year ended December 31,
2024
Loss before taxes on income, as reported in the consolidated statements of income (loss)	$(17,096)
Statutory tax rate in Israel	23%
Permanent difference - nondeductible expenses	1,251
Deferred taxes for which valuation allowance was provided	2,642
Subsidiaries taxed at a different tax rate	134
Other	49

Effective tax rate	144

g.

Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, as described in Note 2, Summary of Significant Accounting Policies, cash paid for income taxes, net of refunds, during the year ended December 31, 2025 was as follows:

Year ended December 31,
2025
Israel	$238
Foreign
United States	$60
Singapore	$25
Other foreign jurisdictions	$34

Total	$357

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

h.	Deferred tax assets and liabilities:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2025, and 2024 the Company’s deferred taxes were in respect of the following:

	Year ended December 31,
	2025	2024
Carry forward tax losses	$13,487	$8,399
Research and development	1,893	1,514
Operating lease liability	876	394
Employee related accruals	173	130
Tax credit carry forward	281	247
Other	2	2

Deferred tax assets before valuation allowance	16,712	10,686
Valuation allowance	(15,560)	(9,928)

Net Deferred tax asset	1,152	758
Intangibles assets	(1,809)	(283)
Operating lease right-of-use assets	(899)	(461)
Other	(12)	(14)

Deferred tax liabilities	(2,720)	(758)

Deferred tax liabilities, net	$(1,568)	$—

The net change in the total valuation allowance for the year ended December 31, 2025 was an increase of $5,632. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences and tax loss carryforward are deductible. Management considers the projected taxable income and tax-planning strategies in making this assessment.

The Company recorded a valuation allowance for certain of its deferred tax assets. The Company concluded that, based on the weight of available positive and negative evidence, it was more likely than not that the deferred tax assets would not be recoverable due to uncertainty regarding future taxable income. In assessing the realizability of deferred tax assets, the key assumptions used to determine positive, and negative evidence included the Company’s current trends related to actual taxable earnings or losses, and expected future reversals of existing taxable temporary differences, as well as projections for future annual results.

i. Tax assessments:

Income tax returns are filed in multiple jurisdictions and are subject to examination by taxing authorities throughout the world. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, character,

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

timing, or inclusion of revenue and expenses, or the sustainability of income tax credits for a given audit cycle.

The Company has final tax assessments in Israel through 2020, in the U.S. through 2024, in Singapore through 2024 and in Latvia through 2024.

NOTE 20 – SELECTED CONSOLIDATED STATEMENTS OF INCOME (LOSS) DATA

Financial expenses, net are comprised of the following:

	Year ended December 31,
	2025	2024
Income:
Interest on cash equivalents, short-term deposits and restricted cash	$838	$250
Change in fair value of Holdback	—	109
Change in fair value of SAFE	—	652
Other	98	77

	936	1,088

Expenses:
Interest expenses and associated costs	(118)	(441)
Exchange rate differences, net	(41)	(48)
Bank charges	(118)	(63)
Change in fair value of Holdback	(1,177)	—
Change in fair value of warrants	(4,835)	(3,633)
Other	(9)	(17)

	(6,298)	(4,202)

Total financial expenses, net	$(5,362)	$(3,114)

NOTE 21 – SEGMENT INFORMATION

Major customers

The following table represents total the Company’s revenue by major customers (major customer – revenues from these customers constitute at least 10% of total revenues in a certain year):

	Year ended December 31,
	2025	2024
Customer A	29.1%	20.4%
Customer B	17.4%	70.6%
Customer C	16.9%	—

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The following table represents total revenue by geographic area based on the advertisers’ billing address:

	Year ended December 31,
	2025	2024
ISRAEL	4,285	$11,673
EMEA	906	253
LATVIA	814	—
USA	10,269	3,393
SINGAPORE	2,031	748
APAC	1,409	280

Total	$19,714	$16,347

The Company’s long-lived assets, including ROU assets by geographic area are summarized as follows:

	Year ended December 31,
	2025	2024
ISRAEL	1,899	2,145
LATVIA	1,163
USA	1,147	91
APAC	1,461	997

Total	$5,670	$3,233

NOTE 22 – NET LOSS PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended December 31,
	2025	2024
Numerator:
Net income (loss)	$(26,827,502)	$(17,240,161)
Deemed dividend on Series A preferred shares	(979,991)	(979,991)
Extinguishment of preferred shares	—	(234,151)

Net loss attributable to ordinary shares – basic and diluted	(27,807,493)	(18,454,303)

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	12,899,982	12,030,128

Net loss per share attributable to ordinary shareholders, basic and diluted	$(2.16)	$(1.53)

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31,
	2025	2024
Convertible preferred shares	117,720,975	71,245,072
Warrants	2,273,417	16,863,757
Outstanding share options	25,081,159	9,019,681

Total	145,075,551	97,128,510

NOTE 23 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through April 28, 2026, the date on which the consolidated financial statements were available to be issued.

a.

On February 13, 2026, the Company entered into a definitive agreement and plan of merger (the “Agreement” or the “Merger”) with JFB Construction Holdings (Nevada) (“JFB”) and Xtend AI Robotics, Inc., a Delaware corporation (the “Parent”), pursuant to which a series of merger transactions will be effected resulting in the Parent becoming the publicly traded holding company of the combined group, and both the Company and JFB becoming wholly-owned subsidiaries of the Parent. Under the terms of the Agreement, the Company is expected to issue shares to the existing shareholders of the Company immediately prior to closing (the “Target shareholders”).

As a result of the Merger, outstanding shares of JFB Class A and Class B common stock will each convert into one share of Parent common stock, JFB Series C preferred shares will convert into two shares of Parent common stock, and all outstanding JFB common stock purchase warrants will be exercised immediately prior to the Merger, with the underlying shares converting into two shares of Parent common stock. Ownership of Parent common stock by holders of JFB Series C preferred shares and warrants is capped at 4.99%, with any excess consideration issued in the form of pre-funded warrants subject to the same beneficial ownership limitation.

Upon consummation of the Merger, shareholders of the Company are expected to collectively own approximately 73.87% of the voting power of Parent and 66.09% of the economic interests in Parent and stockholders of JFB are expected to own approximately 26.13% of the voting power of Parent and 33.91% of the economic interests in Parent.

Following the Closing, Parent will issue additional shares of Parent common stock to the Target shareholders, on a pro rata basis as follows: (i) if the Company and its subsidiaries achieve revenues of at least $75,000 for the fiscal year ending December 31, 2026, the Target shareholders will receive their pro rata share of 10,000,000 shares of Parent common stock; and (ii) if Xtend and its subsidiaries achieve revenues of at least $150,000 for the fiscal year ending December 31, 2027, the Target shareholders will receive their pro rata share of 10,000,000 shares of Parent common stock. Eligibility for earnout consideration is determined separately for each fiscal year and is not cumulative.

The Merger is subject to customary closing conditions, including minimum cash requirements, and includes a termination fee of $15,000. Upon closing, Target shareholders are expected to assume control of the combined company and appoint the board of directors.

b.	In connection with the Merger, the Company entered into Simple Agreement for Future Equity (“SAFE”) arrangements with several investors for aggregate proceeds of $18,423, of which $5,223 was received

XTEND REALITY EXPANSION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

from JFB. The SAFE instruments include a valuation cap of $1,000,000 and a 30% discount on the price per share in future qualifying equity financing. The SAFEs do not bear interest and have no maturity date. Pursuant to their terms, the SAFEs will automatically convert immediately prior to closing into shares at a fixed price of $10.00 per share, after which the SAFEs will be terminated.

c.

In connection with the Merger, the Company’s Board of Directors approved transaction-related compensation to certain members of management in an aggregate amount of $3,750. These payments are structured as milestone-based awards, with 10% payable upon execution of the definitive agreement and the remainder contingent upon completion of the merger.

d.

On April 26, 2026, subsequent to the balance sheet date, the Company entered into an Amended and Restated Facility Agreement with Bank Hapoalim B.M. (the “Bank”), providing aggregate credit facilities of up to $25 million. The facilities consist of (i) a term loan of up to $15 million, available in two tranches of $8 million and $7 million, drawable through January 31, 2027, bearing interest at Term SOFR plus 4.95% per annum, repayable in 36 equal monthly installments with a final maturity of January 31, 2030, and (ii) a revolving credit line of up to $10 million for purchase order and invoice financing. The facilities are secured by first-ranking floating and fixed charges over all of the Company’s assets and intellectual property, as well as guarantees and pledges from the Company’s Israeli and U.S. subsidiaries.

The Amended and Restated Facility Agreement contains customary covenants, including restrictions on liens, distributions, change of control, and material changes to the Company’s business.

In connection with the Amended and Restated Facility Agreement, the Company issued to the Bank a warrant to purchase shares of the Company (the “Warrant”). The Warrant has an aggregate exercise amount of $350, exercisable in two installments: $175 is exercisable immediately from the issue date, and an additional $175 becomes exercisable upon the first drawdown under the second tranche of the term loan. The Warrant entitles the Bank, at its sole discretion, to purchase either (i) Series B-3 Preferred Shares of the Company at an exercise price of $1.3369 per share, or (ii) shares of the most senior class issued in the Company’s next qualifying equity financing round at the lowest price per share paid in such round. The number of shares issuable upon exercise is determined by dividing the applicable exercise amount by the exercise price. The Warrant expires on the tenth anniversary of its issue date, provided that if not exercised in full prior to expiration, it will be deemed automatically exercised on a cashless basis, unless waived by the Bank. The exercise price and number of shares are subject to customary anti-dilution adjustments for stock splits, dividends, reclassifications and future down-round financings.

e.

On March 31, 2026, the Israeli Knesset enacted Chapter J, the Law for the Encouragement and Incentivization of Research and Development (the “R&D Law”). The R&D Law introduces a refundable tax credit regime for qualifying research and development expenditures incurred in Israel. The R&D Law applies to qualifying R&D expenditures incurred beginning in the 2026 tax year and allows eligible companies, subject to meeting certain conditions, to offset Israeli income taxes or Israeli qualified domestic minimum top up tax (QDMTT), or alternatively to receive a government grant if the credit is not utilized. The Company is currently evaluating the impact of the R&D Law on its consolidated financial statements.

XTEND REALITY EXPANSION LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	As of	As of
	March 31, 2026	December 31, 2025
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$55,214	$26,496
Short-term restricted deposit	646	642
Trade receivables	10,738	8,573
Contract assets	370	384
Other accounts receivable and prepaid expenses	5,013	2,402
Inventory	5,585	4,621

Total current assets	77,566	43,118

Non-current assets:
Other long-term assets	274	176
Operating lease right-of-use assets	3,585	4,420
Property and equipment, net	1,222	1,250
Intangible assets, net	8,911	9,340
Goodwill	13,056	13,311

Total non-current assets	27,048	28,497

Total assets	$104,614	$71,615

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XTEND REALITY EXPANSION LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	As of	As of
	March 31, 2026	December 31, 2025
	Unaudited
Liabilities and shareholders’ equity
Current liabilities:
Trade payables	1,803	$1,387
Accrued liabilities and other payables	8,498	8,048
Short-term operating lease liabilities	1,402	1,548
Deferred revenues	2,461	1,940

Total current liabilities	14,164	12,923

Non-current liabilities:
Holdback liability	3,625	2,973
Long-term operating lease liabilities	2,100	2,775
Deferred tax liability	1,514	1,587
SAFE Liability	42,315	—
Warrants liability	1,193	1,057

Total non-current liabilities	50,747	8,392

Total liabilities	64,911	21,315

Commitments and contingencies
Convertible Preferred Shares
Preferred shares of NIS 0.01 par value, Authorized: 117,720,975 as of March 31, 2026 and December 31, 2025; 117,720,975 shares issued and shares outstanding as of March 31, 2026 and December 31, 2025.	135,551	135,309

Total Convertible Preferred Shares	135,551	135,309

Shareholders’ Deficit:
Ordinary shares of NIS 0.01 par value, Authorized: 108,395,782 as of on March 31, 2026 and 78,354,454 as of December 31, 2025. Issued and outstanding 16,797,394 as of March 31, 2026 and 16,784,374 on December 31,2025, respectively.	48	48
Additional paid in capital	4,992	3,932
Accumulated other comprehensive (gain) loss	(181)	125
Accumulated deficit	(100,707)	(89,114)

Total shareholders’ deficit	(95,848)	(85,009)

Total liabilities and shareholders’ deficit	104,614	$71,615

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XTEND REALITY EXPANSION LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

	Three months ended March 31,
	2026	2025
	Unaudited
Revenues	$5,752	$1,720
Cost of revenues	5,282	2,699

Gross profit	470	(979)
Operating expenses:
Research and development	4,155	2,007
Sales and marketing	3,061	1,674
General and administrative	4,434	908

Total operating expenses	11,650	4,589
Total operating loss	(11,180)	(5,568)
Financial expenses, net	452	72

Loss before income tax expense	$(11,632)	$(5,640)

Income tax expense (benefit)	(39)	87
Net loss	(11,593)	(5,727)
Other comprehensive loss:
Adjustments arising from translating financial statements of foreign operations	(306)	—

Other comprehensive loss	(306)	—
Total comprehensive loss	(11,899)	$(5,727)

Net loss per share, basic and diluted	(0.70)	(0.49)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XTEND REALITY EXPANSION LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except number of ordinary shares data)

	Convertible Preferred shares		Ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ Deficiency
	Number	Amount	Number	Amount
Balance as of January 1, 2026	117,720,975	$135,309	16,784,374	$48	$3,932	$125	$(89,114)	$(85,009)
Exercise of options	—	—	13,020	—	6	—	—	6
Share based compensation		—	—	—	1,056	—	—	1,056
Deemed dividend preferred A shares	—	242	—	—	(242)	—	—	(242)
Foreign currency translation adjustments	—	—	—	—	—	(306)	—	(306)
Founders loan forgiveness					240			240
Net loss	—	—	—	—	—	—	(11,593)	(11,593)

Balance as of March 31, 2026 (Unaudited)	117,720,975	135,551	16,797,394	48	4,992	(181)	(100,707)	(95,848)

	Convertible Preferred shares		Ordinary shares		Additional paid-in Capital	Accumulated other comprehensive Loss	Accumulated deficit	Total shareholders’ Deficiency
	Number	Amount	Number	Amount
Balance as of January 1, 2025	71,245,072	$75,823	12,183,971	$34	$—	$—	$(62,286)	$(62,252)
Issuance of series B-2 preferred shares, net of issuance costs	4,675,967	4,000	—	—	—	—	—	—
Exercise of options	—	—	19,895	—	9	—	—	9
Share based compensation		—	—	—	179	—	—	179
Deemed dividend preferred A shares	—	242	—	—	(188)	—	(54)	(242)
Net loss	—	—	—	—	—	—	(5,727)	(5,727)

Balance as of March 31, 2025 (Unaudited)	75,921,039	80,065	12,203,866	34	—	—	(68,067)	(68,033))

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XTEND REALITY EXPANSION LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31
	2026	2025
	Unaudited
Cash flows from operating activities:
Net loss	$(11,593)	$(5,727)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash financial expenses	66	110
Depreciation and amortization	401	162
Founder’s loan forgiveness	240	—
Share based compensation	1,056	179
Remeasurement of warrants liabilities	136	124
Remeasurement of SAFE liability	(1,108)	—
Remeasurement of business combination holdback liability	652	—
Decrease (increase) in trade receivable	(2,169)	8,359
Decrease (increase) in contract assets	14	(808)
Increase in other accounts receivables and prepaid expenses	(2,615)	(1,582)
Decrease (increase) in long term assets	(98)	128
Increase in Inventory	(996)	(694)
Increase (decrease) in trade payables	421	(362)
Increase (decrease) in Accrued expenses and other current liabilities	536	(1,026)
Change in operating lease right-of-use assets	824	498
Change in operating lease liabilities	(810)	(521)
Change in Deferred taxes, net	(39)	—
Interest paid	—	44
Increase (decrease) in Deferred revenues	521	(133)

Net cash used in operating activities	(14,561)	(1,249)

Cash flows from investing activities:
Investment in short-term restricted deposits	—	(2,345)
Proceeds from short-term restricted deposits	—	1,928
Purchase of property and equipment	(137)	(96)

Net cash used in investing activities	(137)	(513)

Cash flows from financing activities:
Issuance of Preferred Shares, net	—	4,000
Exercise of options	6	9
Proceeds from SAFE	43,423	—

Net cash provided by financing activities	43,429	4,009

Effect of exchange rate changes on cash and cash equivalents	(13)	(110)
Increase in cash, cash equivalents	28,731	2,247
Cash and cash equivalents at the beginning of period	26,496	9,717

Cash and cash equivalents at the end of period	$55,214	$11,854

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XTEND REALITY EXPANSION LTD.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

Supplemental disclosure of cash flow activities:
Interest paid	—	44

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1 - OVERVIEW

a.

Xtend Reality Expansion Ltd. (together with its subsidiaries, the “Company” or “Xtend”) was incorporated in July 2018 under the laws of the State of Israel. The Company is a leader in software systems and artificial intelligence-powered robotics, deployed in high-threat, complex operational environments where human exposure carries significant risk. The Company develops integrated solutions that enable operators to interact with drones and other unmanned systems with precision in dynamic and complex physical environments.

Powered by its proprietary XTEND Operating System (“XOS”), the Company’s integrated software and advanced robotic hardware solutions are designed to provide autonomy at the edge. The Company operates across defense, law enforcement and private security missions through a platform of robots, drones and robotic subsystems. Its open architecture platform facilitates scalability and interoperability across partners and third-party applications, supporting a wide range of operational use cases and deployment environments.

b.

As of March 31, 2026, the Company operates through wholly owned subsidiaries located in Israel, the United States, Singapore, Malaysia, Latvia and the United Kingdom. These subsidiaries support the Company’s global operations, including research and development, manufacturing, sales and business development activities.

c.

For the three months ended March 31, 2026, the Company incurred a net loss of $11,593 and had an accumulated deficit of $100,707 as of March 31, 2026. Net cash used in operating activities for the three months ended March 31, 2026, was $14,561. As March 31, 2026, the Company’s cash and cash equivalents totaled $55,214. Based on its current operating plan, existing cash resources, and contracted customer demand, the Company believes it has sufficient funds to support its operations for at least twelve months following the issuance of its interim condensed consolidated financial statements for the three months ended March 31, 2026. The Company has generated revenue to date and maintains an order backlog and customer pipeline that supports continued revenue growth. However, the Company expects to incur net losses in the near term, and the achievement of profitability is dependent on various factors, including continued growth in revenues, expansion of distribution channels, and the Company’s ability to manage its cost structure. Until the Company achieves sustained profitability or positive cash flows from operations, it may continue to require additional funding. The Company intends to finance its future operations through a combination of cash on hand, offerings of equity or debt securities, and adjustments to operating expenses to align with available cash resources.

d.

On February 13, 2026, The Company entered into a definitive agreement and plan of merger (“the Agreement” or the “Merger”) with JFB Construction Holdings (Nevada) (“JFB”) and Xtend AI Robotics, Inc., a Delaware corporation (the “Parent”), pursuant to which a series of merger transactions will be effected resulting in the Parent becoming the publicly traded holding company of the combined group, and both the Company and JFB becoming wholly-owned subsidiaries of the Parent. Under the terms of the agreement, the Company is expected to issue shares to the existing shareholders of the Company immediately prior to closing (the “Target shareholders”).

As a result of the Merger, outstanding JFB Class A and Class B common shares will each convert into one share of Parent common stock, JFB Series C preferred shares will convert into two shares of Parent common stock, and all outstanding JFB common stock purchase warrants will be exercised immediately prior to the Merger, with the underlying shares converting into two shares of Parent common stock. Ownership of Parent common stock by holders of JFB Series C preferred shares and warrants is capped at 4.99%, with any excess consideration issued in the form of pre-funded warrants subject to the same beneficial ownership limitation.

Upon consummation of the mergers, shareholders of the Company are expected to collectively own approximately 77.6% of the voting power of Parent and 74.0% of the economic interests in Parent and

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

stockholders of JFB are expected to own approximately 22.4% of the voting power of Parent and 26.0% of the economic interests in Parent.

Following the Closing, Parent will issue additional shares of Parent common stock, to the Target shareholders, on a pro rata basis as follows: (i) if the Company and its subsidiaries achieve revenues of at least $75,000 for the fiscal year ending December 31, 2026, the Target shareholders will receive their pro rata share of 10,000,000 shares of Parent common stock; and (ii) if Xtend and its subsidiaries achieve revenues of at least $150,000 for the fiscal year ending December 31, 2027, the Target shareholders will receive their pro rata share of 10,000,000 shares of shares of Parent common stock. Eligibility for earnout consideration is determined separately for each fiscal year and is not cumulative.

The Merger is subject to customary closing conditions, including minimum cash requirements, and includes a termination fee of $15,000. Upon closing, Target shareholders are expected to assume control of the combined company and appoint the board of directors.

As part of the Merger, the Company entered into Simple Agreements for Future Equity (“SAFE”) arrangements with JFB (see to Note 17).

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation of the financial statements

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The unaudited interim condensed consolidated balance sheet as of March 31, 2026 was derived from the audited consolidated financial statements as of that date, but does not include all of the disclosures, including certain notes required by GAAP on an annual reporting basis. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed. Therefore, these unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2025.

In management’s opinion, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2026 and the Company’s interim condensed consolidated results of operations, shareholders’ equity, and cash flows for the three months ended March 31, 2026 and 2025. The results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the full year ending December 31, 2026 or any other future interim or annual period.

Use of estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the unaudited interim condensed consolidated financial statements and accompanying notes. The accounting estimates that require management’s subjective judgments include, but are not limited to, those related to: (1) estimates used in applying the Company’s revenue recognition policies,

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

(2) allowances for credit losses, (3) operating lease assets and liabilities, including the incremental borrowing rate, (4) the useful lives of long-lived assets, (5) acquired intangible assets and goodwill (6) income taxes, including valuation allowance (7) assumptions used in the option pricing models to determine the fair value of share-based compensation (8) the fair value of financial assets and liabilities (9) impairment of long-lived assets and goodwill. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates.

Significant Accounting Policies

The Company’s significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, in the Company’s Annual Report on for the year ended December 31, 2025. There have been no significant changes to these policies during the three months ended March 31, 2026, except as noted herein.

Concentrations of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and short-term restricted deposit, trade receivables and contract assets.

As of March 31, 2026 and December 31, 2025, the majority of the Company’s cash and cash equivalents are invested in dollars with major banks in Israel and the United States. Generally, these cash and cash equivalents may be redeemed upon demand and therefore, management believes that they bear low risk.

Trade receivables and contract assets of the Company are mainly derived from sales to major customers located in North, South and Central America, Israel, Europe and Asia. The Company performs ongoing credit evaluations of its customers and obtains letters of credit and bank guarantees for certain receivables.

The Company estimates expected credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors.

Major customer (above 10%) data as a percentage of total trade receivables:

	March 31,	December 31,
	2026	2025
	Unaudited
Customer A	27%	39%
Customer B	20%	—
Customer C	15%	17%
Customer D	14%	—
Customer E	11%	14%

Fair value of financial instruments:

In accordance with ASC 820, “Fair Value Measurements and Disclosures”, fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, contract assets, other current assets, trade payables, accrued expenses and other current liabilities approximate their fair value due to the short-term maturity of such instruments.

The Company’s warrant liability, holdback liability and SAFE liability were measured at fair value using Level 3 unobservable inputs (see note 14). The Company utilized a Black and sholes model for the initial and subsequent valuations of the SAFE liability and the warrant’s liability. The Company utilized the fair value of ordinary shares and preferred shares in the subsequent valuation of the holdback liability.

Cost to Obtain a Contract

The Company capitalizes certain sales commission as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Capitalized contract costs are amortized on a systematic basis that is consistent with the transfer to the customer of goods or services to which the asset relates. For costs that the Company would have capitalized and amortized over one year or less, the Company has elected to apply the practical expedient and expense these contract costs as incurred.

As of March 31, 2026, capitalized contract costs were immaterial.

Impairment of long-lived assets

The Company assesses the recoverability of its long-lived assets, including finite-lived intangible assets and ROU assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable, in accordance with ASC 360, “Property, Plant and Equipment”. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying amount. If such assets or asset group are impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. During the three months ended March 31, 2026, and 2025, no impairment losses were recorded.

Goodwill

Goodwill has been recorded in the Company’s financial statements as a result of acquisitions.

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

Goodwill represents the excess of the purchase price over the estimated fair value of net assets of a business acquired in a business combination. Under ASC Topic 350, Intangibles—Goodwill and Other (“ASC 350”), goodwill is not amortized but rather is subject to impairment test at least annually. The Company elected to perform an annual impairment test of goodwill as of December 31, each year, or more frequently if events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at the reporting unit level, by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than it carrying amount. If the reporting unit does not pass the qualitative assessment, the Company carries out a quantitative test for impairment of goodwill, by comparing the fair value of the reporting unit with the carrying amount of the reporting unit that includes goodwill. The Company may bypass the qualitative assessment and proceed directly to performing the quantitative goodwill impairment test. The Company has determined that it has one operating segment and one reporting unit. The Company did not record goodwill impairment charges during any of the periods presented.

Warranty costs

The Company maintains reserves to cover the expected costs that could result from its assurance type warranty. The warranty liability is in the form of product replacement and associated costs. Warranty reserves are based on the Company’s best estimate of such costs and are included in cost of revenues. The reserve for the related warranty expenses is based on various factors including assumptions about the frequency of warranty claims on product failures, derived from results of field monitoring and analysis of the history of product field failures, and the Company’s reliability estimates.

Warranty provision requires management to estimate expected product failure rates, the cost of replacement units, and associated remediation costs over the warranty period. These estimates are based on historical field return data, internal quality assurance testing, and reliability analyses. Due to the nature of the Company’s products and the environment in which they operate, actual warranty costs may differ from the amounts estimated.

The provision rate is reviewed periodically and adjusted as additional field performance data becomes available.

Warranty provisions amounted to $161 and $182 as of March 31, 2026 (unaudited), and December 31, 2025, respectively.

Equity linked instruments

The Company accounts for equity-linked instruments (i.e., Warrants and SAFEs) as either equity-classified or liability-classified instruments based on an assessment of the instrument’s specific terms and applicable authoritative guidance. The assessment considers whether the instruments are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the instruments are indexed to the Company’s own ordinary share and whether the conditions for equity classification are met. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent reporting period end date while the instruments are outstanding.

Instruments that meet all the criteria for equity classification are required to be recorded as a component of additional paid-in capital. Instruments that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

fair value at each balance sheet date thereafter. Changes in the estimated fair value are recognized in financial income (expenses) in the unaudited interim condensed consolidated statements of comprehensive loss.

Comprehensive income (loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, “Comprehensive Income”. The Company’s items of other comprehensive income (loss) relate to foreign currency translation adjustments.

The following table shows the components of accumulated other comprehensive loss, as of March 31, 2026 :

	March 31, 2026
	Unaudited
	Foreign currency translation adjustments	Total
Beginning balance	$125	$125
Other comprehensive income before reclassifications	(306)	(306)

Ending balance	$(181)	$(181)

Recently Adopted Accounting Pronouncement

In July 2025, the Financial Accounting Standard Board (“FASB”) issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, Revenue from Contracts with Customers. The practical expedient assumes that current conditions as of the balance sheet date do not change for the remaining life of the assets. The Company adopted this guidance on January 1, 2026 on a prospective basis and elected the practical expedient. The adoption did not have a material impact on its unaudited interim consolidated financial statements.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosure (Subtopic 220-40), Disaggregation of Income Statement Expenses, which requires disclosure of disaggregated information about certain expense captions presented in the Consolidated Statements of Operations as well as disclosure about selling expense. The guidance will be effective for the Company for annual periods beginning January 1, 2027 and interim periods beginning January 1, 2028, with early adoption permitted. It could be applied either prospectively or retrospectively. The Company is currently evaluating the impact on its financial statement disclosures.

In September 2025, the FASB issued ASU 2025-06, Intangible - Goodwill and Other Internal-Use Software (Subtopic 350-40), Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the accounting guidance for costs to develop software for internal use. It removes the previous

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

development stage model and introduces a more judgment-based approach. The guidance is effective for the Company for the first quarter beginning January 1, 2028, with early adoption permitted. The Company is currently evaluating the impact on its interim condensed consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities. The update establishes guidance on the recognition, measurement, presentation, and disclosure of government grants, including grants related to an asset and grants related to income. The guidance is effective for the Company for the first quarter beginning January 1, 2029, with early adoption permitted. The Company is currently evaluating the impact on its interim condensed consolidated financial statements.

Employee related benefits

Severance pay:

Under Israeli law and labor agreements, the Company is required to make severance payments to retired or terminated employees and to employees leaving employment in certain other circumstances.

The liability of the Company to pay severance pay to its employees is covered by the provision and by the payment of premiums for insurance policies. The Company makes payments into a general provident fund. The amounts deposited in the provident fund and the amounts paid for insurance policies in the names of the companies include accrued profits and may be withdrawn subject to restrictions determined by law.

According to Section 14 to the Severance Pay Law (“Section 14”) in Israel the payment of monthly deposits by a company into recognized severance and pension funds or insurance policies releases it from any additional severance obligation to the employees that have entered into agreements with the company pursuant to such Section 14.

Therefore, the payment of monthly deposits by the Company into recognized severance and pension funds or insurance policies releases it from any additional severance obligation to those employees that have entered into such agreements and therefore the Company incurs no additional liability since that date with respect to such employees. Amounts accumulated in the pension funds or insurance policies pursuant to Section 14 are not supervised or administrated by the Company and therefore neither such amounts nor the corresponding accrual are reflected in the Company’s unaudited interim condensed Consolidated Financial Statements.

Severance pay expenses for the three months ended March 31, 2026, and 2025 amounted to $289 and $163, respectively.

401(k) profit sharing plans:

The Company maintains a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code for its U.S. employees. Eligible employees may participate in the plan subject to certain eligibility requirements. The plan includes a safe harbor matching contribution, under which the Company matches 100% of employee contributions up to 4% of eligible compensation. Contributions are fully vested upon contribution. The contribution costs for all the plans were immaterial for the three months ended March 31, 2026, and 2025, respectively.

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 3 – REVENUE RECOGNITION

Contract Balances

Of the $1,940 and $3,032 of deferred revenue recorded as of December 31, 2025 and 2024, respectively, the Company recognized $713 and $469 as revenue during the three months ended March 31, 2026 and 2025, respectively.

Remaining Performance Obligation

The Company’s remaining performance obligations (“RPO”) represents the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied at year’s end. Total RPO was $28,985 as of March 31, 2026. Of the total RPO as of March 31, 2026, we expect $20,868 will be recognized as revenue over the next 12 months, and $ 8,117 thereafter.

NOTE 4 – OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

a.	Other accounts receivable and prepaid expenses is comprised of the following:

	March 31,	December 31,
	2026	2025
	Unaudited
Government institutions	$896	$353
Advances to suppliers	2,484	1,325
Prepaid expenses	1,470	515
Other current asset	163	209

	5,013	2,402

NOTE 5 – INVENTORIES

Inventories are comprised of the following:

	March 31,	December 31,
	2026	2025
	Unaudited
Raw materials	4,596	2,908
Work in Process	114	113
Finished products	875	1,600

	5,585	4,621

NOTE 6 – GOODWILL

The following table represents the changes in goodwill:

Goodwill
Balance as of December 31, 2025	$13,311
Foreign currency translation adjustments	(255)

Balance as of March 31, 2026	$13,056

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7 – ACCRUED LIABILITIES AND OTHER PAYABLE

a.	Accrued liabilities and other payables are comprised of the following:

	March 31, 2026	December 31, 2025
	Unaudited
Employees and related benefits	$3,439	$2,878
Claim payable	2,681	2,518
Government institutions	359	960
Warranty liability	161	182
Accrued expenses	1,809	1,422
Other current liabilities	49	88

	8,498	8,048

NOTE 8 – COMMITMENTS AND CONTINGENCIES

a.	Royalty commitments:

In 2019, the Company received an approval for a research and development participation grant from the IIA. Since 2019, the Company obtained grants from the IIA in an aggregating amount of $540 (the “Total Grant”) and in return undertook to pay royalties at a rate of 3% plus interest at TLBOR, out of any income generated through the technology developed as part of the project supported by such grant. During 2024, the Company finished to repay the Total Grant amount plus the interest.

Under the Israeli Innovation Law, the transfer of know-how or other intellectual property rights developed with IIA funding outside of Israel requires the prior approval of the IIA. Approval may be granted only if the recipient assumes all obligations under the Innovation Law, including restrictions on the transfer of IIA-funded know-how and limitations on transferring manufacturing outside of Israel, as well as compliance with the applicable royalty payment obligations. In the event the Company transfers IIA-funded know-how, the Company would be required to pay royalties to the IIA from the consideration received in such transaction. There can be no assurance that the IIA would approve any such transfer, if requested.

b.	Litigation:

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and record a provision, as necessary. Provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, it believes would individually, or in the aggregate, have a material adverse effect on its business, financial position, results of operations, or cash flow, except as noted below.

In July 2023, the Ministry of Defense of Ukraine (“MoD”) issued a formal penalty notice against Atlas Aerospace SIA (“Atlas”), a subsidiary of the Company, in connection with delayed delivery of goods under a supply contract. Following partial payments made by Atlas, the outstanding balance subject to debt recovery proceedings as of the reporting date is EUR 625 thousand (approximately $734), excluding accrued interest and legal costs. As of the reporting date, no

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

arbitration or legal proceedings have been initiated. The Company is in discussions with the counterparty and expects to settle the remaining balance by the end of 2026. The provision is presented within accrued expenses and other current liabilities in the Company’s interim condensed consolidated balance sheets.

c.	Claim payable

In 2022, the Ukrainian charitable organization “Come Back Alive” has asserted a claim against Atlas in connection with advance payments made for products that were not fully delivered within the agreed timeframe. The claimed amount is approximately EUR 2,000 thousand (approximately $2,518). On May 8, 2023, the parties entered into a First Agreement on Mutual Settlement of Obligations in relation to this dispute; however, due to financial constraints on the part of Atlas, that agreement was only partially fulfilled. As of the March 31, 2026, the Company has recorded a liability of $2,681, representing the amount payable under the agreement. The liability is presented within accrued liabilities and other payables in the Company’s unaudited interim condensed consolidated balance sheets. For other claims, where an unfavorable outcome is not considered probable or the amount of potential loss cannot be reasonably estimated, no provision has been recorded.

NOTE 9 – WARRANTS LIABILITY

The following warrants were issued in connection with the Company’s equity financing activities and certain loan arrangements:

a.	SVB Warrants

On January 21, 2021, the Company entered into a series of agreements establishing a credit facility with a financial institution, Silicon Valley Bank (“SVB”). In connection with the credit facility, the Company granted the lender a warrant to purchase the Company’s preferred shares, subject to the terms and conditions set forth in the related warrant agreement. As of March 31, 2026, the warrants are exercisable into 226,326, class A-2 preferred shares with an exercise price of $0.7479 per share.

b.	Union Warrants

On July 6, 2022, in connection with a $10 million SAFE agreement, the Company issued a warrant to Union Investments & Development Ltd. (“Union”). The warrants are exercisable into B-1 preferred shares and include net-issue exercise, automatic exercise if in-the-money at expiration, comprehensive anti-dilution protections, and alignment with rights of other preferred shareholders upon conversion. In June 2025, Union warrants were exercised into an aggregate of approximately 10,874,323 Series B-1 preferred shares, consisting of (i) 7,306,207 Series B-1 preferred shares issued for aggregate cash proceeds of $5,000, and (ii) 3,568,116 Series B-1 preferred shares issued on a cashless basis.

c.	Bank Hapoalim Warrant

On October 9, 2024, the Company issued a warrant to Bank Hapoalim B.M. (“Hapoalim” or “BHI”) in connection with a financing facility agreement executed on the same date (see note 12). The warrant entitles Hapoalim to purchase shares having the rights and preferences of the Company’s Preferred B-2 shares or, if applicable, the securities issued in the Company’s subsequent Qualified Financing. The warrants are exercisable into 561,116, class B-2 preferred shares with an exercise price of $0.855 per share.

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

Each warrant was determined to be a freestanding financial instrument since each warrant is legally detachable and separately exercisable.

The warrants were classified as liabilities, as they are exercisable into the Company’s contingently redeemable preferred shares and therefore embody an obligation that is indexed to an obligation to repurchase the Company’s shares by transferring assets.

As the Company’s warrants were classified as liabilities, the warrants were initially and subsequently measured at fair value, with changes in fair value recognized in earnings.

NOTE 10 – LONG TERM LOANS

a.	Poalim Credit line:

On October 9, 2024, the Company entered into a venture-lending facility with Bank Hapoalim B.M. (“BHI”), under which the Bank agreed to make available a credit facility of up to $8,000, drawable in two installments, subject to satisfaction of various conditions precedent, including completion of an equity financing of at least $14 million, delivery of U.S. subsidiary guarantees, deposit-account control agreements, registration of security interests, and the provision of legal opinions. The Company may draw down the loans in U.S. Dollars or New Israeli Shekels during the access period ending on the earlier of January 31, 2026, or an event of default.

As part of the facility, the Company issued a warrant to Bank Hapoalim (the “BHI Warrant”) (see note 11).

The Company concluded that the warrant issued to BHI was effectively a commitment fee to BHI in exchange for access to the funds without current intention to draw down the funds, therefore, the Company amortized the deferred cost on a straight-line basis over the access period. The credit line expired undrawn in January 2026.

b.	Vopak Ventures Loan

On May 30, 2023, in connection with a business combination, the Company assumed a loan liability. As of December 31, 2024, the outstanding balance of the loan amounted to $1,405. The loan bears fixed interest at a rate of 3% and is repayable in a single bullet payment, including accrued interest, on October 31, 2025. The Company interest expenses related to the loan amounted to $23 in the three months ended March 31, 2025. The loan was repaid on October 31, 2025.

NOTE 11 – FAIR VALUE MEASUREMENTS

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. The Company did not have any transfers between fair value measurements levels in the three months ended March 31, 2026, and the year ended December 31, 2025, respectively.

The Company measures the fair value of the Warrants liability, the holdback liability and SAFE using valuation techniques that are classified as Level 3 due to the use of unobservable inputs. Specifically, the Company applies a Black-Scholes simulation model for the Warrants liability and SAFE, and

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

utilizes the fair value of ordinary shares and preferred shares expected to be issue in the valuation of the holdback liability.

	March 31, 2026 (unaudited)
	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants liability	—	—	1,193	1,193
SAFE			42,315	42,315
Hold-back liability	—	—	3,625	3,625

Total financial liabilities	$—	$—	$47,133	$47,133

	December 31, 2025
	Fair value measurements using input type
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants liability	—	—	1,057	1,057
Hold-back liability	—	—	2,973	2,973

Total financial liabilities	$—	$—	$4,030	$4,030

The following table presents the changes in the fair value of warrants liability:

Warrants liability
Fair value as of December 31, 2025	1,057

Change in fair value	136

Fair value as of March 31, 2026	1,193

The key inputs into the Black-Scholes model for the warrants liability as of March 31, 2026 and December 31, 2025, were as follows:

Input	March 31, 2026	December 31, 2025
Risk-free interest rate	3.79%	3.47%
Expected term (years)	2	3
Expected volatility	81.3%	79.2%

The Company’s use of a Black-Scholes model required the use of subjective assumptions:

•	The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the Warrants.

•	The expected term was based on the maturity of the Warrants following the inception date.

•	The expected share volatility assumption was based on the implied volatility from a set of comparable publicly- traded companies as determined based on size and proximity.

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NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

The following table presents the changes in the fair value of SAFE:

SAFE
Fair value as of December 31, 2025	$—
Issuance of SAFE	43,423
Change in fair value	(1,108)

Fair value as of March 31, 2026	$42,315

The key inputs into the Black-Scholes model for the SAFE as of March 31, 2026, were as follows:

March 31,
Input	2026
Risk-free interest rate	3.68%
Expected term (years)	0.75
Expected volatility	85%

The following table presents the changes in the fair value of Hold-back liabilities:

Hold-back
Fair value as of December 31, 2025	$2,973
Change in fair value	652
Fair value as of March 31, 2026	3,625

NOTE	12 – CONVERTIBLE PREFERRED SHARES

a.	Convertible preferred shares consisted of the following:

	Authorized		Issued and outstanding
	Number of shares				Carrying amount		Liquidation Preference
	As of March 31,	As of December 31,	As of March 31,	As of December 31,	As of March 31,	As of December 31,	As of March 31,	As of December 31,
	2026	2025	2026	2025	2026	2025	2026	2025
	Unaudited		Unaudited		Unaudited		Unaudited
Share no par value:
Series Seed 1	3,328,245	3,328,245	3,328,245	3,328,245	2,916	2,916	2,180	2,180
Series Seed 2	2,081,110	2,081,110	2,081,110	2,081,110	1,811	1,811	975	975
Series Seed 3	1,851,147	1,851,147	1,851,147	1,851,147	1,614	1,614	970	970
Series A-1	8,144,594	8,144,594	8,144,594	8,144,594	20,889	20,724	19,764	19,599
Series A-2	4,073,867	4,073,867	4,073,867	4,073,867	5,596	5,551	5,319	5,274
Series A-3	1,940,257	1,940,257	1,940,257	1,940,257	3,981	3,949	3,784	3,752
Series B-1	34,962,872	34,962,872	34,962,872	34,962,872	33,696	33,696	26,759	26,759
Series B-2	36,199,184	36,199,184	36,199,184	36,199,184	32,041	32,041	26,015	26,015
Series B-3	25,139,699	25,139,699	25,139,699	25,139,699	33,007	33,007	33,663	33,663

	117,720,975	117,720,975	117,720,975	117,720,975	135,551	135,309	119,429	119,187

The holders of the preferred shares have the following rights, preferences and privileges:

a.

Voting Rights—Each holder of convertible preferred shares is entitled to the number of votes equal to the number of ordinary shares into which such shares of convertible preferred shares could be converted at the record date.

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

b.	Redemption—The convertible preferred shares do not contain any date-certain redemption features.

c.

Conversion Rights – Each Preferred Share is convertible, at the option of the holder, into Ordinary Shares at any time after issuance. The number of Ordinary Shares into which each Preferred Share is convertible is determined based on the applicable original issue price and the conversion price of such Preferred Share, as adjusted from time to time for customary anti-dilution and capital adjustments, including share splits, combinations, recapitalizations and similar events.

All Preferred Shares are automatically convertible into Ordinary Shares upon the earlier of (i) the closing of a qualified initial public offering (“Qualified IPO”), or (ii) the written consent of the holders of a majority of the Preferred Shares (Preferred Majority).

d.

Liquidation Preference and dividend distribution —In the event of any liquidation, deemed liquidation (including certain change of control transactions) and/or any distribution of dividends by the Company any and all assets and funds available for distribution to the Shareholders or being received by or payable to the Shareholders in the framework of a Deemed Liquidation and/or a Distribution shall be distributed to the Shareholders in the following order and preference:

1.	Preferred B and A Shares (First Distribution):

Holders of Preferred B and A Shares are entitled to receive an amount equal to the greater of: their Original Issue Price plus any unpaid dividends, or the amount they would have received if their shares were converted into Ordinary Shares. If the assets available are insufficient, the distribution is made pro rata among these shareholders. Pari-passu between Series B and A alike,

2.	Preferred A Shares Coupon (Second Distribution):

After the first distribution, holders of Preferred A Shares receive an additional 4% per annum (up to 5 years) on their Original Issue Price as a coupon, if applicable. If assets are insufficient, they are distributed pro rata among these shareholders. Pari-passu between Series A holders.

3.	Series Seed Preferred Shares (Third Distribution):

After payments to Preferred A shareholders (Second distribution), holders of Series Seed Preferred Shares receive either: their Original Issue Price plus unpaid dividends, or the amount they would have received if their shares were converted into Ordinary Shares. If assets are insufficient, this amount is distributed pro rata among these shareholders. Pari-passu between Series Seed holders.

4.	Ordinary Shares (Fourth Distribution):

After all preferences are satisfied, any remaining assets are distributed to holders of Ordinary Shares on a pro rata basis, excluding holders of Preferred B, A, and Series Seed shares who have already received their full entitlements

e.

Classification and measurement of Convertible Preferred Shares—The deemed liquidation preference provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the mezzanine section of the unaudited interim condensed consolidated balance sheets. As of March 31, 2026 and December 31, 2025, the Company did not adjust the carrying values of the shares to the redemption values of such shares since a redemption was not probable.

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

As class A Preferred shareholders are entitled to a paid in-kind dividend that increases the liquidation preference by 4% per annum, for the three months ended March 31, 2026 and 2025, the Company recorded deemed dividend equal to the increase in the liquidation preference. As there are no retained earnings, the dividend for the three months ended March 31, 2026 was charged against additional paid in capital. The dividend for the three months ended March 31, 2025 was charged against additional paid in capital and accumulated deficit, since the Company does not believe additional paid in capital can be recorded as a negative amount.

NOTE 13 – SHAREHOLDERS’ DEFICIT

a.	Share capital:

Ordinary shares shall confer on their shareholders all rights in the Company, including the right to vote on any matter at any general meeting, with each ordinary share having voting power of one vote for one ordinary share, the right to receive notice of any General Meeting, the right to receive dividends and to participate in any distribution of surplus assets and funds in the Company.

b.	Dividends:

1.

In the event that cash dividends are declared by the Company, such dividends will be declared and paid in Israeli currency. Under current Israeli regulations, any cash dividend paid in Israeli currency in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency, may be freely repatriated in such non-Israeli currency, at the exchange rate prevailing at the time of repatriation.

2.	The Company has not adopted a policy regarding the distribution of dividends.

3.	Pursuant to the terms of the BHI loan, the Company is restricted from paying cash dividends to its shareholders without initial approval from the bank.

c.	Stock option plans:

Description of plans:

The Company has adopted employee share incentive bonus plan named the “XTEND 2019 Share Option Plan” (the “Plan”) in 2019. Under the Plan, employees, directors, and consultants of the Company may be granted options to acquire Ordinary Shares of the Company.

The vesting schedule is usually 4 years with one year cliff. Each option granted under the Plan is exercisable until the earlier of the 10th anniversary from the date of the vesting start date of such option or the expiration dates of the respective option, subject to the terms of the Plan and each applicable option agreement.

Valuation assumptions:

The Company selected the Black-Scholes-Merton option-pricing model as the most appropriate fair value method for its stock options awards. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term.

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

A summary of employees’ and directors’ option balances under the 2019 Plan as of March 31, 2026 and changes during the year then ended are as follows:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding as of January 1, 2026	25,081,159	$0.44	7.2	$0.22
Granted	1,015,130	$1.88	9.8	$1.46
Exercised	(13,020)	$0.48	7.5	$1.47
Forfeited and cancelled	(241,251)	$0.47	9	$1.41
Outstanding as of March 31, 2026	25,842,018	$0.53	9	$1.41

Exercisable as of March 31, 2026	7,269,694	$0.46	8.3	$1.48

The weighted-average grant-date fair value of options granted during the three months ended March 31, 2026, and March 31, 2025 were $0.5, $1.2, respectively.

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on that date. These amounts changed based on the fair market value of the Company’s stock. Total intrinsic value of options exercised for the three months ended March 31, 2026, and March 31, 2025 was $6.2, $9.1, respectively.

Share base compensation expenses for the three months ended March 31, 2026, and March 31, 2025 amounted to $1,056 and $179, respectively.

The total share base compensation expense recognized for the three months ended March 31, 2026 and 2025, was as follows:

	Three months ended March 31,
	2026	2025
	Unaudited
Cost of revenues	135	3
Research and development	389	89
Sales and marketing	67	11
General and administrative	465	76

Total share-based compensation expense	1,056	179

Repricing:

In September 2024, the Board of Directors approved the repricing of the exercise price of an aggregate of 983,369 outstanding incentive share options with exercise prices ranging from $0.66 and $0.7 per ordinary share to $0.47 per ordinary share. The modification resulted in $73 of incremental compensation costs to be recognized, out of which $55 and $52 were recognized during the three months ended March 31, 2026 and 2025, respectively.

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14 – RELATED PARTIES

In 2024, the Company entered into loan agreements with two of its founders, under which the founders received an aggregate loan amount of $240 from the Company. The loans bear interest at the rate prescribed under Section 3(i) of the Israeli Tax Authority, which amounted to 6.91% and 6.91% in 2024 and 2025, respectively.

The loans are secured by all outstanding ordinary shares held by the founders. The loans mature in 36 months and can be repaid by cash or by variable number of shares (up to all the outstanding shares held by the founders) such that the aggregate fair value of the shares will equal the outstanding principal amount and accrued interest. The Company concluded that the compensatory component within the loans was immaterial. The loans were recorded as a reduction to the Company’s shareholders equity.

In February 2026, the Company’s board of directors approved a full forgiveness of the loans. As such, the Company recognized compensation expenses for the full loan amount.

NOTE 15 – SEGMENT INFORMATION

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the CODM, which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. There is no expense or asset information that is supplemental to those disclosed in these unaudited interim condensed consolidated financial statements, that are regularly provided to the CODM. The allocation of resources and assessment of performance of the operating segment is based on consolidated net loss as shown in the Company’s unaudited interim condensed consolidated statements of comprehensive loss. The CODM considers net loss in the annual forecasting process and reviews actual results when making decisions about allocating resources. Since the Company operates as one operating segment, financial segment information, including profit or loss and asset information, can be found in the unaudited interim condensed consolidated financial statements.

Major customers

The following table represents total the Company’s revenue by major customers (major customer – revenues from these customers constitute at least 10% of total revenues in a certain year):

	Three months ended March 31,
	2026	2025
	Unaudited
Customer A	40.7%	32.3%
Customer B	27.1%	—
Customer C	18.1%	—

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

The following table represents total revenue by geographic area based on the customers’ shipping address:

	Three months ended March 31,
	2026	2025
	Unaudited
ISRAEL	2,565	534
EMEA	1,635	333
LATVIA	309	—
USA	80	460
SINGAPORE	122	145
APAC	1,041	248

Total	5,752	1,720

The Company’s long-lived assets, including ROU assets by geographic area are summarized as follows:

	Three months ended March 31,
	2026	2025
	Unaudited
ISRAEL	1,776	1,733
LATVIA	628	—
USA	1,107	82
APAC	1,296	920

Total	4,807	2,735

NOTE 16 – NET LOSS PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Three months ended March 31,
	2026	2025
	Unaudited
Numerator:
Net loss	(11,592,722)	(5,726,581)
Deemed dividend on Series A preferred shares	(241,642)	(241,642)

Net loss attributable to ordinary shares – basic and diluted	(11,834,364)	(5,968,222)

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	16,789,763	12,194,963

Net loss per share attributable to ordinary shareholders, basic and diluted	(0.70)	(0.49)

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Three months ended March 31,
	2026	2025
	Unaudited
Convertible preferred shares	117,720,975	75,921,039
Warrants	2,273,417	16,863,757
Outstanding share options	25,842,018	8,987,682
SAFE	7,475,680	—

Total	153,312,090	101,780,707

NOTE 17 – SAFE Liability

In February 2026, in connection with the Merger with JFB, the Company entered into SAFE arrangements with JFB and several additional investors, for aggregate proceeds of $43,423, of which $30,223 was invested by JFB. The SAFEs do not bear interest and have no maturity date.

Pursuant to their terms, the SAFEs will automatically convert immediately prior to the closing of the merger. For the investors other than JFB, the SAFEs will convert into shares at a fixed price of $10.00 per share. The SAFE entered into with JFB will convert into ordinary shares at a price per share equal to the price defined in the merger agreement.

In addition, under the SAFE agreement with JFB, in the event that a JFB breach (as defined in the Merger Agreement) which result in the termination of the merger agreement, an amount of $25,000 will be deducted from the SAFE value for purposes of determining the number of securities issued upon conversion of the SAFE.

In the event the mergers do not close, the SAFEs contain certain conversion triggers which provide for the conversion of the SAFE into preferred shares in the event of: (i) an Equity Financing or (ii) either a change of control transaction, direct listing, or an initial public offering, which in each case is referred to as a Liquidity Event. In the event of a conversion, the number of shares is calculated as either: (i) in the case of an Equity Financing, the purchase amount divided by the lower of (x) the price per share equal to the Pre-Money Valuation Cap (as defined below) divided by the Company Capitalization and (y) the price per share sold in the equity financing multiplied by 70%; (ii) in the case of a Liquidity Event, each SAFE holder will be entitled to receive (immediately prior to or concurrent with the consummation of such Liquidity Event), a portion of the Proceeds equal to the greater of (x) the SAFE purchase amount or (y) the amount such holder would actually receive if the holder converted SAFEs at the Pre-Money Valuation Cap immediately prior to such Liquidity Event. For purposes of the SAFEs, the Pre-Money Valuation Cap is equal to $1,000,000 and a 30% discount on the price per share in a future qualifying equity financing.

Each SAFE was determined to be a freestanding financial instrument since each SAFE is legally detachable and separately exercisable. Given that the SAFE could be settled in cash or a variable number of shares, the Company concluded that the SAFE should be accounted for as a liability, measured at fair value through earnings.

XTEND REALITY EXPANSION LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 18 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through June 16, 2026, the date on which the unaudited interim condensed consolidated financial statements were available to be issued.

a.

On April 20, 2026, subsequent to the balance sheet date, the Company entered into an Amended and Restated Facility Agreement with Bank Hapoalim B.M. (the “Bank”), providing aggregate credit facilities of up to $25 million. The facilities consist of (i) a term loan of up to $15 million, available in two tranches of $8 million and $7 million, drawable through January 31, 2027, bearing interest at Term SOFR plus 4.95% per annum, repayable in 36 equal monthly installments with a final maturity of January 31, 2030, and (ii) a revolving credit line of up to $10 million for purchase order and invoice financing. The facilities are secured by first-ranking floating and fixed charges over all of the Company’s assets and intellectual property, as well as guarantees and pledges from the Company’s Israeli and U.S. subsidiaries. The Agreement contains customary covenants, including restrictions on liens, distributions, change of control, and material changes to the Company’s business.

In connection with the Agreement, the Company issued to the Bank a warrant to purchase shares of the Company (the “Warrant”). The Warrant has an aggregate exercise amount of $350, exercisable in two installments: $175 is exercisable immediately from the issue date, and an additional $175 becomes exercisable upon the first drawdown under the second tranche of the term loan. The Warrant entitles the Bank, at its sole discretion, to purchase either (i) Series B-3 Preferred Shares of the Company at an exercise price of $1.3369 per share, or (ii) shares of the most senior class issued in the Company’s next qualifying equity financing round at the lowest price per share paid in such round. The number of shares issuable upon exercise is determined by dividing the applicable exercise amount by the exercise price. The Warrant expires on the tenth anniversary of its issue date, provided that if not exercised in full prior to expiration, it will be deemed automatically exercised on a cashless basis, unless waived by the Bank. The exercise price and number of shares are subject to customary anti-dilution adjustments for stock splits, dividends, reclassifications and future down-round financings.

b.

In May 2026, subsequent to the balance sheet date, the Company settled the holdback liability recognized in connection with the acquisition of Atlas (see Note 11). The Company issued ordinary shares and Series B-2 Preferred Shares of Xtend Reality Expansion Ltd. to the former shareholders of Atlas.

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Shareholders of

ATLAS AEROSPACE SIA.

Opinion

We have audited the financial statements of Atlas Aerospace SIA. (the Company), which comprise the balance sheet as of December 31, 2024, and the related statements of comprehensive loss, shareholders’ deficit and cash flow for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-1

REPORT OF INDEPENDENT AUDITOR

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel-Aviv, Israel

June 16, 2026

F-2

ATLAS AEROSPACE SIA.

BALANCE SHEET

U.S. dollars in thousands, except share and per share data

December 31,
2024
Assets
Current assets:
Cash and cash equivalents	$42
Trade receivables	175
Other accounts receivable and prepaid expenses	337
Inventory	965

Total current assets	1,519

Non-current assets:
Operating lease right-of-use assets	542
Property and equipment, net	349

Total non-current assets	891

Total assets	$2,410

The accompanying notes are an integral part of the financial statements

F-3

ATLAS AEROSPACE SIA.

BALANCE SHEET

U.S. dollars in thousands, except share and per share data

December 31,
2024
Liabilities and shareholders’ deficit
Current liabilities:
Trade payables	$248
Accrued liabilities and other payables	4,022
Short-term operating lease liabilities	145
Related parties liability	20,429
Deferred revenues	79

Total current liabilities	24,923

Non-current liabilities:
Long-term operating lease liabilities	397

Total non-current liabilities	397

Total liabilities	25,320

Commitments and contingencies Shareholders’ deficit:
Ordinary shares of EUR1 par value, Authorized: 37,800 shares at December 31, 2024. Issued and outstanding 37,800 shares at December 31, 2024.	42
Additional paid in capital	1,124
Accumulated other comprehensive income	1,955
Accumulated deficit	(26,031)

Total shareholders’ deficit	(22,910)

Total liabilities and shareholders’ deficit	$2,410

The accompanying notes are an integral part of the financial statements.

F-4

ATLAS AEROSPACE SIA.

STATEMENT OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

Year ended December 31,
2024
Revenues	$3,808
Cost of revenues	2,964

Gross profit	844

Operating expenses:
Research and development	1,269
Sales and marketing	693
General and administrative	1,287

Total operating expenses	3,249

Operating loss	(2,405)
Financial expenses, net	1,211

Net loss	$(3,616)

Other comprehensive income :
Foreign currency translation adjustments	1,370

Other comprehensive income	1,370
Total comprehensive loss	(2,246)

The accompanying notes are an integral part of the financial statements.

F-5

ATLAS AEROSPACE SIA.

STATEMENT OF SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except number of ordinary shares data)

	Ordinary shares		Additional paid in capital	Accumulated other comprehensive Income (loss)	Accumulated deficit	Total shareholders’ Deficiency
	Number	Amount
Balance as of January 1, 2024	37,800	42	210	585	(22,415)	(21,578)

Capital contribution from related party	—	—	914	—	—	914
Foreign currency adjustments	—	—	—	1,370		1,370
Net loss	—	—	—	—	(3,616)	(3,616)

Balance as of December 31, 2024	37,800	42	1,124	1,955	(26,031)	(22,910)

The accompanying notes are an integral part of the financial statement

F-6

ATLAS AEROSPACE LTD.

STATEMENT OF CASH FLOWS

U.S. dollar in thousands

Year ended December 31,
2024
Cash flows from operating activities:
Net loss	$(3,616)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	261
Foreign currency remeasurement of related-party loan	1,620
Changes in assets and liabilities:
Increase in trade receivable	(114)
Decrease in other accounts receivables and prepaid expenses	343
Decrease in inventory	748
Decrease in trade payables	(681)
Increase in Accrued expenses and other current liabilities	438
Decrease in operating lease right-of-use assets	490
Decrease in operating lease liabilities	(490)
Increase in Deferred Revenues	67
Other	6

Net cash used in operating activities	(928)

Cash flows from investing activities:
Purchase of property and equipment	(36)

Net cash used in investing activities	(36)

Cash flows from financing activities:
Capital contribution	914
Repayment of loan	(27)

Net cash provided by financing activities	887

Effect of exchange rate changes on cash and cash equivalents	(15)
Decrease in cash, cash equivalents	(92)
Cash and cash equivalents at the beginning of the year	134

Cash and cash equivalents at the end of the year	$42

The accompanying notes are an integral part of the financial statements.

F-7

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

NOTE 1 – OVERVIEW

a.

Atlas Aerospace SIA (“the Company”) is a Latvian manufacturer of unmanned aerial systems (UAS) specializing in reconnaissance drones and thermal-imaging technologies for professional and military applications. The Company is a subsidiary of Atlas Dynamic Ltd., (“Atlas Dynamic”) a holding company incorporated in Ireland.

b.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has incurred significant recurring losses and negative cash flows from operating activities. As of December 31, 2024, the Company had incurred an accumulated deficit of $26,031.

On November 13, 2025, the Company was acquired by Xtend Reality Expansion Ltd.(“Xtend”). In connection with the acquisition, Xtend committed to provide financial support to the Company, including funding of operating and liquidity needs, for a period of at least twelve months from the issuance date of these financial statements.

Management has determined that the support is sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation of the financial statements

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company.

Use of estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Financial statements in U.S. dollars

The Company’s management believes that the Euro (“EUR”) is the primary currency of the economic environment in which the Company operates. Therefore, the functional currency of the Company is the Euro. Transactions denominated in foreign currencies are translated into EUR using the prevailing exchange rates at the date of the transaction. Gains and losses from foreign currency transactions are recorded in financial income or expenses.

The Company’s reporting currency is the U.S. dollar. As such, in accordance with ASC 830, assets and liabilities are translated into the reporting currency using the exchange rate at the end of the period while equity accounts are translated using historical exchange rates. Revenues and expenses are translated into the reporting currency using the average exchange rate for the period. Translation adjustments are reported separately as a component of accumulated other comprehensive income.

F-8

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

Cash and cash equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

Trade receivables

Trade Receivables are recorded when the right to consideration becomes unconditional. Trade receivables are recorded net of credit losses allowance for any potential uncollectible amounts. The allowance for credit losses is based on the Company’s assessment of the collectability of accounts. The Company regularly assessed collectability based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer and other factors that may affect its ability to collect from customers. As of December 31, 2024, the allowance for credit losses was immaterial.

Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventory write-offs are provided to cover risks arising from slow-moving items, excess inventories, discontinued products, new products introduction and for market prices lower than cost. Any write-off is recognized in the statement of comprehensive loss as cost of revenues.

Cost is determined as follows:

Raw materials - at cost of purchase using the “first-in, first-out” method.

Finished goods - using the weighted average cost method

Leases

The Company accounts for its leases in accordance with ASC Topic 842, Leases (“ASC 842”). The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term; the lease contains an option to purchase the asset that is reasonably certain to be exercised; the lease term is for a major part of the remaining useful life of the asset; the present value of the lease payments equals or exceeds substantially all of the fair value of the asset; or the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of lease term. A lease is classified as an operating lease if it does not meet any one of these criteria. During the periods presented, all of the Company’s leases are accounted for as operating leases.

The Company chose the practical expedient to not separate lease and non-lease components for its leases. Certain lease agreements contain variable payments, which are excluded from the measurement of the operating lease assets and lease liabilities, and are expenses as incurred.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets are then adjusted for any prepaid or deferred lease payments and lease incentives.

F-9

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

As the Company’s leases do not generally provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease. These options are included in the lease terms when it is reasonably certain they will be exercised. The Company has made an accounting policy election not to recognize ROU assets and lease liabilities for leases with an initial term of 12 months or less.

The Company leases mainly consist of office space, factories and storage facilities, which are classified as operating leases.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets as follows:

%
Computers and software	20-50%
Furniture and equipment	20-50%

Leasehold improvements are amortized utilizing the straight-line method over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

Impairment of long-lived assets

The Company assesses the recoverability of its long-lived assets, including finite-lived intangible assets and ROU assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable, in accordance with ASC 360, “Property, Plant and Equipment”. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying amount. If such assets or asset group are impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. During the year ending December 31, 2024, no impairment losses were recorded.

Contingencies

The Company is currently involved in various claims and legal proceedings. The Company reviews the status of each matter and assesses its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues liability for the estimated loss.

Revenue recognition

The Company sells its products primarily to defense organizations, government agencies, and enterprise customers.

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when a customer obtains control of promised products. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these products.

F-10

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

The Company recognizes revenue by applying the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) a performance obligation is satisfied.

The Company generates revenue primarily from the sale of its proprietary drone systems and related hardware (drones, ground-control stations, batteries, optics, hardcases, spare parts and accessories), together with initial operator and instructor training delivered alongside the equipment. Generally, each product included in the contract is a separate performance obligation as the products are capable of being distinct and are separately identifiable. Training services are also considered separate performance obligations as the services are distinct.

The Company’s contracts are generally firm-fixed-price arrangements, executed in the form of customer purchase orders placed against an underlying distribution agreement, framework supply agreement, or one-off sales order. Commercial terms range from “payable upon delivery” to net 60 days following invoice, except for selected high-value contracts with foreign government counterparties for which full prepayment is received prior to dispatch.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation. SSP is generally determined based on observable stand-alone transactions.

Revenue from products is recognized at a point in time, generally upon dispatch of the product from the Company’s premises in accordance with the relevant Incoterms. For sales subject to delivered-duty-paid or destination-based terms, revenue is recognized when control passes to the customer at the agreed destination. Revenue from training services is recognized when the services are performed.

The Company uses the practical expedient and does not assess the existence of a significant financing component when the difference between payment and revenue recognition is a year or less. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to the tax authorities.

When payments are received in advance of the satisfaction of the related performance obligation, the related amounts are presented as “deferred revenues”. Amounts recognized as revenue for which the Company has an unconditional right to receive payment are classified as trade receivables in the balance sheet.

Shipping and handling activities are accounted for as fulfillment costs and not as a separate performance obligation; the related costs are included in cost of sales as incurred.

The Company applies the practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

Deferred revenues as of December 31, 2024 amounted to $79. Approximately $15 of the balance as of December 31, 2023, was recognized as revenues during the year ended December 31, 2024.

The Company’s contracts with customers generally have an original expected duration of one year or less. The Company applies the practical expedient available under ASC 340-40 and recognizes the incremental costs of obtaining a contract (including sales commissions, where applicable) as an expense when incurred. Accordingly, no assets relating to costs of obtaining contracts were recognized as of December 31, 2024

F-11

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

The following table represents total revenue by geographic area based on the customers’ billing address:

December 31, 2024
Ukraine	1,623
Japan	768
Lithuania	561
Singapore	295
Netherlands	288
Other	273

Total	3,808

Warranty

The Company provides a standard manufacturer’s warranty covering defects in materials and workmanship for a specified period following delivery. The warranty does not provide any service beyond the assurance that the products will function as specified and is not separately priced or sold. Accordingly, the Company has concluded that the warranty is an assurance-type warranty, and is not a separate performance obligation under ASC 606. Any post-delivery support, repair or replacement performed by the Company in connection with this assurance-type warranty is not accounted for as a separate revenue performance obligation. The warranty provision was immaterial for the year ended December 31, 2024.

Research and development expenses

Research and development costs are charged to the statement of comprehensive loss as incurred and are presented. ASC 985, “Software”, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release have been insignificant. Therefore, all research and development costs have been expensed as incurred.

Selling and marketing expenses

Selling and marketing expenses consist primarily from payroll and related expenses for personnel that support the Company’s selling and marketing activities. Selling and marketing costs are charged to the statement of comprehensive loss as incurred.

Taxes on income

The Company accounts for taxes on income in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be reversed.

F-12

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

The Company operates in Latvia, where 20% corporate income tax is imposed on distributed and deemed distributed profits rather than on earned taxable income. In accordance with the Latvian Corporate Income Tax Law, taxable income generally includes dividends, dividend-equivalent payments, and certain deemed distributions, while undistributed earnings are not subject to corporate income tax.

Concentrations of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade receivables and other accounts receivable and prepaid assets.

Trade receivables of the Company are mainly derived from sales to major customers located in Europe and Asia.

The Company estimates expected credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, the credit quality of its customers, current and future economic conditions and other factors that may affect the Company’s ability to collect from customers.

Comprehensive income (loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, “Comprehensive Income”. Other comprehensive income (loss) generally represents all changes in shareholders’ equity during the period except those resulting from investments by, or distributions to, shareholders and issuance of ordinary shares. The Company’s items of other comprehensive income (loss) relate to and foreign currency translation adjustments.

The following tables show the components of accumulated other comprehensive income (loss), as of December 31, 2024:

	December 31, 2024
	Foreign currency translation adjustments	Total
Beginning balance	$585	$585

Other comprehensive loss before reclassifications	1,370	1,370

Ending balance	$1,955	$1,955

Recently issued accounting pronouncement not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact on its financial statements.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The amendments in this update provide a practical expedient permitting an entity to assume that conditions at the balance sheet date

F-13

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date. Early adoption is permitted. The adoption of this ASU is not expected to result in a material effect on the Company’s financial statements.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

a.	Other accounts receivable and prepaid expenses is comprised of the following:

December 31,
2024
Advances to suppliers	$286
Prepaid expenses	3
Other current asset	48

$337

NOTE 4 – INVENTORIES

a.	Inventories are comprised of the following:

December 31,
2024
Raw materials	$897
Finished products	68

$965

b.	Inventory net write-offs were $15 for the year ended December 31, 2024.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

a.	Property and equipment, net is comprised of the following:

December 31,
2024
Cost:
Furniture and equipment	$476
Computers and software	644

1,120

Less:
Accumulated depreciation	(771)

Property and Equipment, net	$349

b.	Depreciation expenses amounted to $261 for the year ended December 31, 2024.

F-14

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

NOTE 6 – ACCRUED LIABILITIES AND OTHER PAYABLE

a.	Accrued liabilities and other payables are comprised of the following:

December 31,
2024
Employees and related benefits	$728
Claim payable	2,118
Government institutions	177
Accrued expenses	999

$4,022

NOTE 7 – COMMITMENTS AND CONTINGENCIES

a.	Litigation:

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and record a provision, as necessary. Provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, it believes would individually, or in the aggregate, have a material adverse effect on its business, financial position, results of operations, or cash flow, except as noted below.

In July 2023, the Ministry of Defense of Ukraine (“MoD”) issued a formal immediate demand payment penalty notice against the Company, in connection with delayed delivery of goods under a supply contract. Following partial payments made by Atlas, the outstanding balance subject to the proceedings as of December 31, 2024 is EUR 625 thousand (approximately $649). The provision is presented within accrued expenses and other current liabilities in the Company’s balance sheets.

b.	Claim payable

In 2022, the Ukrainian charitable organization “Come Back Alive” has asserted a claim against the Company in connection with advance payments made for products that were not fully delivered within the agreed timeframe. The claimed amount is approximately EUR 2,000 thousand (approximately $2,118). On May 8, 2023, the parties entered into an agreement on Mutual Settlement of Obligations in relation to this dispute. As of the reporting date, the Company has recorded a liability of $2,118, representing the amount payable under the agreement. The liability is presented within accrued liabilities and other payables in the Company’s balance sheet.

c.

During 2023, the Company entered into short-term loan agreements with SIA “Magone un Partneri”, a legal advisor providing legal services to the Company, totaling €25 thousand. The loan was fully repaid during 2024.

F-15

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

NOTE 8 – LEASES

The Company entered into various operating lease agreements for certain of their offices, facilities and vehicles, expiring in 2028. Components of operating lease expense were as follows:

December 31,
2024
Operating lease expenses	$138
Short-term lease expenses	214

$352

As of December 31, 2024, the Company’s operating leases had a weighted average remaining lease term of 3.3 years, and a weighted average discount rate of 9.31%.

For 2024, cash paid for amounts included in the measurement of operating lease liabilities was $191.

Future lease payments under operating leases as of December 31, 2024 are as follows:

2025	$187
2026	187
2027	187
2028	68

Total future lease payments	629
Imputed interest	(87)

Total lease liability balance	$542

NOTE 9 – RELATED PARTY TRANSACTIONS

a.

Atlas Dynamic, is a holding entity with no operational activities of its own. It serves as the investment and ownership vehicle through which the ultimate beneficial owners hold and oversee their investment in the Company and channel shareholder financing to the Company. Since 2017, the Company has entered into loan agreements with Atlas Dynamic, with term of 3 years. The loans bear no contractual interest (0%) during the term, however, penalties for late payment accrue at a rate of 0.01% per annum of the loan amount, in accordance with the agreements. As of December 31, 2024, this balance amounted to $20,000. (the “Intra-Group Loan”). For the year ended December 31, 2024, the Company recognized $1,211 of exchange rate differences related to the Intra-Group loan

b.	During the year ended December 31, 2024, the Company received a capital contribution of $914 from Atlas Dynamic.

c.

Atlas Electric Shanghai Co. Ltd (“Atlas Shanghai”) is an affiliate of the Company by virtue of common control through a shareholder of Atlas Dynamic. During the year ended December 31, 2024, Atlas Shanghai served as a subcontractor for the procurement and supply of technological components, including drone components, to the Company. Purchases from Atlas Shanghai for the year ended December 31, 2024 amounted to $799 and presented within COGS. As of December 31, 2024, amounts due to Atlas Shanghai totaled $413.

d.

Ivan Tolchinsky is the ultimate controlling shareholder of the Company through his ownership and control of Atlas Dynamic. In addition, Mr. Tolchinsky serves as the Company’s Chief Executive Officer and as a Member of the Management Board. During 2024, Mr. Tolchinsky has provided a loan

F-16

ATLAS AEROSPACE LTD.

NOTES TO THE FINANCIAL STATEMENTS

U.S. dollar in thousands

to the Company that was partially repaid. As of December 31, 2024, the Company had an outstanding payable balance to Mr. Tolchinsky of $16. During 2025, Ivan Tolchinsky terminated his position as the Company’s CEO, and the Company repaid the outstanding balance.

NOTE 10 – SHAREHOLDERS’ DEFICIT

a.	Share capital:

The share capital of the Company amounts to EUR 37,800, divided into 37,800 ordinary shares with a nominal value of EUR 1 each. All shares constitute a single class carrying equal rights. Ordinary shares confer on their holders all rights of shareholders under law, including the voting rights at the general meeting, with each share carrying one vote, and the right to receive dividends and liquidation quota in proportion to the nominal value of the shares held.

b.	Dividends:

1.	Dividends are declared by resolution of the general meeting and are payable in cash in proportion to the nominal value of the shares held.

2.

Dividends may be distributed only in respect of fully paid shares and only out of distributable profits in accordance with the Latvian Commercial Law, and may not be determined, calculated or paid if it follows from the annual report that Company’s equity is less than its share capital.

3.	The Company has not adopted a formal dividend policy.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through June 16, 2026, the date on which the financial statements were available to be issued.

a.	Subsequent to the balance sheet date, the Company received additional Capital Contribution from Atlas Dynamic, in the amount of $1,230.

b.	During January 2025 the company repaid $269 of the intra-group loan.

c.

On October 8, 2025, Atlas Dynamic approved an increase in the Company’s share capital. In connection with this transaction, the Company issued one new share with a nominal value of EUR 1. The share was issued as payment to settle the Intra-Group Loan. Subsequent to the issuance of the share, the Intra-Group Loan is no longer outstanding.

d.

On April 25, 2025, a loan agreement was signed with Xtend pursuant to which the Company received a loan through Atlas Dynamic in a total amount of $3,857, disbursed in several tranches. In accordance with the loan agreement, the loan is pledged against the Company’s IP and following the Company’s acquisition (see note 1) was assigned from Atlas Dynamic to Xtend.

F-17

ATLAS AEROSPACE SIA.

UNAUDITED INTERIM CONDENSED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

September 30, 2025
Unaudited
Assets
Current assets:
Cash and cash equivalents	$61
Trade receivables	187
Other accounts receivable and prepaid expenses	633
Inventory	1,294

Total current assets	2,175

Non-current assets:
Operating lease right-of-use assets	491
Property and equipment, net	255

Total non-current assets	746

Total assets	$2,921

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	591
Accrued liabilities and other payables	4,058
Short-term operating lease liabilities	184
Related parties liability	22,879
Deferred revenues	261

Total current liabilities	27,973

Non-current liabilities:
Long-term operating lease liabilities	314

Total non-current liabilities	314

Total liabilities	28,287

Commitments and contingencies
Shareholders’ Deficit:
Ordinary shares of EUR1 par value, Authorized: 37,800 on September 30, 2025. Issued and outstanding 37,800 on September 30, 2025.	42
Additional paid in capital	2,444
Accumulated other comprehensive loss	(1,235)
Accumulated deficit	(26,617)

Total shareholders’ deficit	(25,366)

Total liabilities and shareholders’ deficit	2,921

The accompanying notes are an integral part of the unaudited interim condensed financial statements.

F-18

ATLAS AEROSPACE SIA.

UNAUDITED INTERIM CONDENSED STATEMENT OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

Nine months ended September 30,
2025
Unaudited
Revenues	$706
Cost of revenues	1,638

Gross loss	(932)
Operating expenses:
Research and development	860
Sales and marketing	461
General and administrative	925

Total operating expenses	2,246
Total operating loss	(3,178)
Financial income, net	2,592

Net Loss	$(586)

Other comprehensive loss:
Foreign currency translation adjustments	(3,190)

Other comprehensive loss	(3,190)
Total comprehensive loss	(3,190)

The accompanying notes are an integral part of the unaudited interim condensed financial statements.

F-19

ATLAS AEROSPACE SIA.

UNAUDITED INTERIM CONDENSED STATEMENT OF SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except number of ordinary shares data)

	Ordinary shares		Additional paid in capital	Accumulated other comprehensive Income (loss)	Accumulated deficit	Total shareholders’ Deficiency
	Number	Amount
Balance as of January 1, 2025	37,800	42	1,124	1,955	(26,031)	(22,910)
Capital contribution from related party	—	—	1,320	—	—	1,320
Foreign currency adjustments	—	—	—	(3,190)	—	(3,190)
Net loss	—	—	—	—	(586)	(586)

Balance as of September 30, 2025 (Unaudited)	37,800	42	2,444	(1,235)	(26,617)	(25,366)

The accompanying notes are an integral part of the unaudited interim condensed financial statements.

F-20

ATLAS AEROSPACE SIA.

UNAUDITED INTERIM CONDENSED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

Nine months ended September 30,
2025
(Unaudited)
Cash flows from operating activities:
Net loss	$(586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	136
Foreign currency remeasurement of related-party loan	(3,556)
Decrease in trade receivable	11
Increase in other accounts receivables and prepaid expenses	(238)
Increase in Inventory	(196)
Increase in trade payables	191
Decrease in Accrued expenses and other current liabilities	(465)
Decrease in operating lease right-of-use assets	116
Decrease in operating lease liabilities	(109)
Increase in deferred revenues	163

Net cash used in operating activities	(4,533)

Cash flows from investing activities:
Purchase of property and equipment	(4)

Net cash used in investing activities	(4)

Cash flows from financing activities:
Capital contribution	1,320
Related Party Loan	3,102
Repayment of loan	(269)

Net cash provided by financing activities	4,153

Effect of exchange rate changes on cash and cash equivalents	403
Decrease in cash, cash equivalents	(384)
Cash and cash equivalents at the beginning of the period	42

Cash and cash equivalents at the end of the period	$61

The accompanying notes are an integral part of the unaudited interim condensed financial statements.

F-21

ATLAS AEROSPACE SIA.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1 - OVERVIEW

a.

Atlas Aerospace SIA (“the Company”) is a Latvian manufacturer of unmanned aerial systems (UAS) specializing in reconnaissance drones and thermal-imaging technologies for professional and military applications. The Company is a subsidiary of Atlas Dynamic Ltd. (“Atlas Dynamic”), a holding company incorporated in Ireland.

b.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has incurred significant recurring losses and negative cash flows from operating activities. As of September 30, 2025, the Company had incurred an accumulated deficit of $26,617.

On November 13, 2025, the Company was acquired by Xtend Reality Expansion Ltd.(“Xtend”). In connection with the acquisition, Xtend committed to provide financial support to the Company, including funding of operating and liquidity needs, for a period of at least twelve months from the issuance date of these financial statements.

Management has determined that the support is sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation of the financial statements

The unaudited interim condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S GAAP”) for interim financial information. Accordingly, they do not contain all information and notes required by U.S GAAP for annual financial statements. In the opinion of management, these unaudited financial statements reflect all adjustments, which include normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented.

These unaudited interim condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual financial statements for the year ended December 31, 2024.

The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2024, have been applied consistently in these unaudited interim condensed financial statements.

Use of estimates

The preparation of the unaudited interim condensed financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-22

ATLAS AEROSPACE SIA.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands

Financial statements in U.S. dollars

The Company’s management believes that the Euro (“EUR”) is the primary currency of the economic environment in which the Company operates. Therefore, the functional currency of the Company is Euro. Transactions denominated in foreign currencies are translated into EUR using the prevailing exchange rates at the date of the transaction. Gains and losses from foreign currency transactions are recorded in financial income or expenses.

The Company’s reporting currency is the U.S. dollar. As such, in accordance with ASC 830, assets and liabilities are translated into the reporting currency using the exchange rate at the end of the period while equity accounts are translated using historical exchange rates. Revenues and expenses are translated into the reporting currency using the average exchange rate for the period. Translation adjustments are reported separately as a component of accumulated other comprehensive income.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets as follows:

%
Computers and software	20-50%
Furniture and equipment	20-50%

Revenue recognition

The Company sells its products and services primarily to defense organizations, government agencies, and enterprise customers.

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when a customer obtains control of promised products. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these products.

Deferred revenues as of September 30, 2025 amounted to $261. $79 of the balance as of December 31, 2024, was recognized as revenue during the nine months ended September 30, 2025.

The following table represents total revenue by geographic area based on the customers’ billing address:

Nine months ended September 30, 2025
Singapore	239
Japan	155
UK	130
Lithuania	96
Netherlands	46
Other	40

Total	706

F-23

ATLAS AEROSPACE SIA.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands

Impairment of long-lived assets

The Company assesses the recoverability of its long-lived assets, including finite-lived intangible assets and ROU assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable, in accordance with ASC 360, “Property, Plant and Equipment”. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying amount. If such assets or asset group are impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. During the nine months ended on September 30, 2025, no impairment losses were recorded.

Concentrations of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade receivables and other accounts receivable and prepaid assets.

Trade receivables of the Company are mainly derived from sales to major customers located in Europe and Asia.

The Company estimates expected credit losses based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, the credit quality of its customers, current and future economic conditions and other factors that may affect the Company’s ability to collect from customers.

NOTE 3 - INVENTORIES

a.	Inventories are comprised of the following:

September 30, 2025
Unaudited
Raw materials	$1,265
Finished products	29

$1,294

b.	Inventory net write-offs were $13 for the nine months ended September 30, 2025.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

a.	Litigation:

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and records a provision, as necessary. Provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, it believes would individually, or in the aggregate, have a material adverse effect on its business, financial position, results of operations, or cash flow, except as noted below.

In July 2023, the Ministry of Defense of Ukraine (“MoD”) issued a formal immediate demand payment penalty notice against the Company, in connection with delayed delivery of goods under a supply contract.

F-24

ATLAS AEROSPACE SIA.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands

Following partial payments made by Atlas, the outstanding balance subject to debt recovery proceedings as of September 30, 2025 is EUR 625 thousand (approximately $649). The provision is presented within accrued expenses and other current liabilities in the Company’s unaudited interim condensed balance sheet, with the corresponding expense recognized within operating expenses.

b.	Claim payable

In 2022, the Ukrainian charitable organization “Come Back Alive” has asserted a claim against the Company in connection with advance payments made for products that were not fully delivered within the agreed timeframe. The claimed amount is approximately EUR 2,000 thousand (approximately $2,518). On May 8, 2023, the parties entered into an agreement on Mutual Settlement of Obligations in relation to this dispute. As of the reporting date, the Company has recorded a liability of $2,518, representing the amount payable under the agreement. The liability is presented within accrued liabilities and other payables in the Company’s unaudited interim condensed balance sheet.

NOTE 5– SHAREHOLDERS’ DEFICIT

a.	Share capital:

The share capital of the Company amounts to EUR 37,800, divided into 37,800 ordinary shares with a nominal value of EUR 1 each. All shares constitute a single class carrying equal rights. Ordinary shares confer on their holders all rights of shareholders under law, including the voting rights at the general meeting, with each share carrying one vote, and the right to receive dividends and liquidation quota in proportion to the nominal value of the shares held.

b.	Dividends:

1.	Dividends are declared by resolution of the general meeting and are payable in cash in proportion to the nominal value of the shares held.

2.

Dividends may be distributed only in respect of fully paid shares and only out of distributable profits in accordance with the Latvian Commercial Law, and may not be determined, calculated or paid if it follows from the annual report that Company’s equity is less than its share capital.

3.	The Company has not adopted a formal dividend policy.

NOTE 6–RELATED PARTIES

a.

Atlas Dynamic Ltd. is a holding entity with no operational activities of its own. It serves as the investment and ownership vehicle through which the ultimate beneficial owners hold and oversee their investment in the Company and channel shareholder financing to the Company. Since 2017, the Company has entered into loan agreements with Atlas Dynamic, with term of 3 years. The loans bear no contractual interest (0%) during the term, however, penalties for late payment accrue at a rate of 0.01% per annum of the loan amount, in accordance with the agreements. During January 2025, the company repaid $269 of the total loan amount. As of September 30, 2025, this balance amounted to $19,731. (the “Intra-Group Loan”). For the nine months ended September 30, 2025, the Company recognized $2,564 of exchange rate differences related to the Intra-Group loan.

b.

On April 25, 2025, a loan agreement was signed with Xtend pursuant to which the Company received a loan through Atlas Dynamic in a total amount of $3,102, disbursed in several tranches. In accordance with the

F-25

ATLAS AEROSPACE SIA.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands

agreement, the loan is pledged against the Company’s IP and following the Company’s acquisition (see note 1), it will be assigned from Atlas Dynamics to Xtend (the “Xtend Loan”). For the nine months ended September 30, 2025, the Company recognized $28 of exchange rate differences related to the Xtend loan.

c.	During the nine months ended September 30, 2025, the Company received a capital contribution of $1,320 from Atlas Dynamic.

d.

Atlas Electric Shanghai Co Ltd (“Atlas Shanghai”) is an affiliate of the Company by virtue of common control of Atlas Dynamic. During the nine months ended September 30, 2025, Atlas Shanghai served as a subcontractor for the procurement and supply of technological components, including drone components, to the Company. As of September 30, 2025, the outstanding payable balance to Atlas Shanghai amounted to $30, and total purchases during the year amounted to $488 presented within COGS.

e.

Ivan Tolchinsky is the ultimate controlling shareholder of the Company through his ownership and control of Atlas Dynamic. In addition, Mr. Tolchinsky serves as the Company’s Chief Executive Officer (CEO) and Member of the Management Board. During 2024, Mr. Tolchinsky has provided a loan to the Company that was partially repaid. As of September 30, 2025, the Company had an outstanding payable balance to Mr. Tolchinsky of $16. During 2025, Ivan Tolchinsky terminated his position as the Company’s CEO, and the Company repaid the outstanding balance.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through June 16, 2026, the date on which the financial statements were available to be issued.

a.

On October 8, 2025, Atlas Dynamic, approved an increase in the Company’s share capital. In connection with this transaction, the Company issued one new share with a nominal value of EUR 1. The share was issued as payment to settle the Intra-Group Loan. Subsequent to the issuance of the share, the Intra-Group Loan is no longer outstanding.

b.	During October 2025, the company received $755 as part of the Xtend loan.

F-26

Annex A-1

AGREEMENT AND PLAN OF MERGER

by and among

XTEND AI ROBOTICS, INC.,

XT MERGER SUB 2, INC.,

JFB CONSTRUCTION HOLDINGS,

and

XTEND REALITY EXPANSION LTD.

dated as of

February 13, 2026

Page
Article I THE MERGERS		A-1-3
Section 1.1.	The Mergers	A-1-3
Section 1.2.	Effect of the Mergers	A-1-3
Section 1.3.	The Closing	A-1-3
Section 1.4.	Effective Time	A-1-4
Section 1.5.	Governing Documents	A-1-4
Section 1.6.	Officers and Directors	A-1-4

Article II TREATMENT OF SECURITIES		A-1-5
Section 2.1.	Treatment of Company Equity and Pubco Equity	A-1-5
Section 2.2.	Payment for Securities; Surrender of Certificates	A-1-6
Section 2.3.	Treatment of Company Options and Pubco Equity Awards	A-1-9
Section 2.4.	Withholding	A-1-10
Section 2.5.	Fractional Shares	A-1-12
Section 2.6.	Earnout	A-1-12
Section 2.7.	Newco Equity Plans.	A-1-13

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NEWCO AND THE MERGER SUBS		A-1-13
Section 3.1.	Qualification, Organization, etc.	A-1-14
Section 3.2.	Capitalization	A-1-14
Section 3.3.	Corporate Authority	A-1-15
Section 3.4.	Governmental Consents; No Violation	A-1-16
Section 3.5.	Financial Statements	A-1-16
Section 3.6.	No Undisclosed Liabilities	A-1-17
Section 3.7.	Absence of Certain Changes or Events	A-1-17
Section 3.8.	Compliance with Law; Permits	A-1-17
Section 3.9.	Employee Benefit Plans	A-1-19
Section 3.10.	Labor Matters	A-1-21
Section 3.11.	Tax Matters	A-1-22
Section 3.12.	Litigation; Orders	A-1-24
Section 3.13.	Intellectual Property	A-1-24
Section 3.14.	Privacy and Data Protection	A-1-28
Section 3.15.	Real Property; Assets	A-1-28
Section 3.16.	Material Contracts	A-1-28
Section 3.17.	Environmental Matters	A-1-30
Section 3.18.	Customers and Vendors	A-1-30
Section 3.19.	Information Supplied	A-1-31
Section 3.20.	Related Party Transactions	A-1-31
Section 3.21.	Finders and Brokers	A-1-31
Section 3.22.	No Other Representations	A-1-31

Article IV REPRESENTATIONS AND WARRANTIES OF PUBCO		A-1-32
Section 4.1.	Qualification, Organization, Etc.	A-1-32
Section 4.2.	Capitalization	A-1-33
Section 4.3.	Corporate Authority	A-1-34
Section 4.4.	Governmental Consents; No Violation	A-1-35
Section 4.5.	SEC Reports and Financial Statements	A-1-35

A-i

Section 4.6.	Internal Controls and Procedures	A-1-36
Section 4.7.	No Undisclosed Liabilities	A-1-37
Section 4.8.	Absence of Certain Changes or Events	A-1-37
Section 4.9.	Compliance with Law; Permits	A-1-37
Section 4.10.	Employee Benefits	A-1-38
Section 4.11.	Labor Matters	A-1-40
Section 4.12.	Tax Matters	A-1-41
Section 4.13.	Litigation	A-1-43
Section 4.14.	Intellectual Property	A-1-43
Section 4.15.	Privacy and Data Protection	A-1-46
Section 4.16.	Real Property; Assets	A-1-46
Section 4.17.	Material Contracts.	A-1-47
Section 4.18.	Environmental Matters	A-1-48
Section 4.19.	Customers and Vendors.	A-1-49
Section 4.20.	Information Supplied	A-1-49
Section 4.21.	Opinion of Financial Advisor	A-1-49
Section 4.22.	Takeover Statutes	A-1-49
Section 4.23.	Related Party Transactions	A-1-50
Section 4.24.	Finders and Brokers	A-1-50
Section 4.25.	Stock Ownership	A-1-50
Section 4.26.	No Other Representations	A-1-50

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER		A-1-50
Section 5.1.	Conduct of Business by the Company Pending the Closing	A-1-50
Section 5.2.	Conduct of Business by Pubco Pending the Closing	A-1-53
Section 5.3.	No Solicitation by the Company.	A-1-56
Section 5.4.	No Solicitation by Pubco.	A-1-57
Section 5.5.	Preparation of the Registration Statement and the Information Statement/Proxy Statement; Company Shareholders Meeting; Pubco Stockholder Written Consent.	A-1-59

Article VI ADDITIONAL AGREEMENTS		A-1-61
Section 6.1.	Access; Confidentiality; Notice of Certain Events.	A-1-61
Section 6.2.	Reasonable Best Efforts	A-1-63
Section 6.3.	ITAR Material Change Notice	A-1-66
Section 6.4.	Publicity	A-1-66
Section 6.5.	D&O Insurance and Indemnification	A-1-67
Section 6.6.	Takeover Statutes	A-1-68
Section 6.7.	Obligations of Merger Subs	A-1-69
Section 6.8.	ITAR Notification	A-1-69
Section 6.9.	Rule 16b-3	A-1-69
Section 6.10.	Stockholder Litigation	A-1-69
Section 6.11.	Director Resignations	A-1-69
Section 6.12.	Stock Exchange Listing	A-1-69
Section 6.13.	Related Party Contracts	A-1-69
Section 6.14.	Support Agreement	A-1-70
Section 6.15.	Control of the Company’s or Pubco’s Operations	A-1-70
Section 6.16.	Merger Proposal; Certificate of Merger	A-1-70
Section 6.17.	[Reserved]	A-1-71
Section 6.18.	Tax Rulings	A-1-71
Section 6.19.	U.S. Tax Matters	A-1-72
Section 6.20.	Financial Statements	A-1-72

A-ii

Section 6.21.	Post-Closing Newco Board	A-1-73
Section 6.22.	Company Consideration Schedule	A-1-73

Article VII CONDITIONS TO CONSUMMATION OF THE MERGERS		A-1-74
Section 7.1.	Conditions to Each Party’s Obligations to Effect the Merger	A-1-74
Section 7.2.	Conditions to Obligations of Pubco	A-1-75
Section 7.3.	Conditions to Obligations of the Company	A-1-75
Article VIII TERMINATION		A-1-76
Section 8.1.	Termination	A-1-76
Section 8.2.	Effect of Termination	A-1-78
Article IX MISCELLANEOUS		A-1-80
Section 9.1.	Amendment and Modification; Waiver.	A-1-80
Section 9.2.	Non-Survival of Representations and Warranties	A-1-80
Section 9.3.	Expenses	A-1-80
Section 9.4.	Notices	A-1-80
Section 9.5.	Interpretation.	A-1-82
Section 9.6.	Counterparts	A-1-83
Section 9.7.	Entire Agreement; Third Party Beneficiaries	A-1-83
Section 9.8.	Severability	A-1-83
Section 9.9.	Governing Law; Jurisdiction	A-1-83
Section 9.10.	Waiver of Jury Trial	A-1-84
Section 9.11.	Assignment	A-1-84
Section 9.12.	Enforcement; Remedies	A-1-85

Annexes

Annex A	Certain Definitions
Annex B	Form of Company Shareholder Support Agreement
Annex C-1	Form of Pubco Investor Support Agreement
Annex C-2	Form of Pubco Insider Support Agreement
Annex D-1	Form of SAFE 1
Annex D-2	Form of SAFE 2
Annex E	Pubco Stockholder Written Consent
Annex F	Newco A&R Charter
Annex G	Newco A&R Bylaws
Annex H	Form of Newco Prefunded Warrant
Annex I	Form of Newco Equity Plan
Annex J	Form of Newco ESPP
Annex K	Form of IIA Undertaking

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2026, is by and among Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), JFB Construction Holdings, a Nevada corporation (“Pubco”), and XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Newco, Pubco, Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in anticipation of the Mergers, Newco has caused to be formed Merger Sub 2 and Newco shall cause to be formed an Israeli shell company prior to Closing under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco (“Merger Sub 1” and together with Merger Sub 2, the “Merger Subs”);

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) Merger Sub 1 shall be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco, and in connection therewith each and every share of capital stock of the Company (excluding Company Cancelled Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Newco Common Stock and (ii) immediately after the Company Merger, Merger Sub 2 shall be merged with and into Pubco (the “Pubco Merger” and, together with the Company Merger, the “Mergers”), with Pubco surviving as a direct, wholly-owned subsidiary of Newco, and in connection therewith, each and every share of capital stock of Pubco (excluding Pubco Cancelled Shares) that are issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Newco Common Stock;

WHEREAS, as a result of such Mergers, Pubco and the Company each shall become wholly owned subsidiaries of Newco, and Newco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) at a meeting duly called and held, unanimously adopted resolutions, among others, (i) resolving that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the Company Merger, are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (ii) approving this Agreement and the Transactions (including the Pubco Stockholder Support Agreement) on the terms and subject to the conditions set forth herein, and (iii) resolving to recommend that the Company Shareholders approve and adopt this Agreement and the Transactions, including the Company Merger (the “Company Board Recommendation”);

WHEREAS, the board of directors of Pubco (the “Pubco Board of Directors”) at a meeting duly called and held, unanimously adopted resolutions, among others, (i) resolving that this Agreement and the Transactions, including the Pubco Merger, are fair to, and in the best interests of, Pubco and Pubco’s stockholders (the “Pubco Stockholders”), (ii) approving this Agreement, the Company Shareholder Support Agreement, and the Transactions (including the Pubco Merger), (iii) directing that this Agreement, the Company Shareholder Support Agreement, and the Transactions (including the Pubco Merger) be submitted to the holders of Pubco Common Stock for approval, and (iv) resolving to recommend to the holders of Pubco Common Stock to approve this Agreement, the Company Shareholder Support Agreement, and the Transactions (including the Pubco Merger) Pubco (such recommendation described in this clause (iv), the “Pubco Board Recommendation”);

WHEREAS, the board of directors of Merger Sub 1, the board of directors of Merger Sub 2, and Newco as the sole shareholder of Merger Sub 1 and Merger Sub 2, have approved this Agreement and determined that this Agreement and the Transactions, including the Mergers and the issuance of common stock of Newco (“Newco Common Stock”) pursuant to this Agreement (the “Newco Stock Issuance”) are fair to, and in the best interests of, Pubco, Merger Sub 1 and Merger Sub 2 and their respective equityholder(s);

WHEREAS, as a condition to Pubco entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for Pubco to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Pubco is entering into a support agreement, in the form attached as Annex B hereto, with certain Company Shareholders pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms thereof, to vote all of such Company Shareholders’ Company Shares in accordance with the terms of such support agreement (the “Company Shareholder Support Agreement”);

WHEREAS, as a condition to the Company entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company is entering into (i) a support agreement, in the form attached as Annex C-1 hereto (the “Pubco Investor Support Agreement”), with a certain stockholder of Pubco pursuant to which, among other things, such stockholder has agreed, subject to the terms thereof, to (w) vote all of such stockholder’s shares of Pubco Common Stock in accordance with the terms of such Pubco Stockholder Support Agreement, (x) be subject to certain restrictions on dispositions of its Pubco Common Stock held by such stockholder from the date hereof through the Closing Date, (y) be subject to certain restrictions on dispositions of its Newco Common Stock after the Closing Date and (z) exercise the Pubco warrants (“Pubco Warrants”) issued to such stockholders immediately prior to the Pubco Merger, which will result in the issuance of Newco Common Stock and Newco Prefunded Warrants and (ii) a support agreement, in the form attached as Annex C-2 hereto (the “Pubco Insider Support Agreement” and together with the Pubco Investor Support Agreement, the “Pubco Stockholder Support Agreement”), with certain stockholders of Pubco pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to (x) vote all of such stockholder’s shares of Pubco Common Stock in accordance with the terms of such Pubco Stockholder Support Agreement and execute and deliver the Pubco Stockholder Written Consent attached hereto as Annex E immediately after the execution of this Agreement and (y) be subject to certain restrictions on dispositions of their respective Pubco Common Stock held by such stockholder from the date hereof through the Closing Date and certain restrictions on dispositions of their Newco Common Stock after the Closing Date;

WHEREAS, as of the date of this Agreement, Pubco has executed that certain securities purchase agreement pursuant to which certain investors committed to purchase shares of Pubco Class A Common Stock (the “PIPE Shares”) (the aggregate commitment pursuant thereto, “Aggregate Signing PIPE Funding Amount”) in a private investment into public equity (the “Pubco PIPE”), a portion of which investment will be funded by Pubco to the Company as part of the SAFE 1 (the “Signing PIPE Onward Funding Amount”);

WHEREAS, as a condition to the Company entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company shall issue (i) a simple agreement for future equity (the “SAFE 1”) to Pubco in the principal amount of the sum of (A) $25,000,000 plus (B) the Signing PIPE Onward Funding Amount in the form attached hereto as Annex D-1 and (ii) a simple agreement for future equity (the “SAFE 2”) to certain investors in the principal amount of $12,000,000 in the form attached hereto as Annex D-2;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, will qualify as a contribution governed by Section 351 of the Code (the “Intended U.S. Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

A-1-2

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Pubco Effective Time, Merger Sub 2 shall be merged with and into Pubco. As a result of the Pubco Merger, the separate corporate existence of Merger Sub 2 shall cease and Pubco shall continue as the surviving company of the Pubco Merger (“Surviving Company 2”) and shall (a) become a direct wholly owned Subsidiary of Newco; (b) continue to be governed by the Laws of Nevada; (c) maintain a registered office in the State of Nevada; and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub 2 and Pubco in accordance with the NRS.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 314 through 327 of the ICL, at the Company Effective Time, Merger Sub 1 (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Company Merger). As a result of the Company Merger, the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving company of the Company Merger (“Surviving Company 1”) and shall (a) become a direct wholly owned Subsidiary of Newco; (b) continue to be governed by the Laws of the State of Israel; (c) maintain a registered office in the State of Israel; and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub 1 and the Company in accordance with the ICL.

Section 1.2. Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and the ICL and the NRS, as applicable. Without limiting the generality of the foregoing, and subject thereto:

(a) At the Company Effective Time, by virtue of, and simultaneously with, the Company Merger and without any further action on the part of Newco, Pubco, Merger Sub 1, the Company or any shareholder of the Company, (i) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in Surviving Company 1; (ii) all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of Surviving Company 1; and (iii) all the rights, privileges, immunities, powers and franchises of the Company (as Surviving Company 1) shall continue unaffected by the Company Merger in accordance with the ICL. Merger Sub 1 will cease to exist and will be stricken from the records of the Companies Registrar, and the Company will become directly and wholly owned by Newco, all as provided under the ICL.

(b) At the Pubco Effective Time, by virtue of, and simultaneously with, the Pubco Merger and without any further action on the part of Newco, the Company, Merger Sub 2, Pubco or any shareholder of Pubco, (i) all the properties, rights, privileges, powers and franchises of Pubco and Merger Sub 2 shall vest in Surviving Company 2; (ii) all debts, liabilities and duties of Pubco and Merger Sub 2 shall become the debts, liabilities and duties of Surviving Company 2; and (iii) all the rights, privileges, immunities, powers and franchises of Pubco (as Surviving Company 2) shall continue unaffected by the Pubco Merger in accordance with the NRS. Merger Sub 2 will cease to exist, and Pubco will become directly and wholly owned by Newco, all as provided under the NRS.

Section 1.3. The Closing. The closing of the Mergers (the “Closing”) shall take place electronically on a remote basis, at 11:00 a.m., Israel Time on the second (2nd) Business Day after the satisfaction or, to the extent

A-1-3

permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by Newco, the Company and Pubco. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4. Effective Time.

(a) With respect to the Company Merger, as soon as practicable after the determination of the date on which the Closing is to take place in accordance with Section 1.3, each of the Company and Merger Sub 1 shall (and Newco shall cause Merger Sub 1 to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the proposed date of the Closing, in which the Parties shall request that the Companies Registrar issue a certificate evidencing the Company Merger in accordance with Section 323(5) of the ICL (the “Company Certificate of Merger”) on the date that the Parties shall provide notice to the Companies Registrar that the Closing has occurred, and the Parties shall deliver such notice to the Companies Registrar on the Closing Date. The Company Merger shall become effective upon the issuance by the Companies Registrar of the Company Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Company Merger becomes effective is referred to herein as the “Company Effective Time”). For the avoidance of doubt, it is the intention of the Parties that the Company Merger shall be declared effective and that the issuance by the Companies Registrar of the Company Certificate of Merger in accordance with Section 323(5) of the ICL shall both occur on the Closing Date.

(b) With respect to the Pubco Merger, as soon as practicable on the Closing Date, the Parties will cause the Pubco Merger to be consummated by executing and filing a certificate of merger (the “Pubco Certificate of Merger”) in accordance with the relevant provisions of the NRS with Nevada Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, the NRS. The Pubco Merger shall become effective at such time as the Pubco Certificate of Merger is duly filed with the Nevada Secretary of State or at such later date or time as is agreed between the Parties and specified in the Pubco Merger Certificate (the time at which the Pubco Merger becomes effective is referred to herein as the “Pubco Effective Time” and together with the Company Effective Time, the “Effective Times”).

Section 1.5. Governing Documents.

(a) Immediately prior to the Effective Times, (i) the certificate of incorporation of Newco will be amended and restated in its entirety in the form set forth in Annex F hereto (the “Newco A&R Charter”) until thereafter changed or amended as provided therein or by applicable Law and (ii) the bylaws of Newco will be amended and restated in their entirety in the form set forth in Annex G (the “Newco A&R Bylaws”), in each case, effective as of immediately after the Effective Times, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Company Effective Time, the articles of association of Merger Sub 1, as in effect immediately prior to the Company Effective Time, shall be the articles of association and bylaws of Surviving Company 1, until such articles of association and bylaws are thereafter duly changed or amended as provided therein or by applicable Law.

(c) At the Pubco Effective Time, the articles of association and bylaws of Merger Sub 2, as in effect immediately prior to the Pubco Effective Time, shall be the articles of association and bylaws of Surviving Company 2, until such articles of association and bylaws are thereafter duly changed or amended as provided therein or by applicable Law.

Section 1.6. Officers and Directors. The Parties shall take all actions necessary so that from and after the Effective Time, (a) the individuals designated by the Company no later than ten (10) days prior to the Closing

A-1-4

Date shall become the officers and directors of Surviving Company 1, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of Surviving Company 1, and (b) the individuals designated by the Company no later than ten (10) days prior to the Closing Date shall become the officers and directors of Surviving Company 2, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of Surviving Company 2 and NASDAQ rules.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1. Treatment of Company Equity and Pubco Equity.

(a) Company Equity.

(i) At the Company Effective Time, by virtue of the Company Merger and without any action on the part of Newco, Merger Sub 1, the Company, or any holder of any securities of Newco, Merger Sub 1 or the Company, each share of the Company (the “Company Shares”) issued and outstanding immediately prior to the Company Effective Time (excluding Company Cancelled Shares, but including, for the avoidance of doubt, shares issued or underlying the SAFE 2), shall be converted into and shall for all purposes represent only the right to receive the number of Newco Common Stock (the “Company Merger Consideration”) as set forth on the schedule to be initially delivered by the Company to Newco not less than five (5) Business Days prior to the Closing in accordance with Section 6.22 (the “Company Consideration Schedule”).

(ii) Prior to the Company Effective Time, any Company Shares owned by any direct or indirect Subsidiary of the Company (including, for this purpose, Company Shares underlying the SAFE 1 owned by Pubco) (x) shall be transferred to the Company or (y) shall be otherwise cancelled. Each Company Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company (dormant share (or menayah redumah) under ICL) shall be cancelled and shall cease to exist without any conversion, and no consideration shall be delivered in exchange therefor (the Company Shares described in this Section 2.1(a)(ii), collectively, the “Company Cancelled Shares”).

(iii) Each ordinary share of Merger Sub 1 issued and outstanding immediately prior to the Company Effective Time (the “Merger Sub 1 Shares”) shall be automatically converted into and become one validly issued, fully paid and nonassessable Ordinary Share of the Company, no par value, of Surviving Company 1, and the shares of Surviving Company 1 into which the Merger Sub 1 Shares are so converted shall be the only shares of Surviving Company 1 that are issued and outstanding immediately after the Company Effective Time. Following the Company Effective Time, each certificate evidencing ownership of shares of the Merger Sub 1 Shares shall evidence ownership of such shares of the Surviving Company.

(b) Pubco Equity.

(i) At the Pubco Effective Time, by virtue of the Pubco Merger and without any action on the part of Newco, Merger Sub 2, Pubco, or any holder of any securities of Newco, Merger Sub 2 or the Pubco, each share of Pubco Class A Common Stock and Pubco Class B Common Stock (together, the “Pubco Shares”) issued and outstanding immediately prior to the Pubco Effective Time (other than any Pubco Cancelled Shares) shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock (the “Pubco Merger Consideration”).

(ii) At the Pubco Effective Time, by virtue of the Pubco Merger and without any action on the part of Newco, Merger Sub 2, Pubco, or any holder of any securities of Newco, Merger Sub 2 or the Pubco, each

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Pubco Share issued to the holders of the Pubco Warrants in connection with their exercise of such Pubco Warrants shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock; provided, however, that any Pubco Shares issuable in connection with the exercise of the Pubco Warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of Newco Common Stock shall instead be cancelled and converted into the right to receive one prefunded warrant (“Newco Prefunded Warrant”), in the form attached hereto as Annex H, exercisable to purchase one share of Newco Common Stock.

(iii) At the Pubco Effective Time, by virtue of the Pubco Merger and without any action on the part of Newco, Merger Sub 2, Pubco, or any holder of any securities of Newco, Merger Sub 2 or the Pubco, each share of Pubco Preferred Stock designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”) issued to the holders of the Series C Convertible Preferred Stock in connection with their conversion shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock; provided, however, that any Pubco Shares issuable in connection with the Pubco Warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of Newco Common Stock shall instead be cancelled and converted into the right to receive one Newco Prefunded Warrant exercisable to purchase one share of Newco Common Stock.

(iv) Prior to the Pubco Effective Time, any Pubco Shares owned by any direct or indirect Subsidiary of Pubco (x) shall be transferred to Pubco or (y) shall be otherwise cancelled. Each Pubco Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Pubco shall be cancelled and shall cease to exist without any conversion, and no consideration shall be delivered in exchange therefor (the Pubco Shares described in this Section 2.2(b)(iii), collectively, the “Pubco Cancelled Shares”).

(v) Each ordinary share of Merger Sub 2 issued and outstanding immediately prior to the Pubco Effective Time (the “Merger Sub 2 Shares”) shall be automatically converted into and become one validly issued, fully paid and nonassessable Pubco Common Stock, no par value, of Surviving Company 2, and the shares of Surviving Company 2 into which the Merger Sub 2 Shares are so converted shall be the only shares of Surviving Company 2 that are issued and outstanding immediately after the Pubco Effective Time. Following the Pubco Effective Time, each certificate evidencing ownership of shares of the Merger Sub 2 Shares shall evidence ownership of such shares of Surviving Company 2.

(c) Adjustment to Company Merger Consideration and Pubco Merger Consideration. Each of the Company Merger Consideration and Pubco Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend (including any dividend or distribution of securities convertible into Company Shares, Pubco Shares, or Newco Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Pubco Shares or shares of Newco Common Stock outstanding after the date hereof and prior to the Company Effective Time and Pubco Effective Time, as applicable. Nothing in this Section 2.1(c) shall be construed to permit the Company, Pubco or Newco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Newco shall designate a bank or trust company reasonably acceptable to the Company and Pubco to act as the exchange agent in connection with the Mergers (which shall designate a local Israeli sub-paying agent) (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Shareholders and the Pubco Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately prior to the Effective Times, Newco shall deposit with the Exchange Agent, with no withholding of Taxes, evidence of the Newco Common Stock issuable pursuant to Section 2.1 in book-entry form equal to the Company Merger Consideration and the Pubco Merger Consideration and any dividends or

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other distributions under Section 2.2(f) (such evidence of book-entry shares of Newco Common Stock, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares and Pubco Shares and if and to the extent required pursuant to Section 2.4, in the Israeli sub-paying agent’s name held in trust for the applicable holders of Company Shares. In the event the Exchange Fund shall be insufficient to pay the Company Merger Consideration and the Pubco Merger Consideration in accordance with Section 2.1 and any dividends or other distributions under Section 2.2(f), Newco shall promptly deposit, with no withholding, additional shares of Newco Common Stock or, with respect to any dividends or other distributions under Section 2.2(f), funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Newco shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Company Merger Consideration and the Pubco Merger Consideration and any amounts payable in respect of dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund (which shall only be in respect of dividends or other distributions under Section 2.2(f)), if any, shall be invested by the Exchange Agent as reasonably directed by Newco; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Newco, and Newco shall be treated as the owner of such interest and other income for all Tax purposes. It is clarified that any Company Merger Consideration deliverable to holders of 102 Shares shall be issued under the Company’s Equity Plans which shall be assumed by Newco at Closing and are qualified plans pursuant to Section 102(b) of the Ordinance and delivered to the 102 Trustee, all subject to and pursuant to the applicable provisions of Section 102 of the Ordinance and the 102 Tax Ruling, the 104H Tax Ruling or any other approval that may be issued by the ITA, provided such other approval was approved in writing by Newco or its advisors (not to be unreasonably withheld, conditioned or delayed) in advance, as applicable.

(b) Procedures for Surrender.

(i) Certificates. Promptly after the Effective Times, Newco shall cause the Exchange Agent to mail to each holder of record of a Certificate and whose Company Shares or Pubco Shares were converted pursuant to Section 2.1 into the right to receive the Company Merger Consideration or Pubco Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Newco, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Newco may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Newco, an indemnity bond) in exchange for payment of the Company Merger Consideration or Pubco Merger Consideration into which such Company Shares or Pubco Shares have been converted pursuant to Section 2.1, and any dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Newco, an indemnity bond) for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Company Merger Consideration or Pubco Merger Consideration pursuant to the provisions of this Article II, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), for each Company Share or Pubco Share formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent

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shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Newco, an indemnity bond) upon compliance with such reasonable terms and conditions as shall be reflected in the exchange agreement to be agreed upon by Newco, the Company or Pubco (as applicable) and the Exchange Agent prior to the Effective Times (with each acting reasonably). If payment of the Company Merger Consideration or Pubco Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Company Merger Consideration or Pubco Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Newco that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of any Book-Entry Shares and whose Company Shares or Pubco Shares were converted pursuant to Section 2.1 into the right to receive the Company Merger Consideration or Pubco Merger Consideration shall not be required to deliver a Certificate (nor an affidavit of loss in lieu thereof nor an indemnity bond) or an executed letter of transmittal to the Exchange Agent to receive the Company Merger Consideration or Pubco Merger Consideration, as applicable. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Newco shall cause the Exchange Agent to pay and deliver immediately after the Effective Times the applicable Company Merger Consideration or Pubco Merger Consideration pursuant to the provisions of this Article II, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), for each Company Share or Pubco Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration or Pubco Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Company Merger Consideration or Pubco Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Shares or Pubco Shares. At the Effective Time, the share transfer books of the Company and Pubco shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Pubco Shares on the records of the Company or Pubco, as applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Company Merger Consideration or Pubco Merger Consideration as contemplated by this Article II. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Newco for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Newco shall be entitled to require the Exchange Agent to deliver to Newco any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Newco (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Company Merger Consideration or Pubco Merger Consideration and any dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Newco, Merger Sub 1, Merger Sub 2, the Company, Pubco, the Surviving Company 1, the Surviving Company 2, or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Newco, an indemnity bond, the applicable Company Merger Consideration or Pubco Merger Consideration payable in respect thereof pursuant to Section 2.1, and any dividends or other distributions on shares of Newco Common Stock in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Newco Common Stock. No dividends or other distributions with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Newco Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Newco to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Newco, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Newco, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest,

(i) the amount of dividends or other distributions with a record date after the Effective Times theretofore paid with respect to such shares of Newco Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Newco Common Stock.

Section 2.3. Treatment of Company Options and Pubco Equity Awards.

(a) Pubco Options. At the Pubco Effective Time, each Pubco Option, whether vested or unvested, shall, without any action on the part of Pubco, Newco, or the holder thereof, cease to represent a right to acquire Pubco Class A Common Stock, shall be assumed by Newco, and shall be converted into an option to purchase a number of shares of Newco Common Stock equal to the number of shares of Pubco Class A Common Stock underlying the Pubco Option immediately prior to the Effective Time, at the same per-share exercise price as applied to such Pubco Option immediately prior to the Effective Time (each, a “Converted Newco Stock Option”). Each Converted Newco Stock Option shall continue to have, and be subject to, the same terms and conditions (including status of vesting, and vesting schedule) as applied to the Pubco Option immediately prior to the Pubco Effective Time.

(b) Pubco RSUs. At the Pubco Effective Time, each Pubco RSU shall, without any action on the part of Pubco, Newco or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Newco Common Stock equal to the number of shares of Pubco Class A Common Stock underlying the Pubco RSU immediately prior to the Effective Time (each, a “Converted Newco RSU”). Each Converted Newco RSU shall continue to have, and be subject to, the same terms and conditions (including status of vesting and vesting schedule) as applied to the Pubco RSU immediately prior to the Pubco Effective Time.

(c) Company Options.

(i) Immediately prior to the Company Effective Time, each Company Option that is identified as an “Accelerated Company Option” on the Company Consideration Schedule shall, automatically without any action on the part of the Company, Newco or the holder thereof, be fully accelerated and converted into a Converted Newco Stock Option to purchase a number of shares of Newco Common Stock equal to the number of Company Shares underlying the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded down to the nearest whole Company Share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (and rounded down to the nearest whole Company Share).

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(ii) At the Company Effective Time, each unvested Company Option that is not an Accelerated Company Option and each vested Company Option (taking into account any acceleration of vesting as a result of the consummation of the Company Merger) shall, without any action on the part of the Company, Newco, or the holder thereof, cease to represent a right to acquire Company Shares and shall be assumed by Newco and shall be converted into a Converted Newco Stock Option to purchase a number of shares of Newco Common Stock equal to the number of Company Shares underlying the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). For the avoidance of doubt, Converted Newco Stock Options deliverable to holders of 102 Options shall be granted under the Company Equity Plans, which shall be assumed by Newco at Closing and which are qualified plans pursuant to Section 102 of the Ordinance, and which shall be delivered to the 102 Trustee, all subject to and pursuant to the applicable provisions of Section 102 of the Ordinance and the 102 Tax Ruling, the 104H Tax Ruling or any other approval that may be issued by the ITA, provided such other approval was approved in writing by Newco or its advisors (not to be unreasonably withheld, conditioned or delayed) in advance, as applicable.

(iii) All such conversions of Company Options shall, with respect to Company Options held by Persons who are U.S. taxpayers, be in such a manner so as to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. In addition, except as otherwise provided herein, the terms and conditions of Company Options shall otherwise remain unchanged except that Company Options, as converted, shall be administered by Newco’s board of directors or its delegate, which may, for the avoidance of doubt, include its compensation committee.

(d) Necessary Actions. Prior to the Effective Time, each of Pubco and the Company shall pass resolutions as are necessary for the treatment of the Pubco Equity Awards and Company Options as contemplated by this Section 2.3.

Section 2.4. Withholding.

(a) Each of Newco, Pubco, Merger Sub 1, Merger Sub 2, the Company, Surviving Company 1, Surviving Company 2, and the Exchange Agent (or anyone on its behalf, including an Israeli sub-paying agent) (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Pubco Shares, Company Options, or Pubco Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Ordinance, the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the applicable Payor, (i) such withheld amounts shall be timely remitted by the applicable Payor to the applicable Governmental Entity, (ii) the Payor shall timely provide to the payment recipient in respect of which such deduction and withholding was made satisfactory evidence regarding any such withholding, and (iii) such withheld amounts that were remitted to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Pubco Shares, Company Options, or Pubco Equity Awards in respect of which such deduction and withholding was made by such Payor. The Parties shall use commercially reasonable efforts to cooperate, and to cause their respective Affiliates and representatives to cooperate, to reduce or eliminate any such deduction or withholding.

(b) Notwithstanding Section 2.4(a), but subject to Section 2.4(f) below, with respect to Israeli Taxes, and in accordance with the undertaking of the Israeli sub-paying agent of the Exchange Agent, acting in coordination with the Exchange Agent, provided to Newco prior to the Closing Date pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Exchange Agent Undertaking”), the Company Merger Consideration payable or otherwise deliverable to any recipient hereunder (except for holders of Company Options and holders of 102 Shares) shall be transferred by the Exchange Agent to, and retained by, the Israeli sub-paying agent for the sole respective benefit of each such recipient, and held in trust by the Israeli sub-paying

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agent for each such recipient, for a period of 365 days from Closing (including with respect to any consideration deliverable to such recipient as a result of any adjustment pursuant to Section 2.1(c), from the date on which such consideration becomes deliverable to such recipient) or an earlier date required in writing by a recipient or the ITA (the “Withholding Drop Date”), during which time the Israeli sub-paying agent shall not withhold any Israeli Tax from such Merger Consideration except as provided below. Until no later than three (3) Business Days before the Withholding Drop Date, each recipient or the Company may obtain a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Israeli sub-paying agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholding (a “Valid Tax Certificate”). For the avoidance of any doubt, each of the 104H Tax Ruling and the 102 Tax Ruling, if obtained, is a Valid Tax Certificate.

(c) Notwithstanding anything to the contrary in this Agreement (but subject to clause (b) above), with respect to any recipient of shares of Newco Common Stock pursuant to this Agreement, (i) the shares of Newco Common Stock shall be issued in the name of the Israeli sub-paying agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 2.4, and (ii) to the extent that the Israeli sub-paying agent is obliged to withhold Israeli Taxes, such recipient shall provide the Israeli sub-paying agent with cash in the amount due with regards to such Israeli Taxes, within five (5) Business Days from receipt of a request from the Israeli sub-paying agent to make such payment, and in any event prior to the release of the Company Merger Consideration deliverable to such recipient, or alternatively, shall present to the Israeli sub-paying agent a Valid Tax Certificate, or evidence satisfactory to the Israeli sub-paying agent that the full applicable Tax amount with respect to such recipient, as reasonably determined by the Israeli sub-paying agent, has been withheld. In the event that such recipient fails to provide the Israeli sub-paying agent with the full amount in cash necessary to satisfy such Israeli Taxes or such Valid Tax Certificate evidencing payment of the applicable Tax amount required to be deducted with respect to such recipient within such timeframe, the Israeli sub-paying agent shall be entitled to sell recipient’s shares of Newco Common Stock on the open market to a person other than Newco or any Affiliate of Newco and with reasonable commercial terms to the extent necessary to satisfy the amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to a recipient, net of any expenses, shall be delivered to the applicable recipient and the Israeli Taxes shall be remitted to the ITA. Any costs or expenses incurred by the Israeli sub-paying agent in connection with such sale shall be borne by such recipient of shares of Newco Common Stock. Any such recipient of Newco Common Stock hereby waives, releases and absolutely and forever discharges Newco, the Israeli sub-paying agent, the Exchange Agent or anyone acting on their behalf from and against any and all claims for any losses in connection with the sale of any portion of the shares of Newco Common Stock otherwise deliverable to such recipient in compliance with the withholding requirements under this Section 2.4.

(d) For the avoidance of doubt, but subject to Section 2.4(e) below, each recipient of Newco Common Stock shall be treated as the beneficial owner of such Newco Common Stock for all tax purposes as of the Effective Time, including with respect to all voting and dividend rights applicable to the Newco Common Stock. To the extent the Israeli sub-paying agent sells any of a recipient’s Newco Common Stock as set forth in Section 2.4(c), (i) the Israeli sub-paying agent shall be acting on behalf of the recipient, solely as an agent of the recipient, for administrative convenience, (ii) the recipient shall be treated as the seller of such Newco Common Stock for all Tax purposes, including Tax reporting, and (iii) the recipient shall be responsible for, and hold the Israeli sub-paying agent, the Exchange Agent, Newco and the Company, and each of their respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of Newco Common Stock.

(e) Notwithstanding anything to the contrary in this Agreement, if any of the 102 Tax Ruling or the 104H Tax Ruling shall be obtained and delivered to Newco, the Exchange Agent, the Israeli sub-paying agent and the trustee appointed the 104H Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of the 102 Tax Ruling or the 104H Tax Ruling, as the case may be, shall apply and all

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applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such rulings, as the case may be.

(f) Notwithstanding the above, any consideration paid or issued to a holder of Company Options or 102 Shares pursuant to this Agreement, will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, (i) with respect to 102 Shares and 102 Options—the 102 Tax Ruling (or the 104H Tax Ruling, as applicable) shall have been obtained providing for no withholding or determining the withholding procedure, and (ii) with respect to holders of Company Options who are not Israeli residents—the 104H Tax Ruling or the 102 Tax Ruling provides for no withholding of Israeli Tax (and if such determination is subject to fulfillment of certain requirements, such requirements shall have been fulfilled). For the purpose of funding any withholding Tax, if any, the Exchange Agent, Newco, the Company or 102 Trustee shall be entitled to sell recipient’s shares of Newco Common Stock on reasonable commercial terms to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(g) Any withholding made in NIS with respect to payments made hereunder in dollars will be calculated based on a conversion rate on the payment date and in such manner as the Exchange Agent (or the Israeli sub-paying agent) reasonably determines to be in compliance with applicable Tax law and any Tax ruling issued by the ITA. Any currency conversion commissions will be borne by the applicable consideration recipient and deducted from any consideration to be delivered to such payment recipient.

Section 2.5. Fractional Shares. No certificate or scrip representing fractional shares of Newco Common Stock shall be issued upon the surrender for or exchange of Certificates or Book-Entry Shares. Any fractional share of Newco Common Stock that otherwise would be issuable pursuant to the Company Merger or Pubco Merger shall be rounded up or down to the nearest whole share of Newco Common Stock.

Section 2.6. Earnout

(a) If the conditions set forth in this Section 2.6 are satisfied, Newco shall issue or reserve for issuance to the holders of the Company Shares and the Company Options (whether vested or unvested) (and regarding 102 Shares, to the 102 Trustee) immediately prior to the Company Effective Time (the “Closing Company Equityholders”, it being understood and agreed that the Closing Company Equityholders shall include holders of Company Shares issued in financing transactions consummated at the Closing), in accordance with their Pro Rata Share, additional shares of Newco Common Stock as follows:

(i) if the Company and its Subsidiaries achieve Revenues of at least $75,000,000 for the fiscal year ending December 31, 2026, the Closing Company Equityholders shall receive their Pro Rata Share of 10,000,000 shares of Newco Common Stock; and

(ii) if the Company and its Subsidiaries achieves Revenues of at least $150,000,000 for the fiscal year ending December 31, 2027, the Closing Company Equityholders shall receive their Pro Rata Share of 10,000,000 shares of Newco Common Stock.

(b) In the event of the satisfaction of the threshold set forth in Section 2.6(a)(i) or the threshold set forth in Section 2.6(a)(ii), Newco shall issue such Newco Common Stock to the Closing Company Equityholders as promptly as practicable, but in any event within 30 days after Newco’s calculation of the Revenues achieved by the Company and its Subsidiaries for the fiscal year ending December 31, 2026 and for the fiscal year ending December 31, 2027, as applicable.

(c) For purposes of this Section 2.6, “Pro Rata Share” means with respect to each Closing Company Equityholder, the applicable “Pro Rata Share” be set forth on the Company Consideration Schedule for each Company Shareholder and holder of Company Options as of the Closing.

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(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 2.6 shall survive the Closing and shall be binding, jointly and severally, on all successors and assigns of Newco.

(e) The Parties agree to treat any amounts payable pursuant to this Section Section 2.6 as an adjustment to the Company Merger Consideration, unless otherwise required by applicable Law.

Section 2.7. Newco Equity Plans.

(a) The Parties shall cooperate to establish an equity incentive plan of Newco (the “Newco Equity Plan”) in substantially the same form attached hereto as Annex I, which shall include, as required, a sub-plan for any non-U.S. jurisdiction requiring the establishment of a sub-plan in accordance with applicable Law (including complying with the requirements of Section 102(b) of the Ordinance). The Newco Equity Plan shall be effective in connection with the Closing and provide for an aggregate share reserve thereunder equal to 45,000,000 shares of Newco Common Stock as of the Closing; provided, however, absent new stockholder approval, Newco will not issue more shares of Newco Common Stock under the Newco Equity Plan than (i) 15,000,000 shares of Newco Common Stock; plus (ii) the number of shares of Newco Common Stock underlying the Converted Newco Stock Options to be granted (if any) pursuant to Section 2.6; plus (iii) the number of shares of Newco Common Stock underlying the Converted Newco Stock Options and Converted Newco RSUs granted pursuant to Section 2.3; plus (iv) the Additional Amount plus (v) such number of shares as is provided pursuant to a customary “evergreen” provision to be recommended by the Company’s compensation consultant reflective of market practices. The Converted Newco Stock Options and Converted Newco RSUs that will be granted pursuant to Section 2.3 to the holders of Pubco Options, Pubco RSUs and Company Options shall be governed upon the Closing by the Newco Equity Plan.

(b) The Parties shall cooperate to establish an employee stock purchase plan of Newco (the “Newco ESPP”) covering 15,000,000 shares of Newco Common Stock, in substantially the same form attached hereto as Annex J, intended to meet the requirement of Section 423 of the Code and which shall include, as required, a sub-plan for any non-U.S. jurisdiction requiring the establishment of a sub-plan in accordance with applicable Law. The Newco ESPP shall be effective in connection with the Closing but, notwithstanding the 15,000,000 shares of Newco Common Stock to be reserved thereunder, absent new stockholder approval, Newco will limit issuances under the NewCo ESPP to such number of shares of Newco Common Stock, with a customary “evergreen” provision, in each case, as recommended by the Company’s compensation consultant reflecting of market practices.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,

NEWCO AND THE MERGER SUBS

Except as disclosed in the applicable Section of the disclosure letter delivered by the Company to Pubco immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Pubco as set forth below (and solely with respect to Merger Sub 1, such representations and warranties shall apply following the formation of Merger Sub 1 following the date hereof).

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Section 3.1. Qualification, Organization, etc.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Israel, it is not a “defaulting company” as such term is defined in the ICL (and has not received any written notice or warning concerning any intention of the Israeli Registrar of Companies to declare that the Company is a “defaulting company”), and it has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Newco, the Merger Subs, and each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Newco, the Merger Subs, the Company and the Company Subsidiaries is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or to be in good standing, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Newco, the Mergers Subs, or the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. The Company has made available to Pubco prior to the date hereof complete and accurate copies of the organizational documents of the Company, and the organizational documents of each Company Subsidiary, which documents are in full force and effect, and neither the Company nor any Company Subsidiary is, in any material respect, in default under or in violation of any provisions thereof.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. Section 3.1(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, and (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary. Section 3.1(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of each Person (other than a Company Subsidiary) in which the Company or any Company Subsidiary owns an equity interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Person, and (ii) the type and percentage of interests held, directly or indirectly, by the Company or Company Subsidiary in such Person.

Section 3.2. Capitalization.

(a) The authorized share capital of the Company consists of (i) 199,915,472 Ordinary Shares, (ii) 3,328,245 Preferred Seed-1 Shares, (iii) 2,081,110 Preferred Seed-2 Shares, (iv) 1,851,147 Preferred Seed-3 Shares, (v) 8,144,594 Preferred A-1 Shares, (vi) 4,300,193 Preferred A-2 Shares, (vii) 1,940,257 Preferred A-3 Shares, (viii) 35,734,255 Preferred B-1 Shares, (ix) 39,923,901 Preferred B-2 Shares, (x) 26,336,675 Preferred B-3 Shares, and (xi) 26,444,151 Ordinary Shares reserved for issuance pursuant to the Company Equity Plans. All the outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, other than as set forth in the Articles of Association.

(b) Prior to the date hereof, the Company delivered to Pubco a true and complete list as of January 28, 2026 (the “Company Capitalization Date”) (as supplemented by the information set forth in Section 3.2(b) of the Company Disclosure Letter), of (i) each Company Option, (ii) the name of the Company Option holder, (iii) the number and type of Company Class Shares underlying each Company Option, as applicable, (iv) the date on which the Company Option was granted, (v) the vesting schedule with respect to the Company Option, including any right of acceleration of such vesting schedule, (vi) the exercise price of each Company Option, if applicable, (vii) the expiration date of each Company Option, if applicable, (viii) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code, if applicable and (ix) whether each such Company Option is a 3(i) Option or 102 Option and, for 102 Options, the date of deposit with the 102 Trustee.

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(c) Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the Company Shares that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a) and issued in accordance with the terms of the applicable Company Equity Plan and Company Options or the Series A-2, Series B-1, and Series B-2 warrants issued by the Company, and other than as set forth in Section 3.2(c) of the Company Disclosure Letter, in each case as of the date hereof: (i) the Company does not have any shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests of the Company or (D) make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary (that is not wholly owned) or any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) other than the Company Investors’ Rights Agreement, requiring the registration for sale of (including under any subscription agreements entered into by the Company or any Company Subsidiaries) or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of or other equity interests of the Company or any Company Subsidiary, in each case of (1)-(5), other than as set forth in the Articles of Association.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(e) There are no shareholder agreements, voting trusts, registration rights agreements, subscription agreements or other similar agreements, commitments or understandings to which the Company or any Company Subsidiary is a party with respect to the shares of or other equity interests of the Company, other than the Company Investors’ Rights Agreement.

Section 3.3. Corporate Authority.

(a) Newco, the Merger Subs, and the Company each have all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Shareholder Approval, to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the ICL, the Articles of Association or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except for the receipt of the Company Shareholder Approval and for the filing and recordation of appropriate merger documents as required by the ICL (including, the Merger Proposal).

(b) The affirmative votes of the Company Shareholders holding at least a majority of the issued and outstanding share capital of the Company on an as-converted basis, including the Preferred Majority (as defined in the Articles of Association) (the “Company Shareholder Approval”), are the only votes of the holders of any class or series of the Company’s share capital necessary to approve this Agreement, the Merger and the consummation of the Transactions.

(c) On or prior to the date hereof, the Company Board of Directors at a meeting duly called and held in compliance with the requirements of ICL and the Articles of Association, unanimously adopted resolutions

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(i) resolving that this Agreement and the Transactions are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approving the Company Merger, this Agreement, the Pubco Stockholder Support Agreement and the Transactions on the terms and subject to the conditions set forth herein, and (iii) resolving to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way.

(d) This Agreement has been duly and validly executed and delivered by the Newco, the Merger Subs, and the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Company Merger and the issuance of the Company Certificate of Merger by the Companies Registrar, (ii) the Securities Act, (iii) the Exchange Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the DPA and NSIA and (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws set forth on Section 3.4(a) of the Company Disclosure Letter, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law (including any filings and notifications as may be required to be made by the Company under the Israeli Economic Competition Law, 5748-1988, or antitrust laws), for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Company Merger, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement does not, and, subject to the receipt of the Company Shareholder Approval and except as described in Section 3.4(b) of the Company Disclosure Letter, the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any Material Contract or Company Permit, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Articles of Association or the organizational or governing documents of any Company Subsidiary, or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Company Merger, prior to the Outside Date.

Section 3.5. Financial Statements.

(b) Section 3.5 of the Company Disclosure Letter sets forth (i) the audited consolidated statements of financial position of the Company and the Company Subsidiaries for the years ended December 31, 2023 and

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December 31, 2024, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for the fiscal years then ended, audited in accordance with IFRS (the “Audited Financial Statements”), and (ii) the unaudited consolidated statements of financial position of the Company and the Company Subsidiaries, consisting of the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2025, and the related unaudited consolidated statements of comprehensive loss, changes in equity and cash flows for the nine-months then ended (together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from, and are in accordance in all material respects with, the books and records of the Company and the Company Subsidiaries as of the times and for the periods referred to therein, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been kept accurately in the ordinary course of business consistent in all material respects with Israeli Law, and (iv) will present fairly in all material respects the financial condition and results of operations of the Company and Company Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to (a) the absence of footnote disclosures and other presentation items and (b) changes resulting from year-end adjustments which would be immaterial to the Company and Company Subsidiaries as a whole).

(c) The financial books and records of the Company are complete and correct in all material respects and form the basis for the Financial Statements. The accounting controls of the Company, taken as a whole, are sufficient in all material respects to provide reasonable assurances that all material transactions are executed in accordance with management’s general or specific authorization.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements, in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Financial Statements.

Section 3.6. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature that would be required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of the Company and the Company Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025 (other than any liability for any material breaches of Contracts), (c) as expressly required by this Agreement, and (d) as set forth in Section 3.6 of the Company Disclosure Letter.

Section 3.7. Absence of Certain Changes or Events.

(a) From January 1, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From January 1, 2025 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 3.8. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary is and has been since January 1, 2025 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits

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and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and have been since January 1, 2025 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.8(b) of the Company Disclosure Letter identifies each Company Permit. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past five (5) years, none of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any of the Company’s or the Company Subsidiaries’ respective Representatives acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past five (5) years, none of the Company or any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative Proceedings, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company and each Company Subsidiary has established and maintains policies and procedures to promote compliance with the requirements of applicable Anti-Corruption Laws.

(e) The Company and each of its Subsidiaries and their respective Representatives are, and at all times in the past five (5) years (and since April 24, 2019 with respect to Sanctions) have been, in compliance with all applicable International Trade Laws. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company has obtained and is in compliance with all required licenses pursuant to International Trade Laws from relevant Governmental Entities, including the Israeli Ministry of Defense, the Israeli Ministry of Economy and Industry, the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State;

(ii) the Company has maintained a registration with the Israeli Ministry of Defense’s Defense Export Control Agency under the Defense Export Control Law-2007, and the U.S. Department of State’s Directorate of Defense Trade Controls and no such registrations have lapsed;

(iii) the Company has not conducted, directly or indirectly, any business in any Sanctioned Jurisdiction or with any Sanctions Target or otherwise engaged in any transactions, or otherwise dealt directly, to Company’s Knowledge, or indirectly, with any Person with whom Persons are prohibited from dealing under the International Trade Laws, in any such case in violation of applicable International Trade Laws;

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(iv) neither the Company, its Affiliates, respective directors, officers, employees nor, to the Knowledge of the Company, agents of the foregoing, is a Sanctions Target; and

(v) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws; and

(vi) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither the Company nor any of its Subsidiaries has made any voluntary disclosure nor been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations International Trade Laws.

Section 3.9. Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or a bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, profit sharing, provident fund (including a pension fund, managers’ insurance policy, further education fund or other similar fund), vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition, or insurance or other similar fringe or employee benefit plan, policy, program, agreement, or arrangement, in each case, for the benefit of any current or former Service Providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates and with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding Multiemployer Plans and plans, policies, programs, agreements, and arrangements maintained or sponsored solely by a Governmental Entity to which the Company or any Subsidiary is required to contribute pursuant to applicable Law.

(b) With respect to each material Company Benefit Plan, the Company has made available to Pubco correct and complete copies of the following, in each case, to the extent applicable: (i) all current (A) plan documents (or, in the case of an unwritten Company Benefit Plan, a written description of the material terms thereof), (B) summary plan descriptions, (C) summaries of material modifications, (D) amendments, and (E) related trust agreements, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity in the past three (3) years, (v) all material related agreements, insurance Contracts and other agreements that implement each such Company Benefit Plan, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor Proceedings within the past three years, and (vii) all material communications with current or former Service Providers within the past three years concerning the compensation or benefits provided thereunder.

(c) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been established, operated, administered, and funded in accordance with its terms and in compliance with applicable Law.

(d) Neither the Company nor any Company Subsidiary contributes to or has any obligation to contribute to, or has at any time within the six years prior to the date hereof contributed to or had any obligation to contribute to, or currently has or has within the past six years had (including on account of an ERISA Affiliate), any liability (contingent or otherwise) under, and no Company Benefit Plan is or was within the past six years, (i) a Multiemployer Plan, (ii) a plan, arrangement, or account subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA), or (vi) a voluntary employee benefit association under Section 501(a)(9) of the Code.

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(e) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, all contributions and other amounts payable by the Company or any Company Subsidiary pursuant to any Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened Proceedings (other than routine claims for benefits) by, on behalf of, or against the Company, any Company Subsidiary, any of the Company Benefit Plans, or any trusts related thereto that could reasonably be expected to have a Company Material Adverse Effect.

(f) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with (x) the applicable requirements of Section 4980B of the Code and any similar state Law, and (y) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(g) No Company Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former Service Providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law.

(h) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a prototype opinion letter as to its qualification, and to the Company’s Knowledge, there are no existing circumstances, and no events have occurred, that could reasonably be expected to materially and adversely affect the qualified status of any such Company Benefit Plan or its related trust. Each such favorable determination or opinion letter has been provided or made available to Pubco.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) cause any payment or benefit (including severance and unemployment compensation, forgiveness of Indebtedness, or otherwise) to become due to any current or former Service Provider under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable to any current or former Service Provider, (iii) result in any acceleration of the time of payment, funding, or vesting of any such compensation or benefits, (iv) result in any breach or violation of, or default under, or limit the Company’s or any Company Subsidiary’s right to amend, modify, terminate, merge, or transfer the assets of, any Company Benefit Plan, (v) require the Company or any Company Subsidiary to adopt or implement any new compensation or benefit plan, policy, program, agreement, or arrangement, or (vi) cause any amount or benefit, including any previously paid amount or benefit, not to be deductible by reason of Section 280G of the Code, or cause any such amount or benefit to be subject to a Tax under Section 4999 of the Code, including, in either case, as a result of the payment or provision of any new or enhanced amount or benefit (including accelerated vesting).

(j) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is maintained outside of the United States or for the benefit of any current or former Service Provider who is resident in a non-United States jurisdiction (i) has been operated in conformance with the applicable Law, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as has not had and could not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that should be maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder, or an available exemption therefrom, to the extent it relates to US persons.

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(l) The Company is not a party to, nor does it have any obligation under any Company Benefit Plan or otherwise to compensate any Person for Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to, or as a result of the operation of, Section 409A of the Code.

(m) There is no present intention that any Company Benefit Plan be materially amended, suspended, or terminated in such a manner which is could reasonably be expected to have a Company Material Adverse Effect.

Section 3.10. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, union memoranda of understanding, or other Contract with a labor or trade union, works council, labor organization, or similar body involving any current or former Service Provider or employee representative (a “Collective Bargaining Agreement”). Except for extension orders, which generally apply to all employees in Israel, no extension orders apply to the Company or to any Israeli Company Subsidiary, and no current or former Service Provider benefits from any such extension orders with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is, nor has it been in the past three (3) years, subject to a strike or work stoppage, and to the Company’s Knowledge, there is no pending strike or work stoppage involving the Company or any Company Subsidiary. There are no labor organizations representing, and to the Company’s Knowledge, there are no labor organizations purporting to represent or seeking to represent, any Service Provider. To the Company’s Knowledge, there have been no organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Company’s Knowledge, threatened involving any Service Provider.

(b) The Company and each Company Subsidiary are, and during the last five (5) years have been, in compliance, in all material respects, with all applicable Laws relating to employment, including labor, employment, termination of employment, privacy issues, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of Service Providers, enforcement of labor Laws, obligations to provide statutory severance pay under the Israeli Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, in each case except where such non-compliance has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Company’s Knowledge, no current or former Service Provider has violated any confidentiality or proprietary information agreement or any restrictive covenant agreement, with any third party. There is no Proceeding pending, and as of the date of this Agreement neither the Company nor any Company Subsidiary intends to bring any Proceeding, against any current or former Service Provider for any alleged violation of any confidentiality or proprietary information agreement or any restrictive covenant agreement.

(d) In the past three (3) years, to the Company’s Knowledge, no allegations of illegal harassment, discrimination, sexual assault, or sexual misconduct have been made involving any current or former Service Provider in his or her capacity as such. In the past three (3) years, neither the Company nor any Company Subsidiary has entered into any settlement agreement or conducted any investigation related to allegations of illegal harassment, discrimination, sexual assault, or sexual misconduct by any current or former Service Provider.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) trigger any requirement under applicable Law or Contract to (A) provide notice to, (B) enter into any consultation procedure with, (C) seek approval from, or (D) bargain or negotiate with any labor union, labor

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organization, or works council representing any employee or other Service Provider of the Company or any Company Subsidiary or (ii) result in any material breach or other violation of any Collective Bargaining Agreement.

(f) The Section 14 arrangement under the Israeli Severance Pay Law (5273-1963) was applied to all former and current employees of the Company or the Company Subsidiaries in Israel in all material respects in accordance with the terms of the general permit issued by the Israeli Labor Minister based on such employees full salaries and from their commencement date of employment, in each case, except where such non-compliance has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

(g) Without derogating from any of the above representations, the Company’s liability towards Israeli employees regarding severance pay and accrued vacation and contributions to all Company Benefit Plans with respect to Israeli employees are fully funded by contributions to the relevant Company Benefit Plans or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statements. Upon the termination of employment of Israeli employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the Section 14 Arrangement. All amounts that the Company is legally or contractually required to either (i) deduct from its employees’ salaries and any other compensation or benefit in order or to transfer to such employees’ Company Benefit Plan or (ii) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Entity as required by applicable Law have in either case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation as of the date hereof to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 3.11. Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete, in accordance with applicable Law. No adjustment relating to any Tax Return filed by the Company or any Company Subsidiary has been proposed in writing by any Tax Authority to the Company or Company Subsidiary or any representative thereof that has not been fully and finally resolved;

(b) The Company and the Company Subsidiaries have timely paid to the appropriate Governmental Entity all Taxes due and owing by any of them, other than Taxes contested in good faith or for which adequate reserves, in accordance with GAAP, have been established;

(c) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes, including all applicable information reporting and withholding requirements under all applicable Laws;

(d) There is no (i) claim, litigation, proceeding, or to the Knowledge of the Company, any audit, examination or investigation pending or threatened in writing with respect to any Taxes of the Company or any Company Subsidiary, or (ii) deficiency of an amount of Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment or is being contested in good faith by appropriate proceedings;

(e) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

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(f) None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (1) any provisions in ordinary course commercial agreements not primarily related to Taxes, and (2) any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise;

(g) Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended U.S. Tax Treatment;

(h) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, other than Company Permitted Liens;

(i) No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to such Taxes in, such jurisdiction;

(j) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(k) Each Company Equity Plan is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Ordinance (each, a “Section 102 Plan”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Shares and 102 Options which were issued under any Section 102 Plan were and are currently in compliance in all respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102 and excluding the lapse of the lock-up period under Section 102 of the Ordinance) and the written requirements and guidance of the ITA, including the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to qualify as a Section 102 Plan, the grant of 102 Options only following the lapse of the required 30-day period from the filing of the Section 102 Plan with the ITA, receipt of all required tax rulings, the receipt of the required written consents from the holders (including the execution by each holder of 102 Options and 102 Shares of an undertaking to comply with the provisions of Section 102 of the Ordinance), the appointment of an authorized trustee to hold the Company Options and Company Shares, and the due deposit of such 102 Options and 102 Shares with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012;

(l) The Company and the Company Subsidiaries comply with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder. The prices and terms for the provision of any property or services by or to the Company or Company Subsidiaries are at arm’s length for purposes of the relevant transfer pricing applicable Laws and all related documentation if required by such applicable Laws has been timely prepared or obtained and, if necessary, retained;

(m) Neither the Company nor any Company Subsidiary is subject to restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance;

(n) Neither the Company nor any of Company Subsidiary has undertaken or is engaged in any transaction that will require special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006. Neither the Company nor any nor any of Company Subsidiary is subject to any reporting obligations under Sections 131D and 131E of the Ordinance or any similar provision under any other applicable local or foreign Tax law, and including with respect to VAT;

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(o) Neither the Company nor any Company Subsidiary has received any “taxation decision” (hachlatat misui) from the ITA, or any other technical advice memoranda or any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity). There is no private letter ruling, “taxation decision”, or any agreement with any Tax authority to which the Company is a party;

(p) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;

(q) The Company is duly registered for the purposes of Israeli value added tax (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and, to the Company’s Knowledge, there are no circumstances by reason of which there might not be an entitlement, to the extent permitted under applicable law, to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under the Israel Value Added Tax Law of 1975; and

(r) Section 3.11(r) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all elections to be treated or benefits claimed by the Company or any Company Subsidiary as a “Benefited Enterprise” (Mifaal Mutav), a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) or any other elections or benefits under the Law for Encouragement of Capital Investments, of 1959 (the “Capital Investment Law”).

Section 3.12. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and to the Company’s Knowledge, there is not any reasonable basis for any such Proceedings, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13. Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Patents, registered Marks and other material Registered Company Intellectual Property Rights and (ii) material unregistered Marks included in the Owned Company IP. For each item of Registered Company Intellectual Property Rights, Section 3.13(a) of the Company Disclosure Letter lists (A) the record owner of such item (B) the jurisdiction in which such item is filed, registered, pending or issued, (C) the issuance, registration or application date and number of such item, and (D) for each material Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. Each material item of Registered Company Intellectual Property Rights is subsisting and to the Company’s Knowledge (other than applications for registrations) is valid and enforceable.

(b) The Company, or the applicable Company Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Owned Company IP, free and clear of all Liens (other than Company Permitted Liens), and all material Licensed IP is validly licensed to the Company or the applicable Company Subsidiary. As of the Closing, the Company or the applicable Company Subsidiary will own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the Company’s business, except as would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect; provided, that the foregoing does not constitute a representation or warranty that the Company, the Company Subsidiaries, or the Company Intellectual Property or the conduct of the business does not infringe, misappropriate or otherwise violate the rights of a third Person which is exclusively the subject matter of Section 3.13(d).

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(c) Except as would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person, (ii) inviting the Company or any Company Subsidiary to take a license under any Intellectual Property or consider the applicability of any Intellectual Property Rights to any Company Offering or the conduct of the Company’s business, or (iii) challenging the legality, ownership, use, registration, validity or enforceability of any Company Intellectual Property Rights.

(d) Neither the conduct of the Company’s business nor any Company Offering has been in the last three (3) years or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third Person that is or would reasonably be expected to have a Company Material Adverse Effect.

(e) In the last three (3) years, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging any infringement, misappropriation, or other violation of any material Company Intellectual Property Rights or Company Offering. To the Company’s Knowledge, no Person is infringing, misappropriating, misusing or otherwise violating any Owned Company IP or Company Offering.

(f) Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all material Proprietary Information held by the Company or the applicable Company Subsidiary, and all such Proprietary Information has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect Proprietary Information of like importance. Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, in the last three (3) years, there has been no unauthorized disclosure by the Company of any Company Intellectual Property Rights.

(g) Except as has not been and would not reasonably be expected to have, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or the applicable Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all material Intellectual Property Rights authored, invented, created or developed by all current or former employees or Contractors of the Company or any Company Subsidiary for the Company or such Company Subsidiary in the course of or in connection with the term of such employee’s employment or such Contractor’s engagement. Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary does not owe any compensation to any current or former employee or Contractor in connection with any Owned Company IP (including, where applicable, compensation in connection with “Service Inventions” pursuant to Section 134 of the Israeli Patent Law, 1967). The Company and the Company Subsidiaries have, and enforce, a policy requiring each employee and Contractor who has access to Proprietary Information to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(h) No government funding or governmental grants from any Governmental Entity were used in the development of any Owned Company IP.

(i) No Academic Institution, or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has provided or provides facilities, personnel or funding for the creation or development of any Owned Company IP or Company

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Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has claimed any right or interest in, or has a reasonable basis to claim, any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office or any other Governmental Entity owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Company IP or Company Offering. No Academic Institution, or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has provided or provides facilities, personnel or funding for the creation or development of any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office, Governmental Entity or military, multi-national, bi-national or international organization has claimed any right or interest in, or has a reasonable basis to claim, any Owned Company IP or Company Offering and no Academic Institution or the Israel Ministry of Defense, the Israel Prime Minister office or any other Governmental Entity owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Company IP or Company Offering.

(j) None of the material Source Code for any Company Software has been deposited with, licensed or provided to any Person other than employees and Contractors of the Company or any Company Subsidiary who have entered into written confidentiality Contracts with respect to such Source Code. The Company is not required to deposit or license to any Person, and has not entered into any escrow arrangements with respect to, any material Source Code for any Company Software, and to the Knowledge of the Company, no event has occurred, and no circumstance or condition exist, that (with or without notice or lapse of time) will result or could reasonably result in the disclosure or delivery to any Person of any such Source Code.

(k) No material Company Software is or has become subject to any Open Source Software license and no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery of any material Company Software or in any Company Offering, in each case, in a manner that would require any material Company Software or Company Offering to be licensed, distributed, or otherwise made available (a) in a form other than binary or object code (e.g., in Source Code form) or (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of such material Company Software or Company Offering. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been in compliance with the terms and conditions of each Open Source Software license to which they are subject.

(l) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, none of the Company Software and Company Offerings: (i) to the Knowledge of the Company constitutes or contains any Contaminants, or (ii) contains defects, bugs or errors that adversely affects the use, functionality, security or performance of such Company Software, Company Offering or any product or system containing or used in conjunction with such Company Software or Company Offering.

(m) The Company and the Company Subsidiaries have taken commercially reasonable steps in accordance with customary industry standards intended to protect and secure Company IT Systems, except where the failure to take such steps has not had and does not constitute a Company Material Adverse Effect. In the last three (3) years, there has been no cyber-attack, unauthorized access to or use of (whether without authorization or in breach of an authorization) or harm to any Company IT Systems (or any Software, information or data stored on any Company IT Systems), that, to the Company’s Knowledge, would be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(n) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions themselves, will not result in (i) the grant of any Intellectual Property Rights to or under any material Company Intellectual Property Rights (or, except as a result of the terms of a Contract to which Pubco,

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but neither the Company nor a Company Subsidiary, is a party, any Intellectual Property or Intellectual Property Rights of Pubco) to any Person, or (ii) the Company or any Company Subsidiary being subject to any non-compete or other material restriction on the operation or scope of their respective business.

(o) Information Technology.

(i) Plans. The Company and the Company Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and act in compliance therewith and have tested such plans on a periodic basis, and such plans have proven materially effective upon testing.

(ii) Processing. The Company and the Company Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all licensed Company Data howsoever obtained or collected by or for the Company or Company Subsidiaries in the manner that it is Processed by or for the Company or Company Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Company Subsidiary have been and are in compliance with all Contracts pursuant to which the Company Processes or has Processed licensed Company Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

(iii) Generative AI. The tools developed by the Company for use as part of Company’s Offerings are set forth on Section 3.13(o)(iii)(1) of the Company Disclosure Letter (the “Company Developed AI”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, the Company Developed AI (complies with all applicable laws and regulations, including data protection and privacy laws. The Company has implemented reasonable measures to protect the confidentiality and security of the Company Developed AI. The Company Developed AI has been developed and maintained in accordance with industry best practices, including but not limited to transparency in AI decision-making processes where appropriate, and regular testing and validation for accuracy and reliability. Section 3.13(o)(iii)(2) of the Company Disclosure Letter sets forth a list of all material third-party AI technologies (“AI Technologies”) used or held for use by the Company in the Company’s business, including AI Technologies capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts (“Generative AI Tools”) (collectively, “Third-Party AI”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not: (1) used any Generative AI Tools in a manner that could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Owned Company IP that the Company or any Company Subsidiary intended to maintain as proprietary; or (2) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms governing its use by the Company or the Company Subsidiaries.

(p) Standards Bodies. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary have not and have never member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither the Company nor any Company Subsidiary, nor any Owned Company IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.

(q) Company Websites. To the Knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company or any Company Subsidiary. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the contents of any Company Website and all transactions conducted over the Internet by the Company comply with applicable Law in any applicable jurisdiction in all material respects.

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Section 3.14. Privacy and Data Protection.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance, and for the past three years have been in compliance, with all applicable Laws, written and published policies of the Company and its Subsidiaries, and Material Contracts, in each case, with respect to data privacy and security (“Company Privacy Commitments”). There is no current Proceeding pending against the Company or any of the Company Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Company Data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the last three (3) years, the Company and the Company Subsidiaries have not experienced a breach of the security of Company Data or other proprietary or confidential information within the possession or control of the Company or a Company Subsidiary.

(b) The Company and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Personal Information against accidental or unlawful Processing and against accidental loss, destruction, alteration, disclosure, access or damage to Personal Information (“Data Breach”) in a manner appropriate to the risks represented by the Processing of such data by the Company or Subsidiary and their data processors. The Company and its Subsidiary have taken commercially reasonable steps to ensure the reliability of its employees and contractors who have access to Company Data, to train such employees on all applicable aspects of Company Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

Section 3.15. Real Property; Assets. Neither the Company nor any Company Subsidiary owns or has owned any real property. Section 3.15 of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any material real property (“Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Company Permitted Liens. The Transactions do not require the consent of any other party to the applicable Company Lease, will not result in a breach of or default under any Company Lease, or otherwise cause any Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. With respect to each Company Lease, neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Company Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Company Permitted Liens.

Section 3.16. Material Contracts.

(a) Except for this Agreement, Section 3.16 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.16 under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities

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(in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject (all Contracts of the type described in this Section 3.16(a), whether or not set forth on Section 3.16 of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i) each Contract that limits, in each case in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Pubco and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person;

(ii) each acquisition or divestiture Contract that contains any material and ongoing obligations (including “earnout” or other contingent payment obligations or any ongoing indemnification obligations) on the Company or any Company Subsidiary;

(iii) each Contract that gives any Person the right to acquire any material assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Offerings), or any shares of capital stock or other equity interests of any other Person, after the date hereof with an aggregate value in excess of $250,000;

(iv) all Material Company IP Agreements;

(v) each Contract to provide material Source Code for any Company Offering to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(vi) any Contract (x) granting exclusive rights to purchase, license, distribute, market, sell, support, make available or deliver any Company Offerings; or (y) otherwise contemplating an exclusive relationship between the Company and any other Person, including any exclusive supply Contract, in each case which is material to the Company and the Company Subsidiaries taken as a whole;

(vii) each settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Pubco and its affiliates after the Effective Time);

(viii) each Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business;

(ix) each Contract that is a Material Customer Agreement or a Material Vendor Agreement;

(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Pubco and its affiliates after the Effective Time), in each case which is material to the Company and its subsidiaries taken as a whole;

(xi) each material Company Lease;

(xii) each Contract relating to Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) or relating to any Liens on the material assets of the Company or any Company Subsidiary;

(xiii) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements);

(xiv) each Related Party Contract;

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(xv) each Collective Bargaining Agreement; and

(xvi) any Contract not otherwise described in any other subsection of this Section 3.16(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True, correct and complete copies of each Material Contract in effect as of the date hereof have been made available to Pubco. None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 3.17. Environmental Matters.

(a) Neither the Company nor any Company Subsidiary is in material violation of any Environmental Law.

(b) None of the properties owned, leased or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance or has been subject to any release of any Hazardous Substance.

(c) The Company and the Company Subsidiaries have all permits, licenses, registrations and other authorizations and approvals required under any Environmental Law, and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations in all material respects and no Proceeding is pending, or to the Knowledge of the Company or Company Subsidiaries, threatened, to revoke, modify, or terminate any such permits.

(d) As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that could result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary or otherwise have a Company Material Adverse Effect.

(e) The Company and Company Subsidiaries have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person with respect to Environmental Laws or Hazardous Substances.

(f) The Company and Company Subsidiaries have delivered or otherwise made available for inspection to Pubco complete copies of any studies, audits, assessments, memoranda, reports, compliance reviews and investigations regarding the Company or Company Subsidiaries’ compliance with applicable Environmental Laws that are in the possession of Company and any Company Subsidiary.

Section 3.18. Customers and Vendors.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary, determined by the aggregate consideration paid to the Company or the Company Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received

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any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a list of the top ten (10) vendors of the Company and the Company Subsidiaries, determined by the aggregate spend of the Company and the Company Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Vendor” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Vendor, a “Material Vendor Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Vendor that such Material Vendor shall not continue as a vendor to the Company or that such Material Vendor intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

Section 3.19. Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the Transactions including, without limitation, the Registration Statement will not, at the time any such document is filed or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Information Statement/Proxy Statement will not at the date it is first mailed to stockholders of Pubco contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Information Statement/Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.19, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Information Statement/Proxy Statement, which information or statements were not supplied by or on behalf of the Company.

Section 3.20. Related Party Transactions. There are no Related Party Contracts in effect.

Section 3.21. Finders and Brokers. Other than Stifel Financial Corp., neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 3.22. No Other Representations. The Company acknowledges that neither Pubco nor any of its respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Pubco or any of its Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(d). Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 7.3(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as disclosed in (x) any Pubco SEC Document filed or furnished by Pubco with the SEC and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature) or (y) the applicable Section of the disclosure letter delivered by Pubco to the Company immediately prior to the execution of this Agreement (the “Pubco Disclosure Letter”) (it being understood that any information set forth in one Section or subsection of the Pubco Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Pubco represents and warrants to the Company as set forth below.

Section 4.1. Qualification, Organization, Etc.

(a) Pubco is a corporation duly organized and validly existing under the Laws of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each other Pubco Subsidiary, is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Pubco and the Pubco Subsidiaries is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or to be in good standing, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Pubco to consummate the Transactions, including the Mergers, prior to the Outside Date. Pubco has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws as amended to the date hereof (the “Pubco Governing Documents”). The Pubco Governing Documents are in full force and effect and Pubco is not in violation of the Pubco Governing Documents. Pubco has made available to Company prior to the date hereof complete and accurate copies of the articles of association, certificates of incorporation, bylaws, or equivalent organizational or governing documents, of Pubco’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect, and the organizational documents of each Pubco Subsidiary, which documents are in full force and effect, and neither Pubco nor any Pubco Subsidiary is, in any material respect, in default under or in violation of any provisions thereof.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Pubco Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Pubco free and clear of all Liens, other than Pubco Permitted Liens. Section 4.1(b)(1) of the Pubco Disclosure Letter sets forth an accurate and complete list of each Pubco Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Pubco Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by Pubco in each Pubco Subsidiary and (iii) the names and type of and percentage interests held by any Person other than Pubco or a Pubco Subsidiary in each Pubco Subsidiary. Section 4.1(b)(2) of the Pubco Disclosure Letter sets forth an accurate and complete list of each Person (other than a Pubco Subsidiary) in which Pubco or any Pubco Subsidiary owns an equity interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Person, and (ii) the type and percentage of interests held, directly or indirectly, by Pubco or Pubco Subsidiary in such Person.

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Section 4.2. Capitalization.

(a) The authorized share capital of Pubco consists of 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Pubco Preferred Stock”), 186,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”), and 4,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Pubco Class B Common Stock”).

(i) As of February 12, 2026 (the “Pubco Capitalization Date”):

(A) (A) 6,301,950 shares of Pubco Class A Common Stock and 0 shares of Pubco Class B Common Stock were issued and outstanding, (B) no shares of Pubco Class A Common Stock or Pubco Class B Common Stock were held in the Company’s treasury, (C) no shares of Pubco Class A Common Stock or Pubco Class B Common Stock were held by the Pubco Subsidiaries, (D) no options were granted under the Pubco Equity Plans, and (E) restricted stock unit awards granted under Pubco Equity Plans covering 214,400 shares of Pubco Class A Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding;

(B) 2,000,000 shares of Pubco Class A Common Stock were reserved for issuance pursuant to the Pubco Equity Plans;

(C) (A) 4,400,000 shares of Pubco Preferred Stock are designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”), par value $0.0001 per share, of which 4,389,500 shares are issued and outstanding which shares are convertible into shares of Pubco Class A Common Stock on a 1 for 1.838 basis; and (B) 8,068,933 shares of Pubco Class A Common Stock are reserved for issuance upon the conversion of the Series C Convertible Preferred Stock;

(D) a total of 17,412,584 warrants are issued and outstanding consisting of (1) 645,515 warrants exercisable for $5.44 per share, (2) 8,068,933 warrants exercisable for $5.75 per share, (3) 8,068,933 warrants exercisable for $6.25 per share, and (4) 629,203 warrants exercisable for $5.50 per share; and

(E) 17,412,584 shares of Pubco Class A Common Stock are reserved for issuance in connection with the exercise of the warrants listed in Section 4.2(a)(i)(D).

(ii) All the outstanding shares of Pubco Class A Common Stock and Series C Convertible Preferred Stock are, and all shares of Pubco Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a), and other than the PIPE Shares and shares of Pubco Common Stock that have become outstanding after the Pubco Capitalization Date that were reserved for issuance as set forth in Section 4.2(a) and issued in accordance with the terms of the applicable Pubco Equity Plan and equity award agreement, and other than as set forth in Section 4.2(b) of the Pubco Disclosure Letter, in each case as of the date hereof: (i) Pubco does not have any shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Pubco or any Pubco Subsidiary is a party or is otherwise bound obligating Pubco or any Pubco Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of or other equity interests of Pubco or any Pubco Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests of Pubco or (D) make any investment (in the form of a loan, capital contribution or otherwise) in, any Pubco Subsidiary (that is not wholly owned) or any other Person. There are no outstanding

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obligations of Pubco or any Pubco Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) other than the Registration Rights Agreement, requiring the registration for sale of (including under any subscription agreements entered into by Pubco or any Pubco Subsidiaries) or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of or other equity interests of Pubco or any Pubco Subsidiary, in each case of (1)-(5), other than as set forth in the PubCo Governing Documents.

(c) Neither Pubco nor any Pubco Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Pubco Stockholders on any matter.

(d) There are no stockholder agreements, voting trusts, registration rights agreements, subscription agreements or other similar agreements, commitments or understandings to which Pubco or any Pubco Subsidiary is a party with respect to the shares of or other equity interests of Pubco, other than the Registration Rights Agreement.

Section 4.3. Corporate Authority.

(a) Pubco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Pubco Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of Pubco’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Pubco Board of Directors, and no other corporate proceedings (pursuant to the NRS, the Pubco Governing Documents or otherwise) on the part of Pubco are necessary to authorize the performance of Pubco’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except for the receipt of the Pubco Stockholder Approval, and for the filing and recordation of appropriate merger documents as required by the NRS (including, the Merger Proposal).

(b) The affirmative vote or written consent of the holders of a majority of the outstanding shares of Pubco Class A Common Stock and Pubco Class B Common Stock entitled to vote to adopt this Agreement and to approve the Newco Equity Plan and Newco ESPP in accordance with NASDAQ, the organizational documents of Pubco and applicable Law (the “Pubco Stockholder Approval”), is the only vote of the holders of any class or series of Pubco’s share capital necessary to approve the Mergers and consummate the Transactions. The Persons listed on Section 4.3(b) of the Pubco Disclosure Letter hold sufficient shares of Pubco Common Stock to provide the Pubco Stockholder Approval. The execution and delivery to Pubco of the Pubco Stockholder Written Consent, duly executed by the Persons listed on Section 4.3(b) of the Pubco Disclosure Letter, will be sufficient to approve and adopt this Agreement and the Mergers in accordance with applicable law and the organizational documents of Pubco.

(c) On or prior to the date hereof, the Pubco Board of Directors at a meeting duly called and held in compliance with the Pubco Governing Documents, unanimously adopted resolutions (i) resolving that this Agreement and the Transactions are fair to, and in the best interests of, Pubco and Pubco’s stockholders, (ii) approving the Merger, this Agreement, the Company Stockholder Support Agreement and the Transactions on the terms and subject to the conditions set forth herein, and (iii) resolving to make the Pubco Board Recommendation. None of the foregoing actions by the Pubco Board of Directors has been rescinded or modified in any way.

(d) This Agreement has been duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding agreement of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Limitations.

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Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the filing of the Pubco Certificate of Merger with the State of Nevada and all such other notices or filings required under the NRS with respect to the consummation of the Pubco Merger and the issuance of the Pubco Certificate of Merger, (ii) the filing of the Information Statement/Proxy Statement and the Registration Statement with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement and the mailing of the Information Statement/Proxy Statement, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the DPA and NSIA (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws set forth on Section 4.4(a) of the Pubco Disclosure Letter, and (vii) any applicable requirements of the NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Pubco of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Pubco Material Adverse Effect or (2) a material adverse effect on the ability of Pubco to consummate the Transactions, including the Pubco Merger, prior to the Outside Date.

(b) The execution and delivery by Pubco of this Agreement do not, and, subject to the receipt of the Pubco Stockholder Approval and except as described in Section 4.4(a) of the Pubco Disclosure Letter, the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any Material Contract or Pubco Permit, or result in the creation of any Lien upon any of the properties, rights or assets of the Pubco or any Pubco Subsidiary, other than Pubco Permitted Liens, (ii) conflict with or result in any violation of any provision of the Pubco Governing Documents or the organizational or governing documents of any Pubco Subsidiary or (iii) conflict with or violate any Laws applicable to the Pubco or any Pubco Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Pubco Material Adverse Effect or (2) a material adverse effect on the ability of the Pubco to consummate the Transactions, including the Pubco Merger, prior to the Outside Date.

Section 4.5. SEC Reports and Financial Statements.

(a) Since January 1, 2025, Pubco has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Pubco SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Pubco SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NASDAQ, and none of the Pubco SEC Documents contained (or, with respect to the Pubco SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Pubco SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since January 1, 2025, neither the Pubco nor any Pubco Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Pubco SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Pubco SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Pubco’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the

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SEC or any other Governmental Entity of any Pubco SEC Documents (including the financial statements included therein). No Pubco Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Pubco included or incorporated by reference in the Pubco SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Pubco and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Pubco is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Pubco’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Pubco nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Pubco nor any Pubco Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Pubco or any Pubco Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Pubco in Pubco’s published financial statements or any Pubco SEC Documents.

Section 4.6. Internal Controls and Procedures.

(a) Pubco has established and maintains, and at all times since January 1, 2025 Pubco has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and which includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Pubco, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Pubco and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Pubco that could have a material effect on the financial statements.

(b) Pubco’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Pubco in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the

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SEC, and that all such material information is accumulated and communicated to Pubco’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) Since January 1, 2025, Pubco’s principal executive officer and its principal financial officer have disclosed to Pubco’s auditors and the audit committee of the Pubco Board of Directors (the material circumstances of which (if any) have been made available to Company) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a role in the preparation of financial statements or the internal accounting controls, and (iii) any claim or allegation regarding any of the foregoing. Since January 1, 2025, neither the Pubco nor any Pubco Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Pubco or any Pubco Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities.

Neither Pubco nor any Pubco Subsidiary has any liabilities of any nature that would be required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of Pubco and the Pubco Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Pubco’s consolidated balance sheet (or the notes thereto) as of September 30, 2025 included in the Pubco SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025 (other than any liability for any material breaches of Contracts), (c) as expressly required by this Agreement, and (d) as set forth in Section 4.7 of the Pubco Disclosure Letter.

Section 4.8. Absence of Certain Changes or Events.

(a) From January 1, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(b) From January 1, 2025 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of Pubco and the Pubco Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

Section 4.9. Compliance with Law; Permits.

(a) Pubco and each Pubco Subsidiary is and has been since January 1, 2025 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Pubco or such Pubco Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(b) Pubco and the Pubco Subsidiaries are and have been since January 1, 2025 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Pubco and the Pubco Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Pubco Permits”), except where the failure to have any of the Pubco Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Section 4.9(b) of the Pubco Disclosure Letter identifies each Pubco Permit. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, all Pubco Permits are in full force and effect, no default (with or

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without notice, lapse of time or both) has occurred under any such Pubco Permit and none of Pubco or any Pubco Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Pubco Permit.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, for the past five (5) years, none of Pubco or any Pubco Subsidiary, or, to the Pubco’s Knowledge, any of Pubco’s or the Pubco Subsidiaries’ respective Representatives acting on behalf of the Pubco or any Pubco Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, for the past five (5) years, none of Pubco or any Pubco Subsidiary has been subject to any actual, pending, or, to Pubcos’ Knowledge, threatened civil, criminal, or administrative Proceedings, or made any voluntary disclosures to any Governmental Entity, involving Pubco or any Pubco Subsidiary in any way relating to applicable Anti-Corruption Laws. Pubco and each Pubco Subsidiary has established and maintains policies and procedures to promote compliance with the requirements of applicable Anti-Corruption Laws.

(e) Pubco and the Pubco Subsidiaries are, and at all times in the past five (5) years (and since April 24, 2019 with respect to Sanctions) have been, in compliance with all applicable International Trade Laws. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect:

(i) Pubco has obtained and is in compliance with all required licenses pursuant to International Trade Laws from relevant Governmental Entities, including the the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State;

(ii) Pubco has not conducted, directly or indirectly, any business in any Sanctioned Jurisdiction or with any Sanctions Target or otherwise engaged in any transactions, or otherwise dealt directly, to Company’s Knowledge, or indirectly, with any Person with whom Persons are prohibited from dealing under the International Trade Laws, in any such case in violation of applicable International Trade Laws;

(iii) Neither Pubco, the Pubco Subsidiaries, their respective directors, officers, employees nor, to the Knowledge of Pubco, agents of the foregoing, is a Sanctions Target;

(iv) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither Pubco nor any of the Pubco Subsidiaries has received any written or, to the Knowledge of Pubco, oral notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws; and

(v) in the past five (5) years (and since April 24, 2019 with respect to Sanctions), neither Pubco nor the Pubco Subsidiaries has made any voluntary disclosure nor been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations International Trade Laws.

Section 4.10. Employee Benefits.

(a) Section 4.10(a) of the Pubco Disclosure Letter sets forth a complete and accurate list of each material Pubco Benefit Plan. For purposes of this Agreement, “Pubco Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or a bonus, stock, stock option or other equity-based compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, profit sharing, provident fund (including a pension fund,

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managers’ insurance policy, further education fund or other similar fund), vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, or insurance or other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of any current or former Pubco Service Providers (or any dependent or beneficiary thereof) of Pubco or any Pubco Subsidiary or any of their ERISA Affiliates and with respect to which Pubco or any Pubco Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding Multiemployer Plans and plans, policies, programs, agreements, and arrangements maintained or sponsored solely by a Governmental Entity to which Pubco or any Subsidiary is required to contribute pursuant to applicable Law.

(b) With respect to each material Pubco Benefit Plan, Pubco has made available to Company correct and complete copies of the following, in each case, to the extent applicable: (i) all current (A) plan documents (or, in the case of an unwritten Pubco Benefit Plan, a written description of the material terms thereof), (B) summary plan descriptions, (C) summaries of material modifications, (D) amendments, and (E) related trust agreements, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity in the past three (3) years, (v) all material related agreements, insurance Contracts and other agreements that implement each such Pubco Benefit Plan, (vi) all material records, notices, and filings concerning Internal Revenue Service or U.S. Department of Labor Proceedings within the past three (3) years, and (vii) all material communications with current or former Pubco Service Providers within the past three years concerning the compensation or benefits provided thereunder.

(c) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Benefit Plan has been established, operated, administered and funded in accordance with its terms and in compliance with applicable Law.

(d) Neither Pubco nor any Pubco Subsidiary contributes to or has any obligation to contribute to, or has at any time within the six years prior to the date hereof contributed to or had any obligation to contribute to, or currently has or has within the past six years had (including on account of an ERISA Affiliate), any liability (contingent or otherwise) under, and no Pubco Benefit Plan is or was within the past six years, (i) a Multiemployer Plan, (ii) a plan, arrangement, or account subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “funded welfare plan” (within the meaning of Section 419 of the Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA), or (vi) a voluntary employee benefit association under Section 501(a)(9) of the Code.

(e) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, all contributions and other amounts payable by Pubco or any Pubco Subsidiary pursuant to any Pubco Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to Pubco’s Knowledge, threatened Proceedings (other than routine claims for benefits) by, on behalf of, or against Pubco, and Pubco Subsidiary, any of the Pubco Benefit Plans, or any trusts related thereto that could reasonably be expected to have a Pubco Material Adverse Effect.

(f) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries are in compliance with (i) the applicable requirements of Section 4980B of the Code and any similar state Law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(g) No Pubco Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former Pubco Service Providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law.

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(h) Each Pubco Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a prototype opinion letter as to its qualification, and to Pubco’s Knowledge, there are no existing circumstances, and no events have occurred, that could reasonably be expected to materially and adversely affect the qualified status of any such Pubco Benefit Plan or its related trust. Each such favorable determination or opinion letter has been provided or made available to Company.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) cause any payment or benefit (including severance and unemployment compensation, forgiveness of Indebtedness, or otherwise) to become due to any current or former Pubco Service Provider under any Pubco Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable to any current or former Pubco Service Provider, (iii) result in any acceleration of the time of payment, funding, or vesting of any such compensation or benefits, (iv) result in any breach or violation of, or default under, or limit Pubco’s or any Pubco Subsidiary’s right to amend, modify, terminate, merge, or transfer the assets of, any Pubco Benefit Plan, (v) require Pubco or any Pubco Subsidiary to adopt or implement any new compensation or benefit plan, policy, program, agreement, or arrangement, or (vi) cause any amount or benefit, including any previously paid amount or benefit, not to be deductible by reason of Section 280G of the Code, or cause any such amount or benefit to be subject to a Tax under Section 4999 of the Code, including, in either case, as a result of the payment or provision of any new or enhanced amount or benefit (including accelerated vesting).

(j) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Benefit Plan that is maintained outside of the United States or for the benefit of any current or former Pubco Service Provider who is resident in a non-United States jurisdiction (i) has been operated in conformance with the applicable Law, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as has not had and could not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom, to the extent it relates to US persons.

(l) Pubco is not a party to, nor does it have any obligation under, any Pubco Benefit Plan or otherwise to compensate any Person for Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to, or as a result of the operation of, Section 409A of the Code.

(m) There is no present intention that any Pubco Benefit Plan be materially amended, suspended, or terminated in such a manner which is could reasonably be expected to have a Pubco Material Adverse Effect.

Section 4.11. Labor Matters.

(a) Neither Pubco nor any Pubco Subsidiary is a party to, or bound by, any Collective Bargaining Agreement. Neither Pubco nor any Pubco Subsidiary is, nor has it been in the past three (3) years, subject to a strike or work stoppage, and to the Pubco’s Knowledge, there is no pending strike or work stoppage involving Pubco or any Pubco Subsidiary. There are no labor organizations representing, and to Pubco’s Knowledge, there are no labor organizations purporting to represent or seeking to represent, any Pubco Service Provider. To the Company’s Knowledge, there have been no organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to Pubco’s Knowledge, threatened involving any Pubco Service Provider.

(b) Pubco and each Pubco Subsidiary are, and during the last five (5) years have been, in compliance, in all material respects, with all applicable Laws relating to employment, including labor, employment,

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termination of employment, privacy issues, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of Pubco Service Providers, enforcement of labor Laws, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, in each case except where such non-compliance has not had, and could not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(c) To Pubco’s Knowledge, no current or former Pubco Service Provider has violated any confidentiality or proprietary information agreement or any restrictive covenant agreement, with any third party. There is no Proceeding pending, and as of the date of this Agreement neither Pubco nor any Pubco Subsidiary intends to bring any Proceeding, against any current or former Pubco Service Provider for any alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreement.

(d) In the past three (3) years, to Pubco’s Knowledge, no allegations of illegal harassment, discrimination, sexual assault, or sexual misconduct have been made involving any current or former Pubco Service Provider in his or her capacity as such. In the past three (3) years, neither Pubco nor any Pubco Subsidiary has entered into any settlement agreement or conducted any investigation related to allegations of illegal harassment, discrimination, sexual assault or sexual misconduct by any current or former Pubco Service Provider.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) trigger any requirement under applicable Law or Contract to (A) provide notice to, (B) enter into any consultation procedure with, (C) seek approval from, or (D) bargain or negotiate with any labor union, labor organization, or works council representing any employee or other Service Provider of Pubco or any Pubco Subsidiary or (ii) result in any material breach or other violation of any Collective Bargaining Agreement.

Section 4.12. Tax Matters.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect:

(a) Pubco and the Pubco Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete, in accordance with applicable Law. No adjustment relating to any Tax Return filed by Pubco or any Pubco Subsidiary has been proposed in writing by any Tax Authority to Pubco or any Pubco Subsidiary or any representative thereof that has not been fully and finally resolved;

(b) Pubco and the Pubco Subsidiaries have timely paid to the appropriate Governmental Entity all Taxes due and owing by any of them, other than Taxes contested in good faith or for which adequate reserves, in accordance with GAAP, have been established;

(c) Pubco and the Pubco Subsidiaries have complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes, including all applicable information reporting and withholding requirements under all applicable Laws;

(d) There is no (i) claim, litigation, proceeding, or to the Knowledge of the Pubco, any audit, examination or investigation pending or threatened in writing with respect to any Taxes of Pubco or any Pubco Subsidiary, or (ii) deficiency of an amount of Taxes that has been assessed by any Governmental Entity against Pubco or any Pubco Subsidiary and that has not been fully satisfied by payment or is being contested in good faith by appropriate proceedings;

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(e) Within the last two (2) years, neither Pubco nor any Pubco Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(f) None of Pubco or any Pubco Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement (other than (1) any provisions in ordinary course commercial agreements not primarily related to Taxes, and (2) any agreement or arrangement solely among Pubco and the Pubco Subsidiaries) or (ii) has any liability for Taxes of any Person (other than Pubco or any Pubco Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise;

(g) Neither Pubco nor any Pubco Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended U.S. Tax Treatment;

(h) There are no Liens for Taxes upon any property or assets of Pubco or any Pubco Subsidiary, other than Pubco Permitted Liens;

(i) No claim has been made in writing by any Tax authority in a jurisdiction where Pubco or any Pubco Subsidiary has not filed Tax Returns of a particular type that Pubco or any Pubco Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to such Taxes in, such jurisdiction;

(j) Neither Pubco nor any Pubco Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(k) Neither Pubco nor any Pubco Subsidiary is subject to restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance;

(l) Pubco and its Subsidiaries have met or made sure that the intermediaries have met the Mandatory Disclosure Rules in the countries that introduced them, including DAC6 in the EU, DOTAS in the UK, and similar rules;

(m) Neither Pubco nor any Pubco Subsidiary (including Merger Sub 2) is aware of the existence of any fact, or has taken or agreed to take any action, could reasonably be expected to prevent or impede the Pubco Merger from qualifying for the Intended U.S. Tax Treatment; and

(n) Neither Pubco nor any Pubco Subsidiary has received any technical advice memoranda or any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity). There is no private letter ruling, “taxation decision”, or any agreement with any Tax authority to which Pubco is a party.

(o) Pubco and the Pubco Subsidiaries are in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Pubco or the Pubco Subsidiaries, as applicable.

(p) JFB Construction & Development Inc. (i) from January 1, 2014 until December 31, 2023, was at all times a properly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of applicable state or local Law), (ii) since January 1, 2024, is and has always been properly classified as a corporation for U.S. federal (and applicable state and local) income tax purposes and (iii) has never been liable for any Tax under Section 1374 of the Code (or any similar provision of applicable state or local Law).

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Section 4.13. Litigation.

There are no Proceedings pending or, to the Pubco’s Knowledge, threatened against Pubco or any Pubco Subsidiary or any of their respective properties, rights or assets by or before, and to Pubco’s Knowledge, there is not any reasonable basis for any such Proceedings, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to have a Pubco Material Adverse Effect.

Section 4.14. Intellectual Property.

(a) Section 4.14(a) of the Pubco Disclosure Letter sets forth a true, correct and complete list of all (i) Patents, registered Marks and other material Registered Pubco Intellectual Property Rights and (ii) material unregistered Marks included in the Owned Pubco IP. For each item of Registered Pubco Intellectual Property Rights, Section 4.14(a) of the Pubco Disclosure Letter lists (A) the record owner of such item (B) the jurisdiction in which such item is filed, registered, pending or issued, (C) the issuance, registration or application date and number of such item, and (D) for each material Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. Each material item of Registered Pubco Intellectual Property Rights is subsisting and to Pubco’s Knowledge, (other than applications for registrations) is valid and enforceable.

(b) Pubco, or the applicable Pubco Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the material Owned Pubco IP, free and clear of all Liens (other than Pubco Permitted Liens), and all material Licensed IP is validly licensed to the Pubco or the applicable Pubco Subsidiary. As of the Closing, the Pubco or the applicable Pubco Subsidiary will own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the Pubco’s business, except as would not reasonably be expected to be, individually or in the aggregate, have a Pubco Material Adverse Effect.

(c) Except as has not been and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, no Proceedings are pending or, to Pubco’s Knowledge, are threatened against Pubco or any Pubco Subsidiary (i) alleging that Pubco or any Pubco Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person, (ii) inviting Pubco or any Pubco Subsidiary to take a license under any Intellectual Property or consider the applicability of any Intellectual Property Rights to any Pubco Offering or the conduct of the Pubco’s business, or (iii) challenging the legality, ownership, use, registration, validity or enforceability of any Pubco Intellectual Property Rights.

(d) Neither the conduct of Pubco’s business nor any Pubco Offering has been in the last three (3) years or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third Person that is or would reasonably be expected to have a Pubco Material Adverse Effect.

(e) In the last three (3) years, neither Pubco nor any Pubco Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging any infringement, misappropriation, or other violation of any material Pubco Intellectual Property Rights or Pubco Offering. To Pubco’s Knowledge, no Person is infringing, misappropriating, misusing or otherwise violating any Owned Pubco IP or Pubco Offering.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and each Pubco Subsidiary has taken commercially reasonable actions to maintain and protect all material Proprietary Information held by Pubco or the applicable Pubco Subsidiary, and all such Proprietary Information has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect Proprietary Information of like importance. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries, taken as a whole, to Pubco’s Knowledge, in the last three (3) years, there has been no unauthorized disclosure by Pubco of any Pubco Intellectual Property Rights.

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(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco or the applicable Pubco Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all material Intellectual Property Rights authored, invented, created or developed by all current or former employees or Contractors of Pubco or any Pubco Subsidiary for Pubco or such Pubco Subsidiary in the course of or in connection with the term of such employee’s employment or such Contractor’s engagement. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and each Pubco Subsidiary does not owe any compensation to any current or former employee or Contractor in connection with any Owned Pubco IP. Pubco and the Pubco Subsidiaries have, and enforce, a policy requiring each employee and Contractor who has access to Proprietary Information to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect.

(h) No government funding or governmental grants from any Governmental Entity were used in the development of any Owned Pubco IP.

(i) No Academic Institution, Governmental Entity or any military, multi-national, bi-national or international organization has provided or provides facilities, personnel or funding for the creation or development of any Owned Pubco IP or Pubco Offering and no Academic Institution, Governmental Entity or military, multi-national, bi-national or international organization has claimed any right or interest in, or has a reasonable basis to claim, any Owned Pubco IP or Pubco Offering and no Academic Institution or Governmental Entity owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Pubco IP or Pubco Offering.

(j) None of the material Source Code for any Pubco Software has been deposited with, licensed or provided to any Person other than employees and Contractors of the Pubco or any Pubco Subsidiary who have entered into written confidentiality Contracts with respect to such Source Code. Pubco is not required to deposit or license to any Person, and has not entered into any escrow arrangements with respect to, any material Source Code for any Pubco Software, and to the Knowledge of Pubco, no event has occurred, and no circumstance or condition exist, that (with or without notice or lapse of time) will result or could reasonably result in the disclosure or delivery to any Person of any such Source Code.

(k) No material Pubco Software is or has become subject to any Open Source Software license and no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery of any material Pubco Software or in any Pubco Offering, in each case, in a manner that would require any material Pubco Software or Pubco Offering to be licensed, distributed, or otherwise made available (a) in a form other than binary or object code (e.g., in Source Code form) or (b) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification of such material Pubco Software or Pubco Offering. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries are and have been in compliance with the terms and conditions of each Open Source Software license to which they are subject.

(l) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, none of the Pubco Software and Pubco Offerings: (i) to the Knowledge of Pubco, constitutes or contains any Contaminants, or (ii) contains defects, bugs or errors that adversely affects the use, functionality, security or performance of such Pubco Software, Pubco Offering or any product or system containing or used in conjunction with such Pubco Software or Pubco Offering.

(m) Pubco and the Pubco Subsidiaries have taken commercially reasonable steps in accordance with customary industry standards intended to protect and secure Pubco IT Systems, except where the failure to take such steps has not had and does not constitute a Pubco Material Adverse Effect. In the last three (3) years, there

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has been no cyber-attack, unauthorized access to or use of (whether without authorization or in breach of an authorization) or harm to any Pubco IT Systems (or any Software, information or data stored on any Pubco IT Systems), that to the Pubco’s Knowledge, would be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect.

(n) Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions themselves, will not result in (i) the grant of any Intellectual Property Rights to or under any material Pubco Intellectual Property Rights (or, except as a result of the terms of a Contract to which Company, but neither the Pubco nor a Pubco Subsidiary, is a party, any Intellectual Property or Intellectual Property Rights of Company) to any Person, or (ii) the Pubco or any Pubco Subsidiary being subject to any non-compete or other material restriction on the operation or scope of their respective business.

(o) Information Technology.

(i) Plans. Pubco and its Subsidiaries have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and act in compliance therewith and have tested such plans on a periodic basis, and such plans have proven materially effective upon testing.

(ii) Processing. Pubco and its Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all licensed Pubco Data howsoever obtained or collected by or for the Pubco or Pubco Subsidiary in the manner that it is Processed by or for Pubco or Pubco Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and each Pubco Subsidiary have been and are in compliance with all Contracts pursuant to which the Pubco Processes or has Processed licensed Pubco Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

(iii) Generative AI. The tools developed by the Pubco for use as part of Pubco’s Offerings are set forth on Section 4.14(o)(iii)(1) of the Pubco Disclosure Letter (the “Pubco Developed AI”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, the Pubco Developed AI complies with all applicable laws and regulations, including data protection and privacy laws in all material respects. Pubco has implemented reasonable measures to protect the confidentiality and security of the Pubco Developed AI. To Pubco’s Knowledge, there have been no unauthorized uses, disclosures, or breaches of the Pubco Developed AI or related systems that resulted in a Material Adverse Effect. The Pubco Developed AI has been developed and maintained in accordance with industry best practices, including but not limited to: transparency in AI decision-making processes where appropriate, and regular testing and validation for accuracy and reliability. Section 4.14(o)(iii)(2) of the Pubco Disclosure Letter sets forth a list of all material Third-Party AI used or held for use by Pubco in the Pubco’s business. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, to have a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries have not: (1) used any Generative AI Tools in a manner that could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Owned Pubco IP that Pubco or any Pubco Subsidiary intended to maintain as proprietary; or (2) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms governing its use by Pubco or the Pubco Subsidiary.

(p) Standards Bodies. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) Pubco and each Pubco Subsidiary have not and have never member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither Pubco nor any Pubco Subsidiary, nor any Owned Pubco IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.

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(q) Pubco Websites. To the Knowledge of Pubco, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by Pubco or a Pubco Subsidiary. Except as has not been and would not reasonably be expected, individually or in the aggregate, to have a Pubco Material Adverse Effect, the contents of any Pubco Website and all transactions conducted over the Internet by Pubco comply with applicable Law in any applicable jurisdiction in all material respects.

Section 4.15. Privacy and Data Protection.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, Pubco and the Pubco Subsidiaries are in compliance, and for the past three years have been in compliance, with all applicable Laws, written and published policies of Pubco and its Subsidiaries, and Pubco Material Contracts, in each case, with respect to data privacy and security (“Pubco Privacy Commitments”). To the Knowledge of Pubco, there is no current Proceeding pending against Pubco or any of the Pubco Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Pubco Data. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, since June 30, 2025, Pubco and the Pubco Subsidiaries have not experienced a breach of the security of Pubco Data or other proprietary or confidential information within the possession or control of Pubco or a Pubco Subsidiary.

(b) Pubco and its Subsidiaries have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Personal Information against a Data Breach in a manner appropriate to the risks represented by the Processing of such data by the Pubco or Subsidiary and their data processors. Pubco and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of its employees and contractors who have access to Pubco Data, to train such employees on all applicable aspects of Pubco Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.

Section 4.16. Real Property; Assets. Neither Pubco nor any Pubco Subsidiary owns or has owned any real property. Section 4.16 of the Pubco Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which Pubco or any Pubco Subsidiary leases, subleases or occupies any material real property (“Pubco Leases”). Neither Pubco nor any Pubco Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Pubco Lease or any portion thereof. Each Pubco Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no default on the part of Pubco or, if applicable, any Pubco Subsidiary or, to Pubco’s Knowledge, the landlord thereunder exists with respect to any Pubco Lease, except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Pubco or a Pubco Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Pubco Lease, each real property subject to the Pubco Leases, free and clear of all Liens, other than Pubco Permitted Liens. The Transactions do not require the consent of any other party to the applicable Pubco Lease, will not result in a breach of or default under any Pubco Lease, or otherwise cause any Pubco Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. With respect to each Pubco Lease, neither Pubco nor any Pubco Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Pubco Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect, the Pubco and each Pubco Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Pubco and the Pubco Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Pubco Permitted Liens.

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Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17(a) of the Pubco Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 4.17(a) under which Pubco or any Pubco Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which Pubco or any Pubco Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Pubco Disclosure Letter, being referred to herein as the “Pubco Material Contracts”):

(i) each Contract that limits, in each case in any material respect the freedom of Pubco, any Pubco Subsidiary or any of their respective affiliates (including Company and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person;

(ii) each acquisition or divestiture Contract that contains any material and ongoing obligations (including “earnout” or other contingent payment obligations obligations or any ongoing indemnification obligations) on Pubco or any Pubco Subsidiary;

(iii) each Contract that gives any Person the right to acquire any material assets of Pubco or any Pubco Subsidiary (excluding ordinary course commitments to purchase Pubco Offerings), or any shares of capital stock or other equity interests of any other Person, after the date hereof with an aggregate value in excess of $250,000;

(iv) all Material Pubco IP Agreements;

(v) each Contract to provide material Source Code for any Pubco Offering to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(vi) any Contract (x) granting exclusive rights to purchase, license, distribute, market, sell, support, make available or deliver any Pubco Offerings; or (y) otherwise contemplating an exclusive relationship between Pubco and any other Person, including any exclusive supply Contract, in each case which is material to Pubco and its Subsidiaries taken as a whole;

(vii) each settlement agreement or similar Contract restricting in any material respect the operations or conduct of Pubco or any Pubco Subsidiary or any of their respective affiliates (including Pubco and its affiliates after the Effective Time);

(viii) each Contract that obligates PubCo or any PubCo Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business;

(ix) each Contract that is a Material Pubco Customer Agreement or a Material Pubco Vendor Agreement;

(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on Pubco or its affiliates (including Company and its affiliates after the Effective Time), in each case which is material to Pubco and its subsidiaries taken as a whole;

(xi) each material Pubco Lease;

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(xii) each Contract relating to Indebtedness (or commitments in respect thereof) of Pubco or any Pubco Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) or relating to any Liens on the material assets of Pubco or any Pubco Subsidiary;

(xiii) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements);

(xiv) each Pubco Related Party Contract;

(xv) each Collective Bargaining Agreement;

(xvi) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Pubco; and

(xvii) other than this Agreement, any Contract relating to the Transactions.

(b) True, correct and complete copies of each Pubco Material Contract in effect as of the date hereof have been made available to Company or publicly filed with the SEC prior to the date hereof. None of Pubco or any Pubco Subsidiary is in breach of or default under the terms of any Pubco Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, Pubco Material Adverse Effect. To Pubco’s Knowledge, as of the date hereof, no other party to any Pubco Material Contract is in breach of or default under the terms of any Pubco Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Pubco Material Adverse Effect, each Pubco Material Contract is a valid, binding and enforceable obligation of Pubco or Pubco Subsidiary which is party thereto and, to the Pubco’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 4.18. Environmental Matters.

(a) Neither Pubco nor any Pubco Subsidiary is in material violation of any Environmental Law.

(b) None of the properties owned, leased or occupied by Pubco or any Pubco Subsidiary is contaminated with any Hazardous Substance or has been subject to any release of any Hazardous Substance.

(c) Pubco and the Pubco Subsidiaries have all permits, licenses, registrations and other authorizations and approvals required under any Environmental Law, and Pubco and the Pubco Subsidiaries are in compliance with such permits, licenses and other authorizations in all material respects and no Proceeding is pending, or to the Knowledge of Pubco or the Pubco Subsidiaries, threatened, to revoke, modify, or terminate any such permits.

(d) As of the date hereof, no Proceeding is pending, or to Pubco’s Knowledge, threatened, concerning or relating to the operations of Pubco or any Pubco Subsidiary that seeks to impose, or that could result in the imposition of, any material liability arising under any Environmental Law upon Pubco or any Pubco Subsidiary or otherwise have a Pubco Material Adverse Effect.

(e) Pubco and the Pubco Subsidiaries have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person with respect to Environmental Laws or Hazardous Substances.

(f) Pubco and the Pubco Subsidiaries have delivered or otherwise made available for inspection to the Company complete copies of any studies, audits, assessments, memoranda, reports, compliance reviews and investigations regarding Pubco or the Pubco Subsidiaries’ compliance with applicable Environmental Laws that are in the possession of Pubco and any Pubco Subsidiary.

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Section 4.19. Customers and Vendors.

(a) Section 4.19(a) of the Pubco Disclosure Letter sets forth a list of the top ten (10) customers of Pubco and the Pubco Subsidiaries that have a Contract with Pubco or a Pubco Subsidiary, determined by the aggregate consideration paid to the Pubco or the Pubco Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Pubco Customer” and each such contract, a “Material Pubco Customer Agreement”). As of the date hereof, neither Pubco nor any Pubco Subsidiary has received any written notice from any Material Pubco Customer that such Material Pubco Customer shall not continue as a customer of Pubco or that such Material Pubco Customer intends to terminate or adversely modify existing Contracts with Pubco or the Pubco Subsidiaries.

(b) Section 4.19(b) of the Pubco Disclosure Letter sets forth a list of the top ten (10) vendors of Pubco and the Pubco Subsidiaries, determined by the aggregate spend of Pubco and the Pubco Subsidiaries during the last twelve (12) months ended December 31, 2025 (each, a “Material Pubco Vendor” and each Contract pursuant to which Pubco or a Pubco Subsidiary paid those amounts to the applicable Material Pubco Vendor, a “Material Pubco Vendor Agreement”). As of the date hereof, neither Pubco nor any Pubco Subsidiary has received any written notice from any Material Pubco Vendor that such Material Pubco Vendor shall not continue as a vendor to Pubco or that such Material Pubco Vendor intends to terminate or adversely modify existing Contracts with Pubco or the Pubco Subsidiaries.

Section 4.20. Information Supplied. The information relating to Pubco and the Pubco Subsidiaries to the extent supplied by or on behalf Pubco and the Pubco Subsidiaries to be contained in, or incorporated by reference in, (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the Transactions including, without limitation, the Registration Statement will not, at the time any such document is filed or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading the Registration Statement will not, at the time the Registration Statement is declared effective by the SEC contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Information Statement/Proxy Statement will not at the date it is first mailed to shareholders of the stockholders of Pubco contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Information Statement/Proxy Statement and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Pubco with respect to information or statements made or incorporated by reference in the Registration Statement or the Information Statement/Proxy Statement, which information or statements were not supplied by or on behalf of the Pubco.

Section 4.21. Opinion of Financial Advisor. The Pubco Board of Directors has received an opinion of Marshall & Stevens, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Pubco Merger Consideration pursuant to this Agreement is fair from a financial point of view to Pubco (it being understood and agreed that such opinion is for the benefit of the Pubco Board of Directors and may not be relied upon by the Company).

Section 4.22. Takeover Statutes. The Pubco Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Nevada Law or any takeover or anti-takeover provision in the Pubco Governing Documents. The Pubco has no stockholder rights plan, “poison-

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pill”, antitakeover plan or similar device in effect to which the Pubco or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.23. Related Party Transactions. There are no Pubco Related Party Contracts in effect.

Section 4.24. Finders and Brokers. Neither Pubco nor any Pubco Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 4.25. Stock Ownership. Expect pursuant to this Agreement, neither Pubco nor any Pubco Subsidiary owns, or has any options or other rights to acquire, any Company Shares or other interests in the Company.

Section 4.26. No Other Representations. Pubco acknowledges that none of the Company or any of its Representatives makes, and Pubco acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Pubco or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Pubco, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except in each case for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d). Without limiting the generality of the foregoing, Pubco acknowledges that, except as may be expressly provided in Article III and the certificate delivered pursuant to Section 7.2(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Pubco or any of its Representatives or any other Person.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by applicable Law, or (d) as consented to in writing by Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (1) shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business in all material respects, and (2) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s articles of association, certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement or arrangement with respect to voting or registration;

(iii) split, combine, subdivide, reduce or reclassify any of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, its share capital or other equity interests, except for (A) the acceptance of Company Shares as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Options or (B) any such transaction involving only wholly owned Company Subsidiaries;

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(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Option under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Option), other than (A) issuances of Company Ordinary Shares upon conversion of any series of Company preferred shares, issuances of Company Ordinary Shares in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Options outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) sales of Company Shares pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Options in order to satisfy Tax withholding obligations, or (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vi) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(vii) make any loans, advances or capital contributions to, or investments (other than as permitted under clause (v) above) in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business, and (C) credit to customers or advancement of expenses to suppliers;

(viii) except in the ordinary course of business consistent with past practice, sell, lease, license (other than sales and non-exclusive licenses in the ordinary course of business), assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties, rights or assets, except (A) dispositions of obsolete or worthless equipment, (B) Liens to financial institutions or banks in connection with ongoing services over assets or properties that are not material to the Company and its Subsidiaries, taken as a whole and (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(ix) act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property other than in the ordinary course of business consistent with past practice;

(x) assign, transfer, or dispose of any material Owned Company IP other than in the ordinary course of business consistent with past practice;

(xi) enter into or become bound by, or amend, modify, terminate or waive any material Contract related to the acquisition or disposition or granting of any license with respect to material Company Intellectual

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Property or material Intellectual Property of any Person, or otherwise encumber any material Company Intellectual Property, other than in the ordinary course of business;

(xii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (B) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Company Material Contract or (2) waive, release or assign any rights or claims thereunder, in the case of clause (A) and (B), other than in the ordinary course of business, or (C) modify or amend, in any material respect, any employment agreement;

(xiii) make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiv) commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any litigation or proceeding that involves only the payment of monetary damages not in excess of $50,000;

(xv) make any material change in financial accounting policies or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, materially amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes unless the settlement does not involve imposition of a material liability or restriction on the Company, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(xvii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries and (B) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries that does not exceed such amount set forth in the Company Disclosure Letter, and (C) derivative financial instruments or arrangements in the ordinary course of business consistent with past practices and not for speculative purposes;

(xviii) enter into any Company Related Party Contract or Collective Bargaining Agreement;

(xix) subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(xx) enter into a new line of business outside of the existing business of the Company and the Company Subsidiaries, taken as a whole, where such new line of business would be material to the Company and the Company Subsidiaries, taken as a whole; or

(xxi) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

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Section 5.2. Conduct of Business by Pubco Pending the Closing. Pubco agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Pubco Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by applicable Law, or (d) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall, and shall cause each Pubco Subsidiary to, conduct its business in the ordinary course of business in all material respects, and (2) shall not, and shall cause each Pubco Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate Pubco’s or any Pubco Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, shares or other securities of Pubco or any Pubco Subsidiary) (other than dividends or distributions made by any wholly owned Pubco Subsidiary to Pubco or any wholly owned Pubco Subsidiary), or enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its share capital or other equity interests or securities;

(iii) split, combine, subdivide, reduce or reclassify any of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, its share capital or other equity interests, except for (A) the acceptance of Pubco Common Stock as payment of the exercise price of Pubco stock options or for withholding Taxes in respect of Pubco stock option or restricted stock units or (B) any such transaction involving only wholly owned Pubco Subsidiaries;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in Pubco or any Pubco Subsidiary, including for the avoidance of doubt, issuance of Pubco Preferred Stock, or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” shares, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Pubco stock option or restricted stock unit under any existing Pubco Equity Plan (except as otherwise provided by the express terms of any Pubco equity award), other than (A) issuances of Pubco Common Stock in respect of any exercise of Pubco stock options outstanding on the date hereof or the vesting or settlement of Pubco stock options or restricted stock units outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) sales of Pubco Common Stock pursuant to the exercise of Pubco stock options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Pubco stock options or restricted stock units in order to satisfy Tax withholding obligations, or (C) transactions solely between Pubco and a wholly owned Pubco Subsidiary or solely between wholly owned Pubco Subsidiaries;

(v) except as required by any Pubco Benefit Plan as in existence as of the date hereof or entered into in accordance with the terms of this Agreement, and except in the ordinary course of business, (A) increase the compensation or benefits payable or to become payable to current Pubco Service Providers in an amount in excess of a percentage, set forth in the Pubco Disclosure Letter, of the aggregate cost of such compensation and benefits in effect as of the date hereof, (B) grant to its current or former Pubco Service Providers any material increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation, other than sales commissions, to any of its current or former Pubco Service Providers other than in connection with annual or periodic performance review, (D) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Pubco Benefit Plan except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or materially increase the cost to the Pubco of maintaining such Pubco

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Benefit Plan or the benefits provided thereunder, (E) take any action to materially amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Pubco Benefit Plan, (F) terminate the employment of any employee at the level of vice president or above, other than for cause or failure to meet performance or evaluation targets, (G) hire any new employees, except for non-officer employees below the vice president level, other than in order to replace such employees who ceased to be employed and recruitment as part of existing expansion or growth plans, or (H) provide any funding for any rabbi trust or similar arrangement;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any entity, business or assets that constitute a business or division of any Person, or all or substantially all of the assets of any Person, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between Pubco and a wholly owned Pubco Subsidiary or solely between wholly owned Pubco Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vii) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Pubco and/or the Pubco Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii) make any loans, advances or capital contributions to, or investments (other than as permitted under clause Section 5.2(vi) above) in, any other Person, except for (A) loans solely among Pubco and its wholly owned Pubco Subsidiaries or solely among Pubco’s wholly owned Pubco Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business, and (C) credit to customers or advancement of expenses to suppliers;

(ix) except in the ordinary course of business consistent with past practice, sell, lease, license (other than sales and non-exclusive licenses in the ordinary course of business), assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Pubco Permitted Liens), any of its material properties, rights or assets, except

(A) dispositions of obsolete or worthless equipment, (B) Liens to financial institutions or banks in connection with ongoing services over assets or properties that are not material to Pubco and its Subsidiaries, taken as a whole and (C) pursuant to transactions solely among Pubco and its wholly owned Pubco Subsidiaries or solely among wholly owned Pubco Subsidiaries;

(x) act, or fail to act, in each case in any manner that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material Pubco Intellectual Property other than in the ordinary course of business consistent with past practice;

(xi) assign, transfer, or dispose of any material Pubco Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

(xii) enter into or become bound by, or amend, modify, terminate or waive any material Contract related to the acquisition or disposition or granting of any license with respect to material Pubco Intellectual Property or material Intellectual Property of any Person, or otherwise encumber any material Pubco Intellectual Property, other than in the ordinary course of business with respect to non-exclusive licenses;

(xiii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Pubco Material Contract, or (B) (1) modify, amend, extend or voluntarily terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Pubco Material Contract or (2) waive, release or assign any rights or claims thereunder, in the case of clause (A) and (B), other than in the ordinary course of business, or (C) modify or amend, in any material respect, any employment agreement (other than for actions permitted under clause (v) above);

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(xiv) make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xv) commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Pubco or any Pubco Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any litigation or proceeding that involves only the payment of monetary damages not in excess of $50,000;

(xvi) make any material change in financial accounting policies or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvii) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, materially amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes unless the settlement does not involve imposition of a material liability or restriction on the Pubco, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(xviii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, hedges, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Pubco and its wholly owned Pubco Subsidiaries or solely among wholly owned Pubco Subsidiaries and (B) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Pubco or any of the Pubco Subsidiaries that does not exceed such amount as listed the Pubco Disclosure Letter, and (C) derivative financial instruments or arrangements in the ordinary course of business consistent with past practices and not for speculative purposes;

(xix) enter into any Pubco Related Party Contract or Collective Bargaining Agreement;

(xx) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxi) subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(xxii) cancel or fail to use commercially reasonable efforts to replace or renew any material insurance policies;

(xxiii) enter into a new line of business outside of the existing business of Pubco and the Pubco Subsidiaries, taken as a whole, where such new line of business would be material to Pubco and the Pubco Subsidiaries, taken as a whole;

(xxiv) except pursuant to this Agreement, acquire, own, or have any options or other rights to acquire, any Company Shares or other equity interests in the Company; or

(xxv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

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Section 5.3. No Solicitation by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and it shall cause the Company’s controlled affiliates and its and their respective directors, officers and employees not to, and the Company shall instruct its and its controlled affiliates’ respective other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a Company Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any non-public information relating to, the Company or any Company Subsidiary in connection with an actual or potential Company Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Company Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to Pubco, the Company Board Recommendation; (v) approve, or authorize, or cause the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”); or (vi) call or convene a general meeting of the Company Shareholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (vii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), and/or (vi), a “Company Change of Recommendation”). The Company shall, and it shall cause the Company’s controlled affiliates and its and their respective directors, officers and employees to, and the Company shall instruct its and its controlled affiliates’ respective other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal. For purposes of this Section 5.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Pubco or any Pubco Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.3 by any of the Company’s affiliates or any of their respective Representatives shall be a breach of this Section 5.3 by the Company.

(b) The Company shall promptly (and in any event within forty-eight (48) hours) notify Pubco of the Company’s or any of its affiliates or its or their respective Representatives’ receipt of any Company Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Company Acquisition Proposal. Such notice shall indicate the identity of the person making the Company Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Company Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Pubco reasonably informed on a prompt and timely basis (and in any event within forty-eight (48) hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Company Acquisition Proposal or proposals or inquiries that would reasonably be expected to lead to a Company Acquisition Proposal and keep Pubco reasonably informed on a prompt and timely basis (and in any event within forty-eight (48) hours) as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within forty-eight (48) hours) provide to Pubco copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly (and in any event within forty-eight (48) hours) provide to Pubco any material

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nonpublic information concerning the Company provided to any other person in connection with any Company Acquisition Proposal that was not previously provided to Pubco (other than information that applicable Laws prohibit from being provided to Pubco, in which case, to the extent permissible, the Company shall inform Pubco that such information has been made available to such person and that under applicable Laws such information is prohibited from being provided to Pubco (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such Law)).

Section 5.4. No Solicitation by Pubco.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, Pubco agrees that it shall not, and it shall cause Pubco’s controlled affiliates and its and their respective directors, officers and employees not to, and Pubco shall instruct its and its controlled affiliates’ respective other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to a Pubco Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any non-public information relating to, Pubco or any Pubco Subsidiary in connection with an actual or potential Pubco Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Pubco Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Pubco Board Recommendation; (v) if a Pubco Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Pubco Acquisition Proposal within ten (10) Business Days after the public disclosure of such Pubco Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to the Company, such rejection of such Pubco Acquisition Proposal) and reaffirm the Pubco Board Recommendation within such ten (10) Business Day period Pubco; (vi) fail to include the Pubco Board Recommendation in the Information Statement/Proxy Statement; (vii) approve, or authorize, or cause Pubco or any Pubco Subsidiary to enter into, any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principal, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Pubco Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.4) (a “Pubco Acquisition Agreement”); (viii) call or convene a general meeting of the stockholders of Pubco to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix), a “Pubco Change of Recommendation”). Pubco shall, and it shall cause Pubco’s controlled affiliates and its and their respective directors, officers and employees to, and Pubco shall instruct its and its controlled affiliates’ respective other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any persons (or provision of any non-public information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Pubco Acquisition Proposal. Pubco shall enforce, and not waive, terminate or modify without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement. For purposes of this Section 5.4, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Pubco, the Company or any Company Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.4 by any of Pubco’s affiliates or any of their respective Representatives shall be a breach of this Section 5.4 by Pubco.

(b) Notwithstanding the limitations set forth in Section 5.4 or anything else in this Agreement, if Pubco receives, prior to the Pubco Stockholder Approval being obtained, an unsolicited, bona fide, written Pubco Acquisition Proposal that did not result from a breach of Section 5.4(a), which the Pubco Board of Directors determines in good faith after consultation with Pubco’s outside legal counsel and financial advisors (i) constitutes a Pubco Superior Proposal or (ii) would reasonably be expected to result in a Pubco Superior

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Proposal and, in each case, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada Law, then Pubco may take the following actions: (x) furnish nonpublic information with respect to Pubco and its Subsidiaries to the person making such Pubco Acquisition Proposal, if, and only if, prior to so furnishing such information, Pubco receives from such person an executed Acceptable Confidentiality Agreement and Pubco also provides the Company, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to the Company (other than information that applicable Laws prohibit from being provided to the Company, in which case, to the extent permissible, Pubco shall inform the Company that such information has been made available to such person and that under applicable Laws such information is prohibited from being provided to the Company (provided, however, that Pubco shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such Law)), and (y) engage in discussions or negotiations with such person with respect to such Pubco Acquisition Proposal.

(c) Pubco shall promptly (and in any event within twenty-four (24) hours) notify the Company of Pubco’s or any of its affiliates or its or their respective Representatives’ receipt of any Pubco Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to a Pubco Acquisition Proposal, or any inquiry or request for nonpublic information relating to Pubco or any Pubco Subsidiary by any person who has made or would reasonably be expected to make any Pubco Acquisition Proposal. Such notice shall indicate the identity of the person making the Pubco Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by Pubco or, if such Pubco Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting Pubco’s other obligations under this Section 5.4, Pubco shall keep the Company reasonably informed on a prompt and timely basis (and in any event within twenty-four (24) hours) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Pubco Acquisition Proposal or proposals or inquiries that would reasonably be expected to lead to a Pubco Acquisition Proposal and keep the Company reasonably informed on a prompt and timely basis (and in any event within twenty-four (24) hours) as to the nature of any information requested of Pubco with respect thereto and promptly (and in any event within twenty-four (24) hours) provide to the Company copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting Pubco’s other obligations under this Section 5.4, Pubco shall promptly (and in any event within twenty-four (24) hours) provide to the Company any material nonpublic information concerning Pubco provided to any other person in connection with any Pubco Acquisition Proposal that was not previously provided to the Company (other than information that applicable Laws prohibit from being provided to the Company, in which case, to the extent permissible, Pubco shall inform the Company that such information has been made available to such person and that under applicable Laws such information is prohibited from being provided to the Company (provided, however, that Pubco shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of and solely if permitted under such Law)). Without limiting the foregoing, Pubco shall promptly (and in any event within twenty-four (24) hours after such determination) inform the Company in writing if Pubco determines to begin providing information or to engage in discussions or negotiations concerning a Pubco Acquisition Proposal pursuant to Section 5.4(b). Pubco agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits Pubco from providing any information to the Company in accordance with, or otherwise complying with, this Section 5.4.

(d) Notwithstanding anything in this Section 5.4 or anything else in this Agreement to the contrary, but subject to Section 5.4(e), at any time prior to the Pubco Shareholder Approval being obtained, the Pubco Board of Directors may make a Pubco Change of Recommendation if the Pubco Board of Directors determines in good faith after consultation with Pubco’s outside legal counsel and financial advisors that such Pubco Acquisition Proposal constitutes a Pubco Superior Proposal, but only if the Pubco Board of Directors has determined in good

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faith after consultation with Pubco’s outside legal counsel and financial advisors that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Nevada Law; provided that notwithstanding anything to the contrary herein, neither Pubco nor any Pubco Subsidiary shall enter into any Pubco Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1.

(e) Prior to Pubco taking any action permitted under Section 5.4(d), Pubco shall provide the Company with four (4) Business Days’ prior written notice advising the Company that the Pubco Board of Directors intends to effect a Pubco Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, Pubco shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Pubco Change of Recommendation and at the end of such four (4) Business Day period the Pubco Board of Directors again makes the determination under Section 5.4(d) (after in good faith taking into account any amendments proposed by the Company).

(f) Nothing in this Agreement shall prohibit Pubco or the Pubco Board of Directors from (i) disclosing to the Pubco stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Pubco stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the Pubco stockholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Pubco Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Pubco Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Pubco Change of Recommendation. For the avoidance of doubt, this Section 5.4(f) shall not permit the Pubco Board of Directors to make (or otherwise modify the definition of) a Pubco Change of Recommendation except to the extent expressly permitted by Section 5.4(d) and Section 5.4(e).

Section 5.5. Preparation of the Registration Statement and the Information Statement/Proxy Statement; Company Shareholders Meeting; Pubco Stockholder Written Consent.

(a) Newco, Pubco, and the Company will promptly furnish to other Parties such data and information relating to it, its respective Subsidiaries and the holders of its share capital, as Newco, Pubco, or the Company, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Information Statement/Proxy Statement, and, in each case, any amendments or supplements thereto.

(b) Newco, Pubco and the Company shall promptly prepare, and Newco shall file with the SEC, a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the Newco Common Stock to be issued pursuant to the Mergers with the SEC as promptly as practicable and in any event no later than fifty (50) Business Days following the date hereof. The Registration Statement shall include a proxy statement, Schedule 14C information statement and a prospectus with respect to the issuance of Newco Common Stock pursuant to the Mergers (the “Information Statement/Proxy Statement”). Newco, the Company and Pubco shall each use reasonable best efforts to cause the Registration Statement and the Information Statement/Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Newco shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable, and promptly thereafter, Pubco shall mail the Information Statement/Proxy Statement to the Pubco Stockholders. Each of Newco and Pubco will advise the other Parties promptly after it receives any request by the SEC for amendment of the Information Statement/Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and, without limitation of and in accordance with Section 6.19, Newco, Pubco and the Company shall jointly prepare promptly

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any response to such comments or requests, and each of Newco, the Company and Pubco agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC. Newco shall promptly file such response and any amendments to the Registration Statements with the SEC. Each of Newco, Pubco and the Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Information Statement/Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Newco, Pubco and the Company will (A) provide the other Parties with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other Parties and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed. The foregoing obligations of Pubco in clause (C) shall not apply in connection with and to the extent relating to any disclosure regarding a Pubco Change of Recommendation made in compliance with the terms of Section 5.4.

(c) Newco and Pubco shall make all necessary filings with respect to the Mergers and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of Newco and Pubco will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Effective Time, any information relating to Newco, Pubco or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Newco, Pubco or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Information Statement/Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Pubco Stockholders.

(e) The Company shall take all action necessary in accordance with applicable Laws and the Articles of Association to duly give notice of, convene and hold a general meeting of the Company Shareholders for the purpose of voting upon the approval of this Agreement and the applicable Transactions (unless explicitly provided otherwise, the Company Shareholders general meeting may be adjourned or postponed as provided below, are referred collectively herein as the “Company Shareholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than thirty (30) days following the date hereof), and the Company shall submit to the Company Shareholders this Agreement, the Company Merger and the Transactions (which may include compensation related matters and, if applicable and required by Law, board nomination for Pubco Board of Directors) for approval at the Company Shareholders Meeting and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholders Meeting (other than (i) if initiated and proposed by the Company Board of Directors, any proposal that the Company is required to submit under applicable Law and is directly related or inherent to the Company Merger and (ii) if initiated by a Company Shareholder to be included, any proposal that the Company is required to submit under applicable Law) without the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to (A) solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Transactions, including the Company Merger and (B) take all other action reasonably necessary or advisable to secure the Company Shareholder Approval by

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communicating to the Company’s shareholders the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone any Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient Company Shares represented (either in person or by proxy) to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (i) exist, and such Company Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. The Company shall otherwise keep Pubco reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s shareholders with respect thereto.

(f) Within twenty four (24) hours after the execution of this Agreement, Pubco will deliver a copy of the Pubco Written Consent attached as Annex E (the “Pubco Stockholder Written Consent”) duly executed by the Pubco Stockholders listed on Section 4.3(b) of the Pubco Disclosure Letter.

(g) Unless there has been a Pubco Change of Recommendation, as expressly permitted by Section 5.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Pubco’s stockholders or any other Person to prevent the Pubco Stockholder Approval from being obtained.

(h) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Section 8.1, Pubco agrees that (i) its obligation to deliver the Pubco Stockholder Written Consent pursuant to Section 5.5(f) shall not be affected by the making of a Pubco Change of Recommendation and (ii) Pubco’s obligations pursuant to this Section 5.5 shall not be affected by the commencement, announcement, disclosure, or communication to Pubco of any Pubco Acquisition Proposal or other proposal (including, a Pubco Superior Proposal) or the occurrence; provided that, the Company shall comply with any reasonable request of Pubco to amend or supplement the Information Statement/Proxy Statement to the extent related to (x) a Pubco Change of Recommendation, (y) a statement of the reason of the Pubco Board of Directors for making such a Pubco Change of Recommendation, and (z) additional information reasonably related to the foregoing Pubco Change of Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company shall, and shall cause each Company Subsidiary to, afford to Pubco and Pubco’s Representatives reasonable access during normal business hours (and upon reasonable advance notice), so long as any such access does not unreasonably interfere with the Company’s business, to all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Pubco may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1(a) to provide Pubco or Pubco’s Representatives with access to or to disclose information (i) that is prohibited from being

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disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Pubco’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such prohibition), (ii) the access or disclosure of which would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Law) or (iii) the access or disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney client, attorney work product or other legal privilege).

(b) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, Pubco shall, and shall cause each Pubco Subsidiary to, afford to the Company and the Company’s Representatives reasonable access during normal business hours (and upon reasonable advance notice), so long as any such access does not unreasonably interfere with Pubco’s business, to all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as the Company may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, Pubco shall not be required by this Section 6.1(b) to provide the Company or the Company’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at the Company’s written request, Pubco shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such prohibition), (ii) the access or disclosure of which would violate applicable Law (provided, however, that Pubco shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Law) or (iii) the access or disclosure of which would cause the loss of any attorney client, attorney work product or other legal privilege (provided, however, that Pubco shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney client, attorney work product or other legal privilege).

(c) Each of the Company and Pubco will hold, and will instruct its Representatives to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(d) The Company shall give as soon as practicable written notice to Pubco (i) of any notice or other communication received by the Company from any Governmental Entity in connection with this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement, the Transactions, including the Mergers, or the transactions contemplated by the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement or the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement, and (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, directors or officers or otherwise relating to, involving or affecting the Company or any of its Subsidiaries, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement or the Pubco Stockholder Support Agreement or the Company Shareholder Support Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Pubco and Merger Sub.

(e) Pubco shall give as soon as practicable written notice to the Company (i) of any notice or other communication received by Pubco from any Governmental Entity in connection with this Agreement, the Pubco

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Stockholder Support Agreement or the Company Shareholder Support Agreement, the Transactions, including the Pubco Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement, and (ii) of any Proceeding commenced or, to Pubco’s Knowledge, threatened against Pubco or any of the Pubco Subsidiaries, directors or officers or otherwise relating to, involving or affecting Pubco or any of its Subsidiaries, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(e) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to the Company.

Section 6.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Mergers, as soon as practicable after the date hereof, including: (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Mergers (including the 104H Tax Ruling and the 102 Tax Ruling, as and if applicable) and, to the extent required under applicable Law, any required notifications, submissions or communications to the Israeli Ministry of Defense, including the Defense Export Controls Authority (“DECA”) (and, if applicable, the Security Department of Israeli Ministry of Defense); and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) Business Days after the execution of this Agreement (unless a later date is mutually agreed in writing between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable. Notwithstanding anything to the contrary in this Agreement, none of Pubco, Merger Sub, the Company or any of their respective Subsidiaries shall be required to, and Pubco, Merger Sub and the Company may not and may not permit any of their respective Subsidiaries to, without the prior written consent of Pubco and the Company, (A) litigate or consent to any administrative or judicial action or proceeding or any decree, judgement, injunction or other order, whether temporary, preliminary or permanent or (B) become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the business of the Company, the Surviving Company, Pubco, Merger Sub or any Subsidiary of any of the foregoing, (2) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Pubco, Merger Sub or any Subsidiary of any of the foregoing in any manner or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Pubco, Merger Sub or any Subsidiary of any of the foregoing.

(b) Each of Pubco and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act, NSIA, the FDI Approvals or any other Regulatory Law, (i) cooperate in all respects and consult with each

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other in connection with any filing or submission and in connection with any investigation or other inquiry, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Pubco, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Pubco and the Company may, as each deems advisable and necessary, reasonably designate any competitively or otherwise sensitive material provided to the other under this Section 6.2(b) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Pubco on the one hand or the Company on the other) or its legal counsel. Pubco and the Company shall consult with and cooperate in good faith to jointly devise and control the strategy for all filings, submissions, and communications in connection with any notification or filings pursuant to the HSR Act or other applicable Regulatory Laws, so long as such strategy complies with the terms and conditions of this Agreement. Pubco and the Company further agree that Pubco will withdraw and refile its HSR Act notification form pursuant to 16 C.F.R. § 803.12 if necessary to avoid the issuance of a request for additional information or documentary material pursuant to 18 U.S.C. § 18a(e)(1) and 16 C.F.R. § 803.20.

(c) In connection with and without limiting the foregoing, in the event that Pubco requests the Company to do so, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Pubco, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Pubco and subject to the occurrence of the Closing).

(d) From the date of this Agreement until the Closing, no Party nor any of such Party’s Subsidiaries shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to: (i) impose any delay in obtaining, or increase the risk of not obtaining, any waiver, permit, approval, clearance or consent under the HSR Act or any Regulatory Law or which is otherwise required to satisfy the conditions set forth in Section 7.1(d) or Section 7.1(e), (ii) materially increase the risk of a Governmental Entity seeking or entering an order, injunction, decree or ruling prohibiting the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such order, injunction, decree or ruling on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

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(e) Notwithstanding the foregoing, each Party will use its reasonable best efforts to cause a CFIUS Notice relating to the Transactions to be submitted to the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to the DPA. Specifically:

(i) Each Party and its CFIUS counsel shall, and shall cause its Affiliates to, use its reasonable best efforts to promptly prepare, complete, and make a draft CFIUS Notice filing within forty calendar days of the date of this Agreement, any subsequent formal CFIUS Notice filing after receipt of confirmation that CFIUS has no comments on the draft CFIUS Notice filing, and provide supplemental information that is reasonably responsive to, or that CFIUS agrees is satisfactory in response to, any CFIUS requests for supplemental information in connection with the CFIUS Notice, in each case that is required in connection with obtaining CFIUS Approval in accordance with the DPA.

(ii) Each of the Parties’ respective CFIUS counsel will cooperate with the other and use their reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the seeking of CFIUS Approval at the earliest practicable dates. In addition to those described above, such reasonable best efforts and cooperation include CFIUS counsel’s undertaking:

(A) to allow the other Party to have a reasonable opportunity to review in advance and comment on drafts of any filings, responses, and submissions to CFIUS prepared by such Party and its CFIUS counsel (provided that any drafts or submissions, or portions thereof, that contain or are related to information of such party that includes confidential personal identifying information, confidential business information, or any other confidential or business proprietary information (collectively, the “Confidential CFIUS Information”) shall only be shared with the other Party’s respective CFIUS counsel and not with the Party), which is to be submitted by such Party to CFIUS as a restricted document;

(B) promptly inform the other Party and its CFIUS counsel of any communication received by such Party or its CFIUS counsel from, or given by such Party or its CFIUS counsel to, CFIUS, by promptly providing true, correct and complete copies to the other party and its CFIUS counsel of any such written communication, provided that such communication or any exhibit thereto that contains Confidential CFIUS Information shall only be shared with the other party’s CFIUS counsel and not the party;

(C) reasonably permit the other party and its CFIUS counsel to review in advance any communication that it gives to CFIUS, including any CFIUS component agency (provided that any communication, or relevant portion thereof that contains Confidential CFIUS Information shall only be shared with the other Party’s CFIUS counsel and not the Party), and consult with each other in advance of any meeting, substantive phone call, or conference with CFIUS or any CFIUS component agency; and

(D) give the other party and its CFIUS counsel the opportunity to attend and participate in any in-person meetings with CFIUS or any CFIUS component agency where such meeting relates to the CFIUS Notice, subject to any confidentiality considerations required by CFIUS.

(f) The Parties and their respective CFIUS counsel shall use their reasonable best efforts to respond to any request for information from CFIUS, including for any additional or supplemental information requested by CFIUS during the review process, including without limitation responses to any question sets issued by CFIUS, in the timeframe set forth in the DPA.

(g) The Parties and each of its CFIUS counsel shall ensure that any information furnished by the Parties to CFIUS is true, correct, and complete in all material respects. No Party hereto nor its CFIUS counsel shall independently participate in any meeting or discussion, whether in person or by telephone or video conference, or any other means, with CFIUS or any CFIUS component agency, or other relevant Governmental Authority with regard to any filings, responses, submissions, investigation, or other inquiry relating to the CFIUS Notice without giving the other Party and its CFIUS counsel prior written notice of such meeting or discussion, if possible, and,

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to the extent permitted by CFIUS, any CFIUS component agency, or other relevant Governmental Authority, the opportunity to attend and participate.

(h) Each Party hereto will pay its own attorneys’ fees and costs incurred in connection with seeking CFIUS Approval. The Company shall be responsible for the payment of any required filing fees relating to the submission of the CFIUS Notice and obtaining CFIUS Approval.

(i) The Company and its CFIUS counsel shall, on behalf of the Parties, direct and lead the CFIUS Notice filing, including strategy in dealing with CFIUS or any of its member agencies; provided, that the Company and its CFIUS counsel shall consider in good faith the views and comments of the other Parties’ and their CFIUS counsel.

(j) Each Party will use its reasonable best efforts to procure that the NSIA Condition is satisfied as soon as possible following the date of this Agreement. In particular, the Company shall: (1) as soon as reasonably practicable following the date hereof, prepare and submit to ISU a NSIA Notice in accordance with the requirements of section 14 of the NSIA; and (2) promptly address any reasonable requests and enquiries from the ISU or UK Secretary of State in connection with the Transactions, and promptly supply any additional information, documents or explanations that the ISU or UK Secretary of State may require to complete their assessment of the NSIA Notice.

(k) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to take or agree or commit to take any action, or agree or commit to any condition or restriction, necessary to receive CFIUS Approval, approval under the NSIA or any of the FDI Approvals that would (1) require any action by, or would impose any condition or restriction on, the Company or any Company Subsidiary, (2) require the Company or any Company Subsidiary to accept any material mitigation requirement, condition or obligation that is unacceptable to the Company or such Company Subsidiary in the Company’s or such Company Subsidiary’s sole discretion, or (3) require the Company or any Company Subsidiary to either, by order, consent decree, hold separate order, trust, agreement, condition of approval or otherwise, sell, divest, dispose or hold separate the assets of the Company or any Company Subsidiary, or take any action that materially limits the Company’s or any Company Subsidiary’s freedom of action, ownership or control, with respect to, or its ability to retain or hold, or have access to, any of the businesses, assets, product lines, properties, services, or contracts, of the Company or any Company Subsidiary.

Section 6.3. ITAR Material Change Notice. The Company will cause XTEND Reality, Inc. to submit a “Material Change Notice” regarding the transactions contemplated by this Agreement to the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) within five days following the Closing Date pursuant to 22 C.F.R. § 122.4(a).

Section 6.4. Publicity. So long as this Agreement is in effect, neither the Company nor Pubco, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement or the Company Shareholder Support Agreement or Pubco Stockholder Support Agreement without the prior written consent of the other Party, unless the Company or Pubco, as the case may be, determines, after consultation with outside counsel, that it is required by applicable Law or Governmental Entity or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement or the Company Shareholder Support Agreement or Pubco Stockholder Support Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 6.4 to provide any such review or comment to the other Party relating to (a) any dispute between the Parties relating to this Agreement, or (b) a

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public announcement or press release issued in connection with the receipt and existence of a Company Acquisition Proposal or Pubco Acquisition Proposal and matters related thereto or a Company Change of Recommendation or Pubco Change of Recommendation other than as set forth in Section 5.3 or Section 5.4, as applicable; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Pubco or the Company in compliance with this Section 6.4 or make statements regarding the actual or expected financial impact (including earnings guidance) of the Merger, this Agreement, the Company Shareholder Support Agreement, the Pubco Stockholder Support Agreement or the Transactions or transactions contemplated by such Support Agreements, on such Party.

Section 6.5. D&O Insurance and Indemnification.

(a) For seven (7) years from and after the Effective Time, Newco shall, and shall cause Surviving Company 1 and Surviving Company 2 to, indemnify and hold harmless all past and present directors and officers of the Company, Pubco and their respective Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Articles of Association and organizational documents of Pubco; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgement that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company, Pubco or any of their respective Subsidiaries or of any other Person if such service was at the request or for the benefit of the Company, Pubco or any of their respective Subsidiaries, to the fullest extent permitted by applicable Law, the Articles of Association, the organizational documents of Pubco or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Newco prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Surviving Company 1 or Surviving Company 2 on or prior to the seventh (7th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.5, the provisions of this Section 6.5 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. Without limitation of the foregoing, Surviving Company 1 and Surviving Company 2 and their respective Subsidiaries shall (and Newco shall cause Surviving Company 1 and Surviving Company 2 and their respective Subsidiaries to) honor and fulfill in all respects the obligations of the Company, Pubco and any of their respective Subsidiaries under any and all indemnification agreements entered into prior to the date hereof between the Company, Pubco or any of their respective Subsidiaries and any of their respective current or former directors and officers (to the extent provided to Newco prior to the date hereof).

(b) Without limitation of the foregoing, for seven (7) years after the Effective Time, Newco shall cause to be maintained in effect the provisions in (i) the Articles of Association and organizational documents of Pubco and (ii) any indemnification agreement of the Company, Pubco or their respective Subsidiaries with any Indemnified Party in existence on the date of this Agreement and provided to Newco prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions

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occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions).

(c) At or prior to the Effective Time, each of the Company and Pubco shall use its reasonable best efforts to purchase a seven (7)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent or no less than the policies in effect immediately prior to Closing (as set forth in Section 6.5 of the Company Disclosure Letter and Section 6.5 of the Pubco Disclosure Letter), of directors’ and officers’ liability insurance then maintained by the Company and the Company Subsidiaries and Pubco and the Pubco Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that neither the Company nor Pubco shall commit or spend on such “tail” policy, in the aggregate, more than two hundred percent (200%) of the Aggregate Premium paid by the Company and Pubco, respectively, prior to Closing for such Party’s then current policies of directors’ and officers’ liability insurance prior to the Closing (such two hundred percent (200%) (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company and Pubco shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company and Pubco shall in good faith consult with Newco prior to the Closing with respect to the procurement of such “tail” policies, including with respect to the selection of the broker, available policy price and coverage options. In the event the Company or Pubco is unable to purchase such “tail” policies, for seven (7) years after the Effective Time, Newco shall maintain policies of directors’ and officers’ liability insurance that provides coverage for events occurring at or prior to the Effective Time for the Indemnified Parties that is substantially equivalent to the Company’s or Pubco policies, as applicable, in effect immediately prior to Closing, of directors’ and officers’ liability insurance; provided, however, that Newco shall not be required to pay an annual premium for such insurance in excess of the Base Amount, but in such case shall purchase as much coverage as is reasonably available for the Base Amount. “Aggregate Premium” shall mean as set forth on Section 6.5 of the Company Disclosure Letter and Section 6.5 of the Pubco Disclosure Letter.

(d) In the event Pubco or Surviving Company 2 or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco or Surviving Company 2, as the case may be, shall assume the obligations set forth in this Section 6.5. The rights and obligations under this Section 6.5 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.5, each of whom may enforce the provisions thereof. Subject to applicable Law, the rights of the Indemnified Parties (and other persons who are beneficiaries under the tail policy (and their heirs and representatives)) under this Section 6.5 shall be in addition to, and not in substitution for, any other rights that such persons may have under the articles of association, certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries (to the extent provided to Pubco prior to the date hereof), or applicable Law (whether at law or in equity).

Section 6.6. Takeover Statutes

. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute (“Takeover Statute”) and no takeover or anti-takeover provision in the Articles of Association, if any, is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute or any takeover or anti-takeover provision in the Articles of Association is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or takeover or anti-takeover provision in the Articles of Association on the

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Mergers and the other Transactions. No Company Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute or any takeover or anti-takeover provision in the Articles of Association, if any, to be inapplicable to the Mergers or any of the other Transactions.

Section 6.7. Obligations of Merger Subs. Newco shall take all action necessary to cause Merger Sub 1 and Merger Sub 2 to perform their obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub 1 or Merger Sub 2 under this Agreement shall also be deemed to be a breach of this Agreement by Newco.

Section 6.8. ITAR Notification. The Company shall have caused XTEND Reality Inc. to notify DDTC regarding the Transaction not less than sixty days prior to the Closing Date as required pursuant to 22 C.F.R. §122.4(b) and in accordance with DDTC guidance (the “ITAR Notification”).

Section 6.9. Rule 16b-3. Prior to the Effective Time, Pubco shall take all such steps as may be reasonably necessary or advisable to cause any acquisitions of Pubco equity securities pursuant to the Transactions by each individual who is a director or officer of Pubco subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pubco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10. Stockholder Litigation. Pubco shall provide the Company prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any stockholder of Pubco or purported stockholder of Pubco against Pubco, any of its Subsidiaries and/or any of their respective directors or officers relating to the Mergers or any of the other Transactions or this Agreement, the Company Shareholder Support Agreement or the Pubco Stockholder Support Agreement, and shall keep the Company informed on a prompt (and in any event within forty-eight (48) hours of any material development or update) and timely basis with respect to the status thereof. Pubco shall give the Company the opportunity to participate (at the Company’s expense) in (but not control) the defense or settlement of any such litigation and reasonably cooperate with the Company in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Company may, in its sole discretion, withhold such consent to any settlement which does not include (for any litigation in which Company is a defendant) a full release of the Company and its affiliates or which imposes an injunction or other equitable relief on Pubco, the Company or their affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.2 or Section 6.2, the provisions of this Section 6.10 shall control.

Section 6.11. Director Resignations. Pubco shall use its reasonable best efforts to cause to be delivered to Newco resignations executed by each director of Pubco in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12. Stock Exchange Listing. Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Mergers to be approved for listing on the NASDAQ, subject to official notice of issuance at or prior to the Effective Time. Prior to the Closing, each of Pubco and the Company shall cooperate with Newco and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable the listing.

Section 6.13. Related Party Contracts. Excluding any employment or indemnification agreements made available to Pubco or those Contracts set forth on Section 6.13 of the Company Disclosure Letter, the Company shall cause to be settled and terminated without any consideration, effective prior to or as of the Closing, all Related Party Contracts, in each case, (a) whether or not such Contract is entered into after the date hereof and (b) without any continuing or further liability of any party thereto.

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Section 6.14. Support Agreement.

(a) The Company shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Company Shareholder Support Agreement) made or attempted to be made in violation of the Company Shareholder Support Agreement.

(b) Pubco shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Pubco Stockholder Support Agreement) made or attempted to be made in violation of the Pubco Stockholder Support Agreement.

Section 6.15. Control of the Company’s or Pubco’s Operations. Nothing contained in this Agreement shall give Pubco or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Pubco and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 6.16. Merger Proposal; Certificate of Merger.

(a) Subject to the ICL, the Company and Merger Sub 1 shall (and Newco shall cause Merger Sub 1 to), as applicable, take the following actions within the timeframes set forth in this Section 6.16(a); provided, however, that any such actions or the timeframes for taking such actions shall be subject to any amendment in the corresponding applicable provisions of the ICL (and, in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.16(a) accordingly):

(i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Newco and the Company (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL;

(ii) within three days after calling of the Company Shareholders Meeting in accordance with the terms of this Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the ICL;

(iii) following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of the Company and Merger Sub 1:

(A) publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub 1’s registered office, as applicable, and at such other locations as the Company or Merger Sub 1, as applicable, may determine, in two daily Hebrew newspapers on the Merger Proposal Submission Date;

(B) within three (3) days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any; and

(C) within three (3) business days after the Merger Proposal Submission Date, display in a prominent place at the Company’s and, if applicable, Merger Sub’s, premises a copy of the notice published in a daily Hebrew newspaper in accordance with clause (iii)(A)(x) of this Section 6.16(a);

(iv) promptly after the Company and Merger Sub 1, as applicable, shall have complied with the preceding clause (iii), but in any event no more than three business days following the date on which the notice referred to in clause (iii)(B) above was sent to their respective secured creditors, if any, the Company and Merger Sub 1 shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to such respective creditors, if any, under Section 318 of the ICL;

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(v) not later than three (3) days after (A) the date on which the Company Shareholder Approval is obtained, the Company shall inform the Companies Registrar of such approval, and (B) the date on which the sole shareholder of Merger Sub 1 approves the Company Merger, Merger Sub 1 shall inform the Companies Registrar of such approval, in each case in accordance with Section 317(b) of ICL; and

(vi) in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub 1 shall (and Pubco shall cause Merger Sub 1 to), as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Section 1.3, in coordination with each other, deliver to the Companies Registrar a notice of the proposed date of the Closing (which shall be the date on which the Company Merger shall be declared effective) and the subsequent notice of the occurrence of the Closing, including a final affidavit signed by an authorized officer of Company and Merger Sub 1, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Company Merger. For the avoidance of doubt, it is the intention of the Parties and the Parties shall request that the Company Merger shall be declared effective and the Company Certificate of Merger shall be issued on the Closing Date.

(b) Solely for purposes of Section 6.16(a), “business day” shall have the meaning set forth in the Merger Regulations 2000 promulgated under the ICL.

(c) Promptly following the date hereof, the sole shareholder of Merger Sub 1 shall approve the Company Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing).

Section 6.17. [Reserved].

Section 6.18. Tax Rulings.

(a) Promptly following the execution of this Agreement, the Company shall instruct its legal counsels, advisors and accountants, to prepare and file with the ITA, in full coordination with Newco and Newco’s Israeli counsel and tax advisors, an application for a tax ruling confirming a deferral of the Israeli Tax liability of any holder of Company Shares who is subject to Israeli Tax, if any, to such dates set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Any costs associated with the 104H Tax Ruling and the 104H shall be paid by the Company and Newco prior to the Closing on an equal basis.

(b) To the extent the 104H Tax Ruling does not address the tax treatment for the 3(i) Options, the 102 Options and/or 102 Shares, then as soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants to prepare and file with the ITA, in full coordination with Newco and Newco’s Israeli counsel and tax advisors, an application for a ruling by the ITA in form and substance reasonably acceptable to Newco confirming, among other things, that the assumption of 102 Options, 3(i) Options for Converted Newco Stock Options and the exchange of 102 Shares for shares of Newco Common Stock shall not constitute a taxable event and Tax continuity shall apply to the Converted Newco Stock Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Tax Ruling”).

(c) The process of the Tax Rulings will be led by the Company and its tax advisors, with full coordination and cooperation with Newco. The Company, Newco and their respective Israeli counsels and Tax advisors shall cooperate with each other with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain any of the applicable Tax Rulings, and any costs associated with the application for such Tax Rulings shall be paid by the Company and Newco prior to the Closing on an equal basis. No application to the ITA with respect to the Tax Rulings shall be made unless the Company, Newco and their respective Israeli counsels and Tax advisors review, reasonably and timely comment on and approve the draft application for such rulings which approval shall not be

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unreasonably withheld, conditioned or delayed. The Company shall inform the Newco and its Israeli tax advisors in advance of any discussion or meeting with the ITA and the Company, Newco and their respective Israeli tax advisors shall be allowed to participate in all discussions and meetings with the ITA relating to such rulings. Should Newco’s counsel or tax advisors not attend any meeting or discussion with the ITA, the counsel of Company shall provide the Israeli counsel and tax advisors of Newco with a written update of any meeting or discussion with the ITA relating to such Tax Rulings within two (2) Business Days of such meeting or discussion. The final text of the submissions to the ITA and the final text of the Tax Rulings shall be subject to the prior written confirmation of the Company, Newco and their respective Israeli legal counsels and Tax advisors (which confirmation shall not be unreasonably withheld, conditioned or delayed), it being agreed that in connection therewith, the Parties shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 102 or 104H or other applicable sections of the Ordinance, or are otherwise regularly associated with such rulings and reasonably required by the ITA. The Parties shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Tax Rulings, as promptly as practicable, including providing consent letters to the terms of the Tax Rulings at the request of the ITA. Newco hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the 104H Tax Ruling and 102 Tax Ruling and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

Section 6.19. U.S. Tax Matters.

(a) For U.S. federal income tax purposes, the Parties intend that the Mergers qualify for the Intended U.S. Tax

Treatment.

(b) Each of the Parties shall use reasonable best efforts to cause the Mergers to qualify for the Intended U.S. Tax Treatment, and no Party shall take or knowingly fail to take any action which action or inaction would reasonably be expected to prevent or impede the Intended U.S. Tax Treatment. Each of the Parties shall report the Mergers on their Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any position inconsistent with the Intended U.S. Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Pubco shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify Pubco, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended U.S. Tax Treatment.

(c) Pubco and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended U.S. Tax Treatment, including by executing and delivering officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside counsel for purposes of rendering opinions with respect to the tax treatment of the Mergers consistent with the Intended U.S. Tax Treatment.

Section 6.20. Financial Statements. Within forty (40) Business Days after the date hereof, the Company shall deliver to Pubco the following financial statements: (x) (i) audited consolidated balance sheet of the Company as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of comprehensive loss, cash flows and shareholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board (or any successor thereto); (ii) all other audited and unaudited financial statements of the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement or the Closing Form 8-K (including pro forma financial information); and

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(iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if the Company was subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement or the Closing Form 8-K (including pro forma financial information) and (y) within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, an unaudited income statement and an unaudited balance sheet of the Company for the period from December 31, 2025 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

Section 6.21. Post-Closing Newco Board.

(a) The Parties shall take all necessary action, including causing the existing directors of Newco to resign, such that effective as of the Effective Time, the board of directors of Newco, will consist of the number of directors and individuals designated by the Company prior to the effectiveness of the Registration Statement, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of association of the Newco and NASDAQ rules. Prior to the effectiveness of the Registration Statement, the Company shall determine the directors to be appointed to the audit, compensation, and nominating committees of Newco.

(b) The Parties shall take all action necessary such that the individuals serving as the Chief Executive Officer, Chief Financial Officer, and any other executive offer of the Company immediately prior to the Effective Time will serve in the same respective offices of Newco immediately after the Effective Time.

Section 6.22. Company Consideration Schedule. The Company shall initially deliver the Company Consideration Schedule to Pubco not less than five (5) Business Days prior to the Closing, which will be based on, among other things, the Company’s good faith assessment of the following information delivered by Pubco to the Company not less than seven (7) Business Days prior to the Closing:

(a) estimated Closing Cash, (b) bringdown capitalization information consistent with that provided pursuant to Section 4.2 and (c) details regarding all Pubco shares issued in connection with the Post-Signing Equity Financing Amount (the “Pubco Information”) (it being agreed and understood that the parties will discuss in good faith comments that the Company may have on the Pubco Information). The Company Consideration Schedule shall reflect the allocation of the Merger Consideration among the classes of Company Shares and Company Options pursuant to the following allocation principles: (i) such allocation will be in compliance with the requirements of the Articles of Association; and (ii) such allocation will result in a number of shares of Newco Common Stock being issued or reserved for issuance to the holders of Company Shares and Company Options pursuant to Section 2.1(a) and Section 2.3(c) equal to the sum of (i) 114,255,000 plus (ii) the Adjustment Amount (such sum, the “Base Share Issuance Amount”) (other than with respect to holders of Company Shares and Company Options issued or granted pursuant to transactions described in Section 5.1(iv) and Section 5.1(v) of the Company Disclosure Letter). For the avoidance of doubt, any Company Shares or Company Options issued or granted pursuant to transactions described in Section 5.1(iv) and Section 5.1(v) of the Company Disclosure Letter shall be converted pro rata pursuant to Section 2.1(a) or Section 2.3(c), as applicable, into incremental shares of Newco Common Stock beyond the Base Share Issuance Amount referenced above, in such manner that the Newco shareholders and Pubco Stockholders shall share in the dilution based on the Ratio. Pubco shall have two (2) Business Days after it receives the Company Consideration Schedule to provide comments the Company Consideration Schedule, and the Company shall consider such comments in good faith. In addition, if the Adjustment Amount set forth on the Company Consideration Schedule is greater than zero, then Pubco shall deliver actual Pubco Information as of Closing no later than one Business Day after Closing, and the Company will update the Company Consideration Schedule based on its good faith assessment of such updated information, which update will constitute the final Company Consideration Schedule.

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ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by Newco, Pubco, Merger Sub 1, Merger Sub 2 and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Shareholder Approval and Pubco Stockholder Approval. The Company Shareholder Approval and the Pubco Stockholder Approval shall have been obtained.

(b) NASDAQ Listing. The shares of Newco Common Stock to be issued in the Mergers shall have been approved for listing on the NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

(d) Government Consents. The waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated.

(e) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law or order that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case, which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(f) DECA. An informal pre-ruling decision shall have been obtained from the Defense Export Controls Authority, and the Parties shall be in compliance with any applicable restrictions.

(g) Israeli MOD Approval. Any required approval or security clearance from the Israeli Ministry of Defense (“IMOD”) under the Company’s IMOD security agreement(s) in connection with the Transactions shall have been obtained and be in full force and effect.

(h) Israeli Statutory Waiting Periods. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval and the approval by the sole shareholder of Merger Sub.

(i) Israeli Tax Withholding. (i) The receipt of a written ruling, confirmation or instruction of the ITA with respect to holders of Company Shares (other than recipients covered under the 102 Tax Ruling), which may include or be included in the 104H Tax Ruling and/or the 102 Tax Ruling, either (A) exempting Newco, the Exchange Agent, the Surviving Company 1 and their respective agents from any obligation to withhold Israeli Tax at source from the Company Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Newco, the Exchange Agent, the Surviving Company 1 and their respective agents on how such withholding at source is to be executed and (ii) The 104H Tax Ruling and the 102 Tax Ruling, to the extent required, shall have been obtained.

(j) DDTC. At least sixty days shall have passed since the filing of the ITAR Notification.

(k)	CFIUS Approval. CFIUS Approval of the Transactions contemplated by this Agreement shall have been received.

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Section 7.2. Conditions to Obligations of Pubco. The obligations of Pubco to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by Pubco to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of the Company, Newco and/or the Merger Subs set forth in Section 3.1(a) (other than the last sentence thereof) (Qualification, Organization, etc.), the first sentence of Section 3.1(b) (Qualification, Organization, etc.), Section 3.2 (Capitalization), Section 3.3 (Corporate Authority), and Section 3.21 (Finders and Brokers) (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.7(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (C) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (C), where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company and Newco. The obligations, covenants and agreements of the Company and/or Newco to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) No Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred on or after the date of this Agreement that is continuing.

(d) Company Officer’s Certificate. Pubco shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of Pubco set forth in Section 4.1(a) (other than the last sentence thereof) (Qualification, Organization, etc.), the first sentence of Section 4.1(b) (Qualification, Organization, etc.), Section 4.3 (Corporate Authority), Section 4.13 (Litigation), Section 4.21 (Opinion of Financial Advisor), Section 4.22 (Takeover Statues; Anti-Takeover Laws) and Section 4.24 (Finders and Brokers) (in each case, without giving effect to any qualification as to materiality or Pubco Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Pubco set forth in Section 4.2(a) (Capitalization), Section 4.2(b) (Capitalization), Section 4.2(c) (Capitalization), and Section 4.2(d) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of Pubco set forth in Section 4.8(a) (Absence of Certain Changes) shall be true

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and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of Pubco set forth in this Agreement (without giving effect to any qualification as to materiality or Pubco Material Adverse Effect contained therein) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Pubco Material Adverse Effect contained therein,) have not had and would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.

(b) Performance of Obligations of Pubco. The obligations, covenants and agreements of Pubco to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) No Pubco Material Adverse Effect. A Pubco Material Adverse Effect shall not have occurred on or after the date of this Agreement that is continuing.

(d) Pubco Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of Pubco certifying that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) has been satisfied.

(e) Board Appointments. Pubco shall have complied in all respects with its obligations under Section 6.21.

(f) Minimum Cash Balance. Pubco shall have a balance of cash immediately prior to the Closing (the “Closing Cash”) of at least $110,000,000.

(g) IIA Undertaking. At or prior to the Closing, Newco shall have executed and delivered an IIA undertaking to the Company, substantially in the form attached hereto as Annex K.

(h) FDI Approvals. The NSIA Condition shall have been satisfied and the foreign direct investment approvals (the “FDI Approvals”) set forth on Section 7.3(h) of the Company Disclosure Schedule shall have been received.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time before the Closing, as follows:

(a) by mutual written consent of Newco, Pubco and the Company; or

(b) by either the Company or Pubco:

(i) if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(ii) if the Closing has not occurred on or before August 13, 2026 (the “Outside Date”); provided that if as of such date the conditions set forth in Section 7.1(d) or Section 7.1(e) (to the extent relating to any

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Regulatory Law) shall not have been satisfied or waived, but all of the other conditions set forth in Article VII have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then either of Pubco or the Company may, in its sole discretion, extend the Outside Date on up to three months, by providing the other Party with written notice thereof on or before the then effective Outside Date (and such date, as so extended, shall be the Outside Date), it being agreed that there shall be no more than two extension pursuant to this proviso in the aggregate for all Parties; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Transactions to be consummated by the Outside Date; or

(iii) if the Company Shareholder Approval shall not have been obtained upon a vote held at a duly held Company Shareholders Meeting, or at any adjournment or postponement thereof; or

(c) by the Company:

(i) in the event that (A) Pubco shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Pubco set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), in a manner that would give rise to the failure of a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Pubco before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(ii) if prior to obtaining the Pubco Stockholder Approval, the Pubco Board of Directors shall have effected a Pubco Change of Recommendation; or

(iii) Pubco has materially breached Section 5.4; or

(iv) if, within twenty four (24) hours after the execution and delivery of this Agreement by the Parties, the Pubco Stockholder Written Consent has not been executed and delivered to the Company; or

(d) by Pubco:

(i) in the event that (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B), in a manner that would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Pubco of such breach, failure to perform, violation or inaccuracy; provided that Pubco shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Pubco is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c); or

(ii) if prior to obtaining the Company Shareholder Approval, the Company Board of Directors shall have effected a Company Change of Recommendation; or

(iii) the Company has materially breached Section 5.3.

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Section 8.2. Effect of Termination.

(a) Written notice of termination pursuant to Section 8.1 shall be given to the non-terminating Party, specifying the provisions hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of the Parties, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “fraud” shall mean intentional common law fraud under Delaware law with respect to the making of a representation or warranty contained in this Agreement (or any certificate delivered pursuant to this Agreement) with the actual knowledge that such representation or warranty was false when made, and “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b) Termination Fee.

(i) If (A) Pubco or the Company terminates this Agreement pursuant to Section 8.1(b)(ii), Pubco or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), or Pubco terminates this Agreement pursuant to Section 8.1(d)(i),

(B) prior to the date of such termination (or prior to the Company Shareholders Meeting in the case of termination pursuant to Section 8.1(b)(iii)), a Company Acquisition Proposal is made to the Company Board of Directors, the Company’s management or the Company Shareholders or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make a Company Acquisition Proposal and (C) such Company Acquisition Proposal is consummated within nine (9) months of such termination or a definitive agreement with respect to such Company Acquisition Proposal is entered into within nine (9) months of such termination (and is subsequently consummated, regardless of when such consummation occurs), then on or prior to the date such Company Acquisition Proposal is consummated, the Company shall pay to Pubco a fee of $15,000,000 in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii) If (A) Pubco terminates this Agreement pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when Pubco would be permitted to terminate this Agreement pursuant to Section 8.1(d)(ii), within two (2) Business Days after such termination, the Company shall pay to Pubco the Company Termination Fee.

(iii) [intentionally omitted].

(iv) In the event any amount is payable by the Company pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), such amount shall be paid, at the sole election of the Company by (x) wire transfer of immediately available funds to an account designated in writing by Pubco or (y) issuing Company Preferred Shares to Pubco (A) with an aggregate value equal to $15,000,000 with such Company Preferred Shares valued at a value equal to the Deemed Value and (B) on terms consistent with the terms of the most recent issuance of Company Preferred Shares by the Company to its preferred shareholders. For purposes of this Agreement, “Deemed Value” means an amount equal to $1,500,000,000 divided by the number of Company Shares issued and outstanding as of the date of such calculation. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(v) If (A) Pubco or the Company terminates this Agreement pursuant to Section 8.1(b)(ii), or the Company terminates this Agreement pursuant to Section 8.1(c)(i), (B) prior to the date of such termination, a

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Pubco Acquisition Proposal is made to the Pubco Board of Directors, Pubco’s management or Pubco’s stockholders or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make a Pubco Acquisition Proposal and (C) such Pubco Acquisition Proposal is consummated within nine (9) months of such termination or a definitive agreement with respect to such Pubco Acquisition Proposal is entered into within nine (9) months of such termination (and is subsequently consummated, regardless of when such consummation occurs) (in each case, only if such Pubco Acquisition Proposal is the same as the original Pubco Acquisition Proposal), then on or prior to the date that such Pubco Acquisition Proposal is consummated, Pubco shall pay to the Company a fee of $15,000,000 in cash (the “Pubco Termination Fee”). Solely for purposes of this Section 8.2(b)(v), the term “Pubco Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(vi) If (A) the Company terminates this Agreement pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(c)(iv) or (B) Pubco terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(c)(ii), within two (2) Business Days after such termination, Pubco shall pay to the Company the Pubco Termination Fee.

(vii) In the event any amount is payable by Pubco pursuant to Section 8.2(b)(v) or Section 8.2(b)(vi), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, in no event shall Pubco be obligated to pay the Pubco Termination Fee on more than one occasion.

(viii) For the avoidance of doubt, the Company shall not be permitted or entitled to receive the Pubco Termination Fee under this Section 8.2 in any circumstance in which the SAFE 1 has been extinguished pursuant to the terms of the SAFE 1, in which case, the Purchase Amount (as defined in the SAFE 1) paid under the SAFE 1 shall be deemed as Pubco Termination Fee under this Section 8.2.

(c) The Parties agree that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to Section 8.2, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in Section 8.2 and the specific performance remedies set forth in Section 9.12 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Pubco and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers to be consummated, except in the case of fraud or willful breach of any covenant, agreement or obligation (in which case only Pubco shall be liable for damages for such fraud or willful breach), and upon payment of such amount, none of Pubco and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, stockholders, managers, members, Representatives or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Pubco in the case of fraud or willful breach of any covenant, agreement or obligation; and (ii) Pubco and its Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers to be consummated, except in the case of fraud or willful breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or willful breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the

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liability of the Company in the case of fraud or willful breach of any covenant, agreement or obligation. For the avoidance of doubt, while Pubco may pursue both a grant of specific performance of the Company’s obligations to consummate the Mergers in accordance with Section 9.12(b) and the payment of the Company Termination Fee under this Section 8.2, under no circumstances shall Pubco be permitted or entitled to receive both a grant of such performance requiring the Company to consummate the Mergers and to pay the Company Termination Fee (if entitled under this Section 8.2). For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the Pubco’s obligations to consummate the Mergers in accordance with Section 9.12(b) and the payment of the Pubco Termination Fee under this Section 8.2, under no circumstances shall the Company be permitted or entitled to receive both a grant of such performance requiring the Pubco to consummate the Mergers and to pay the Pubco Termination Fee (if entitled under this Section 8.2).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Pubco, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Pubco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Pubco or the Company, as applicable. No failure or delay by the Company or Pubco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2. Non-Survival of Representations and Warranties

. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3. Expenses

. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.4. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving Party, otherwise upon the following Business Day after receipt of proof of delivery; (c) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted; (d) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, on the following Business

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Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:

if to Newco, Merger Sub 1 or Merger Sub 2, to:

Xtend AI Robotics, Inc.

7 Habarzel St

Tel Aviv-Yafo, 6971011

Email: [**]

Attention: Aviv Shapira and Mor Swiel

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Email: [**]

Attention: Gil Savir

and

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Email: [**]

Attention: Steve Camahort

if to Pubco, to:

JFB Construction Holdings

1300 S. Dixie Hwy, Suite B

Lantana, FL 33462

Email: [**]

Attention: Joe Basile

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Email: [**]

Attention: Ross Carmel

if to the Company, to:

XTEND Reality Expansion Ltd.

7 Habarzel St

Tel Aviv-Yafo, 6971011

Email: [**]

Attention: Aviv Shapira and Mor Swiel

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with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Email: [**]

Attention: Gil Savir

and

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Email: [**]

Attention: Steve Camahort

Section 9.5. Interpretation.

(a) All article, section, subsection, annex, schedule and exhibit references used in this Agreement are to articles, sections and subsections of, and annexes, schedules and exhibits to, this Agreement unless otherwise specified. The annexes, exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). The word “or” is not exclusive, and shall be interpreted as “and/or”. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa. The words “include,” “includes” or “including” mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear. The words “shall” and “will” have the same meaning. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(c) A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(d) References to any Person include references to such Person’s successors and permitted assigns.

(e) Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(f) Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

(g) Each Party acknowledges that it and its counsel have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Agreement.

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(h) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(i) All monetary figures shall be in United States dollars unless otherwise specified.

(j) The phrases “furnished,” “provided,” “delivered,” “made available” and similar terms when used with respect to information, materials or documents:

(i) in respect of the Company or any Company Subsidiary, mean that such information, materials or documents have been posted (in a form fully visible to Pubco and its Representatives) to the electronic data site established by the Company captioned “project X Wing,” hosted by Datasite, at lease twenty four (24) hours prior to the date of this Agreement; and

(ii) in respect of Pubco or any Pubco Subsidiary, mean that such information, materials or documents have been posted (in a form fully visible to the Company and its Representatives) to the electronic data site established by Pubco captioned “American Ventures 10.03.2025,” hosted by Dropbox, at least three twenty four (24) hours prior to the date of this Agreement or (y) made publicly available in the Pubco SEC Documents at least twenty four (24) hours prior to the date of this Agreement.

Section 9.6. Counterparts. This Agreement may be executed in multiple counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.7. Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter, the Pubco Disclosure Letter, the Company Shareholder Support Agreement, Pubco Stockholder Support Agreements, SAFE 1, SAFE 2, Newco A&R Charter, Newco A&R Bylaws, and IIA Undertaking) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Company, Pubco and Newco shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.5, nothing in this Agreement (including the Company Disclosure Letter and the Pubco Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person (other than the Parties) any rights or remedies hereunder or thereunder.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers are not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.9. Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this

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Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Mergers, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws (without limitation of the reference to the laws of the State of Delaware in Section 5.3).

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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Section 9.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers or the other Transactions) are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XTEND AI ROBOTICS, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

JFB CONSTRUCTION HOLDINGS

By	/s/ Joseph F. Basile III
Name:	Joseph F. Basile III
Title:	Chief Executive Officer

XT MERGER SUB 2, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

XTEND REALITY EXPANSION LTD.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Co-Founder and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“102 Options” means Company Options subject to tax in accordance with Section 102(b)(2) or 102(b)(3) of the Ordinance.

“102 Shares” means Company Shares issued upon exercise of 102 Options and deposited with the 102 Trustee.

“102 Trustee” means IBI Trusts Management Ltd., the trustee nominated by the Company as trustee for the Company Equity Plans in accordance with Section 102.

“3(i) Options” means Company Options subject to Tax in accordance with Section 3(i) of the Ordinance.

“Academic Institution” means any institution, university, college, other academic or educational institution or research center.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable to the Company or Pubco, whichever is party thereto, than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision or otherwise prevent the counterparty from publicly disclosing any Company Acquisition Proposal or Pubco Acquisition Proposal (as applicable)) and (ii) do not in any way restrict the Company (or its Representatives) or Pubco (or its Representatives), whichever is party thereto, from complying with its disclosure obligations under this Agreement.

“Additional Amount” means a number of shares of Newco Common Stock equal to the product of the (i) Adjustment Amount and (ii) 0.136.

“Adjustment Amount” means the sum of (m) (i) zero (if the Closing Cash is greater than or equal to the sum of $110,000,000 plus the Post-Signing Pubco Funding Amount) or (ii) otherwise, the product of (A) 3.543 (the “Ratio”), multiplied by (B) the quotient of (x) the amount by which the sum of (1) $110,000,000 plus the Post-Signing Pubco Funding Amount exceeds (2) the Closing Cash divided by (y) the volume weighted average per Pubco share sale price for the Post-Signing Equity Financing Amount (the “VWAP”) plus (n) the product of (i) the amount by which (A) Pubco’s fully diluted share count at Closing exceeds (B) Pubco’s fully diluted share count based on the information set forth in Section 4.2 as increased to reflect shares issued in connection with the Post-Signing Equity Financing Amount (the “Capitalization True-Up Amount”). For illustrative purposes only, if the Post-Signing Pubco Funding Amount was $4,000,000, the Closing Cash was $112,000,000, the VWAP was $12.50, and the Capitalization True-Up Amount is zero, then the Adjustment Amount would be 566,880.

“Anti-Corruption Law” means any applicable Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, and the Israeli Penal Law-1977, the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other U.S. legislation relating to money laundering and proceeds of crime, the Israeli Prohibition on Money Laundering Law, 2000 Prohibition of Financing of Terrorism Law, 5765-2005 and Combating Criminal Organizations Law, 5763-2003.

“Articles of Association” means the Seventh Amended and Restated Articles of Association of the Company, as in effect on the date hereof.

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“Book-Entry Share” means a Company Share or Pubco Share, as applicable, in book-entry in the register of shareholders of the Company or stockholders of Pubco, as applicable, immediately prior to the Company Effective Time or Pubco Effective Time, as applicable.

“Business Day” means each day that is not a Friday, Saturday, Sunday or other day on which the Federal Reserve Bank of Lantana, Florida or banking corporations in Israel (pursuant to the directives of the Bank of Israel) are authorized or required by applicable Law to be closed.

“Call-in Notice” means a notice given by the UK Secretary of State under section 1(1) of the NSIA.

“Certificate” means a valid certificate or certificates which immediately prior to the Effective Times represented any Company Shares or Pubco shares.

“CFIUS Approval” means following the submission of the CFIUS Notice pursuant to the DPA (a) the Parties have received written notice from CFIUS that (i) the transactions contemplated by this Agreement are not a “covered transaction” pursuant to the DPA, or (ii) the Parties have received a written notice from CFIUS that it has concluded all action with respect to its review (or, if applicable, investigation) of the Transactions and that CFIUS has determined that there are no unresolved national security concerns; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision on the Transactions and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement has expired without any such action being threatened, announced, or taken, or (ii) the President has announced a decision not to take any action to suspend, prohibit, or place any limitations on the Transactions.

“CFIUS Notice” means a notice filed to CFIUS pursuant to the DPA, including 31 C.F.R. Part 800, Subpart E.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Pubco or any Pubco Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Company Data” mean all Personal Information, confidential information, proprietary information, intellectual property and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used or otherwise processed by or on behalf of the Company.

“Company Equity Plans” means the XTEND 2019 Share Option Plan and the U.S. and Singapore sub-plans.

“Company Intellectual Property Rights” means any Intellectual Property Rights that are owned, used or practiced, or held for use or practice, by the Company or the Company Subsidiaries, including any Intellectual

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Property Rights incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by the Company or any Company Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Company Offering.

“Company Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated June 27, 2025, by and among the Company and the other parties thereto.

“Company IT Systems” means all computer, information technology and data processing systems, facilities, firmware, middleware, routers, hubs, switches, and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services owned, leased or licensed by the Company or any Company Subsidiary and otherwise used in the operation of the Company’s business.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in Israel, United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which the Company and the Company Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in Israel, the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Pubco or any Pubco Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Pubco or any Pubco Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is requested in writing by Pubco or otherwise expressly required by this Agreement (other than pursuant to Section 5.1) (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

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“Company Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of the Company or any of the Company Subsidiaries.

“Company Option” means each option to purchase Company Shares granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Company Permitted Liens” means any Lien (i) for Taxes not yet due or that are being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (iii) which is imposed on the underlying fee interest in real property subject to a real property lease; (iv) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (v that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (vii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; and (viii) Liens described on Annex A of the Company Disclosure Letter.

“Company Software” means all Software owned or purported to be owned by or developed (or currently being developed) by or for, or exclusively licensed to, the Company or the Company Subsidiaries.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the confidentiality agreement between Pubco and the Company.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (b) damaging or destroying any data or file without a user’s consent.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other commitment or undertaking of any nature, in each case other than a Company Benefit Plan or a Pubco Benefit Plan.

“Contractor” means any consultant, independent contractor, or service provider (whether engaged directly or indirectly) of the Company or any of the Company Subsidiaries.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks, or any escalation or worsening of any of the foregoing (including subsequent waves).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

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“Environmental Law” means any applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; (b) human health or safety; or (c) impose liability or responsibility with respect to any of the foregoing, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean that number of shares of Newco Common Stock that is payable per Ordinary Share and shall be set forth in the Company Consideration Schedule.

“Excluded Company Contracts” mean (i) Contracts between the Company or the Company Subsidiaries and its or their employees or contractors on the Company or the Company Subsidiaries’ standard form thereof; (ii) third party software that is generally available on standard commercial terms and is licensed to the Company or the Company Subsidiaries on a non-exclusive basis; (iii) non-disclosure agreements, (iv) licenses granted to service providers in connection with the receipt of services, and (v) non-exclusive licenses granted to the Company’s or the Company Subsidiaries’ customers in the ordinary course of business consistent with past practice.

“Excluded Pubco Contracts” mean (i) Contracts between the Pubco or the Pubco Subsidiaries and its or their employees or contractors on the Pubco or the Pubco Subsidiaries’ standard form thereof; (ii) third party software that is generally available on standard commercial terms and is licensed to the Pubco or the Pubco Subsidiaries on a non-exclusive basis; (iii) non-disclosure agreements, (iv) licenses granted to service providers in connection with the receipt of services; and (v) non-exclusive licenses granted to the Pubco’s or the Pubco Subsidiaries’ customers in the ordinary course of business consistent with past practice.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead or lead containing materials, polychlorinated biphenyls (or PCBs), dioxins, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart -Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all finance and capital lease obligations and all synthetic lease obligations (not including operating leases); (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances (in each case solely to the extent funds have been drawn and are payable thereunder); and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property” means any (a) technology, formulae, algorithms, procedures, processes, methods, subroutines, systems, techniques, ideas, know-how, trade secrets, concepts, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information, research, and materials; (c) Proprietary Information and confidential information (including customer, subscriber and supplier lists, customer and supplier contact and registration information, customer correspondence and customer purchasing histories, and business and marketing plans and proposals); (d) specifications, designs, industrial designs, models, diagrams, devices, prototypes, schematics and development tools; (e) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (f) databases and other compilations and collections of data or information (“Databases”); (g) Marks; (h) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (i) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Intellectual Property License” means any license, sublicense, right, covenant, right or obligation of non-assertion, concurrent use agreement, settlement agreement, pre-rights declaration, co-existence agreement, agreement not to enforce or prosecute, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property or Intellectual Property Rights.

“Intellectual Property Rights” means any intellectual property rights anywhere in the world, whether statutory, common Law or otherwise including (a) Patents including issued patents and patent applications; (b) works of authorship and other copyrightable subject matter, including copyright registrations and applications to register copyrights; (d) industrial design rights and registrations of these rights and applications to register these rights; (e) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (f) rights with respect to domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), including registrations for Domain Names; (g) trade secret rights and rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (h) rights in or relating to applications, registrations, combinations, revisions, divisions, continuations, continuations-in-part, renewals, reissues, reversions, reexaminations, or extensions of any of the foregoing; (i) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation; and (j) any rights equivalent or similar to any of the foregoing.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iii) Laws pertaining to imports and customs, including

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those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; (v) the Israeli Defense Export Control Law, 5767-2007 and the orders and regulations promulgated thereunder including the Products and Services Declaration (Engagement in Encryption), 5734-1974, or from the Israeli Ministry of Economy, the Trade with the Enemy Ordinance, 1939, and any laws or regulation relating to import requirements or economic and trade sanction maintained by Israel; and (vi) export, import and customs Laws of other countries in which the Acquired Companies and their Subsidiaries have conducted and/or currently conduct business.

“ICL” means Sections 314-327 of the Companies Law 5759-1999 of the State of Israel. together with the rules and regulations promulgated thereunder.

“ITA” shall mean the Israel Tax Authority.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Pubco Disclosure Letter with respect to Pubco and (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case of (a) and (b), after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Licensed IP” means all Company Intellectual Property Rights that are not Owned Company IP.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Material Company IP Agreements” means all Contracts concerning Intellectual Property Rights to which the Company or any Company Subsidiary is a party or beneficiary or by which the Company or any Company Subsidiary, or any of its properties or assets, may be bound, including all (i) licenses of Intellectual Property Rights by the Company or any Company Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any Company Subsidiary, (iii) Contracts between any Person and the Company or any Company Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property Rights, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property Rights, excluding Excluded Company Contracts.

“Material Pubco IP Agreements” means all material Contracts concerning Intellectual Property to which the Pubco or any Pubco Subsidiary is a party or beneficiary or by which the Pubco or any Pubco Subsidiary, or any of its properties or assets, may be bound, including all (i) licenses of Intellectual Property by the Pubco or any Pubco Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Pubco or any Pubco Subsidiary, (iii) Contracts between any Person and the Pubco or any Pubco Subsidiary relating to the transfer, development, maintenance or use of Intellectual Property, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property, excluding Excluded Pubco Contracts.

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“Multiemployer Plan” means a “multiemployer plans” (within the meaning of Section 3(37) of ERISA).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“NRS” means the Nevada Revised Statutes.

“NSIA” means the UK National Security and Investment Act 2021, together with all associated secondary legislation and regulations.

“NSIA Condition” means the submission by the Purchaser of a mandatory notice in relation to the Transactions (“NSIA Notice”) in accordance with the requirements of the NSIA and this Agreement to the Investment Security Unit (“ISU”) and either: (i) following the submission of the NSIA Notice, the UK Secretary of State notifying the Purchaser pursuant to section 14(8)(b)(ii) of the NSIA that no further action will be taken in relation to the Transactions; or (ii) in the event that a Call-in Notice is given in relation to the Transactions, the UK Secretary of State giving a final notification confirming that no further action will be taken in relation to Transactions under section 26 of the NSIA.

“Open Source Software” means any Software or other Intellectual Property that is subject to or licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version] 5721—1961, as amended, and the rules and regulations promulgated thereunder.

“Owned Company IP” means all Registered Company Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, the Company or any Company Subsidiary.

“Owned Pubco IP” means all Registered Pubco Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, the Pubco or any Pubco Subsidiary.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means a natural Person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural Person or that, in combination with other reasonably available data, can be used to identify or locate a natural Person or defined under any Privacy Law as “personal data,” “personal information,” “personally identifiable information” or other similar term.

“Post-Signing Pubco Funding Amount” means the amount of aggregate proceeds paid by equity and equity-linked investors to Pubco between the date hereof and Closing (the “Post-Signing Equity Financing Amount”) that is not onward funded by Pubco to the Company pursuant to the SAFE 1, which shall initially equal the amount by which the Aggregate Signing PIPE Amount exceeds the Signing PIPE Onward Funding Amount.

“Privacy Law” means, to the extent applicable to the Company or a Company Subsidiary, (i) any Law or guidance issued by any Governmental Entity relating to the privacy, security or Processing of Personal Information, (ii) the Payment Card Industry Data Security Standard, (iii) any self-regulatory guidelines or rules

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relating to the Processing of Personal Information, and (iv) any Law relating to call or electronic monitoring or recording or outbound calling, text messaging, faxing or email marketing.

“Proceedings” means all actions, suits, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Process” means any operation performed on Personal Information, including collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer (including cross-border transfer), protection, disclosure, destruction or disposal. “Processing”, “Processed” and words of similar import have the same meaning.

“Proprietary Information” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Pubco Acquisition Proposal” means any offer, proposal or indication of interest from a Person at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of Pubco (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of Pubco (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Pubco and a Person pursuant to which the stockholders of Pubco immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of Pubco and its Subsidiaries (measured by the fair market value thereof).

“Pubco Contractor” means any consultant, independent contractor, or service provider (whether engaged directly or indirectly) of the Pubco or any of the Pubco Subsidiaries.

“Pubco Data” means all Personal Information, confidential information, proprietary information, intellectual property and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used or otherwise processed by or on behalf of the Pubco.

“Pubco Equity Plans” means JFB Construction Holdings 2024 Equity Incentive Plan.

“Pubco Intellectual Property Rights” means any Intellectual Property Rights owned, used or practiced, or held for use or practice, by the Pubco or the Pubco Subsidiaries, including any Intellectual Property incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by the Pubco or any Pubco Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Pubco Offering.

“Pubco IT Systems” means all computer, information technology and data processing systems, facilities, firmware, middleware, routers, hubs, switches, and services, including all Software, hardware, networks, communications facilities, platforms and related systems and services owned, leased or licensed by the Pubco or any Pubco Subsidiary and otherwise used in the operation of the Pubco’s business.

“Pubco Licensed IP” means all Pubco Intellectual Property Rights that are not Owned Pubco IP.

“Pubco Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of

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Pubco and the Pubco Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Pubco Material Adverse Effect or shall be taken into account when determining whether a Pubco Material Adverse Effect exists or has occurred: (a) any changes in Israel, United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which Pubco and the Pubco Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in Israel, the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Pubco to meet any internal or published projections, estimates or expectations of Pubco’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Pubco to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Pubco Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions or to address the consequences of litigation); (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; and (j) any changes in Pubco’s stock price or the trading volume of Pubco’s stock or any change in the ratings or ratings outlook for Pubco or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Pubco Material Adverse Effect” may be taken into account); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Pubco or any Pubco Subsidiary relative to other companies operating in the industry in which Pubco and the Pubco Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Pubco Material Adverse Effect exists or has occurred.

“Pubco Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of the Pubco or any of the Pubco Subsidiaries.

“Pubco Option” means each option to purchase Pubco Class A Common Stock granted under any Pubco Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Pubco Permitted Liens” means any Lien (i) for Taxes not yet due or that are being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) is specifically disclosed on the most recent consolidated balance sheet of Pubco or the notes thereto included in the Pubco SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property

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lease and for which a non-disturbance agreement in customary form has been obtained and is in full force and effect; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by Pubco or any Pubco Subsidiary; and (ix) Liens described on Annex A of the Pubco Disclosure Letter.

“Pubco Related Party Contract” means any Contracts (excluding any indemnification, compensation benefit plans, employment or other similar arrangements) or other transactions between the Pubco or any Pubco Subsidiaries, on the one hand, and any director, officer, and any record or beneficial owner of five percent (5%) or more of the number or voting power of any securities of the Pubco, on the other hand, including the Registration Rights Agreement.

“Pubco RSU” means each restricted stock unit award relating to Pubco Class A Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Pubco Service Provider” means any officer, director, employee or Pubco Contractor of the Pubco or any Pubco Subsidiary.

“Pubco Software” means all Software owned or purported to be owned by or developed (or currently being developed) by or for, or exclusively licensed to, the Pubco or the Pubco Subsidiaries.

“Pubco Subsidiaries” means the Subsidiaries of Pubco.

“Pubco Superior Proposal” means a bona fide, written Pubco Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to fifty percent (50%)) by a third party, which the Pubco Board of Directors determines in good faith after consultation with Pubco’s outside legal counsel and financial advisors to be more favorable to the stockholders of Pubco from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by the Company pursuant to Section 5.4)).

“Registered Company Intellectual Property Rights” means (a) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, copyright registrations, applications for copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by the Company or any Company Subsidiary, and (b) any other applications, registrations, recordings and filings filed by or on behalf of the Company or any Company Subsidiary (or otherwise authorized by or in the name of the Company or any Company Subsidiary) with respect to any Company Intellectual Property Rights.

“Registered Pubco Intellectual Property Rights” means (a) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by the Pubco or any Pubco Subsidiary, and (b) any other applications, registrations, recordings and filings filed by or on behalf of the Pubco or any Pubco Subsidiary (or otherwise authorized by or in the name of the Pubco or any Pubco Subsidiary) with respect to any Pubco Intellectual Property Rights.

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“Registration Rights Agreement” means that certain Registration Rights Agreement, dated September 26, 2025, between Pubco and the signatories thereto.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) investments by entities that are deemed a foreign entity for purposes of any applicable Law or regulation.

“Related Party Contract” means any Contracts (excluding any indemnification, compensation benefit plans, employment or other similar arrangements) or other transactions between the Company or any Company Subsidiaries, on the one hand, and any director, officer, and any record or beneficial owner of five percent (5%) or more of the number or voting power of any securities of the Company, on the other hand, including the Company Investors’ Rights Agreement.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Revenues” means the revenues of the Company as recognized and presented in the Company’s consolidated financial statements in accordance with U.S. GAAP, consistently applied, including ASC 606 (Revenue from Contracts with Customers).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by the United States (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury or any Governmental Authority with jurisdiction over the Acquired Entities and their Subsidiaries.

“Sanctions Target” means any Person that is the subject or target of any Sanctions, including any Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, any person define as “enemy” under the Israeli Trade with the Enemy Ordinance – 1939; or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other Governmental Authority that enforces Sanctions with jurisdiction over the Acquired Entities and their Subsidiaries, or the State of Israel; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (a “Sanctioned Jurisdiction”) (including, without limitation, Cuba, Iran, North Korea, the Crimea, Donetsk, and Luhansk regions of Ukraine, and prior to July 1, 2025, Syria and Lebanon); or (c) owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a)-(b).

“SEC” means the United States Securities and Exchange Commission.

“Section 102” means Section 102 of the Ordinance.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service Provider” means any officer, director, employee or Contractor of the Company or any Company Subsidiary.

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“Software” means all (a) computer programs, including all software implementations of algorithms, code, programs, applications, APIs, models, methodologies and implementations thereof (including mobile phone applications, HTML code, firmware and other software embedded in hardware devices), whether in Source Code or object code or machine readable form; (b) Databases, data and metadata; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, information and know-how related to any of the foregoing, including user manuals and other training documentation.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“Tax” or “Taxes” means any U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, in each case in the nature of a tax and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
102 Tax Ruling	Section 6.19(b)
104H Tax Ruling	Section 6.19(c)
AI Technologies	Section 3.13(o)(iii)
Aggregate Premium	Section 6.5(c)
Aggregate Signing PIPE Funding Amount	Recitals
Agreement	Preamble
Base Amount	Section 6.5(c)
Capital Investment Law	Section 3.11(r)
Closing	Section 1.3
Closing Company Equityholders	Section 2.6(a)
Closing Date	Section 1.3
Collective Bargaining Agreement	Section 3.10(a)
Companies Registrar	Section 1.4
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)

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Company Benefit Plan	Section 3.9(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Cancelled Shares	Section 2.1(a)(iii)
Company Capitalization Date	Section 3.2(b)
Company Change of Recommendation	Section 5.3(a)
Company Certificate of Merger	Section 1.4(a)
Company Consideration Schedule	Section 2.1(a)(i)
Company Developed AI	Section 3.13(o)(iii)
Company Disclosure Letter	Article III
Company Effective Time	Section 1.4(a)
Company Leases	Section 3.15
Company Merger	Recitals
Company Merger Consideration	Section 2.1(a)(i)
Company Permits	Section 3.8(b)
Company Privacy Commitments	Section 3.14(a)
Company Shareholder Approval	Section 3.3(b)
Company Shareholder Support Agreement	Recitals
Company Shareholders Meeting	Section 5.5(e)
Company Shareholders	Recitals
Company Shares	Section 2.1(a)(i)
Company Termination Fee	Section 8.2(b)(ii)
Converted Newco RSU	Section 2.3(b)
Converted Newco Stock Option	Section 2.3(a)
Converted Pubco RSU	Section 2.3(b)(i)
Databases	Annex A
Data Breach	Section 3.14(b)
DOJ	Section 6.2(b)
Domain Names	Annex A
Enforceability Limitations	Section 3.3(d)
Effective Times	Section 1.4(b)
Exchange Agent	Section 2.2(a)
Exchange Agent Undertaking	Section 2.4(b)
Exchange Fund	Section 2.2(a)
Export Approvals	Section 3.8(f)
FCPA	Annex A
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Indemnified Parties	Section 6.5(a)
Intended U.S. Tax Treatment	Recitals
Material Contracts	Section 3.16(a)
Material Customer	Section 3.18(a)
Material Customer Agreement	Section 3.18(a)
Material Vendor	Section 3.18(b)
Material Vendor Agreement	Section 3.18(b)
Merger	Recitals
Merger Proposal	Section 6.16(a)(i)
Merger Proposal Submission Date	Section 6.16(a)(i)
Merger Sub 1	Recitals
Merger Sub 2	Preamble
Merger Subs	Preamble

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Merger Sub 1 Shares	Section 2.1(a)(iii)
Merger Sub 2 Shares	Section 2.1(b)(v)
Mergers	Recitals
Newco	Recitals
Newco A&R Bylaws	Section 1.5(a)
Newco A&R Charter	Section 1.5(a)
Newco Common Stock	Recitals
Newco Equity Plan	Section 2.7(a)
Newco ESPP	Section 2.7(b)
Newco Stock Issuance	Recitals
OFAC	Annex A
Outside Date	Section 8.1(b)(ii)
Party	Recitals
Payor	Section 2.4(a)
Pubco	Preamble
Pubco Acquisition Agreement	Section 5.4(a)
Pubco Board of Directors	Recitals
Pubco Board Recommendation	Recitals
Pubco Cancelled Shares	Section 2.1(b)(iv)
Pubco Certificate of Merger	Section 1.4(a)
Pubco Change of Recommendation	Section 5.4(a)
Pubco Class A Common Stock	Section 4.2(a)
Pubco Class B Common Stock	Section 4.2(a)
Pubco Disclosure Letter	Article IV
Pubco Effective Time	Section 1.4(a)
Pubco Merger	Recitals
Pubco Merger Consideration	Section 2.1(b)(i)
Pubco Preferred Stock	Section 4.2(a)
Pubco Privacy Commitments	Section 4.15(a)
Pubco Shares	Section 2.1(b)(i)
Pubco Stockholder Support Agreement	Recitals
Pubco Stockholders	Recitals
Pubco Termination Fee	Section 8.2(b)(v)
Parties	Preamble
Party	Preamble
Payor	Section 2.4(a)
Registration Statement	Section 5.5(b)
Sanctions	Annex A
Sarbanes-Oxley Act	Section 4.5(a)
Section 102 Plan	Section 3.11(1)
Signing PIPE Onward Funding Amount	Recitals
Surviving Company 1	Section 1.1(a)
Surviving Company 2	Section 1.1(b)
Takeover Statute	Section 6.6
Tax Rulings	Section 6.19(c)(ii)
Third Party AI	Section 3.13(o)(iii)
Transactions	Recitals
Valid Tax Certificate	Section 2.4(b)
VAT	Section 3.11(q)
Withholding Drop Date	Section 2.4(b)

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Annex A-2

Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 21, 2026, is made by and among Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), JFB Construction Holdings, a Nevada corporation (“Pubco”), and XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in that certain Agreement and Plan of Merger, dated February 13, 2026 (the “Merger Agreement”), by and among Newco, Merger Sub 2, Pubco, and the Company.

WHEREAS, on March 10, 2026, Pubco announced a 2:1 stock split (the “Stock Split”), which will be implemented following such announcement;

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented by written agreement signed on behalf of each of the Parties;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below; and

WHEREAS, in connection with this Amendment, the Parties have also agreed that (i) the form of Company Shareholder Support Agreement is hereby amended and restated in its entirety as set forth on Exhibit 1, (ii) the form of SAFE 2 is hereby amended and restated in its entirety as set forth in Exhibit 2, and (iii) Section 5.01 of the Company Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit 3.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO MERGER AGREEMENT

1.1 Amendment to Section 2.1(c) of the Merger Agreement. Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Adjustment to Company Merger Consideration and Pubco Merger Consideration. Each of the Company Merger Consideration, the VWAP and the Pubco Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend (including any dividend or distribution of securities convertible into Company Shares, Pubco Shares, or Newco Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Pubco Shares or shares of Newco Common Stock outstanding after the date hereof and prior to the Company Effective Time and Pubco Effective Time, as applicable. Nothing in this Section 2.1(c) shall be construed to permit the Company, Pubco or Newco to take any action with respect to its securities that is prohibited by the terms of this Agreement.”

1.2 Amendment to Section 5.5(e) of the Merger Agreement. Section 5.5(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e) The Company shall take all action necessary in accordance with applicable Laws and the Articles of Association to duly give notice of, convene and hold a general meeting of the Company Shareholders for the purpose of voting upon the approval of this Agreement and the applicable Transactions (unless explicitly provided otherwise, the Company Shareholders general meeting may be adjourned or postponed as provided below, are referred collectively herein as the “Company Shareholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than ten (10) Business Days following the effectiveness of the Registration Statement), and the Company shall submit to the Company Shareholders this Agreement, the Company Merger and the Transactions (which may include compensation related matters and, if applicable and required by Law, board nomination for Pubco Board of Directors) for approval at the Company Shareholders Meeting and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholders Meeting (other than (i) if initiated and proposed by the Company Board of Directors, any proposal that the Company is required to submit under applicable Law and is directly related or inherent to the Company Merger and (ii) if initiated by a Company Shareholder to be included, any proposal that the Company is required to submit under applicable Law) without the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall use its reasonable best efforts to (A) solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Transactions, including the Company Merger and (B) take all other action reasonably necessary or advisable to secure the Company Shareholder Approval by communicating to the Company’s shareholders the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone any Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient Company Shares represented (either in person or by proxy) to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (i) exist, and such Company Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. The Company shall otherwise keep Pubco reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s shareholders with respect thereto.”

1.3 Amendment to Section 9.3 of the Merger Agreement. Section 9.3 of the Merger Agreement is hereby amended by adding the following proviso: “; provided, however, that the Company may, in its sole discretion, agree to pay certain costs and expenses associated with investor relations services engaged by Pubco.

1.4 Amendment to Annex A of the Merger Agreement. The definition of “Adjustment Amount” is hereby amended and restated in its entirety to read as follows:

“Adjustment Amount” means the sum of (m) (i) zero (if the Closing Cash is greater than or equal to the sum of $110,000,000 plus the Post-Signing Pubco Funding Amount) or (ii) otherwise, the product of (A) 3.543 (the “Ratio”), multiplied by (B) the quotient of (x) the amount by which the sum of (1) $110,000,000 plus the Post-Signing Pubco Funding Amount exceeds (2) the Closing Cash divided by (y) the volume weighted average per Pubco share sale price for the Post-Signing Equity Financing Amount, taking into account the Stock Split and any further adjustment pursuant to Section 2.1(c) (the “VWAP”) plus (n) the product of (i) the amount by which (A) Pubco’s fully diluted share count at Closing exceeds (B) Pubco’s fully diluted share count based on the information set forth in Section 4.2 as increased to reflect shares issued in connection with the Post-Signing Equity Financing Amount multiplied by (ii) the Ratio (the “Capitalization True-Up Amount”). For illustrative purposes only, if the Post-Signing Pubco Funding Amount was $4,000,000, the Closing Cash was $112,000,000, the VWAP was $12.50, and the Capitalization True-Up Amount is zero, then the Adjustment Amount would be 566,880.”

1.5 Amendment to Annex B of the Merger Agreement. Annex B of the Merger Agreement is hereby amended and restated in its entirety to constitute Exhibit 1 to this Amendment.

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1.6 Amendment to Annex D-2 of the Merger Agreement. Annex D-2 of the Merger Agreement is hereby amended and restated in its entirety to constitute Exhibit 2 to this Amendment.

1.7 Amendment to Section 5.1 of the Company Disclosure Letter. Section 5.1(iv)(1) and Section 5.1(v)(1) of the Company Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit 3 of this Amendment.

ARTICLE 2

GENERAL PROVISIONS

2.1 Company Shareholder Agreements. Each of the Parties acknowledge and agree that (a) each of the Company Shareholder Agreements entered into in connection with the execution of the Merger Agreement shall be deemed modified to reflect the amendments set forth on Exhibit 1 and (b) each Party shall only enforce such Company Shareholder Agreements on the basis of the amendments set forth on Exhibit 1. The shareholder signatories to the Company Shareholder Agreements are express third party beneficiaries of this Section 2.1.

2.2 Continuing Effectiveness. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect and no party by virtue of entering into this Amendment is waiving any rights it has under the Merger Agreement, and once this Amendment is executed by the parties hereto, all references in the Merger Agreement to “this Agreement” shall refer to the Merger Agreement as modified by this Amendment.

2.3 Miscellaneous. This Amendment shall be subject to the terms and conditions of Article IX of the Merger Agreement, mutatis mutandis.

2.4 Counterparts. This Amendment may be executed in one or more counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XTEND AI ROBOTICS, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JFB CONSTRUCTION HOLDINGS

By	/s/ Joseph F. Basile III
Name:	Joseph F. Basile III
Title:	Chief Executive Officer

A-2-5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XT MERGER SUB 2, INC.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

XTEND REALITY EXPANSION LTD.

By	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Chief Executive Officer

A-2-7

Exhibit 1

Form of Company Shareholder Support Agreement

A-2-8

Execution Version

COMPANY SHAREHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of February 13, 2026, by and among JFB Construction Holdings, a Nevada corporation (“Pubco”), and [●] (the “Shareholder”). Pubco and the Shareholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”), Pubco, Xtend AI Robotics, Inc., a Delaware corporation (“Newco”) and XT Merger Sub 2, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 2 will be merged with and into Pubco, with Pubco surviving as a direct, wholly-owned subsidiary of Newco and (ii) immediately after the Pubco Merger, an Israeli shell company to be formed by Newco prior to Closing under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco will be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number and type of Company Shares (collectively, “Company Shares”), set forth on Schedule A (all such Company Shares, together with any Company Shares that are hereafter issued to the Shareholder in connection with an Adjustment prior to the Expiration Time or otherwise acquired by the Shareholder prior to or in connection with the Pubco Merger (the “After-Acquired Shares”), being referred to herein as the “ Covered Shares”), provided, however, that, when used with respect to voting or consenting by or in the name of the Shareholder or any other Person acting on the Shareholder’s behalf hereunder with respect to Shares, the term “Covered Shares” shall only include the securities that are entitled to be voted (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), or for which the Shareholder or any other Person acting on the Shareholder’s behalf is entitled to consent (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), with respect thereto (which, for the avoidance of doubt, shall not include unissued Company Shares that are subject to future issuance upon the exercise of options to acquire Company Shares), and nothing herein shall affirmatively require (and the Shareholder undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into securities entitled to be voted (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), or for which the Shareholder is entitled to consent or act (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), with respect thereto; and

WHEREAS, as a condition to the willingness of Pubco to enter into the Merger Agreement, and as a material inducement and in consideration therefor, the Shareholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock (or share) split (including a reverse stock (or share) split), stock (or share) dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock (or share capital) of the Company.

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“Adverse Proposal” means: (i) any Company Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of the Shareholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Company Merger, the other transactions contemplated by this Agreement or the Merger Agreement.

“Affiliates” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, that other than with respect to Section 9.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Shareholder or any of its Affiliates shall be deemed or treated as an Affiliate of such Shareholder.

“Committed Covered Shares” shall mean those Covered Shares that are set forth in Schedule B as such Covered Shares are defined in relation to the specific shareholder meetings, shareholder meetings/votes and/or class meetings/votes (including any separate meeting of any subset of the shareholders).

“Expiration Time” shall mean the earlier to occur of (a) the Company Effective Time, and (b) the valid termination of the Merger Agreement in accordance with its terms.

“Minimum Price” shall mean the greater of $10.00 and the twenty trading day VWAP price of the Newco Common Stock on NASDAQ (subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco), provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Measurement Period” shall mean the trailing twenty trading day period on the NASDAQ stock market preceding the Request Date for the Transfer, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Pubco Common Stock” means the common stock, par value $0.0001 per share, of Pubco.

“Request Date” shall mean the date on which the Shareholder requests to Transfer Newco Covered Shares pursuant to Section 2.4 of this Agreement.

“Trading Limit” shall mean 5% of the average daily trading volume of Newco Common Stock on NASDAQ over the prior twenty trading days of Newco Common Stock on NASDAQ, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Trading Period” shall mean twenty trading day period on the NASDAQ stock market following the Request Date.

“Restricted Holders” shall mean all of the shareholders of the Company who have entered into a Company Shareholder Support Agreement.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by

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operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a support agreement with respect to any Covered Shares (other than this Agreement), or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any Covered Shares) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii); provided, however, that Transfer shall not include: (1) with respect to any Company Options held by the Shareholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to the Company as payment for the (i) exercise price of such Company Options and (ii) taxes applicable to the exercise of such Company Options; or (2) any indirect Transfer of limited partner interests in any Shareholder or any investment fund affiliated with any Shareholder; provided, that such transfer does not result in any Person (other than the Person that directly or indirectly ultimately controls such Shareholder as of the date hereof) directly or indirectly ultimately controlling the general partner or controlling entity of such limited partnership or investment fund.

“Volume Limitation” shall mean 15% of the average daily trading volume of Newco Common Stock on NASDAQ over the Measurement Period.

“VWAP” means, for any date, the price determined by the then listed or quoted on NASDAQ, the daily volume weighted average price of the Newco Common Stock for such date (or the nearest preceding date) on NASDAQ on which the Newco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a day on which the Newco Common Stock is traded on NASDAQ from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the date on which the Company Shareholder Approval shall have been obtained, the Shareholder agrees not to Transfer any Covered Shares; provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Covered Shares (including obligations set forth in Section 3 with respect to Committed Covered Shares to the extent such Covered Shares are also Committed Covered Shares) as if they were the Shareholder hereunder, with Pubco named as an express third-party beneficiary of such agreements; (iii) release the Covered Shares from any pledge, lien or encumbrance existing on the date hereof so long as such release would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement; and (iv) pledge, lien or encumber any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement (any such Transfer, a “Permitted Transfer”); (y) if any involuntary Transfer of any of the Shareholder’s Covered Shares shall occur (including a sale by the

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Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement (including obligations set forth in Section 3 with respect to Committed Covered Shares to the extent such Covered Shares are also Committed Covered Shares), which shall continue in full force and effect in accordance with the terms and conditions hereof until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio. Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Shares that are not Covered Shares.

2.2 From the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would reasonably be expected to make any of the Shareholder’s representations or warranties under this Agreement untrue or incorrect in any material respect.

2.3 Nothing in this Agreement shall obligate the Shareholder to exercise any option or any other right to acquire any Company Shares.

2.4 From the signing of the Merger Agreement until one hundred eighty (180) days following the Closing Date (the “Lock-up Period”), the Shareholder agrees not to Transfer any Newco Common Stock issued to such Shareholder in connection with the Transactions or after the Closing Date, unless acquired by such Shareholder (i) in ordinary brokerage transactions on Newco’s primary trading market after the Closing Date or (ii) in exchange for Company Shares that were issued to the Shareholder pursuant to the Simple Agreement for Future Equity dated February 13, 2026 (the “Newco Covered Shares”); provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Newco Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Newco Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Newco Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Newco Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Newco Covered Shares as if they were the Shareholder hereunder, with Pubco named as an express third-party beneficiary of such agreements; or (y) Transfer any Newco Covered Shares in connection with the sale of such Newco Covered Shares if (i) such Transfer is administered by Newco acting through a designated officer of Newco or committee established by Newco (the “Lock-Up Committee”) using the procedures set forth below in Section 2.05; (ii) the aggregate number of shares of Newco Common Stock Transferred by the Restricted Holders does not exceed the Volume Limitation during such applicable Trading Period (provided, however, that this clause (y)(ii) shall not apply in the event that the price at which each share of such Newco Covered Shares is sold is over $16.00, subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco); (iii) no Restricted Holder sells more than the Trading Limit during the applicable Trading Period (y)(ii); (iv) to the extent requests for Transfers submitted by the Restricted Holder to the Lock-Up Committee exceed the Volume Limitation during the applicable Trading Period, the Lock-Up Committee shall allocate the permitted Transfer capacity described in clause (y)(ii) among such requesting Restricted Holders on a pro rata basis based on their respective holdings of the Newco Covered Shares on such date; and (v) the price per share of such Newco Covered Shares is not less

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than the Minimum Price proceeding the date of such Transfer. For the avoidance of doubt, (a) with respect to this clause (y), Newco shall instruct its transfer agent to release shares of Newco Common Stock for a Transfer only upon the prior written consent of the Lock-Up Committee, and (b) nothing herein shall restrict the Shareholder from acquiring shares of Newco Common Stock on NASDAQ. If any involuntary Transfer of any of the Shareholder’s Newco Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Newco Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the date that is eighty (180) days after the Closing Date. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

2.5 On the first trading day following the closing of the Transactions, the Lock-Up Committee shall notify the Restricted Holders of the various limitations set forth in Section 2.4 and any Restricted Holders that desires to Transfer Newco Covered Shares shall respond to such notification with the number of shares they desire to sell during the initial Trading Period (the “Initial Trading Period”). Upon the expiration of the of the Initial Trading Period and each remaining Trading Period during the Lock-Up Period, the Lock-Up Committee shall deliver a new notice to the Restricted Holders on the first trading day following the expiration of the prior Trading Period and any Restricted Holders that desire to Transfer Newco Covered Shares during such Trading Period shall respond to such notice with the number of shares they desire to sell during such Trading Period.

3. Agreement to Vote.

3.1 Agreement to Vote. From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting/vote of the shareholders or of any class of shareholders of the Company (including any separate meeting/vote of any subset thereof), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of the Company (including any subset thereof), the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Committed Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Committed Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Committed Covered Shares (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Company Merger, including any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against any Adverse Proposal. The obligations of the Shareholder in this Section 3 shall not be affected by any Company Change of Recommendation. The Shareholder shall retain at all times the right to vote the Committed Covered Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally. For the avoidance of doubt, the foregoing commitments in this Section 3.1 apply to any Committed Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Committed Covered Shares over which the applicable Shareholder exercises direct or indirect voting control (if any). Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Company Shares that are not Covered Shares.

4. Additional Covenants.

4.1 No Solicitation. The Shareholder agrees to be bound by and comply with the provisions of Section 5.4 of the Merger Agreement, as if it was a direct party thereto, and such provisions are incorporated

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hereto mutatis mutandis; with it being understood that each Shareholder shall be entitled to take any action that would be permitted by Section 5.4 of the Merger Agreement; provided, that any reference to affiliates in Section 5.4 of the Merger Agreement shall be deemed to have the same meaning as the definition of “Affiliates” hereunder.

4.2 Waiver of Certain Actions. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Newco, Pubco, the Mergers Subs, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Company Merger) or (b) alleging a breach of any duty of the Company Board of Directors or the Pubco Board of Directors or of any Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing agreement and waiver shall not apply to any claim, derivative or otherwise, under or related to this Agreement.

4.3 Notice of Certain Events. The Shareholder agrees to notify Pubco of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, the Shareholder shall notify Pubco of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof as Covered Shares (and, for the avoidance of doubt, such After-Acquired Shares shall be considered as Covered Shares following such Transfer unless such Transfer Was a Permitted Transfer). Pubco shall notify the Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of Pubco set forth in Section 6.

5. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Pubco that:

5.1 Due Organization; Authority.

(a) If the Shareholder is not an individual, (i) the Shareholder is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) the Shareholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder, and (iv) no other proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Shareholder or to consummate the transactions contemplated hereby. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Pubco, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.

5.2 Ownership of the Covered Shares; Voting Power. The Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Covered Shares and has good and marketable title to all of the Covered Shares free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest, or agreements, options, rights, understandings or arrangements or any other

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encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Covered Shares (collectively, “Liens”), other than those created by this Agreement or those imposed by applicable securities Law or for such Liens as would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement (collectively, “Permitted Liens”). As of the date hereof, the Shareholder has not entered into any agreement to Transfer any of the Covered Shares. The Shareholder has full voting power with respect to all of the Covered Shares, and full power of disposition with respect to the Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares. None of the Covered Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Covered Shares, except as expressly provided herein (including Permitted Liens) or in the Company Investors’ Right Agreement.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby nor compliance by the Shareholder with any provisions herein will (a) if the Shareholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Shareholder is a party or by which the Shareholder or any of the Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by Pubco or the Permitted Liens) on any asset of the Shareholder or (e) violate any Law applicable to the Shareholder or by which any of the Covered Shares are bound, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.4 No Proceedings. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including any of the Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.5 Acknowledgment of the Terms and Conditions. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and to the extent the Shareholder is not an individual, such Shareholder’s authorized officers have carefully read and fully understood this Agreement and the Merger Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his or its capacity as such.

6. Representations and Warranties of Pubco. Pubco represents and warrants to the Shareholder that:

6.1 Due Organization; Authority. Pubco is duly organized, validly existing and in good standing under the Laws of Nevada. Pubco has the requisite power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Pubco and performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pubco, and no other corporate proceedings on the part of Pubco are necessary to authorize the execution, delivery and performance of this Agreement by Pubco or to consummate the transactions

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contemplated hereby. This Agreement has been duly executed and delivered on behalf of Pubco and, assuming the due authorization, execution and delivery of this Agreement on behalf of each Shareholder, constitutes the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Limitations.

6.2 Absence of Manipulation. The Shareholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Covered Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Covered Shares or any related securities. Except as permitted in Section 2.4 of this Agreement, neither the Shareholder or any entity managed or controlled by the Shareholder nor has any Person acting on behalf of or pursuant to any understanding with the Shareholder, has directly or indirectly, engaged in or effected any transactions in the Covered Shares (including, without limitation, (i) any Short Sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) the Covered Shares or (ii) hedging transaction, in either case which establishes a net short position involving Pubco’s securities).

6.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Pubco nor the consummation of the transactions contemplated hereby nor compliance by Pubco with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the Pubco Governing Documents, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Pubco, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which Pubco is a party or by which Pubco may be bound, (d) result in the creation or imposition of any Lien on any asset of Pubco or (e) violate any Law applicable to Pubco, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by Pubco of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

6.4 No Proceedings. There is no Proceeding pending against or, to the knowledge of Pubco, threatened against Pubco that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by Pubco of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

7. Termination. Unless earlier terminated by the written consent of Pubco (in its sole and absolute discretion), this Agreement shall terminate automatically and shall have no further force or effect (a) one hundred eighty (180) days following the Closing Date with respect to Section 2.4 or (b) as of the Expiration Time with respect to the other provisions in this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 7 and Section 9 shall survive any termination of this Agreement. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate.

8. Reliance. The Shareholder understands and acknowledges that that Pubco is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9. Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other

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jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.2 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be void.

9.3 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance; Injunctive Relief. The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.6, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Parties’ rights in this Section 9.4 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 9.4 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.4, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.4 of the Merger Agreement, addressed as follows: (i) if to Pubco, to its address or email address set forth in Section 9.4 of the Merger Agreement, and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Applicable Law; Jurisdiction of Disputes. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Company Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the

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Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement. This Agreement, together with the Merger Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with the Shareholder of any of its Affiliates shall be deemed or treated as an Affiliate of the Shareholder. The word “extent” and the phrase “to the extent” when used in this Agreement

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shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11 Capacity as Shareholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of the Covered Shares. Nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, employee, affiliate or representative of a Shareholder solely in his or her capacity as an officer or director of the Company, including without limitation, exercising his or her fiduciary duties in connection thereto.

9.12 Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 7, in the event of an Adjustment, the term “Covered Shares” and “Committed Covered Shares” shall each be deemed to refer to and include any stock (or share) and any securities into which or for which any or all of such stock (or share) and securities may be changed or exchanged or which are received in such Adjustment.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all Parties.

9.15 Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform the Shareholder’s obligations under this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and Pubco contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

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9.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 9.18, each of whom may enforce the provisions thereof.

[Signature Page Follows]

A-2-20

IN WITNESS WHEREOF, the Parties have executed this Support Agreement as of the date first above written.

JFB CONSTRUCTION HOLDINGS

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Address:
E-mail:

[Signature Page to Support Agreement]

SCHEDULE A

COVERED SHARES

Name of Shareholder	Type of Company Shares	Number of Company Shares
[●]	[●]	[●]

SCHEDULE B

“Committed Covered Shares” shall mean:

•

In connection with a vote at a meeting in which 17,646,774 Ordinary Shares, 10,360,972 Preferred Seed Shares, 32,757,142 Series A Preferred Shares and 97,322,799 Series B Preferred Class are voting together as a single class, as separate classes or as any subset/s of the Company shareholders:

Name of Shareholder	Number of Ordinary Shares	Number of Preferred Seed Shares	Number of Series A Preferred Shares	Number of Series B Preferred
[●]	[●]	[●]	[●]	[●]

Exhibit 2

Form of SAFE 2

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

XTEND Reality Expansion Ltd.

AMENDED AND

RESTATED SAFE

(Simple Agreement for Future Equity)

[ INVESTOR NAME ], a [    ] corporation, and residing at the address indicated in the signature page below (the “Investor”) previously purchased and was issued a Simple Agreement for Future Equity from XTEND Reality Expansion Ltd., an Israeli company (the “Company”) on or about February 13, 2026 (such date, the “Effective Date”, and such agreement, the “Prior Safe”) in exchange for the payment of US$[    ] (the “Purchase Amount”). In exchange for surrender of the Prior Safe, the Company hereby issues to the Investor the right to certain shares of the Company’s Share Capital, subject to the terms set forth below, and this Amended and Restated Simple Agreement for Future Equity (this “Safe”) shall supersede and replace the Prior Safe in its entirety, effective as of [●], 2026.

The “Valuation Cap” is US$1,000,000,000 (One-Billion US Dollars);

The “Discount Rate” is 70% (i.e., reflecting a 30% discount).

See Section 2 for certain additional defined terms.

1. Events.

(a) Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of shares of Safe Shares issued in such Equity Financing equal to the Purchase Amount divided by the applicable Conversion Price. Notwithstanding the foregoing, in the case of a Non-Qualified Financing, the Investor shall have the right, but not the obligation, to convert the Purchase Amount pursuant to the preceding sentence (treating the Non-Qualified Financing as an Equity Financing), by a written notice to be provided to the Company by no later than three (3) business days from the delivery of the Company’s notice of the Non-Qualified Financing to the Investor, which will include the investment amount, the Company’s valuation, the type of shares to be issued and any other material payment terms then known to the Company (which notice shall be provided by the Company as promptly as possible, but in any event at least five (5) business days prior to the closing of the Non-Qualified Financing). The Company shall also provide the Investor with any other information regarding the terms of the Non-Qualified Financing as reasonably requested by the Investor and available to the Company.

In connection with the automatic conversion of this Safe into Safe Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares if applicable.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be converted (such conversion to be contingent on and occur immediately prior to the consummation of such Liquidation Event) into such number of newly issued shares, equal to the Purchase

Amount divided by the Liquidity Price (the “Conversion Shares”), entitling the holder thereof to receive, in the aggregate for all such Conversion Shares, a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount or (ii) the amount such holder would actually receive, in the aggregate for all such Conversion Shares, if such newly issued shares had been converted into ordinary shares of the Company immediately prior to such Liquidity Event (such amount described under this subsection 1(b)(ii), the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled to receive a portion of Proceeds equal to the Purchase Amount (the “Dissolution Amount”), due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to be issued the Conversion Shares entitling it to receive its Purchase Amount (if such amount is payable pursuant to Section 1(b) above), or to receive the Dissolution Amount (if such amount is payable pursuant to Section 1(c) above), is, in each case:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Share Capital);

(ii) On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Ordinary Shares.

The Investor’s right to be issued the Conversion Shares entitling it to receive its Conversion Amount (if such amount is payable pursuant to Section 1(b) above) is (A) on par with payments for Ordinary Shares and other Safes and/or Preferred Shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Purchase Amount or similar liquidation preferences).

(e) Merger Transaction. Notwithstanding anything to the contrary herein: if the Mergers are consummated pursuant to the terms of the Merger Agreement, then immediately prior to the consummation of the Mergers, this Safe will automatically be converted (such conversion to be contingent on and occur immediately prior to the consummation of such Mergers) into such number of Ordinary Shares of the Company that results in the issuance of such number of shares of Newco Common Stock equal to the Purchase Amount divided by US$5.00 (which takes into account the Stock Split, such price the “Merger Conversion Price” and such shares, the “Merger Conversion Shares”). The Merger Conversion Price shall be shall be adjusted appropriately, without duplication, to reflect the effect of any stock (or share) split, reverse stock (or share) split, stock (or share) dividend (including any dividend or distribution of securities convertible into Company Shares,

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Pubco Shares, or Newco Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Ordinary Shares of the Company, Pubco Shares or shares of Newco Common Stock outstanding after the date hereof and prior to the Company Effective Time and Pubco Effective Time, as applicable. Upon such conversion, the Merger Conversion Shares will be issued directly to the Investor, this Safe shall automatically terminate, and the Company shall have no further obligations or liabilities to the Investor under this Safe.

For the purposes of this Section 1(e):

(A) “Mergers” means the merger transactions contemplated pursuant to the terms of the Merger Agreement; and

(B) “Merger Agreement” means the Agreement and Plan of Merger by and between the Company, JFB Construction Holdings and the other parties thereto, dated February 13, 2026, as may be amended or otherwise modified from time to time.

(C) Capitalized terms used but not otherwise defined in this Safe shall have the means ascribed to such terms in the Merger Agreement.

2. Definitions.

“Change of Control” means (i) a transaction or series of related transactions (other than the Mergers) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than the Mergers, and other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting):

Includes all shares of Company’s Share Capital issued and outstanding;

Includes all issued and outstanding Options and Promised Options, if any;

Includes the Unissued Option Pool, if any; and

Excludes, notwithstanding the foregoing, all Converting Securities and any increases to the Unissued Option Pool in connection with the Equity Financing.

“Conversion Price” means either: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of Safe Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) this Safe and any and all other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Company’s Share Capital.

“Discount Price” means the price per share of the Standard Shares sold in the Equity Financing multiplied by the Discount Rate.

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“Equity Financing” means a bona fide transaction or series of related transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Shares at a fixed valuation, for an aggregate consideration of at least US$10,000,000 (not including any Converting Securities) (the “Minimum Consideration”). Any such transaction that the Minimum Consideration is not invested will be deemed a “Non-Qualified Financing”);

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of ordinary shares pursuant to a registration statement filed under the Securities Act or other equivalent applicable securities act or law.

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event, and (without double-counting):

Includes all shares of Company’s Share Capital issued and outstanding;

Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options;

Excludes all Converting Securities and the Unissued Option Pool.

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

“Options” includes options, restricted shares awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet for the Equity Financing (or the initial closing of the Equity Financing, if there is no term sheet), or (ii) treated as outstanding Options in the calculation of the Standard Shares’ price per share.

“Safe” means an instrument containing a future right to shares of Company’s Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Shares” means the shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions attached to the Standard Shares (including any other securities granted to the Investors in the Equity financing), other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; (ii) the basis for any dividend rights, which will be based on the Conversion Price; and (iii) any individual rights which may be granted to specific investor(s) (such as the right of an investor to appoint a director to the Company’s Board of Directors, etc.).

“Safe Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization.

“Share Capital” means the share capital of the Company, including, without limitation,

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the “Ordinary Shares” and the “Preferred Shares.”

“Standard Shares” means the shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this Safe with the principal purpose of raising capital, including but not limited to, other Simple Agreements for Future Equity, convertible debt instruments and other convertible securities. “Subsequent Convertible Securities” (i) exclude options issued pursuant to any equity incentive or similar plan of the Company, or otherwise as incentive to employees, officers or consultants of the Company; and (ii) convertible securities issued or issuable to (A) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, or (B) suppliers or third party service providers in connection with the provision of goods or services.

“Unissued Option Pool” means all shares of Company’s Share Capital that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to Section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Share Capital issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable

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in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, or (ii) a Non-U.S. Person as defined under Regulation S promulgated under the Securities Act. The Investor acknowledges and agrees that if he/it not an accredited investor or a Non-U.S. Person at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. “MFN” Amendment Provision. If the Company issues any Subsequent Convertible Securities prior to termination of this Safe, the Company will promptly provide the Investor with written notice thereof, together with a copy of all documentation relating to such Subsequent Convertible Securities (the “MFN Notice”). In the event the Subsequent Convertible Securities include any terms and/or rights which are preferable to the investor thereunder than the terms of this Safe (the “Preferable Rights”), the Investor will be entitled to notify the Company in writing, to be received no later than thirty (30) days from receipt of the MFN Notice, that it wants this Safe to be amended to include such Preferable Rights, together with a suggested draft amendment to this Safe (the “MFN Demand”). Promptly after receipt of such MFN Demand from the Investor, the Company agrees to amend and restate this instrument to include those Preferable Rights requested by the Investor.

6. Miscellaneous.

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and the Investor.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being delivered by registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Company’s Share Capital for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

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(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

(g) No fractional shares will be issued under this Safe. Any fractional share shall be rounded to the nearest whole share with one half being rounded upward.

(h) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements). In addition, the parties hereto acknowledge their intent that this Safe and the transactions contemplated hereby be treated by the Company as an equity investment, and, accordingly, intend that it will comply, to the extent practical, with the “ITA Guidelines Regarding The Tax Aspects That Will Apply on Investing In a Company Through SAFE” published by the Israeli tax authority on January 29, 2025.

(i) In the event that the Investor is an entity not incorporated under the laws of the State of Israel and was not yet registered as a shareholder of the Company in the Israeli Registrar of Companies records, then such Investor shall deliver to the Company the following: (i) certified copies of its organizational documents (certified by an Israeli lawyer or notarized); and (ii) a letter of good standing, or similar formal certificate, approving the duly existence of such Investor immediately prior the issuance of the shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii). In the event that the Investor is a non-Israeli citizen and was not yet registered as a shareholder of the Company in the Israeli Registrar of Companies records, then such person shall deliver to the Company a notarized or certified by an Israeli lawyer copy of her/his passport immediately prior the issuance of the shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii).

(j) Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with this Safe and/or the conversion or repayment the outstanding Purchase Amount pursuant to the terms of this Safe shall be borne by the Investor. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any such payment or conversion, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority at the rate determined by said law or regulation, unless the Investor has presented the Company with a valid tax withholding exemption certificate issued by the applicable tax authority. In the event that no such withholding tax certificate was delivered by the Investor to the Company, the Investor shall pay the Company the withholding amount, in cash, prior to and as a condition precedent to the conversion or repayment of the outstanding Purchase Amount under this Safe.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

COMPANY:

XTEND Reality Expansion Ltd.:

By:
Name:
Address:
Email:

INVESTOR:

[INVESTOR NAME]

By:
Name:
Address:
Email:

Exhibit 3

[***]

Annex B

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XTEND AI ROBOTICS, INC.

SECTION 1.

The name of this corporation is Xtend AI Robotics, Inc. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent, 19904 and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 810,000,000 shares, consisting of 800,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.3 The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon unless a lesser vote is permitted by the DGCL in which case such lesser vote shall suffice, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Section 4.4 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this amended and restated certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section	5.1 MANAGEMENT OF THE BUSINESS.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section	5.2 BOARD OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section	5.3 REMOVAL OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors or (b) without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors.

Section	5.4 VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section	5.5 PREFERRED STOCKHOLDERS ELECTION RIGHTS.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 BYLAW AMENDMENTS.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3 % of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7 STOCKHOLDER ACTIONS.

a. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

d. An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION 7.

Section 7.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation;

(B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 7.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 7.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive form for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

SECTION 8.

Section 8.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 8.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation.

SECTION 9.

Section 9.1 If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

The Corporation has caused this amended and restated certificate of incorporation to be signed by a duly authorized officer of the Corporation on [●], 2026.

XTEND AI ROBOTICS, INC.

By:
Name: Aviv Shapira Title: Chief Executive Officer

Annex C

FORM OF

AMENDED AND RESTATED BYLAWS

OF

XTEND AI ROBOTICS, INC.

(A DELAWARE CORPORATION)

SECTION 1.

OFFICES

Section 1.1 Registered Office. The registered office of Xtend AI Robotics, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the amended and restated certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

SECTION 2.

CORPORATE SEAL

Section 2.1 Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

SECTION 3.

STOCKHOLDERS’ MEETINGS

Section 3.1 Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2 Annual Meetings.

(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board. Any annual meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board or a duly authorized committee thereof; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these amended and restated bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)

For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and a list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected); and (B) all of the information required by Section 3.2(b)(4). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence (as such term is used in any applicable stock exchange listing requirements or applicable law) of such proposed nominee or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board under any applicable stock exchange listing requirements or applicable law, or that the Board determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by the Bylaws with respect to nominees for director).

(2)

For business other than nominations for election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 3.2(b)(4).

(3)

To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(2) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after its initial public offering of common stock, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 15 in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the later of the close of business on (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)

The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable; (D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2)); (E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and (I) any other information relating to each Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(c) A stockholder providing the written notice required by Section 3.2(b)(1) or (2) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(4)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates or a nominee, or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(3), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in Section 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e) To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3), 3.2(d) or 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; and (iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f) A person shall not be eligible for election or re-election as a director, unless the person is nominated, in the case of an annual meeting, in accordance with clause (ii) or (iii) of Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable, or in the case of a special meeting, in accordance with Section 3.3(c) and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures set forth in Section 3.2(b), Section 3.2(c) and Section 3(f), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the next sentence) or (y) fails to inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the Exchange Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act. Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c) of these Bylaws. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the Exchange Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation. For purposes of this Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary at least five Business Days prior to the meeting of stockholders.

(g) For purposes of Sections 3.2 and 3.3,

(1)	“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended;

(2)	“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)	“close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)

“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(5)

“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

Section 3.3 Special Meetings.

(a) Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b) The Board shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c) Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f). The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the Exchange Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 3.2(f)) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e) Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Section 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the Exchange Act or the rules and regulations promulgated thereunder arc not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(iii) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4 Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time, and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting.

Section 3.5 Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of one-third of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6 Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 3.4. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8 List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9 Remote Communication; Delivery to the Corporation.

(a) If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(1)	participate in a meeting of stockholders; and

(2)

be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b) Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10 Organization.

(a) At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211 (a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast, or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

SECTION 4.

DIRECTORS

Section 4.1 Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3 Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4 Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5 Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6 Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 4.7 Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or without the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or the Board.

(c) Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

Section 4.8 Quorum and Voting.

(a) Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum is present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9 Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10 Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11 Committees.

(a) Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board, and to the extent permitted by applicable law and provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b) Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c) Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12 Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13.

Section 4.13 Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

SECTION 5.

OFFICERS

Section 5.1 Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2 Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as arc customarily associated with the position of Chief Executive

Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c) Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e) Duties of Treasurer and Assistant Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 5.3 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4 Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5 Contracts and Other Documents. The Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board or any other committee given specific authority in the premises by the Board during the intervals between the meetings of the Board, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 5.6 Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

SECTION 6.

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1 Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b) Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c) Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2 Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized to do so by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

SECTION 7.

SHARES OF STOCK

Section 7.1 Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 7.2 Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3 Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.6 Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

SECTION 8.

OTHER SECURITIES OF THE CORPORATION

Section 8.1 Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

SECTION 9.

DIVIDENDS

Section 9.1 Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

SECTION 10.

FISCAL YEAR

Section 10.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

SECTION 11.

INDEMNIFICATIONS

Section 11.1 Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding, by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning defined in Rule 3b-7 promulgated under the Exchange Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under subsection (d) of this Section 11.1 or is a compulsory counterclaim brought by such person.

(b) Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c) Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under subsection (d) of this Section 11.1, provided, however, that, if the DGCL requires, or in the case of an advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, (ii) no disposition of a claim for indemnification is made within 60 days of request therefor, or (iii) no disposition of a claim for an advance is made within 30 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL. In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f) Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such person.

(g) Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h) Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under these Bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or executive officer of the Corporation.

(i) Saving Clause. If this Section 11 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the fullest extent not prohibited by any applicable portion of this Section 11 that has not been invalidated, or by any. If this Section 11 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and executive officer to the fullest extent under applicable law.

(j) Certain Definitions. For the purposes of this Section 11, the following definitions apply:

(1)

The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)

The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)

The term the “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(4)	References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

SECTION 12.

NOTICES

Section 12.1 Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c) Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall be deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g) Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

SECTION 13.

AMENDMENTS

Section 13.1 Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3 % of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Annex D

PUBCO STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of February 13, 2026, by and among XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”), and American Ventures LLC, Series XIV JFB (the “Shareholder”). The Company and the Shareholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, the Company, JFB Construction Holdings, a Nevada corporation (“Pubco”), Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), and XT Merger Sub 2, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 2 will be merged with and into Pubco, with Pubco surviving as a direct, wholly-owned subsidiary of Newco (the “Pubco Merger”) and (ii) immediately after the Pubco Merger, Merger Sub 1 will be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock of Pubco, Class B Common Stock of Pubco, and Preferred Stock of Pubco (collectively, “Pubco Shares”), set forth on Schedule A (all such Pubco Shares, together with any Pubco Shares that are hereafter issued to the Shareholder in connection with an Adjustment prior to the Expiration Time or otherwise acquired by the Shareholder prior to or in connection with the Pubco Merger (the “After-Acquired Shares”), being referred to herein as the “Covered Shares”), provided, however, that, when used with respect to voting or consenting by or in the name of the Shareholder or any other Person acting on the Shareholder’s behalf hereunder with respect to Pubco Shares, the term “Covered Shares” shall only include the securities that are entitled to be voted (in a particular general or class vote of the shareholders), or for which the Shareholder or any other Person acting on the Shareholder’s behalf is entitled to consent (in a particular general or class vote of the shareholders), with respect thereto (which, for the avoidance of doubt, shall not include unissued Pubco Shares that are subject to future issuance upon the exercise of options to acquire Pubco Shares or, with respect to unissued Pubco Shares that are subject to future issuance upon the exercise of the Pubco Warrants, any unissued Pubco Shares that are not available to be converted or exercised pursuant to the “blocker” provisions of the Pubco Warrants), and nothing herein shall affirmatively require (and the Shareholder undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into securities entitled to be voted (in a particular general or class vote of the shareholders), or for which the Shareholder is entitled to consent or act (in a particular general or class vote of the shareholders), with respect thereto; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as a material inducement and in consideration therefor, the Shareholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock (or share) split (including a reverse stock (or share) split), stock (or share) dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock (or share capital) of Pubco.

“Adverse Proposal” means: (i) any Pubco Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Pubco set forth in the Merger Agreement or of the Shareholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Pubco Merger, the other transactions contemplated by this Agreement or the Merger Agreement.

“Affiliates” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, that other than with respect to Section 9.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Shareholder or any of its Affiliates shall be deemed or treated as an Affiliate of such Shareholder.

“Expiration Time” shall mean the earlier to occur of (a) the Company Effective Time, and (b) the valid termination of the Merger Agreement in accordance with its terms.

“Minimum Price” shall mean the greater of $10.00 and the twenty trading day VWAP price of the Newco Common Stock on NASDAQ (subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco), provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Measurement Period” shall mean the trailing twenty trading day period on the NASDAQ stock market preceding the Request Date for the Transfer, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Pubco Common Stock” means the common stock, par value $0.0001 per share, of Pubco.

“Request Date” shall mean the date on which the Shareholder requests to Transfer Newco Covered Shares pursuant to Section 2.3 of this Agreement.

“Trading Period” shall mean twenty trading day period on the NASDAQ stock market following the Request Date.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a support agreement with respect to any Covered Shares (other than this Agreement), or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any Covered Shares) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii); provided, however, that Transfer shall not include: (1) with respect to any Pubco Options held by the Shareholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to Pubco as payment for the (i) exercise price of such Pubco Options and (ii) taxes applicable to the exercise of such Pubco Options or (2) with respect to any Pubco RSUs granted to the Shareholder, (i) any transfer for the net settlement of such Pubco RSUs settled in Covered Shares (to pay any tax withholding obligations) or (ii) any transfer for receipt upon settlement of such Pubco RSUs, and the sale of a sufficient number of Covered Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Shareholder as a result of such settlement, (3) any indirect Transfer of limited partner interests in any Shareholder or any investment fund affiliated with any Shareholder; provided, that such transfer does not result in any Person (other than the Person that directly or indirectly ultimately controls such Shareholder as of the date hereof) directly or indirectly ultimately controlling the general partner or controlling entity of such limited partnership or investment fund.

“Volume Limitation” shall mean 8% of the average daily trading volume of Newco Common Stock on NASDAQ over the Measurement Period, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“VWAP” means, for any date, the price determined by the then listed or quoted on NASDAQ, the daily volume weighted average price of the Newco Common Stock for such date (or the nearest preceding date) on NASDAQ on which the Newco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a day on which the Newco Common Stock is traded on NASDAQ from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the date on which the Pubco Stockholder Approval shall have been obtained, the Shareholder agrees not to Transfer any Covered Shares; provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Covered Shares as if they were the Shareholder hereunder, with the Company named as an express third-party beneficiary of such agreements; (iii) release the Covered Shares from any pledge, lien or encumbrance existing on the date hereof so long as such release would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement; and (iv) pledge, lien or encumber any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement (any such Transfer, a “Permitted Transfer”); (y) if any involuntary Transfer of any of the Shareholder’s Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio. Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Shares that are not Covered Shares.

2.2 From the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would reasonably be expected to make any of the Shareholder’s representations or warranties under this Agreement untrue or incorrect in any material respect.

2.3 From the signing of the Merger Agreement until one hundred eighty (180) days following the Closing Date (the “Lock-up Period”), the Shareholder agrees not to Transfer any Newco Common Stock or Newco Preferred Stock issued to such Shareholder in connection with the Transactions or after the Closing Date, unless acquired by such Shareholder in ordinary brokerage transactions on Newco’s primary trading market after closing of the Closing Date (the “Newco Covered Shares”); provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Newco Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Newco Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Newco Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Newco Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Newco Covered Shares as if they were the Shareholder hereunder, with the Company named as an express third-party beneficiary of such agreements; or (y) Transfer any Newco Covered Shares in connection with the sale of such Newco Covered Shares if (i) the price per share of such Newco Covered Shares is not less than the Minimum Price during the applicable Trading Period; (B) such Transfer does not exceed the Volume Limitation during the applicable Trading Period (provided, however, that this clause (y)(B) shall not apply in the event that the price at which each Newco Covered Shares is sold is over $16.00, subject to adjustment for any share split (including a reverse share split), share dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the share capital of Newco); and (iii) such Transfer does not subject the recipient of the Covered Shares to the reporting requirements of Section 16 of the Exchange Act. If any involuntary Transfer of any of the Shareholder’s Newco Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Newco Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the date that is eighty (180) days after the Closing Date. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Vote.

(a) Agreement to Vote. From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Pubco Merger, including any proposal to adjourn or postpone such meeting of the Pubco’s stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against any Adverse Proposal. The obligations of the Shareholder in this Section 3 shall not be affected by any Pubco Change of Recommendation. The Shareholder shall retain at all times the right to vote the Covered Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the Pubco’s stockholder generally. For the avoidance of doubt, the foregoing commitments in this Section 3.1 apply to any Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Covered Shares over which the applicable Shareholder exercises direct or indirect voting control (if any).

(b) From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares in favor of election of directors of Pubco and Newco effective as of the Closing as contemplated by Section 6.21 of the Merger Agreement.

(c) From the Closing Date, the Shareholder irrevocably and unconditionally agrees that for as long as the Shareholder holds Newco Common Stock, that every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares in favor of the recommendations of the board of directors of Newco.

3.2 Irrevocable Proxy. The Shareholder hereby appoints Pubco and any designee of Pubco, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of such Shareholder.

4. Additional Covenants.

4.1 No Solicitation. The Shareholder agrees to be bound by and comply with the provisions of Section 5.4 of the Merger Agreement, as if it was a direct party thereto, and such provisions are incorporated hereto mutatis mutandis; with it being understood that each Shareholder shall be entitled to take any action that would be permitted by Section 5.4 of the Merger Agreement; provided, that any reference to affiliates in Section 5.4 of the Merger Agreement shall be deemed to have the same meaning as the definition of “Affiliates” hereunder.

4.2 Waiver.

(a) The Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Pubco Merger or quasi-appraisal rights that it may at any time have under applicable Law, including Section 92A.380 of the Nevada Revised Statutes. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Newco, Pubco, the Mergers Subs, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Pubco Merger) or (b) alleging a breach of any duty of the Company Board of Directors or the Pubco Board of Directors or of any Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing agreement and waiver shall not apply to any claim, derivative or otherwise, under or related to this Agreement.

(b) The Shareholder, on behalf of itself and its respective present and former affiliates, officers, directors, shareholders, heirs, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges Newco, the Company, and Pubco and their respective affiliates, employees, officers, directors, shareholders, agents, representatives, successors, and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, in each case related to, or arising from, any sale, change of control, or transaction bonuses, or similar payment payable to such Shareholder pursuant to an agreement or other binding arrangement and which becomes payable upon the execution of the Merger Agreement or consummation of the Transactions, which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Payoff Date.

4.3 Notice of Certain Events. The Shareholder agrees to notify the Company of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, the Shareholder shall notify the Company of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof as Covered Shares (and, for the avoidance of doubt, such After-Acquired Shares shall be considered as Covered Shares following such Transfer unless such Transfer Was a Permitted Transfer). The Company shall notify the Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Company set forth in Section 6.

4.4 Pubco Warrants. At least five (5) Business Days prior to the Closing, the Shareholder shall deliver to Pubco (a) a duly executed copy of a notice of exercise (“Notice of Exercise”) for the Common Stock Purchase Warrants (“Pubco Warrants”) issued to such Shareholder by Pubco and (b) the aggregate exercise price for the Pubco Shares underlying such Pubco Warrants (the “Exercise Price”). The Notice of Exercise shall be contingent on, and become effective immediately prior to, the consummation of the Pubco Merger and will result in the issuance by Newco of the number of shares of Newco Common Stock and Newco Prefunded Warrants set

forth on the Company Consideration Schedule. In the event that the Closing does not occur and the Merger Agreement is validly terminated in accordance with its terms, Pubco shall return the Exercise Price to the Shareholder.

4.5 Pubco Preferred Stock. At least five (5) Business Days prior to the Closing, the Shareholder shall deliver to Pubco a duly executed copy of a notice of conversion (“Notice of Conversion”) for the shares of Pubco Preferred Stock designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”). The Notice of Conversion shall be contingent on, and become effective immediately prior to, the consummation of the Pubco Merger and will result in the issuance by Newco of the number of shares of Newco Common Stock and Newco Prefunded Warrants set forth on the Company Consideration Schedule.

5. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company that:

5.1 Due Organization; Authority.

(a) If the Shareholder is not an individual, (i) the Shareholder is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) the Shareholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder, and (iv) no other proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Shareholder or to consummate the transactions contemplated hereby. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.

5.2 Ownership of the Covered Shares; Voting Power. The Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Covered Shares and has good and marketable title to all of the Covered Shares free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest, or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Covered Shares (collectively, “Liens”), other than those created by this Agreement or those imposed by applicable securities Law or for such Liens as would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement (collectively, “Permitted Liens”). The Covered Shares listed on Schedule A constitute all of the Pubco Shares beneficially owned by the Shareholder as of the date hereof. As of the date hereof, the Shareholder has not entered into any agreement to Transfer any of the Covered Shares. The Shareholder has full voting power with respect to all of the Covered Shares, and full power of disposition with respect to the Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares. None of the Covered Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Covered Shares, except as expressly provided herein (including Permitted Liens) or in the Registration Rights Agreement.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby nor compliance by the Shareholder with any provisions herein will (a) if the Shareholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Shareholder is a party or by which the Shareholder or any of the Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by the Company or the Permitted Liens) on any asset of the Shareholder or (e) violate any Law applicable to the Shareholder or by which any of the Covered Shares are bound, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.4 No Proceedings. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including any of the Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.5 Acknowledgment of the Terms and Conditions. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and to the extent the Shareholder is not an individual, such Shareholder’s authorized officers have carefully read and fully understood this Agreement and the Merger Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his or its capacity as such.

6. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder that:

6.1 Due Organization; Authority. The Company is duly organized and validly existing under the Laws of the State of Israel, it is not a “defaulting company” as such term is defined in the ICL. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of each Shareholder, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

6.2 Absence of Manipulation. The Shareholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Covered Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Covered Shares or any related securities. Except as permitted in Section 2.3 of this Agreement, neither the Shareholder or any entity managed or controlled by the Shareholder nor has any Person acting on behalf of or pursuant to any understanding with the Shareholder, has directly or indirectly, engaged in or effected any transactions in the Covered Shares (including, without limitation, (i) any

Short Sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) the Covered Shares or (ii) hedging transaction, in either case which establishes a net short position involving Pubco’s securities) during the period commencing on January 9, 2026 and ending upon the expiration of the Lock-up Period.

6.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Company, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Company is a party or by which the Company may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or (e) violate any Law applicable to the Company, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Company’s ability to perform its obligations hereunder.

6.4 No Proceedings. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

7. Termination. Unless earlier terminated by the written consent of Pubco (in its sole and absolute discretion), this Agreement shall terminate automatically and shall have no further force or effect (a) one hundred eighty (180) days following the Closing Date with respect to Section 2.3 or (b) as of the Expiration Time with respect to the other provisions in this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 7 and Section 9 shall survive any termination of this Agreement. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate.

8. Reliance. The Shareholder understands and acknowledges that that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9. Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.2 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be void.

9.3 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance; Injunctive Relief. The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.6, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Parties’ rights in this Section 9.4 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 9.4 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.4, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.4 of the Merger Agreement, addressed as follows: (i) if to the Company, to its address or email address set forth in Section 9.4 of the Merger Agreement, and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Applicable Law; Jurisdiction of Disputes. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Pubco Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement. This Agreement, together with the Merger Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with the Shareholder of any of its Affiliates shall be deemed or treated as an Affiliate of the Shareholder. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11 Capacity as Shareholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of the Covered Shares. Nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, employee, affiliate or representative of a Shareholder solely in his or her capacity as an officer or director of the Company, including without limitation, exercising his or her fiduciary duties in connection thereto.

9.12 Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 7, in the event of an Adjustment, the term “Covered Shares” shall be deemed to refer to and include any stock (or share) and any securities into which or for which any or all of such stock (or share) and securities may be changed or exchanged or which are received in such Adjustment.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all Parties.

9.15 Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform the Shareholder’s obligations under this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and the Company contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 9.18, each of whom may enforce the provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Support Agreement as of the date first above written.

XTEND REALITY EXPANSION LTD.

By:	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Co-Founder and Chief Executive Officer
Address:	[**]
Email:	[**]

AMERICAN VENTURES LLC, SERIES XIV, JFB By its Manager, American Ventures Management LLC

By:	/s/ Eric Newman
Name:	Eric Newman, Manager
Address:	[**]
E-mail:	[**]

[Signature Page to Support Agreement]

SCHEDULE A

COVERED SHARES

Name of Shareholder	Number of Class A Common Stock	Number of Class B Common Stock	Number of Preferred Stock
American Ventures LLC, Series XIV JFB	0	0	4,389,500 Series C Convertible Preferred Stock

Annex E

PUBCO STOCKHOLDER SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2026, by and among XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”), and Joseph F. Basile III and the Basile Family Irrevocable Trust (collectively, the “Shareholder”). The Company and the Shareholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, the Company, JFB Construction Holdings, a Nevada corporation (“Pubco”), Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), and XT Merger Sub 2, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 2 will be merged with and into Pubco, with Pubco surviving as a direct, wholly-owned subsidiary of Newco (the “Pubco Merger”) and (ii) immediately after the Pubco Merger, Merger Sub 1 will be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock of Pubco, Class B Common Stock of Pubco, and Preferred Stock of Pubco (collectively, “Pubco Shares”), set forth on Schedule A (all such Pubco Shares, together with any Pubco Shares that are hereafter issued to the Shareholder in connection with an Adjustment prior to the Expiration Time or otherwise acquired by the Shareholder prior to or in connection with the Pubco Merger (the “After-Acquired Shares”), being referred to herein as the “Covered Shares”), provided, however, that, when used with respect to voting or consenting by or in the name of the Shareholder or any other Person acting on the Shareholder’s behalf hereunder with respect to Pubco Shares, the term “Covered Shares” shall only include the securities that are entitled to be voted (in a particular general or class vote of the shareholders), or for which the Shareholder or any other Person acting on the Shareholder’s behalf is entitled to consent (in a particular general or class vote of the shareholders), with respect thereto (which, for the avoidance of doubt, shall not include unissued Pubco Shares that are subject to future issuance upon the exercise of options to acquire Pubco Shares), and nothing herein shall affirmatively require (and the Shareholder undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into securities entitled to be voted (in a particular general or class vote of the shareholders), or for which the Shareholder is entitled to consent or act (in a particular general or class vote of the shareholders), with respect thereto; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as a material inducement and in consideration therefor, the Shareholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock (or share) split (including a reverse stock (or share) split), stock (or share) dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock (or share capital) of Pubco.

“Adverse Proposal” means: (i) any Pubco Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Pubco set forth in the Merger Agreement or of the Shareholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Pubco Merger, the other transactions contemplated by this Agreement or the Merger Agreement.

“Affiliates” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, that other than with respect to Section 9.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Shareholder or any of its Affiliates shall be deemed or treated as an Affiliate of such Shareholder.

“Expiration Time” shall mean the earlier to occur of (a) the Company Effective Time, and (b) the valid termination of the Merger Agreement in accordance with its terms.

“Pubco Common Stock” means the common stock, par value $0.0001 per share, of Pubco.

“Request Date” shall mean the date on which the Shareholder requests to Transfer Newco Covered Shares pursuant to Section 2.3 of this Agreement.

“Trading Period” shall mean twenty trading day period on the NASDAQ stock market following the Request Date.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a support agreement with respect to any Covered Shares (other than this Agreement), or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any Covered Shares) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii); provided, however, that Transfer shall not include: (1) with respect to any Pubco Options held by the Shareholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to Pubco as payment for the (i) exercise price of such Pubco Options and (ii) taxes applicable to the exercise of such Pubco Options or (2) with respect to any Pubco RSUs granted to the Shareholder, (i) any transfer for the net settlement of such Pubco RSUs settled in Covered Shares (to pay any tax withholding obligations) or (ii) any transfer for receipt upon settlement of such Pubco RSUs, and the sale of a sufficient number of Covered Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Shareholder as a result of such settlement, (3) any indirect Transfer of limited partner interests in any Shareholder or any investment fund affiliated with any Shareholder; provided, that such transfer does not result in any Person (other than the Person that directly or indirectly ultimately controls such Shareholder as of the date hereof) directly or indirectly ultimately controlling the general partner or controlling entity of such limited partnership or investment fund.

2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the date on which the Pubco Stockholder Approval shall have been obtained, the Shareholder agrees not to Transfer any Covered Shares; provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Covered Shares as if they were the Shareholder hereunder, with the Company named as an express third-party beneficiary of such agreements; (iii) release the Covered Shares from any pledge, lien or encumbrance existing on the date hereof so long as such release would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement; and (iv) pledge, lien or encumber any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement (any such Transfer, a “Permitted Transfer”); (y) if any involuntary Transfer of any of the Shareholder’s Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio. Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Shares that are not Covered Shares.

2.2 From the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would reasonably be expected to make any of the Shareholder’s representations or warranties under this Agreement untrue or incorrect in any material respect.

2.3 From the signing of the Merger Agreement until one hundred eighty (180) days following the Closing Date (the “Lock-up Period”), the Shareholder agrees not to Transfer any Newco Common Stock or Newco Preferred Stock issued to such Shareholder in connection with the Transactions or after the Closing Date, unless acquired by such Shareholder in ordinary brokerage transactions on Newco’s primary trading market after closing of the Closing Date (the “Newco Covered Shares”); provided, however, that the Shareholder may, (i) if the Shareholder is an individual, (a) Transfer any Newco Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Newco Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Newco Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Newco Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Newco Covered Shares as if they were the Shareholder hereunder, with the Company named as an express third-party beneficiary of such agreements. If any involuntary Transfer of any of the Shareholder’s Newco Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Newco Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the date that is eighty (180) days after the Closing Date. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Vote.

(a) Agreement to Vote. From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Pubco Merger, including any proposal to adjourn or postpone such meeting of the Pubco’s stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against any Adverse Proposal. The obligations of the Shareholder in this Section 3 shall not be affected by any Pubco Change of Recommendation. The Shareholder shall retain at all times the right to vote the Covered Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the Pubco’s stockholder generally. For the avoidance of doubt, the foregoing commitments in this Section 3.1 apply to any Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Covered Shares over which the applicable Shareholder exercises direct or indirect voting control (if any).

(b) From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares in favor of election of directors of Pubco and Newco effective as of the Closing as contemplated by Section 6.21 of the Merger Agreement.

(c) From the Closing Date, the Shareholder irrevocably and unconditionally agrees that for as long as the Shareholder holds Newco Common Stock, that every meeting of the shareholders or of any class of shareholders of Pubco, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of Pubco, the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Covered Shares in favor of the recommendations of the board of directors of Newco.

3.2 Irrevocable Proxy. The Shareholder hereby appoints Pubco and any designee of Pubco, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of such Shareholder.

3.3 Agreement to Execute and Deliver the Pubco Written Consent. The Shareholder shall deliver to Pubco a duly executed copy of the Pubco Stockholder Written Consent immediately following the execution of the Merger Agreement.

4. Additional Covenants.

4.1 No Solicitation. The Shareholder agrees to be bound by and comply with the provisions of Section 5.4 of the Merger Agreement, as if it was a direct party thereto, and such provisions are incorporated hereto mutatis mutandis; with it being understood that each Shareholder shall be entitled to take any action that would be permitted by Section 5.4 of the Merger Agreement; provided, that any reference to affiliates in Section 5.4 of the Merger Agreement shall be deemed to have the same meaning as the definition of “Affiliates” hereunder.

4.2 Waiver.

(a) The Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Pubco Merger or quasi-appraisal rights that it may at any time have under applicable Law, including Section 92A.380 of the Nevada Revised Statutes. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Newco, Pubco, the Mergers Subs, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Pubco Merger) or (b) alleging a breach of any duty of the Company Board of Directors or the Pubco Board of Directors or of any Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing agreement and waiver shall not apply to any claim, derivative or otherwise, under or related to this Agreement.

(b) The Shareholder, on behalf of itself and its respective present and former affiliates, officers, directors, shareholders, heirs, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges Newco, the Company, and Pubco and their respective affiliates, employees, officers, directors, shareholders, agents, representatives, successors, and assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, in each case related to, or arising from, any sale, change of control, or transaction bonuses, or similar payment payable to such Shareholder pursuant to an agreement or other binding arrangement and which becomes payable upon the execution of the Merger Agreement or consummation of the Transactions, which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Payoff Date.

4.3 Notice of Certain Events. The Shareholder agrees to notify the Company of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, the Shareholder shall notify the Company of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof as Covered Shares (and, for the avoidance of doubt, such After-Acquired Shares shall be considered as Covered Shares following such Transfer unless such Transfer Was a Permitted Transfer). The Company shall notify the Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Company set forth in Section 6.

5. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company that:

5.1 Due Organization; Authority.

(a) If the Shareholder is not an individual, (i) the Shareholder is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) the Shareholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder, and (iv) no other proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Shareholder or to consummate the transactions contemplated hereby. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.

5.2 Ownership of the Covered Shares; Voting Power. The Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Covered Shares and has good and marketable title to all of the Covered Shares free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest, or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Covered Shares (collectively, “Liens”), other than those created by this Agreement or those imposed by applicable securities Law or for such Liens as would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement (collectively, “Permitted Liens”). The Covered Shares listed on Schedule A constitute all of the Pubco Shares beneficially owned by the Shareholder as of the date hereof. As of the date hereof, the Shareholder has not entered into any agreement to Transfer any of the Covered Shares. The Shareholder has full voting power with respect to all of the Covered Shares, and full power of disposition with respect to the Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares. None of the Covered Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Covered Shares, except as expressly provided herein (including Permitted Liens) or in the Registration Rights Agreement.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby nor compliance by the Shareholder with any provisions herein will (a) if the Shareholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Shareholder is a party or by which the

Shareholder or any of the Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by the Company or the Permitted Liens) on any asset of the Shareholder or (e) violate any Law applicable to the Shareholder or by which any of the Covered Shares are bound, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.4 No Proceedings. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including any of the Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.5 Acknowledgment of the Terms and Conditions. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and to the extent the Shareholder is not an individual, such Shareholder’s authorized officers have carefully read and fully understood this Agreement and the Merger Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his or its capacity as such.

6. Representations and Warranties of the Company. The Company represents and warrants to the Shareholder that:

6.1 Due Organization; Authority. The Company is duly organized and validly existing under the Laws of the State of Israel, it is not a “defaulting company” as such term is defined in the ICL. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of each Shareholder, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

6.2 Absence of Manipulation. The Shareholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Covered Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Covered Shares or any related securities. Except as permitted in Section 2.3 of this Agreement, neither the Shareholder or any entity managed or controlled by the Shareholder nor has any Person acting on behalf of or pursuant to any understanding with the Shareholder, has directly or indirectly, engaged in or effected any transactions in the Covered Shares (including, without limitation, (i) any Short Sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) the Covered Shares or (ii) hedging transaction, in either case which establishes a net short position involving Pubco’s securities) during the period commencing on January 9, 2026 and ending upon the expiration of the Lock-up Period.

6.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the Company, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Company is a party or by which the Company may be bound, (d) result in the creation or imposition of any Lien on any asset of the Company or (e) violate any Law applicable to the Company, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Company’s ability to perform its obligations hereunder.

6.4 No Proceedings. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Company of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

7. Termination. Unless earlier terminated by the written consent of Pubco (in its sole and absolute discretion), this Agreement shall terminate automatically and shall have no further force or effect (a) one hundred eighty (180) days following the Closing Date with respect to Section 2.3 or (b) as of the Expiration Time with respect to the other provisions in this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 7 and Section 9 shall survive any termination of this Agreement. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate.

8. Reliance. The Shareholder understands and acknowledges that that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9. Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.2 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be void.

9.3 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance; Injunctive Relief. The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.6, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Parties’ rights in this Section 9.4 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 9.4 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.4, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.4 of the Merger Agreement, addressed as follows: (i) if to the Company, to its address or email address set forth in Section 9.4 of the Merger Agreement, and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Applicable Law; Jurisdiction of Disputes. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Pubco Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement. This Agreement, together with the Merger Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with the Shareholder of any of its Affiliates shall be deemed or treated as an Affiliate of the Shareholder. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11 Capacity as Shareholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of the Covered Shares. Nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, employee, affiliate or representative of a Shareholder solely in his or her capacity as an officer or director of the Company, including without limitation, exercising his or her fiduciary duties in connection thereto.

9.12 Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 7, in the event of an Adjustment, the term “Covered Shares” shall be deemed to refer to and include any stock (or share) and any securities into which or for which any or all of such stock (or share) and securities may be changed or exchanged or which are received in such Adjustment.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all Parties.

9.15 Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform the Shareholder’s obligations under this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and the Company contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 9.18, each of whom may enforce the provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Support Agreement as of the date first above written.

XTEND REALITY EXPANSION LTD.

By:	/s/Aviv Shapira
Name:	Aviv Shapira
Title:	Co-Founder and Chief Executive Officer
Address: [**]
Email:	[**]

By:	/s/Joseph F. Basile III
Joseph F. Basile III
Address: [**]
E-mail:	[**]

THE BASILE FAMILY TRUST

By:	/s/Lisa Ann Basile
Name:	Lisa Ann Basile as trustee for the Basile Family Irrevocable
Trust
Address: [**]
E-mail:	[**]

[Signature Page to Pubco Insider Support Agreement]

SCHEDULE A

COVERED SHARES

Name of Shareholder	Number of Class A Common Stock	Number of Class B Common Stock	Number of Preferred Stock
The Basile Family Irrevocable Trust	3,250,000	0	0
Joseph F. Basile III	365,000	0	0

Annex F

COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2026, by and among JFB Construction Holdings, a Nevada corporation (“Pubco”), and [•] (the “Shareholder”). Pubco and the Shareholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution hereof, XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (the “Company”), Pubco, Xtend AI Robotics, Inc., a Delaware corporation (“Newco”) and XT Merger Sub 2, Inc., a Nevada corporation and direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 2 will be merged with and into Pubco, with Pubco surviving as a direct, wholly-owned subsidiary of Newco and (ii) immediately after the Pubco Merger, an Israeli shell company to be formed by Newco prior to Closing under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco will be merged with and into the Company (the “Company Merger”), with the Company surviving as a direct, wholly-owned subsidiary of Newco;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number and type of Company Shares (collectively, “Company Shares”), set forth on Schedule A (all such Company Shares, together with any Company Shares that are hereafter issued to the Shareholder in connection with an Adjustment prior to the Expiration Time or otherwise acquired by the Shareholder prior to or in connection with the Pubco Merger (the “After-Acquired Shares”), being referred to herein as the “Covered Shares”), provided, however, that, when used with respect to voting or consenting by or in the name of the Shareholder or any other Person acting on the Shareholder’s behalf hereunder with respect to Shares, the term “Covered Shares” shall only include the securities that are entitled to be voted (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), or for which the Shareholder or any other Person acting on the Shareholder’s behalf is entitled to consent (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), with respect thereto (which, for the avoidance of doubt, shall not include unissued Company Shares that are subject to future issuance upon the exercise of options to acquire Company Shares), and nothing herein shall affirmatively require (and the Shareholder undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into securities entitled to be voted (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), or for which the Shareholder is entitled to consent or act (in a particular, general or class meeting/vote of the shareholders (including any separate meeting of any subset thereof)), with respect thereto; and

WHEREAS, as a condition to the willingness of Pubco to enter into the Merger Agreement, and as a material inducement and in consideration therefor, the Shareholder has entered into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the meanings set forth below:

“Adjustment” means any stock (or share) split (including a reverse stock (or share) split), stock (or share) dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock (or share capital) of the Company.

“Adverse Proposal” means: (i) any Company Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of the Company set forth in the Merger Agreement or of the Shareholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or would reasonably be expected, to materially impede, interfere with, be inconsistent with, delay, postpone or prevent the consummation of, or otherwise adversely affect, the Company Merger, the other transactions contemplated by this Agreement or the Merger Agreement.

“Affiliates” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person; provided, that other than with respect to Section 9.18, no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with any Shareholder or any of its Affiliates shall be deemed or treated as an Affiliate of such Shareholder.

“Committed Covered Shares” shall mean those Covered Shares that are set forth in Schedule B as such Covered Shares are defined in relation to the specific shareholder meetings, shareholder meetings/votes and/or class meetings/votes (including any separate meeting of any subset of the shareholders).

“Expiration Time” shall mean the earlier to occur of (a) the Company Effective Time, and (b) the valid termination of the Merger Agreement in accordance with its terms.

“Minimum Price” shall mean the greater of $10.00 and the twenty trading day VWAP price of the Newco Common Stock on NASDAQ, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Measurement Period” shall mean the trailing twenty trading day period on the NASDAQ stock market preceding the Request Date for the Transfer, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Pubco Common Stock” means the common stock, par value $0.0001 per share, of Pubco.

“Request Date” shall mean the date on which the Shareholder requests to Transfer Newco Covered Shares pursuant to Section 2.4 of this Agreement.

“Trading Limit” shall mean 5% of the average daily trading volume of Newco Common Stock on NASDAQ over the prior twenty trading days of Newco Common Stock on NASDAQ, provided, however that the reference to Newco Common Stock shall be changed to Pubco Common Stock for the first twenty trading days following the closing of the Transactions.

“Trading Period” shall mean twenty trading day period on the NASDAQ stock market following the Request Date.

“Restricted Holders” shall mean all of the shareholders of the Company who have entered into a Company Shareholder Support Agreement.

“Transfer” shall mean any direct or indirect (i) sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), voluntarily or involuntarily, or entry into any contract, option or other arrangement or understanding with respect to any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, any sale, tender, exchange, assignment, encumbrance, gift, hedge, pledge, hypothecation, disposition or other transfer pursuant to this Agreement or the Merger Agreement) or any right, title or interest therein; (ii) (x) deposit of any Covered Shares into a voting trust, (y) entry into a support agreement with respect to any Covered Shares (other than this Agreement), or (z) grant of any irrevocable or revocable proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any Covered Shares) with respect to any Covered Shares (other than as set forth in this Agreement); or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii); provided, however, that Transfer

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shall not include: (1) with respect to any Company Options held by the Shareholder that expire on or prior to the termination of this Agreement, any transfer, sale or other disposition of any Covered Shares to the Company as payment for the (i) exercise price of such Company Options and (ii) taxes applicable to the exercise of such Company Options; or (2) any indirect Transfer of limited partner interests in any Shareholder or any investment fund affiliated with any Shareholder; provided, that such transfer does not result in any Person (other than the Person that directly or indirectly ultimately controls such Shareholder as of the date hereof) directly or indirectly ultimately controlling the general partner or controlling entity of such limited partnership or investment fund.

“Volume Limitation” shall mean 15% of the average daily trading volume of Newco Common Stock on NASDAQ over the Measurement Period.

“VWAP” means, for any date, the price determined by the then listed or quoted on NASDAQ, the daily volume weighted average price of the Newco Common Stock for such date (or the nearest preceding date) on NASDAQ on which the Newco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a day on which the Newco Common Stock is traded on NASDAQ from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

2. No Transfer; No Inconsistent Arrangements.

2.1 From the date hereof until the date on which the Company Shareholder Approval shall have been obtained, the Shareholder agrees not to Transfer any Covered Shares; provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Covered Shares (including obligations set forth in Section 3 with respect to Committed Covered Shares to the extent such Covered Shares are also Committed Covered Shares) as if they were the Shareholder hereunder, with Pubco named as an express third-party beneficiary of such agreements; (iii) release the Covered Shares from any pledge, lien or encumbrance existing on the date hereof so long as such release would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement; and (iv) pledge, lien or encumber any portion of the Covered Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Shareholder’s compliance with its obligations pursuant to this Agreement (any such Transfer, a “Permitted Transfer”); (y) if any involuntary Transfer of any of the Shareholder’s Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement (including obligations set forth in Section 3 with respect to Committed Covered Shares to the extent such Covered Shares are also Committed Covered Shares), which shall continue in full force and effect in accordance with the terms and conditions hereof until the Expiration Time. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio. Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Shares that are not Covered Shares.

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2.2 From the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, take any action that would reasonably be expected to make any of the Shareholder’s representations or warranties under this Agreement untrue or incorrect in any material respect.

2.3 Nothing in this Agreement shall obligate the Shareholder to exercise any option or any other right to acquire any Company Shares.

2.4 From the signing of the Merger Agreement until one hundred eighty (180) days following the Closing Date (the “Lock-up Period”), the Shareholder agrees not to Transfer any Newco Common Stock issued to such Shareholder in connection with the Transactions or after the Closing Date, unless acquired by such Shareholder (i) in ordinary brokerage transactions on Newco’s primary trading market after the Closing Date or (ii) in exchange for Company Shares that were issued to the Shareholder pursuant to the Simple Agreement for Future Equity dated February 13, 2026 (the “Newco Covered Shares”); provided, however, that the Shareholder may, (x)(i) if the Shareholder is an individual, (a) Transfer any Newco Covered Shares to any members of the Shareholder’s immediate family, or to a trust solely for the benefit of the Shareholder or any member of the Shareholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), or to a partnership, limited liability company or other entity of which the Shareholder and/or any member of the Shareholder’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Shareholder controls all of the voting power of such entity, (b) Transfer any Newco Covered Shares by operation of law, such as pursuant to a qualified domestic order, divorce settlement or divorce decree and (c) Transfer any Newco Covered Shares by will or under the laws of intestacy upon the death of the Shareholder, (ii) if the Shareholder is a corporate entity, limited liability company, or partnership, Transfer any Newco Covered Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Shareholder; but in the case of each of the foregoing clauses (i) and (ii), only if all of the representations and warranties of the Shareholder would be true and correct upon such Transfer and the transferees agree in writing to be bound by the obligations set forth herein with respect to such Newco Covered Shares as if they were the Shareholder hereunder, with Pubco named as an express third-party beneficiary of such agreements; or (y) Transfer any Newco Covered Shares in connection with the sale of such Newco Covered Shares if (i) such Transfer is administered by Newco acting through a designated officer of Newco or committee established by Newco (the “Lock-Up Committee”) using the procedures set forth below in Section 2.05; (ii) the aggregate number of shares of Newco Common Stock Transferred by the Restricted Holders does not exceed the Volume Limitation during such applicable Trading Period (provided, however, that this clause (y)(ii) shall not apply in the event that the price at which each share of such Newco Covered Shares is sold is over $16.00); (iii) no Restricted Holder sells more than the Trading Limit during the applicable Trading Period (y)(ii); (iv) to the extent requests for Transfers submitted by the Restricted Holder to the Lock-Up Committee exceed the Volume Limitation during the applicable Trading Period, the Lock-Up Committee shall allocate the permitted Transfer capacity described in clause (y)(ii) among such requesting Restricted Holders on a pro rata basis based on their respective holdings of the Newco Covered Shares on such date; and (v) the price per share of such Newco Covered Shares is not less than the Minimum Price proceeding the date of such Transfer. For the avoidance of doubt, (a) with respect to this clause (y), Newco shall instruct its transfer agent to release shares of Newco Common Stock for a Transfer only upon the prior written consent of the Lock-Up Committee, and (b) nothing herein shall restrict the Shareholder from acquiring shares of Newco Common Stock on NASDAQ. If any involuntary Transfer of any of the Shareholder’s Newco Covered Shares shall occur (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Newco Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the date that is eighty (180) days after the Closing Date. Any action taken in violation of the immediately preceding sentence shall, to the fullest extent permitted by Law, be null and void ab initio.

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2.5 On the first trading day following the closing of the Transactions, the Lock-Up Committee shall notify the Restricted Holders of the various limitations set forth in Section 2.4 and any Restricted Holders that desires to Transfer Newco Covered Shares shall respond to such notification with the number of shares they desire to sell during the initial Trading Period (the “Initial Trading Period”). Upon the expiration of the of the Initial Trading Period and each remaining Trading Period during the Lock-Up Period, the Lock-Up Committee shall deliver a new notice to the Restricted Holders on the first trading day following the expiration of the prior Trading Period and any Restricted Holders that desire to Transfer Newco Covered Shares during such Trading Period shall respond to such notice with the number of shares they desire to sell during such Trading Period.

3. Agreement to Vote.

3.1 Agreement to Vote. From the date hereof until the Expiration Time, the Shareholder irrevocably and unconditionally agrees that, at every meeting/vote of the shareholders or of any class of shareholders of the Company (including any separate meeting/vote of any subset thereof), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders or any class of shareholders of the Company (including any subset thereof), the Shareholder shall, in each case, to the fullest extent that the Shareholder’s Committed Covered Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Committed Covered Shares to be counted as present thereat for the purpose of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Committed Covered Shares (i) in favor of (A) the consummation of the transactions contemplated by the Merger Agreement, (B) all of the matters, actions and proposals necessary to consummate the transactions contemplated by the Merger Agreement, and (C) any other transaction contemplated by the Merger Agreement or other matters that would reasonably be expected to facilitate the Company Merger, including any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against any Adverse Proposal. The obligations of the Shareholder in this Section 3 shall not be affected by any Company Change of Recommendation. The Shareholder shall retain at all times the right to vote the Committed Covered Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 3.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally. For the avoidance of doubt, the foregoing commitments in this Section 3.1 apply to any Committed Covered Shares held by any trust, limited partnership or other entity directly or indirectly holding Committed Covered Shares over which the applicable Shareholder exercises direct or indirect voting control (if any). Nothing herein shall limit, restrict or impose any obligation or commitment with respect to Company Shares that are not Covered Shares.

4. Additional Covenants.

4.1 No Solicitation. The Shareholder agrees to be bound by and comply with the provisions of Section 5.4 of the Merger Agreement, as if it was a direct party thereto, and such provisions are incorporated hereto mutatis mutandis; with it being understood that each Shareholder shall be entitled to take any action that would be permitted by Section 5.4 of the Merger Agreement; provided, that any reference to affiliates in Section 5.4 of the Merger Agreement shall be deemed to have the same meaning as the definition of “Affiliates” hereunder.

4.2 Waiver of Certain Actions. The Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Newco, Pubco, the Mergers Subs, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Company Merger) or (b) alleging a breach of any duty of the Company Board of Directors or the Pubco Board of Directors or of any Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that the foregoing agreement and waiver shall not apply to any claim, derivative or otherwise, under or related to this Agreement.

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4.3 Notice of Certain Events. The Shareholder agrees to notify Pubco of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of the Shareholder set forth in Section 5. Promptly upon the acquisition of any After-Acquired Shares, the Shareholder shall notify Pubco of the number of After-Acquired Shares so acquired; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof as Covered Shares (and, for the avoidance of doubt, such After-Acquired Shares shall be considered as Covered Shares following such Transfer unless such Transfer Was a Permitted Transfer). Pubco shall notify the Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of Pubco set forth in Section 6.

5. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Pubco that:

5.1 Due Organization; Authority.

(a) If the Shareholder is not an individual, (i) the Shareholder is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) the Shareholder has the requisite power and authority to enter into and to perform its obligations under this Agreement, (iii) the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder, and (iv) no other proceedings on the part of the Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by the Shareholder or to consummate the transactions contemplated hereby. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Pubco, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.

5.2 Ownership of the Covered Shares; Voting Power. The Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Covered Shares and has good and marketable title to all of the Covered Shares free and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest, or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Covered Shares (collectively, “Liens”), other than those created by this Agreement or those imposed by applicable securities Law or for such Liens as would not prohibit, limit or otherwise conflict with the Shareholder’s compliance with its obligations pursuant to this Agreement (collectively, “Permitted Liens”). As of the date hereof, the Shareholder has not entered into any agreement to Transfer any of the Covered Shares. The Shareholder has full voting power with respect to all of the Covered Shares, and full power of disposition with respect to the Covered Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares. None of the Covered Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Covered Shares, except as expressly provided herein (including Permitted Liens) or in the Company Investors’ Right Agreement.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby nor compliance by the Shareholder with any provisions herein will (a) if the Shareholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of the

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Shareholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which the Shareholder is a party or by which the Shareholder or any of the Covered Shares may be bound, (d) result in the creation or imposition of any Lien (other than any Lien created by Pubco or the Permitted Liens) on any asset of the Shareholder or (e) violate any Law applicable to the Shareholder or by which any of the Covered Shares are bound, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.4 No Proceedings. As of the date hereof, there is no Proceeding pending against or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including any of the Covered Shares) that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay the Shareholder’s ability to perform its obligations hereunder.

5.5 Acknowledgment of the Terms and Conditions. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and to the extent the Shareholder is not an individual, such Shareholder’s authorized officers have carefully read and fully understood this Agreement and the Merger Agreement.

5.6 No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his or its capacity as such.

6. Representations and Warranties of Pubco. Pubco represents and warrants to the Shareholder that:

6.1 Due Organization; Authority. Pubco is duly organized, validly existing and in good standing under the Laws of Nevada. Pubco has the requisite power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Pubco and performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pubco, and no other corporate proceedings on the part of Pubco are necessary to authorize the execution, delivery and performance of this Agreement by Pubco or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Pubco and, assuming the due authorization, execution and delivery of this Agreement on behalf of each Shareholder, constitutes the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Limitations.

6.2 Absence of Manipulation. The Shareholder further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Covered Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Covered Shares or any related securities. Except as permitted in Section 2.4 of this Agreement, neither the Shareholder or any entity managed or controlled by the Shareholder nor has any Person acting on behalf of or pursuant to any understanding with the Shareholder, has directly or indirectly, engaged in or effected any transactions in the Covered Shares (including, without limitation, (i) any Short Sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) the Covered Shares or (ii) hedging transaction, in either case which establishes a net short position involving Pubco’s securities).

6.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Pubco nor the consummation of the transactions contemplated hereby nor compliance by Pubco with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the Pubco Governing Documents, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any

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Governmental Entity on the part of Pubco, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of or default under any provisions of, or require any consent, waiver or approval under any of the terms, conditions or provisions of any material Contract to which Pubco is a party or by which Pubco may be bound, (d) result in the creation or imposition of any Lien on any asset of Pubco or (e) violate any Law applicable to Pubco, except, in the case of each of the clauses above, as would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by Pubco of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

6.4 No Proceedings. There is no Proceeding pending against or, to the knowledge of Pubco, threatened against Pubco that would, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the consummation by Pubco of the transactions contemplated by this Agreement or otherwise prevent, impair or materially delay Pubco’s ability to perform its obligations hereunder.

7. Termination. Unless earlier terminated by the written consent of Pubco (in its sole and absolute discretion), this Agreement shall terminate automatically and shall have no further force or effect (a) one hundred eighty (180) days following the Closing Date with respect to Section 2.4 or (b) as of the Expiration Time with respect to the other provisions in this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 7 and Section 9 shall survive any termination of this Agreement. In the event that the Merger Agreement is terminated, this Agreement shall automatically terminate.

8. Reliance. The Shareholder understands and acknowledges that that Pubco is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

9.	Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.2 Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.2 shall be void.

9.3 Amendments and Waivers. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

9.4 Specific Performance; Injunctive Relief. The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise

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breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.6, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Parties’ rights in this Section 9.4 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 9.4 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.4, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

9.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given in the manner described in Section 9.4 of the Merger Agreement, addressed as follows: (i) if to Pubco, to its address or email address set forth in Section 9.4 of the Merger Agreement, and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such Party may hereafter specify for the purpose by notice to each other Party hereto.

9.6 Applicable Law; Jurisdiction of Disputes. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, USA, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction; except that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Company Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby that primarily relate to Israeli Law matters, each of the parties hereto (x) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.6 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

9.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

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DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Agreement. This Agreement, together with the Merger Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that no direct or indirect portfolio companies (as such term is understood in the private equity industry) or investments of or affiliated with the Shareholder of any of its Affiliates shall be deemed or treated as an Affiliate of the Shareholder. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11 Capacity as Shareholder. No person executing this Agreement who is or becomes an officer or director of the Company makes any agreement or understanding herein in his or her capacity as such officer or director. The Shareholder signs solely in his, her or its capacity as the record and beneficial owner of the Covered Shares. Nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, employee, affiliate or representative of a Shareholder solely in his or her capacity as an officer or director of the Company, including without limitation, exercising his or her fiduciary duties in connection thereto.

9.12 Adjustments. After the date of this Agreement and prior to the termination of this Agreement in accordance with Section 7, in the event of an Adjustment, the term “Covered Shares” and “Committed Covered

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Shares” shall each be deemed to refer to and include any stock (or share) and any securities into which or for which any or all of such stock (or share) and securities may be changed or exchanged or which are received in such Adjustment.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all Parties.

9.15 Further Assurances. The Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use the Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform the Shareholder’s obligations under this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and Pubco contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9.18 Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any Party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party hereto under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are third party beneficiaries of this Section 9.18, each of whom may enforce the provisions thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Support Agreement as of the date first above written.

JFB CONSTRUCTION HOLDINGS

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Address:
E-mail:

[Signature Page to Support Agreement]

SCHEDULE A

COVERED SHARES

Name of Shareholder	Type of Company Shares		Number of Company Shares
[•]	[	•]	[	•]

SCHEDULE B

“Committed Covered Shares” shall mean:

•

In connection with a vote at a meeting in which 17,646,774 Ordinary Shares, 10,360,972 Preferred Seed Shares, 32,757,142 Series A Preferred Shares and 97,322,799 Series B Preferred Class are voting together as a single class, as separate classes or as any subset/s of the Company shareholders:

Name of Shareholder	Number of Ordinary Shares	Number of Preferred Seed Shares	Number of Series A Preferred Shares	Number of Series B Preferred
[•]	[•]	[•]	[•]	[•]

Annex G

XTEND AI ROBOTICS, INC.

2026 EQUITY INCENTIVE PLAN

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; and (vi) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed the sum of (i) 15,000,000 shares, (ii) the number of shares underlying the Converted Newco Stock Options (as such term is defined in the Merger Agreement) to be granted (if any) pursuant to Section 2.6 of the Merger Agreement, (iii) the number of shares underlying the Converted Newco Stock Options and Converted Newco RSUs (as such term is defined in the Merger Agreement) granted pursuant to Section 2.3 of the Merger Agreement, and (iv) the Additional Amount (as such term is defined in the Merger Agreement) (such aggregate number of shares referred to as the “Initial Reserve”). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, the Initial Reserve will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (i) 5.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, (ii) 30,000,000 shares, and (iii) such number of shares approved by the Board prior to January 1st of a given year.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares equal to the Initial Reserve. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2026, in an amount equal to the lesser of (i) 5.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, (ii) 30,00,000 shares, and (iii) such number of shares approved by the Board prior to January 1st of a given year.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award. For the avoidance of doubt, with respect to a SAR, only shares of Common Stock which are issued upon settlement of the SAR shall count towards reducing the number of shares available for issuance under the Plan.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Award Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a corporate transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Award Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Award Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the Award Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the Award Agreement.

(e) Transferability. Options and SARs may not be transferred to third-party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable U.S. state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board and vesting conditions may include achievement of one or more Performance Goals. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award. If a Participant is suspended pending investigation of whether his or her Continuous Service shall be terminated for Cause, the Participant’s rights to exercise an Option or SAR shall be suspended during the investigation period.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) 3 months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 1 year following the date of such termination if such termination is due to the Participant’s Disability or the Participant’s death (or if the Participant’s death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy or (iii) the Board has suspended exercisability under Section 4(g), then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a corporate transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement between the Employee and the Company or one of its Affiliates or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock

Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board, which may include achievement of one or more Performance Goals. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award; provided, however, that if the Company has a contingent contractual obligation to provide for accelerated vesting of a Participant’s Restricted Stock Award or RSU Award after termination of the Participant’s Continuous Service, the unvested portion of such Award subject to potential acceleration shall remain outstanding until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, subject to the same restrictions on transferability and forfeitability as the underlying Award with respect to which such dividends or dividend equivalents are granted and subject to such other terms and conditions as determined by the Board and specified in the Award Agreement).

(vi) Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award in a manner intended to comply with Section 409A, as applicable.

(b) Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, along with the other limits in Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), along with the other limits in Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Change in Control. All Awards outstanding on the effective date of a Change in Control shall be treated in the manner described in the definitive agreement evidencing the Change in Control (or, in the event that the Change in Control is not effected pursuant to a definitive agreement to which the Company is party, in the manner determined by the Board, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, without limiting the prior sentence, the treatment specified in the transaction agreement or by the Board may include (without limitation) one or more of the following with respect to each outstanding Award:

(i) Awards May Be Assumed. In the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Change in Control. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Change in Control (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Change in Control (contingent upon the effectiveness of the Change in Control) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Change in Control), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Change in Control, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Change in Control). With respect to the vesting of Awards with performance-based vesting that will accelerate upon the occurrence of a Change in Control pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Awards will accelerate at 100% of the target level upon the occurrence of the Change in Control. With respect to the vesting of Awards that will accelerate upon the occurrence of a Change in Control pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Change in Control or such later date as required to comply with Section 409A.

(iii) Awards Held by Persons other than Current Participants. In the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Change in Control; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Change in Control.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Change in Control, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise; for clarity, an Award may be cancelled without payment of any consideration if the value of such property is equal to or less than the exercise price.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Change in Control involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award (and whether and to what degree any applicable Performance Goals have been attained); (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Award with performance-based vesting that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Change in Control, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, (1) the Board shall not, without stockholder approval, reduce the exercise or strike price of an Option or SAR (other than in connection with a Capitalization Adjustment) and, at any time when the exercise or strike price of an Option or SAR is above the Fair Market Value of a share of Common Stock, the Board shall not, without stockholder approval, cancel and re-grant or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash, and (2) a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and, thereafter, any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation of authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. and/or non-U.S. federal, state, or local tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. and/or non-U.S. federal, state or local tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. MISCELLANEOUS.

(a) Source of Shares; Fractional Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise. No fractional shares of Common Stock will be issued or delivered pursuant to this Plan or any Award. The Board or the Committee may determine whether cash, other Awards or other securities or property will be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto will be forfeited or otherwise eliminated.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any

Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

(p) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates held by the Participant, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

10. COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means the Code and any applicable U.S. or non-U.S. securities, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as The Nasdaq Stock Market LLC, the New York Stock Exchange or the Financial Industry Regulatory Authority, Inc.).

(d) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR or any Other Award).

(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(f) “Board” means the board of directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(g) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any Company or Affiliate documents or records; (ii) the Participant’s material failure to abide by the Company’s Code of Conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Affiliate, as applicable); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the Participant’s improper use or disclosure of Company or Affiliate confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s or its Affiliate’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its Affiliate, as applicable) of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and the Company (or its Affiliate, as applicable), which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company (or its Affiliate, as applicable). The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company or members of the Board and by the Company’s Chief Executive Officer or his or her designee with respect to all other Participants. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(i) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a

Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) during any period of 12 consecutive months, individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board and that no individual initially elected or nominated as a member of the Board as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest, shall be considered to be a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(k) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Xtend AI Robotics, Inc., a Delaware corporation, and any successor corporation thereto.

(n) “Compensation Committee” means the Compensation Committee of the Board.

(o) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(p) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(q) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(r) “Director” means a member of the Board.

(s) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity after accounting for reasonable accommodations (if applicable and required by Applicable Law) by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(t) “Effective Date” means the date on which the JFB shareholders approved the adoption of the Plan.

(u) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(v) “Employer” means the Company or the Affiliate that employs the Participant.

(w) “Entity” means a corporation, partnership, limited liability company or other entity.

(x) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(z) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable;

(ii) if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists; or

(iii) in the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(aa) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. or non-U.S. federal, state, local, municipal, or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including The Nasdaq Stock Market LLC, the New York Stock Exchange, and the Financial Industry Regulatory Authority, Inc.).

(bb) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(cc) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(dd) “JFB” means JFB Construction Holdings, a Nevada corporation, that is the predecessor (and a current Subsidiary) of the Company.

(ee) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ff) “Merger Agreement” means the Agreement and Plan of Merger, dated as of February 13, 2026, by and among the Company, XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of the Company, JFB, and XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel.

(gg) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ii) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(jj) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(kk) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award or RSU Award.

(ll) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(mm) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(nn) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(oo) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; pre-clinical development related compound goals; financing; regulatory milestones, including approval of a compound; stockholder liquidity; corporate governance and compliance; product commercialization; intellectual property; personnel matters; progress of internal research or clinical programs; progress of partnered programs; partner satisfaction; budget management; clinical achievements; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; research progress, including the development of programs; investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee.

(pp) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(qq) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(rr) “Plan” means this 2026 Equity Incentive Plan, as amended from time to time.

(ss) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(tt) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(uu) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock granted pursuant to the terms and conditions of Section 5(a).

(vv) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ww) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(xx) “RSU Award Agreement” means a written agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(yy) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(zz) “Rule 405” means Rule 405 promulgated under the Securities Act.

(aaa) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(bbb) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ccc) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ddd) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(eee) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(fff) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding Common Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ggg) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(hhh) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

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Annex H

XTEND AI ROBOTICS, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of such Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board or, to the extent set forth in Section 2(c), the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, or (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee or either of them have delegated authority to other persons or groups of persons, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 5,000,000 shares of Common Stock. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to the lesser of (i) 1.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, (ii) 6,000,000 shares, and (iii) such number of shares approved by the Board prior to January 1st of a given year. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may, from time to time, grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years with respect to the 423 Component. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) With respect to the 423 Component, no Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock that such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) With respect to the 423 Component, as specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 100% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, each Eligible Employee may purchase up to a number of shares of Common Stock having a Fair Market Value on the Offering Date of $75,000 (or such lesser number of shares determined by the Board prior to the commencement of the Offering) and the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the

Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423

Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then (A) the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase, or (B) the Board, in its discretion, may terminate any outstanding Offerings, cancel the outstanding Purchase Rights and refund the Participants’ accumulated Contributions.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed

Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

14. EFFECTIVE DATE OF PLAN.

The Plan will become effective on the date that the JFB shareholders approved the adoption of the Plan. No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of JFB or the stockholders of the Company, which approval must be within 12 months before or after the date the Plan was adopted (or if required under Section 12(a) above, materially amended, by the Board).

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means the Code and any applicable U.S. or non-U.S. securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as The Nasdaq Stock Market LLC, the New York Stock Exchange or the Financial Industry Regulatory Authority, Inc.).

(d) “Board” means the board of directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Xtend AI Robotics, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(q) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(s) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(u) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including The Nasdaq Stock Market LLC, the New York Stock Exchange and the Financial Industry Regulatory Authority, Inc.).

(v) “JFB” means JFB Construction Holdings, a Nevada corporation, that is the predecessor (and a current Subsidiary) of the Company.

(w) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y) “Offering Date” means a date selected by the Board for an Offering to commence.

(z) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb) “Plan” means this 2026 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ee) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(gg) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

[Remainder of Page Intentionally Left Blank]

Annex I

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).

FORM OF PRE-FUNDED WARRANT TO PURCHASE COMMON STOCK

Number of Shares: [●]

(subject to adjustment)

Warrant No. [●]	Original Issue Date: [●], 2026

Xtend AI Robotics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●] or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [●] shares of common stock, $[    ] par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.0001 (the “Exercise Price”), in each case as adjusted from time to time as provided in Section 9, upon surrender of this Pre-Funded Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”), subject to the following terms and conditions:

This Warrant is one of a series of similar warrants issued pursuant to that certain Securities Purchase Agreement, dated [    ], by and among the Company and the Investors identified therein (the “Purchase Agreement”).

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the U.S. Securities and Exchange Commission.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Group” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated or unincorporated association, joint venture, government (or an agency or subdivision thereof) or any other entity or organization.

“Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Original Issue Date, shall be the New York Stock Exchange.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Principal Trading Market with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issue Date was “T+1.”

“Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

“Transfer Agent” means [●], the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

2. Issuance of Securities; Registration of Warrants. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Subject to compliance with all applicable securities laws, the Company shall, or will cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment for all applicable transfer taxes (if any). Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant (including Section 11) at any time and from time to time on or after the Original Issue Date, and such rights shall not expire until exercised in full.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any.

(c) The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this section, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period following the Exercise Date), upon the request of the Holder, cause the Transfer Agent to credit such aggregate number of shares of Common Stock specified by the Holder in the Exercise Notice and to which the Holder is entitled pursuant to such exercise (the “Exercise Shares”) to (i) the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system or (ii) in book-entry form via a direct registration system (“DRS”) maintained by or on behalf of the Transfer Agent, in each case, so long as either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or the resale of such Warrant Shares by the Holder or (B) the Exercise Shares are eligible for resale by the Holder without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act (assuming cashless exercise of this Warrant). If (A) and (B) above are not true, the Company shall cause the Transfer Agent to either (i) record the Exercise Shares in the name of the Holder or its designee on the certificates reflecting the Exercise Shares with an appropriate legend regarding restriction on transferability, which shall be issued and dispatched by overnight courier to the address as specified in the Exercise Notice, and on the Company’s share register or

(ii) issue such Exercise Shares in the name of the Holder or its designee in restricted book-entry form in the Company’s share register. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account, the date of the book entry positions or the date of delivery of the certificates evidencing such Exercise Shares, as the case may be.

(b) To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares; provided, however, that the Holder shall not be entitled to both (i) require the Company to reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 5(a).

6. Charges, Taxes and Expenses. Issuance and delivery of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable contractual indemnity, if requested by the Company. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant (the “Number of Warrant Shares”) are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date or as amended, that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Number of Warrant Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Number of Warrant Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or issuance.

(b) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction type.

(c) Number of Warrant Shares. Simultaneously with any adjustment to the Number of Warrant Shares pursuant to Section 9, the Exercise Price shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased Number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(d) Calculations. All calculations under this Section 9 shall be made to the nearest one-tenth of one cent or the nearest share, as applicable.

(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(f) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice of such transaction at least ten days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(b), other than a Fundamental Transaction under clause (iii) of Section 9(b), the Company shall deliver to the Holder a notice of such Fundamental Transaction at least 30 days prior to the date such Fundamental Transaction is consummated. Holder agrees to maintain any information disclosed pursuant to this Section 9(f) in confidence until such information is publicly available, and shall comply with applicable law with respect to trading in the Company’s securities following receipt of any such information.

10. Payment of Exercise Price. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg Financial Market) as of the Trading Day on the date immediately preceding the Exercise Date); and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Original Issue Date (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise). In the event that a registration statement registering the issuance of Warrant Shares is, for any reason, not effective at the time of exercise of this Warrant, then this Warrant may only be exercised through a cashless exercise, as set forth in this Section 10. If the Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that, in accordance with Section 3(a)(9) of the Securities Act, the Exercise Shares issued in such exercise shall take on the registered characteristics of the Warrants being exercised and may be tacked on to the holding period of the Warrants being exercised. Except as set forth in Section 12 (No Fractional Shares), in no event will the exercise of this Warrant be settled in cash.

11. Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder of this Warrant shall not have the right to exercise any portion of the Warrant, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the Holder, together with the Attribution Parties, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of 4.99% (the “Maximum Percentage”) of the Common Stock that would be issued and outstanding following such exercise. For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties, shall include the number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties plus the number of shares of Common Stock issuable upon exercise of the relevant Warrant with respect to which the determination is being made but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrant held and/or beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company held and/or beneficially owned by such Holder or any Attribution Party (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Paragraph 11(a), beneficial ownership of the Holder or the Attribution Parties shall, except as set forth in the immediately preceding sentence, be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, a Holder of this Warrant may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of the Holder, the Company shall within one business day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Company the number of shares of Common Stock that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting an Exercise Notice for the relevant Warrant. If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 11(a), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the

“Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s, together with the Attribution Parties’, aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. By written notice to the Company, a Holder of this Warrant may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided that any increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and shall not negatively affect any partial exercise effected prior to such change.

(b) This Section 11 shall not restrict the number of shares of Common Stock which a Holder or the Attribution Parties may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder or the Attribution Parties may receive in the event of a Fundamental Transaction as contemplated in Section 9(b) of this Warrant. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder or the Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered confirmed e-mail at the e-mail address specified in the books and records of the Transfer Agent prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed e-mail at the e-mail address specified in the books and records of the Transfer Agent on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Further Assurances. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to compliance with applicable securities laws and any applicable lock-up agreements, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d) Amendment and Waiver. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns. Except as otherwise provided herein, the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. If any part or provision of this Warrant is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Warrant shall remain binding upon the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

XTEND AI ROBOTICS, INC.

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No.    (the “Warrant”) issued by Xtend AI Robotics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase     Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ Cash Exercise

☐ “Cashless Exercise” under Section 10 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $     in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant. The Warrant Shares shall be delivered (check one):

☐ to the following DWAC Account Number:

☐ in book-entry form via a direct registration system

☐ by physical delivery of a certificate to:

☐ in restricted book-entry form in the Company’s share register

(6) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder (i) the Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended and (ii) will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:
Name of Holder:
By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Annex J

FAIRNESS OPINION

RELATED TO THE BUSINESS COMBINATION BETWEEN

JFB CONSTRUCTION HOLDINGS &

XTEND REALITY EXPANSION, LTD.

VALUATION DATE: JANUARY 31, 2026

REPORT DATE: FEBRUARY 13, 2026

Prepared for:

Board of Directors

JFB Construction Holdings

February 13, 2026

Board of Directors of JFB Construction Holdings

c/o Mr. Joseph Basile, III

Chairman of the Board

JFB Construction Holdings

1300 S. Dixie Highway, Suite B

Lantana, Florida 33462

Dear Mr. Basile:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens,” “we,” “our” or words of similar import) has been engaged to advise the Board of Directors of JFB Construction Holdings (the “Board” and “JFB” respectively) as to the fairness, from a financial point of view, to JFB of the proposed business combination with XTEND Reality Expansion, Ltd. (“XTEND”). The proposed merger agreement provides that the acquisition is being structured as a reverse merger with the shareholders of JFB being issued shares in a newly formed Delaware holding company (“Newco”), using a per share valuation for the JFB shares being surrendered equal to the issuance price of shares in a presently contemplated PIPE private placement and valuing the XTEND equity at $1,428,187,500 (on a fully diluted basis, but with the assumption by Newco of outstanding stock options and restricted stock options)(the “Base Purchase Price”). We are advised that such contemplated issuance price for shares in the PIPE private placement is $12.50 per share. The proposed merger agreement also provides to the potential distribution of up to an additional 23,000,000 shares to the current holders of XTEND if certain goals are met (the “Earnout”). The Base Purchase Price plus the Earnout is referred to herein as the “Purchase Price” or the “Proposed Consideration.” We note that certain provisions are made for certain convertible financing to be provided by JFB to XTEND, but have not considered such debt as a part of the Purchase Price, as it will be, in essence, lost in consolidation and as we understand that any resultant dilution will be borne principally by the equity holders of XTEND.

This opinion (the “Opinion”) is being provided to assist the Board in determining whether or not to enter into a definitive agreement with XTEND memorializing the Proposed Transaction and whether or not, in the event that such definitive agreement is entered into, to recommend the Proposed Transaction to JFB’s shareholders. Our analysis is based on the available financial information as of January 31, 2026 (the “Valuation Date”). Our Opinion is based on the assumption that all provisions related to the financial elements of the Proposed Transaction are as set forth in the draft Merger Agreement between JFB and XTEND, last dated February 13, 2026. Our Opinion speaks solely as of the Valuation Date, and to no other date. It is understood that we have no obligation to update this Opinion, even if new, additional or revised information is brought to our attention. This Opinion is being issued pursuant to our Engagement Letter dated February 4, 2026, including the General Contractual Conditions incorporated therein (our “Agreement”) and is subject to the terms, conditions, qualifications and limitations of our Agreement.

Our Opinion is based on a review of publicly available business and financial information relating to JFB and XTEND. We have also reviewed internal financial and operating information related to JFB and XTEND, where applicable. In addition, we interviewed members of JFB’s management team, corresponded with XTEND’s management team, and advisors (collectively “Management”).

950 East State Hwy 114, Southlake, TX 76092 | 817.481.4995 | marshall-stevens.com

Chicago Dallas/Fort Worth Los Angeles Minneapolis New York Princeton Salt Lake City Tampa

Board of Directors of JFB Construction Holdings

c/o Mr. Joseph Basile, III

This opinion is based on financial analyses prepared in accordance with applicable professional standards. These procedures included such valuation analyses as we considered necessary and appropriate under the circumstances of this engagement. With your approval: (i) we have valued XTEND based on its equity value as a going concern; (ii) we, at the direction of the Board, we have used the PIPE Issuance Price for purposes of considering the value of JFB common stock, and we have determined financial fairness by comparing the value of XTEND to the consideration paid by JFB.

Our analyses relied upon, but were not necessarily limited to, the consideration of the following information:

•	Draft Merger Agreement, last dated February 13, 2026, describing the terms of the Proposed Transaction (the “Merger Agreement”);

•	The historical financial statements of XTEND;

•	Financial projections of the XTEND and JFB prepared by Management;

•	Information relating to the applicable industry and similar companies to JFB and XTEND;

•	Discussions with and information provided by Management; and

•	Such other information as we have determined to be useful to our analysis.

We have not independently verified any of the foregoing information or projections and, with your permission, have relied upon its completeness and accuracy in all material aspects. We have not made an independent evaluation or appraisal of the underlying assets of either JFB or XTEND.

Our engagement was only to consider the fairness to JFB, from a financial point of view, of the Proposed Transaction with XTEND. We have not been engaged to consider or advise upon the fairness of any other aspect of the Proposed Transaction, such as, without limitation, any fees paid or to be paid, any bonuses paid or to be paid, any incentive equity plans adopted or to be adopted, any executive employment agreements entered into or to be entered into, any subsequent equity raises or other diluting events, or the fact that the Potential Transaction will result in a change of control of JFB. In reaching our conclusions we have not considered the impact (positive or negative) of the transaction itself. We have not been retained to consider or to give advice, and have not considered and give no advice, as to whether the consummation of the transaction is in the best interests of JFB or its equity holders, or whether any other transactions are available to JFB or its equity holders, or whether this is the best transaction available to JFB or its equity holders.

We are acting only as a valuation advisor to the Board and are not acting as the financial advisor, dealer, brokers or fiduciary to the Board, JFB or its shareholders or any other individual or entity (together with any governmental or quasi-governmental agency or authority, each a “Person”) in connection with the Proposed Transaction. It is understood that this Opinion is for the exclusive use of the Board and may only be relied upon by the Board but that JFB’s shareholders would by virtue of Delaware General Corporate Law (“DGCL”) and other applicable law indirectly receive the benefit thereof.

Based on the above information and the qualifications and limitations set forth herein, we are of the view that, as of the Valuation Date, the Proposed Transaction with XTEND is fair to JFB from a financial point of view.

We are independent of and have no current or prospective economic interests in JFB and/or XTEND.

As noted above, this Opinion is solely for the benefit of and may only be relied upon by the Board although JFB’s shareholders by virtue of DGCL and other applicable law indirectly receive the benefit thereof in

J-3

Board of Directors of JFB Construction Holdings

c/o Mr. Joseph Basile, III

connection with the Proposed Transaction. This Opinion is not tax advice or a recommendation to any Person as to how to vote their interests with respect to the Proposed Transaction or any other transaction, or whether to purchaser, sell or hold any securities.

Respectfully submitted,

MARSHALL & STEVENS TRANSACTION ADVISORY SERVICES LLC

/s/ Brent Shockley

Brent Shockley, CFA, CVA
Managing Director

CC: Jeff Pierce, CFA

  Benjamin Westcott, CFA

J-4

Annex K-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended DECEMBER 31, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM    TO

Commission File Number 001-42538

JFB CONSTRUCTION HOLDINGS

(Exact name of Registrant as specified in its Charter)

Nevada	99-2549040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1300 S. Dixie Highway, Suite B Lantana, FL	33462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561)582-9840

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001per share	JFB	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. YES ☒ NO ☐

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). YES ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant, computed by reference to the closing price as of June 30,2025 of $6.70 per share, the last business day of the Registrant’s most recently completed fourth quarter, was approximately $12,440,230.

The number of shares of Registrant’s Common Stock outstanding as of March 31, 2026 was 14,207,900.

K-1-1

K-1-2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K (“Annual Report”) contains forward-looking statements within the meaning of the federal securities laws. All statements contained in this Annual Report, other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, potential growth or growth prospects, future research and development, sales and marketing and general and administrative expenses, and our objectives for future operations, are forward-looking statements. Words such as “believes,” “may,” “will,” “estimates,” “potential,” “continues,” “anticipates,” “intends,” “expects,” “could,” “would,” “projects,” “plans,” “targets,” and variations of such words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” in this Annual Report. Readers are urged to carefully review and consider the various disclosures made in this Annual Report and in other documents we file from time to time with the Securities and Exchange Commission (the “SEC”) that disclose risks and uncertainties that may affect our business. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and circumstances discussed in this Annual Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. In addition, the forward-looking statements in this Annual Report are made as of the date of this filing, and we do not undertake, and expressly disclaim any duty, to update such statements for any reason after the date of this Annual Report or to conform statements to actual results or revised expectations, except as required by law.

You should read this Annual Report and the documents that we reference herein and have filed with the SEC as exhibits to this Annual Report with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

This Annual Report also contains or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

K-1-3

PART I

Item 1. Business.

Company Overview and History

JFB Construction Holdings (“JFB”, “we”, the “Company”) is a commercial and residential real estate construction and development company. The Company’s management is dedicated to delivering high-quality services to commercial and residential markets, such as retail corporate buildouts, multifamily community developments and luxury residential homes, with a focus on fostering long-term relationships with clients, partners, and communities. Our comprehensive suite of services encompasses everything from initial project planning and design to the final stages of construction and project management.

On May 28, 2014, Mr. Joseph F. Basile, III formed JFB Construction & Development Inc., a Florida corporation (the “JFB Subsidiary”). At the time of the formation, Mr. Basile held one hundred percent (100%) of the issued and outstanding shares of the JFB Subsidiary. Our headquarters is located in Lantana, Florida.

On April 9, 2024, Mr. Basile formed JFB Construction Holdings, a Nevada corporation, to create a parent holding company of the JFB Subsidiary, which currently serves as the Company’s operational entity. On July 18, 2024, all shareholders of the JFB Subsidiary entered into a Contribution and Exchange Agreement (the “Contribution and Agreement”) with JFB Construction Holdings to exchange their shares in the JFB Subsidiary for shares of JFB Construction Holdings. 200 shares of the JFB Subsidiary’s common stock were exchanged for 7,279,998 shares of our Class A Common Stock and 8,000,000 shares of our Class B Common Stock to JFB Subsidiary’s three shareholders. As a result, JFB Subsidiary became a wholly owned subsidiary of JFB Construction Holdings (the foregoing transactions are collectively referred to herein as the “Reorganization”).

Our primary markets vary across our business segments.

Commercial Contracting Segments

Our commercial contracting segment has completed projects in 36 states, delivering over 2 million square feet of commercial retail and shopping center space construction and improvements. This segment’s market is driven primarily by our ability to provide services to franchisees and franchisors nationwide, regardless of project location because of our operational flexibility and established relationships with franchisees and franchisors alike. While we have historically focused on the Southern Atlantic region, including Florida, Georgia, South Carolina, and North Carolina, where we have established a strong reputation and network, our growth is increasingly tied to the strength of our relationships with franchisees and the trust of franchisors who rely on us as preferred builders for multiple projects.

Real Estate Development Segment

Our real estate development segment is currently concentrated in South Florida, with plans to leverage our regional success to expand into other southern and U.S. markets by identifying market opportunities and joint venture partners that align with our objectives. Our residential construction segment is also focused on South Florida, with no current plans for expansion beyond this market.

Corporate Growth and Expansion

Management believes we will leverage our established industry relationships, experience operating in various jurisdictions and navigating complex construction regulations to meet our growth objectives of continuing to expand our market throughout more of the United States and successfully winning bids for larger construction projects. The Company intends to focus its business in states with increased population and GDP growth, such as Florida, Texas and South Carolina. However, as we expand into new territories, our reputation for excellence will

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be less known by new clients and we will need to compete with other construction companies that may have been operating in a given region for years and already have built up reliable networks of clients, vendors, contractors, and other market participants. We believe our ability to rely on our relationships within the franchise industry and more generally the real estate development industry should offset some of this potential risk, however by continuing to build on our experience and proven track record.

Our expansion and growth goals, some of which will come with more capital intensive projects, may expose the Company to greater risks related to lack of performance, faltering relationships, improper investment of resources or otherwise. The Company also recognizes operations are likely to fluctuate significantly and historical results should not be considered indicative of results for any future periods. While taking into account the inherent risks, it is our intent to capitalize on our increased access to capital and credibility from this offering to fund new projects and increase our bond-ability fueling our intended growth. Our ability to obtain surety bonds is important for expanding our operations, as bonding is often required for bidding on public and large private projects. Increased bonding capacity allows us to pursue more high-value contracts, particularly in government and infrastructure sectors, enhancing revenue opportunities and market diversification. It also strengthens our credibility with clients and lenders, reflecting our financial stability. This credibility can lead to improved financial terms and mitigate risks associated with contract defaults, enabling the company to confidently take on larger projects and drive long-term growth.

We have extensive experience building and remodeling hundreds of franchise locations for corporate franchisors and franchisees for national, fast expanding brands, including Orange Theory Fitness, European Wax Center, Massage Envy, Planet Fitness, V/O Medspa, Arby’s, Tropical Smoothie Cafe, Amazing Lash Studio, Starbucks, Swthz and Save-A-Lot. For our franchise clients, we offer interior remodeling, space optimization, and the integration of advanced design to create functional and attractive retail environments. The Company expects consistent and reliable revenue for this division based on established relationships and clients affiliated with reputable name brands. Should such relationships be compromised or key individuals leave their positions with franchisors, our consistent revenue sources could be adversely impacted. However, the departure of key individuals may create new opportunities with the franchisors these individuals transition to. We intend to continue to utilize our commitment to quality craftsmanship, attention to detail, and customer satisfaction to set us apart in this market. Should the quality of our workmanship suffer through poor project management or quality control, our reputation may be impacted, reducing our ability to attract new clients or retain past clients. Payments are due within 30 days of invoice, aligning with project milestones to ensure cash flow and maintain project pace. Management believes JFB Construction’s unique selling proposition lies in our ability to tailor solutions to meet the specific needs of each client, familiarity of the needs of our clients within the franchise construction niche, and delivering projects on time and within budget. Further, we attempt to offer efficient and economical solutions for our client’s expanding franchisee and franchisor businesses by allowing them to utilize the same contractor for many of their franchise locations.

Presently, the Company has begun to expand its real estate development segment by being the general contractor on low rise apartment and townhome developments projects. In the future, the Company also intends to invest directly or through joint ventures in real estate development projects. While these investments present a pathway to generate additional revenues by selling completed projects at a premium, generating rental income and/or to vertically integrate by securing valuable construction contracts associated with the projects, they also involve considerable capital commitments and exposure to market volatility, project delays, and other risks associated with real estate development. The illiquid nature of these investments further amplifies the challenges, as capital is often tied up for extended periods, limiting the company’s flexibility to redeploy resources. We believe the Company’s integrated approach, combining investment with the potential to secure construction contracts, will offset such risks by securing additional large-scale construction projects and potential revenue generated from the investments. Presently, our focus is on apartment complexes and townhouses, with a potential shift to mixed-use buildings, hotels and commercial properties in the future as our business expands and new opportunities are presented.

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Residential Construction Segment

Our residential construction segment focuses on custom home builds, in addition to certain remodeling projects primarily in the South Florida region with a focus on superior craftsmanship and attention to detail. Some of our luxury residential projects also include state of the art equestrian facilities. In 2025, we focused more on growth of this segment to continue to diversify our service offerings. Our relationships with architects, engineers and designers create opportunities for these projects and we will continue to foster these relationships to continue growth in this division.

Strategic Goals

In addition to our expansion into key states such as Florida, Texas, and South Carolina, we have set forward-looking strategic milestones—including targeted market penetration rates, phased rollouts, and revenue growth objectives over the next 12 to 24 months—to overcome regional brand recognition challenges and establish a robust presence in these markets.

Recent Developments

Pursuant to a forward stock split (the “Forward Split”) announced on March 10, 2026, the total number of shares of Common Stock held by each stockholder were converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Forward Split multiplied by two, with distribution occurring on March 25, 2026.

On February 17, 2026, we announced that we entered into a definitive Business Combination Agreement with XTEND Operating Systems Ltd. (“XTEND”), an AI-driven, software-first defense technology company focused on human-guided autonomy for unmanned systems. Under the agreement, JFB will combine with XTEND in an all-stock transaction and, following closing, the combined company is expected to operate under the name XTEND AI Robotics and to trade on Nasdaq under the ticker “XTND.” The transaction was unanimously approved by the Boards of Directors of both companies. Closing is subject to customary conditions, including stockholder approvals and regulatory clearances, and is expected to occur in 2026. JFB and XTEND entered into an amendment to the Business Combination Agreement on March 21, 2026. Further details, including the transaction structure, governance, and anticipated strategic benefits, are described in our Current Report on Form 8-K (including the Business Combination Agreement filed as an exhibit) and our subsequent communication filed pursuant to Rule 425.

On February 13, 2026, we entered into a private placement of our Class A common stock, issuing 1,604,000 shares at a price of $6.25 per share for aggregate gross proceeds of approximately $10.025 million. The offering was made to accredited investors and was disclosed in our Current Report on Form 8-K.

On October 2, 2025, we closed a private investment in public equity (PIPE) financing with American Ventures LLC, Series XIV JFB, issuing an aggregate of 4,389,500 shares of our Series C Convertible Preferred Stock (stated value $10.00 per share), together with two series of warrants. Gross proceeds from the financing were approximately $43.9 million before fees and expenses, as described in our Current Report on Form 8-K and accompanying press release furnished as an exhibit.

On February 13, 2026, Bjarne Borg resigned from his position as a member of the Board of Directors of JFB Construction Holdings and from all committees of the Board, effective immediately. Mr. Borg’s resignation was not because of any disagreement with management or the Board on any matter relating to the Company’s operations, policies or practices.

On February 13, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Stefan Passantino to replace Mr. Borg and serve as a member of the Board, effective

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immediately. The Board also appointed Mr. Passantino to serve on the following committees of the Board: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In addition, Mr. Passantino will serve as the Chairman of the Compensation Committee. The Board affirmatively determined that Mr. Passantino is an independent director within the meaning of the Nasdaq listing standards.

Forward-looking statements in this “Recent Developments” section are subject to risks and uncertainties, including those described under “Risk Factors” and elsewhere in this Annual Report and in our SEC filings, including with respect to the timing and completion of the proposed XTEND transaction, required approvals, integration risks, financing, market conditions, and other factors. Additional information about the XTEND transaction, including important risk factors and the terms of the Business Combination.

Corporate History

Business Segments

We provide a comprehensive range of services within the construction and development industries for both the residential and commercial segments. Each segment offers distinct opportunities for growth and presents unique challenges that JFB Construction navigates. Currently, we have twenty-four construction projects, which includes twenty projects actively under construction and another four under contract awaiting permitting or similar impediments. More specifically, these projects consist of fifteen commercial projects and six residential projects, which includes three larger scale real estate development projects.

Commercial Construction Segment

From ground-up developments to renovations and tenant improvements, we specialize in delivering high-quality commercial construction projects across various commercial sectors. This segment encompasses a wide range of projects, including office buildings, retail centers, hospitality establishments, and industrial facilities. The commercial segment, which includes two divisions, a franchise construction division and a general commercial construction division, represents a significant portion of JFB Construction’s revenue including approximately 50% for year ending December 31,2025 and 78% for year ending December 31,2024.

Franchise industry construction build-outs were a key component of the past growth of JFB and will continue to be instrumental in our commercial construction business. These projects range in size from approximately 1,500 square foot projects to over 30,000 and are generally completed in less than four months. Leveraging years of experience, our team of professionals is adept at understanding the unique requirements of numerous franchise systems and national brands for our clients. Our collaborative approach and dedication to client satisfaction have positioned us as preferred builders within the franchise industry for highly valuable and recognizable corporate brands, allowing us to build lasting partnerships with franchisees and national brands alike. We are, however, tied to the continued growth and success of the national brands, and their respective franchisees, for continued projects of this nature. By prioritizing the unique needs and objectives of each client, we attempt to deliver tailored solutions to meet the need of our franchise clients.

We also build ground-up commercial buildings. This includes site evaluation, aiding in architectural design and engineering, and construction of the building itself. Our approach ensures that the final product meets the functional and aesthetic requirements of modern businesses, while also adhering to budget and timeline constraints. We began building for Sweathouz Corporation and successfully completed three projects for them in 2025.

The commercial construction industry, specifically focusing on franchise business buildouts, is highly competitive and influenced by various market dynamics. Franchise business buildouts, such as restaurants, retail stores, fitness centers, and service-oriented businesses, require specialized construction services that cater to brand standards, tight timelines, and cost efficiency. Many franchise brands are expanding rapidly due to strong

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consumer demand, creating a substantial market for commercial construction services. Franchise buildouts often have aggressive schedules to meet the franchisor’s timelines, requiring contractors, including JFB, to work efficiently and minimize downtime. This fast-paced nature of the work means that contractors with streamlined processes, experienced project managers, and strong subcontractor networks have a competitive edge. Our management believes we possess such attributes and, as a result, are well positioned to continue being awarded contracts in this sector in the future.

Overall, according to Construct Connect news, their experts predict that the Commercial Construction industry will have modest growth in 2026 and beyond Further, nonresidential construction spending is projected to increase by over 4% in 2026 according to the American Institute of Architects. However, there is less encouraging information related to traditional office and retail sectors which are declining based on consumer trends and work from home initiatives. JFB will continue to monitor these trends as they occur and will consider shifting resources to adapt by focusing markets and regions where continued growth is projected.

Management expects the continued expansion of our franchise construction division across numerous states throughout the U.S. where our current and future clients require our services, with an emphasis on the Southeast. The Southeast, according to International Franchise Association, is the largest franchise market in the country and is expected to grow by 3.5%, whereas the total national franchise market is only expected to grow 1.9%. Our general commercial construction division will continue to focus on the Southern Atlantic region of the United States in the short to mid-term, focusing on regions where we forecast continued state-to-state migration and expanding population growth. We anticipate our franchise division growth to remain strong so long as we are able to continue to retain our current client base and continue to receive referrals within the industry.

Residential Construction Segment

With a focus on quality craftsmanship, we undertake residential construction and development projects that prioritize modern living spaces and contribute to vibrant communities. With the increasing demand for housing driven by population growth and urbanization, the residential development segment presents business opportunities for JFB Construction. According to the U.S. Census Bureau, Florida was one of the fastest-growing economies in the country. Florida has also been one of the fastest growing states in terms of population and migration, with 22,517 added in 2025, according to a report issued by the Florida Times. JFB aims to capitalize on the increased GDP and population migration in Florida, which is drawing new residents because of its warmer climate, robust labor market and lack of state income tax, due to increased need for housing. In 2025, residential construction opportunities represent 33% of our revenues. Our expertise in residential construction includes home remodels, luxury single-family homes and equestrian facilities. We are committed to meeting the evolving needs of homeowners and developers by delivering innovative and sustainable housing solutions.

We cater to affluent clients seeking bespoke residences and state of the art equestrian amenities in South Florida. Within this segment, we excel at creating custom-designed homes and remodels that embody elegance, functionality, and the latest in luxury living standards. In parallel, we create equestrian facilities that combine superior architectural design with practical considerations for horse stabling and training. As we move forward, management believes the demand for contractors who specialize in this niche of luxury construction will continue to grow in association with the population growth in this region. Six of our twenty-four current projects are residential construction projects.

The competitive state of the residential construction market in the Florida and the surrounding regions has been shaped in recent years due to a number of factors. Florida’s population growth is forecasted to remain above the national average in the coming years as well, according to the Demographic Estimating Conference. In turn, the demand for new or remodeled homes, has been beneficial to JFB and the residential construction industry in the region. However, JFB’s ability to successfully capitalize on such demand has been balanced by the need to identify a cost effective workforce, including its use of subcontractors, properly preparing for and mitigating the potential harm of increased material costs and supply chain disruptions, and navigating strict building codes which may lead to permitting delays.

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Real Estate Development Segment

Management believes that an increased focus on larger multi-family residential developments, such as condominiums and townhouses, will help JFB to continue to grow and increase its revenue. Projects, such as our completed 44-unit multi-story residential apartment complex and our recent agreement as the general contractor for a 79-unit townhome development with an additional community clubhouse, and our work to expand the Desoto County High School and the Construction of the Courtyard Olive Branch hotel will be key to our future success because such projects offer the opportunity to participate in larger construction projects that have an opportunity to yield greater revenues. As discussed below, we believe being a public company, with increased access to capital and potentially debt financing, will help enable our company to invest in real estate development projects that are more capital intensive. Further, with the potential to act as the developer and general contractor for development projects, we believe there are opportunities to maximize profits for the Company though efficient control of all aspects of construction projects through our in-house development team. Four of our twenty-four current projects is a real estate development project.

While still aspirational in nature, the Company’s strategic plan includes investing in real estate development projects directly as the developer or through joint ventures, which offer both attractive opportunities and notable challenges. Such investment has the potential to secure substantial returns on investment, as well as potentially being awarded the valuable construction contracts tied to these ventures. Real estate development provides revenue opportunities for the Company through various channels, including the sale of developed properties, leasing income, and property management fees. Upon the completion of a development project, the Company may generate revenue through the sale of residential, commercial, or mixed-use properties to third-party buyers. In addition, leasing developed properties to tenants provides a recurring revenue stream, contributing to long-term financial stability. The Company may also derive income from property management services, ensuring efficient operation and maintenance of developed assets, but this service would likely be outsourced to a third-party, at least in the early stages of this growth objective. Furthermore, real estate development projects may appreciate in value over time, potentially generating additional revenue upon sale or refinancing.

In addition to the revenue generated from property sales, leasing, and management, real estate development projects create opportunities for the Company to provide construction services, further diversifying its income streams. As a vertically integrated company, the Company is likely to be able to serve as both the developer and the general contractor on its projects, enabling it to capture additional revenue from construction activities. By providing construction services for its own developments, the Company benefits from greater control over project timelines, quality, and costs, improving overall project efficiency. Moreover, the Company may also offer construction services to third-party developers, as it is presently, leveraging its expertise and resources to expand its client base. This dual role as developer and contractor may enhance the Company’s ability to generate consistent revenues across multiple phases of a project, from initial construction through long-term asset management.

Value-add real estate development for shopping centers and similar commercial projects is another area of real estate development the Company intends to invest into. By acquiring underperforming or outdated retail properties, the Company can implement strategic renovations, tenant repositioning, and operational improvements to enhance the property’s value and attract higher-quality tenants. These enhancements can increase rental income and occupancy rates, creating a more attractive asset for future sale or refinancing. Additionally, value-add projects allow the Company to capitalize on trends in consumer behavior, such as incorporating mixed-use elements or adapting spaces for e-commerce and experiential retail. This approach not only increases the asset’s long-term revenue potential but also strengthens the Company’s market position in the competitive commercial real estate sector if the Company is able to properly assess risk and identify well positioned properties.

The Company recognizes real estate development projects require substantial capital investment and come with inherent risks, such as market fluctuations, potential delays, and the complexities of managing real estate assets.

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The illiquidity of these investments further complicates matters, as funds may be locked in for extended durations, restricting the company’s ability to reallocate resources quickly. Nonetheless, by integrating its investment strategy with its construction capabilities, the Company aims to mitigate these risks and enhance project outcomes. While these endeavors require careful management and thoughtful allocation of resources, the Company is optimistic that its integrated approach will yield positive outcomes.

Growth from Influx of Capital

With increased capital, the Company can strategically hire additional employees, including project managers, an enhanced sales team and executive-level professionals, to manage a growing portfolio of projects. This expansion of the workforce allows the company to increase its capacity to bid on and complete more projects simultaneously, enhancing overall productivity and enabling the company to scale its operations efficiently.

Access to substantial capital also positions the Company to invest in real estate development projects that were previously out of reach. By having the funds readily available, the Company can acquire land, cover initial construction costs, and navigate the often lengthy entitlement process without the constraints of traditional financing. This ability to self-fund or provide substantial equity for projects can lead to better financing terms and improved returns on investment, further fueling growth. Additionally, having capital for real estate development enhances the company’s ability to diversify its revenue streams, generating income not only from construction services but also from property sales and leasing activities.

The influx of capital also opens up opportunities for strategic acquisitions. The Company can acquire complementary businesses to enhance its service offerings, reduce costs through vertical integration, and enter new geographic markets. Acquisitions can also bring in new talent, technology, and client relationships, further strengthening the Company’s competitive position and operational efficiency.

Moreover, increased capital enhances the company’s bonding capacity, which is critical for securing larger and more complex construction projects. Bonding companies assess a firm’s financial strength, and with a stronger balance sheet post-offering, audited financials and visibility, the Company becomes more bondable and can qualify for higher bonding limits. This increased bonding capacity allows the Company to bid on larger public and private sector contracts, further driving revenue growth. The improved bond-ability not only demonstrates financial stability but also builds trust with clients, who view bonding as a sign of reliability and lower risk.

Project Delivery and Operational Framework

For its construction projects, the Company utilizes both cost-plus and fixed-price construction contracts to optimize project execution and manage financial risk. For its residential construction, the Company typically employs cost-plus agreements, allowing for greater flexibility in budgeting and accommodating changes in project scope. In contrast, the Company predominantly uses fixed-price contracts for its commercial construction work, particularly with franchisees and franchisors, providing clients with cost certainty while ensuring efficiency in project management.

In a cost-plus construction contract, we are reimbursed for all project costs, including materials, labor, and overhead, plus an additional fee or percentage for profit. This contract structure allows flexibility to accommodate unforeseen costs, making it suitable for complex projects with potential scope changes. However, it may lead to increased costs for the client, as the Company has less incentive to control expenses. Cost-plus contracts can reduce financial risk and ensure profitability, but they may also create uncertainty in cash flow due to fluctuating project costs.

A fixed-price construction contract, also known as a lump sum contract, establishes a set price for the entire project, regardless of the actual costs incurred. This type of contract incentivizes us to manage expenses efficiently, as we bear the risk of cost overruns. For our business, fixed-price contracts provide predictable

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revenue and streamline budgeting but can result in reduced profit margins if project costs exceed initial estimates. The choice between contract types affects our financial performance, risk management, and client relationships, depending on the nature of the project and market conditions. Additionally, we occasionally utilize fixed-unit price contracts which are similar for fixed-price but involve setting a fixed price per unit of work (e.g., per square foot, per ton of material). The final cost is determined by the actual quantity of units used in the project.

The Company employs a comprehensive and structured bidding process for its construction contracts, ensuring transparency, fairness, and competitiveness at every stage. This process is designed to identify the best partners and ensure that projects are delivered on time, within budget, and to the highest quality standards. For commercial projects, particularly those involving fixed-price contracts, the Company often engages in competitive bidding. This involves soliciting proposals from multiple subcontractors, vendors, and suppliers, creating an open environment where all potential partners have an equal opportunity to submit their most competitive bids.

To maintain the integrity and competitiveness of the process, the Company carefully evaluates each proposal based on a combination of factors, including cost, qualifications, past performance, timeline adherence, and safety records. This ensures that only the most cost-effective and qualified partners are selected for the job. The Company also places a strong emphasis on building long-term relationships with subcontractors and vendors, fostering a network of trusted partners who share the Company’s commitment to quality and efficiency.

In addition to competitive bidding, the Company also conducts thorough due diligence to assess the capabilities and financial stability of each subcontractor, ensuring they are equipped to handle the scope and complexity of the project. The use of advanced bidding software and project management tools further streamlines the process, enhancing accuracy and reducing the risk of errors.

For larger and more complex projects, the Company may engage in prequalification processes, where only the most experienced and capable subcontractors are invited to bid. This prequalification ensures that the selected partners have the necessary resources, expertise, and track record to meet the project’s requirements. By maintaining a rigorous and transparent bidding process, the Company ensures that each project is completed with the highest standards of quality, safety, and efficiency while optimizing cost and resource allocation.

In some cases, particularly with franchisees and franchisors operating on expedited construction timelines, the Company negotiates contracts directly with clients, leveraging its preferred builder status to bypass the formal bidding process. The Company adheres to strict prequalification criteria for subcontractors, evaluating their experience, financial stability, and ability to meet the Company’s insurance and performance requirements. This approach ensures the delivery of high-quality projects within established budgets and timelines.

Our identification of potentially prosperous projects to bid upon and our ability to accurately bid such projects, primarily related to fixed price contracts, is essential to generating profits as it establishes a realistic budget, protects profit margins, and manages risks effectively. Proper bids ensure all costs, including materials, labor, and contingencies, are accounted for, minimizing the likelihood of cost overruns and unexpected expenses. This precision helps avoid underbidding, which can erode profits, and overbidding, which can lose projects to competitors. Accurate bids also enable efficient resource allocation, maintain cash flow stability, and foster client trust, enhancing a company’s reputation and competitive position. If we are unable to accurately bid fixed price construction projects, it may lead to significant financial losses, strained cash flow, and project delays as unforeseen costs emerge. This misalignment can result in reduced profit margins, disputes with clients, and damage to the company’s reputation, ultimately affecting long-term viability and competitiveness in the market.

The Company enters into standardized agreements with subcontractors, suppliers, and vendors to ensure consistency, compliance, and risk mitigation across all projects. Subcontractors are required to meet the Company’s insurance and bonding requirements, listing the Company as additionally insured before commencing

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work. These agreements outline the scope of work, payment terms, and performance standards, with strict adherence to project timelines and quality expectations. Subcontractors are typically responsible for procuring their own materials, equipment, and labor, subject to the Company’s approval of quality and specifications. For suppliers and vendors, when not managed by subcontractors, the Company typically negotiates fixed-price or bulk-purchasing arrangements to stabilize material costs and manage supply chain risks. These relationships are managed closely to ensure timely delivery of materials and services, which is critical for maintaining project schedules and cost controls.

We frequently utilize subcontractors to complete various aspects of our projects. Subcontractors are hired by the Company to perform specific tasks within a construction project. While we are capable to perform many of the specialized trades through our in-house staff, based on our number of employees, the desire to optimize our completion of projects, and the potential for cost-effectiveness, subcontractors provide us with flexibility for our current projects and scalability as we strive to meet our growth objectives. This reliance is not without its downside where lack of performance by a subcontractor can adversely affect our profitability and reputation. Alternatively, depending on workflow, we utilize in-house performance of trades rather than utilizing subcontractors that carry higher costs, and potentially risk.

Our Company operates in a dynamic and evolving market, where adapting to changing conditions is essential for sustained growth and success. Inflationary pressures, rising interest rates, and fluctuating material costs have impacted both our operations and our clients’ ability to secure financing for construction projects. To mitigate these challenges, we must continually refine our cost management strategies, bidding process, negotiate favorable terms with suppliers, and implement flexible budgeting practices that allow us to adjust to market volatility. Additionally, the availability of skilled labor remains a concern, requiring us to foster strong relationships with subcontractors while exploring innovative approaches to workforce development and retention.

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Item 1A. Risk Factors.

Investing in our securities involves a high degree of risk. Careful consideration should be made of the following factors as well as other information included in this Annual Report before deciding to invest in our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and the results of operations.

Risks Relating to Our Business and Strategy

We have limited management and staff, and our continued success requires us to hire, train and retain qualified personnel and subcontractors in a competitive industry.

As of March 31, 2026, we have a total of 22 full-time employees, and one independent contractor. The success of our business depends upon our ability to attract, train and retain qualified, reliable personnel, including, but not limited to, our executive officers and key management personnel. Additionally, the successful operation of our business depends upon engineers, project management personnel, other employees and qualified subcontractors who possess the necessary and required experience and expertise and who will perform their respective services at a reasonable and competitive rate. Competition for these and other experienced personnel is intense, and it may be difficult to attract and retain qualified individuals with the requisite expertise and in the timeframe demanded by our clients. In certain geographic areas, for example, we may not be able to satisfy the demand for our services because of our inability to successfully hire, train and retain qualified personnel.

In addition, the cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. For example, the uncertainty of contract award timing can present difficulties in matching our workforce size with our contracts. If an expected contract award is delayed or not received, we could incur costs resulting from excess staff or redundancy of facilities that could have a material adverse impact on our business, financial conditions and results of operations.

Our management team has limited experience operating a company with publicly traded shares.

Mr. Joseph F. Basile III, our founder and principal shareholder and the members of our senior management team have never operated a company with shares traded in the public markets and, consequently, are not familiar with many of the requirements applicable to a public company with shares listed on Nasdaq. Our management and other personnel will need to devote a substantial amount of time to ensure compliance with these requirements and we anticipate that we may need to rely upon outside advisors, counsel, and consultants to ensure compliance with applicable laws and regulations and undertaking various actions, such as implementing new internal controls and procedures. We anticipate that compliance with these rules and regulations will increase our legal, accounting, and financial compliance costs substantially. Further, there is a possibility we will need to expand or replace our senior management with individuals with public company experience.

We lack formalized policies and procedures to ensure adequate board and management oversight of financial reporting, risk management, and regulatory compliance.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, every quarter, to evaluate the effectiveness of our internal controls and to disclose any changes, deficiencies, or material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, so there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

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We have identified deficiencies in our internal controls related to board oversight, management review processes, and compliance monitoring. Specifically, we lack formalized policies and procedures to ensure adequate board and management oversight of financial reporting, risk management, and regulatory compliance. These deficiencies may result in delays in financial reporting, errors in disclosures, inadequate risk assessment, and an inability to effectively oversee key corporate decisions. If we fail to implement and maintain proper internal controls and governance structures, we may be unable to comply with SEC reporting obligations, which could lead to regulatory scrutiny, litigation, or loss of investor confidence.

While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to evaluate our research better and understand the nuances of the public company accounting standards that apply to our financial statements. To address these issues, we intend to implement enhanced internal control measures and engage external advisors. However, there is no assurance that these measures will be implemented effectively or that additional weaknesses will not emerge.

If we are unable to establish effective internal controls over board and management oversight, our ability to operate as a public company may be impaired, potentially resulting in delisting, penalties, or other adverse consequences that could materially affect our business and stock price. We can give no assurance that the measures we have taken and plan to take in the future will remediate the deficiencies identified or that any additional deficiencies or weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we successfully strengthen our controls and procedures, in the future, those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Our business depends on the continued contributions made by Mr. Joseph F. Basile III, our founder, Chairman and Chief Executive Officer. The loss of his services may result in a severe impediment to our business.

Our success is dependent upon the continued contributions made by our founder, Chairman and Chief Executive Officer, Mr. Joseph F. Basile III. If Mr. Basile cannot serve the Company or is no longer willing to do so, the Company does not have a secession plan in place and may not be able to find alternatives in a timely manner or at all. Further, the Company presently has a limited senior management team, increasing the reliance on Mr. Basile’s contributions. As a result, if Mr. Basile left the Company, it would likely result in severe damage to our business operations and would have an adverse material impact on our financial position and operational results.

We will require additional capital in order to achieve commercial success and, if necessary, to finance future operations as we endeavor to build revenue, but we cannot assure you that we will be able to obtain adequate capital as and when required.

We will require significant expenditures to fund future growth. We intend to fund our growth out of the proceeds of recent offerings and internal sources of liquidity or through additional financing from external sources. Our ability to obtain external financing in the future at a reasonable cost is subject to a variety of uncertainties, including our future financial condition, results of operations and cash flows and the condition of the global and domestic financial markets.

If we require additional funds and cannot obtain them on acceptable terms when required or at all, we may be unable to fulfill our working capital needs, upgrade our existing facilities or expand our business and may have to reduce the level of our operations. These factors may also prevent us from entering into transactions that would otherwise benefit our business or implementing our future strategies. Any debt financing that we undertake may be expensive and might impose covenants that restrict our operations and strategic initiatives, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our capital stock,

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make investments and engage in mergers, consolidations, and asset sale transactions. Equity financing may be on terms that are dilutive or potentially dilutive to our shareholders, and the prices at which new investors would be willing to purchase our equity securities may be lower than the trading prices of such equities. If new sources of financing are required, but are unattractive, insufficient, or unavailable, then we could be required to modify our business plans or growth strategy which could have a material adverse effect on our business, results of operations or financial condition.

Our future expansion plans are subject to uncertainties and risks.

Our strategic plans for future expansion into new geographical regions and business segments are subject to various uncertainties and risks that could materially affect our business, financial condition, and results of operations. Expanding into new regions of the U.S. involves significant challenges, including unfamiliarity with local market conditions, regulatory environments, and competitive landscapes. These factors can lead to increased costs, delays, and operational inefficiencies, potentially impacting our profitability and growth. Our success in new markets depends on our ability to effectively market our services and establish a strong presence. Failure to gain market acceptance for our construction services, whether in commercial construction, franchise locations, luxury homes, or multi-family dwellings, could result in lower-than-expected revenues and hinder our expansion efforts.

As we expand our operations, we face the challenge of integrating new projects with our existing business. This includes aligning new projects with our current operational standards, managing increased complexity, and ensuring consistent quality across all of our business segments. Any failure in operational integration could disrupt our business and negatively impact on our financial performance. Furthermore, each region and business segment may have distinct regulatory requirements. Ensuring compliance with varying local, state, and federal regulations can be complex and costly. Non-compliance could result in legal penalties, project delays, and reputational damage, adversely affecting our business.

We will experience significant risks while attempting to enter the real estate development market.

The Company’s entry into real estate development exposes it to a range of risks that could materially and adversely affect its financial condition, results of operations, and growth prospects. Real estate development projects are capital intensive and typically involve significant upfront costs, including land acquisition, construction, permitting, and financing expenses, which may not be recovered if a project fails to meet its anticipated return on investment. Additionally, development projects are subject to various external factors beyond the Company’s control, such as changes in local zoning laws, delays in permitting, fluctuations in construction costs, interest rate volatility, and shifts in market demand for commercial and residential properties. These risks are exacerbated by the cyclical nature of the real estate market, where downturns in the economy or disruptions in the credit markets may result in reduced project feasibility, lower occupancy rates, or diminished property values. Any failure to accurately project development timelines, secure adequate financing, or adapt to market conditions could impair the profitability of real estate development initiatives and negatively impact the Company’s overall financial performance.

We will experience significant risks while attempting to enter the AI Autonomous Robotics market.

Entering the AI autonomous robotics market exposes the Company to substantial strategic, operational, and financial risk that differ meaningfully from our traditional construction and development activities. This sector is characterized by rapid technological change, high R&D costs, and intense competition from well-capitalized technology firms, making it difficult to achieve and maintain a competitive advantage. The regulatory environment for autonomous system is still evolving, creating uncertainty around compliance, safety standards, and potential liability exposure.

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If we are unable to accurately estimate the overall risks, requirements or costs when we bid on or negotiate a contract that is ultimately awarded to us, we may achieve a lower than anticipated profit or incur a loss on the contract.

We derive revenue from fixed unit price contracts, cost-plus contracts and lump sum contracts. The nature of our contracts, particularly those that are fixed-price, subjects us to risks associated with cost overruns, operating cost inflation and potential claims for liquidated damages. Fixed unit price contracts require us to provide materials and services at a fixed unit price based on approved quantities irrespective of our actual per unit costs. Lump sum contracts require that the total amount of work be performed for a single price irrespective of our actual per unit costs. Cost-plus contracts allow us to be reimbursed for all allowable costs plus a fixed fee. We realize a profit on our contracts only if we accurately estimate our costs and then successfully control actual costs and avoid cost overruns, and our revenue exceeds actual costs. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we expected. The final results under these types of contracts could negatively affect our business, financial condition, results of operations and cash flows.

The costs incurred and gross margin realized on our contracts can vary, sometimes substantially, from our original projections due to a variety of factors, including, but not limited to:

•	on site conditions that differ from those assumed in the original bid or contract;

•	failure to include required materials or work in a bid, or the failure to estimate properly the quantities or costs of materials needed to complete a contract;

•	contract or project modifications creating unanticipated costs not covered by change orders;

•	failure by our suppliers, subcontractors, designers, engineers, joint venture partners, or clients to perform their obligations;

•	delays in quickly identifying and taking measures to address issues which arise during contract execution;

•	changes in availability, proximity and costs of materials, including steel, concrete, aggregates and other construction materials, as well as fuel for our equipment;

•	claims or demands from third parties for alleged damages arising from the design, construction or use and operation of a project of which our work is part;

•	difficulties in obtaining required governmental permits or approvals;

•	availability and skill level of workers in the geographic location of a project;

•	citations issued by any governmental authority, including OSHA;

•	unexpected labor conditions, costs or work stoppages;

•	changes in applicable laws and regulations;

•	delays caused by weather conditions;

•	fraud, theft or other improper activities by our suppliers, subcontractors, designers, engineers, joint venture partners or clients or our own personnel; and

•	mechanical problems with our machinery or equipment.

We currently maintain all our cash and cash equivalents with one financial institution, and, therefore, our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

We currently maintain all our cash and cash equivalents with one (1) financial institution, Seacoast National Bank. As of March 31, 2026, our cash balance in excess of Federal Deposit Insurance Corporation insurance

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(“FDIC Insurance”) limit was $7,504,247. Therefore, we may not be able to recover a substantial portion of these cash and cash equivalents, in the event of the failure of any such financial institutions. As a result of the recent inability of certain businesses with accounts at Silicon Valley Bank to gain access to their deposits and the greater focus on the concerns of potential failures of other financial institutions in the future, we are considering diversifying our investments by transferring cash not required for immediate use into short-term treasury bills and also considering transferring a portion of our cash and cash equivalents to other financial institutions in order to reduce the risks associated with maintaining all of our cash and cash equivalents at three financial institutions. Additionally, we intend to work with our current financial institution to increase the amount of funds held there that are insured by FDIC Insurance. Notwithstanding these efforts, the failure of our financial institutions in which our cash and cash equivalents are held, the resulting inability for us to obtain the return of our funds from any of those financial institutions, or any other adverse condition suffered by any of those financial institutions, could impact access to our invested cash or cash equivalents and could adversely impact our operating liquidity and financial performance.

Increased costs of labor and materials can materially and adversely affect our business, results of operations or financial condition.

Higher than expected costs of labor and materials, including transportation costs related to increased fuel pricing, may adversely affect our ability to realize profits on our construction projects. Inflation, interest rate impacts on our suppliers’ pricing, and supply chain failures are potential causes for such increased costs. It is difficult to accurately project these costs when bidding on a project, and there is no guarantee that we will be able to pass these higher costs on to our customers. As a result, an increase in such costs could have a material adverse effect on our business, results of operations, or financial condition.

Recent inflationary pressures have materially impacted our operations and may continue to do so in the future. Specifically, we have experienced delayed commencement dates on projects as we have had to revise budgets and proposals to account for the rising costs of labor and materials. Inflation has caused the prices of key construction materials, such as steel, lumber, and concrete, to rise substantially. These increased costs have made projects more expensive overall. Additionally, stronger lending requirements, elevated borrowing costs and increased financing rates have delayed our clients in securing construction loans, further impacting project timelines. While most of these inflationary costs are passed directly to the consumer as a pass-through cost, the cumulative effect of these delays and increased costs have and may continue to have a significant adverse impact on our profitability and cash flow.

Supply chain disruptions could materially affect our business.

Our business operations rely heavily on a stable and efficient supply chain. Any disruptions, terminations, or interruptions in our supply arrangements, as well as increases in the cost of materials and products, could have a material adverse effect on our business, financial condition, and results of operations. We depend on a network of suppliers for the materials and products necessary for our construction projects. Disruptions in this supply chain, whether due to natural disasters, geopolitical events, transportation issues, or other unforeseen circumstances, can lead to delays in project timelines, increased costs, and reduced profitability. Our supply arrangements are critical to maintaining a steady flow of materials. The termination or interruption of these arrangements, whether due to supplier bankruptcy, contract disputes, or other reasons, could force us to seek alternative suppliers, potentially at higher costs and with longer lead times. This could negatively impact our ability to complete projects on schedule and within budget. Fluctuations in the cost of materials and products, driven by factors such as inflation, changes in market demand, or supply shortages, can significantly impact our operating expenses. Increased costs for key materials like steel, concrete, and lumber can erode our profit margins and make it more challenging to offer competitive pricing to our clients. Additionally, the quality and availability of materials are crucial to our construction projects. Any decline in the quality of supplied materials or shortages in availability can lead to project delays, increased rework, and higher costs. Ensuring consistent quality and availability is essential to maintaining our reputation and client satisfaction.

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The recent imposition of tariffs by the U.S. government on imports from Canada, Mexico, and China presents several risks that could materially and adversely affect our business operations and financial performance.

Recent tariffs and proposed tariffs, including the 25% tariffs on Canadian and Mexican imports and 20% tariffs on Chinese goods encompass essential construction materials such as steel, aluminum, and lumber. While the Company does not purchase materials from these countries, the tariffs may cause delays and shortages in obtaining necessary materials, potentially leading to project delays and increased costs. This could adversely affect our ability to meet project deadlines and contractual obligations and may lead to higher expenses for our projects and could negatively impact our profit margins.

In response to U.S. tariffs, Canada and Mexico have announced plans for their own tariffs on American products. Such retaliatory actions could further disrupt supply chains and increase costs for materials and goods essential to our operations.

The tariffs have introduced significant uncertainty into the market, leading to volatility in material prices and potential delays in project timelines. This uncertainty could affect our strategic planning and financial forecasting.

We are actively monitoring the situation and exploring strategies to mitigate these risks, including seeking alternative suppliers, adjusting project timelines, and exploring cost-saving measures. However, there can be no assurance that these efforts will fully offset the potential negative impacts of the tariffs.

Our ability, or inability, to establish strategic partnerships and expand our operations may adversely affect our business and our plans.

Our ability to establish and maintain strategic partnerships is crucial for the expansion of our operations and overall business success. Building strong relationships with our clients, especially franchise clients, is essential for securing repeat business and referrals to new clients. However, if we are unable to effectively establish these partnerships, our growth plans may be adversely affected. The success of our expansion efforts depends on our ability to foster trust and collaboration with our partners. Failure to do so could result in missed opportunities for new projects and hinder our ability to penetrate new markets. Additionally, any disruptions or challenges in our existing partnerships could negatively impact our reputation and limit our ability to attract new clients.

Adverse economic conditions that impact consumer spending may materially affect our business and our partners’ businesses.

Our business, as well as the businesses of our partners, is significantly influenced by general economic conditions. Economic downturns, recessions, or periods of economic uncertainty can lead to reduced consumer spending, which may have a material adverse effect on our construction and development projects. During economic downturns, consumers often reduce spending, including on new homes and commercial properties. This reduction in consumer spending can lead to decreased demand for our construction and development services, resulting in lower revenues and profitability.

Economic conditions can also impact the availability and cost of financing for our projects. Tightened credit markets and higher interest rates can make it more difficult and expensive for us and our partners to secure the necessary funding for ongoing and future projects. This can delay or halt project development, further impacting our financial performance. Economic instability can lead to disruptions in the supply chain, affecting the availability and cost of materials and labor. Increased costs and delays in obtaining necessary resources can negatively impact project timelines and budgets, reducing our overall profitability. Economic conditions can also lead to increased market volatility, affecting property values and investment returns. Fluctuations in real estate markets can impact the valuation of our projects and the ability to sell or lease properties at favorable terms, further affecting our financial stability.

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The failure of our IT systems or a security breach involving consumer or employee personal data could have a materially adverse effect on our reputation and business, results of operations or financial condition.

Our business operations utilize a variety of cloud-based IT systems. We are dependent on these systems for all commercial transactions, and supply chain and inventory management. Although we (i) have established a firewall for our network, (ii) conduct regular system updates and employee training, (iii) regularly backup our data and (iv) have established appropriate contingency plans to mitigate the risks associated with a failure of our IT systems or a security breach, if one of our key IT systems were to suffer a failure or security breach this could have a material adverse effect on our business, results of operations or financial condition. Further, we rely on third parties for certain IT services. If an IT service provider were to fail or the relationship with us were to end, we might be unable to find a suitable replacement in a timely manner, and our business, results of operations or financial condition could be materially and adversely affected. We continually modify and enhance our IT systems and technologies to increase productivity and efficiency. As new systems and technologies are implemented, we could experience unanticipated difficulties resulting in unexpected costs and adverse impacts to our manufacturing and other business processes. When implemented, the systems and technologies may not provide the benefits anticipated and could add costs and complications to ongoing operations, which may have a material adverse effect on our business, results of operations or financial condition.

We receive and store personal information in connection with human resources operations, marketing efforts and other aspects of our businesses. Additionally, we exchange information with numerous trading partners across all aspects of our operations. Any security breach of our IT systems or those of our dealers, distributors and trading partners could result in disruptions to our operations or erroneous transactions. To the extent that such a breach results in a loss or damage to our data, or an inappropriate disclosure of confidential or personal information, it could cause significant damage to our reputation, affect our relationships with our clients, lead to claims against us and ultimately materially and adversely affect our business, results of operations or financial condition.

As of the date of this annual report, we have not experienced a material cyber security incident.

Failure to maintain safe work sites could result in significant losses, which could materially affect our business and reputation.

Because our employees and others are often in close proximity with mechanized equipment, moving vehicles, and chemical substances, our construction and maintenance sites are potentially dangerous workplaces. Therefore, safety is a primary focus of our business and is critical to our reputation and performance. Many of our clients require that we meet certain safety criteria to be eligible to work on the project. Unsafe work conditions, including OSHA violations, also can increase employee and subcontractor turnover, which increases project costs and therefore our overall operating costs. If we fail to implement safety procedures, implement ineffective safety procedures or fail to have adequate insurance policies in place, our employees and subcontractors could be injured, and we could be exposed to investigations and possible litigation. Our failure to maintain adequate safety standards through our safety programs could also result in reduced profitability or the loss of projects or clients, and could have a material adverse impact on our financial position, results of operations, cash flows or liquidity.

Potential lawsuits could expose us to substantial liabilities.

Our business operations expose us to the risk of litigation, which could result in substantial liabilities and adversely affect our financial condition and results of operations. Legal claims and disputes related to contract performance, construction defects, workplace safety, and environmental regulations can lead to significant legal expenses, settlements, or judgments. Even if we successfully defend against these claims, the associated costs can strain our financial resources and negatively impact profitability. Additionally, litigation can harm our reputation, disrupt operations, and divert management’s attention from core business activities. While we maintain insurance coverage, it may not fully cover all potential liabilities, leading to significant out-of-pocket expenses.

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We may be unable to obtain or maintain sufficient bonding capacity, which could materially and adversely affect our business.

Some of our contracts require performance and payment bonds. Our ability to obtain performance and payment bonds primarily depends upon our capitalization, working capital, past performance, management expertise, reputation and certain external factors, including the overall capacity of the surety market. If we are unable to renew or obtain a sufficient level of bonding capacity in the future, we may be precluded from being able to bid for certain projects or successfully contract with certain clients. In addition, even if we are able to successfully renew or obtain performance or payment bonds, we may be required to post letters of credit in connection with such bonds, which could negatively affect our liquidity and results of operations.

It is standard for sureties to issue or continue bonds on a project-by-project basis, and they can decline to do so at any time or require the posting of additional collateral as a condition thereto. Events that adversely affect the insurance and bonding markets generally may result in bonding becoming more difficult to or costly to obtain in the future. If we were to experience an interruption or reduction in the availability of our bonding capacity as a result of these or any other reasons, or if bonding costs were to increase, we may be unable to compete for certain projects that require bonding, which would materially and adversely affect our financial condition, results of operations or liquidity.

Our insurance may not be sufficient.

We carry insurance that we consider adequate in regard to the nature of the covered risks and the costs of coverage, discussed in the “Insurance” section. Nonetheless, we are not fully insured against all possible risks, nor are all such risks insurable. We may be forced to cover the costs of certain realized risks which may have a material adverse effect on our business, results of operations or financial condition.

Our business requires us to pay contracting licensing fees for each state that we operate in. We may not be able to justify the cost of compliance in a particular state or locality thus necessitating that we allow our license to expire. This may have a materially adverse effect on our business, results of operations or financial condition.

Each state within the United States maintains its own licensing regime with respect to construction and development business. The applicable fees and compliance rules may prove too costly for us and senior management may choose to permit our license-to-do-business in certain states to expire. We may make such a decision based on the costs outweighing the benefits, although our judgment may prove incorrect, and we may forfeit the possibility of significant profit by withdrawing from a certain state. Poor decision-making with respect to allowing certain licenses to expire or to maintaining them indefinitely may have a materially adverse effect on our business, results of operations or financial condition.

We depend on third parties for equipment and supplies essential to operate our business.

We rely on third parties to sell or lease equipment to us and to provide us with supplies including construction materials necessary for our operations. We cannot assure you that our favorable working relationships with our suppliers will continue in the future. In addition, there have historically been periods of supply shortages in our industry.

The inability to purchase or lease equipment that is necessary for our operations could severely impact our business. If we lose our supply contracts and receive insufficient supplies from third parties to meet our clients’ needs, or if our suppliers experience price increases or disruptions to their business, such as labor disputes, supply shortages or distribution problems, our business, financial condition, results of operations, liquidity and cash flows could be materially and adversely affected.

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Many times our subcontractors are responsible for purchasing supplies for our projects so their inability to adequately source materials impacts our ability to operate. To help offset this risk, the Company has multiple trade accounts with suppliers to source supplies and materials that our subcontractors are unable to procure.

We have not made use of confidentiality agreements in the past and, although we intend to rely on such agreements in future dealings with our suppliers, employees, consultants, and other parties, the prior lack or the breach of such agreements could adversely affect our business and results of operations.

In the past, we have not made use of confidentiality agreements with our employees, clients, consultants and other parties to protect proprietary information or trade secrets. We intend to rely on such confidentiality agreements on a go-forward basis. Current and former employees not covered under confidentiality agreements may divulge our proprietary information or trade secrets. The release of such proprietary information or trade secrets could adversely affect our business and results of operations. Additionally, for individuals covered by future confidentiality agreements, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our proprietary information or trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel at the expense of other tasks related to our business.

Our failure to meet the schedule or performance requirements of our contracts could adversely affect us.

In most cases, our contracts require completion by a scheduled acceptance date. Failure to meet any such schedule, unless the result of non-fault issues such as force majeure, could result in additional costs, penalties or liquidated damages being assessed against us, and these could exceed projected profit margins on the contract. Performance problems on existing and future contracts, such as material shortages, changes to the scope of work or subcontractor performance, could cause actual results of operations to differ materially from those anticipated by us and could cause us to suffer damage to our reputation within the industry and among our clients.

We may choose, or be required, to pay our subcontractors even if our clients do not pay, or delay paying us for the related services.

We use subcontractors to perform portions of our services. In some cases, we pay our subcontractors before our clients pay us for the related services. We could experience a material decrease in profitability and liquidity if we choose, or are required, to pay our subcontractors for work performed for clients that fail to pay, or delay paying us, for the related work.

Our subcontractors may fail to satisfy their obligations or we may be unable to maintain these relationships, which could have a material adverse effect on our business.

Our business relies heavily on subcontractors to fulfill various aspects of our construction projects. If our subcontractors fail to satisfy their obligations to us or other parties, it could lead to project delays, increased costs, and potential legal disputes. Such failures can negatively impact our reputation, client relationships, and overall project outcomes. Maintaining strong relationships with our subcontractors is crucial for our operational success. If we are unable to sustain these relationships, whether due to financial instability, performance issues, or competitive pressures, it could disrupt our supply chain and project schedules. This disruption may result in higher costs and reduced efficiency, adversely affecting our profitability and growth prospects.

Intense competition may adversely affect our business and financial condition.

We operate in a highly competitive industry, and we face significant competition from both established companies and new market entrants. Some of our competitors have greater financial, technical, and marketing

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resources than we do, which may allow them to invest in expansion, acquisitions, and other strategic initiatives and to respond more quickly to new opportunities, technological advancements, and changes in consumer preferences. Our competitors may engage in aggressive pricing strategies, offer more attractive terms to clients, or invest heavily in marketing and promotional activities. These actions can lead to reduced market share, lower sales volumes, and decreased profitability for our business. Additionally, established competitors may have stronger brand recognition and customer loyalty, which can be difficult for us to overcome. This can limit our ability to attract new clients and retain existing ones, impacting our growth and market position.

We may lose business to competitors that underbid us, and we may be unable to compete favorably in our highly competitive industry.

Some of our project awards are determined through a competitive bidding process in which price is the determining factor. We compete against multiple competitors in all of the markets in which we operate, most of which are local or regional operators. Some of our competitors are larger than we are, are vertically integrated and/or have similar or greater financial resources than we do. As a result, our competitors may be able to bid at lower prices than we can due to the location of their plants or as a result of their size or vertical-integration advantages. An increase in competition may result in a decrease in new project awards to us at acceptable profit margins.

We could incur material costs and losses as a result of claims that our materials do not meet regulatory requirements or contractual specifications.

We provide our customers with materials designed to comply with building codes or other regulatory requirements, as well as any applicable contractual specifications. If our materials do not satisfy these requirements and specifications, material claims may arise against us, our reputation could be damaged and, if any such claims are for an uninsured, non-indemnified or product-related matter, then resolution of such claim against us could have a material adverse effect on our financial condition, results of operations or liquidity.

Unionization activities may disrupt our operations and increase our costs.

Although none of our employees are currently covered under collective bargaining agreements, our employees or those of our suppliers may elect to be represented by labor unions in the future. If a significant number of our employees or that of our suppliers were to become unionized and collective bargaining agreement terms were significantly different from our or our suppliers’ current compensation arrangements, it could have a material adverse effect on our business, financial condition and results of operations. In addition, a labor dispute involving some or all our or that of our suppliers or employees may harm our reputation, disrupt our operations and reduce our revenues, and resolution of disputes could increase our costs. Further, if we enter into a new market with unionized construction companies, or the construction companies in our current markets become unionized, construction and build-out costs for new projects in such markets could materially increase.

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating history upon which an evaluation of our business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our portfolio and to accommodate new features and expanded service offerings; or the failure to receive necessary environmental clearances for our presence in certain markets. To successfully introduce and market our services at a profit, we must establish brand name recognition and competitive advantages for our services.

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There are no assurances that we can successfully address these challenges and if unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels of our business are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new and our market has not been developed. If our forecasts prove incorrect, the business, operating results and financial condition of the Company may be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenues. As a result, any significant reduction in planned or actual revenues may immediately and adversely affect our business, financial condition and operating results.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential claims.

Our services entail the inherent risk of liability claims or product recalls. Liability insurance is expensive and, if available, may not be available on acceptable terms at all periods of time. A successful liability claim or issue could inhibit or prevent the successful commercialization of our services, cause a significant financial burden on the Company, or both, which in either case could have a material adverse effect on our business and financial condition.

Risks Relating to Our Industry

Our results of operations fluctuate from quarter to quarter and from year to year as they are affected, among other things, by the seasonal nature of the construction industry.

Our results of operations experience substantial fluctuations from quarter to quarter and year to year. Any negative economic conditions that occur during the months of traditionally higher sales of a given product could have a disproportionate effect on our results of operations for the entire fiscal year. We may also make strategic decisions to deliver and invoice customers at certain dates to lower costs or improve supply chain efficiencies or may be forced to do so because of supply chain issues or disruption. As a result, our results of operations are likely to fluctuate significantly from period to period such that any historical results should not be considered indicative of the results to be expected for any future period. In addition, we incur significant additional expenses in the periods leading up to the beginning of new projects which may also result in fluctuations in our results of operations. Our annual and quarterly gross profit margins are also sensitive to a number of factors, many of which are beyond our control. This seasonality in revenues, expenses and margins, along with other factors that are beyond our control, including general economic conditions, changes in consumer preferences, weather conditions, including major weather events such as hurricanes, geopolitical uncertainty, the cost or availability of raw materials or labor, discretionary spending habits and currency exchange rate fluctuations, could materially and adversely affect our business, results of operations or financial condition.

We are subject to laws, rules and regulations regarding safety, health, environmental and noise pollution and other issues that could cause us to incur fines or penalties or increase our operating costs.

We are subject to federal, state local, and municipal laws, rules and regulations in the United States regarding product safety, health, environmental and noise pollution and other issues that could cause us to incur fines or penalties or increase our operating costs, all of which could have a material adverse effect on our business, results of operations or financial condition. Namely, we are required to comply with the Occupational Safety and Health Act of 1970, which helps to ensure safe and healthy working conditions for workers by setting and enforcing standards and by providing training, outreach, education, and assistance. A failure to comply with, or compliance with, any such requirements or any new requirements could result in increased expenses to modify our products, or harm to our reputation, which could have a material adverse effect on our business, results of operations or financial condition.

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Our operations are subject to special hazards that may cause personal injury or property damage, subjecting us to liabilities and possible losses which may not be covered by insurance.

Operating hazards inherent in our business, some of which may be outside our control, can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, but this insurance may be inadequate or unavailable to cover all losses or liabilities we may incur in our operations. Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of unreported incidents and the effectiveness of our safety programs. If we were to experience insurance claims or costs above our estimates, we may be required to use working capital to satisfy these claims rather than using working capital to maintain or expand our operations.

The construction services industry is highly schedule driven, and our failure to meet the schedule requirements of our contracts could adversely affect our reputation and/or expose us to financial liability.

In some instances, we guarantee that we will complete a project by a certain date. Any failure to meet contractual schedule or completion requirements set forth in our contracts could subject us to responsibility for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages, liability for our customer’s actual costs arising out of our delay, reduced profits or a loss on that project, damage to our reputation and a material adverse impact to our financial position, results of operations, cash flows and liquidity.

Natural disasters, unusually adverse weather, pandemic outbreaks, boycotts and geo-political events could materially and adversely affect our business, results of operations or financial condition and the market for stocks globally.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, pandemic outbreaks, boycotts and geo-political events, such as civil unrest and acts of terrorism, upheavals in international relations, or similar disruptions could materially and adversely affect our business, results of operations or financial condition. These events could result in physical damage to one or more of our properties or construction projects, increases in fuel or other energy prices, temporary or permanent closure of one or more of our projects, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials or building supplies, and disruption to our information systems, and, ultimately, have a material adverse impact on our business, results of operations or financial condition. Further, such events could materially and adversely affect the financial markets. The price of our common stock may decline significantly if such an event were to occur. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our products and services to our customers and could decrease demand for our products and services.

We may not have sufficient resources to effectively introduce and market our services and products, which could materially harm our operating results.

Continuation of market acceptance for our existing services and products requires substantial marketing efforts and will require our sales account executives and contract partners to make significant expenditures of time and money. In some instances, we will be significantly or totally reliant on the marketing efforts and expenditures of our contract partners, outside sales agents and distributors.

Commercialization of our products and services require us to expand our own marketing and sales capabilities or consider collaborating with additional third parties to perform these functions. We may, in some instances, rely

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significantly on sales, marketing and distribution arrangements with collaborative partners and other third parties. In these instances, our future revenue will be materially dependent upon the success of the efforts of these third parties.

Should we determine that expanding our own marketing and sales capabilities continues to be required, we may not be able to attract and retain qualified personnel to serve in our sales and marketing organization, to develop an effective distribution network or to otherwise effectively support our commercialization activities. The cost of establishing and maintaining a more comprehensive sales and marketing organization may exceed its cost effectiveness. If we fail to further develop our sales and marketing capabilities, if sales efforts are not effective or if costs of increasing sales and marketing capabilities exceed their cost effectiveness, our business, results of operations and financial condition would be materially and adversely affected.

We operate in a highly competitive industry.

We may encounter competition from local, regional, or national entities, some of which have superior resources or other competitive advantages in the larger construction and real estate development space. Intense competition may adversely affect our business, financial condition, or results of operations. These competitors may be larger and more highly capitalized, with greater name recognition. We will compete with such companies on brand name, quality of services, level of expertise, advertising, product and service innovation and differentiation of product and services. As a result, our ability to secure significant market share may be impeded.

We may require additional financing to sustain or grow our operations. Raising additional capital may cause dilution to our existing stockholders and investors, or restrict our operations.

We may need to seek additional capital through a variety of means, including through private and public equity offerings and debt financings, collaborations, or strategic alliances and acquisitions. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under other types of contracts, the ownership interests of our stockholders may be diluted, and the terms of such financings may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect the rights of our stockholders, including rights, preferences and privileges that are senior to those of our holders of Common Stock in terms of the payment of dividends or in the event of a liquidation. In addition, debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures, entering into contractual arrangements, or declaring dividends and may require us to grant security interests in our assets.

Risks Relating to Our Securities

The existing market for our securities developed very recently, and we do not know whether it will provide you with adequate liquidity.

Prior to our recent offering, there had not been a public market for our securities. We cannot assure you that an active trading market for our common stock will continue, having only developed recently. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares was determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will ultimately prevail in the trading market.

JFB Construction Holdings is a holding company.

We, JFB Construction Holdings, are a holding company and our only significant assets are the membership interest and capital stock of our current or future subsidiaries. As a result, we are subject to the risks attributable to our subsidiaries. As a holding company, we conduct substantially all of our business through its subsidiaries, which generate substantially all of our revenues. Consequently, our cash flows and ability to complete current or

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desirable future enhancement opportunities are dependent on the earnings of our subsidiaries and the distribution of those earnings to us. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us.

The market price of our common stock is likely to be highly volatile, and you could lose all or part of your investment.

Investing in our stock involves substantial risk due to potential for rapid and unpredictable fluctuations in our stock price. The trading price of our common stock is likely to be volatile and may experience rapid and unpredictable changes. This volatility can make it difficult for investors to assess the rapidly changing value of our stock and may prevent you from being able to sell your shares at or above the price you paid for them. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission (“SEC”);

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market; additions and departures of key personnel;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments affecting us or our industry;

•	speculation in the press or investment community;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities; and

•	changes in general market and economic conditions.

In addition, instances of extreme stock price run-ups followed by rapid price declines and significant stock price volatility may occur, and these fluctuations may be unrelated to our actual or expected operating performance, financial condition, or prospects. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

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•	changes in interest rates;

•	macroeconomic conditions, both nationally and locally;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets;

•	increases in infrastructure costs; and

•	in commodity prices.

Unanticipated fluctuations in our quarterly operating results could result in a decline in our stock price.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

If, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If our shares are delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We have no current plans to pay cash dividends on our common stock for the foreseeable future, and you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facility. As a

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result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it and any potential investor who anticipates the need for current dividends should not purchase our securities. See the section entitled “Dividend Policy.”

We cannot predict the effect our dual-class structure may have on the market price of our Class A Common Stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A common stock, adverse publicity or other adverse consequences. The dual-class structure of our common stock may make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. In addition, it is unclear what effect, if any, such policies will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we may be excluded from certain indices and we cannot assure you that other stock indices (including Nasdaq) will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices may preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock may be adversely affected.

We will incur significantly increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

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•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A change in tax laws or regulations could increase our tax burden and adversely affect our business.

Changes in tax laws or regulations at the federal or state level could significantly impact our financial condition and results of operations. Any increase in our tax burden due to new legislation or changes in existing tax policies could reduce our profitability and cash flows. This includes potential changes in corporate tax rates, deductions, credits, and other tax-related provisions that could increase our overall tax liability. Additionally, compliance with new tax regulations may require substantial time and resources, further straining our financial and operational capacities. Uncertainty and complexity in the tax landscape can also complicate our financial planning and forecasting, making it more challenging to manage our business effectively. These factors could collectively have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Changes to accounting rules or regulations may adversely affect the Company’s financial statements.

Changes to existing accounting rules or regulations may impact our financial statements, and in turn, impact the reporting of our future results of operations, result in additional costs to the Company or cause negative perception of the Company’s financial outlook by investors or analysts. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future.

Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our results of operations.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to our operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. When impairment triggers are deemed to exist for our operations, the estimated undiscounted future cash flows are compared to its carrying value. If the carrying value exceeds the undiscounted cash flows, an impairment charge equal to the difference between the carrying value and the fair value is recorded. The projections of future cash flows used in these analyses require the use of judgment and a number of estimates and projections of future operating results. If actual results differ from our estimates, additional charges for asset impairments may be required in the future. If future impairment charges are significant, this could have a material adverse effect on the results of our operations.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements.

We are an “emerging growth company” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements

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applicable to other public companies including, but (i) not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (iv) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (v) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.24 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our securities and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to stockholders of such companies.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have opted for taking advantage of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Jobs Act.

We are a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a smaller reporting company under Rule 12b-2 of the Securities Exchange Act of 1934. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on smaller reporting company exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders with less information or fewer rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company”, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of an extension of time to comply with new or revised financial accounting standards;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

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•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies.

We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements.

We are a “controlled company” within the meaning of the Nasdaq listing standards. For so long as we remain a controlled company, we technically qualify and are eligible to be exempted from the obligation to comply with certain Nasdaq corporate governance requirements, however, we do not plan to take advantage of the exemptions provided to controlled companies, which include

•	our Board of Directors is not required to be comprised of a majority of independent directors;

•	our Board of Directors is not subject to the compensation committee requirements; and

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

•	our Board of Directors is not required to be comprised of a majority of independent directors;

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions. Our status as a controlled company could cause our securities to be less attractive to certain investors or otherwise adversely affect our securities’ trading price.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

Anti-takeover provisions in our Articles of Incorporation and Bylaws and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

The anti-takeover provisions of the Nevada law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three (3) years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. Our Articles of Incorporation and our Bylaws, may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our Board of Directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. As a result, you may lose your ability to sell your stock for a price in excess of the

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prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff, all of which would is likely to add additional attention and costs to the Company. In addition, we may identify material weaknesses in our internal control over financial reporting that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.

If we identify weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by Nasdaq, once our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Liability of directors for breach of duty is limited under Nevada law.

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify for our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may

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also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 1C. CYBERSECURITY

Cybersecurity Risk Management and Strategy

We have developed and maintained a Cybersecurity risk management methodology intended to protect the confidentiality, integrity, and availability of our critical systems and information. Our Cybersecurity risk management methodology is integrated into our overall enterprise risk management, and shares common methodologies, reporting channels and governance processes that apply across the Company to other legal, compliance, strategic, operational, and financial risk areas. As part of our overall risk management processes and procedures, we have instituted a Cybersecurity awareness campaign designed to identify, assess and manage material risks from Cybersecurity threats, including by engaging a third-party Cybersecurity service provider, which communicates directly with our management and compliance personnel. The cyber risk management methodology involves risk assessments, implementation of security measures and ongoing monitoring of systems and networks, including networks on which we rely. Through our Cybersecurity awareness, the current threat landscape is actively monitored in an effort to identify material risks arising from new and evolving Cybersecurity threats. We may engage external experts, including Cybersecurity assessors, consultants, and auditors to evaluate Cybersecurity measures and risk management processes as needed. We also depend on and engage various third parties, including suppliers, vendors, and service providers in connection with our operations. Our risk management, legal, and compliance personnel oversee and identify, including through a third-party Cybersecurity service provider, material risks from Cybersecurity threats associated with our use of such entities.

Our Cybersecurity risk management methodology includes:

•	risk assessments designed to help identify material Cybersecurity risks to our critical systems, information, services, and our broader enterprise IT environment;

•

individuals, including employees and external third-party service providers, who are responsible for managing our Cybersecurity risk assessment processes, our security controls, and our response to Cybersecurity incidents;

•	the use of external service providers, where appropriate, to assess, test or otherwise assist with aspects of our security controls;

•	Cybersecurity awareness training of our employees, incident response personnel, and senior management;

•	a Cybersecurity incident response plan that includes procedures for responding to Cybersecurity incidents; and

•	a third-party risk management process for service providers, suppliers, and vendors.

We have not identified risks from known Cybersecurity threats, including as a result of any prior Cybersecurity incidents that have materially affected us, including our operations, business strategy, results of operations, or financial condition. We face risks from Cybersecurity threats that, if realized, are reasonably likely to materially affect us, including our operations, business strategy, results of operations, or financial condition.

Cybersecurity Governance

Our Board provides strategic oversight on Cybersecurity matters, including material risks associated with Cybersecurity threats. The Board has delegated to the Audit Committee oversight of Cybersecurity and other information technology risks. The Audit Committee oversees management’s implementation of our

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Cybersecurity risk management methodology. Our Board and the Audit Committee receive periodic updates from our Chief Financial Officer and more frequently as needed, regarding the overall state of our Cybersecurity preparedness, information on the current threat landscape, and material risks from Cybersecurity threats and Cybersecurity incidents. The Audit Committee and our management team are informed about and monitor the prevention, detection, mitigation, and remediation of Cybersecurity incidents, including through the receipt of notifications from third-party service providers and reliance on communications with our risk management, legal, and/or compliance personnel.

The Audit Committee reports to the full Board regarding Cybersecurity activities. The full Board also receives briefings from management on cyber risk issues and best practices. Our management team is responsible for assessing and managing our material risks from Cybersecurity threats. The team has primary responsibility for developing and maintaining our overall Cybersecurity risk methodology and supervises both our internal Cybersecurity personnel and our retained external Cybersecurity consultants. Our management team supervises efforts to prevent, detect, mitigate, and remediate Cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the information technology environment.

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Item 2. Properties.

Our corporate headquarters are located at 1300 S. Dixie Highway, Suite B, Lantana, FL 33462 pursuant to a 7-year lease which commenced on March 29, 2024. The monthly rent is $11,928 for approximately 4,473 square feet of office space. The base rent increases by two and one-half percent (2.5%) each year of the lease. On June 1st, the Company amended the lease agreement to lease the entire building, totaling approximately 8,946 square feet, resulting in a total monthly rent obligation of $24,894. This new agreement commenced on January 1, 2026. The property is in good condition and we believe it is sufficient for our business needs.

Item 3. Legal Proceedings.

There are no actions, suits, proceedings, inquiries or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our Common Stock, any of our officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

In addition, from time to time, we may be subject to various additional claims, lawsuits, and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief.

As we continue to grow and develop our services, we anticipate that we will expend significant financial and managerial resources in the defense of our products in the future. We also anticipate that we will expend significant financial and managerial resources to defend against claims against our services.

Item 4. Mine Safety Disclosures.

Not Applicable

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PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market Information

The Common Stock began trading on the Nasdaq Capital Market under the symbol JFB on March 06,2025.

As of March 31,2026, there were approximately 380 holders of record of our Common Stock. Since certain shares of our Common Stock are held by brokers and other institutions on behalf of stockholders, the foregoing number of holders of our Common Stock is not representative of the number of beneficial holders of our Common Stock.

The last reported sales price for our Common Stock as reported on the Nasdaq Capital Market on March 31, 2026 was $7.29 per share.

Dividend Policy

We have not declared or paid any cash dividends on our Common Stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our Common Stock will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and other factors that the Board considers to be relevant.

Securities Authorized for Issuance under Equity Compensation Plans

See the information incorporated by reference in “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” for information regarding shares of our common stock authorized for issuance under our stock compensation plans, which information is incorporated herein by reference.

Preferred Stock

As of December 31, 2025, the Company had 4,389,500 shares of Series C Convertible Preferred Stock outstanding.

Transfer Agent

The transfer agent of our Common Stock is ClearTrust LLC 16540 Pointe Village Dr, Suite 210 Lutz, FL 33558

Recent Sales of Unregistered Securities

During the past three (3) years, we have issued the following common stock. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of common stock.

On April 30th, 2024. Joseph F. Basile III gifted 81.25 shares of Class A Common stock in the JFB Subsidiary to The Basile Family Irrevocable Trust and 0.625 shares of common stock in the JFB Subsidiary to another individual.

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To effectuate the Reorganization, on July 18,2024, Mr. Basile, The Basile Family Irrevocable Trust, and another shareholder contributed their shares in JFB Construction & Development, Inc to JFB Construction Holdings in exchange for shares of common stock of JFB Construction Holdings. As a result, JFB Construction Holdings issued (1) 730.000 shares of Class A Common Stock and 8,000,000 shares of Class B Common to Mr. Basile, (2) 500,000 shares of Class A Common Stock to The Basile Family Irrevocable Trust, and 50,000 shares of Class A Common Stock to the other shareholder. Accordingly, immediately after the Reorganization, Mr. Basile and Basile Family Irrevocable Trust owned approximately fifty-seven percent (57%) and forty-three percent (43%) of the Common Stock of JFB Construction Holdings, respectively.

On July 19,2024 the Company issued 720,000 shares of the Company’s Class A common stock to Chartered Services for assisting the company with various consulting services. These services included the Company’s nomination system for all directors and aid in identifying qualified candidates, Review and advise the Company on all documents and accounting systems with GAAP compliance, provide support as a liaison for the Company’s third party service providers, and provide business development services. Under this agreement the shares have already been granted and cannot be reclaimed even if the agreement is cancelled with or without cause. There are no required measurable deliverables or milestones as part of this agreement from Chartered Service. The agreement contains customary confidentiality and non-solicitation provisions.

On June 30, 2025, the Company issued a total of 292,800 of its Class A Common Stock to its directors and officers and key employees pursuant to the Company’s 2024 Equity Incentive (ESOP) Plan. These awards were granted in recognition of continued service and performance contributions and were issued in accordance with the terms and conditions of the ESOP. The issuance represents a component of the Company’s long-term incentive program designed to align management and employee interest with those of shareholders and support the Company’s ongoing growth objectives.

On October 2, 2025 the Company entered into a Securities Purchase Agreement with American Ventures LLC, Series XIV JFB for a private investment into public equity (PIPE) of 4,389,500 shares of its Series C convertible Preferred Stock par value $0.0001 per share, stated value of $10.00 per share, convertible into 16,137,866 shares of Common Stock, par value $0.0001, at a conversion price of $2.72 per share of Series C Preferred stock, an aggregate of 16,137,866 warrants to acquire up to 16,137,866 shares of Common Stock, and an aggregate of 16,137,866 warrants to acquire up to 16,137,866 shares of Common Stock.

On December 2, 2025, the Company issued an aggregate 214,960 shares of its Common Stock as non-cash consideration for consulting services. 171,988 shares were issued to Brian Herman and 42,992 shares were issued to Kingswood Capital Partners LLC. The shares were issued book-entry form with transfer restrictions and were valued based on fair market value of the Company’s Common Stock on the respective grant dates. The related expense is included in general and administrative fees in the accompanying financial statements.

On February 18,2026 American Ventures entered into a private investment in public equity (PIPE) transaction with the company. 1,604,000 shares of Class A Common Stock were issued at a purchase price of $6.25 per share.

Item 6. [Reserved]

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Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our Company as of and for the periods presented below. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in this Annual Report on Form 10-K and the audited financial statements and notes thereto as of and for the year ended December 31, 2024 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operation. Unless the context requires otherwise, references in this Annual Report on Form 10-K to “we,” “us,” and “our” refer to JFB Construction Holdings.

Overview of Company

JFB is a commercial and residential construction company specializing in retail buildouts, multifamily developments, luxury homes and general commercial construction. We have strong relationships with franchisees and franchisors, which has been the foundation of driving steady growth, especially in the Southern Atlantic region. Our expansion plans include vertically integrated real estate development projects and securing larger, more complex construction projects that require higher bond capacity.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, and expenses. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and those differences may be material.

While our significant accounting policies are more fully described in Note 2—Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements included in this annual report, we believe the following discussion addresses our most critical accounting policies, which are those that are most important to our financial condition and results of operations and which require our most difficult, subjective and complex judgments.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiaries. The Company consolidates entities where it has a controlling financial interest, as defined by ASC 810, “Consolidation”.

In accordance with ASC 810-10, consolidation applies to:

•	Entities with more than 50% voting interest, unless control is not with the Company; and

•	Variable Interest Entities (VIEs), where the Company is the primary beneficiary, possessing both (i) power over significant activities and (ii) the obligation to absorb losses or receive benefits.

All intercompany transactions and balances are eliminated in consolidation per ASC 810-10-45. The Company continuously evaluates its investments and relationships to assess consolidation requirements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and

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liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the recognition of revenues and expenses during the reporting period. Actual results may differ from these estimates, and such differences could be material.

In accordance with ASC 250-10-50-4, changes in estimates are recorded in the period in which they become known and are accounted for prospectively. The Company bases its estimates on historical experience, industry trends, and other relevant factors, incorporating both quantitative and qualitative assessments that it believes are reasonable under the circumstances.

Significant estimates for the years ended December 31, 205, and 2024, respectively, include:

•	Allowance for doubtful accounts and contract receivables

•	Valuation of stock-based compensation

•	Estimated useful lives of property and equipment

•	Contract liabilities and Contract assets

•	Implicit interest rate in right-of-use operating leases

•	Uncertain tax positions

•	Valuation allowance on deferred tax assets

Risks and Uncertainties

The Company operates in a highly competitive industry that is subject to intense market dynamics, shifting consumer demand, and economic fluctuations. The Company’s operations are exposed to significant financial, operational, and strategic risks, including potential business disruptions, supply chain constraints, and liquidity challenges.

In accordance with ASC 275, “Risks and Uncertainties,” the Company evaluates and discloses risks that could materially affect its financial condition, results of operations, and business outlook. Key factors contributing to variability in sales and earnings include:

1. Industry Cyclicality (ASC 275-10-50-6) – The Company’s financial performance is affected by industry trends, seasonality, and shifts in market demand.

2. Macroeconomic Conditions (ASC 275-10-50-8) – Economic downturns, inflationary pressures, interest rate changes, and geopolitical risks may impact consumer purchasing behavior and the Company’s revenue streams.

3. Pricing Volatility (ASC 275-10-50-4) – The cost and availability of raw materials, supply chain disruptions, and competitive pricing pressures can lead to fluctuations in gross margins and profitability.

Given these uncertainties, the Company faces challenges in accurately forecasting financial performance and may experience material risks affecting liquidity, business continuity, and long-term strategic growth. The Company continuously assesses these risks and implements measures to mitigate their potential impact.

Revenue from Contracts with Customers

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains

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control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

In accordance with ASC 606-10-50-5, the Company identifies Revenue from Contracts with Customers using this 5- step model.

1. Identifying the Contract(s) with a Customer. The Company enters into written contract with customers that create enforceable rights and obligations. Contracts are assessed to ensure they meet criteria for being considered legally binding and capable of being accounted for.

2. Identify the Performance Obligations in the Contract. Performance obligations are identified as distinct promises to transfer goods or services to a customer. The Company identifies their scope of work and creates a schedule of values (SOV) outlining each individual scope of the project. Commercial construction performance obligations typically include delivering construction services for commercial construction and recognized the entire contract as a single performance obligation, Residential Construction is typically delivering the new construction of a residential construction or a remodel of an existing residential property, and we recognize the contract as a single performance obligation.

3. Determine the Transaction Price. The transaction price is the amount of considerations the Company expects to be entitled to in exchange for transferring promised services. The transaction price may include fixed amounts or cost-plus percentage method.

4. Allocate the Transaction Priced to Performance Obligations. The transaction price is allocated to each performance obligation (SOV) based on its stand-alone selling price. The stand-alone selling price is the price which the Company would sell its service separately to a customer.

5. Recognize Revenue when (or as) the Company Satisfies a Performance Obligation. The Company recognizes revenue over time based on the progress towards completion of performance obligation. Revenue recognized during this reporting period is derived from the total contract value as allocated to performance obligations satisfied during that period. Commercial construction revenue is recognized over time, using the cost-to cost method as we perform work on projects. Residential construction is similarly recognized over time for custom builds and remodel using the cost-to cost method.

By treating our contracts as a single performance obligation, we ensure that our revenue recognition process accurately reflects the economic realities of our business operations across all segments. This approach provides clarity to stakeholders regarding our revenue-generating activities, aligning with the guidance provided in ASC 606-10-55-89 through 55-91.

In accordance with ASC 606-10-50-8, the Company has disclosed significant judgements and changes in judgements related to the recognition of revenue from construction contracts. The application of ASC 606 requires the use of judgment in various aspects of revenue recognition, particularly in the use of the cost-to-cost method. The Company applies the cost-to-cost method to measure progress toward completion. This involves estimating the total contract cost and recognizing revenue based on the ration of cost incurred to the estimated total cost. The Company makes judgements regarding the recognition of revenue related to change orders and claims. Revenue from change orders is included in the transaction price when it is probable the customer will approve the change and the amount can be reliably estimated.

In accordance with ASC 606-10-50-8, the Company recognizes contract assets and liabilities that reflect timing of revenue relative to the amounts billed or paid. Contract balances are reported in the balance sheet as follows:

1. Contract Assets. Contract Assets represent the Company’s right to consideration for work completed to date but not yet billed to the customer. These amounts typically arise when revenue is recognized before an invoice is issued.

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2. Contract Liabilities. Contract Liabilities represent the Company’s obligation to transfer goods or service to a customer for which it has received consideration or has the right to receive consideration before performing under the contract. Contract liabilities include advance payments or progress billing received from customers before the Company has satisfied its performance obligations.

Contract assets represent revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represent billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion.

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share.” The calculation of basic EPS follows the two-class method and is determined by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding, including certain other shares committed to be issued.

Basic Earnings Per Share (EPS)

Basic EPS is calculated using the two-class method, as prescribed by ASC 260-10-45-60, and is computed as follows:

•	Net earnings available to common shareholders represent net earnings to common shareholders, adjusted for the allocation of earnings to participating securities.

•	Losses are not allocated to participating securities in accordance with ASC 260-10-45-61.

•

The denominator includes common shares outstanding and certain other shares committed to be issued, such as restricted stock and restricted stock units (“RSUs”), for which no future service is required.

Diluted Earnings Per Share (EPS)

Diluted EPS is calculated under both the two-class method and the treasury stock method, and the more dilutive result is reported, as required by ASC 260-10-45-45.

•	Diluted EPS is computed by taking the sum of:

•	Net earnings available to common shareholders

•	Dividends on preferred shares

•	Dividends on dilutive mandatorily redeemable convertible preferred shares

•	Divided by the weighted average number of common shares outstanding and certain other shares committed to be issued, plus all dilutive common stock equivalents during the period, such as:

•	Stock options

•	Warrants

•	Convertible preferred stock

•	Convertible debt

•

Preferred shares and unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) qualify as participating securities under the two-class method, per ASC 260-10-45-62.

Net Loss Per Share Considerations

In computing net loss per share, unvested shares of common stock are excluded from the denominator, as required by ASC 260-10-45-48.

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Participating Securities & Share-Based Compensation

Restricted stock and RSUs granted as part of share-based compensation contain nonforfeitable rights to dividends and dividend equivalents, respectively. Therefore:

•	Before the requisite service is rendered for the right to retain the award, these instruments meet the definition of a participating security under ASC 260-10-45-59.

•	RSUs granted under an executive compensation plan, however, are not considered participating securities because the rights to dividend equivalents are forfeitable (ASC 718-10-25).

Related Parties

The Company defines related parties in accordance with ASC 850, “Related Party Disclosures,” and SEC Regulation S-X, Rule 4-08(k). Related parties include entities and individuals that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company.

Related parties include, but are not limited to:

•	Principal owners of the Company.

•	Members of management (including directors, executive officers, and key employees).

•	Immediate family members of principal owners and members of management.

•	Entities affiliated with principal owners or management through direct or indirect ownership.

•	Entities with which the Company has significant transactions, where one party has the ability to exercise control or significant influence over the management or operating policies of the other.

A party is considered related if it has the ability to control or significantly influence the management or operating policies of the Company in a manner that could prevent either party from fully pursuing its own separate economic interests.

The Company discloses all material related party transactions, including:

•	The nature of the relationship between the parties.

•	A description of the transaction(s), including terms and amounts involved.

•	Any amounts due to or from related parties as of the reporting date.

•	Any other elements necessary for a clear understanding of the transactions’ effects on the financial statements.

Disclosures are made in accordance with ASC 850-10-50-1 through 50-6 and SEC Regulation S-X, Rule 4-08(k), which requires registrants to disclose material related party transactions and their effects on the financial position and results of operations.

Recently Issued Accounting Standards Not Yet Adopted

ASU 2023-09 – Income Taxes (Topic 740): Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, which enhances income tax disclosure requirements by:

•	Standardizing and disaggregating rate reconciliation categories.

•	Requiring disclosure of income taxes paid by jurisdiction.

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This ASU is effective for annual periods beginning after December 15, 2024, and may be applied on a prospective or retrospective basis. Early adoption is permitted.

The Company is currently assessing the impact of ASU 2023-09 on its income tax disclosures and reporting requirements.

Other Accounting Standards Updates

The FASB has issued various technical corrections and industry-specific updates that are not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Results of Operations

For the Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

The following table summarizes the results of condensed consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2025 and 2024 in U.S. dollars, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	Fiscal Year Ended December 31,		Change Amount
	2025	2024
Revenues	$30,541,443	$23,087,885	$7,453,558
Cost of revenues	27,391,163	18,053,324	9,337,839

Gross profit	3,150,280	5,034,561	(1,884,281)

Operating expenses:
Selling and marketing expense	1,011,092	51,635	959,457
General and administrative	7,373,892	4,836,781	2,537,111
Depreciation and amortization expense	251,913	179,649	72,264

Total operating expenses	8,804,847	5,068,065	3,736,782

Income from operations	(5,654,567)	(33,504)	(5,621,063)
Other income (expense):
Other income, net	(124,053)	(8,142)	(115,911)
Interest expense	(489)	(32,649)	32,160
Interest income	506,558	193,300	313,258

Total other income (expense), net	382,016	152,509	229,507
Net income	$(5,272,551)	$119,005	$(5,391,556)

Revenues.

Revenues increased by $7,453,558, or 32.3%, to approximately $30.5 million in the year ended December 31, 2025 from approximately $23 million for the year ended December 31, 2024. The increase in revenue was primarily driven by a higher volume of project completions and revenue recognition in the second half of 2025, despite a slowdown in new contract awards earlier in the year. As is typical in the construction industry, JFB experiences significant seasonality, with Q3 and Q4 historically representing the strongest periods for project execution and closeout. Many clients aim to complete construction before year-end to maximize tax benefits, which results in a concentrated surge of activity and revenue recognition during these quarters. Although inflation and elevated interest rates reduced the number of new contracts awarded in the first nine months of 2025—due to higher material costs, increased financing costs, and client hesitancy to initiate new projects—the company benefited from a robust backlog entering the year. This backlog, combined with improved operational efficiency and timely project delivery, enabled JFB to convert a larger portion of its work-in-progress into recognized revenue during the latter half of 2025. JFB continues to mitigate inflationary and financing pressures

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through strategic procurement initiatives, supplier diversification, and the evaluation of alternative financing strategies to optimize its capital structure in the current market environment.

Cost of revenues increased $9,337,839, or 51.7%, to approximately $27 million in the year ended December 31, 2025 from approximately $18 million for the year ended December 31, 2024. The increase in cost of revenues was primarily driven by the overall increase in revenue during the period, which resulted in a higher volume of project activity and corresponding direct costs. In addition, rising material prices—particularly for key inputs such as steel, lumber, concrete, and other construction components—further contributed to the increase. Industry-wide inflation and supply-chain pressures elevated procurement costs throughout the year, resulting in higher direct project expenditures compared to the prior period.

Gross profit

Our gross profit decreased by $1,884,281, or 37%, to $3.1 million in the year ended December 31, 2025 from $5 million in the year ended December 31, 2024. The decline in gross profit was primarily driven by a significant increase in cost of revenues that outpaced the growth in revenue. Although revenues increased year over year, the projects completed in 2025 carried lower gross margins due to elevated material costs, industry-wide inflation, and higher pricing for key construction inputs such as steel, lumber, and concrete. These cost pressures reduced the profitability of projects delivered during the period. In addition, the mix of work completed in 2025 included a greater proportion of projects with inherently lower margin profiles, further contributing to the decline in gross profit. As a result, despite higher revenue, the combination of rising direct costs and margin compression led to a reduction in overall gross profitability for the year.

Selling and marketing expenses

Our selling and marketing expenses increased by $959,457, or 1,858%, to $1,011,092 in the year ended December 31, 2025 from $51,635 in the year ended December 31, 2024. The increase was primarily attributable to significant investments made to enhance recognition and visibility of the JFB stock symbol in the marketplace. During the year, the Company expanded its advertising efforts, implemented targeted investor-awareness campaigns, and launched new marketing initiatives designed to strengthen brand presence and support capital-markets positioning. These activities resulted in higher promotional, advertising, and outreach costs compared to the prior period.

General and administrative expenses

Our general and administrative expenses primarily include salaries and benefits, professional fees, office expenses, travel expenses, and insurance expenses. General and administrative expenses increased by approximately $2.5 million, or 52%, to approximately $7.3 million in the year ended December 31, 2025 from approximately $4.8 million in the year ended December 31, 2024. The increase was mainly due to the enhancement of talent acquisition and retention. To support our growing operations and maintain high standards of service, we have invested in recruiting and training top talent. We have also increased our administrative infrastructure which includes out IT systems, increasing office staff, office space and investing in new software and tools to enhance efficiency and support our operations. Our general and administrative expenses represented 24% and 21% of our total revenue for the years ended December 31, 2025 and 2024, respectively.

Depreciation and amortization expenses

Depreciation and amortization expenses increased by $72,264, or 40%, to $251,913 in the year ended December 31, 2025 from $179,649 in the year ended December 31, 2024.The increase was primarily driven by the expansion of the Company’s asset base, including the acquisition of additional Company vehicles and the depreciation associated with the new corporate headquarters leased beginning in 2025. The larger facility and related leasehold improvements contributed to higher depreciation expense during the period. Overall, the increase in depreciation and amortization reflects the Company’s continued investment in infrastructure and operational capacity, which management believes is essential to supporting long-term growth and improved efficiency.

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Other income, net

Our other income increased by $115,911, or 1,424%, to ($124,053) in the year ended December 31, 2025 from ($8,142) in year ended December 31, 2024.The increase was primarily due to the recognition of a bad debt write-off during the period, which increased other income compared to the prior year. This adjustment reflects the Company’s assessment of uncollectible amounts and the corresponding impact on non-operating income.

Interest expenses

Our interest decreased increased by $32,160, or 99%, to $489 in the year ended December 31, 2025 from $32,649 in the year ended December 31, 2024. The decrease was primarily attributable to a reduction in bank service charges recorded within interest expense during the current period. Lower fees and reduced banking-related costs contributed to the significant decline in interest expense year over year.

Interest income

Our interest income increased by $313,258, or 162%, to $506,558 in the year ended December 31, 2025 from $193,300 in the year ended December 31, 2024. The increase in our interest income was the result of higher interest paid on bank balances. The improvement in these rates has led to higher earnings on interest bearing deposits and cash balances held at Sea Coast Bank. The increase in interest income reflects the Company’s successful efforts to capitalized on improved banking terms and optimize its cash management practices. We continue to monitor interest rate trends and banking relationships to ensure sustained benefits from these favorable conditions.

Net income

Our net income decreased by $5,391,556, or 4,530%, to $(5,272,551) in the year ended December 31, 2025 from $119,005 in year ended December 31, 2024. The decrease in net income was primarily driven by a significant increase in cost of revenues, which outpaced the growth in revenue due to higher material costs and margin compression on projects completed during the year. Additionally, increased depreciation and amortization expense resulting from the expansion of the Company’s asset base—including new vehicles and the new corporate headquarters—further contributed to the decline. Higher selling and marketing expenses, largely associated with initiatives to increase recognition of the JFB stock symbol, also impacted profitability. Collectively, these factors led to a substantial reduction in net income despite the overall increase in revenue.

For the Years Ended December 31, 2025 and 2024

The following table sets forth summary of our cash flows for the periods indicated:

	Years Ended December 31,
	2025	2024
Net cash provided by (used in) operating activities	$(11,789,888)	$3,481,850
Net cash used in investing activities	(1,266,755)	(817,534)
Net cash provided by (used in) financing activities	35,568,844	(1,204,877)
Net (decreased) increase in cash	22,512,201	1,459,439
Cash, beginning of the period	2,696,183	1,236,744

Cash, end of the period	$25,208,384	$2,696,183

Operating Activities

Net cash used in operating activities was ($11,789,888) in the year ended December 31, 2025, compared to cash provided in operating activities of approximately $3,481,850 in the year ended December 31, 2024. This is a

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439% decrease primarily driven primarily by a significant rise in operational expenses associated with the Company’s initial IPO preparations and PIPE transaction activities during the year. These costs included professional fees, legal and accounting services, regulatory readiness, and other transaction-related expenditures that increased operating outflows. The concentration of these expenses in 2025 materially reduced cash generated from operations and was the primary factor contributing to the overall decline in operating cash flow for the period.

Investing Activities

Net cash used in investing activities was $1,266,755 in the year ended December 31, 2025, compared to net cash used in investing activities of $817,534 in the year ended December 31, 2024. The increase was primarily driven by real estate investments the Company has made as part of its expanded development strategy. During 2025, the Company increased its deployment of capital into new real estate projects and investment opportunities, resulting in higher cash outflows compared to the prior year.

Financing Activities

Net cash provided by financing activities was $35,568,844 in the year ended December 31, 2025, compared to net cash used by financing activities of $(1,204,877) in the year ended December 31, 2024. The increase in net cash used in financing activities is attributed to the PIPE transaction completed on October 2, 2025.

Liquidity and Capital Resources

Overview

The general objectives of our capital management strategy reside in the preservation of our capacity to continue operating, in providing benefits to our stakeholders and in providing an adequate return on investment to our shareholders by selling our products at a price commensurate with the level of operating risk assumed by us.

We thus determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

Working Capital

As of December 31, 2025, we had cash of approximately $25,208,384. Our current assets were approximately $37,300,878, including approximately $9,243,354 million in accounts receivable, approximately $2,630,561 contract assets, $218,579 in prepaid expenses, and our current liabilities were approximately $2,198,866, including $978,103 accounts payable, $383,869 contract liabilities, which resulted in a positive working capital of $35,102,014.

Our primary source of cash is currently generated from our business. In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock, to meet our cash needs. While facing uncertainties regarding the size and timing of future capital raises, we are reasonably confident that we can continue to meet operational needs solely by utilizing cash flows generated from our operating activities.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the years ended December 31, 2025 and 2024, that have, or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

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Liquidity Risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. Our objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet our liquidity requirements at any point in time. We achieve this by maintaining sufficient cash and banking facilities.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Risks Associated with Our Business

Our business is subject to a number of risk and uncertainties. We believe these factors include, but are not limited to, those more fully described in “Risk Factors”, elsewhere in this annual report. We urge you to read “Risk Factors” beginning on page 9 and this annual report in full. Or summary of significant risks includes, but is not limited, to the following:

•	Our management team has no experience operating a company with publicly traded shares.

•	We lack formalized policies and procedures to ensure adequate board and management oversight of financial reporting, risk management, and regulatory compliance.

•	Economic conditions that impact consumer spending may have a material adverse effect on our business, and our partners’ business.

•	We currently maintain all our cash and cash equivalents with one financial institution. As of March 31, 2026, our cash balance in excess of FDIC limit at Seacoast National Bank was $7,504,247.

•	We face intense competition in our industry, including from some competitors that have greater financial and marketing resources.

•	We will experience significant risks while attempting to enter the real estate development market.

•	Our future expansion plans are subject to uncertainties and risks.

•	Supply problems, termination or interruption of supply arrangements or increases in the cost of products could have a material adverse effect on our business.

•	We may require additional capital which may not be available.

•	Our business depends on the continued contributions made by Mr. Basile, our founder, Chairman and Chief Executive Officer.

•	Our business depends on the efforts of our management, and our business may be severely disrupted if we lose their services.

•	We are subject to laws, rules and regulations regarding product safety, health, environmental and noise pollution, and other issues.

•	If lawsuits are brought against us, we may incur substantial liabilities.

•	Our insurance may not be sufficient.

•

We have not made use of confidentiality agreements in the past and, although we intend to rely on such agreements in future dealings with employees, consultants, and other parties, the prior lack or the breach of such agreements could adversely affect our business and results of operations.

•	Natural disasters, unusually adverse weather, pandemic outbreaks, boycotts, and geo-political events could materially and adversely affect our business.

•	Our ability, or lack thereof, to establish strategic partnerships and expand our operations may adversely affect our business and our plans.

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•	There is no existing market for our securities, and we do not know if one will develop.

•	The market price of our common stock is likely to be highly volatile, and you could lose all or part of your investment.

•	We have no current plans to pay cash dividends on our common stock for the foreseeable future.

•	You may experience substantial dilution in the future.

•	We will incur significantly increased costs as a result of operating as a public company and will be required to devote substantial time to compliance initiatives.

•

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders with less information or fewer rights available to stockholders of more mature companies.

•

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

•

Anti-takeover provisions in our Articles of Incorporation and Bylaws and Nevada law could discourage, delay, or prevent a change in control of our company and may affect the trading price of our common stock.

•	Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

•

Our subcontractors may fail to satisfy their obligations to us or other parties, or we may be unable to maintain these relationships, either of which may have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and growth prospects.

•	An inability to obtain bonding could limit the aggregate dollar amount of contracts that we are able to pursue.

•

Our failure to comply with the regulations of Occupational Safety and Health Administration (“OSHA”) and state and local agencies that oversee transportation and safety compliance could adversely affect our business, financial condition, results of operations, profitability, cash flows and growth prospects.

•

A change in tax laws or regulations of any federal or state jurisdiction in which we operate could increase our tax burden and otherwise adversely affect our business, financial condition, results of operations, and cash flows.

•	Tariffs by the U.S. government on imports from Canada, Mexico, and China could materially and adversely affect our business operations and financial performance.

•	We have broad discretion as to the use of the net proceeds from recent offerings and may not use them effectively.

•	The nature of our contracts, particularly those that are fixed-price, subjects us to risks associated with cost overruns, operating cost inflation and potential claims for liquidated damages.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of JFB Construction Holdings

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of JFB Construction Holdings (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

As discussed in the footnotes to the consolidated financial statements, the Company recognizes revenue on construction projects in which the performance obligation is satisfied over time.

Auditing management’s evaluation of cost to complete v/s cost incurred on long term contracts involves significant judgment.

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To evaluate the appropriateness and accuracy of the assessment by management, we evaluated management’s past history with cost estimation, completed job profitability, observation and or conformation of the progress related to certain jobs and testing of the underling inputs and data.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2023.

The Woodlands, TX

March 31, 2026

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JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Year Ended
	December 31, 2025	December 31, 2024
ASSETS
Cash	$22,208,384	$2,696,183
Restricted Cash	3,000,000
Contract Receivables	9,243,354	3,047,255
Contract Assets	2,630,561	1,213,614
Prepaid Expenses	218,579	166,527
Contract Assets- Related Party		—

TOTAL CURRENT ASSETS	37,300,878	7,123,579

NET PROPERTY AND EQUIPMENT	996,771	1,021,930
Other Assets- Related Party	50,000	—
RIGHT-OF-USE ASSETS-RELATED PARTY	686,053	819,529

Investment in Class A Common Stock	1,000,000	—

TOTAL ASSETS	$40,033,702	$8,965,038

LIABILITIES
Accounts payable and other payables	$978,103	$1,102,686
Accrued expenses	136,731	79,270
Contract liabilities	383,869	633,794
Related Party Payables		—
Lease liability-related party	700,161	819,529

TOTAL CURRENT LIABILITIES	2,198,864	2,635,279

SHAREHOLDER’S EQUITY
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; 4,389,500 shares issued and outstanding.	439	—
Class A Common stock, $0.0001 par value, 372,000,000 shares authorized; 12,603,900 and 8,000,000 issued and outstanding as of December 31, 2025 and December 31, 2024	1,260	800
Class B Common stock, $0.0001 par value, 8,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2025 and 8,000,000 as of December 31, 2024	—	800
Additional paid in Capital	37,200,867	424,336
Accumulated deficit	632,272	5,903,823

Total SHAREHOLDER’S EQUITY	37,834,838	6,329,759

TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$40,033,702	$8,965,038

The accompanying notes are an integral part of these consolidated financial statements.

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JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	December 31, 2025	December 31, 2024
Sales	$24,639,491	$22,183,871
Sales – Related Parties	5,901,952	904,014
Cost of Goods Sold	21,733,180	17,140,993
Cost of Goods Sold – Related Parties	5,657,983	912,331

Gross Profit	3,150,280	5,034,561

Operating Expenses
Selling and marketing expenses	1,011,092	51,635
General and administrative expense	7,373,892	4,836,781
Rent Expense-related party	167,950
Depreciation and amortization expense	251,913	179,649

Total Operating Expense	8,804,847	5,068,065

Income(Loss) from Operations	(5,654,567)	(33,504)

OTHER INCOME (EXPENSE)
Other Income (Expenses)	(124,053)	(8,142)
Interest expense	(489)	(32,649)
Interest Income	506,558	193,300

TOTAL OTHER INCOME	382,016	152,509

NET INCOME (LOSS)	$(5,272,551)	$119,005

Earnings Per Share
Basic and Diluted Common Share	$(0.31)	$0.01

Weighted- Average Common Shares Outstanding, Basic and Diluted	16,968,640	15,608,524

The accompanying notes are an integral part of these consolidated financial statements.

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JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2025 and 2024

							Additional Paid-In Capital	Retained Earnings
	Class A Common Stock		Class B Common Stock		Class C Preferred Stock
	Shares	Par Value	Shares	Par Value	Shares	Par Value			Total
Balance, December 31, 2023	7,280,000	$728	8,000,000	$800			$31,759	$6,656,825	$6,690,112

Distributions 2024	—	—	—	—	—	—	—	(872,007)	(872,007)
Issuance of Common stock for services	720,000	72	—	—	—	—	359,928	—	360,000
Imputed Interest	—	—	—	—	—	—	32,649	—	32,649
Net income 2024	—	—	—	—	—	—	—	119,005	119,005

Balance, December 31, 2024	8,000,000	$800	8,000,000	$800	—	—	$424,336	$5,903,823	$6,329,759

Contributions 2025	—	—	—	—	—	—	—	1,000	1,000
Proceeds from Issuance of Common stock, net	2,500,000	250	—	—	—	—	4,667,386	—	4,667,636
Proceeds from Exercise of Warrants	1,223,094	122	—	—	—	—	3,363,386	—	3,363,508
Shares issued for Service	511,094	52	—	—	—	—	1,208,734	—	1,208,786
Proceeds from Issuance of Preferred Stock C series, net	—	—	—	—	4,389,500	439	39,536,261	—	39,536,700
Repurchase & Retirement of Class B Common Stock	—	—	(8,000,000)	(800)	—	—	(11,999,200)	—	(12,000,000)
Cashless exercise of warrants	369,712	36	—	—	—	—	(36)	—	—
Net Loss 2025	—	—	—	—	—	—		(5,272,551)	(5,272,551)

Balance, December 31, 2025	12,603,900	$1,260	—	$—	4,389,500	$439	$37,200,867	$632,272	$37,834,838

The accompanying notes are an integral part of these consolidated financial statements.

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JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net Income	(5,272,551)	119,005
Adjustments to reconcile Net Income (Loss) to Net Cash provided by operations:
Depreciation Expense	251,913	179,649
(Gain) loss on sale of fixed asset	(10,000)
Shares issued for Services	1,208,786	360,000
Imputed Interest	—	32,649
Changes in assets and Liabilities (increase) decrease in :
Contracts Receivable	(6,196,099)	4,087,836
Contract Assets	(1,416,946)	(851,975)
Prepaid Expenses	(52,052)	(40,767)
Lease Liabilities, net	14,108	—
Accounts Payable	(124,582)	382,382
Accrued Expenses	57,461	(665,854)
Contract Liabilities	(249,925)	121,075

CASH PROVIDED BY ( used in) OPERATING ACTIVITIES	(11,789,888)	3,481,850
CASH FLOWS FROM INVESTING ACTIVITIES
Cash Paid for Deposit on Investment	(50,000)	—
Cash Received from sale of Fixed Asset	10,000	—
Cash Paid for Class A Common Stock	(1,000,000)	—
Cash Paid for purchased of Fixed Assets	(226,755)	(817,534)

Net cash used in investing activities	(1,266,755)	(817,534)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment on loan payable	—	(332,870)
Proceeds from Issuance of Common Stock A, net	4,667,636	—
Proceeds from Issuance of Common Stock C, net	39,536,700	—
Proceeds from Exercise of Warrants	3,363,508	—
Redemption Of Class B Common Stock	(12,000,000)	—
Shareholder (Distributions) Contributions	1,000	(872,007)

CASH USED FOR FINANCING ACTIVITIES	35,568,844	(1,204,877)

NET INCREASE (DECREASE) IN CASH	22,512,201	1,459,439
CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	2,696,183	1,236,744

Cash and restricted cash at end of period	$25,208,384	$2,696,183
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$—	$—

Taxes Paid	$—	$—

Non-Cash Financing
Addition of lease during this period	$—	$908,705

Cashless exercise of warrants	$18	$—

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JFB Construction Holding

Notes to the Audited Financial Statements

Note 1 – Nature of the Business

JFB Construction & Development, Inc. (“JFB” or the “Company”) was incorporated in the State of Florida on May 28, 2014, and is based in Lantana, Florida. The Company offers more than 100 years of combined generational experience in residential and commercial construction and development. JFB builds multifamily communities, exclusive estate & equestrian homes, and over 2 million square feet of commercial retail and shopping centers. The Company meets its customers’ needs through advanced scheduling, deep construction expertise, innovative problem solving and continuous communication during construction.

On April 09, 2024, JFB Construction Holdings was formed out of the state of Nevada to serve as the parent company of JFB Construction & Development, Inc. The consolidated financial statements of JFB Construction Holdings reflect the financial position, results of operations and cash flows of both JFB Construction Holdings and its subsidiaries from the date of consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of JFB Construction Holdings and its wholly owned subsidiaries, including JFB Construction & Development, Inc. All intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared on the accrual basis of accounting and in accordance with the historical most convention, except for certain financial instruments that may be recorded at the fair value as required by GAAP. Management has evaluated events and transactions occurring subsequent to the balance sheet date for potential recognition or disclosure in the consolidated financial statements.

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

JFB Construction & Development, Inc. accounts are included on its Parent Company’s consolidated financial statements for the years ended December 31, 2025 and 2024.

Cash and Restricted Cash

The Company’s cash is comprised of highly liquid investments with an original maturity of three (3) months or less, together with restricted cash totaling $3,000,000, consisting of $3,000,000 pledge as collateral for the Desoto School Project performance bond.

Concentration Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Company (FDIC) limits. At times throughout the year, the Company may maintain cash balances in certain bank

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accounts in excess of FDIC limits. As of December 31, 2025 and 2024, the cash balance in excess of the FDIC limits was $21,862,085 and $2,196,183, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting estimates of the Company require a higher degree of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts over time, and the valuation of long-lived assets. Management evaluates all of its estimates and judgements based on available information and experience; however, actual results could differ from those estimates.

Revenue Recognition

We recognize revenue when services are performed, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue, and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Contract receivables are recorded on contracts for amounts currently due based upon progress billings, as well as retention, which are collectible upon completion of the contracts. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based upon work completed or materials received, as are retention due subcontractors, which are payable upon completion of the contract. General and administrative expenses are charged to operations as incurred and are not allocated to contract costs.

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Contract receivables are recorded on contracts for amounts currently due based upon progress billings, as well as retention, which are collectible upon completion of the contracts. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based upon work completed or materials received, as are retention due subcontractors, which are payable upon completion of the contract. General and administrative expenses are charged to operations as incurred and are not allocated to contract costs.

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To determine proper revenue recognition for contracts, we evaluate whether two or more contracts should be combined and accounted for as one single performance obligation or whether a single contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment and the decision to combine a group of contracts or separate a single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. For all of our contracts, we provide a significant service of integrating a complex set of tasks and components into a single project. Hence, the entire contract is accounted for as one performance obligation. Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex, subject to variables and requires significant judgment. We estimate variable consideration at the most likely amount to which we expect to be entitled. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us.

In accordance with ASC 606-10-50-12, our revenue recognition policy reflects the nature of the goods and services promised to customers across our three business segments: Commercial Construction, Residential Construction, and Real Estate Development. Commercial Construction segment we provide construction services for commercial properties, including office buildings and retail spaces. Our performance obligation typically consists of delivering a completed construction project within a contract term of approximately 8 to 13 weeks. Residential Construction segment focuses on the construction of residential properties, including ground up development of single-family and multi-family residential homes, and the remodeling of single-family and multi-family homes. Our residential contracts generally have a duration of 8-12 months. In our Real Estate Development segment, we would undertake the acquisition and development of land for development, or value add opportunities in real estate. This segment of the business would take approximately 6-24 months.

In accordance with ASC 606-10-50-13 we disclose information regarding our remaining performance obligations for contracts with customers in our business segments. The total remaining performance obligations under the Commercial Construction segment are expected to be satisfied within the next 8-13 week reflecting the typical duration of these projects. Under the Residential Construction segment are expected to be satisfied over the next 8-12 months as projects progress towards completion.

Contract Assets and Contract Liabilities

Accounts receivable is recognized in the period when the Company’s right to consideration is unconditional. Accounts receivable is recognized net of an allowance for credit losses. A considerable amount of judgement is required in assessing the likelihood of realization of receivables.

The timing of revenue may differ from timing of invoicing customers.

Contract assets include unbilled amounts from long-term construction services when revenue recognized under the cost-to-cost measure of progress exceeds the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of contract. Contracts assets are generally classified as current within the consolidated balance sheet.

Contract liabilities from construction contracts occur when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measures of progress. Contract liabilities additionally include advance payments from customers on certain contracts. Contract liabilities decrease as the Company recognizes revenue from the satisfaction of the related performance obligation. Contract liabilities are generally classified as current within the consolidated balance sheet.

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Although the Company believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion. The Company periodically evaluates and revises its estimates and makes adjustments when they are considered necessary.

The Company recognizes revenue by applying the following 5 step model:

1. Identifying the Contract(s) with a Customer. The Company enters into written contract with customers that create enforceable rights and obligations. Contracts are assessed to ensure they meet criteria for being considered legally binding and capable of being accounted for.

2. Identify the Performance Obligations in the Contract. Performance obligations are identified as distinct promises to transfer goods or services to a customer. The Company identifies their scope of work and creates a schedule of values (SOV) outlining each individual scope of the project.

3. Determine the Transaction Price. The transaction price is the amount of considerations the Company expects to be entitled to in exchange for transferring promised services. The transaction price may include fixed amounts or cost-plus percentage method.

4. Allocate the Transaction Priced to Performance Obligations. The transaction price is allocated to each performance obligation (SOV) based on its stand-alone selling price. The stand-alone selling price is the price which the Company would sell its service separately to a customer.

5. Recognize Revenue when (or as) the Company Satisfies a Performance Obligation. The Company recognizes revenue over time based on the progress towards completion of performance obligation. Revenue recognized during this reporting period is derived from the total contract value as allocated to performance obligations satisfied during that period.

In accordance with ASC 280-10-50, our operations are organized into three primary business segments: Commercial Construction, Residential Construction, and Real Estate Development. These segments are defined based on the nature of our services and the markets we serve.

Commercial Construction: This segment includes all activities related to the construction of commercial properties such as office buildings, retail spaces, and industrial facilities. Revenue is recognized using the cost-to cost method, reflecting the extent of work performed on contracts. The Commercial segment of JFB Construction represents 78% and 89% of revenue for the years ended December 31, 2025 and December 31, 2024, respectively.

Residential Construction: This segment focuses on the construction of residential properties, including single-family homes and multi-family units. Revenue recognition is similarly based on the cost-to cost method. The Residential segment of JFB Construction represents 22% and 11% of revenue for the years ended December 31, 2025 and December 31, 2024, respectively.

Real Estate Development: This segment encompasses the acquisition, development, and sale of real estate properties. Revenue is recognized upon the sale of developed properties and is influenced by market conditions and demand for residential and commercial properties. There is no revenue recognized for this segment for the years ended December 31, 2025 and December 31, 2024.

The financial performance of each segment is regularly reviewed with operational leaders in charge of these segments, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and others.

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Contract Receivable

Accounts receivables are generally based on amounts billed to the customer in accordance with contractual provisions. They are uncollateralized customer obligations due under normal trade terms, only recorded for those amounts deemed collectible, based upon experience with its customers. No finance or interest charges are charged to accounts receivable. The Company uses the allowance method to account for uncollectible accounts receivable. The Company records an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was $135,236 and $0 as of December 31, 2025 and 2024. The net contract receivable balance was $9,243,354 on December 31, 2025, and $3,047,255 on December 31, 2024.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. The advertising costs were $1,011,092 for the year ended December 31, 2025 and $51,635 and for the year ended December 31, 2024.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, including vehicles, computers and office equipment and field equipment. Gain or loss is recognized upon disposal of property and equipment, and the asset and related accumulated depreciation are removed from the accounts. Expenditures for maintenance and repairs are charged to expense as incurred, while expenditures for addition and betterment are capitalized. Property and Equipment include the following categories:

Estimated Life
Office, Field, and Computer Equipment	5 years
Vehicles	5 years
Leasehold Improvements	7 years

	31-Dec
	2025	2024
Field Equipment	$114,206	$114,206
Computer Equipment	6,911	6,911
Vehicles	837,230	819,599
Leasehold Improvements	771,841	589,525
Office Equipment	2,076	2,076

	1,732,264	1,532,317
Less accumulated depreciation	(735,493)	(510,387)

Net Property and Equipment	$996,771	$1,021,930

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that the facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed following generally accepted accounting principles.

Depreciation expense during the year ended December 31, 2025 and 2024, was $251,913 and $179,649, respectively.

Fair Value of Financial Instruments

Fair Value of Financial Instruments requires disclosure of the fair value information, whether or not to recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2025, the

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balances reported for cash, contract receivables, cost in excess of billing, prepaid expenses, accounts payable, billing in excess of cost, and accrued expenses approximate the fair value because of their short maturities.

We adopted ASC Topic 820 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets.

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Work-in-Process

The Company recognizes as an asset the accumulated costs for work-in-process on projects expected to be delivered to customers. Work in Process includes the cost price of materials and labor related to the construction of equipment to be sold to customers.

Recently Issued Accounting Pronouncements

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

Note 3 – Revenue from Contracts with Customers

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

In accordance with ASC 606-10-50-5, the Company identifies Revenue from Contracts with Customers using this 5- step model.

1. Identifying the Contract(s) with a Customer. The Company enters into written contract with customers that create enforceable rights and obligations. Contracts are assessed to ensure they meet criteria for being considered legally binding and capable of being accounted for.

2. Identify the Performance Obligations in the Contract. Performance obligations are identified as distinct promises to transfer goods or services to a customer. The Company identifies their scope of work and creates a

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schedule of values (SOV) outlining each individual scope of the project. Commercial construction performance obligations typically include delivering construction services for commercial construction and recognized the entire contract as a single performance obligation, Residential Construction is typically delivering the new construction of a residential construction or a remodel of an existing residential property, and we recognize the contract as a single performance obligation.

3. Determine the Transaction Price. The transaction price is the amount of considerations the Company expects to be entitled to in exchange for transferring promised services. The transaction price may include fixed amounts or cost-plus percentage method.

4. Allocate the Transaction Priced to Performance Obligations. The transaction price is allocated to each performance obligation (SOV) based on its stand-alone selling price. The stand-alone selling price is the price which the Company would sell its service separately to a customer.

5. Recognize Revenue when (or as) the Company Satisfies a Performance Obligation. The Company recognizes revenue over time based on the progress towards completion of performance obligation. Revenue recognized during this reporting period is derived from the total contract value as allocated to performance obligations satisfied during that period. Commercial construction revenue is recognized over time, using the cost-to cost method as we perform work on projects. Residential construction is similarly recognized over time for custom builds and remodel using the cost-to cost method.

By treating our contracts as a single performance obligation, we ensure that our revenue recognition process accurately reflects the economic realities of our business operations across all segments. This approach provides clarity to stakeholders regarding our revenue-generating activities, aligning with the guidance provided in ASC 606-10-55-89 through 55-91.

In accordance with ASC 606-10-50-8, the Company has disclosed significant judgements and changes in judgements related to the recognition of revenue from construction contracts. The application of ASC 606 requires the use of judgment in various aspects of revenue recognition, particularly in the use of the cost-to-cost method. The Company applies the cost-to-cost method to measure progress toward completion. This involves estimating the total contract cost and recognizing revenue based on the ration of cost incurred to the estimated total cost. The Company makes judgements regarding the recognition of revenue related to change orders and claims. Revenue from change orders is included in the transaction price when it is probable the customer will approve the change and the amount can be reliably estimated.

In accordance with ASC 606-10-50-8, the Company recognizes contract assets and liabilities that reflect timing of revenue relative to the amounts billed or paid. Contract balances are reported in the balance sheet as follows:

1. Contract Assets. Contract Assets represent the Company’s right to consideration for work completed to date but not yet billed to the customer. These amounts typically arise when revenue is recognized before an invoice is issued.

2. Contract Liabilities. Contract Liabilities represent the Company’s obligation to transfer goods or service to a customer for which it has received consideration or has the right to receive consideration before performing under the contract. Contract liabilities include advance payments or progress billing received from customers before the Company has satisfied its performance obligations.

Contract assets represent revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represent billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion. The contract assets for the years ending December 31, 2025, and 2024, was $2,630,561 and $1,213,614, respectively. The contract liability

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for the years ended December 31, 2025, and 2024, was $383,869 and $633,794 respectively. We recognized $1,143,269 and $2,561,828 as revenue from our contract liability balance at the beginning of the year at year end December 31, 2025 and 2024, respectively. The allowance for doubtful accounts was $135,236 as of December 31, 2025 and December 31, 2024. The contract receivable balance was $9,243,354 as of December 31, 2025 and $3,047,255 as of December 31, 2024.

Note 4 – Business Segment Information

Commercial Construction Segment

From ground-up developments to renovations and tenant improvements, we specialize in delivering high-quality commercial construction projects across various commercial sectors. This segment encompasses a wide range of projects, including office buildings, retail centers, hospitality establishments, and industrial facilities. The commercial segment, which includes two divisions, a franchise construction division and a general commercial construction division, represents a significant portion of JFB Construction’s revenue including approximately 50% for year ending December 31, 2025 and 78% for year ending December 31, 2024.

Franchise industry construction build-outs were a key component of the past growth of JFB and will continue to be instrumental in our commercial construction business. These projects range in size from approximately 1,500 square foot projects to over 30,000 and are generally completed in less than four months. Leveraging years of experience, our team of professionals is adept at understanding the unique requirements of numerous franchise systems and national brands for our clients. Our collaborative approach and dedication to client satisfaction have positioned us as preferred builders within the franchise industry for highly valuable and recognizable corporate brands, allowing us to build lasting partnerships with franchisees and national brands alike. We are, however, tied to the continued growth and success of the national brands, and their respective franchisees, for continued projects of this nature. By prioritizing the unique needs and objectives of each client, we attempt to deliver tailored solutions to meet the need of our franchise clients.

We also build ground-up commercial buildings. This includes site evaluation, aiding in architectural design and engineering, and construction of the building itself. Our approach ensures that the final product meets the functional and aesthetic requirements of modern businesses, while also adhering to budget and timeline constraints. We began building for Sweathouz Corporation and successfully completed three projects for them in 2025.

The commercial construction industry, specifically focusing on franchise business buildouts, is highly competitive and influenced by various market dynamics. Franchise business buildouts, such as restaurants, retail stores, fitness centers, and service-oriented businesses, require specialized construction services that cater to brand standards, tight timelines, and cost efficiency. Many franchise brands are expanding rapidly due to strong consumer demand, creating a substantial market for commercial construction services. Franchise buildouts often have aggressive schedules to meet the franchisor’s timelines, requiring contractors, including JFB, to work efficiently and minimize downtime. This fast-paced nature of the work means that contractors with streamlined processes, experienced project managers, and strong subcontractor networks have a competitive edge. Our management believes we possess such attributes and, as a result, are well positioned to continue being awarded contracts in this sector in the future.

Overall, according to Construct Connect news, their experts predict that the Commercial Construction industry will have modest growth in 2026 and beyond Further, nonresidential construction spending is projected to increase by over 4% in 2026 according to the American Institute of Architects. However, there is less encouraging information related to traditional office and retail sectors which are declining based on consumer trends and work from home initiatives. JFB will continue to monitor these trends as they occur and will consider shifting resources to adapt by focusing markets and regions where continued growth is projected.

Management expects the continued expansion of our franchise construction division across numerous states throughout the U.S. where our current and future clients require our services, with an emphasis on the Southeast.

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The Southeast, according to International Franchise Association, is the largest franchise market in the country and is expected to grow by 3.5%, whereas the total national franchise market is only expected to grow 1.9%. Our general commercial construction division will continue to focus on the Southern Atlantic region of the United States in the short to mid-term, focusing on regions where we forecast continued state-to-state migration and expanding population growth. We anticipate our franchise division growth to remain strong so long as we are able to continue to retain our current client base and continue to receive referrals within the industry.

Residential Construction Segment

With a focus on quality craftsmanship, we undertake residential construction and development projects that prioritize modern living spaces and contribute to vibrant communities. With the increasing demand for housing driven by population growth and urbanization, the residential development segment presents business opportunities for JFB Construction. According to the U.S. Census Bureau, Florida was one of the fastest-growing economies in the country. Florida has also been one of the fastest growing states in terms of population and migration, with 22,517 added in 2025, according to a report issued by the Florida Times. JFB aims to capitalize on the increased GDP and population migration in Florida, which is drawing new residents because of its warmer climate, robust labor market and lack of state income tax, due to increased need for housing. In 2025, residential construction opportunities represent 22% of our revenues. Our expertise in residential construction includes home remodels, luxury single-family homes and equestrian facilities. We are committed to meeting the evolving needs of homeowners and developers by delivering innovative and sustainable housing solutions.

We cater to affluent clients seeking bespoke residences and state of the art equestrian amenities in South Florida. Within this segment, we excel at creating custom-designed homes and remodels that embody elegance, functionality, and the latest in luxury living standards. In parallel, we create equestrian facilities that combine superior architectural design with practical considerations for horse stabling and training. As we move forward, management believes the demand for contractors who specialize in this niche of luxury construction will continue to grow in association with the population growth in this region. Six of our twenty-four current projects are residential construction projects.

The competitive state of the residential construction market in the Florida and the surrounding regions has been shaped in recent years due to a number of factors. Florida’s population growth is forecasted to remain above the national average in the coming years as well, according to the Demographic Estimating Conference. In turn, the demand for new or remodeled homes has been beneficial to JFB and the residential construction industry in the region. However, JFB’s ability to successfully capitalize on such demand has been balanced by the need to identify a cost effective workforce, including its use of subcontractors, properly preparing for and mitigating the potential harm of increased material costs and supply chain disruptions, and navigating strict building codes which may lead to permitting delays.

Real Estate Development Segment

Management believes that an increased focus on larger multi-family residential developments, such as condominiums and townhouses, will help JFB to continue to grow and increase its revenue. Projects, such as our completed 44-unit multi-story residential apartment complex and our recent agreement as the general contractor for a 79-unit townhome development with an additional community clubhouse, and our work to expand the Desoto County High School and the Construction of the Courtyard Olive Branch hotel will be key to our future success because such projects offer the opportunity to participate in larger construction projects that have an opportunity to yield greater revenues. As discussed below, we believe being a public company, with increased access to capital and potentially debt financing, will help enable our company to invest in real estate development projects that are more capital intensive. Further, with the potential to act as the developer and general contractor for development projects, we believe there are opportunities to maximize profits for the Company though efficient control of all aspects of construction projects through our in-house development team. Four of our twenty-four current projects is a real estate development project.

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While still aspirational in nature, the Company’s strategic plan includes investing in real estate development projects directly as the developer or through joint ventures, which offer both attractive opportunities and notable challenges. Such investment has the potential to secure substantial returns on investment, as well as potentially being awarded the valuable construction contracts tied to these ventures. Real estate development provides revenue opportunities for the Company through various channels, including the sale of developed properties, leasing income, and property management fees. Upon the completion of a development project, the Company may generate revenue through the sale of residential, commercial, or mixed-use properties to third-party buyers. In addition, leasing developed properties to tenants provides a recurring revenue stream, contributing to long-term financial stability. The Company may also derive income from property management services, ensuring efficient operation and maintenance of developed assets, but this service would likely be outsourced to a third-party, at least in the early stages of this growth objective. Furthermore, real estate development projects may appreciate in value over time, potentially generating additional revenue upon sale or refinancing.

In addition to the revenue generated from property sales, leasing, and management, real estate development projects create opportunities for the Company to provide construction services, further diversifying its income streams. As a vertically integrated company, the Company is likely to be able to serve as both the developer and the general contractor on its projects, enabling it to capture additional revenue from construction activities. By providing construction services for its own developments, the Company benefits from greater control over project timelines, quality, and costs, improving overall project efficiency. Moreover, the Company may also offer construction services to third-party developers, as it is presently leveraging its expertise and resources to expand its client base. This dual role as developer and contractor may enhance the Company’s ability to generate consistent revenues across multiple phases of a project, from initial construction through long-term asset management.

Value-add real estate development for shopping centers and similar commercial projects is another area of real estate development the Company intends to invest into. By acquiring underperforming or outdated retail properties, the Company can implement strategic renovations, tenant repositioning, and operational improvements to enhance the property’s value and attract higher-quality tenants. These enhancements can increase rental income and occupancy rates, creating a more attractive asset for future sale or refinancing. Additionally, value-add projects allow the Company to capitalize on trends in consumer behavior, such as incorporating mixed-use elements or adapting spaces for e-commerce and experiential retail. This approach not only increases the asset’s long-term revenue potential but also strengthens the Company’s market position in the competitive commercial real estate sector, if the Company is able to properly assess risk and identify well positioned properties.

The Company recognizes real estate development projects require substantial capital investment and come with inherent risks, such as market fluctuations, potential delays, and the complexities of managing real estate assets. The illiquidity of these investments further complicates matters, as funds may be locked in for extended durations, restricting the company’s ability to reallocate resources quickly. Nonetheless, by integrating its investment strategy with its construction capabilities, the Company aims to mitigate these risks and enhance project outcomes. While these endeavors require careful management and thoughtful allocation of resources, the Company is optimistic that its integrated approach will yield positive outcomes.

The Company’s segment profit or loss is measured using gross profit, which is the primary performance metric utilized by management to evaluate the financial results of each reportable segment. For segment reporting purposes, gross profit is calculated as the difference between segment revenue and the direct costs associated with specific projects or contracts. These direct costs include materials, labor, subcontractors, and other project-specific expenses directly attributable to the construction activities of each segment.

The financial performance of each segment is regularly reviewed with operational leaders in charge of these segments, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and others. The CODM of the Company is Joseph Basile CEO. The Company’s segment disclosures are presented in accordance with the

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guidance set forth in ASC 280, Segment reporting. Specifically, the disclosures comply with the requirements outlined in ASC 280-10-50-22 through 50-26, which mandate that an entity disclose certain information about its operating segments to enable users of the financial statements to understand the financial performance of different parts of the business.

In accordance with ASC 280-10-50-22, the Company discloses financial information for each reportable segment, including revenue, operating profit or loss, and other significant items that are used by the chief operating decision maker (CODM) in assessing the performance and making decisions about the allocation of resources. The Company identifies its reportable segments based on the internal management structure, and all relevant information is disclosed in the segment footnote as required.

In accordance with ASC 280-10-50-29, the disclosures also adhere to the requirements of which mandate that the financial information provided for each segment should include items such as capital expenditures, depreciation, and amortization, when appropriate. The disclosures reflect the performance and financial position of each segment, and a reconciliation of segment totals to the overall consolidated financial results, including total segment profit or loss and other significant disclosures.

The Company’s segment disclosures are presented in accordance with the requirements set forth in ASC 280-10-50-30(b) and (c), which specify the need to disclose the total of reportable segments’ profit or loss, as well as the basis of measurement used to determine the segment results.

In accordance with ASC 280-10-50-30(b), the Company provides the total of profit or loss for all reportable segments, which reflects the combined operating results for each reportable segment included in the financial statements. The total segment profit or loss represents the aggregation of segment results before the allocation of corporate expenses and certain other items not attributable to specific segments.

As required by ASC 280-10-50-30(c), the Company has also disclosed the basis of measurement for segment profit or loss. The measure used to assess segment performance and allocate resources is operating income (or loss), which includes revenues, cost of sales, and directly attributable operating expenses for each segment. The operating income (or loss) for each reportable segment is reviewed by the Company’s chief operating decision maker (CODM) and serves as the primary performance metric used in resource allocation and operational decision-making.

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Segment information is as follows:

For the year ended December 31, 2025	Commercial	Residential	Real Estate Development	Consolidated
Sales	$15,149,930	$10,226,983	$5,164,530	$30,541,443
Cost of Goods Sold	15,621,923	7,273,349	4,495,891	27,391,163

Gross Profit (Loss)	(471,993)	2,953,634	668,639	3,150,280
Operating Expenses
Selling & Marketing Expenses	505,546	303,328	202,218	1,011,092
General & Administrative Expenses	3,686,946	2,212,168	1,474,778	7,373,892
Rent expense-related party	83,975	50,385	33,590	167,950
Depreciation and amortization expense	125,957	75,574	50,383	251,913

Total Operating Expense	4,402,424	2,641,454	1,760,969	8,804,847
Income (Loss) From Operations	(4,874,417)	312,180	(1,092,330)	(5,654,567)

OTHER INCOME (EXPENSE)
Income (expense)	(62,027)	(37,216)	(24,811)	(124,053)
Interest expense	(245)	(147)	(98)	(489)
Interest Income	253,279	151,967	101,312	506,558

TOTAL OTHER INCOME	191,008	114,605	76,403	382,016

NET INCOME (LOSS)	$(4,683,409)	$426,785	$(1,015,927)	$(5,272,551)

For the year ended December 31, 2024	Commercial	Residential	Real Estate Development	Consolidated
Sales	$18,008,550	$5,079,335	$—	$23,087,885
Cost of Goods Sold	14,081,593	3,971,731	—	18,053,324

Gross Profit (Loss)	3,926,958	1,107,603	—	5,034,561
Operating Expenses			—
Selling & Marketing Expenses	39,615	12,020	—	51,635
General & Administrative Expenses	3,772,869	1,063,912	—	4,836,781
Depreciation and amortization expense	140,126	39,523	—	179,649

Total Operating Expense	3,952,610	1,115,455	—	5,068,065

Income From Operations	(25,652)	(7,852)	—	(33,504)

OTHER INCOME (EXPENSE)			—
Income (expense)	(6,351)	(1,791)	—	(8,142)
Interest expense	(25,466)	(7,183)	—	(32,649)
Interest Income	150,774	42,526	—	193,300

TOTAL OTHER INCOME	118,957	33,552	—	152,509
NET INCOME (LOSS)	$92,824	$26,181	$—	$119,005

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The total assets for each segments are presented in accordance with segment reporting requirements of ASC 280-10, which requires the disclosure of total assets for each reportable segment.

As of December 31, 2025	Commercial	Residential	Real Estate Development	Consolidated
ASSETS
Cash	$11,104,192	$7,328,767	$3,775,425	$22,208,384
Restricted Cash	—	—	3,000,000	3,000,000
Contract Receivables	4,621,677	$3,050,307	1,571,370	9,243,354
Contract Assets	1,315,281	868,085	447,195	2,630,561
Prepaid Expenses	109,290	72,131	37,158	218,579
Contract Assets-Related Party
TOTAL CURRENT ASSETS	17,150,439	11,319,290	8,831,149	37,300,878
NET PROPERTY AND ROU ASSET	1,366,412	901,832	464,580	2,732,824
TOTAL ASSETS	$18,516,851	$12,221,122	9,295,729	$40,033,702

As of December 31, 2024	Commercial	Residential	Real Estate Development	Consolidated
ASSETS
Cash	$2,103,023	$593,160	—	$2,696,183
Contract Receivables	2,392,459	654,796	—	3,047,255
Contract Assets	946,619	266,995	—	1,213,614
Prepaid Expenses	129,891	36,636	—	166,527
Contract Assets-Related Party	—	—	—	—
TOTAL CURRENT ASSETS	5,572,132	1,551,447	—	7,123,579
NET PROPERTY AND ROU ASSET	1,616,634	224,825	—	1,841,459
TOTAL ASSETS	$7,009,110	$1,955,928	—	$8,965,038

Note 5 – Lease Arrangements

In the ordinary course of business, the Company enters into lease arrangements, including operating and finance leases.

The Company determines if an arrangement is a lease at inception. The operating lease right-of-use (“ROU”) assets are included within the Company’s non-current assets and lease liabilities are included in current or non-current liabilities on the Company’s Consolidated Balance Sheets. Finance leases are included in “Property and equipment,” “Current maturities of long-term debt,” and “Long-term debt” on the Company’s Consolidated Balance Sheets. ROU assets represent the Company’s right to use, or control the use of, a specified asset for the lease term. Lease liabilities are the Company’s obligation to make lease payments arising from a lease and are measured on a discounted basis. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term on the commencement date. The operating lease ROU asset includes any lease payments made and initial direct costs incurred and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments continues to be recognized on a straight-line basis over the lease term.

On January 1, 2022, we entered into a two-year lease with Loose Cannon, LLC pursuant to which we leased our previous corporate headquarters, with an option for an additional two-year renewal. Joseph F. Basile III, our Chief Executive, is an officer and member of Loose Cannon, LLC. The lease provided for a base monthly rent of $3,210 at the beginning of the term of the lease which increased by 2.5%. We occupied approximately 3,521 square feet of the building’s approximately 7,042 square feet. This lease was terminated December 1, 2024. Total rent expense under this related party agreement was $35,310 for the year ended December 31, 2024.

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In accordance with the accounting standards under ASC 842, the Company has entered into a lease agreement with Aura Commercial LLC, a related party, for office space. The total rental obligation under the lease amounts to $11,928 per month.

Lease Terms: 7 years

Monthly Rent: $11,928 and a 2.5 % adjustment increase per year.

We lease our current corporate headquarters under a 7-year lease with Aura Commercial, LLC. Joseph F. Basile III, our Chief Executive Officer, is President of Aura Commercial, LLC and owns 100% of the entity. The lease was effective on March 29, 2024, with rent commencing on June 1, 2024, and provides for a base monthly rent of $11,928 with 2.5% adjustment increases per year. The lease grants an option to renew this lease agreement for two terms of five years following the expiration of the initial term and first option term, as the case may be. Total rent expense under this related party agreement was $167,950 for the year ended December 31, 2025.

The Company accounts for its lease liabilities in accordance with ASC 842, recognizing the present value of future lease payments as a liability on the balance sheet. The interest expense associated with the lease liability is recognized over the lease term. The company has a lease liability of $700,161 at period ended December 31, 2025.

Note 6 – Income Taxes

Effective January 1, 2025 the Company revoked its election to be taxed as an “S” Corporation and elected to be taxed as a C Corporation under the provision of the Internal Revenue Code. As a result of this change in tax status, the Company is now subsequent to federal corporate income taxes on its taxable income.

Prior to the revocation of its S-Corporation election, the Company was not subject to federal corporate income taxes, and its taxable income for the year ended December 31, 2024 was reportable by its shareholder.

The Company is subject to taxation in the United States.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2025, the Company has not accrued any penalties or interest related to uncertain tax positions.

Since converting to a C corporation, the Company has incurred losses and consequently recorded no provision for federal income tax for the year ended December 31, 2025. As of December 31, 2025 the Company had net operating loss (“NOL”) carryforwards for federal income tax purposes. Federal NOL’s generated may be carried forward indefinitely, subject to an annual limitation equal to 80% of taxable income in any future year under the Tax Cuts and Jobs Act.

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Pursuant to the provisions of the Accounting Standards Codification (“ASC”) 740-10, the Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. As of the years ended December 31, 2025, and 2024, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

YEAR ENDED DECEMBER 31, 2025
Federal statutory tax rate	(21.0)%
Impact of 70,000 NQSO Issuances (ASC 718 expense)	(21.1)%
Change in Valuation Allowance	21.0%
Effective Tax Rate	(21.1)%

	YEAR ENDED DECEMBER 31, 2025
Net Operating Loss	21%	1,107,236
Stock-based compensation	21%	253,845
Depreciation	21%	52,902
Total Deferred Tax Assets		1,413,983
Deferred Tax Liabilities	—	—
Net Deferred Tax Asset	—	1,361,081
Less: Valuation Allowance	—	(1,361,081)
Deferred Tax Asset (Liability), Net	—	—

The Company’s federal income tax returns for 2025 and 2024 are subject to examination by the IRS, generally for three years after they were filed. There are no ongoing examinations by taxing authority at this time.

Note 7 – Concentrations

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash and accounts receivable. The Company maintains its cash balances in bank deposit and money market accounts which, at times, may exceed federally insured limits.

Cash and Cash Equivalents

The Company maintains its cash in accounts at financial institutions, which may, at times, exceed federally insured limits. The Company has not experienced any losses on such accounts and does not feel it is exposed to any significant risk with respect to cash. There were amounts exceeding federally insured limits at December 31, 2025, and 2024 of $21,862,085 and $2,196183, respectively.

In addition, the Company held $3,050,000 in restricted cash at December 31, 2025, which is included from federally insured limit calculations and represent amounts held in escrow with construction project review and other contractual obligations.

Sales and Accounts Receivable

During the year ended December 31, 2025 one(1) franchise totaled 26% of sales, and two (2) customers totaled 18 % and 47% accounts receivable.

During the years ended December 31, 2024 one (1) franchise totaled 41% of sales, and one (1) customer totaled 63% accounts receivable.

The Company performs ongoing credit valuations of its customers and management believes that the financial viability of these customers is sound.

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Purchases and Payables

There was no concentration of purchases or payables for the Company for the years ended December 31, 2025, and 2024.

Note 8 – Related Party Transactions

On December 17, 2019, JFB received a loan from Capo 7, LLC. The balance is due on demand and does not contain an interest rate. The current balance on the loan is $0. Joseph F. Basile III, our Chief Financial Officer, owns Capo 7, LLC. This balance was due on demand and does not contain an interest rate. The loan balance was repaid on December 23, 2024.

On August 4, 2021 we entered into an agreement to build a 2-story commercial building for Aura Commercial LLC, which is now the Company’s headquarters. Joseph F. Basile III, our Chief Executive Officer, is the president of Aura Commercial LLC and owns 100% of the entity. The contract was a cost plus 5% model. We incurred $912,331 . in billable expenses as of December 31, 2024. We received $904,014 as of December 31, 2024 in construction income from Aura Commercial LLC.

On January 1, 2022, we entered into a two-year lease with Loose Cannon, LLC pursuant to which we leased our previous corporate headquarters, with an option for an additional two-year renewal. Joseph F. Basile III, our Chief Executive, is an officer and member of Loose Cannon, LLC. The lease provided for a base monthly rent of $3,210 at the beginning of the term of the lease which increased by 2.5%. We occupied approximately 3,521 square feet of the building’s approximately 7,042 square feet. This lease was terminated December 1, 2024. Total rent expense under this related party agreement was $35,310 for the year ended December 31, 2024.

On March 14, 2024 we were awarded a $21mm project with Rare Capital Partners LLC to build a 79-unit-townhome rental community with an additional community clubhouse in Port Salerno FL. Our Chief Executive Officer Joseph F. Basile III owns 42.25% of Rare Capital Partners and co-manages Rare Capital Partners through Basile Family Investments LLC. Jamie Zambrana on the board of directors owns 8.54% of Rare Capital Partners and co-manages Rare Capital Partners through Sebastian Pail Investments, Inc. Nelson Garcia, a board of directors owns 8.54% through NBG Investments, Inc. Nelson Garcia does not, individually or through an entity, control the day-to-day operations of Rare Capital Partners LLC and is solely a minority owner. This project is under permitting and has not begun construction. However, on or about September 1, 2021, in accordance with an oral agreement, JFB paid for engineering fees related to this project, in association with its general contracting services being rendered, in the amount of $120,696. Rare Capital Partners paid the $120,696 balance on September 30, 2024. Construction on the project commence on June 1, 2025, with sire preparation underway. The project is currently under vertical construction. As of December 31, 2025 the Company has recorded $4,468,064 in related party sales associated with this project, along with $4,245,041 in related party cost of goods sold.

We lease our current corporate headquarters under a 7-year lease with Aura Commercial, LLC. Joseph F. Basile III, our Chief Executive Officer, is President of Aura Commercial, LLC and owns 100% of the entity. The lease was effective on March 29, 2024, with rent commencing on June 1, 2024, and provides for a base monthly rent of $11,928 with 2.5% adjustment increases per year. We presently occupy approximately 4,473 square feet of the building’s approximately 8,991 square feet. We have an option to purchase the entire property for $4,250,000 until December 1, 2024. The building was never acquired. Total rent expense under this related party agreement was $167,950 and $47,912 for the years ended December 31, 2025 and December 31, 2024, respectively.

On April 30, 2024, Joseph F. Basile III gifted 81.25 shares of common stock in the JFB Subsidiary to The Basile Family Irrevocable Trust and 0.625 shares of common stock in the JFB Subsidiary to another individual. Lisa Ann Basile, Joseph F. Basile III’s mother, is the trustee with control over The Basile Family Irrevocable Trust.

On May 1, 2025, the Company entered into a Construction agreement as general contractor and co-developer for a new Courtyard by Marriott hotel in Olive Branch, Mississippi. The project includes the development of a

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117- room hotel. As of December 31, 2025, the Company recognized revenue of $1,433,888 and associated cost of goods sold of $1,412,942 related to this project.

The CEO of the Company, Joseph Basile, has at times taken distributions from the JFB Subsidiary. For the year ended December 31, 2025 and December 31, 2024, the distributions were $0 and $872,007, respectively. At times, the CEO of the Company makes contributions to the company. For the year ended December 31, 2025 the contributions were $1,000. There were $0 Contributions for the year ended December 31, 2024.

On September 5, 2025, the Company deposited $25,000 into an escrow account to facilitate a 45-day review period for a potential construction project involving a related party. The funds were intended to allow the Company sufficient time to evaluate the scope of work and obtain approval from the Audit Committee. On October 9, 2025 the Company deposited $25,000 into the same escrow account for an additional 45 day review extension. The deposit is fully refundable should the project not proceed. This transaction is considered a related party arrangement as one of the Company’s directors owns the land on which the proposed project would be developed.

On June 30, 2025, the Company issued 120,000 shares of its Class A Common Stock to Joseph Basile III pursuant to the Company’s 2024 Equity Incentive (ESOP) Plan. The issuance was made in recognition of Mr. Basile’s continued service and performance contributions and was granted in accordance with the terms and conditions of the ESOP. The shares were issued as fully paid, and are reflected in the accompanying financial statements for the period ended December 31, 2025.

On June 30, 2025, the Company issued 50,000 shares of its Class A Common Stock to Ruben Calderon pursuant to the Company’s 2024 Equity Incentive (ESOP) Plan. The issuance was made in recognition of Mr. Calderon’s continued service and performance contributions and was granted in accordance with the terms and conditions of the ESOP. The shares were issued as fully paid, and are reflected in the accompanying financial statements for the period ended December 31, 2025. In addition, during the year ended December 31, 2025, the Company issued an aggregate of 3,334 shares of Common Stock to Mr. Calderon as part of his bonus compensation under his 2025 Executive Employment Agreement. These shares were issued in two tranches: 1,694 shares on October 14, 2025, and 1,640 shares on December 15, 2025. The issuances were approved by the Board of Directors and represent non-cash compensation earned upon achievement of the performance milestones specified in his agreement.

Note 9 – Commitments and Contingencies

Litigation

From time to time, the Company is party to various claims or actions arising out of the ordinary course of business. While any proceeding or litigation contains an element of uncertainty, management believes no matter exists that would have a material impact on the Company’s financial position, liquidity, or results of operations.

As of December 31, 2024, there was on-going litigation relating to a residential remodel whereby the customer has not paid their final invoice and the Company has filed a lien on the property and is awaiting a court date to proceed with foreclosure on the property. However, the case was settled on March 19, 2025, and the company has received a settlement amount of $39,138.

As of December 31, 2025, the Company had no pending litigation matters.

Note 10 – Equity

The Company is authorized to issue up to 400,000,000 shares of all classes of stock. 20,000,000 shares shall be Preferred Stock with a par value of $0.0001 and 380,000,000 shares as Common Stock with a par value of

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$0.0001. Further, we are authorized to issue two (2) classes of common stock, with 372,000,000 shares of the common stock designated as “Class A Common Stock” and 8,000,000 shares of the common stock designated as “Class B Common Stock”. After giving effect for the Reorganization (as defined below), in accordance with ASC 505-10-S99-4 (SAB Topic 4:C) and ASC 260- 10-55-12, as of December 31, 2025 and 2024 respectively, 12,603,900 and 8,000,000 shares of Class A Common Stock was issued, and 8,000,000 shares of Class B Common Stock was issued and subsequently repurchased and fully redeemed pursuant to a redemption agreement executed on October 3, 2025. Following the redemption agreement 0 Class B Common Stock remain outstanding.

On July 19, 2024, the Company issued 720,000 shares of the Company’s Class A common stock for a total fair value of $360,000 to Chartered Services for assisting the company with various consulting services. These services included the Company’s nomination system for all directors and aid in identifying qualified candidates, Review and advise the Company on all documents and accounting systems with GAAP compliance, provide support as a liaison for the Company’s third party services providers, and provide business development services. In accordance with ASC 718 The Company prepared a DCF (Discounted Cash Flow model) to determine the fair value of the shares granted and using the DCF module determined the shares had an approximate fair value of $360,000. The Company used a discount rate of 14.5% and period of five years including a terminal year. Under this agreement the shares have already been granted and cannot be reclaimed even if the agreement is cancelled with or without cause. There are no required measurable deliverables or milestones as part of this agreement from Chartered Services and as a result the full value of the shares have been expensed in the current period.

The CEO of the Company, Joseph Basile, has at times taken distributions from the JFB Subsidiary. For the period ended December 31, 2025 and December 31, 2024, the distributions were $0 and $872,007, respectively. At times, the CEO of the Company, makes contributions to the company. For the year ended December 31, 2025 the contributions were $1,000. There were $0 Contributions for the year ended December 31, 2024.

On March 7, 2025, the Company consummated its initial public offering of 2,500,000 units of the Company’s Class A common stock at a public offering price of $2.07 per unit, generating gross proceeds of $5,156,250. In connection with the offering, the company also sold 277,200 option warrants at a price of $0.01 per warrant, generating additional gross proceeds of $1,386 for total gross proceeds of $5,157,636. Pursuant to the underwriting agreement with Kingswood Capital Partners, LLC, the Company incurred $490,000 in expenses, resulting in net proceeds of $4,667,636.

On June 25, 2025, the Company’s Board of Directors approved the adoption of an Equity Incentive Plan designed to attract, retain, and motivate qualified directors, officers, and employees by aligning their interest with those of the Company. Pursuant to the plan, the Board authorized the issuance of an aggregate of 292,800 shares of Class A common stock to eligible participants, including board members and employees, for a total fair value of $910,608. The issuance of these equity awards was accounted for in accordance with ASC 718.

On October 2, 2025, the Company closed on a securities purchase agreement with American Ventures LLC, Series XIV as the sole investor for a private investment in public equity (PIPE) financing that has resulted in gross proceeds to the Company of approximately $43,895,000, before deducting placement agent fees and offering expenses. The Company has used $12,000,000 of the net proceeds from the offering to retire the Company’s Class B Common Stock, par value $0.0001, owned by Joseph F. Basile III, the Company’s Chief Executive Officer, pursuant to a Share Redemption Agreement. Pursuant to the terms of the securities purchase agreement, the Company has sold an aggregate of 4,389,500 shares of its Series C Convertible Preferred Stock, par value $0.0001 per share, stated value $5 per share, convertible into 24,206,799 shares of common stock par value $0.0001, at a conversion price $2.72 per share of Series C Convertible Preferred Stock, 24,206,799 Common Warrant A exercisable price of $2.88, 16,137,866 Common Warrant B exercisable price of $3.125. The Company received gross proceeds of $27.5 million from the PIPE transaction after deducting placement agent fees and offering expenses.

As of December 31, 2025, the Company had 4,389,500 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) issued and outstanding. Each share of Series C Preferred Stock was issued as part of a unit

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consisting of one share of Series C Preferred Stock and accompanying Common Stock purchase warrants. The Series C Preferred Stock carries a stated value of $10.00 per share and is convertible at the option of the holder into shares of the Company’s Common Stock at a conversion price of $2.72 per share, subject to customary anti-dilution adjustments for stock splits, stock dividends, recapitalizations, and certain dilutive issuances. Based on the conversion price, the outstanding Series C Preferred Stock is convertible into 16,137,866 shares of Common Stock.

Holders of Series C Preferred Stock are entitled to receive dividends on an as-converted basis if and when dividends are declared on the Company’s Common Stock. Dividends are non-cumulative. The Series C Preferred Stock votes together with the Common Stock on an as-converted basis, except for matters requiring a separate class vote under applicable law or the Certificate of Designation. The Series C Preferred Stock includes customary protective provisions, including approval rights over amendments to the Certificate of Incorporation that adversely affect the Series C, the creation of senior or pari pass preferred stock, and certain corporate actions.

Upon any liquidation, dissolution, or winding up of the Company, holders of Series C Preferred Stock are entitled to receive, prior to any distribution to holders of Common Stock, an amount equal to the stated value per share plus any declared but unpaid dividends. After payment of the liquidation preference, Series C holders may participate on an as-converted basis to the extent provided in the Certificate of Designation. The Series C Preferred Stock is not mandatorily redeemable, and any optional redemption by the Company is subject to the terms and limitations set forth in the Certificate of Designation. Conversion and exercise rights associated with the Series C units may be subject to beneficial ownership limitations (e.g., 4.99% or 9.99%) unless waived by the holder.

On October 14, 2025, the Company issued 1,694 shares of its Common Stock to Ruben Calderon as compensation pursuant to his 2025 Employment Agreement. On December 15, 2025, the Company issued an additional 1,640 shares of Common Stock under the same agreement. In total, 3,334 shares were issued to Mr. Calderon during the year ended December 31, 2025. All shares were issued as fully paid, and represent a portion of Mr. Calderon’s annual compensation package approved by the Board of Directors.

On December 2, 2025, the Company issued an aggregate 214,960 shares of its Common Stock as non-cash consideration for consulting services. OF this total, 171,968 shares were issued to Brian Herman and 42,992 shares were issued to Kingswood Capital Partners LLC. The shares were issued in book-entry form with transfer restrictions and were valued based on the fair market value of the Company’s Common Stock on the respective issuance dates. The related expense is recorded in General & Administrative expense in the accompanying statements of operations.

During the year ended December 31, 2025, the Company issued a total of 36,343,962 warrants, each entitling the holder to purchase one share of the Company’s Common Stock. Of these warrants, 1,592,806 were exercised during the year, resulting in 34,751,156 warrants outstanding as of December 31, 2025. The exercise generated $3,363,508 in cash proceeds to the Company.

The Company estimated the fair value of the warrants issued during the year using the Black-Scholes option pricing model. The 1,388,600 warrants issued in connection with earlier financing activities had an aggregate estimated fair value of $440,304 at the time of issuance. The 16,783,381 warrants issued in connection with the October 2, 2025 PIPE transaction had an aggregate Black-Sholes estimated fair value of $47,993,543 at the time of issuance.

Total Warrants outstanding as of December 31, 2024	—
Total Warrants issued	36,343,962
Total warrants Exercised	(1,592,806)
Total Warrants Outstanding as of December 31, 2025	34,751,156

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Pursuant to a forward stock split (the “Forward Split”) announced on March 10, 2026, the total number of shares of Common Stock held by each stockholder were converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Forward Split multiplied by two, with distribution occurring on March 25, 2026.

Note 11 – Private Placement

On April 24, 2025, JFB Construction Holdings invested $1,000,000 in CM OB Hotel Owner, LLC, a Delaware limited liability company formed to acquire, develop, and operate a 117-room Courtyard by Marriott hotel in Olive Branch, Mississippi. The investment was made through a private placement offering of up to $5,000,000 in Class A Membership Interests at $1,000 per unit, pursuant to Regulation D, Rule 506(c). The minimum investment was $100,000, with proceeds designated for the acquisition, development, and operation of the hotel.

JFB holds a 19.5% ownership interest in the Class A Membership Interests of CM OB Hotel Owner, LLC. This ownership percentage is below the 20% threshold required for equity method accounting under U.S. GAAP; therefore, the investment is currently being carried at cost basis, as the entity is private.

Class A Members are entitled to an 8% cumulative, non-compounding preferred return (beginning upon hotel operations), a return of capital, and a share of distributable cash as outlined in the offering subscription agreement. Pursuant to a side agreement dated April 24, 2025, JFB Construction Holdings is exempt from the standard promote structure. The Company does not possess ownership or majority voting rights due to minimal investment in CM OB Hotel Owner, LLC. Furthermore, the Company does not exercise control over the activities that significantly influence the economic performance of CM OB Hotel Owner, LLC

Note 12 – Subsequent Event

On February 17, 2026, the Company announced that it has entered into a definitive agreement to combine with XTEND, a software-first defense technology company anchored by its AI XTEND Operating System (XOS) in an all-stock transaction.

On February 18, 2026, the Company closed on a PIPE financing agreement with Dominari Securities of $10,025,000. Dominari securities is receiving 1,604,000 shares of JFB Class A Common stock at a price of $6.25 per share.

Date of Management Review

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through March 31, 2026, the date that the financial statements were available to be issued.

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Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this annual report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

Management has carried out an evaluation of the effectiveness of the design and operation of our company’s disclosure controls and procedures. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of December 31, 2025.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

As of December 31, 2025, we conducted an evaluation, under supervision and with the participation of management, including the chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15 and 15d-15 of the Exchange Act. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of December 31, 2025.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined under Exchange Act Rules 13a-15(f) and 14d-14(f). Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations and may not prevent or detect misstatements. Therefore, even those systems determined to be effective can only provide reasonable assurance with respect to financial reporting reliability and financial statement preparation and presentation. In addition, projections of any evaluation of effectiveness to future periods are subject to risk that controls become inadequate because of changes in conditions and that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025. In making the assessment, management used the criteria issued by the Committee of

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Sponsoring Organizations of the Treadway Commission (COSO – 2013) in Internal Control-Integrated Framework. Based on its assessment, management concluded that, as of December 31, 2025, our Company’s internal control over financial reporting was not effective.

The matters involving internal controls over financial reporting that may be considered material weaknesses included the small size of the Company and the resulting lack of segregation of duties. Specifically, the Company’s system of internal controls failed to identify multiple journal entries that were subsequently identified by the Company’s external auditor. Additionally, multiple errors within the Company’s draft Form 10-K were noted by the external auditor, further highlighting weakness in the control environment.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, during our most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

(b) During the fiscal quarter ended December 31, 2025, none of our officers or directors informed us of the adoption, modification or termination of a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as those terms are defined in Item 408 of Regulation S-K.

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PART III

Item 10. Directors, Executive Officers and Corporate Governance.

Directors and Executive Officers

The following table sets forth information concerning our executive officers and directors and their ages as of the date of this annual report:

Name	Age	Position(s)
Joseph F. Basile III	47	President/Chief Executive Officer, Secretary and Chairman of the Board of Directors
Ruben Calderon	43	Treasurer/Chief Financial Officer
Stefan Passantino	60	Independent Director
David Clukey	50	Independent Director
Nelson Garcia	39	Independent Director
Christopher Melton	54	Independent Director
Miklos “John” Gulyas	49	Director
Jamie Zambrana Jr.	49	Director

Biographies of Executive Officers and Directors

The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director, executive officer, and director nominees of our Company.

Joseph F. Basile III – Chief Executive Officer, Secretary and Chairman of the Board of Directors

Joseph F. Basile III is a third generation developer and general contractor with over a decade of experience in construction and development, land acquisition and other entrepreneurial ventures. He founded JFB Construction & Development Inc. in 2014 and has overseen the company’s growth from its inception, gaining extensive experience by performing various roles within the organization. Mr. Basile has led business development initiatives and ensured operational efficiency by collaborating with specialists in accounting, legal matters, and various other trades. Mr. Basile has been a state certified general contractor in over 31 states, including Florida, Georgia, North Carolina and Tennessee. As a licensed general contractor in multiple states, he has demonstrated his capability and reliability in navigating through complex systems such as logistics, compliance, and regulatory frameworks. His leadership is characterized by a pragmatic approach and a commitment to continuous improvement.

Mr. Basile owns and manages Capo 7 LLC, Aura Commercial, LLC, and Loose Cannon, LLC, all real estate holding companies. Mr. Basile beneficially owns The Laundry Tub LLC, Basile Aviation LLC and Basile Hospitality LLC, all Florida limited liability companies. Mr. Basile also beneficially owns 42.25% of Rare Capital Partners LLC, a real estate holding company, and co-manages Rare Capital Partners through Basile Family Investments LLC, a holding company. All of the foregoing entities are considered affiliates of the Company due to being under common control, but are not otherwise parents, subsidiaries, or stakeholders of the Company.

Ruben Calderon – Chief Financial Officer

Ruben Calderon is a certified public accountant with over a decade of experience in accounting, bookkeeping, payroll and tax services. Beginning in November 2022, Mr. Calderon became the Chief Financial Officer of the JFB Subsidiary, and he became the Chief Financial Officer of the Company upon its formation. From 2014 to 2020, he was the co-owner of RC Tax Services, which provides tax preparation and filing, bookkeeping, and payroll services. Mr. Calderon has been treasurer of the Town of Poughkeepsie Cal Ripken baseball league and is currently co-treasurer of the Okeeheelee Cal Ripken baseball league. He also offers tax

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services, tax consulting, bookkeeping and payroll services to clients in his community. Mr. Calderon received his bachelor’s in accounting from the City University of New York in 2006 and his master’s in accounting from Baruch College in 2012.

David Clukey – Director

David Clukey is the Sr. Director of Business Development at Immersive Wisdom, Inc., which provides a remote collaborative operations center software platform for diverse industries including government, financial services, and logistics, since 2023. From February 2022 to 2023, he was a Senior Enterprise Account Executive at ServiceNow, Inc., a company that offers a cloud-based platform that automates and optimizes workflows across IT, customer service, HR, security, and other industries, where he generated over $10M in new business. Beginning in 1999, before moving to the private sector, David led and advised U.S. joint, combined, foreign partner forces, and intergovernmental and interagency elements as a Special Forces Officer. He directed national programs and drove strategic initiatives and development of long-term plans for organizations with $3 to $12 million budgets, $250M—$17B in material assets, and personally managed a $1B and a $48B US national defense program. David is a published thought leader and a graduate of the Naval Postgraduate School with an MS in Defense Analysis, an Executive MBA from Arizona State University’s W. P. Carey School of Business, a BA from Georgia Southern University, and is a certified a Lean Six Sigma Black Belt. David’s extensive experience in strategic leadership, business development, and project management is a valuable asset. He has a track record of generating significant new business, managing large-scale budgets and assets, and driving long-term strategic initiatives, which demonstrates his capability to handle complex projects and provide substantial value to the Company.

Nelson Garcia – Director

Nelson Garcia co-founded RARE CRE, LLC, a capital markets advisory firm focused on providing tailored capital solutions and investment sales services to commercial real estate entrepreneurs, in 2017 and is currently a Managing Partner. As a Florida-licensed real estate broker and board member of the non-profit organization P.A.T.H. Housing Solutions, Mr. Garcia champions expanding home ownership opportunities for disadvantaged households. He also owns and manages NBG Investments Inc., a Florida corporation formed in 2018 as an investment holdings company. Prior to RARE CRE, Mr. Garcia co-founded G2 Industries LLC, a consulting and integration services company specializing in the areas of wireless communications, security, and infrastructure, in 2014, and Bon WiFi LLC, a company that was developing, operating and franchising commercial community WiFi networks in the Caribbean, with a focus on cruise ship destinations, in 2016. Mr. Garcia also worked for CGI Merchant Group, a commercial real estate investment banking and investment management company, and afterwards, as an independent consultant for Renovation Advisor, LLC, a company focused on consulting on commercial real estate transactions. He has a bachelor’s degree from Florida International University and a background in software development. Mr. Garcia’s career in real estate, private equity and investment banking saw him lead acquisitions, developments, and financings of over 2 million square feet of commercial, multifamily, and hospitality projects. His diverse experience in capital markets, real estate finance, and investment banking will provide valuable insight as a director of our Company.

Christopher Melton – Director

Christopher Melton has served as a specialist land acquisition advisor with SVN, a national commercial brokerage services transacting large land parcels to homebuilders and multifamily developers, since 2019 and is a licensed real estate salesperson in the State of South Carolina and Georgia. Mr. Melton co-founded Callegro Investments, LLC in 2012 to invest in distressed master-planned communities. Mr. Melton also serves on the board of directors and audit committees for Safe and Green Development Corporation (OTCM: SGD), a real estate development company, Safety Shot, Inc. (formerly Jupiter Wellness Inc.) (Nasdaq: SHOT), a beverage and dietary supplement company, SRM Entertainment, Inc. (Nasdaq: SRM), a toy and souvenir designer and developer, and Safe & Green Holdings Corp. (Nasdaq: SGBX), a developer, designer and fabricator of modular structures. From 2008 to 2012 Mr. Melton capitalized various media and retail ventures including Bestival Ltd.

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and Any Old Iron. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management (“Kingdon”) in New York City, where he ran an $800 million book in media, telecom and Japanese investment. Mr. Melton opened Kingdon’s office in Japan, where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at J.P. Morgan Investment Management Inc. as an equity research analyst, where he helped manage $500 million in REIT funds under management. Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds in Chicago from 1995 to 1997. RREEF Funds is the real estate investment management business of Deutsche Bank’s Asset Management division. Mr. Melton earned a Bachelor of Arts in Political Economy of Industrial Societies from the University of California, Berkeley in 1995. Mr. Melton earned Certification from University of California, Los Angeles’s Anderson Director Education Program in 2014, a certificate in Cybersecurity for managers from MIT in 2021 and certificate in AI strategy from Cornell in 2023. Mr. Melton’s extensive experience in land acquisition, real estate investment and development, as well as to his experience serving on the board and committees of other public companies, makes him an excellent asset to our board of directors.

Miklos “John” Gulyas – Director

Miklos “John” Gulyas, with over 13 years of experience as an entrepreneur and business leader, he has knowledge across numerous sectors including the franchise, business consulting and beverage industries. Since 2015, he has served as the owner and CEO of 2v Consulting LLC, a business consulting company, leveraging his expertise to provide strategic guidance to various businesses. In February 2024, Mr. Gulyas became the Chairman of the board of Safety Shot, Inc. (formerly Jupiter Wellness Inc.) (Nasdaq: SHOT), where he currently is driving innovation in the beverage sector. Previously, from October 2018 to September 2021, he was the co-founder and Vice President of Franchise Development at V/o Med Spa LLC, a medical spa franchise. Mr. Gulyas began his career at European Wax Center, a chain of hair removal salons, where he held the role of Site Development Coordinator from June 2007 to March 2017, demonstrating a longstanding commitment to the franchise industry. Mr. Gulyas’s extensive experience in entrepreneurship, business consulting, and franchise development makes him highly qualified to help assess and meet the Company’s needs.

Jamie Zambrana Jr. – Director

Jamie Zambrana Jr. serves as an Executive Managing Partner of RARE CRE LLC, overseeing a boutique commercial real estate investment sales and capital markets advisory firm, specializing in tailored solutions for private and institutional owners and developers. He co-founded RARE CRE in 2014. With a track record of managing over $3 billion in closed real estate transactions and overseeing multiple closed-end funds, Mr. Zambrana’s expertise spans capital markets, CRE investments, and commercial note sales. Currently, he manages residential communities and NNN properties, drawing from previous roles as Managing Director at US Debt Ventures, LLC, where he directed funds acquiring real estate holdings and mortgages nationwide, and as Managing Director of Veriloquent Family Offices, LLC. Mr. Zambrana’s career began in investment banking, offering services to emerging publicly traded companies for capital growth, followed by roles as a Nasdaq Market Maker and portfolio manager for Merrill Lynch and Wachovia Securities. His extensive background in capital markets, commercial real estate investments, and managing substantial real estate transactions makes him well suited for our Company.

Stefan Passantino – Director

Stefan Passantino combines experience in logistics and manufacturing senior management as a part of a 35-year career as an attorney advertising clients in private sector compliance and litigation. Mr. Passantino is currently an equity partner at Elections, LLC.,where he has worked in such capacity since 2019. Beginning in 2000, Mr. Passantino has been an equity partner in several law firms including Amall, Golden & Gregory, Dentons USA and Michael Best, LLP. From January, 2017 through September, 2018, Mr. Passantino served as Deputy White House Counsel in the Trump Administration. Mr. Passantino is currently also a director of the Gingrich Foundation, New America Acquisition I Corp., and Mercantile Ports & Logistics, Ltd. He has an undergraduate degree from Drew University and a law degree from Emory Law School.

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Family Relationships and Other Arrangements

There are no family relationships among our directors and executive officers. Other than as set forth above, there are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors or executive officers (including those of our subsidiaries) have:

•	had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•

been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•

been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; and

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors and Committees

Our Board of Directors consists of seven (7) directors, including four (4) independent directors. We have also established an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee under the Board of Directors. We have adopted a charter for each of the three (3) committees. Each of the committees of our Board of Directors has the composition and responsibilities described below.

Board Leadership Structure

Our Board believes it is important to retain flexibility in allocating the responsibilities of the CEO and Chairman of the Board in any way that is in the best interests of our Company based on the circumstances existing at a particular point in time. Accordingly, we do not have a strict policy on whether these roles should be served independently or jointly. Currently, we do not have anyone service as Chairman of the Board.

We do not have a separate Lead Independent Director.

Meetings and Committees of the Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors. Our Board of Directors provides management oversight, helps guide the Company on strategic planning and approves the Company’s operating budgets. Our independent directors meet regularly in executive sessions. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

Our Board holds regularly scheduled quarterly meetings. In addition to the quarterly meetings, typically there is at least one other regularly scheduled meeting and other communication each year.

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Director Independence

Our Board of Directors has determined that Stefan Passantino, David Clukey, Nelson Garcia, and Christopher Melton, as well as Bjarne Borg, who served as a director through February 13, 2026, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and such directors are “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3, described below.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) subject to the transition rule that is applicable to a newly public company. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee, accept, directly or indirectly, receive any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Each of our Board members who serve on a committee of the Board is “independent” within the meaning of Nasdaq Rule 5605(b)(1).

Controlled Company Status

A controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We are a controlled company because The Basile Family Irrevocable Trust holds more than 50% of our voting power.

Therefore, for so long as we remain a controlled company, we technically qualify and are eligible to be exempted from the obligation to comply with certain Nasdaq corporate governance requirements, however, we do not currently plan to take advantage of the exemptions provided to controlled companies, which include:

•	our Board of Directors is not required to be comprised of a majority of independent directors;

•	our Board of Directors is not subject to the compensation committee requirement; and

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not currently plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Role of the Board of Directors in Risk Oversight

The Board of Directors is responsible for assessing the risks facing our company and considers risk in every business decision and as part of our business strategy. The Board of Directors recognizes that it is neither possible nor prudent to eliminate all risk, and that strategic and appropriate risk-taking is essential for us to compete in our industry and in the relevant markets, and to achieve our growth and profitability objectives. Effective risk oversight, therefore, is an important priority of the Board of Directors.

While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies that are adopted by the Board of Directors. The Board of Directors expects to review and adjust our risk management strategies at regular intervals following the completion of the offering, or as needed.

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Code of Business Conduct

Our Board of Directors has adopted a code of business conduct and ethics (the “Code of Business Conduct”) to ensure that our business is conducted in a consistently legal and ethical manner. Our policies and procedures cover all major areas of professional conduct, including employee policies, conflicts of interest, protection of confidential information, and compliance with applicable laws and regulations. The Code of Business Conduct will be available at our website at www.jfbconstruction.net/services-4. The reference to our website address in this annual report does not include or incorporate by reference the information on our website into this annual report. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings.

Board Committees

Our Board of Directors has appointed an Audit Committee, Compensation Committee, and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees.

Audit Committee

The Audit Committee consists of Christopher Melton, Stefan Passantino, and Nelson Garcia, with Christopher Melton serving as Chairman. The Audit Committee assists the Board of Directors in discharging its responsibilities relating to the financial management of our company and oversight of our accounting and financial reporting, our independent registered public accounting firm and its audits, our internal financial controls and the continuous improvement of our financial policies and practices. In addition, the Audit Committee is responsible for reviewing and discussing with management our policies with respect to risk assessment and risk management. The responsibilities of the Audit Committee, which are set forth in its charter, include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints, whistleblowers, and concerns; and

•	reviewing and approving any related party transactions.

The composition of our Audit Committee complies with all applicable requirements of the SEC and the listing requirements of Nasdaq. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

The Compensation Committee consists of Nelson Garcia, Christopher Melton, and David Clukey with Nelson Garcia serving as Chairman. The Compensation Committee assists the Board of Directors in setting and maintaining our compensation philosophy and in discharging its responsibilities relating to executive and other human resources hiring, assessment and compensation, and succession planning. The responsibilities of the Compensation Committee, which are set forth in its charter, include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

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•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	determining the compensation of all our other officers and reviewing periodically the aggregate amount of compensation payable to such officers;

•	overseeing and making recommendations to the Board of Directors with respect to our incentive-based compensation and equity plans; and

•	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The composition of our Compensation Committee complies with all applicable requirements of the SEC and the listing requirements of Nasdaq. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of David Clukey, Nelson Garcia, and Stefan Passantino , with David Clukey serving as Chairman. The responsibilities of the Nominating and Corporate Governance Committee, which are set forth in its charter, include:

•	making recommendations to the Board of Directors regarding the size and composition of the Board of Directors;

•	recommending qualified individuals as nominees for election as directors;

•	reviewing the appropriate skills and characteristics required of director nominees;

•	establishing and administering a periodic assessment procedure relating to the performance of the Board of Directors as a whole and its individual members; and

•	periodically reviewing the corporate governance guidelines and supervising the management representative charged with implementing our corporate governance procedures.

The composition of our Nominating and Corporate Governance Committee complies with all applicable requirements of the SEC and the listing requirements of Nasdaq. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee will or has at any time been an officer or employee. None of our executive officers serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or expected to serve on the Compensation Committee.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports furnished to us and written representations from our reporting persons, we believe that all such filing requirements were satisfied in fiscal 2025, except that: Joseph F. Basile III filed one Form 4 late reporting a transaction dated June 30, 2025; Ruben Calderon filed one Form 4

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late reporting a transaction dated June 30, 2025; John Gulyas filed one Form 4 late reporting a transaction dated June 30, 2025; Christopher Melton filed one Form 3 late and filed one Form 4 late reporting a transaction dated June 30, 2025; Jamie Zambrana filed one Form 4 late reporting a transaction dated June 30, 2025; Bjarne Borg filed one Form 4 late reporting a transaction dated June 30, 2026; Nelson Garcia filed one Form 4 late reporting a transaction dated June 30, 2025; and David Clukey has not yet filed, as of March 31,2026, one Form 3 and one Form 4 reporting a transaction dated June 30, 2025.

Item 11. Executive Compensation.

This section discusses the material components of the executive compensation program for our named executive officers for the years ended December 31, 2025 and 2024. Individuals we refer to as our “named executive officers” include our Chief Executive Officer, Chief Financial Officer and any other highly compensated executive officers whose salary and bonus for services rendered in all capacities equaled or exceeded $100,000 during the fiscal years ended December 31, 2025 and 2024.

Executive Compensation Objectives and Practices

We designed our executive officer compensation program to attract, motivate and retain key executives who drive our success. We strive to have pay reflect our performance and align with the interests of long-term stockholders, which we achieve with compensation that:

•	Provides executives with competitive compensation that maintains a balance between cash and stock compensation, encouraging our executive officers to act as owners with an equity stake in our company;

•	Ties a significant portion of total compensation to achievement of the Company’s business goals such as revenue, and Adjusted EBITDA targets;

•	Enhances retention by having equity compensation subject to multi-year vesting; and

•	Does not encourage unnecessary and excessive risk taking.

We evaluate both performance and compensation to ensure the Company maintains its ability to attract and retain superior employees in key positions and compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of other companies our size.

Elements of Executive Compensation

Our compensation for senior executive officers generally consists of the following elements: base salary; performance-based incentive compensation determined primarily by reference to objective financial operating criteria; long-term equity compensation in the form of stock options and restricted stock; and employee benefits that are generally available to all our employees.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. It is our policy to set base salary levels taking into account a number of factors, such as annual revenue, the nature of the mobile fueling business, the structure of other comparable companies’ compensation programs and the availability of compensation information. When setting base salary levels, in a manner consistent with the objectives outlined above, the Board considers our performance, the individual’s breadth of knowledge and performance and levels of responsibility. In determining salaries, we did not engage compensation consultants.

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Annual Performance-Based Incentive Compensation

Our performance-based incentive compensation program is designed to compensate executives when financial performance goals are achieved. Executives have the opportunity to earn annual cash compensation equal to a percentage of their base salary.

Long-Term Incentive Compensation – Equity Compensation

Our executive officers are eligible for stock awards. We believe that stock awards give executives a significant, long-term interest in our success, help retain key executives in a competitive market, and align executive interests with stockholder interests and long-term performance of the Company. We have granted options as well as restricted stock under our 2022 plan and 2020 Stock Incentive Plan. Stock awards also provide each individual with an added incentive to manage the Company from the perspective of an owner with an equity stake in the business. Moreover, the vesting schedule (which is generally three years for employees and one year for non-employee directors, although this may vary at the discretion of the Compensation Committee) encourages a long-term commitment to the Company by our executive officers and other participants. Each year the Compensation Committee reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon the executive’s past performance, as well as anticipated future performance, of the executive officer. The Compensation Committee continues to believe that equity compensation should be an important element of the Company’s compensation package.

Typically, we have awarded stock options and restricted stock to executives upon joining the Company and thereafter grants may be at the discretion of the Board, a role that will be assumed by our compensation committee on a going forward basis. Generally, options are priced at the closing price of the Company’s common stock on the date of each grant, or, in the case of new employees, on such later date as the employee joins the Company. We also have granted restricted stock to members of the Board of Directors and executive officers from time to time.

We do not have a formal written policy relating to the timing of equity awards. We encourage, but we do not require, that our executive officers own stock in the Company.

Retirement and Other Benefits

All eligible employees in the United States are automatically enrolled in our 401(k) plan.

Perquisites and Other Personal Benefits

Limitation on Deduction of Compensation Paid to Certain Executive Officers Section 162(m) of the Internal Revenue Code, or Section 162(m) limits the Company deduction for federal income tax purposes to no more than $1 million of compensation paid to each of the named executive officers in a taxable year.

The following table sets forth the aggregate compensation paid to our Chief Executive Officer and each of our other executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the fiscal years December 31, 2025 and 2024.

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Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Option Based Awards $	Stock Awards $	Other Compensation $	Total $
Joseph Basile	2025	$389,992	$600,000		$373,200
Chief Executive Officer(1)	2024	$282,307	$600,000			$872,846	$1,755,153
Ruben Calderon	2025	$263,952	$25,000		$155,500	—	$288,952
Chief Financial Officer(2)	2024	$126,395	$20,000		—	—	$146,395
Bill Dyer	2025	$67,693	—		—	—
Chief Operation Officer(3)	2024	—	—		—	—	—

(1)

The compensation in the table includes the compensation paid to Mr. Basile by JFB Construction & Development Inc. The Company declared and paid cash dividends of $0 and $872,007 in 2024 and 2025, respectively.(2)The compensation in the table includes the compensation paid to Mr. Calderon by JFB Construction & Development Inc. Mr. Calderon first became the Company’s Chief Financial Officer on October 31, 2022.(3)The Compensation in the table includes the compensation paid to Mr. Dyer by JFB Construction & Development Inc. Mr. Dyer first became the Company’s Chief Operating Officer on September 22,2025.

Joseph F. Basile III

On July 18, 2024, the Company entered into an employment agreement with our Chief Executive Officer, Joseph F. Basile III (the “2024 Basile Employment Agreement”). Pursuant to the 2024 Basile Employment Agreement, Mr. Basile shall receive a base salary of $300,000 per year. For fiscal year 2024, Mr. Basile shall receive (i) a cash bonus of $200,000 if the Company, including its subsidiaries, has Gross Revenue between $10,000,00 to $15,000,000; (ii) an additional cash bonus of $200,000 if the Company, including its subsidiaries, has Gross Revenue between $15,000,00 to $20,000,000; and (iii) an additional cash bonus of $200,000 if the Company, including its subsidiaries, has Gross Revenue over $20,000,000. The 2024 Basile Employment Agreement also mistakenly purported to grant Mr. Basile stock options to purchase up to 150,000 shares of the Company’s Class A Common Stock. The 2024 Basile Employment Agreement was terminated on February 1, 2025 and replaced with an amended and restated employment agreement to correct the scriveners’ error. All other terms of the 2025 Basile Employment Agreement remain the same as the 2024 Basile Employment Agreement.

On February 1, 2025, the Company entered into an amended and restated employment agreement with our Chief Executive Officer, Joseph F. Basile III (the “2025 Basile Employment Agreement”). Pursuant to the 2025 Basile Employment Agreement, Mr. Basile shall receive a base salary of $350,000 per year. For fiscal year 2025, Mr. Basile shall receive (i) a cash bonus of $200,000 if the Company, including its subsidiaries, has Gross Revenue between $10,000,00 to $15,000,000; (ii) an additional cash bonus of $200,000 if the Company, including its subsidiaries, has Gross Revenue between $15,000,00 to $20,000,000; and (iii) an additional cash bonus of $200,000 if the Company, including its subsidiaries, has Gross Revenue over $20,000,000. The Company may award Mr. Basile additional cash bonuses in 2025 and beyond in its discretion. Mr. Basile and the Company may negotiate bonus terms, including option awards, in the future. In addition, Mr. Basile shall be entitled to participate in employee benefit plans. The 2025 Basile Employment Agreement may be terminated by the Company at will with or without cause. Furthermore, the 2025 Basile Employment Agreement will terminate upon Mr. Basile’s death. Upon termination of the 2025 Basile Employment Agreement, Mr. Basile shall receive all sums due to him under the 2025 Basile Employment Agreement as compensation or expense reimbursements.

Ruben Calderon

On July 18, 2024, the Company entered into an employment agreement with our Chief Financial Officer, Ruben Calderon (the “2024 Calderon Employment Agreement”). Pursuant to the 2024 Calderon Employment

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Agreement, Mr. Calderon shall receive a base salary of $130,000 per year. For fiscal year 2024, Mr. Calderon shall receive (i) a cash bonus of $20,000 if the Company, including its subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), between $15,000,00 to $35,000,000; (ii) an additional cash bonus of $10,000 if the Company, including its subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), between $35,000,00 to $50,000,000; and (iii) an additional cash bonus of $10,000 if the Company, including its subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), over $50,000,000. The 2024 Calderon Employment Agreement also mistakenly purported to grant Mr. Calderon stock options to purchase up to 150,000 shares of the Company’s Class A Common Stock. The 2024 Calderon Employment Agreement was terminated on February 1, 2025 and replaced with an amended and restated employment agreement to correct the scriveners’ error. All other terms of the 2025 Calderon Employment Agreement remain the same as the 2024 Calderon Employment Agreement.

On February 1, 2025, the Company entered into an amended and restated employment agreement with our Chief Financial Officer, Ruben Calderon (the “2025 Calderon Employment Agreement”). Pursuant to the 2025 Calderon Employment Agreement, Mr. Calderon shall receive a base salary of $225,000 per year. For fiscal year 2025, Mr. Calderon shall receive (i) a cash bonus of $25,000 if the Company, including its subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), between $15,000,00 to $35,000,000; (ii) an additional cash bonus of $10,000 if the Company, including its subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), between $35,000,00 to $50,000,000; and (iii) an additional cash bonus of $10,000 if the Company, including its subsidiaries, has Gross Revenue, with a minimum net profit of eight percent (8%), over $50,000,000. The Company may award Mr. Calderon additional cash bonuses in 2024 and beyond in its discretion. Mr. Calderon and the Company may negotiate bonus terms, including option awards, in the future. In addition, Mr. Calderon shall be entitled to participate in employee benefit plans. The 2025 Calderon Employment Agreement may be terminated by the Company at will with or without cause. Furthermore, the Calderon’s Employment Agreement will terminate upon Mr. Calderon’s death. Upon termination of the 2025 Calderon Employment Agreement, Mr. Calderon shall receive all sums due to him under the 2025 Calderon Employment Agreement as compensation or expense reimbursements.

Other Benefits

All employees are eligible to participate in employee benefit programs. The Company is continuing to consider offering medical, dental, vision, life and disability insurance. In addition, we sponsor a 401(k) plan whereby we match participants’ contributions up to 6% of a participant’s compensation, subject to the IRS’ annual contribution limit and the Company matches up to 3%. Our named executive officers are eligible to participate in these plans generally on the same basis as our other employees.

Compensation of Directors

For the fiscal year ended December 31, 2025 and December 31. 2024, The members of the board received 20,000 and 0 shares as compensation for their services.

Equity Incentive Plan

On July 18, 2024, the Company implemented an equity incentive plan (“Equity Incentive Plan”), which is attached hereto as Exhibit 10.4. The Equity Incentive Plan is intended to provide for awards to attract, motivate, retain, and reward selected key employees and other eligible persons, including our consultants. We obtain approval of the Incentive Plan from our shareholders on the same date. A summary of the Incentive Plan is set out below.

Number of Shares

Two million shares of our Class A Common Stock will be reserved for grant or issuance under the Equity Incentive Plan. Shares issuable under the Incentive Plan may be authorized, but unissued, or reacquired shares.

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Any shares of our Class A Common Stock that are represented by awards under the Equity Incentive Plan that are forfeited, expire, or are cancelled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the Incentive Plan, will again be available for awards under the Incentive Plan. Only shares of our Class A Common Stock actually issued under the Incentive Plan will reduce the share reserve.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Based solely upon information made available to us, the following table sets forth information as of the date of this annual report regarding the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•	each of our named executive officers, directors and directors nominees; and

•	all our executive officers and current and proposed directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this annual report are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

The address of each holder listed below, except as otherwise indicated, is c/o JFB Construction Holdings, 1300 S. Dixie Highway, Suite B, Lantana, FL 33462.

The following table provides the total compensation for each person who served as a non-employee member of our Board of Directors during fiscal year 2025 and 2024, including all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal year 2025 and 2024 :

		Class A Common Stock		Voting Power %(4)
Name	Title	Number	%
Directors and Executive Officers
Joseph F. Basile III	President/CEO, Secretary and Chairman	861,800	6.87%	6.87%
Ruben Calderon	Treasurer/CFO	55,614	—%	—%
Stefan Pasantino	Independent Director	20,000	—%	—%
David Clukey	Independent Director	40,000	—%	—%
Nelson Garcia	Independent Director	40,000	—%	—%
Christopher Melton	Independent Director	40,000	—%	—%
Miklos “John” Gulyas	Director	40,000	—%	—%
Jamie Zambrana Jr.	Director	40,000	—%	—%
All current executive officers and directors as a group (8 persons)		1,137,414	6.87%	6.87%
5% Shareholders
The Basile Family Irrevocable Trust (1)	Shareholder	6,500,000	51.50%	51.50%
Chartered Services, LLC	Shareholder	720,000	5.70%	5.70%
Total of 5% Shareholders		7,220,000	57.20%	57.20%

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(1)

Lisa Ann Basile is the trustee with control over The Basile Family Irrevocable Trust which her both voting and dispositive control of the Company’s securities owned by the trust and, as such, is considered the beneficial owner of the above-reference shares for the purposes of Section 16 of the Securities Act. Her address is 200 Hypoluxo Rd #204, Lantana, FL 33462(2)Based upon information provided by American Ventures LLC, Series XIV JFB (“American Ventures”), American Ventures is the beneficial owner of (i) 4,389,500 shares of Series C Preferred Stock, convertible into 8,068,933 shares of Common Stock; (ii) 8,068,933 Common A Warrants to purchase up to an aggregate of 8,068,933 shares of Common Stock; and (iii) 8,068,933 Common B Warrants to purchase an aggregate of 8,068,933 shares of Common Stock. American Ventures has a limitation on the amount of its beneficial ownership pursuant to the Common A Warrant and Common B Warrant pursuant to which American Ventures will not exercise its Common A and Common B Warrants if, following such exercise, American Ventures would own more that 4.99% of the Company’s issued and outstanding shares of Common Stock. Eric Newman, the manager of American Ventures, exercises voting and dispositive power over the shares. The address of American Ventures is 110 Front Street, Suite 300, Jupiter, FL 33477.(3)Based upon information provided by Dominari Securities LLC (“Dominari”), Dominari is the beneficial owner of Placement Agent Warrants to purchase 645,515 shares of Common Stock. Dominari has a limitation on the amount of its beneficial ownership pursuant to the placement agent common stock purchase warrant agreement with the Company pursuant to which Dominari will exercise its Placement Agent Warrants if, following such exercise, Dominari would own more that 4.99% of the Company’s issued and outstanding shares of Common Stock. Soo Yu, the Chief Operating Officer of Dominari, exercises voting and dispositive power over the shares being offered. The address of Dominari is 725 5th Ave 23 Floor, New York, NY 10022.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons. These policies and procedures are generally not in writing but are evidenced by long standing principles adhered to by our Board. The disinterested members of the Board review, approve and ratify transactions that involve “related persons” and potential conflicts of interest. Related persons must disclose to the disinterested members of the Board any potential related person transactions and must disclose all material facts with respect to such transaction. All such transactions will be reviewed by the disinterested members of the Board and, in their discretion, approved or ratified. In determining whether to approve or ratify a related person transaction the disinterested members of the Board will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions from December 31, 2021 through the date of this 10K, in which the amount involved in the transaction exceeds the lesser or $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, between us and enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with: (a) us, (b) our directors; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence. Except as disclosed herein, we are not otherwise a party to a current related party transaction, and no

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transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

On August 4, 2021 we entered into an agreement to build a 2-story commercial building for Aura Commercial LLC, which is now the Company’s headquarters. Joseph F. Basile III, our Chief Executive Officer, is the president of Aura Commercial LLC and owns 100% of the entity. The contract was a cost plus 5% model. We incurred $912,331 . in billable expenses as of December 31,2024. We received $904,014 as of December 31,2024 in construction income from Aura Commercial LLC.

On January 1, 2022, we entered into a two-year lease with Loose Cannon, LLC pursuant to which we leased our previous corporate headquarters, with an option for an additional two-year renewal. Joseph F. Basile III, our Chief Executive, is an officer and member of Loose Cannon, LLC. The lease provided for a base monthly rent of $3,210 at the beginning of the term of the lease which increased by 2.5%. We occupied approximately 3,521 square feet of the building’s approximately 7,042 square feet. This lease was terminated December 1, 2024. Total rent expense under this related party agreement was $35,310 for the year ended December 31, 2024.

On March 14, 2024 we were awarded a $21million project with Rare Capital Partners LLC to build a 79-unit-townhome rental community with an additional community clubhouse in Port Salerno FL. Our Chief Executive Officer Joseph F. Basile III owns 42.25% of Rare Capital Partners and co-manages Rare Capital Partners through Basile Family Investments LLC. Jamie Zambrana on the board of directors owns 8.54% of Rare Capital Partners and co-manages Rare Capital Partners through Sebastian Pail Investments, Inc. Nelson Garcia, a board of directors owns 8.54% through NBG Investments, Inc. Nelson Garcia does not, individually or through an entity, control the day-to-day operations of Rare Capital Partners LLC and is solely a minority owner. This project is under permitting and has not begun construction. However, on or about September 1, 2021, in accordance with an oral agreement, JFB paid for engineering fees related to this project, in association with its general contracting services being rendered, in the amount of $120,696. Rare Capital Partners paid the $120,696 balance on September 30,2024. Construction on the project commence on June 1, 2025, with sire preparation underway. The project is currently under vertical construction. As of December 31, 2025 the Company has recorded $4,468,064 in related party sales associated with this project, along with $4,245,041 in related party cost of goods sold.

We lease our current corporate headquarters under a 7-year lease with Aura Commercial, LLC. Joseph F. Basile III, our Chief Executive Officer, is President of Aura Commercial, LLC and owns 100% of the entity. The lease was effective on March 29, 2024, with rent commencing on June 1, 2024, and provides for a base monthly rent of $11,928 with 2.5% adjustment increases per year. We presently occupy approximately 4,473 square feet of the building’s approximately 8,991 square feet. We have an option to purchase the entire property for $4,250,000 until December 1, 2024. The building was never acquired. Total rent expense under this related party agreement was $167,950 and $47,912 for the years ended December 31,2025 and December 31, 2024, respectively.

On April 30, 2024, Joseph F. Basile III gifted 81.25 shares of common stock in the JFB Subsidiary to The Basile Family Irrevocable Trust and 0.625 shares of common stock in the JFB Subsidiary to another individual. Lisa Ann Basile, Joseph F. Basile III’s mother, is the trustee with control over The Basile Family Irrevocable Trust.

On July 18, 2024, all shareholders of the JFB Subsidiary entered into the Contribution and Exchange Agreement with JFB Construction Holdings to exchange their shares in the JFB Subsidiary for shares of JFB Construction Holdings. 200 shares of the JFB Subsidiary’s common stock were exchanged for 7,280,000 shares of our Class A Common Stock and 8,000,000 shares of our Class B Common Stock to JFB Subsidiary’s three shareholders. After the Reorganization, JFB Construction and Development Inc., a Florida corporation, is now a 100% owned subsidiary of JFB Construction Holdings, a Nevada corporation, and Mr. Joseph F. Basile III and the Basile Family Irrevocable Trust owned 57% (8,730,000 shares) and 43% (6,500,000 shares) of equity interest in JFB Construction Holdings, respectively.

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On May 1, 2025, the Company entered into a Construction agreement as general contractor and co-developer for a new Courtyard by Marriott hotel in Olive Branch, Mississippi. The project includes the development of a 117- room hotel. As of December 31, 2025, the Company recognized revenue of $1,433,888 and associated cost of goods sold of $1,412,942 related to this project.

The CEO of the Company, Joseph Basile, has at times taken distributions from the JFB Subsidiary. For the year ended December 31, 2025 and December 31, 2024, the distributions were $0 and $872,007, respectively. At times, the CEO of the Company makes contributions to the company. For the year ended December 31,2025 the contributions were $1,000. There were $0 Contributions for the year ended December 31,2024.

On September 5, 2025, the Company deposited $25,000 into an escrow account to facilitate a 45-day review period for a potential construction project involving a related party. The funds were intended to allow the Company sufficient time to evaluate the scope of work and obtain approval from the Audit Committee. On October 9, 2026, the Company deposited $25,000 into the same escrow account for an additional 45 day review extension. The deposit is fully refundable should the project not proceed. This transaction is considered a related party arrangement as one of the Company’s directors owns the land on which the proposed project would be developed.

On June 30, 2025, the Company issued 120,000 shares of its Class A Common Stock to Joseph Basile III pursuant to the Company’s 2024 Equity Incentive (ESOP) Plan. The issuance was made in recognition of Mr. Basile’s continued service and performance contributions and was granted in accordance with the terms and conditions of the ESOP. The shares were issued as fully paid, and are reflected in the accompanying financial statements for the period ended December 31, 2025.

On June 30, 2025, the Company issued 50,000 shares of its Class A Common Stock to Ruben Calderon pursuant to the Company’s 2024 Equity Incentive (ESOP) Plan. The issuance was made in recognition of Mr. Calderon’s continued service and performance contributions and was granted in accordance with the terms and conditions of the ESOP. The shares were issued as fully paid, and are reflected in the accompanying financials statements for the period ended December 31, 2025. In addition, during the year ended December 31, 2025, the Company issued an aggregate of 3,334 shares of Common Stock to Mr. Calderon as part of his bonus compensation under his 2025 Executive Employment Agreement. These shares were issued in two tranches: 1,694 shares on October 14, 2025, and 1,6400 shares on December 15, 2025. The issuances were approved by the Board of Directors and represent non-cash compensation earned upon achievement of the performance milestones specified in his agreement.

To the best of our knowledge, during the past two fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Indemnification Agreements

We have entered or intend into indemnification agreements with each of our directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Nevada law or under relevant employment agreements.

Related Persons Transaction Policy

Prior to December 2, 2024, we did not have a formal policy regarding approval of transactions with related parties. We adopted a related person transaction policy on December 2, 2024 that sets forth our procedures for

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the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct , our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Item 14. Principal Accounting Fees and Services.

Based on the Company’s evaluation and determination that M&K CPAs, PLLC (“M&K”) is independent, we have engaged such firm as our independent registered public accounting firm for fiscal year 2025. In making this determination, the Company is requesting its stockholders to ratify the appointment of M&K at its next Annual Stockholder Meeting. In the event the stockholders fail to ratify such appointment, the Audit Committee will consider in its direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its stockholders. Representatives of M&K will be present at the 2026 Annual Stockholders’ Meeting and will have the opportunity to make a statement and be available to answer questions.

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Audit Fees

Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. The aggregate fees billed for professional services rendered by our independent public accounting firm, M&K CPAs, PLLC, Houston, TX, for audit and review services for the fiscal year ended December 31, 2024 and December 31, 2025 were approximately $106,175 and $108,685.

Tax Fees

Fees paid to M&K CPAs, PLLC associated with tax compliance services were $0 in 2024 and $0 in 2025.

Fees paid to M&K CPAs, PLLC associated with tax consultation services were $0 in 2024 and $0 in 2025.

Administration of the Engagement; Pre-Approval of Audit and Permissible Non-Audit Services

The Company’s Audit Committee Charter requires that the Audit Committee establish policies and procedures for pre-approval of all audit or permissible non-audit services provided by the Company’s independent auditors. Our Audit Committee approved, in advance, all work performed for the years ended December 31, 2025 and December 31, 2024, by our principal accountant, M&K CPAs, PLLC. The Audit Committee may establish, either on an ongoing or case-by-case basis, pre-approval policies and procedures providing for delegated authority to approve the engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular services to be provided, the Audit Committee is informed about each service, and the policies and procedures do not result in the delegation of the Audit Committee’s authority to management. In accordance with these procedures, the Audit Committee pre-approved all services performed by M&K CPAs, PLLC.

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PART IV

Item 15. Exhibits, Financial Statement Schedules.

1)	Financial statements for our Company are listed in the index under Item 8 of this document.

2)	All financial statement schedules are omitted because they are not applicable, not material or the required information is shown in the financial statements or notes thereto.

Item 16. Form 10-K Summary

Registrants may, at their option, include a summary of information required by this form, but only if each item in the summary is presented fairly and accurately and includes a hyperlink to the material contained in this form to which such item relates, including to materials contained in any exhibits fi led with the form.

Instruction: The summary shall refer only to Form 10-K disclosure that is included in the form at the time it is filed. A registrant need not update the summary to reflect information required by Part III of Form 10-K that the registrant incorporates by reference from a proxy or information statement filed after the Form 10-K, but must state in the summary that the summary does not include Part III information because that information will be incorporated by reference from a later fi led proxy or information statement involving the election of directors.

Exhibit Index

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

2.1**	Agreement and Plan of Merger, dated as of February 13, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger sub 2, Inc. and Xtend Reality Expansion Ltd.

2.2**	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 21, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger Sub 2, Inc. and Xtend Reality Expansion Ltd.

3.1**	Amended and Restated Articles of Incorporation of the Company dated September 30, 2024

3.2**	Bylaws of the Company dated September 26, 2024

3.3*	Certificate of Designation of Series C Convertible Preferred Stock.

3.4**	Certificate of Change for JFB Construction Holdings.

3.5**	Certificate of Correction for JFB Construction Holdings

4.1**	Specimen Stock Certificate evidencing the shares of Class A Common Stock

4.3**	Form of Representative’s Warrants

4.4**	Form of Representative’s Warrants

4.5**	Form of Offering Warrants

4.6*	Common Stock Purchase Warrant A

4.7*	Common Stock Purchase Warrant B

10.1**	Contribution and Shares Exchange Agreement dated July 18,2024, by and among JFB Construction Holdings and the shareholders of JFB Construction & Development, Inc

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Exhibit Number	Description

10.2**	Employment Agreement dated July 18, 2024 between the Company and Joseph F. Basile III

10.3**	Employment Agreement dated July 18, 2024 between the Company and Ruben Calderon

10.4**	2024 Equity Incentive Plan

10.5**	Loose Cannon Lease Agreement dated March 29,2024 by and between the Company and Aura Commercial, LLC

10.6**	Construction Agreement dated July 18,2024 by and between the Company and Chartered Services, LLC

10.7**	Aura Commercial Lease Agreement dated March 29,2024 by and between the Company and Aura Commercial ,LLC

10.8**	Construction Agreement dated July 18,2024 and between the Company and Rare Capital Partners, LLC

10.9**	Consulting Agreement with Chartered Services, LLC dated July 17, 2024 by and between the Company and Chartered Services, LLC

10.10**	Form Construction Contract

10.11**	Form Officer and Director Indemnification Agreement

10.12**	Amendment to Lease Agreement by and between the Company and Aura Commercial, LLC

10.13**	Amendment to Consulting Agreement with Chartered Services, LLC

10.14**	Amended and Restated Employment Agreement dated February 1, 2025 between the Company and Joseph F. Basile III

10.15**	Amended and Restated Employment Agreement dated February 1,2025 between the Company and Ruben Calderon

10.16*	Subscription Agreement between JFB Construction Holdings and CM OB Hotel Owner, LLC

10.17*	Side Letter Agreement between JFB Construction Holdings and CM OB Hotel Owner, LLC

10.18*	Cost-Plus 5% Construction Management Contract between JFB Construction Holdings and Onyx OB Hotel Owner LLC, dated May 1, 2025

10.19*	Employment Agreement, dated September 22, 2025, between JFB Construction Holdings and William Dyer

10.20*	Securities Purchase Agreement

10.21*	Placement Agency Agreement

10.22**	Registration Rights Agreement

10.23*	Share Redemption Agreement

10.24**	Form of Securities Purchase Agreement dated February 13, 2026

10.25**	Support Agreement, dated as of February 13, 2026, by and between XTEND Reality Expansion Ltd. and American Ventures LLC, Series XIV JFB.

10.26**	Support Agreement, dated as of February 13, 2026 by and among XTEND Reality Expansion Ltd., Joseph F. Basile III and the Basile Family Irrevocable Trust.

10.27**	Form of Xtend Support Agreement.

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Exhibit Number	Description

10.28**	Simple Agreement for Future Equity, dated as of February 13,2026, by and between JFB Construction Holdings and Xtend Reality Expansion Ltd.

10.29**	Indemnification Agreement, dated as of February 13, 2026, by and between JFB Construction Holdings and Joseph F. Basile, III.

14.1**	Code of Conduct

21.1**	List of Subsidiaries

23.1*	Independent Registered Public Accounting Firm’s Consent

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith.
**	Previously Filed

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

JFB Construction Holdings
Date: March 31, 2026	By:	/s/ Joseph F. Basile III
Joseph F. Basile III
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joseph F. Basile III Joseph F. Basile III	Chief Executive Officer and Director	March 31, 2026

/s/ Ruben Calderon Ruben Calderon	Principal Executive Officer Chief Financial Officer	March 31, 2026

/s/ Nelson Garcia Nelson Garcia	Principal Financial Officer, Principal Accounting Officer Director	March 31, 2026

/s/ Stefan Passantino Stefan Passantino	Director	March 31, 2026

/s/ Christopher Melton Christopher Melton	Director	March 31, 2026

/s/ David Clukey David Clukey	Director	March 31, 2026

/s/ Miklos Gulyas Miklos Gulyas	Director	March 31, 2026

/s/ Jamie Zambrana Jr. Jamie Zambran, Jr	Director	March 31, 2026

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Annex K-2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

Amendment No. 1

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended DECEMBER 31, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM      TO

Commission File Number 001-42538

JFB CONSTRUCTION HOLDINGS

(Exact name of Registrant as specified in its Charter)

Nevada	99-2549040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 S. Dixie Highway, Suite B Lantana, FL	33462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561)582-9840

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock,par value $0.0001per share	JFB	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. YES ☒ NO ☐

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). YES ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant, computed by reference to the closing price as of June 30,2025 of $6.70 per share, the last business day of the Registrant’s most recently completed fourth quarter, was approximately $12,440,230.

The number of shares of Registrant’s Common Stock outstanding as of March 31, 2026 was 14,207,900.

K-2-1

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment”) on Form 10-K/A amends the annual report on Form 10-K of JFB Construction Holdings (the “Company”) for the period ended December 31, 2025, as filed with the Securities and Exchange Commission on March 31, 2026 (the “Form 10-K”).

This Amendment is an exhibit-only filing solely for the purpose of filing Exhibit 97.1. No revisions are being made to the Company’s financial statements and this Amendment does not reflect events occurring after the filing of the Form 10-K, or modify or update those disclosures that may be affected by subsequent events, and no other changes are being made to any other disclosure contained in the Form 10-K.

K-2-2

Exhibit Index
Exhibit Number	Description

1.1**	Form of Underwriting Agreement

2.1**	Agreement and Plan of Merger, dated as of February 13, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger sub 2, Inc. and Xtend Reality Expansion Ltd.

2.2**	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 21, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger Sub 2, Inc. and Xtend Reality Expansion Ltd.

3.1**	Amended and Restated Articles of Incorporation of the Company dated September 30, 2024

3.2**	Bylaws of the Company dated September 26, 2024

3.3**	Certificate of Designation of Series C Convertible Preferred Stock.

3.4**	Certificate of Change for JFB Construction Holdings.

3.5**	Certificate of Correction for JFB Construction Holdings

4.1**	Specimen Stock Certificate evidencing the shares of Class A Common Stock

4.3**	Form of Representative’s Warrants

4.4**	Form of Representative’s Warrants

4.5**	Form of Offering Warrants

4.6**	Common Stock Purchase Warrant A

4.7**	Common Stock Purchase Warrant B

10.1**	Contribution and Shares Exchange Agreement dated July 18,2024, by and among JFB Construction Holdings and the shareholders of JFB Construction & Development, Inc

10.2**	Employment Agreement dated July 18, 2024 between the Company and Joseph F. Basile III

10.3**	Employment Agreement dated July 18, 2024 between the Company and Ruben Calderon

10.4**	2024 Equity Incentive Plan

10.5**	Loose Cannon Lease Agreement dated March 29,2024 by and between the Company and Aura Commercial, LLC

10.6**	Construction Agreement dated July 18,2024 by and between the Company and Chartered Services, LLC

10.7**	Aura Commercial Lease Agreement dated March 29,2024 by and between the Company and Aura Commercial ,LLC

10.8**	Construction Agreement dated July 18,2024 and between the Company and Rare Capital Partners, LLC

10.9**	Consulting Agreement with Chartered Services, LLC dated July 17, 2024 by and between the Company and Chartered Services, LLC

10.10**	Form Construction Contract

10.11**	Form Officer and Director Indemnification Agreement

10.12**	Amendment to Lease Agreement by and between the Company and Aura Commercial, LLC

10.13**	Amendment to Consulting Agreement with Chartered Services, LLC

K-2-3

Exhibit Number	Description

10.14**	Amended and Restated Employment Agreement dated February 1, 2025 between the Company and Joseph F. Basile III

10.15**	Amended and Restated Employment Agreement dated February 1,2025 between the Company and Ruben Calderon

10.16**	Subscription Agreement between JFB Construction Holdings and CM OB Hotel Owner, LLC

10.17**	Side Letter Agreement between JFB Construction Holdings and CM OB Hotel Owner, LLC

10.18**	Cost-Plus 5% Construction Management Contract between JFB Construction Holdings and Onyx OB Hotel Owner LLC, dated May 1, 2025

10.19**	Employment Agreement, dated September 22, 2025, between JFB Construction Holdings and William Dyer

10.20**	Securities Purchase Agreement

10.21**	Placement Agency Agreement

10.22**	Registration Rights Agreement

10.23**	Share Redemption Agreement

10.24**	Form of Securities Purchase Agreement dated February 13, 2026

10.25**	Support Agreement, dated as of February 13, 2026, by and between XTEND Reality Expansion Ltd. and American Ventures LLC, Series XIV JFB.

10.26**	Support Agreement, dated as of February 13, 2026 by and among XTEND Reality Expansion Ltd., Joseph F. Basile III and the Basile Family Irrevocable Trust.

10.27**	Form of Xtend Support Agreement.

10.28**	Simple Agreement for Future Equity, dated as of February 13,2026, by and between JFB Construction Holdings and Xtend Reality Expansion Ltd.

10.29**	Indemnification Agreement, dated as of February 13, 2026, by and between JFB Construction Holdings and Joseph F. Basile, III.

14.1**	Code of Conduct

21.1**	List of Subsidiaries

23.1**	Independent Registered Public Accounting Firm’s Consent

31.1**	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2**	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

97.1*	Compensation Recovery Policy

*	Filed herewith.
**	Previously Filed

K-2-4

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

JFB Construction Holdings

Date: April 21, 2026	By:	/s/ Joseph F. Basile III
Joseph F. Basile III
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joseph F. Basile III Joseph F. Basile III	Chief Executive Officer and Director	April 21, 2026

/s/ Ruben Calderon Ruben Calderon	Principal Executive Officer Chief Financial Officer	April 21, 2026

/s/ Nelson Garcia Nelson Garcia	Principal Financial Officer, Principal Accounting Officer Director	April 21, 2026

/s/ Stefan Passantino Stefan Passantino	Director	April 21, 2026

/s/ Christopher Melton Christopher Melton	Director	April 21, 2026

/s/ David Clukey David Clukey	Director	April 21, 2026

/s/ Miklos Gulyas Miklos Gulyas	Director	April 21, 2026

/s/ Jamie Zambrana Jr. Jamie Zambran, Jr	Director	April 21, 2026

K-2-5

Annex L

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2026

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from     , 20 , to     , 20 .

Commission File Number 001-42538

JFB CONSTRUCTION HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

Nevada	99-2549040
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1300 S. Dixie Highway, Suite B Lantana, FL	33462
(Address of Principal Executive Offices)	(Zip Code)

(561) 582-9840

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each Exchange on which Registered
Class A Common Stock, par value $0.0001 per share	JFB	The Nasdaq Capital Market

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. YES ☒ NO ☐

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

As of May 14, 2026, there were 15,330,600 shares of common stock, par value $0.0001 per share, of the registrant issued and outstanding.

JFB Construction Holdings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This Quarterly Report on Form 10-Q (this “Quarterly Report”) includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to considerable risks and uncertainties. All statements in this Quarterly Report, other than statements of historical fact, are forward-looking statements, including, without limitation, any projections regarding the markets in which we operate, plans and objectives for future operations, proposed new products or services, expected capital expenditures, future economic conditions or performance, and any estimates or assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “should,” “anticipates,” “intends,” “seeks,” “believes,” “estimates,” “potential,” “forecasts,” “continue,” or the negative thereof, or other comparable terminology. All forward-looking statements included in this Quarterly Report are made as of the date hereof and are based on information available to us as of such date. Although we believe the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct. Actual results will likely differ, and could differ materially, from those results projected or assumed in the forward-looking statements. Prospective investors are cautioned not to unduly rely on any such forward-looking statements.

Forward-looking statements are neither statements of historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding our business, plans and strategies, projections, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and may be outside of our control. Our actual financial condition, result of operations and business outcomes may differ materially from those expressed in or implied by the forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	We operate in an extremely competitive industry and are subject to pricing pressures.

•	Our results of operations could be adversely affected by changes in the cost and availability of raw materials and we are dependent on third-party manufacturers and suppliers.

•

Increases in costs, disruption of supply or shortage of any of our battery components, such as electronic and mechanical parts, or raw materials used in the production of such parts, could harm our business.

•	Our business and future growth depends on the needs and success of our customers.

•	We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our sales.

•	If we fail to expand our sales and distribution channels, our business could suffer.

•	The uncertainty in global economic conditions could negatively affect our results of operations.

•

We are currently, and will likely continue to be, dependent on our two warehouse facilities. If our facilities become inoperable for any reason, our ability to produce our products could be negatively impacted.

•

We could face potential product liability or warranty claims relating to our products, including the components thereof, which could reduce market adoption, result in reputation damage, and result in significant costs and liabilities, which would reduce our profitability.

•	Our operations expose us to litigation, tax, environmental, and other legal compliance risks.

•

Our failure to introduce new products and product enhancements that respond to customer and end consumer demand, and any broad market acceptance of new technologies introduced by our competitors, could adversely affect our business.

•	We may not be able to adequately protect our proprietary intellectual property and technology and we may need to defend ourselves against intellectual property infringement claims.

•

Any acquisitions that we complete may dilute stockholder ownership interests in the Company, may have adverse effects on our financial condition and results of operations and may cause unanticipated liabilities.

•	If our electronic data is compromised, or we experience a failure in our information technology or storage systems, our business could be significantly harmed.

•	Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements and our stockholders may be diluted by future securities offerings.

•	We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

•	Our stock price may fluctuate significantly, and you may lose all or a part of your investment.

•

Sales of substantial amounts of our securities in the public markets, or the perception that such sales might occur, could reduce the price of our securities and may dilute your voting power and your ownership interest in us.

•	The exercise of outstanding warrants may result in a substantial increase in the number of shares of our common stock that are outstanding.

•	The Series A Warrants s may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

•	Our long-term lease could adversely affect our ability to raise additional capital to fund operations and limit our ability to enter into certain transactions.

Moreover, new risks and uncertainties emerge occasionally, and it is not possible for management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual future results to be materially different from any results expressed or implied by any forward-looking statements. Except as required by applicable law or the listing rules of the Nasdaq Stock Market, we expressly disclaim any intent or obligation to update any forward-looking statements. If we do update or correct any forward-looking statements, investors and others should not conclude that we will make additional updates or corrections. We qualify all our forward-looking statements with these cautionary statements.

MARKET, INDUSTRY, AND OTHER DATA

This Quarterly Report includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties as well as our own estimates. All of the market data used in this report involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our products include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

TRADEMARKS

This Quarterly Report includes trademarks, tradenames, and service marks that are our property or the property of others. Solely for convenience, such trademarks and tradenames sometimes appear without any “™” or “®” symbol. However, failure to include such symbols is not intended to suggest, in any way, that we will not assert our rights or the rights of any applicable licensor, to these trademarks and tradenames.

Item 1. Financial Statements.

JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of March 31, 2026	As of December 31, 2025
	(Unaudited)
ASSETS
Cash	$3,715,840	$22,208,384
Restricted Cash	3,000,000	3,000,000
Contract Receivables	7,059,241	9,243,354
Contract Assets	6,758,560	2,630,561
Prepaid expenses	103,598	218,579

TOTAL CURRENT ASSETS	20,637,239	37,300,878

NON- CURRENT ASSETS
Prepaid Acquisition Cost	30,223,000	—

NET PROPERTY AND EQUIPMENT	926,350	996,771

Other Assets-Related Party	—	50,000

RIGHT-OF-USE ASSETS – RELATED PARTY	1,921,732	686,053

Investment In Class A Common Stock	1,000,000	1,000,000

TOTAL ASSETS	$54,708,321	$40,033,702

LIABILITIES
Accounts payable and other payables	$5,406,266	$978,103
Accrued expenses	156,251	136,731
Contract liabilities	927,102	383,689
Lease liabilities – related party	1,944,170	700,161

TOTAL CURRENT LIABILITIES	8,433,789	2,198,864

SHAREHOLDER’S EQUITY
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; 4,035,894 and 4,389,500 shares issued and outstanding as of March 31, 2026 and December 31, 2025	404	439
Class A Common stock, $0.0001 par value, 372,000,000 shares authorized; 14,430,600 and 12,603,900 issued and outstanding as of March 31, 2026 and December 31, 2025	1,443	1,260
Additional paid in Capital	48,898,029	37,200,867
Accumulated deficit	(2,625,344)	632,272

TOTAL SHAREHOLDER’S EQUITY	46,274,532	37,834,838

TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$54,708,321	$40,033,702

The accompanying notes are an integral part of these consolidated financial statements.

JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three Months Ended
	March 31, 2026	March 31, 2025
Sales	$10,470,579	$5,913,863
Sales-Related Party	2,213,010	—
Cost of Goods Sold	9,297,763	4,444,497
Cost of Goods Sold-Related Party	2,091,294	—

Gross Profit (Loss)	1,294,532	1,469,366
Operating Expenses
Selling and marketing expenses	1,192,410	112,084
General and administrative expense	3,368,044	1,285,707
Rent expense-related party	81,239	35,784
Depreciation and amortization expense	82,051	62,978

Total Operating Expense	4,723,744	1,496,553

Income (loss) from Operations	(3,429,212)	(27,187)

OTHER INCOME (EXPENSE)
Other Income (Expense)	(624)	10,000
Interest Income	172,220	47,494

TOTAL OTHER INCOME	171,596	57,494

NET INCOME (LOSS)	$(3,257,616)	$30,307

Earnings (Loss) Per Share
Basic and Diluted Common Share	$(0.25)	$0.00

Weighted-Average Common Shares Outstanding, Basic and Diluted	13,250,889	17,250,000

The accompanying notes are an integral part of these consolidated financial statements.

JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025

(Unaudited)

	Class A Common Stock		Class B Common Stock		Class C Preferred Stock		Paid-In Capital	Retained Earnings	Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance, December 31, 2024	8,000,000	$800	8,000,000	$800	—	—	$424,336	$5,903,823	$6,329,759

Contributions March 31, 2025	—	—	—	—	—	—	—	1,000	1,000
Proceeds from Issuance of Common stock, net	2,500,000	250	—	—	—	—	4,667,386	—	4,667,636
Net Income March 31, 2025	—	—	—	—	—	—		30,307	30,307

Balance, March 31, 2025	10,500,000	$1,050	8,000,000	$800	—	—	$5,091,722	$5,935,130	$11,028,702
Balance, December 31, 2025	12,603,900	$1,260	—	—	4,389,500	$439	$37,200,867	$632,272	$37,834,838

Proceeds from Exercise of Warrants	195,352	20	—	—	—	—	1,074,416	—	1,074,436
Shares Issued for Service	136,000	14	—	—	—	—	1,607,506	—	1,607,520
Proceeds from Issuance of Common stock, net	802,000	80	—	—	—	—	9,015,274	—	9,015,354
Conversion of Preferred Stock C to Common Stock	650,000	65	—	—	(353,606)	(35)	(30)	—	—
Cashless exercise of warrants	43,348	4	—	—	—	—	(4)	—	—
Net Loss March 31, 2026	—	—	—	—	—	—	—	(3,257,616)	(3,257,616)

Balance, March 31, 2026	14,430,600	$1,443	—	—	4,035,894	$404	$48,898,029	$(2,625,344)	$46,274,532

The accompanying notes are an integral part of these consolidated financial statements.

JFB CONSTRUCTION HOLDINGS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	March 31, 2026	March 31, 2025
CASH FLOW FROM OPERATING ACTIVITIES
Net Income (Loss)	$(3,257,616)	$30,307
Adjustments to reconcile Net Income (Loss) to Net Cash provided by operations:
Depreciation Expense	82,051	62,978
(Gain) loss on sale of fixed asset	—	(10,000)
Shares issued for Services	1,607,520	—
Changes in assets and Liabilities (increase) decrease in:
Contracts Receivable	2,184,113	289,300
Other Assets	50,000	—
Contract Assets	(4,127,999)	300,367
Prepaid Expenses	114,981	79,716
Lease Liabilities, net	8,330	(2,797)
Accounts Payable	4,428,163	251,539
Accrued Expenses	19,520	5,769
Contract Liabilities	543,233	(614,344)

CASH PROVIDED BY OPERATING ACTIVITIES	1,652,296	392,835
CASH FLOWS FROM INVESTING ACTIVITIES
Cash Received from sale of Fixed Asset	—	10,000
Cash Used for Long- Term Investments	(30,223,000)	—
Cash Paid for purchased of Fixed Assets	(11,630)	(45,843)

NET CASH USED IN INVESTING ACTIVITIES	(30,234,630)	(35,843)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock A, net	9,015,354	4,667,636
Proceeds from Exercise of Warrants	1,074,436	—
Shareholder (Distributions) Contributions	—	1,000

CASH PROVIDED BY (USED IN ) FINANCING ACTIVITIES	10,089,790	4,668,636

NET INCREASE (DECREASE) IN CASH	(18,492,544)	5,025,628
CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	25,208,384	2,696,183

Cash and restricted cash at end of period	$6,715,840	$7,721,811

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$—	$—

Taxes Paid	$—	$—

Non-Cash Financing
Conversion of Preferred Stock to Common Stock	$65

Cashless exercise of warrants	$4	$—

The accompanying notes are an integral part of these consolidated financial statements.

JFB Construction Holdings

Notes to the Unaudited Financial Statements

Note 1 – Nature of the Business

JFB Construction & Development, Inc. (the “JFB Subsidiary”) was incorporated in the State of Florida on May 28, 2014, and is based in Lantana, Florida. The Company offers more than 100 years of combined generational experience in residential and commercial construction and development. JFB builds multifamily communities, exclusive estate & equestrian homes, and over 2 million square feet of commercial retail and shopping centers. The Company meets its customers’ needs through advanced scheduling, deep construction expertise, innovative problem solving and continuous communication during construction.

On April 09, 2024, JFB Construction Holdings (the “Parent Company”) was formed out of the state of Nevada to serve as the parent company of JFB Construction & Development, Inc. The consolidated financial statements of JFB Construction Holdings reflect the financial position, results of operations and cash flows of both JFB Construction Holdings and its subsidiaries from the date of consolidation. Unless otherwise indicated, “JFB Construction,” “JFB,” the “Company,” “we,” “us,” “our,” “our company” and “our business” refer, to JFB Construction Holdings, including its subsidiaries named herein.

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.

Principles of Consolidation

JFB Construction & Development, Inc. accounts are included on its Parent Company’s consolidated financial statements for the three months ended March 31, 2026 and March 31, 2025 and for the year ended December 31, 2025.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), and applicable rules and regulations of the Securities and Exchange Commission (“SEC”), regarding interim financial reporting. Accordingly, they do not include all disclosures normally required in annual financial statements prepared in accordance with U.S. GAAP. Therefore, these unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes included in the Company’s Annual Report for the year ended December 31, 2025.

Cash and Restricted Cash

The Company’s cash is comprised of highly liquid investments with an original maturity of three (3) months or less.

As of March 31, 2026 the Company holds $3,000,000 in restricted cash maintained in a separate escrow account. These funds were deposited as collateral required to secure the performance bond associated with the DeSoto School Project. The restricted cash is not available for general corporate use while the bond remains outstanding. Under the terms of the bond agreement, failure to perform or underperform on the DeSoto School Project could result in forfeiture of the $3,000,000 collateral.

Concentration Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Company (FDIC) limits. At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of March 31, 2026 and December 31, 2025, the cash balance in excess of the FDIC limits was $3,401,961 and $21,862,085 respectively.

The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting estimates of the Company require a higher degree of judgement than others in their application. These include the recognition of revenue and earnings from construction contracts over time, and the valuation of long-lived assets. Management evaluates all of its estimates and judgements based on available information and experience; however, actual results could differ from those estimates.

Revenue Recognition

We recognize revenue when services are performed, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue, and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Contract receivables are recorded on contracts for amounts currently due based upon progress billings, as well as retention, which are collectible upon completion of the contracts. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based upon work completed or materials received, as are retention due subcontractors, which are payable upon completion of the contract. General and administrative expenses are charged to operations as incurred and are not allocated to contract costs.

To determine proper revenue recognition for contracts, we evaluate whether two or more contracts should be combined and accounted for as one single performance obligation or whether a single contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment and the decision to combine a group of contracts or separate a single contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. For all of our contracts, we provide a significant service of integrating a complex set of tasks and components into a single project. Hence, the entire contract is accounted for as one performance obligation. Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex, subject to variables and requires significant judgment. We estimate variable consideration at the most likely amount to which we expect to be entitled. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us.

In accordance with ASC 606-10-50-12, our revenue recognition policy reflects the nature of the goods and services promised to customers across our three business segments: Commercial Construction, Residential Construction, and Real Estate Development. Commercial Construction segment we provide construction services for commercial properties, including office buildings and retail spaces. Our performance obligation typically consists of delivering a completed construction project within a contract term of approximately 8 to 13 weeks. Residential Construction segment focuses on the construction of residential properties, including ground up development of single family and multi-family residential homes., and the remodeling of single family and multi-family homes. Our residential contracts generally have a duration of 8-12 months. In our Real Estate Development segment, we would undertake the acquisition and development of land for development, or value add opportunities in real estate. This segment of the business would take approximately 6-24 months.

In accordance with ASC 606-10-50-13 we disclose information regarding our remaining performance obligations for contracts with customers in our business segments. The total remaining performance obligations under the Commercial Construction segment are expected to be satisfied within the next 8-13 week reflecting the typical duration of these projects. Under the Residential Construction segment are expected to be satisfied over the next 8-12 months as projects progress towards completion.

Contract Assets and Contract Liabilities

Account receivable are recognized in the period when the Company’s right to consideration is unconditional. Accounts receivable are recognized net of an allowance for credit losses. A considerable amount of judgement is required in assessing the likelihood of realization of receivables.

The timing of revenue may differ from timing of invoicing customers.

Contract assets include unbilled amounts from long-term construction services when revenue recognized under the cost-to-cost measure of progress exceeds the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of contract. Contracts assets are generally classified as current within the consolidated balance sheet.

Contract liabilities from construction contracts occur when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measures of progress. Contract liabilities additionally include advance payments from customers on certain contracts. Contract liabilities decrease as the Company recognizes revenue from the satisfaction of the related performance obligation. Contract liabilities are generally classified as current within the consolidated balance sheet.

Although the Company believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion. The Company periodically evaluates and revises its estimates and makes adjustments when they are considered necessary.

The Company recognizes revenue by applying the following 5 step model:

1. Identifying the Contract(s) with a Customer. The Company enters into written contract with customers that create enforceable rights and obligations. Contracts are assessed to ensure they meet criteria for being considered legally binding and capable of being accounted for.

2. Identify the Performance Obligations in the Contract. Performance obligations are identified as distinct promises to transfer goods or services to a customer. The Company identifies their scope of work and creates a schedule of values (SOV) outlining each individual scope of the project.

3. Determine the Transaction Price. The transaction price is the amount of considerations the Company expects to be entitled to in exchange for transferring promised services. The transaction price may include fixed amounts or cost-plus percentage method.

4. Allocate the Transaction Priced to Performance Obligations. The transaction price is allocated to each performance obligation (SOV) based on its stand-alone selling price. The stand-alone selling price is the price which the Company would sell its service separately to a customer.

5. Recognize Revenue when (or as) the Company Satisfies a Performance Obligation. The Company recognizes revenue over time based on the progress towards completion of performance obligation. Revenue recognized during this reporting period is derived from the total contract value as allocated to performance obligations satisfied during that period.

In accordance with ASC 280-10-50, our operations are organized into three primary business segments: Commercial Construction, Residential Construction, and Real Estate Development. These segments are defined based on the nature of our services and the markets we serve.

Commercial Construction: This segment includes all activities related to the construction of commercial properties such as office buildings, retail spaces, and industrial facilities. Revenue is recognized using the cost-to-cost method, reflecting the extent of work performed on contracts. The Commercial segment of JFB Construction represents 49.5% and 69% of revenue for the periods ended March 31, 2026 and March 31, 2025 respectively.

Residential Construction: This segment focuses on the construction of residential properties, including single-family homes and multi-family units. Revenue recognition is similarly based on the cost-to-cost method. The Residential segment of JFB Construction represents 10.7% and 31% of revenue for the periods ended March 31, 2026 and March 31, 2025 respectively.

Real Estate Development: This segment encompasses the acquisition, development, and sale of real estate properties. Revenue is recognized upon the sale of developed properties and is influenced by market conditions and demand for residential and commercial properties. The Real Estate Development segment of JFB Construction represents 39.8% and 0% of revenue for the periods ended March 31, 2026 and March 31, 2025 respectively.

The financial performance of each segment is regularly reviewed with operational leaders in charge of these segments, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and others.

Contract Receivable

Accounts receivables are generally based on amounts billed to the customer in accordance with contractual provisions. They are uncollateralized customer obligations due under normal trade terms, only recorded for those amounts deemed collectible, based upon experience with its customers. No finance or interest charges are charged to accounts receivable. The Company uses the allowance method to account for uncollectible accounts receivable. The Company records an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was $135,236 as of March 31, 2026 and December 31, 2025 respectively. The contract receivable balance was $7,059,241 on March 31, 2026 and $9,243,354 on December 31, 2025.

Prepaid Expenses

The Company records expenditures that have been paid in advance as prepaid expenses. The prepaid expenses are initially recorded as assets because they have future economic benefits and are expensed at the time the benefits are realized. The prepaid expenses balance was $103,598 and $218,579 at March 31, 2026 and December 31, 2025, respectively.

In addition, on February 17, 2026, the Company remitted $30,223,000 to XTEND as a down payment pursuant to the terms of the parties’ merger agreement. This payment represents a contractual deposit required under the agreement and is classified in accordance with its nature within the Company’s financial statements. For additional information regarding the merger agreement, refer to Note 10.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. The advertising costs were $1,192,410 for the three months ended March 31, 2026 and $112,084 for the three months ended March 31, 2025.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, including vehicles, computers and office equipment and field equipment. Gain or loss is recognized upon disposal of property and equipment, and the asset and related accumulated depreciation are removed from the accounts. Expenditures for maintenance and repairs are charged to expense as incurred, while expenditures for addition and betterment are capitalized. Property and Equipment include the following categories:

Estimated Life
Office, Field, and Computer Equipment	5 years
Vehicles	5 years
Leasehold Improvements	7 years

	03/31/2026	12/31/2025
Field Equipment	$114,206	$114,206
Computer Equipment	6,911	6,911
Vehicles	837,230	837,230
Office Equipment	2,076	2,076
Leasehold Improvements	783,471	771,841

	1,743,894	1,732,264
Less accumulated depreciation	(817,544)	(735,493)

Net Property and Equipment	$926,350	$996,771

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that the facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed following generally accepted accounting principles.

Depreciation expense during the three months ended March 31, 2026 and March 31, 2025, was $82,051 and $62,978 respectively.

Fair Value of Financial Instruments

Fair Value of Financial Instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of March 31, 2026 the balances reported for cash, contract receivables, cost in excess of billing, prepaid expenses, accounts payable, billing in excess of cost, and accrued expenses approximate the fair value because of their short maturities.

We adopted ASC Topic 820 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets.

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Work-in-Process

The Company recognizes as an asset the accumulated costs for work-in-process on projects expected to be delivered to customers. Work in Process includes the cost price of materials and labor related to the construction of equipment to be sold to customers.

Recently Issued Accounting Pronouncements

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

Note 3 – Revenue from Contracts with Customers

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

In accordance with ASC 606-10-50-5, the Company identifies Revenue from Contracts with Customers using this 5- step model.

1. Identifying the Contract(s) with a Customer. The Company enters into written contract with customers that create enforceable rights and obligations. Contracts are assessed to ensure they meet criteria for being considered legally binding and capable of being accounted for.

2. Identify the Performance Obligations in the Contract. Performance obligations are identified as distinct promises to transfer goods or services to a customer. The Company identifies their scope of work and creates a schedule of values (SOV) outlining each individual scope of the project. Commercial construction performance obligations typically include delivering construction services for commercial construction and recognized the entire contract as a single performance obligation, Residential Construction is typically delivering the new construction of a residential construction or a remodel of an existing residential property, and we recognize the contract as a single performance obligation.

3. Determine the Transaction Price. The transaction price is the amount of considerations the Company expects to be entitled to in exchange for transferring promised services. The transaction price may include fixed amounts or cost-plus percentage method.

4. Allocate the Transaction Priced to Performance Obligations. The transaction price is allocated to each performance obligation (SOV) based on its stand-alone selling price. The stand-alone selling price is the price which the Company would sell its service separately to a customer.

5. Recognize Revenue when (or as) the Company Satisfies a Performance Obligation. The Company recognizes revenue over time based on the progress towards completion of performance obligation. Revenue recognized during this reporting period is derived from the total contract value as allocated to performance obligations satisfied during that period. Commercial construction revenue is recognized over time, using the cost-to-cost method as we perform work on projects. Residential construction is similarly recognized over time for custom builds and remodel using the cost-to-cost method. By treating our contracts as a single performance obligation, we ensure that our revenue recognition process accurately reflects the economic realities of our business operations across all segments. This approach provides clarity to stakeholders regarding our revenue-generating activities, aligning with the guidance provided in ASC 606-10-55-89 through 55-91.

In accordance with ASC 606-10-50-8, the Company has disclosed significant judgements and changes in judgements related to the recognition of revenue from construction contracts. The application of ASC 606 requires the use of judgment in various aspects of revenue recognition, particularly in the cost-to-cost method. The Company applies the cost-to-cost method to measure progress toward completion. This involves estimating the total contract cost and recognizing revenue based on the ration of cost incurred to the estimated total cost. The Company makes judgements regarding the recognition of revenue related to change orders and claims. Revenue from change orders is included in the transaction price when it is probable the customer will approve the change and the amount can be reliably estimated.

In accordance with ASC 606-10-50-8, the Company recognizes contract assets and liabilities that reflect timing of revenue relative to the amounts billed or paid. Contract balances are reported in the balance sheet as follows:

1. Contract Assets. Contract Assets represent the Company’s right to consideration for work completed to date but not yet billed to the customer. These amounts typically arise when revenue is recognized before an invoice is issued.

2. Contract Liabilities. Contract Liabilities represent the Company’s obligation to transfer goods or service to a customer for which it has received consideration or has the right to receive consideration before performing under the contract. Contract liabilities include advance payments or progress billing received from customers before the Company has satisfied its performance obligations.

Contract assets represent revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represent billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion. The contract asset for the three months ended March 31, 2026 and the year ended December 31, 2025, was $6,758,560 and $2,630,561, respectively. The contract liability for the three months ended March 31, 2026, and the year ended December 31, 2025, was $927,102 and $383,689, respectively. The allowance for doubtful accounts was $135,236 as of

March 31, 2026 and December 31, 2025. The contract receivable balance was $7,059,241 as of March 31, 2026 and $9,243,354 as of December 31, 2025.

Note 4 – Business Segment Information

The Company operates primarily in three distinct business segments: Commercial Construction, Residential Construction, and Real Estate Development.

Commercial Construction: This segment includes all activities related to the construction of commercial properties such as office buildings, retail spaces, and industrial facilities. Revenue is recognized using the cost-to-cost method, reflecting the extent of work performed on contracts.

Residential Construction: This segment focuses on the construction of residential properties, including single-family homes and multi-family units. Revenue recognition is similarly based on the cost-to-cost method.

Real Estate Development: This segment encompasses the acquisition, development, and sale of real estate properties. Revenue is recognized upon the sale of developed properties and is influenced by market conditions and demand for residential and commercial properties. The company views this segment as a strategic growth opportunity in the future. We are actively exploring development opportunities and anticipate expanding our footprint in this area over the coming years.

The Company’s segment profit or loss is measured using gross profit, which is the primary performance metric utilized by management to evaluate the financial results of each reportable segment. For segment reporting purposes, gross profit is calculated as the difference between segment revenue and the direct costs associated with specific projects or contracts. These direct costs include materials, labor, subcontractors, and other project-specific expenses directly attributable to the construction activities of each segment.

The financial performance of each segment is regularly reviewed with operational leaders in charge of these segments, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and others. The Company’s segment disclosures are presented in accordance with the guidance set forth in ASC 280, Segment reporting. Specifically, the disclosures comply with the requirements outlined in ASC 280-10-50-22 through 50-26, which mandate that an entity disclose certain information about its operating segments to enable users of the financial statements to understand the financial performance of different parts of the business.

In accordance with ASC 280-10-50-22, the Company discloses financial information for each reportable segment, including revenue, operating profit or loss, and other significant items that are used by the chief operating decision maker (CODM) in assessing the performance and making decisions about the allocation of resources. The Company identifies its reportable segments based on the internal management structure, and all relevant information is disclosed in the segment footnote as required.

In accordance with ASC 280-10-50-29, the disclosures also adhere to the requirements of which mandate that the financial information provided for each segment should include items such as capital expenditures, depreciation, and amortization, when appropriate. The disclosures reflect the performance and financial position of each segment, and a reconciliation of segment totals to the overall consolidated financial results, including total segment profit or loss and other significant disclosures.

The Company’s segment disclosures are presented in accordance with the requirements set forth in ASC 280-10-50-30(b) and (c), which specify the need to disclose the total of reportable segments’ profit or loss, as well as the basis of measurement used to determine the segment results.

In accordance with ASC 280-10-50-30(b), the Company provides the total of profit or loss for all reportable segments, which reflects the combined operating results for each reportable segment included in the financial statements. The total segment profit or loss represents the aggregation of segment results before the allocation of corporate expenses and certain other items not attributable to specific segments.

As required by ASC 280-10-50-30(c), the Company has also disclosed the basis of measurement for segment profit or loss. The measure used to assess segment performance and allocate resources is operating income (or loss), which includes revenues, cost of sales, and directly attributable operating expenses for each segment. The operating income (or loss) for each reportable segment is reviewed by the Company’s chief operating decision maker (CODM) and serves as the primary performance metric used in resource allocation and operational decision-making.

Segment information is as follows:

For the three months ended March 31, 2026	Commercial	Residential	Real Estate Development	Consolidated
Sales	$6,278,377	$1,317,134	$5,088,078	$12,683,589
Cost of Goods Sold	5,637,583	943,240	4,808,234	11,389,057

Gross Profit (Loss)	640,794	373,894	279,844	1,294,532
Operating Expenses
Selling & Marketing Expenses	590,243	127,588	474,579	1,192,410
General & Administrative Expenses	1,655,547	381,370	1,331,127	3,368,044
Rent expense-related party	27,077	27,085	27,077	81,239
Depreciation and amortization expense	27,348	27,355	27,348	82,051

Total Operating Expense	2,300,215	563,398	1,860,131	4,723,744

Income (loss) From Operations	(1,659,421)	(189,504)	(1,580,287)	(3,429,212)

OTHER INCOME (EXPENSE)
Other Income (expenses)	(309)	(67)	(248)	(624)
Interest Income	85,249	18,427	68,544	172,220

TOTAL OTHER INCOME	84,940	18,360	68,296	171,596

NET INCOME (LOSS)	$(1,574,481)	$(171,144)	$(1,511,991)	$(3,257,616)

For the three months ended March 31, 2025	Commercial	Residential	Real Estate Development	Consolidated
Sales	$4,091,210	$1,822,653	—	5,913,863
Cost of Goods Sold	3,074,703	1,369,794	—	4,444,497

Gross Profit (Loss)	1,016,507	452,859		1,469,366
Operating Expenses
Selling & Marketing Expenses	77,540	34,544	—	112,084
General & Administrative Expenses	889,452	396,255	—	1,285,707
Rent Paid- Related Party	24,755	11,029	—	35,784
Depreciation and amortization expense	43,568	19,410	—	62,978

Total Operating Expense	1,035,315	461,238	—	1,496,553

Loss From Operations	(18,808)	(8,379)	—	(27,187)

OTHER INCOME (EXPENSE)
Other Income (Expenses)	6,918	3,082	—	10,000
Interest Income	32,856	14,638	—	47,494

TOTAL OTHER INCOME	39,774	17,720	—	57,494

NET INCOME (LOSS)	$20,966	$9,341	—	$30,307

Note 5 – Lease Arrangements

In the ordinary course of business, the Company enters into lease arrangements, including operating and finance leases. Please refer to Note 8 for more information on our lease arrangements.

The Company determines if an arrangement is a lease at inception. The operating lease right-of-use (“ROU”) assets are included within the Company’s non-current assets and lease liabilities are included in current or non-current liabilities on the Company’s Consolidated Balance Sheets. Finance leases are included in “Property and equipment,” “Current maturities of long-term debt,” and “Long-term debt” on the Company’s Consolidated Balance Sheets. ROU assets represent the Company’s right to use, or control the use of, a specified asset for the lease term. Lease liabilities are the Company’s obligation to make lease payments arising from a lease and are measured on a discounted basis. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term on the commencement date. The operating lease ROU asset includes any lease payments made and initial direct costs incurred and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments continues to be recognized on a straight-line basis over the lease term.

Total rent expense was $81,239 for the three months ended March 31, 2026, and $35,784 for the three months ended March 31, 2025. The Company has a lease liability recorded of $1,944,170 as of March 31, 2026.

In accordance with the accounting standards under ASC 842, the Company has entered into a lease agreement with Aura Commercial LLC, a related party, for office space. The total rental obligation under the lease amounts to $24,303 per month.

Lease Terms: 7 years

Monthly Rent: $24,303 and a 2.5 % adjustment increase per year.

We lease our current corporate headquarters under a 7-year lease with Aura Commercial, LLC. Joseph F. Basile III, our Chief Executive Officer, is President of Aura Commercial, LLC and owns 100% of the entity. The lease was effective on March 29, 2024, with rent commencing on June 1, 2024, and provides for a base monthly rent of $11,928 with 2.5% adjustment increases per year. The lease grants an option to renew this lease agreement for two terms of five years following the expiration of the initial term and first option term, as the case may be. Effective January 1, 2026, we entered into an additional lease with Aura Commercial, LLC for the first floor of the same building, which provides for a base monthly rent of $12,375, subject to the same 2.5% annual adjustment increases.

The Company accounts for its lease liabilities in accordance with ASC 842, recognizing the present value of future lease payments as a liability on the balance sheet. The interest expense associated with the lease liability is recognized over the lease term. The company has a lease liability of $1,944,170 at period ended March 31, 2026.

Note 6 – Income Taxes

JFB has elected to be taxed as an “C” Corporation under the provisions of the Internal Revenue Code (the “Code”). Under this provision, the Company is directly responsible for the calculation and payment of federal corporate income taxes on its taxable income, as determined in accordance with the code and relevant regulations.

Pursuant to the provisions of the Accounting Standards Codification (“ASC”) 740-10, the Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. As of the three months ended March 31, 2026 and the year ended December 31, 2025, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company’s federal income tax returns for 2025 and 2024 are subject to examination by the IRS, generally for three years after they were filed.

Note 7 – Concentrations

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash and accounts receivable. The Company maintains its cash balances in bank deposit and money market accounts which, at times, may exceed federally insured limits.

Sales and Accounts Receivable

During the periods ended March 31, 2026 one (1) customer totaled 43% of accounts receivable. In the period ended March 31, 2025 three (3) customers totaled 82% of accounts receivable.

The Company performs ongoing credit valuations on its customers and management believes that the financial viability of these customers its sound.

Purchases and Payables

There was no concentration of purchases or payables for the Company for the three months ended March 31, 2026, and the year ended December 31, 2025.

Note 8 – Related Party Transactions

On March 14, 2024 we were awarded a $21 million project with Rare Capital Partners LLC to build a 79-unit townhome rental community with an additional community clubhouse in Port Salerno FL. Our Chief Executive Officer Joseph F. Basile III owns 42.25% of Rare Capital Partners and co-manages Rare Capital Partners through Basile Family Investments LLC. Jamie Zambrana a nominee for board of directors owns 8.54% of Rare Capital Partners and co-manages Rare Capital Partners through Sebastian Pail Investments, Inc. Nelson Garcia, a nominee for board of directors owns 8.54% through NBG Investments, Inc. Nelson Garcia does not, individually or through an entity, control the day-to-day operations of Rare Capital Partners LLC and is solely a minority owner. On or about September 1, 2021, in accordance with an oral agreement, JFB paid for engineering fees related to this project, in association with its general contracting services being rendered, in the amount of $120,696. Rare Capital Partners paid the $120,696 balance on September 30, 2024. Construction on the project commenced on June 1, 2025, with vertical construction currently underway over the next five months as part of the second development phase. As of March 31, 2026, the Company has recorded $2,213,010 in related party sales associated with this project, along with $2,091,294 in related party cost of goods sold.

We lease our current corporate headquarters under a 7-year lease with Aura Commercial, LLC. Joseph F. Basile III, our Chief Executive Officer, is President of Aura Commercial, LLC and owns 100% of the entity. The lease was effective on March 29, 2024, with rent commencing on June 1, 2024, and provides for a base monthly rent of $24,303 with 2.5% adjustment increases per year. We presently occupy approximately 8,991 square feet of the building. On January 1, 2026 the Company entered into a new lease agreement with Aura Commercial, LLC for the rental of the first floor of the Aura Commercial building, further expanding the Company’s operational footprint. Total rent expense under this related party agreement was $81,239 and $35,784 for the three months ended March 31, 2026 and March 31, 2025 respectively.

On May 1, 2025, the Company entered into a Construction agreement as general contractor and co-developer for a new Courtyard by Marriott hotel in Olive Branch, Mississippi. The project includes the development of a 117- room hotel. As of March 31, 2026, the Company recognized revenue of $0 and associated cost of goods sold of $0 related to this project.

Note 9 – Private Placement

On April 24, 2025, JFB Construction Holdings invested $1,000,000 in CM OB Hotel Owner, LLC, a Delaware limited liability company formed to acquire, develop, and operate a 117-room Courtyard by Marriott hotel in Olive Branch, Mississippi. The investment was made through a private placement offering of up to $5,000,000 in Class A Membership Interests at $1,000 per unit, pursuant to Regulation D, Rule 506(c). The minimum investment was $100,000, with proceeds designated for the acquisition, development, and operation of the hotel.

JFB holds a 19.5% ownership interest in the Class A Membership Interests of CM OB Hotel Owner, LLC. This ownership percentage is below the 20% threshold required for equity method accounting under U.S. GAAP; therefore, the investment is currently being carried at cost basis, as the entity is private.

Class A Members are entitled to an 8% cumulative, non-compounding preferred return (beginning upon hotel operations), a return of capital, and a share of distributable cash as outlined in the offering subscription agreement. Pursuant to a side agreement dated April 24, 2025, JFB Construction Holdings is exempt from the standard promote structure. The Company does not possess ownership or majority voting rights due to minimal investment in CM OB Hotel Owner, LLC. Furthermore, the Company does not exercise control over the activities that significantly influence the economic performance of CM OB Hotel Owner, LLC

Note 10 – Commitments and Contingencies

On February 17, 2026 the Company entered into a definitive Merger Agreement with XTEND pursuant to which XTEND will acquire all of the outstanding equity interests of the Company, subject to the terms and conditions set forth in the agreement. In connection with the execution of the merger agreement, the Company remitted $30,223,000 to XTEND as an upfront payment. The transaction is structured as a business combination and is expected to close following the satisfaction of customary closing conditions, including regulatory approvals and the effectiveness of XTEND’s registration statement. Under the terms of the Merger Agreement, the Company and XTEND will coordinate on all material corporate actions prior to closing, including equity issuances, compensation-related grants, and other matters requiring XTEND’s consent. The Company continues to operate independently until the closing of the transaction. If the merger does not close, the upfront payment will remain with XTEND, and the Company will retain its resulting equity interest in XTEND as a privately held entity.

Litigation

From time to time, the Company is party to various claims or actions arising out of the ordinary course of business. While any proceeding or litigation contains an element of uncertainty, management believes no matter exists that would have a material impact on the Company’s financial position, liquidity, or results of operations.

As of March 31, 2026, there was no on-going litigation. During the period ended March 31, 2025 there was ongoing litigation relating to a residential remodel whereby the customer has not paid their final invoice and the Company had filed a lien on the property. The case was settled on March 19, 2025, and the Company received a settlement amount of $39,138.

Note 11 – Equity

The Company is authorized to issue up to 200,000,000 shares of all classes of stock. 20,000,000 shares shall be Preferred Stock with a par value of $0.0001 and 190,000,000 shares as Common Stock with a par value of $0.0001. Further, we are authorized to issue two (2) classes of common stock, with 372,000,000 shares of the common stock designated as “Class A Common Stock” and 4,000,000 shares of the common stock designated as “Class B Common Stock”. After giving effect for the Reorganization (as defined below), in accordance with ASC 505-10-S99-4 (SAB Topic 4:C) and ASC 260- 10-55-12, as of March 31, 2026, and December 31, 2025 14,430,600 and 12,603,900 shares of Class A Common Stock have been issued.

At times the CEO of the Company, makes contributions to the Company. For the three months ended March 31, 2026 the contributions were $0. There were $1,000 in contributions for the three months ended March 31, 2025.

On March 7, 2025 the Company consummated its initial public offering of 2,500,000 units of the Company’s Class A common stock at a public offering price of $4.125 per unit, generating gross proceeds of $5,156,250. In connection with the offering, the Company also sold 138,600 option warrants at a price of $0.01 per warrant, generating additional gross proceeds of $1,386 for total gross proceeds of $5,157,636. Pursuant to the underwriting agreement with Kingswood Capital Partners, LLC, the Company incurred $490,000 in expenses, resulting in net proceeds of $4,667,636.

On January 16, 2026 the board authorized 136,000 shares of Class A common stock to eligible participants including board members and employees for a total fair value of $1,607,520. The issuance of these equity awards was accounted for in accordance with ASC 718.

As of March 31, 2026, the Company had 4,035,894 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) issued and outstanding. Each share of Series C Preferred Stock was issued as part of a unit consisting of one share of Series C Preferred Stock and accompanying Common Stock purchase warrants. The Series C Preferred Stock carries a stated value of $10.00 per share and is convertible at the option of the holder into shares of the Company’s Common Stock at a conversion price of $2.72 per share, subject to customary anti-dilution adjustments for stock splits, stock dividends, recapitalizations, and certain dilutive issuances. In connection with the issuance of the Series C units, the Company has 16,137,866 warrants outstanding that are associated with the Series C Preferred Stock.

Holders of Series C Preferred Stock are entitled to receive dividends on an as-converted basis if and when dividends are declared on the Company’s Common Stock. Dividends are non-cumulative. The Series C Preferred Stock votes together with the Common Stock on an as-converted basis, except for matters requiring a separate class vote under applicable law or the Certificate of Designation. The Series C Preferred Stock includes customary protective provisions, including approval rights over amendments to the Certificate of Incorporation that adversely affect the Series C, the creation of senior or pari pass preferred stock, and certain corporate actions. As of March 31, 2026, the Company had 353,606 shares of Series C preferred Stock converted into 650,000 Class A Common Stock. The conversion resulted in no gain or loss recognized, and no such gains or losses were incurred otherwise required to be recorded.

Upon any liquidation, dissolution, or winding up of the Company, holders of Series C Preferred Stock are entitled to receive, prior to any distribution to holders of Common Stock, an amount equal to the stated value per share plus any declared but unpaid dividends. After payment of the liquidation preference, Series C holders may participate on an as-converted basis to the extent provided in the Certificate of Designation. The Series C Preferred Stock is not mandatorily redeemable, and any optional redemption by the Company is subject to the terms and limitations set forth in the Certificate of Designation. Conversion and exercise rights associated with the Series C units may be subject to beneficial ownership limitations (e.g., 4.99% or 9.99%) unless waived by the holder.

During the period ended March 31, 2026, holders exercised a total of 195,352 warrants, resulting in gross proceeds of $1,074,436 to the Company. In addition, holders exercised 43,348 warrants on a cashless basis during the period. The warrants exercised during the period were issued in prior financing transactions and each entitled the holder to purchase one share of the Company’s Common Stock. Including these transactions, a cumulative total of 2,281,506 warrants have been exercised to date.

The Company estimated the fair value of the warrants issued during the period using the Black-Scholes option pricing model. The 1,388,600 warrants issued in connection with earlier financing activities had an aggregate estimated fair value of $440,304 at the time of issuance. The 16,783,381 warrants issued in connection with the October 2, 2025 PIPE transaction had an aggregate Black-Scholes estimated fair value of $47,993,543 at the time of issuance.

Total Warrants outstanding as of December 31, 2025	34,751,156
Total warrants Exercised	(238,700)

Total Warrants Outstanding as of March 31, 2026	34,512,456

Pursuant to a forward stock split (the “Forward Split”) announced on March 10, 2026, the total number of shares of Common Stock held by each stockholder were converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Forward Split multiplied by two, with distribution occurring on March 25, 2026.

On February 18, 2026, the Company completed a private investment in public equity (“PIPE”) financing with American Ventures, LLC, Series XIV JFB (the “Investor”). Pursuant to the securities purchase agreement, the Company issued 802,000 shares of its common stock at a purchase price of $12.50 per share, resulting in gross proceeds of $10,025,000.

In connection with the transaction, the Company incurred $1,009,650 of offering costs, including placement agent fees, legal fees, and escrow fees, all of which were recorded as a reduction to Additional Paid-In Capital in accordance with ASC 505-10. After deducting these offering costs, the Company received net proceeds of $9,015,354.

The PIPE financing strengthened the Company’s liquidity position and is intended to support general corporate purposes, working capital needs, and ongoing growth initiatives. The shares issued in the PIPE were not registered under the Securities Act of 1933 and were issued pursuant to applicable private placement exemptions.

Note 12 – Subsequent Event

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855, based on this evaluation, management has determined that a material subsequent event occurred;

On April 28, 2026, the Company issued 100,000 shares of Class A Common Stock to Ruben Calderon its CFO as part of his 2026 executive bonus compensation. The issuance was approved by the Board of Directors and reflects performance-based equity award under the Company’s Equity Incentive Plan (ESOP).

On April 29, 2026, XTEND submitted its Form S-4 registration statement to the Securities and Exchange Commission in connection with the proposed merger between the Company and XTEND. The filing of the Form S-4 occurred after the balance sheet date and does not impact the Company’s financial position as of March 31, 2026.

As of May 14, 2026, American Ventures converted Preferred Stock to 800,000 shares of Common Stock consisting of 217,604 Series C shares converted on April 21, 2026 and May 5, 2026.

Date of Management Review

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through May 14, 2026 the date that the financial statements were available to be issued.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included in this Quarterly Report and the audited financial statements and notes thereto as of and for the year ended December 31, 2025 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are contained in our Annual Report on Form 10-K filed with the SEC on March 31, 2026. Some of the information contained in this discussion and analysis or set forth elsewhere in this Quarterly Report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve substantial risks and uncertainties. As a result of many factors, including those factors set forth in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as the same may be updated from time to time, including in Part II, Item 1A, “Risk Factors,” of this Quarterly Report on Form 10-Q, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. For further information regarding our forward-looking statements, see “Cautionary Note Regarding Forward-Looking Statements” in this Quarterly Report.

Overview

JFB is a commercial and residential construction company specializing in retail buildouts, multifamily developments, luxury homes and general commercial construction. We have strong relationships with franchisees and franchisors, which has been the foundation of driving steady growth, especially in the Southern Atlantic region. Our expansion plans include vertically integrated real estate development projects and securing larger, more complex construction projects that require higher bond capacity.

Revenue Sources

Our primary markets vary across our business segments.

Commercial Contracting Segments

Our commercial contracting segment has completed projects in 36 states, delivering over 2 million square feet of commercial retail and shopping center space construction and improvements. This segment’s market is driven primarily by our ability to provide services to franchisees and franchisors nationwide, regardless of project location because of our operational flexibility and established relationships with franchisees and franchisors alike. While we have historically focused on the Southern Atlantic region, including Florida, Georgia, South Carolina, and North Carolina, where we have established a strong reputation and network, our growth is increasingly tied to the strength of our relationships with franchisees and the trust of franchisors who rely on us as preferred builders for multiple projects.

Real Estate Development Segment

Our real estate development segment is currently concentrated in South Florida, with plans to leverage our regional success to expand into other southern and U.S. markets by identifying market opportunities and joint venture partners that align with our objectives. Our residential construction segment is also focused on South Florida, with no current plans for expansion beyond this market.

Corporate Growth and Expansion

Management believes we will leverage our established industry relationships, experience operating in various jurisdictions and navigating complex construction regulations to meet our growth objectives of continuing to expand our market throughout more of the United States and successfully winning bids for larger construction projects. The Company intends to focus its business in states with increased population and GDP growth, such as Florida, Texas and South Carolina. However, as we expand into new territories, our reputation for excellence will be less known by new clients and we will need to compete with other construction companies that may have been operating in a given region for years and already have built up reliable networks of clients, vendors, contractors, and other market participants. We believe our ability to rely on our relationships within the franchise industry and more generally the real estate development industry, should offset some of this potential risk, however, by continuing to build on our experience and proven track record.

Our expansion and growth goals, some of which will come with more capital intensive projects, may expose the Company to greater risks related to lack of performance, faltering relationships, improper investment of resources or otherwise. The Company also recognizes operations are likely to fluctuate significantly and historical results should not be considered indicative of results for any future periods. While taking into account the inherent risks, it is our intent to capitalize on our increased access to capital and credibility to fund new projects and increase our bond-ability fueling our intended growth. Our ability to obtain surety bonds is important for expanding our operations, as bonding is often required for bidding on public and large private projects. Increased bonding capacity allows us to pursue more high-value contracts, particularly in government and infrastructure sectors, enhancing revenue opportunities and market diversification. It also strengthens our credibility with clients and lenders, reflecting our financial stability. This credibility can lead to improved financial terms and mitigate risks associated with contract defaults, enabling the company to confidently take on larger projects and drive long-term growth.

We have extensive experience building and remodeling hundreds of franchise locations for corporate franchisors and franchisees for national, fast expanding brands, including Orange Theory Fitness, European Wax Center, Massage Envy, Planet Fitness, V/O Medspa, Arby’s, Tropical Smoothie Cafe, Amazing Lash Studio, Starbucks and Save-A-Lot. For our franchise clients, we offer interior remodeling, space optimization, and the integration of advanced design to create functional and attractive retail environments. The Company expects consistent and reliable revenue for this division based on established relationships and clients affiliated with reputable name brands. Should such relationships be compromised or key individuals leave their positions with franchisors, our consistent revenue sources could be adversely impacted. However, the departure of key individuals may create new opportunities with the franchisors these individuals transition to. We intend to continue to utilize our commitment to quality craftsmanship, attention to detail, and customer satisfaction to set us apart in this market. Should the quality of our workmanship suffer through poor project management or quality control, our reputation may be impacted, reducing our ability to attract new clients or retain past clients. Each project with our significant franchise client, Planet Fitness, is under a separate agreement, but our standard business arrangement involves a fixed-price commercial construction contract valued between $1.5-2 million, with an anticipated completion timeline of 12-14 weeks. Payments are due within 30 days of invoice, aligning with project milestones to ensure cash flow and maintain project pace. Management believes JFB Construction’s unique selling proposition lies in our ability to tailor solutions to meet the specific needs of each client, familiarity of the needs of our clients within the franchise construction niche, and delivering projects on time and within budget. Further, we attempt to offer efficient and economical solutions for our client’s expanding franchisee and franchisor businesses by allowing them to utilize the same contractor for many of their franchise locations.

Presently, the Company has begun to expand its real estate development segment by being the general contractor on low rise apartment and townhome developments projects. In the future, the Company also intends to invest directly or through joint ventures in real estate development projects. While these investments present a pathway to generate additional revenues by selling completed projects at a premium, generating rental income and/or to vertically integrate by securing valuable construction contracts associated with the projects, they also involve considerable capital commitments and exposure to market volatility, project delays, and other risks associated with real estate development. The illiquid nature of these investments further amplifies the challenges, as capital is often tied up for extended periods, limiting the company’s flexibility to redeploy resources. We believe the Company’s integrated approach, combining investment with the potential to secure construction contracts, will offset such risks by securing additional large-scale construction projects and potential revenue generated from the investments. Presently, our focus is on apartment complexes and townhouses, with a potential shift to mixed-use buildings, hotels and commercial properties in the future as our business expands and new opportunities are presented.

Residential Construction Segment

Our residential construction segment focuses on custom home builds, in addition to certain remodeling projects primarily in the South Florida region with a focus on superior craftsmanship and attention to detail. Some of our luxury residential projects also include state of the art equestrian facilities. We have focused more on growth of this segment to continue to diversify our service offerings. Our relationships with architects, engineers and designers create opportunities for these projects and we will continue to foster these relationships to continue growth in this division.

Strategic Goals

In addition to our expansion into key states such as Florida, Texas, and South Carolina, we have set forward-looking strategic milestones – including targeted market penetration rates, phased rollouts, and revenue growth objectives over the next 12 to 24 months – to overcome regional brand recognition challenges and establish a robust presence in these markets.

Recent Developments

On May 28, 2014, Mr. Joseph F. Basile, III formed JFB Construction & Development, a Florida corporation (the “JFB Subsidiary”). At the time of the formation, Mr. Basile held one hundred percent (100%) of the issued and outstanding shares of the JFB Subsidiary. Our headquarters is located in Lantana, Florida.

On April 9, 2024, Mr. Basile formed JFB Construction Holdings, a Nevada corporation, to create a parent holding company of the JFB Subsidiary, which currently serves as the Company’s operational entity. On July 18, 2024, all shareholders of the JFB Subsidiary entered into a Contribution and Exchange Agreement (the “Contribution and Agreement”) with JFB Construction Holdings to exchange their shares in the JFB Subsidiary for shares of JFB Construction Holdings. 100 shares of the JFB Subsidiary’s common stock were exchanged for 3,639,999 shares of our Class A Common Stock and 4,000,000 shares of our Class B Common Stock to JFB Subsidiary’s three shareholders. As a result, JFB Subsidiary became a wholly owned subsidiary of JFB Construction Holdings (the foregoing transactions are collectively referred to herein as the “Reorganization”).

On March 5, 2025, the Company completed its initial public offering (“IPO”), issuing 2,500,000 units of Class A common stock. The IPO generated net proceeds of $4,667,636 after deducting underwriter discounts, commissions, and offering expenses.

On April 24, 2025, JFB Construction Holdings invested $1,000,000 in CM OB Hotel Owner, LLC, a Delaware limited liability company formed to acquire, develop, and operate a 117-room Courtyard by Marriott hotel in Olive Branch, Mississippi. The investment was made through a private placement offering of up to $5,000,000 in Class A Membership Interests at $1,000 per unit, pursuant to Regulation D, Rule 506(c). The minimum investment was $100,000, with proceeds designated for the acquisition, development, and operation of the hotel.

JFB holds a 19.5% ownership interest in the Class A Membership Interests of CM OB Hotel Owner, LLC. This ownership percentage is below the 20% threshold required for equity method accounting under U.S. GAAP; therefore, the investment is currently being carried at cost basis, as the entity is private.

Class A Members are entitled to an 8% cumulative, non-compounding preferred return (beginning upon hotel operations), a return of capital, and a share of distributable cash as outlined in the offering subscription agreement. Pursuant to a side agreement dated April 24, 2025, JFB Construction Holdings is exempt from the standard promote structure. The Company does not possess ownership or majority voting rights due to minimal investment in CM OB Hotel Owner, LLC. Furthermore, the Company does not exercise control over the activities that significantly influence the economic performance of CM OB Hotel Owner, LLC

On February 17, 2026 the Company entered into a definitive Merger Agreement with XTEND pursuant to which XTEND will acquire all of the outstanding equity interests of the Company, subject to the terms and conditions set forth in the agreement. The transaction is structured as a business combination and is expected to close following the satisfaction of customary closing conditions, including regulatory approvals and the effectiveness of XTEND’s registration statement. Under the terms of the Merger Agreement, the Company and XTEND will coordinate on all material corporate actions prior to closing, including equity issuances, compensation-related grants, and other matters requiring XTEND’s consent. The Company continues to operate independently until the closing of the transaction.

Officer and Director Changes

On February 13, 2026, Bjarne Borg resigned from his position as a member of the Board of Directors of JFB Construction Holdings and from all committees of the Board, effective immediately. Mr. Borg’s resignation was not the result of any disagreement with management or the Board on any matter relating to the Company’s operations, policies, or practices.

On February 13, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Stefan Passantino to serve as a member of the Board, effective immediately. The Board also appointed Mr. Passantino to the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board affirmatively determined that Mr. Passantino is an independent director under applicable Nasdaq listing standards. The Board believes that Mr. Passantino’s scholarship and experience make him well-qualified to help lead the Company toward continued growth and success. Mr. Passantino does not have any family relationship with any current officer or director of the Company. There are no related party transactions with respect to Mr. Passantino that are reportable under Item 404(a) of Regulation S-K. As compensation for his service as a member of the Board, Audit Committee, and Nominating and Corporate Governance Committee, Mr. Passantino will receive equity-based compensation on the same terms as other independent members of the Board.

Our Financial Position

For the three Months Ended March 31, 2026 Compared to three Months Ended March 31, 2025

The following table summarizes the results of consolidated statements of operations and comprehensive income (loss) for the three months ended March 31, 2026 and 2025 in U.S. dollars, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the three months ended March 31		Change $ Amount
	2026	2025
Revenues	$12,683,589	$5,913,863	$6,769,726
Cost of revenues	11,389,057	4,444,497	6,944,560

Gross profit	1,294,532	1,469,366	(174,834)

Operating expenses:
Selling and marketing expense	1,192,410	112,084	1,080,326
General and administrative	3,368,044	1,285,707	2,082,337
Rent expense-related party	81,239	35,784	45,455
Depreciation and amortization expense	82,051	62,978	19,073

Total operating expenses	4,723,744	1,496,553	3,227,191

Income(loss) from operations	(3,429,212)	(27,187)	(3,402,025)

Other income (expense):
Other income, (Expenses)	(624)	10,000	(10,624)
Interest income	172,220	47,494	124,726

Total other income (expense), net	171,596	57,494	114,102
Net income (Loss)	$(3,257,616)	$30,307	$(3,287,923)

Revenues.

Revenues increased by $6,769,726, or 114%, to approximately $12,683,589 in the three months ended March 31, 2026 from approximately $5,913,863 for the three months ended March 31, 2025. The increase in revenue was principally driven by the Company’s execution of larger real estate development projects, which contributed significantly higher contract values and construction activity during the period.

Cost of revenues

Cost of revenues increased $6,944,560, or 156%, to approximately $11,389,057 in the three months ended March 31, 2026 from approximately $4,444,497 for the three months ended March 31, 2025. The increase was primarily due to the higher level of construction activity associated with larger real estate development projects, and reflects a rise in direct project cost in parallel with the increase in revenue during the period.

Gross profit

Our gross profit decreased by $174,834, or 13.5%, to $1,294,532 in the three months ended March 31, 2026 from $1,469,366 in the three months ended March 31, 2025. The decrease in the gross profit was primarily attributable to the shift in project mix during the period, as the Company executed larger real estate development projects that inherently carry lower gross margin profiles, resulting in reduced profitability despite the overall increase in revenue.

Selling and marketing expenses

Our selling and marketing expenses increased by $1,080,326, or 964%, to $1,192,410 in the three months ended March 31, 2026 from $112,084 in the three months ended March 31, 2025, primarily due to higher cost associated with increased advertising campaigns, expanded sales initiatives, and the launch of new marketing strategies aimed at enhancing brand visibility and customer acquisitions. In addition, expenses increased as the Company invested in awareness initiatives designed to strengthen recognition of the Company’s trading symbol within the capital markets and broader investor community.

General and administrative expenses

Our general and administrative expenses primarily include salaries and benefits, professional fees, office expenses, travel expenses, and insurance expenses. General and administrative expenses increased by approximately $2,082,337 or 74%, to approximately $3,368,044 in the three months ended March 31, 2026 from approximately $1,285,707 in the three months ended March 31, 2025. The increase was mainly due to the enhancement of talent acquisition and retention. To support our growing operations and maintain high standards of service, we have invested in recruiting and training top talent. We have also increased our administrative infrastructure which includes our IT systems, increasing office staff and investing in new software and tools to enhance efficiency and support our operations. In addition, the increase in general and administrative expenses reflects board of directors compensation, increased legal expenses and higher rent expense. Our general and administrative expenses represented 26% and 22% of our total revenue for the three months ended March 31, 2026 and 2025, respectively.

Depreciation and amortization expenses

Depreciation and amortization expenses increased by $19,073, or 30%, to $82,051 in the three months ended March 31, 2026 from $62,978 in the three months ended March 31, 2025, primarily due to expansion of the company’s asset base, including the acquisition of additional Company vehicles, has contributed to the higher depreciation expense. The increase in depreciation and amortization expenses reflects the Company ongoing investment in its asset base, which the Company believes is important for supporting long-term growth and operational effectiveness.

Interest expenses

Our other income decreased by $10,624, or 106%, to $(624) in the three months ended March 31, 2026 from $10,000 in the three months ended March 31, 2025. The decrease primarily is attributed to the absence of the prior year settlement of a lawsuit with one of our clients.

Interest income

Our interest income increased by $124,726, or 263%, to $172,220 in the three months ended March 31, 2026 from $47,494 in the three months ended March 31, 2025. The increase in our interest income was the result of higher interest paid on bank balances. The improvement in these rates has led to higher earnings on interest-bearing deposits and cash balances held at Sea Coast Bank. The increase in interest income reflects the Company’s successful efforts to capitalize on improved banking terms and optimize its cash management practices. We continue to monitor interest rate trends and banking relationships to ensure sustained benefits from these favorable conditions.

Net income

Our net income decreased by $3,287,923, or 10,849%, to $(3,257,616) in the three months ended March 31, 2026 from $30,307 in the three months ended March 31, 2025, primarily due to an increase in our general and administrative expenses, including professional fees, insurance costs, marketing efforts and overhead associated with operational growth. The decline in net income also reflects the Company’s continued investment in building the infrastructure required to support larger construction projects and public- company operations. These investments included expanded administrative staffing, enhancements to IT systems, increased board of directors’ compensation, higher legal expenses and an increased rent expense associated with the expansion of our corporate headquarters. Additionally, selling and marketing expenses rose substantially due to advertising initiatives and public-company symbol awareness campaigns.

Cash Flows

The following table sets forth summary of our cash flows for the periods indicated:

	Three Months Ended March 31
	2026	2025
Net cash provided by operating activities	$1,652,296	$392,835
Net cash used in investing activities	(30,234,630)	(35,843)
Net cash provided by (used in) financing activities	10,089,790	4,668,636
Net (decrease) increase in cash	(18,492,544)	5,025,628
Cash, beginning of the period	25,208,384	2,696,183

Cash, end of the period	$6,715,840	$7,721,811

Operating Activities

Net cash provided by operating activities was $1,652,296 in the three months ended March 31, 2026, compared to cash provided in operating activities of approximately $392,835 in the three months ended March 31, 2025. This is a 321% increase primarily driven by higher revenues from larger real estate development projects, coupled with favorable changes in working capital, including higher customer billings and collections.

Investing Activities

Net cash used in investing activities was $(30,234,630) in the three months ended March 31, 2026, compared to net cash used in investing activities of $(35,843) in the three months ended March 31, 2025. The significant increase in cash used during the period was primarily attributable to the $30,223,000 advance payment remitted to XTEND in connection with the merger agreement.

Financing Activities

Net cash provided by financing activities was $10,089,790 in the three months ended March 31, 2026, compared to net cash provided by financing activities of $4,668,636 in the three months ended March 31, 2025. The increase in net cash used in financing activities in the three months ended March 31, 2026 was primarily attributable to the net proceeds of $9,015,354 from its completed Private Investment in Public Equity(PIPE) and $1,074,436 in net proceeds from exercised warrants.

Liquidity and Capital Resources

Overview

The general objectives of our capital management strategy reside in the preservation of our capacity to continue operating, in providing benefits to our stakeholders and in providing an adequate return on investment to our shareholders by selling our products at a price commensurate with the level of operating risk assumed by us.

We thus determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

Working Capital

As of March 31, 2026, we had cash of approximately $6,715,840. Our current assets were approximately $20,637,239 including approximately $7,059,241 in accounts receivable, approximately $6,758,560 in contract assets, $103,598 in prepaid expenses, and our current liabilities were approximately $8,433,789 including $5,406,266 in accounts payable, $927,102 contract liabilities, $156,251 in accrued expenses, $1,944,170 in lease liabilities which resulted in a positive working capital of $12,203,450.

Our primary source of cash is currently generated from our business. In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock, to meet our cash needs. While facing uncertainties regarding the size and timing of future capital raises, we are reasonably confident that we can continue to meet operational needs solely by utilizing cash flows generated from our operating activities.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the three months ended March 31, 2026, that have, or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, and expenses. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and those differences may be material.

While our significant accounting policies are more fully described in Note 2—Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements included in this annual report, we believe the following discussion addresses our most critical accounting policies, which are those that are most important to our financial condition and results of operations and which require our most difficult, subjective and complex judgments.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiaries. The Company consolidates entities where it has a controlling financial interest, as defined by ASC 810, “Consolidation”.

In accordance with ASC 810-10, consolidation applies to:

•	Entities with more than 50% voting interest, unless control is not with the Company; and

•	Variable Interest Entities (VIEs), where the Company is the primary beneficiary, possessing both (i) power over significant activities and (ii) the obligation to absorb losses or receive benefits.

All intercompany transactions and balances are eliminated in consolidation per ASC 810-10-45. The Company continuously evaluates its investments and relationships to assess consolidation requirements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the recognition of revenues and expenses during the reporting period. Actual results may differ from these estimates, and such differences could be material.

In accordance with ASC 250-10-50-4, changes in estimates are recorded in the period in which they become known and are accounted for prospectively. The Company bases its estimates on historical experience, industry trends, and other relevant factors, incorporating both quantitative and qualitative assessments that it believes are reasonable under the circumstances.

Significant estimates for the three months ended March 31, 2026, and 2025, respectively, include:

•	Allowance for doubtful accounts and contract receivables

•	Valuation of stock-based compensation

•	Estimated useful lives of property and equipment

•	Contract liabilities and Contract assets

•	Implicit interest rate in right-of-use operating leases

•	Uncertain tax positions

•	Valuation allowance on deferred tax assets

Risks and Uncertainties

The Company operates in a highly competitive industry that is subject to intense market dynamics, shifting consumer demand, and economic fluctuations. The Company’s operations are exposed to significant financial, operational, and strategic risks, including potential business disruptions, supply chain constraints, and liquidity challenges.

In accordance with ASC 275, “Risks and Uncertainties,” the Company evaluates and discloses risks that could materially affect its financial condition, results of operations, and business outlook. Key factors contributing to variability in sales and earnings include:

1. Industry Cyclicality (ASC 275-10-50-6) – The Company’s financial performance is affected by industry trends, seasonality, and shifts in market demand.

2. Macroeconomic Conditions (ASC 275-10-50-8) – Economic downturns, inflationary pressures, interest rate changes, and geopolitical risks may impact consumer purchasing behavior and the Company’s revenue streams.

3. Pricing Volatility (ASC 275-10-50-4) – The cost and availability of raw materials, supply chain disruptions, and competitive pricing pressures can lead to fluctuations in gross margins and profitability.

Given these uncertainties, the Company faces challenges in accurately forecasting financial performance and may experience material risks affecting liquidity, business continuity, and long-term strategic growth. The Company continuously assesses these risks and implements measures to mitigate their potential impact.

Revenue from Contracts with Customers

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

In accordance with ASC 606-10-50-5, the Company identifies Revenue from Contracts with Customers using this 5- step model.

1. Identifying the Contract(s) with a Customer. The Company enters into written contract with customers that create enforceable rights and obligations. Contracts are assessed to ensure they meet criteria for being considered legally binding and capable of being accounted for.

2. Identify the Performance Obligations in the Contract. Performance obligations are identified as distinct promises to transfer goods or services to a customer. The Company identifies their scope of work and creates a schedule of values (SOV) outlining each individual scope of the project. Commercial construction performance obligations typically include delivering construction services for commercial construction and recognized the entire contract as a single performance obligation, Residential Construction is typically delivering the new construction of a residential construction or a remodel of an existing residential property, and we recognize the contract as a single performance obligation.

3. Determine the Transaction Price. The transaction price is the amount of considerations the Company expects to be entitled to in exchange for transferring promised services. The transaction price may include fixed amounts or cost-plus percentage method.

4. Allocate the Transaction Priced to Performance Obligations. The transaction price is allocated to each performance obligation (SOV) based on its stand-alone selling price. The stand-alone selling price is the price which the Company would sell its service separately to a customer.

5. Recognize Revenue when (or as) the Company Satisfies a Performance Obligation. The Company recognizes revenue over time based on the progress towards completion of performance obligation. Revenue recognized during this reporting period is derived from the total contract value as allocated to performance obligations satisfied during that period. Commercial construction revenue is recognized over time, using the cost-to-cost method as we perform work on projects. Residential construction is similarly recognized over time for custom builds and remodel using the cost-to-cost method.

By treating our contracts as a single performance obligation, we ensure that our revenue recognition process accurately reflects the economic realities of our business operations across all segments. This approach provides clarity to stakeholders regarding our revenue-generating activities, aligning with the guidance provided in ASC 606-10-55-89 through 55-91.

In accordance with ASC 606-10-50-8, the Company has disclosed significant judgements and changes in judgements related to the recognition of revenue from construction contracts. The application of ASC 606 requires the use of judgment in various aspects of revenue recognition, particularly in the use of the cost-to-cost method. The Company applies the cost-to-cost method to measure progress toward completion. This involves estimating the total contract cost and recognizing revenue based on the ration of cost incurred to the estimated total cost. The Company makes judgements regarding the recognition of revenue related to change orders and claims. Revenue from change orders is included in the transaction price when it is probable the customer will approve the change and the amount can be reliably estimated.

In accordance with ASC 606-10-50-8, the Company recognizes contract assets and liabilities that reflect timing of revenue relative to the amounts billed or paid. Contract balances are reported in the balance sheet as follows:

1. Contract Assets. Contract Assets represent the Company’s right to consideration for work completed to date but not yet billed to the customer. These amounts typically arise when revenue is recognized before an invoice is issued.

2. Contract Liabilities. Contract Liabilities represent the Company’s obligation to transfer goods or service to a customer for which it has received consideration or has the right to receive consideration before performing under the contract. Contract liabilities include advance payments or progress billing received from customers before the Company has satisfied its performance obligations.

Contract assets represent revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represent billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion.

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share.” The calculation of basic EPS follows the two-class method and is determined by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding, including certain other shares committed to be issued.

Basic Earnings Per Share (EPS)

Basic EPS is calculated using the two-class method, as prescribed by ASC 260-10-45-60, and is computed as follows:

•	Net earnings available to common shareholders represent net earnings to common shareholders, adjusted for the allocation of earnings to participating securities.

•	Losses are not allocated to participating securities in accordance with ASC 260-10-45-61.

The denominator includes common shares outstanding and certain other shares committed to be issued, such as restricted stock and restricted stock units (“RSUs”), for which no future service is required.

Diluted Earnings Per Share (EPS)

Diluted EPS is calculated under both the two-class method and the treasury stock method, and the more dilutive result is reported, as required by ASC 260-10-45-45.

Diluted EPS is computed by taking the sum of:

•	Net earnings available to common shareholders

•	Dividends on preferred shares

•	Dividends on dilutive mandatorily redeemable convertible preferred shares

•	Divided by the weighted average number of common shares outstanding and certain other shares committed to be issued, plus all dilutive common stock equivalents during the period, such as:

•	Stock options

•	Warrants

•	Convertible preferred stock

•	Convertible debt

•

Preferred shares and unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) qualify as participating securities under the two-class method, per ASC 260-10-45-62.

Net Loss Per Share Considerations

In computing net loss per share, unvested shares of common stock are excluded from the denominator, as required by ASC 260-10-45-48.

Participating Securities & Share-Based Compensation

Restricted stock and RSUs granted as part of share-based compensation contain nonforfeitable rights to dividends and dividend equivalents, respectively. Therefore:

•	Before the requisite service is rendered for the right to retain the award, these instruments meet the definition of a participating security under ASC 260-10-45-59.

•	RSUs granted under an executive compensation plan, however, are not considered participating securities because the rights to dividend equivalents are forfeitable (ASC 718-10-25).

Related Parties

The Company defines related parties in accordance with ASC 850, “Related Party Disclosures,” and SEC Regulation S-X, Rule 4-08(k). Related parties include entities and individuals that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company.

Related parties include, but are not limited to:

•	Principal owners of the Company.

•	Members of management (including directors, executive officers, and key employees).

•	Immediate family members of principal owners and members of management.

•	Entities affiliated with principal owners or management through direct or indirect ownership.

Entities with which the Company has significant transactions, where one party has the ability to exercise control or significant influence over the management or operating policies of the other.

A party is considered related if it has the ability to control or significantly influence the management or operating policies of the Company in a manner that could prevent either party from fully pursuing its own separate economic interests.

The Company discloses all material related party transactions, including:

•	The nature of the relationship between the parties.

•	A description of the transaction(s), including terms and amounts involved.

•	Any amounts due to or from related parties as of the reporting date.

•	Any other elements necessary for a clear understanding of the transactions’ effects on the financial statements.

Disclosures are made in accordance with ASC 850-10-50-1 through 50-6 and SEC Regulation S-X, Rule 4-08(k), which requires registrants to disclose material related party transactions and their effects on the financial position and results of operations.

Recent Accounting Standards

The Company adopted ASU 2023-07 on January 1, 2024. The adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

ASU 2023-09 – Income Taxes (Topic 740): Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, which enhances income tax disclosure requirements by:

•	Standardizing and disaggregating rate reconciliation categories.

•	Requiring disclosure of income taxes paid by jurisdiction.

This ASU is effective for annual periods beginning after December 15, 2024, and may be applied on a prospective or retrospective basis. Early adoption is permitted.

The Company is currently assessing the impact of ASU 2023-09 on its income tax disclosures and reporting requirements.

Other Accounting Standards Updates

The FASB has issued various technical corrections and industry-specific updates that are not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of March 31, 2026, there were no material changes to the information provided under Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Form 10-K for the year ended December 31, 2025.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time period specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 is accumulated and communicated to management including our principal executive officer/principal financial officer as appropriate, to allow timely decisions regarding required disclosure.

Management has carried out an evaluation of the effectiveness of the design and operation of our company’s disclosure controls and procedures. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of March 31, 2026.

The matters involving internal controls over financial reporting that may be considered material weaknesses included the small size of the Company and the resulting lack of segregation of duties. Specifically, the Company’s system of internal controls failed to identify multiple journal entries that were subsequently identified by the Company’s external auditor. Additionally, multiple errors within the Company’s draft Form 10-Q were noted by the external auditor, further highlighting weakness in the control environment.

Changes in Internal Control Over Financial Reporting

There were no changes in the Company’s internal control over financial reporting identified in connection with the evaluation required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act that occurred during the quarter ended March 31, 2026 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. To the knowledge of our management, there are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

ITEM 1A. RISK FACTORS

As a smaller reporting company, the Company is not required to disclose material changes to the risk factors that were contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated from time to time.

The recent imposition of tariffs by the U.S. government present several risk that could materially and adversely affect our business operations and financial performance.

Tariffs and changes in trade policy could increase our costs and negatively impact our margins and project performance. We continue to face risks from evolving U.S. trade policy, including existing and potential tariffs on key construction materials such as steel, aluminum, and other imported components. Increases in material costs due to tariffs or retaliatory trade measures may adversely affect our gross margins, particularly on fixed-price or lump-sum contracts where we may be unable to pass on such cost increases to our customers.

To the extent such cost increases are not recoverable or estimable in advance, we may be required to revise our cost forecasts under the percentage-of-completion method in accordance with ASC 606 (Revenue from Contracts with Customers), which could materially affect our operating results in the period of revision. In addition, supply chain disruptions from trade restrictions or extended lead times may delay project schedules and expose us to penalties or loss of revenue.

We are continuing to monitor developments in U.S. trade policy and their impact on material availability and pricing, and we may update our project pricing, sourcing strategies, or disclosure as necessary in future periods.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Not applicable

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

(a) Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2026, Bjarne Borg resigned from his position as a member of the Board of Directors of JFB Construction Holdings and from all committees of the Board, effective immediately. Mr. Borg’s resignation was not the result of any disagreement with management or the Board on any matter relating to the Company’s operations, policies, or practices.

On February 13, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Stefan Passantino to serve as a member of the Board, effective immediately. The Board also appointed Mr. Passantino to the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board affirmatively determined that Mr. Passantino is an independent director under applicable Nasdaq listing standards. The Board believes that Mr. Passantino’s scholarship and experience make him well-qualified to help lead the Company toward continued growth and success. Mr. Passantino does not have any family relationship with any current officer or director of the Company. There are no related party transactions with respect to Mr. Passantino that are reportable under Item 404(a) of Regulation S-K. As compensation for his service as a member of the Board, Audit Committee, and Nominating and Corporate Governance Committee, Mr. Passantino will receive equity-based compensation on the same terms as other independent members of the Board.

Item 8.01. Other Events.

On January 6, 2026, pursuant to the approval of the Board, upon the recommendation of the Compensation Committee of the Board, the Company issued, under the 2024 Equity Incentive Plan, shares of the Company’s common stock registered under the Company’s Registration Statement on Form S-8, filed with the SEC on June 17, 2025, as follows: (i) 20,000 shares to Jamie Zambrana, Director; (ii) 20,000 shares to Nelson Garcia, Director; (iii) 20,000 shares to Miklos Gulyas, Director; (iv) 20,000 shares to Bjarne Borg, Director; (v) 20,000 shares to Christopher Melton Director; and (vi) 20,000 shares to David Clukey, Director.

(b) There have been no material changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors since the Company last provided disclosure in response to the requirements of Item 407(c)(3) of Regulation S-K.

(c) During the registrant’s last fiscal quarter, no director or officer adopted or terminated: (i) any contract, instruction or written plan for the purchase or sale of securities of the registrant intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) (a “Rule 10b5-1 trading arrangement”); and/or (ii) any “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K.

ITEM 6. EXHIBITS

Exhibit Number	Description of Document

1.1**	Form of Underwriting Agreement

3.1**	Amended and Restated Articles of Incorporation of the Company dated September 30, 2024

3.2**	Bylaws of the Company dated September 26, 2024

4.1**	Specimen Stock Certificate evidencing the shares of Class A Common Stock

4.3**	Form of Representative’s Warrants

4.4**	Form of Representative’s Warrants

4.5**	Form of Offering Warrants

10.1**	Contributions and Shares Exchange Agreement dated July 18, 2024, by and among JFB Construction Holdings and the shareholders of JFB Construction & Development, Inc

10.2**	Employment Agreement dated July 18, 2024 between the Company and Joseph F. Basile III

10.3**	Employment Agreement dated July 18, 2024 between the Company and Ruben Calderon

10.4**	2024 Equity Incentive Plan

10.5**	Loose Cannon Lease Agreement dated March 29, 2024 by and between the Company and Aura Commercial, LLC

Exhibit Number	Description of Document

10.6**	Construction Agreement dated July 18, 2024 by and between the Company and Chartered Services, LLC

10.7**	Aura Commercial Lease Agreement dated March 29, 2024 by and between the Company and Aura Commercial, LLC

10.8**	Construction Agreement dated July 18, 2024 and between the Company and Rare Capital Partners, LLC

10.9**	Consulting Agreement with Chartered Services, LLC dated July 17, 2024 by and between the Company and Chartered Services, LLC

10.10**	Form Construction Contract

10.11**	Form Officer and Director Indemnification Agreement

10.12**	Amendment to Lease Agreement by and between the Company and Aura Commercial, LLC

10.13**	Amendment to Consulting Agreement with Chartered Services, LLC

10.14**	Amended and Restated Employment Agreement dated February 1, 2025 between the Company and Joseph F. Basile III

10.15**	Amended and Restated Employment Agreement dated February 1, 2025 between the Company and Ruben Calderon

14.1**	Code of Conduct

21.1**	List of Subsidiaries

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

JFB CONSTRUCTION HOLDINGS

Dated: May 14, 2026	By:	/s/ Joseph F. Basile III
Joseph F. Basile III
Chief Executive Officer (Principal Executive Officer)

Name	Title	Date

/s/ Joseph F. Basile III Joseph F. Basile III	Chief Executive Officer and Director Principal Executive Officer	May 14, 2026

/s/ Ruben Calderon Ruben Calderon	Chief Financial Officer Principal Financial Officer and Principal Accounting Officer	May 14, 2026

/s/ Nelson Garcia Nelson Garcia	Director	May 14, 2026

/s/ Stefan Passantino Stefan Passantino	Director	May 14, 2026

/s/ Christopher Melton Christopher Melton	Director	May 14, 2026

/s/ Jamie Zambrana Jamie Zambrana	Director	May 14, 2026

/s/ David Clukey David Clukey	Director	May 14, 2026

/s/ Miklos Gulyas Miklos “John” Gulyas	Director	May 14, 2026

Annex M

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices, including zip code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2026, JFB Construction Holdings (the “Company”), upon recommendation of the Compensation Committee and approval of the board of directors (the “Board”), issued an aggregate of 468,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”) to certain officers, independent directors and employees of the Company for services provided during the 2025 fiscal year, pursuant to the JFB Construction Holdings 2024 Equity Incentive Plan (the “Plan”), as follows: (i) 300,000 shares to Joseph F. Basile III, Chairman and Chief Executive Officer; (ii) 100,000 shares to Ruben Calderon, Chief Financial Officer; (iii) 3,500 to Bill Dyer, Chief Operating Officer; (iv) 10,000 each to the other six Directors (60,000 total); and (v) the remaining 4,500 to five additional employees. The Shares were valued at $20.55 per share. The Shares will be allocated pursuant to the terms of the Plan and are registered under the Securities Act of 1933 (the “Act”) in a registration statement on Form S-8.

On January 16, 2026, the Board approved the issuance of an aggregate of 1,000,000 options (the “Options”) to Joseph F. Basile III, Chairman and Chief Executive Officer of the Company, to purchase shares of the Company’s Common Stock at an exercise price at least equal to the fair market value of one share of the Company’s Common Stock as of date of grant, pursuant to an option agreement (the “Option Agreement”).

The Options will vest as follows: (i) 250,000 shares six months after the date of grant, (ii) 250,000 shares twelve months after the date of grant, (iii) 250,000 shares 18 months after the date of grant, and (iv) 250,000 shares 24 months after the date of grant. The Options shall also fully vest upon the occurrence of a change of control.

The Options will expire at the earlier of (i) the close of business at Company headquarters on the day before the ten year anniversary of the date of grant; or (ii) termination of service.

The foregoing description of the Option Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Option Agreement by and between the Company and Joseph Basile, dated January 16, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: January 23, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex N

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices, including zip code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on January 16, 2026, JFB Construction Holdings (the “Company”), upon recommendation of the Compensation Committee and approval of the board of directors (the “Board”), issued an aggregate of 468,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) to certain officers, independent directors and employees of the Company for services provided during the 2025 fiscal year, pursuant to the JFB Construction Holdings 2024 Equity Incentive Plan (the “Plan”), as follows: (i) 300,000 shares to Joseph F. Basile III, Chairman and Chief Executive Officer (the “Basile Shares”); (ii) 100,000 shares to Ruben Calderon, Chief Financial Officer (the “Calderon Shares”); (iii) 3,500 to Bill Dyer, Chief Operating Officer; (iv) 10,000 each to the other six Directors (60,000 total); and (v) the remaining 4,500 to five additional employees. On January 26, 2026, the Board determined that the Basile Shares and the Calderon Shares were erroneously issued and such shareholders have agreed to the cancellation of such shares, which will result in the return of 400,000 shares of Common Stock to the Company.

As previously reported, on January 16, 2026, the Board approved the issuance of an aggregate of 1,000,000 options (the “Options”) to Mr. Basile, to purchase shares of the Company’s Common Stock at an exercise price at least equal to the fair market value of one share of the Company’s Common Stock as of date of grant, pursuant to an option agreement (the “Option Agreement”). On January 26, 2026, the Board determined that the Options were erroneously issued and the Company and Mr. Basile have agreed to the cancellation of the Option Agreement. No Options have vested or been issued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: January 26, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex O

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices, including zip code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On February 13, 2026, Bjarne Borg resigned from his position as a member of the Board of Directors (the “Board”) of JFB Construction Holdings (the “Company”) and from all committees of the Board, effective immediately. Mr. Borg’s resignation was not because of any disagreement with management or the Board on any matter relating to the Company’s operations, policies or practices.

The Company thanks Mr. Borg for his service and contributions to the Company.

Director Appointment

On February 13, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Stefan Passantino to serve as a member of the Board, effective immediately. The Board also appointed Mr. Passantino to serve on the following committees of the Board: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In addition, Mr. Passantino will serve as the Chairman of the Compensation Committee.

The Board affirmatively determined that Mr. Passantino is an independent director within the meaning of the Nasdaq listing standards.

The Board believes that Mr. Passantino’s scholarship and experience make him ideally qualified to help lead the Company towards continued growth and success.

Family Relationships

Mr. Passantino does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Passantino reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

As compensation for his services as a member of the Board, Audit Committee and Nominating and Corporate Governance Committee, Mr. Passantino shall receive compensation in the form of equity, on the same terms as other independent members of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: February 17, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex P

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices (Zip Code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2026, JFB Construction Holdings (the “Company”) entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain institutional accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 802,000 shares of the Company’s common stock, par value $0.0001 per share (the “Placement Shares”) at a price of $12.50 per share (the “Private Placement”).

The Private Placement is expected to close on February 17, 2026 and Company expects to receive aggregate gross proceeds of approximately $10.0 million, before deducting placement agent fees and offering expenses, and aggregate net proceeds of approximately $9.2 million, after deducting placement agent fees and offering expenses. Dominari Securities LLC acted as placement agent for the Private Placement.

A portion of the proceeds of the Private Placement, will be invested in XTEND Reality Expansion Ltd. (“Xtend”) in connection with the transactions described in Item 8.01 below through a Simple Agreement for Future Equity.

The Company has granted the Investors indemnification rights with respect to its representations, warranties, covenants and agreements under the Securities Purchase Agreements.

The foregoing description of the Securities Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Securities Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

The representations, warranties and covenants contained in the Securities Purchase Agreements were made solely for the benefit of the parties thereto and the placement agents expressly named as third-party beneficiaries thereto and may be subject to limitations agreed upon by the contracting parties. Accordingly, the form of Securities Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms thereof and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 with respect to the Private Placement is hereby incorporated by reference into this Item 3.02. Based in part upon the representations of the Investors in the Securities Purchase Agreements, the offering and sale of the Placement Shares was made in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act, which exempts transactions by an issuer not involving any public offering.

Item 8.01. Other Events.

On February 17, 2026, the Company issued a press release announcing that it had entered into a definitive agreement with Xtend pursuant to which, subject to the satisfaction of certain conditions to closing, the Company and Xtend will combine in an all-stock transaction to form a U.S.-based public company Xtend AI Robotics, Inc., focused on delivering next-generation autonomous systems for defense, public safety, and private security applications built on Xtend’s battle proven AI XTEND Operating System.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Also, on February 17, 2026, the joint investor presentation attached hereto as Exhibit 99.2 was disseminated in connection with the announcement of the proposed transaction and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

99.1	Press Release, dated February 17, 2026

99.2	Joint Investor Presentation

104	Cover Page Interactive Data File (embedded as Inline XBRL document).

Cautionary Statement Regarding Forward-Looking Statements

This communication contains, and oral statements made from time to time by our representatives may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the potential transaction between Xtend Reality Expansion Ltd. (“Xtend”) and JFB Construction Holdings (“JFB”), including statements regarding the expected impacts and benefits of the potential transaction, timing of the transaction closing, and strategic initiatives for Xtend AI Robotics, Inc. (“NewCo”) following the closing. All statements other than statements of historical facts contained in this communication may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “outlook”, “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Xtend’s and JFB’s management have based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the transaction may not be consummated; there may be difficulties with the integration and in realizing the expected benefits of the transaction; Xtend and JFB may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the transaction may result in the diversion of management’s time and attention to issues relating to the transaction and integration; expected synergies and operating efficiencies attributable to the transaction may not be achieved within its expected time-frames or at all; there may be significant transaction costs and integration costs in connection with the transaction; the possibility that JFB will not have sufficient cash at close to satisfy the minimum cash condition; unfavorable outcome of legal proceedings that may be instituted against JFB and Xtend following the announcement of the transaction; risks inherent to the business may result in additional strategic and operational risks, which may impact Xtend’s, NewCo’s and JFB’s risk profiles, which each company may not be able to mitigate effectively; JFB’s ability to complete construction projects or other transactions on schedule and budget; changes in weather and occurrence of natural disasters and pandemics; recent imposition of tariffs by governments on construction materials, such as steel, aluminum and lumber; disruptions in supply chains; increase in the cost of labor and construction materials; JFB’s ability to maintain safe work sites; Xtend’s dependence on a limited number of defense and governmental security customers for a substantial portion of its business; significant delays or reductions in appropriations, Xtend’s programs and certain government fundings and programs more broadly, including as a result of a prolonged continuing resolution and/or government shutdown, and/or related to the global security environment or other global events; increased competition within JFB’s and Xtend’s markets and bid protests; changes in procurement and other U.S. and foreign laws, including changes through executive orders, contract terms and practices applicable to our industry, findings by certain applicable governments as to our compliance with such requirements, more aggressive enforcement of such requirements and changes in Xtend’s customers’ business practices globally; the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which Xtend participates, including the impact on Xtend’s reputation and its ability to do business; cyber and other security threats or disruptions faced by Xtend and JFB, its customers or its suppliers and other partners, and changes in related regulations; and Xtend’s ability to innovate, develop new products and technologies, progress and benefit from digital transformation and maintain technologies to meet the needs of Xtend’s customers. In addition, a number of important factors could cause JFB’s, Xtend’s or NewCo’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors that will be discussed in the section entitled “Risk Factors” in the registration statement on Form S-4 to be filed by JFB and NewCo, as any such factors may be updated from time to time in other filings with the Securities and Exchange Commission (the “SEC”), including without limitation Xtend’s investor relations site at https://www.xtend.me/newsroom and JFB’s investor relations site at https://investors.jfbconstruction.net/. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither Xtend nor JFB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information for Investors and Stockholders

This communication is for informational purposes only and is not intended to, and does not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the transaction, NewCo and JFB will file a registration statement on Form S-4, which will include an information statement of JFB and a preliminary prospectus of NewCo. After the registration statement is declared effective, JFB will mail to its stockholders a definitive information statement that will form part of the registration statement. This communication is not a substitute for the information statement/prospectus or registration statement or for any other document that JFB may file with the SEC and send to its stockholders in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF XTEND AND JFB ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS OR REGISTRATION STATEMENT AND ANY OTHER DOCUMENT THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the information statement/prospectus (when available) and other documents filed with the SEC by JFB through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by JFB will be available free of charge on JFB’s website at https://investors.jfbconstruction.net/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: February 17, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex Q

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices) (Zip Code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement with XTEND Reality Expansion Ltd. (“Xtend”)

On February 13, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), and Xtend. Capitalized terms used herein but not otherwise defined will have the meanings ascribed to them in the Merger Agreement. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, (i) an Israeli shell company formed by Newco prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”) under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco (“Merger Sub 1”) will merge with and into Xtend (the “Xtend Merger”) with Xtend surviving as a direct, wholly-owned subsidiary of Newco and (ii) immediately after the Xtend Merger, Merger Sub 2 will merge with and into the Company (the “Company Merger” and together with the Xtend Merger, the “Mergers”) with the Company surviving as a direct, wholly-owned subsidiary of Newco (the transactions described in the foregoing, collectively, the “Transactions”). In connection with the execution of the Merger Agreement, the Company completed the Private Placement (as defined below).

Under the terms of the Merger Agreement, the Company agreed to use its reasonable best efforts to cause the Newco common stock (“Newco Common Stock”) to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and approved for listing on the Nasdaq Stock Market LLC, subject to official notice of issuance, and have reserved the ticker “XTND.” Xtend shareholders and JFB stockholders will receive shares of Newco Common Stock as consideration for the shares of Xtend and the Company held by such holders, respectively. Upon the Closing, the Xtend shareholders will own at least 70.5% of Newco’s fully diluted shares on a pro forma basis, the Company’s stockholders as of the Closing will own approximately 19.9% of Newco’s fully diluted shares on a pro forma basis, and approximately 9.6% of Newco’s shares will be reserved for issuance under Newco’s equity incentive plans, in each case subject to adjustment for any capital raises or acquisitions consummated by Xtend during the Interim Period (as defined below).

Treatment of Company Equity

On the terms and subject to the conditions set forth in the Merger Agreement, at the Pubco Effective Time:

•

Each share of Class A common stock of the Company, par value $0.0001 per share, (“Company Class A Common Stock”) and each share of Class B common stock of the Company, par value $0.0001 per share, (“Company Class B Common Stock”) issued and outstanding immediately prior to the Pubco Effective Time (other than any Pubco Cancelled Shares) shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock.

•

Each share of Company Class A Common Stock, Company Class B Common Stock, and preferred stock of the Company, par value $0.0001 per share, (“Company Preferred Stock” and together with the Company Class A Common Stock and Company Class B Common Stock, the “Company Shares”) issued to the holders of the Common Stock Purchase Warrants issued by the Company (the “Company Warrants”) in connection with their exercise of such Company Warrants shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock; provided, however, that any Company Shares issuable in connection with the exercise of the Company Warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of Newco Common Stock shall instead be cancelled and converted into the right to receive one prefunded warrant exercisable to purchase one share of Newco Common Stock.

•

Each share of Company Preferred Stock designated as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”) issued to the holders of the Series C Convertible Preferred Stock in connection with their conversion shall be automatically cancelled and converted into the right to receive one share of Newco Common Stock; provided, however, that any Company Shares issuable in connection with the Company Warrants which would cause the holder to beneficially own more than 4.99% of the outstanding shares of Newco Common Stock shall instead be cancelled and converted into the right to receive one Newco Prefunded Warrant exercisable to purchase one share of Newco Common Stock.

•

Each option to purchase Company Class A Common Stock granted under any Pubco Equity Plan that is outstanding and unexercised immediately prior to the Pubco Effective Time (the “Company Option”), whether vested or unvested, shall cease to represent a right to acquire Company Class A Common Stock, shall be assumed by Newco, and shall be converted into an option to purchase a number of shares of Newco Common Stock equal to the number of shares of Company Class A Common Stock underlying the Company Option immediately prior to the Pubco Effective Time, at the same per-share exercise price as applied to such Company Option immediately prior to the Pubco Effective Time (each, a “Converted Newco Stock Option”).

•

Each restricted stock unit award relating to Company Class A Common Stock granted under any Pubco Equity Plan that is outstanding immediately prior to the Pubco Effective Time (“Company RSU”) shall be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Newco Common Stock equal to the number of shares of Company Class A Common Stock underlying the Company RSU immediately prior to the Pubco Effective Time.

Treatment of Xtend Equity

On the terms and subject to the conditions set forth in the Merger Agreement, immediately prior to the Company Effective Time, certain options to purchase Xtend Shares, as defined below, granted under the XTEND 2019 Share Option Plan and the U.S. and Singapore sub-plans that is outstanding and unexercised immediately prior to the Company Effective Time (“Xtend Option”) shall be fully accelerated (“Accelerated Xtend Option”) and converted into a Converted Newco Stock Option to purchase a number of shares of Newco Common Stock equal to the number of Xtend Shares underlying the Xtend Option immediately prior to the Company Effective Time multiplied by the Exchange Ratio (and rounded down to the nearest whole Xtend Share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Xtend Option immediately prior to the Company Effective Time divided by the Exchange Ratio (and rounded down to the nearest whole Xtend Share).

On the terms and subject to the conditions set forth in the Merger Agreement, at the Company Effective Time:

•

Each share of Xtend (the “Xtend Shares”) issued and outstanding immediately prior to the Company Effective Time (excluding Company Cancelled Shares) shall be converted into and shall for all purposes represent only the right to receive the number of Newco Common Stock to be set forth on a schedule to be initially delivered by Xtend to Newco prior to the Closing.

•

Each unvested Xtend Option that that is not an Accelerated Xtend Option and each vested Xtend Option (taking into account any acceleration of vesting as a result of the consummation of the Xtend Merger) shall cease to represent a right to acquire Xtend Shares and shall be assumed by Newco and shall be converted into a Converted Newco Stock Option to purchase a number of shares of Newco Common Stock equal to the number of Xtend Shares underlying the Xtend Option immediately prior to the Company Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Xtend Option immediately prior to the Company Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent).

Earnout

Following the Closing and upon satisfaction of certain earnout conditions for the fiscal years ended 2026 and 2027, as set forth in the Merger Agreement, Newco shall issue to the former stockholders of Xtend up to an additional 20,000,000 shares of Newco Common Stock on a pro rata basis.

Representations and Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants made by each of the parties to the Merger Agreement, including, among others, covenants by each of the Company and Xtend regarding the conduct of their respective businesses prior to the Closing.

Closing Conditions

The Transactions are expected to close in the middle of 2026, subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the affirmative vote of holders with a majority of the voting power of the Company’s common stock in favor of adopting the Merger Agreement in the form attached to the Merger Agreement (the “Written Consent”) (which was satisfied on February 13, 2025 upon the delivery of the Written Consent by Joseph F. Basile, III and The Basile Family Irrevocable Trust); (ii) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) CFIUS Approval is obtained; (iv) FDI Approvals are obtained; (v) the NSIA Condition is satisfied; (vi) obtaining other applicable regulatory approvals in Israel and abroad; (vi) the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the Transactions; (vii) the effectiveness of Newco’s registration statement on Form S-4 to be prepared and filed with the Securities and Exchange Commission, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness; (viii) the registration, and the authorization for listing on the Nasdaq, of Newco Common Stock; (ix) the mailing of the information statement contemplated by Rule 14c-2 of the Exchange Act by the Company to its stockholders, and the lapse of at least 20 calendar days from the date of completion of such mailing; (x) Xtend obtaining approval of the Transactions from its shareholders; (xi) delivery by each of the Company and Xtend to the other party duly executed counterparts of the applicable ancillary agreements required to be delivered at the Closing; (xii) the Company must have a balance of cash immediately prior to the Closing of at least $110,000,000 (the “Minimum Cash Condition”) and (xiii) customary conditions regarding the accuracy of the representations and warranties and material compliance by the parties with their respective obligations under the Merger Agreement. The consummation of the Transactions is not subject to a financing condition. However, the Company must satisfy the Minimum Cash Condition, which is expected to be satisfied by the exercise of certain of the Company’s outstanding warrants.

Termination

The Merger Agreement includes customary termination provisions for both the Company and Xtend, whereby the parties may terminate the Merger Agreement (i) by mutual written consent; (ii) following a permanent legal prohibition on consummating the Transactions, (iii) if the Effective Time has not occurred on or before August 13, 2026, subject to an extension of three (3) months if certain regulatory approvals have not been obtained (as may be so extended, the “End Date”), provided that there shall be no more than two extensions, and (iv) following a breach by the other party of certain representations and warranties or covenants, subject to cure rights. Additionally, pursuant to the terms of the Merger Agreement, the Company may terminate if Xtend fails to obtain the Xtend Approval or if the board of directors of Xtend has taken any action that, among other things, adversely affects its recommendation that Xtend Shareholders adopt the Merger Agreement.

If the Company or Xtend terminates the Merger Agreement because the Transactions have not closed prior to the End Date or after the board of directors of the Company has taken certain actions set forth in the Merger Agreement that, among other things, adversely affects its recommendation that the Company’s stockholders adopt the Merger Agreement, the Company will be required to pay to Xtend a termination fee of $15.0 million. If the Company fails to satisfy the Minimum Cash Condition, the purchase amount of the Xtend SAFE Investment (as defined below) shall be reduced by $25.0 million. In the event, the reduction of the purchase amount of the Xtend SAFE Investment occurs, the Company Termination Fee is not payable. If Xtend terminates the Merger Agreement prior to the End Date, subject to certain conditions, Xtend shall pay to the Company a fee of $15.0 million (the “Termination Fee”). Such amount is to be paid, at Xtend’s sole election by (i) wire transfer of immediately available funds to an account designated in writing by the Company or (ii) issuing preferred shares to the Company (A) with an aggregate value equal to $15.0 million with such preferred shares valued at a value equal to the Deemed Value (as defined in the Merger Agreement) and (B) on terms consistent with the terms of the most recent issuance preferred shares of Xtend.

The Company’s Conduct During the Interim Period

During the period from the date of the Merger Agreement and the date of the Closing (the “Interim Period”), the Company has agreed not to take certain action that are not in the ordinary course of its business and are set forth in Merger Agreement. Such restrictions include but are not limited to restrictions on amending or waiving provisions of its organizational documents, making changes to its capital structure or engaging in transaction that effect its share capital, hiring or firing employees that are above the level of vice-president, making capital expenditures, acquiring or disposing material assets, settling claims, incurring debt, making loans or advances or increasing compensation of any director, officer, employer or contractor of the Company.

The foregoing description of the Merger Agreement and related documents does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement and related documents, which are attached hereto as Exhibit 2.1 and are incorporated herein by reference. The Merger Agreement and related documents have been attached to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about the Company, Xtend, their respective subsidiaries or any of the other parties to the Merger Agreement or any related documents. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure letters provided by the parties in connection with the signing of the Merger Agreement. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the parties rather than establishing matters as facts and were made only as of the date of the Merger Agreement (or such other date or dates as may be specified in the Merger Agreement). Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about Xtend or any of the parties to the Merger Agreement.

Ancillary Agreements

Company Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of the Company (collectively, the “Company Supporting Stockholders”) entered into Company Support Agreements (the “Company Support Agreements”) with Xtend. The Company Support Agreements provide, among other things, the obligation of the Company Supporting Stockholders to approve the transactions contemplated by the Merger Agreement, subject to certain terms and conditions. The Company Support Agreements also provide for certain restrictions on transfer of Newco Common Stock by the Company Supporting Stockholders for a period of 180 days after the Closing.

The foregoing description of the Company Support Agreements does not purport to be complete and is qualified in its entirety by reference to, the full text of the Company Support Agreements, which are attached hereto as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

Xtend Shareholder Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, certain shareholders of Xtend (collectively, the “Xtend Supporting Shareholders”) entered into the Xtend Support Agreement (the “Xtend Support Agreement”) with the Company. The Xtend Support Agreement provides, among other things, the obligation of the Xtend Supporting Shareholders to approve the transactions contemplated by the Merger Agreement, subject to certain terms and conditions. The Xtend Support Agreement also provides for certain restrictions on transfer of shares of Newco Common Stock by the Xtend Supporting Shareholders for 180 days after the Closing.

The foregoing description of the Xtend Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Xtend Support Agreement, a form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Simple Agreement for Future Equity to the Company

Pursuant to the Merger Agreement, the Company was obligated to enter into a simple agreement for future equity with Xtend (the “Xtend SAFE Agreement”) in a private placement in an aggregate amount of $30.22 million, consisting of proceeds from the previously disclosed Private Placement and additional funds (such investment in the aggregate, the “Xtend SAFE Investment”).

The foregoing description of the Xtend SAFE Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Xtend SAFE Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2026, the Company entered into an indemnification agreement with Joseph F. Basile, III (the “Indemnification Agreement”) that will become effective upon the Closing, pursuant to which the Company may be required, among other things, to indemnify Mr. Basile for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of or relating to Company obligations under certain contractual agreements or commitments as set forth on Schedule A to the Indemnification Agreement (the “Contracts”) whereby Mr. Basile has directly or indirectly guaranteed or indemnified their parties against, or agreed to pay or perform or otherwise assume liability for, certain obligations under the Contracts.

The foregoing summary of the Indemnification Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Item 8.01. Other Events

Private Placement

As previously announced, on February 13, 2026, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain institutional accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 802,000 shares of the Company’s common stock, par value $0.0001 per share (the “Placement Shares”) at a price of $12.50 per share (the “Private Placement”). The Private Placement closed on February 18, 2026 and the Company received aggregate gross proceeds of approximately $10.0 million, before deducting placement agent fees and offering expenses, and received aggregate net proceeds from the Private Placement of approximately $9.2 million, after deducting placement agent fees and offering expenses. Dominari Securities LLC acted as placement agent for the Private Placement.

The foregoing description of the Securities Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreements, the form of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 13, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger Sub 2, Inc. and Xtend Reality Expansion Ltd.*

10.1	Support Agreement, dated as of February 13, 2026, by and between XTEND Reality Expansion Ltd. and American Ventures LLC, Series XIV JFB.

10.2	Support Agreement, dated as of February 13, 2026, by and among XTEND Reality Expansion Ltd., Joseph F. Basile III and The Basile Family Irrevocable Trust.

10.3	Form of Xtend Support Agreement.

10.4	Simple Agreement for Future Equity, dated as of February 13, 2026, by and between JFB Construction Holdings and Xtend Reality Expansion Ltd.

10.5	Indemnification Agreement, dated as of February 13, 2026, by and between JFB Construction Holdings and Joseph F. Basile, III.*

10.6	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, File No. 001-42538, filed February 17, 2026).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules, annexes and exhibits to the U.S. Securities and Exchange Commission upon request.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains, and oral statements made from time to time by our representatives may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the potential transaction between Xtend Reality Expansion Ltd. (“Xtend”) and JFB Construction Holdings (“JFB”), including statements regarding the expected impacts and benefits of the potential transaction, timing of the transaction closing, and strategic initiatives for Xtend AI Robotics, Inc. (“NewCo”) following the closing. All statements other than statements of historical facts contained in this communication may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “outlook”, “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Xtend’s and JFB’s management have based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the transaction may not be consummated; there may be difficulties with the integration and in realizing the expected benefits of the transaction; Xtend and JFB may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the transaction may result in the diversion of management’s time and attention to issues relating to the transaction and integration; expected synergies and operating efficiencies attributable to the transaction may not be achieved within its expected time-frames or at all; there may be significant transaction costs and integration costs in connection with the transaction; the possibility that JFB will not have sufficient cash at close to satisfy the minimum cash condition; unfavorable outcome of legal proceedings that may be instituted against JFB and Xtend following the announcement of the transaction; risks inherent to the business may result in additional strategic and operational risks, which may impact Xtend’s, NewCo’s and JFB’s risk profiles, which each company may not be able to mitigate effectively; JFB’s ability to complete construction projects or other transactions on schedule and budget; changes in weather and occurrence of natural disasters and pandemics; recent imposition of tariffs by governments on construction materials, such as steel, aluminum and lumber; disruptions in supply chains; increase in the cost of labor and construction materials; JFB’s ability to maintain safe work sites; Xtend’s dependence on a limited number of defense and governmental security customers for a substantial portion of its business; significant delays or reductions in appropriations, Xtend’s programs and certain government fundings and programs more broadly, including as a result of a prolonged continuing resolution and/or government shutdown, and/or related to the global security environment or other global events; increased competition within JFB’s and Xtend’s markets and bid protests; changes in procurement and other U.S. and foreign laws, including changes through executive orders, contract terms and practices applicable to our industry, findings by certain applicable governments as to our compliance with such requirements, more aggressive enforcement of such requirements and changes in Xtend’s customers’ business practices globally; the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which Xtend participates, including the impact on Xtend’s reputation and its ability to do business; cyber and other security threats or disruptions faced by Xtend and JFB, its customers or its suppliers and other partners, and changes in related regulations; and Xtend’s ability to innovate, develop new products and technologies, progress and benefit from digital transformation and maintain technologies to meet the needs of Xtend’s customers. In addition, a number of important factors could cause JFB’s, Xtend’s or NewCo’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors that will be discussed in the section entitled “Risk Factors” in the registration statement on Form S-4 to be filed by JFB and NewCo, as any such factors may be updated from time to time in other filings with the Securities and Exchange Commission (the “SEC”), including without limitation Xtend’s investor relations site at https://www.xtend.me/newsroom and JFB’s investor relations site at https://investors.jfbconstruction.net/. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither Xtend nor JFB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information for Investors and Stockholders

This communication is for informational purposes only and is not intended to, and does not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the transaction, NewCo and JFB will file a registration statement on Form S-4, which will include an information statement of JFB and a preliminary prospectus of NewCo. After the registration statement is declared effective, JFB will mail to its stockholders a definitive information statement that will form part of the registration statement. This communication is not a substitute for the information statement/prospectus or registration statement or for any other document that JFB may file with the SEC and send to its stockholders in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF XTEND AND JFB ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS OR REGISTRATION STATEMENT AND ANY OTHER DOCUMENT THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the information statement/prospectus (when available) and other documents filed with the SEC by JFB through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by JFB will be available free of charge on JFB’s website at https://investors.jfbconstruction.net/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: February 18, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex R

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices) (Zip Code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Merger Agreement

On March 21, 2026, JFB Construction Holdings (the “Company” or “JFB”), Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), and Xtend Reality Expansion Ltd., a company organized under the laws of the State of Israel (“Xtend”), entered into an Amendment (the “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Newco, Merger Sub 2, and Xtend, pursuant to which (i) an Israeli shell company formed by Newco prior to the closing of the transactions contemplated by the Merger Agreement under the laws of the State of Israel as a direct, wholly-owned subsidiary of Newco will merge with and into Xtend (the “Xtend Merger”) with Xtend surviving as a direct, wholly-owned subsidiary of Newco and (ii) immediately after the Xtend Merger, Merger Sub 2 will merge with and into the Company (the “Company Merger” and together with the Xtend Merger, the “Mergers”) with the Company surviving as a direct, wholly-owned subsidiary of Newco (the transactions described in the foregoing, collectively, the “Transactions”).

The Amendment amends the Merger Agreement, Annex B of the Merger Agreement (the “Company Shareholder Support Agreement”), and Annex D-2 of the Merger Agreement to take into account the effect of the Forward Split (as defined below) and to correct certain provisions regarding purchase price adjustments and the share price threshold applicable to the trading restrictions in the Company Shareholder Support Agreement.

The Amendment also provides that the general meeting of the shareholders of Xtend for the purpose of voting upon the approval of the Merger Agreement and the applicable Transactions will be held in no event later than ten business days following the effectiveness of the registration statement on Form S-4 to register the Newco common stock to be issued pursuant to the Mergers with the U.S. Securities and Exchange Commission (the “SEC”).

Except as modified by the Amendment, the terms of the Merger Agreement in the form filed by the Company as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 13, 2026 with the SEC is unchanged.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

On March 10, 2026, the Company announced that the Board of Directors of the Company has approved a forward stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 2-for-1 (the “Forward Split”). On March 20, 2026, a Certificate of Change (the “Certificate”) was filed with the Secretary of State of the State of Nevada with an effective date of March 25, 2026 (the “Effective Date”). Subsequently, a Certificate of Correction was filed on March 23, 2026, to change the Effective Date to 12:01 a.m. on March 24, 2026 to facilitate the distribution of the Common Stock on March 25, 2026. The Common Stock will begin trading on a split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) at market open on March 25, 2026.

Effects of the Forward Split

Symbol; CUSIP Number.

In connection with the Forward Split, the trading symbol for the Company, “JFB”, and the CUSIP number for the Common Stock will each remain unchanged.

Split Adjustment.

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Forward Split multiplied by two. The Company intends to treat stockholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Forward Split for their beneficial holders holding shares of the Company’s Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Forward Split.

Also on the Effective Date, all options of the Company outstanding immediately prior to the Forward Split will be adjusted by multiplying the number of shares of Common Stock into which the options are exercisable by two and dividing the exercise price thereof by two, all in accordance with the terms of the plans, agreements or arrangements governing such options and subject to rounding down to the nearest whole share.

Certificated and Non-Certificated Shares.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Forward Split will automatically be reflected in their brokerage accounts.

The Company’s transfer agent and registrar, ClearTrust, LLC, can be contacted at (813) 235-4490 or Inbox@ClearTrustTransfer.com or:

ClearTrust LLC

16540 Pointe Village Dr, Suite 210

Lutz, FL 33558

Nevada State Filing.

The Company has filed the Certificate with the Nevada Secretary of State in compliance with Nevada Revised Statutes (“NRS”) Section 78.209. The Forward Split will take effect on the designated Effective Date. Under Nevada law, no amendment to the Company’s Articles of Incorporation was required in connection with the Forward Split. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

No Stockholder Approval Required.

Under Nevada law, because the Forward Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. Pursuant to NRS Section 78.207, the Company may effect the Forward Split without stockholder approval if (i) both the number of authorized shares of the Common Stock and the number of issued and outstanding shares of the Common Stock are proportionally increased as a result of the Forward Split; (ii) the Forward Split does not adversely affect any other class of stock of the Company; and (iii) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Forward Split. As described herein, the Forward Split complies with such requirements.

Capitalization.

Prior to the Forward Split, the Company was authorized to issue 190.0 million shares of Common Stock. As a result of the Forward Split, the Company will be authorized to issue 380.0 million shares of Common Stock. As of March 10, 2026, there were 7,014,090 shares of Common Stock outstanding. As a result of the Forward Split, there will be 14,028,180 shares of Common Stock outstanding. The Forward Split will not have any effect on the stated par value of the Common Stock. The Forward Split does not affect the Company’s authorized preferred stock. After the Forward Split, the Company’s authorized preferred stock of 10,000,000 shares will remain unchanged.

The Forward Split is separate from and does not impact the terms of the previously announced business combination between the Company and Xtend. The merger remains subject to customary closing conditions and regulatory approvals and is expected to close during the middle of 2026. Upon closing, the combined company will be renamed Xtend AI Robotics, Inc. and trade on Nasdaq under the ticker symbol “XTND.”

Immediately after the Forward Split, each stockholder’s percentage ownership interest in the Company and proportional voting power remains unchanged. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Forward Split.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03. A copy of the Certificate is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 21, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger Sub 2, Inc. and Xtend Reality Expansion Ltd.*

3.1	Certificate of Change for JFB Construction Holdings.

3.2	Certificate of Correction for JFB Construction Holdings

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules, annexes and exhibits to the SEC upon request.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains, and oral statements made from time to time by our representatives may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the timing and expected impacts of the forward-split, the potential Transactions between Xtend and JFB, including statements regarding the expected impacts and benefits of the potential Transactions, timing of the closing of the Transactions, and strategic initiatives for NewCo following the closing. All statements other than statements of historical facts contained in this communication may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “outlook”, “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Xtend’s and JFB’s management have based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the Transactions may not be consummated; there may be difficulties with the integration and in realizing the expected benefits of the Transactions; Xtend and JFB may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the Transactions may result in the diversion of management’s time and attention to issues relating to the Transactions and integration; expected synergies and operating efficiencies attributable to the Transactions may not be achieved within its expected time-frames or at all; there may be significant transaction costs and integration costs in connection with the Transactions; the possibility that JFB will not have sufficient cash at close to satisfy the minimum cash condition; unfavorable outcome of legal proceedings that may be instituted against JFB and Xtend following the announcement of the Transactions; risks inherent to the business may result in additional strategic and operational risks, which may impact Xtend’s, NewCo’s and JFB’s risk profiles, which each company may not be able to mitigate effectively; JFB’s ability to complete construction projects or other transactions on schedule and budget; changes in weather and occurrence of natural disasters and pandemics; recent imposition of tariffs by governments on construction materials, such as steel, aluminum and lumber; disruptions in supply chains; increase in the cost of labor and construction materials; JFB’s ability to maintain safe work sites; Xtend’s dependence on a limited number of defense and governmental security customers for a substantial portion of its business; significant delays or reductions in appropriations, Xtend’s programs and certain government fundings and programs more broadly, including as a result of a prolonged continuing resolution and/or government shutdown, and/or related to the global security environment or other global events; increased competition within JFB’s and Xtend’s markets and bid protests; changes in procurement and other U.S. and foreign laws, including changes through executive orders, contract terms and practices applicable to our industry, findings by certain applicable governments as to our compliance with such requirements, more aggressive enforcement of such requirements and changes in Xtend’s customers’ business practices globally; the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which Xtend participates, including the impact on Xtend’s reputation and its ability to do business; cyber and other security threats or disruptions faced by Xtend and JFB, its customers or its suppliers and other partners, and changes in related regulations; and Xtend’s ability to innovate, develop new products and technologies, progress and benefit from digital transformation and maintain technologies to meet the needs of Xtend’s customers. In addition, a number of important factors could cause JFB’s, Xtend’s or NewCo’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors that will be discussed in the section entitled “Risk Factors” in the registration statement on Form S-4 to be filed by JFB and NewCo, as any such factors may be updated from time to time in other filings with the SEC, including without limitation Xtend’s investor relations site at https://www.xtend.me/newsroom and JFB’s investor relations site at https://investors.jfbconstruction.net/. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither Xtend nor JFB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information for Investors and Stockholders

This communication is for informational purposes only and is not intended to, and does not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the Transactions, NewCo and JFB will file a registration statement on Form S-4, which will include an information statement of JFB and a preliminary prospectus of NewCo. After the registration statement is declared effective, JFB will mail to its stockholders a definitive information statement that will form part of the registration statement. This communication is not a substitute for the information statement/prospectus or registration statement or for any other document that JFB may file with the SEC and send to its stockholders in connection with the Transactions. INVESTORS AND SECURITY HOLDERS OF XTEND AND JFB ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS OR REGISTRATION STATEMENT AND ANY OTHER DOCUMENT THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the information statement/prospectus (when available) and other documents filed with the SEC by JFB through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by JFB will be available free of charge on JFB’s website at https://investors.jfbconstruction.net/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: March 24, 2026	By:	/s/ Joseph F. Basile III
Joseph F. Basile III
Chief Executive Officer

Annex S

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices, including zip code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2026, JFB Construction Holdings (the “Company”), upon recommendation of the Compensation Committee of the Board of Directors (the “Board”) and approval of the Board, authorized the award of a transaction achievement bonus to Ruben Calderon, the Company’s Chief Financial Officer, in the amount of 100,000 shares of the Company’s common stock, par value $0.0001 (the “Award Shares”), to be granted under the Company’s 2024 equity incentive plan, granted in connection with the Company’s entry into that certain Agreement and Plan of Merger, dated as of February 13, 2026 with XTEND Reality Expansion Ltd. and certain other parties thereto. The Award Shares were issued on April 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: May 4, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex T

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices, including zip code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On May 11, 2026, JFB Construction Holdings, Inc. (the “Company”) issued a press release announcing 115% revenue growth in the first quarter of 2026 compared to the first quarter of 2025, and providing an update regarding the Company’s proposed business combination with Xtend Reality Expansion Ltd. (“Xtend”), valued at approximately $1.5 billion. The Company has filed a Registration Statement on Form S-4 in connection with the transaction. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index
Exhibit Number	Description

99.1	Press Release of JFB Construction Holdings, Inc., dated May 11, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

This communication is for informational purposes only and is not intended to, and does not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the transaction, NewCo and JFB will file a registration statement on Form S-4, which will include an information statement of JFB and a preliminary prospectus of NewCo. After the registration statement is declared effective, JFB will mail to its stockholders a definitive information statement that will form part of the registration statement. This communication is not a substitute for the information statement/prospectus or registration statement or for any other document that JFB may file with the SEC and send to its stockholders in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF XTEND AND JFB ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS OR REGISTRATION STATEMENT AND ANY OTHER DOCUMENT THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the information statement/prospectus (when available) and other documents filed with the SEC by JFB through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by JFB will be available free of charge on JFB’s website at https://investors.jfbconstruction.net/.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains, and oral statements made from time to time by our representatives may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the expected size of the U.S. defense budgets for tactical strike and defense programs, the impact of Xtend receiving U.S. Army Fuze Safety Board for its high-voltage safety and arming system for FPV attack drones, the potential transaction between Xtend Reality Expansion Ltd. (“Xtend”) and JFB Construction Holdings (“JFB”), including statements regarding the expected impacts and benefits of the potential transaction, timing of the transaction closing, and strategic initiatives for Xtend AI Robotics, Inc. (“NewCo”) following the closing. All statements other than statements of historical facts contained in this communication may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “outlook”, “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Xtend’s and JFB’s management have based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the transaction may not be consummated; there may be difficulties with the integration and in realizing the expected benefits of the transaction; Xtend and JFB may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the transaction may result in the diversion of management’s time and attention to issues relating to the transaction and integration; expected synergies and operating efficiencies attributable to the transaction may not be achieved within its expected time-frames or at all; there may be significant transaction costs and integration costs in connection with the transaction; the possibility that JFB will not have sufficient cash at close to satisfy the minimum cash condition; unfavorable outcome of legal proceedings that may be instituted against JFB and Xtend following the announcement of the transaction; risks inherent to the business may result in additional strategic and operational risks, which may impact Xtend’s, NewCo’s and JFB’s risk profiles, which each company may not be able to mitigate effectively; JFB’s ability to complete construction projects or other transactions on schedule and budget; changes in weather and occurrence of natural disasters and pandemics; recent imposition of tariffs by governments on construction materials, such as steel, aluminum and lumber; disruptions in supply chains; increase in the cost of labor and construction materials; JFB’s ability to maintain safe work sites; Xtend’s dependence on a limited number of defense and governmental security customers for a substantial portion of its business; significant delays or reductions in appropriations, Xtend’s programs and certain government fundings and programs more broadly, including as a result of a prolonged continuing resolution and/or government shutdown, and/or related to the global security environment or other global events; increased competition within JFB’s and Xtend’s markets and bid protests; changes in procurement and other U.S. and foreign laws, including changes through executive orders, contract terms and practices applicable to our industry, findings by certain applicable governments as to our compliance with such requirements, more aggressive enforcement of such requirements and changes in Xtend’s customers’ business practices globally; the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which Xtend participates, including the impact on Xtend’s reputation and its ability to do business; cyber and other security threats or disruptions faced by Xtend and JFB, its customers or its suppliers and other partners, and changes in related regulations; and Xtend’s ability to innovate, develop new products and technologies, progress and benefit from digital transformation and maintain technologies to meet the needs of Xtend’s customers. In addition, a number of important factors could cause JFB’s, Xtend’s or NewCo’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors that will be discussed in the section entitled “Risk Factors” in the registration statement on Form S-4 to be filed by JFB and NewCo, as any such factors may be updated from time to time in other filings with the Securities and Exchange Commission (the “SEC”), including without limitation Xtend’s investor relations site at https://www.xtend.me/newsroom and JFB’s investor relations site at https://investors.jfbconstruction.net/. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither Xtend nor JFB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: May 11, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

Annex U

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2026

JFB CONSTRUCTION HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	001-42538	99-2549040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 S. Dixie Highway, Suite B

Lantana, FL 33462

(Address of principal executive offices) (Zip Code)

561-582-9840

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	JFB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 18, 2026, the board of directors (the “Board”) of JFB Construction Holdings (the “Company”) adopted, by unanimous written consent, the Second Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective as of such date. The Bylaws enhance and clarify certain procedural mechanisms related to stockholder actions by removing language restricting the Company from accepting actions taken by written consent of the stockholders.

The foregoing description of the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The information set forth in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.07.

Item 8.01. Other Events.

As previously disclosed, on February 13, 2026, JFB Construction Holdings (the “Company”) entered into an Agreement and Plan of Merger (as amended on March 21, 2026, the “Merger Agreement”) with Xtend AI Robotics, Inc., a Delaware corporation (“Newco”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub 2”), and XTEND Reality Expansion Ltd. (“Xtend”).

The transactions contemplated by the Merger Agreement are expected to close in the middle of 2026, subject to the satisfaction or waiver of certain customary conditions, including, among others, the affirmative vote of holders with a majority of the voting power of the Company’s common stock in favor of adopting the Merger Agreement (the “Written Consent”).

On May 19, 2026, this condition was satisfied upon the delivery of the Written Consent by Joseph F. Basile, III and The Basile Family Irrevocable Trust.

The foregoing description of the Merger Agreement and related documents does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement and related documents, which are attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 18, 2026 and Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 24, 2026 and are each incorporated herein by reference. The Merger Agreement and related documents have been attached to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about the Company, Xtend, their respective subsidiaries or any of the other parties to the Merger Agreement or any related documents. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure letters provided by the parties in connection with the signing of the Merger Agreement. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the parties rather than establishing matters as facts and were made only as of the date of the Merger Agreement (or such other date or dates as may be specified in the Merger Agreement). Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about Xtend or any of the parties to the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of the Company dated May 18, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Cautionary Statement Regarding Forward-Looking Statements

This communication contains, and oral statements made from time to time by our representatives may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the potential transaction between Xtend Reality Expansion Ltd. (“Xtend”) and JFB Construction Holdings (“JFB”), including statements regarding the expected impacts and benefits of the potential transaction, timing of the transaction closing, and strategic initiatives for Xtend AI Robotics, Inc. (“NewCo”) following the closing. All statements other than statements of historical facts contained in this communication may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “outlook”, “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. Xtend’s and JFB’s management have based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: the transaction may not be consummated; there may be difficulties with the integration and in realizing the expected benefits of the transaction; Xtend and JFB may need to use resources that are needed in other parts of its business to do so; there may be liabilities that are not known, probable or estimable at this time; the transaction may result in the diversion of management’s time and attention to issues relating to the transaction and integration; expected synergies and operating efficiencies attributable to the transaction may not be achieved within its expected time-frames or at all; there may be significant transaction costs and integration costs in connection with the transaction; the possibility that JFB will not have sufficient cash at close to satisfy the minimum cash condition; unfavorable outcome of legal proceedings that may be instituted against JFB and Xtend following the announcement of the transaction; risks inherent to the business may result in additional strategic and operational risks, which may impact Xtend’s, NewCo’s and JFB’s risk profiles, which each company may not be able to mitigate effectively; JFB’s ability to complete construction projects or other transactions on schedule and budget; changes in weather and occurrence of natural disasters and pandemics; recent imposition of tariffs by governments on construction materials, such as steel, aluminum and lumber; disruptions in supply chains; increase in the cost of labor and construction materials; JFB’s ability to maintain safe work sites; Xtend’s dependence on a limited number of defense and governmental security customers for a substantial portion of its business; significant delays or reductions in appropriations, Xtend’s programs and certain government fundings and programs more broadly, including as a result of a prolonged continuing resolution and/or government shutdown, and/or related to the global security environment or other global events; increased competition within JFB’s and Xtend’s markets and bid protests; changes in procurement and other U.S. and foreign laws, including changes through executive orders, contract terms and practices applicable to our industry, findings by certain applicable governments as to our compliance with such requirements, more aggressive enforcement of such requirements and changes in Xtend’s customers’ business practices globally; the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which Xtend participates, including the impact on Xtend’s reputation and its ability to do business; cyber and other security threats or disruptions faced by Xtend and JFB, its customers or its suppliers and other partners, and changes in related regulations; and Xtend’s ability to innovate, develop new products and technologies, progress and benefit from digital transformation and maintain technologies to meet the needs of Xtend’s customers. In addition, a number of important factors could cause JFB’s, Xtend’s or NewCo’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors that will be discussed in the section entitled “Risk Factors” in the registration statement on Form S-4 (Registration No. 333-295380), as filed by Newco with the Securities and Exchange Commission (the “SEC”) on April 28, 2026 (the “Registration Statement”), as any such factors may be updated from time to time in other filings with the SEC, including without limitation Xtend’s investor relations site at https://www.xtend.me/newsroom and JFB’s investor relations site at https://investors.jfbconstruction.net/. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither Xtend nor JFB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information for Investors and Stockholders

This communication is for informational purposes only and is not intended to, and does not, constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the transaction, NewCo has filed a Registration Statement, which includes an information statement of JFB and a preliminary prospectus of NewCo. After the registration statement is declared effective, JFB will mail to its stockholders a definitive information statement that will form part of the registration statement. This communication is not a substitute for the information statement/prospectus or registration statement or for any other document that JFB may file with the SEC and send to its stockholders in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF XTEND AND JFB ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS OR REGISTRATION STATEMENT AND ANY OTHER DOCUMENT THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the information statement/prospectus (when available) and other documents filed with the SEC by JFB through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by JFB will be available free of charge on JFB’s website at https://investors.jfbconstruction.net/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JFB CONSTRUCTION HOLDINGS

Date: May 19, 2026	By:	/s/ Joseph F. Basile, III
Joseph F. Basile, III
Chief Executive Officer

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The discussion below summarizes the material indemnification provisions of the New PubCo charter and New PubCo bylaws and Sections 102(b)(7) and 145 of the DGCL.

Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 11 of the New PubCo bylaws provides for indemnification and expense advancement of each person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding (as defined therein) because:

•	the person is or was a director or executive officer of New PubCo; or

•

while serving as a director or executive officer of New PubCo, is or was serving at the request of New PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer.

Section 11 of the New PubCo bylaws expressly provides that it is not the exclusive method of indemnification.

Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

Section 11 of the New PubCo bylaws provides that New PubCo may purchase insurance on behalf of any person required or permitted to be indemnified.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and the New PubCo charter and the New PubCo bylaws.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated February 13, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger Sub 2, Inc., and Xtend Reality Expansion Ltd. (included as Annex A-1 to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

2.2+	Amendment No. 1 to Agreement and Plan of Merger, dated March 21, 2026, by and among JFB Construction Holdings, Xtend AI Robotics, Inc., XT Merger Sub 2, Inc., and Xtend Reality Expansion Ltd. (included as Annex A-2 to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

3.1**	Certificate of Incorporation of Xtend AI Robotics, Inc.

3.2	Form of Amended and Restated Certificate of Incorporation of New PubCo to be adopted upon completion of the mergers (included as Annex B to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

3.3**	Bylaws of Xtend AI Robotics, Inc.

3.4	Form of Amended and Restated Bylaws of New PubCo to be adopted upon completion of the mergers (included as Annex C to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

3.5	Amended and Restated Articles of Incorporation of JFB Construction Holdings (incorporated by reference to Exhibit 3.1 on JFB Construction Holdings’ Amendment No. 1 to the Registration Statement on Form S-1 (File No. 377-07340).

3.6	Second Amended and Restated Bylaws of JFB Construction Holdings (incorporated by reference to Exhibit 3.1 on JFB Construction Holdings’ Current Report on Form 8-K (File No. 001-42538).

4.1	Form of New PubCo Pre-Funded Warrant (included as Annex I to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

5.1*	Opinion of Paul Hastings LLP as to the validity of the securities being registered.

8.1	Opinion of Paul Hastings LLP as to certain tax matters.

10.1	Support Agreement, dated as of February 13, 2026, by and between XTEND Reality Expansion Ltd. and American Ventures LLC, Series XIV JFB (included as Annex D to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.2	Support Agreement, dated as of February 13, 2026, by and among XTEND Reality Expansion Ltd., Joseph F. Basile III and The Basile Family Irrevocable Trust (included as Annex E to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.3	Form of Xtend Support Agreement (included as Annex F to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.4	Simple Agreement for Future Equity, dated as of February 13, 2026, by and between JFB Construction Holdings and Xtend Reality Expansion Ltd. (incorporated by reference to Exhibit 10.4 of JFB Construction Holdings’ Current Report on Form 8-K, filed February 18, 2026 (File No. 001-42538)).

Exhibit No.	Description

10.5	Indemnification Agreement, dated as of February 13, 2026, by and between JFB Construction Holdings and Joseph F. Basile III. (incorporated by reference to Exhibit 10.5 of JFB Construction Holdings’ Current Report on Form 8-K, filed February 18, 2026 (File No. 001-42538)).

10.6	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of JFB Construction Holdings’ Current Report on Form 8-K, filed February 17, 2026 (File No. 001-42538)).

10.7#	Form of New PubCo 2026 Equity Incentive Plan (included as Annex G to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.8#	Form of New PubCo 2026 Employee Stock Purchase Plan (included as Annex H to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.9#**	2026 Equity Incentive Plan Form of Stock Option Agreement.

10.10#**	2026 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement.

10.11#	Form of Employment Agreement, by and between Xtend Reality Expansion Ltd. and Aviv Shapira.

10.12#	Form of Employment Agreement, by and between Xtend Reality Expansion Ltd. and Tal Horesh.

10.13#	Form of Employment Agreement, by and between Xtend Reality Expansion Ltd. and Reuven Liani.

10.14#	Form of Employment Agreement, by and between Xtend Reality Expansion Ltd. and Amir Ofri.

10.15#	Form of Employment Agreement, by and between Xtend Reality Expansion Ltd. and Matteo Shapira.

10.16#	Form of Employment Agreement, by and between Xtend Reality Expansion Ltd. and Mor Swiel.

10.17#	Form of Officer Indemnification Agreement.

10.18#	Form of Director Indemnification Agreement.

21.1**	List of Subsidiaries of New PubCo.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Xtend.

23.2	Consent of M&K CPAS, PLLC, independent registered public accounting firm of JFB.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of Atlas Aerospace SIA.

23.4*	Consent of Paul Hastings LLP (included as part of Exhibit 5.1).

23.5	Consent of Paul Hastings LLP (included as part of Exhibit 8.1).

24.1**	Power of Attorney of Directors and Officers of New PubCo (included on the signature page to the initial filing of this registration statement).

99.1	Consent of Marshall & Stevens Transaction Advisory Services LLC.

99.2**	Fairness Opinion of Marshall & Stevens Transaction Advisory Services LLC (attached as Annex J to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

99.3**	Consent of Reuven Liani to be named as director.

99.4**	Consent of Peter Kash to be named as director.

99.5**	Consent of Austin Miller to be named as director.

99.6**	Consent of Erez Simha to be named as director.

Exhibit No.	Description

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107**	Calculation of Filing Fee Tables.

*	To be filed by amendment.
**	Previously filed.
#	Indicates a management contract or compensatory plan.
+	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. New PubCo to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 16, 2026.

XTEND AI ROBOTICS, INC.

By:	/s/ Aviv Shapira
Name: Aviv Shapira
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, on June 16, 2026:

Signature	Title

/s/ Aviv Shapira	Aviv Shapira
(Director and Chief Executive Officer (principal executive officer))

/s/ Tal Horesh	Tal Horesh
(Chief Financial Officer (principal financial and accounting officer))